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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 8, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BYLINE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	36-3012593 (I.R.S. Employer Identification Number)

180 North LaSalle Street, Suite 300
Chicago, Illinois
(773) 244-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Alberto J. Paracchini
President and Chief Executive Officer
Byline Bancorp, Inc.
180 North LaSalle Street, Suite 300
Chicago, Illinois 60601
(773) 244-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel C. McKay, II, Esq. Jennifer Durham King, Esq. Vedder Price P.C. 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601 Telephone: (312) 609-7500	Edward D. Herlihy, Esq. Brandon C. Price, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(3)

Common Stock, par value $0.01 per share	7,372,894(1)	N/A	$77,534,432(2)	$9,654

(1)
The estimated maximum number of shares of Byline Bancorp, Inc. ("Byline") common stock to be issuable upon completion of the merger described herein and pursuant to the terms of the Agreement and Plan of Merger, dated as of November 27, 2017 (the "merger agreement"), by and among Byline, Wildcat Acquisition Corporation, a wholly owned subsidiary of Byline, and First Evanston Bancorp, Inc. ("First Evanston").

(2)
The proposed maximum aggregate offering price of Byline's common stock was calculated based upon the market value of shares of First Evanston common stock (the securities to be cancelled in the merger) in accordance with Rule 457(f) under the Securities Act as follows: (i) the product of (x) $57.52, the book value of the shares of First Evanston common stock computed as of December 31, 2017, and (y) 1,817,358, the estimated maximum number of shares of First Evanston common stock that may be exchanged in the merger, including shares reserved for issuance pursuant to outstanding stock options, minus (ii) $27.0 million, the estimated aggregate amount of cash that is to be payable in respect of such shares in connection with the merger.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2018

PROXY STATEMENT	PROSPECTUS

Merger Proposal—Your Vote Is Important

           On November 27, 2017, Byline Bancorp, Inc. (which we refer to as "Byline"), First Evanston Bancorp, Inc. (which we refer to as "First Evanston"), and Wildcat Acquisition Corporation, a wholly owned subsidiary of Byline (which we refer to as "Merger Sub"), entered into an Agreement and Plan of Merger (which we refer to as the "merger agreement"), pursuant to which Byline has agreed to acquire First Evanston. Pursuant to the merger agreement, Merger Sub will be merged with and into First Evanston, with First Evanston as the surviving corporation and wholly owned subsidiary of Byline (which we refer is as the "merger"). Immediately following the merger, First Evanston will be merged with and into Byline, with Byline as the surviving corporation (which we refer to as the "parent merger"), and immediately following the parent merger, First Bank & Trust, an Illinois state-chartered bank and wholly owned subsidiary of First Evanston, will merge with and into Byline Bank, an Illinois state-chartered bank and wholly owned subsidiary of Byline, with Byline Bank as the surviving bank (which we refer to as the "bank merger").

           In the merger, Byline will pay an aggregate of $27.0 million in cash and issue 3.994 shares of its common stock for each share of First Evanston's common stock issued and outstanding immediately prior to the effective time of the merger (herein referred to as the "merger consideration"). Based on [    •    ] shares of First Evanston common stock outstanding as of [    •    ], the latest practicable date before the date of this joint proxy statement/prospectus, each share of First Evanston common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by First Evanston, Byline, Merger Sub or shares held by shareholders that have asserted dissenters' rights in accordance with the Business Corporation Act of 1983 of the State of Illinois), will be converted into the right to receive $[    •    ] in cash and 3.994 shares of Byline common stock (which we refer to as the "exchange ratio"), as described in this joint proxy statement/prospectus, and with cash paid in lieu of fractional shares. First Evanston stock options will be assumed and converted automatically into options to purchase Byline common stock as of the effective time of the merger.

           Byline's common stock currently trades on the NYSE under the symbol "BY." First Evanston common stock is privately held and not traded in any public market. The shares of Byline common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will trade on the NYSE at closing.

           Based on the closing price of Byline's common stock as reported on the NYSE of $19.73 as of November 24, 2017, the trading day immediately preceding the public announcement of the merger, the implied value of the merger consideration that a First Evanston shareholder would be entitled to receive for each share of First Evanston common stock owned would be $94.46, with an aggregate transaction value of approximately $169.0 million based on the fully diluted number of shares of First Evanston common stock outstanding as of November 24, 2017. Based on the closing price of Byline common stock as reported on the NYSE of $[    •    ] as of [    •    ], 2018, the latest practicable date before the date of this joint proxy statement/prospectus, the implied value of the merger consideration for each share of First Evanston common stock would be $[    •    ].We urge you to obtain current stock price quotations for Byline common stock.

           Among other termination rights described in this joint proxy statement/prospectus, First Evanston is entitled to terminate the merger agreement if both of the following conditions are satisfied on the date that all regulatory approvals have been obtained: (i) the volume-weighted average closing price of a share of Byline's common stock on the NYSE for the twenty (20) preceding consecutive trading days is less than $15.85 and (ii) the number obtained by dividing the volume-weighted average closing price of a share of Byline's common stock on the NYSE for the twenty (20) consecutive trading days by $19.82 shall be less than the number obtained by (A) dividing (x) the average of the daily closing value of the KBW Nasdaq Regional Banking Index for the twenty (20) preceding consecutive trading days by (y) $107.16 and (B) subtracting 0.20.

           Upon closing of the merger, the former shareholders of First Evanston are expected to own approximately [    •    ]% of Byline's outstanding common stock, based on the number of shares of Byline common stock and First Evanston common stock outstanding as of [    •    ].

           We cannot complete the merger unless we obtain the necessary governmental and regulatory approvals and approvals from the common stockholders of both Byline and First Evanston as described herein. Accordingly, each of Byline and First Evanston are asking their respective stockholders to vote on these matters at the respective special meetings of stockholders, the details of which are set forth below.

For stockholders of Byline, the special meeting will be held on [•], 2018, at [•], local time at [•]	For shareholders of First Evanston, the special meeting will be held on [•], 2018, at [•], local time at [•]

           This joint proxy statement/prospectus contains a more complete description of the merger agreement and the special meetings. You should read this entire joint proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read the information under the section entitled "Risk Factors" beginning on page 41. You may also obtain information about Byline from documents that it has filed with the Securities and Exchange Commission (which we refer to as the "SEC").

           The board of directors of Byline unanimously recommends that Byline's stockholders vote "FOR" approval of the issuance of shares of Byline common stock in connection with the merger and "FOR" the Byline adjournment proposal described herein. The board of directors of First Evanston unanimously recommends that First Evanston's shareholders vote "FOR" adoption of the merger agreement and the transactions contemplated therein, and "FOR" the approval of the First Evanston adjournment proposal described herein.

        YOUR VOTE IS IMPORTANT.    Whether or not you plan to attend your company's meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at your company's special meeting.

Thank you for your cooperation and continued support.

Sincerely,

Alberto J. Paracchini President and Chief Executive Officer Byline Bancorp, Inc.	Robert R. Yohanan Managing Director and Chief Executive Officer First Evanston Bancorp, Inc.

           Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

           This joint proxy statement/prospectus is dated [    •    ], 2018, and is first being mailed to Byline's stockholders and First Evanston's shareholders on or about [    •    ], 2018.

Notice of Special Meeting of Stockholders

Date:    [    •    ], 2018

Time:    [    •    ], local time

Place:    [    •    ]

Dear Fellow Stockholders:

        NOTICE IS HEREBY GIVEN that Byline Bancorp, Inc. (which we refer to as "Byline") will hold a special meeting of stockholders on [    •    ], 2018, at [    •    ], local time, at [    •    ]. The purpose of the meeting is to consider and vote on the following matters:

  •
  a proposal to approve the issuance of shares of Byline common stock in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of November 27, 2017, by and among Byline, Wildcat Acquisition Corporation, a wholly owned subsidiary of Byline, and First Evanston Bancorp, Inc., a copy of which is attached as Annex A hereto, (which we refer to as the "Byline share issuance proposal"); and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to approve the Byline share issuance proposal (which we refer to as the "Byline adjournment proposal").

        Holders of record of Byline common stock at the close of business on [    •    ], 2018 are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. A majority of the outstanding shares of Byline's common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the Byline special meeting. Approval of the Byline share issuance proposal and the Byline adjournment proposal will each require the affirmative vote of the holders of a majority of the shares of Byline's common stock, present in person or represented by proxy at the special meeting and entitled to vote thereon.

        The board of directors of Byline unanimously recommends that you vote "FOR" approval of the Byline share issuance proposal and "FOR" approval of the Byline adjournment proposal.

        Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by telephone or over the internet or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. Please review the instructions for each of your voting options described in this joint proxy statement/prospectus. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the internet. Submitting a proxy will ensure that your shares are represented at the meeting.

By Order of the Board of Directors,
Alberto J. Paracchini President and Chief Executive Officer

Chicago, Illinois
[    •    ], 2018

Notice of Special Meeting of Shareholders

Date: [    •    ], 2018

Time: [    •    ], local time

Place: [    •    ]

Dear Fellow Shareholders:

        NOTICE IS HEREBY GIVEN that First Evanston Bancorp, Inc. (which we refer to as "First Evanston") will hold a special meeting of shareholders on [    •    ], 2018, at [    •    ], local time, at [    •    ] (which we refer to as the "First Evanston special meeting"). The purpose of the meeting is to consider and vote on the following matters:

  •
  a proposal to adopt the Agreement and Plan of Merger, dated as of November 27, 2017, by and among First Evanston, Byline Bancorp, Inc. (which we refer to as "Byline") and Wildcat Acquisition Corporation, a wholly owned subsidiary of Byline, a copy of which is attached as Annex A hereto, as such agreement may be amended from time to time (which we refer to as the "merger agreement"), and to approve the merger and the transactions contemplated thereby (which we refer to as the "merger proposal"); and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to adopt the merger agreement (which we refer to as the "First Evanston adjournment proposal").

        Shareholders of record of First Evanston common stock at the close of business on [    •    ], 2018 are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. A majority of the shares of First Evanston's common stock outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum for the First Evanston special meeting. Adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Evanston common stock entitled to vote thereon. Approval of the First Evanston adjournment proposal requires the affirmative vote of the holders of a majority of the shares of First Evanston common stock present in person or represented by proxy at the First Evanston special meeting and entitled to vote thereon.

        The First Evanston board of directors has unanimously approved the merger agreement and the merger, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of First Evanston and its shareholders, and unanimously recommends that you vote "FOR" adoption of the merger agreement and approval of the merger and the transactions contemplated thereby, and "FOR" approval of the First Evanston adjournment proposal.

        Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by telephone or over the internet or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. Please review the instructions for each of your voting options described in this joint proxy statement/prospectus. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the internet. Submitting a proxy will ensure that your shares are represented at the meeting.

        You will be sent a letter of transmittal separately on a later date. Please do not send in your stock certificates at this time.

        Under Illinois law, if the merger is completed, First Evanston shareholders of record who do not vote to adopt the merger agreement, and otherwise comply with the applicable provisions of Illinois law pertaining to objecting shareholders set forth in this joint proxy statement/prospectus, will be entitled to exercise dissenters' rights and obtain payment in cash for the fair value of their shares of First Evanston common stock. A copy of the sections of the Business Corporation Act of the State of Illinois pertaining to objecting shareholders' dissenters' rights is included as Annex E to this joint proxy statement/prospectus.

By Order of the Board of Directors, Robert R. Yohanan Managing Director and Chief Executive Officer

Evanston, Illinois
[    •    ], 2018

REFERENCES TO ADDITIONAL INFORMATION

        No information regarding Byline or First Evanston has been incorporated by reference into this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Byline, free of charge, from the SEC's website at http://www.sec.gov. You may also request copies of these documents free of charge, by written or oral request by contacting Byline at the following address:

Byline Bancorp, Inc.
Corporate Secretary
180 North LaSalle Street, Suite 300
Chicago, Illinois 60601
(773) 475-2979

        The section of this joint proxy statement/prospectus entitled "Where You Can Find More Information" has additional information about obtaining copies of documents that Byline has filed with the SEC.

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your special meeting. This means that First Evanston shareholders requesting documents must do so by [    •    ], 2018, to receive them before the special meeting of shareholders of First Evanston (which we refer to as the "First Evanston special meeting") and that Byline stockholders requesting documents must do so by [    •    ], 2018, to receive them before the special meeting of stockholders of Byline (which we refer to as the "Byline special meeting").

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Byline (File No. 333-[    •    ]), constitutes a prospectus of Byline under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of common stock, par value $0.01 per share, of Byline (which we refer to as "Byline common stock") to be issued pursuant to the Agreement and Plan of Merger, dated as of November 27, 2017, by and among Byline, Merger Sub and First Evanston. This document also constitutes a proxy statement of each of Byline and First Evanston. It also includes notices with respect to the Byline special meeting and the First Evanston special meeting. These proxy materials are furnished in connection with proxy solicitations being conducted by the board of directors of Byline and the board of directors of First Evanston.

        Except where the context otherwise indicates, Byline has supplied all information contained in this joint proxy statement/prospectus relating to Byline, and First Evanston has supplied all information contained in this joint proxy statement/prospectus relating to First Evanston.

        First Evanston does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.

        You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated [    •    ], 2018, and, unless otherwise indicated, you should assume that the information in this document is accurate only as of such date.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement, the Byline special meeting and the First Evanston special meeting. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to this document. See "Where You Can Find More Information."

Q:
What is the proposed transaction?

A:
Byline Bancorp, Inc. (which we refer to as "Byline"), First Evanston Bancorp, Inc. (which we refer to as "First Evanston"), and Wildcat Acquisition Corporation, a wholly owned subsidiary of Byline (which we refer to as "Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of November 27, 2017 (which we refer to as the "merger agreement"), that provides for the merger of Merger Sub with and into First Evanston, with First Evanston as the surviving corporation (which we refer to as the "merger"). Immediately following the merger, First Evanston will merge with and into Byline, with Byline as the surviving corporation (which we refer to as the "parent merger") and immediately following the parent merger, First Bank & Trust, First Evanston's wholly owned bank subsidiary (which we refer to as "First Bank & Trust"), will merge with and into Byline Bank, Byline's wholly owned bank subsidiary, with Byline Bank as the surviving bank (which we refer to as the "bank merger"). At such time, First Bank & Trust's banking offices will become banking offices of Byline Bank. The above described mergers are anticipated to be completed during the first half of 2018, subject to the satisfaction or waiver of the conditions included in the merger agreement, a copy of which is attached hereto as Annex A, which are described in this joint proxy statement/prospectus.

Q:
What will First Evanston's shareholders be entitled to receive in the merger?

A:
If the merger is completed, at the effective time of the merger (which we refer to as the "effective time"), each share of First Evanston common stock (other than shares owned by First Evanston, Byline or Merger Sub and any dissenting shares) will be converted into the right to receive a mix of cash and shares of Byline common stock. Specifically, each share of First Evanston common stock will be converted into the right to receive (i) 3.994 shares of Byline common stock (which we refer to as the "exchange ratio") and (ii) cash in an amount equal to $27.0 million divided by the total number of First Evanston shares of common stock outstanding immediately prior to the effective time (which cash amount we refer to as the "cash consideration"), with cash in lieu of fractional shares of Byline common stock. Based on [    •    ] shares of First Evanston common stock outstanding as of [    •    ], 2018, the latest practicable date before the date of this joint proxy statement/prospectus, the cash consideration per share of First Evanston common stock would be equal to $[    •    ]. Based on the closing price of Byline's common stock as reported on the New York Stock Exchange (the "NYSE") of $19.73 as of November 24, 2017, the trading day immediately preceding the public announcement of the merger, the implied value of the merger consideration that a First Evanston shareholder would be entitled to receive for each share of First Evanston common stock owned would be $94.46, with an aggregate transaction value of approximately $169.0 million based on the fully diluted number of shares of First Evanston common stock outstanding as of November 24, 2017. Based on the closing price of Byline common stock as reported on the NYSE of $[    •    ] as of [    •    ], 2018, the latest practicable date before the date of this joint proxy statement/prospectus, the implied value of the merger consideration for each share of First Evanston common stock would be $[    •    ]. We urge you to obtain current stock price quotations for Byline common stock. In addition, no fractional shares of Byline common stock will be issued in the merger. In lieu of issuing any fractional shares, Byline will pay to each holder of First Evanston common stock who would otherwise be entitled to a fractional share of Byline common stock an amount in cash (without interest and rounded to the nearest cent) determined by multiplying such fraction of a share of Byline common stock by the volume-weighted average price of Byline's common stock for the five (5) business days ending on the business day immediately prior to the date on which the merger is consummated (which we refer to as the "closing date").

  Shares held by First Evanston shareholders who elect to exercise their dissenters' rights (which we refer to as "dissenting shares") will not be converted into the applicable merger consideration.

  See "Description of the Merger Agreement—Merger Consideration" for more detailed information about the merger consideration.

Q:
Will the exchange ratio adjust based on the trading price of Byline's common stock prior to closing?

A:
No, the exchange ratio is fixed and will not increase or decrease solely due to changes in the trading price of Byline's common stock prior to the closing of the merger. However, the merger agreement includes what is commonly referred to as a "double-trigger termination provision," which permits First Evanston to terminate the merger agreement if both of the following conditions are satisfied on the date that all regulatory approvals with respect to the merger have been obtained (and any applicable statutory waiting periods have expired) (the "determination date"): (i) the volume-weighted average closing price of a share of Byline's common stock on the NYSE for the twenty (20) consecutive trading days ending on and including the determination date (the "Final Byline Market Value") is less than $15.85 and (ii) the number obtained by dividing the Final Byline Market Value by $19.82 is less than the number obtained by (A) dividing (x) the average of the daily closing value of the KBW Nasdaq Regional Banking Index for the twenty (20) consecutive trading days immediately preceding the determination date by (y) $107.16 and (B) subtracting 0.20.

Q:
Is the merger consideration subject to adjustment?

A:
If Byline changes (or the board of directors of Byline sets a related record date that will occur before the effective time for a change in) the number or kind of shares of Byline common stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or other similar transactions, the merger consideration will be adjusted appropriately and proportionately to give holders of capital stock of First Evanston the same economic effect as contemplated by the merger agreement prior to such event.

Q:
What is the value of the per share merger consideration?

A:
The per share value of the merger consideration will fluctuate as the market price of Byline's common stock fluctuates before the completion of the merger. This price will not be known at the time of the First Evanston special meeting and, at the effective time, the price may be more or less than the current price of Byline's common stock or the price of Byline's common stock at the time of the special meeting. Based on [    •    ] shares of First Evanston common stock outstanding as of November 24, 2017, and the closing price of Byline's common stock as reported on the NYSE of $19.73 as of November 24, 2017, the trading day immediately preceding the public announcement of the merger, the implied value of the merger consideration that a First Evanston shareholder would be entitled to receive for each share of First Evanston common stock owned would be $94.46. Based on the closing price of Byline common stock as reported on the NYSE of $[    •    ] as of [    •    ], 2018, the latest practicable date before the date of this joint proxy statement/prospectus, the implied value of the merger consideration for each share of First Evanston

  common stock would be $[    •    ]. We urge you to obtain current market quotations for shares of Byline common stock.

Q:
How will stock options of First Evanston be treated as a result of the merger?

A:
Pursuant to the merger agreement, at the effective time of the merger, each outstanding and unexercised stock option of First Evanston, whether vested or unvested, will cease to represent a right to acquire shares of First Evanston common stock and will be assumed and converted automatically into an option to purchase the number of shares of Byline common stock equal to the product obtained by multiplying (i) the number of shares of First Evanston common stock subject to the First Evanston stock option immediately prior to the effective time of the merger, by (ii) the sum of (A) 3.994 shares of Byline common stock and (B) the quotient obtained by dividing (a) the cash consideration by (b) the volume weighted average price of one share of Byline common stock as reported on the NYSE for the five business days ending on the business day immediately prior to the closing date of the merger (such sum in clause (ii), the "equity award exchange ratio"), rounded down to the nearest whole number of shares of Byline common stock. The per share exercise price of each such converted option will be equal to the quotient obtained by dividing (i) the per share exercise price of the corresponding First Evanston stock option by (ii) the equity award exchange ratio, rounded up to the nearest whole cent. If the service of an optionholder is terminated following the effective time of the merger, the optionholder will be provided at least 30 days post-termination to exercise the option (or, in the case of a non-employee director, until the tenth anniversary of the grant date of the corresponding First Evanston stock option).

Q:
How will restricted stock awards of First Evanston be treated as a result of the merger?

A:
Pursuant to the merger agreement, at the effective time, each share of First Evanston common stock that is subject to a restricted stock award made prior to November 27, 2017, will fully vest and convert into the right to receive the per share merger consideration in the same manner as other outstanding shares of First Evanston common stock generally.

Q:
What will Byline's stockholders receive in the merger?

A:
Byline stockholders will not receive any merger consideration and will continue to hold the shares of Byline common stock that they currently hold. Following the merger, shares of Byline common stock will continue to be traded on the NYSE under the symbol "BY."

Q:
Why do First Evanston and Byline want to engage in the merger?

A:
First Evanston believes that the merger will provide First Evanston shareholders with substantial benefits, and Byline believes that the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see "The Merger—First Evanston's reasons for the merger and recommendation of the board of directors" and "The Merger—Byline's reasons for the merger and recommendation of the board of directors."

Q:
In addition to approving the Byline share issuance, what else are Byline's stockholders being asked to vote on?

A:
In addition to the Byline share issuance proposal, Byline is soliciting proxies from holders of its common stock with respect to a proposal to approve one or more adjournments of the Byline special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to approve the Byline share issuance proposal (which we refer to as the "Byline adjournment proposal"). Completion of the merger is not conditioned upon approval of the Byline adjournment proposal.

Q:
What does the Byline board of directors recommend?

A:
Byline's board of directors has determined that the merger agreement and the transactions contemplated therein, including the issuance of Byline common stock in connection with the merger, are in the best interests of Byline and its stockholders. Byline's board of directors unanimously recommends that you vote "FOR" the approval of the Byline share issuance proposal and "FOR" the approval of the Byline adjournment proposal. To review Byline's reasons for the merger in more detail, see "The Merger—Byline's reasons for the merger and recommendation of the board of directors."

Q:
What vote is required to approve each proposal at the Byline special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Approval of the Byline share issuance proposal and the Byline adjournment proposal will each require the affirmative vote of the holders of a majority of the shares of Byline common stock, present in person or represented by proxy at the Byline special meeting and entitled to vote thereon. If you mark "ABSTAIN" on your proxy card, it will have the same effect as a vote against the Byline share issuance proposal and the Byline adjournment proposal. If you fail to submit a proxy card or vote in person at the Byline special meeting or fail to instruct your bank or broker how to vote with respect to the Byline share issuance proposal or the Byline adjournment proposal, it will have no effect on the proposals. Pursuant to Byline's bylaws, broker non-votes will not be counted as shares entitled to vote on the Byline share issuance proposal or the Byline adjournment proposal.

Q:
What are First Evanston's shareholders being asked to vote on?

A:
First Evanston is soliciting proxies from holders of its common stock with respect to a proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the merger (which we refer to as the "merger proposal").

  In addition to the adoption of the merger agreement and approval of the merger proposal, First Evanston is soliciting proxies from holders of its common stock with respect to a proposal to approve one or more adjournments of the First Evanston special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to adopt the merger agreement (which we refer to as the "First Evanston adjournment proposal"). Completion of the merger is not conditioned upon approval of the First Evanston adjournment proposal.

Q:
What does the First Evanston board of directors recommend?

A:
First Evanston's board of directors has determined that the merger agreement and the transactions contemplated therein are advisable to, fair to and in the best interests of First Evanston and its shareholders. First Evanston's board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement and the approval of the merger proposal, and "FOR" the approval of the First Evanston adjournment proposal. To review First Evanston's reasons for the merger in more detail, see "The Merger—First Evanston's reasons for the merger and recommendation of the board of directors."

Q:
Do any of First Evanston's executive officers or directors have interests in the merger that may differ from those of the First Evanston's shareholders?

A:
The interests of some of the directors and executive officers of First Evanston may be different from those of First Evanston's shareholders, and directors and officers of First Evanston may be participants in arrangements that are different from, or are in addition to, those of First Evanston shareholders. The members of First Evanston's board of directors knew about these additional interests and considered them, among other matters, when making its decision to approve the merger agreement and the transactions contemplated thereby, and in recommending that First Evanston's shareholders vote in favor of adopting the merger agreement. See "The Merger—Interests of certain persons in the merger."

Q:
What vote is required to approve each proposal at the First Evanston special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Adoption of the merger agreement and approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Evanston common stock entitled to vote. If you mark "ABSTAIN" on your proxy card, or if you fail to submit a proxy card or vote in person at the First Evanston special meeting or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote against the merger proposal.

  Approval of the First Evanston adjournment proposal requires the affirmative vote of the holders of the majority of the shares of First Evanston common stock present in person or represented by proxy at the First Evanston special meeting and entitled to vote thereon. If you mark "ABSTAIN" on your proxy card, it will have the same effect as a vote against the First Evanston adjournment proposal. If you fail to submit a proxy card or vote in person at the First Evanston special meeting or fail to instruct your bank or broker how to vote with respect to the First Evanston adjournment proposal, it will have no effect on the proposal.

  Brokers may generally vote on routine matters, such as the ratification of an independent registered public accounting firm, but cannot vote on non-routine matters, such as the adoption of a merger agreement or the First Evanston adjournment proposal, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on a matter on which your broker does not have discretionary authority to vote, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a "broker non-vote" and may affect the outcome of the merger proposal. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker, bank or other fiduciary gives you concerning its procedures. This ensures that your shares will be represented and voted at the meeting.

Q:
Why is my vote important?

A:
The merger cannot be completed unless the merger agreement is adopted by First Evanston's shareholders and the Byline share issuance proposal is approved by Byline's stockholders. If you are a First Evanston shareholder and you fail to submit a proxy or vote in person at the First Evanston special meeting, or vote to abstain, or you do not provide your broker, bank or other fiduciary with voting instructions, as applicable, this will have the same effect as a vote against the adoption of the merger agreement. If you are a Byline stockholder and you fail to submit a proxy or vote in person at the Byline special meeting, or you do not provide your broker, bank or other fiduciary with voting instructions, as applicable, it may prevent Byline from obtaining a quorum and require Byline to adjourn the Byline special meeting to solicit additional proxies. The boards of directors of Byline and First Evanston both unanimously recommend that their respective shareholders vote for "FOR" the proposals described in this joint proxy statement/prospectus and set forth on their respective proxy cards.

Q:
What do I need to do now? How do I vote?

A:
If you are a Byline stockholder, you may vote at the Byline special meeting if you owned shares of Byline common stock of record at the close of business on the record date for the special meeting, [    •    ], 2018. If you are a First Evanston shareholder, you may vote at the First Evanston special meeting if you owned shares of First Evanston common stock of record at the close of business on the record date for the special meeting, [    •    ], 2018. Please review the instructions for each of your voting options described on your proxy card. After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please vote or submit your proxy to vote by a method described on your proxy card. This will enable your shares to be represented at your company's special meeting. You may still attend and vote in person at your company's special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.

Q:
If my shares of common stock are held in "street name" by my broker, bank or other fiduciary, will my broker, bank or other fiduciary automatically vote my shares for me?

A:
No. Your broker, bank or other fiduciary cannot vote your shares without instructions from you. If your shares are held in "street name" through a broker, bank or other fiduciary, you must provide the record holder of your shares with instructions on how to vote the shares.

  Please follow the voting instructions provided by the broker, bank or other fiduciary. You may not vote shares held in street name by returning a proxy card directly to Byline or First Evanston, or by voting in person at the Byline special meeting or the First Evanston special meeting, unless you provide a "legal proxy," which you must obtain from your broker, bank or other fiduciary. Further, brokers, banks or other fiduciaries who hold shares of Byline common stock or First Evanston common stock on behalf of their customers may not give a proxy to Byline or First Evanston to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other fiduciaries do not have discretionary voting power on these matters. Failure to instruct your broker, bank or other fiduciary how to vote will have the same effect as a vote against the merger proposal and the First Evanston adjournment proposal for First Evanston shareholders.

Q:
How will my proxy be voted?

A:
If you properly submit your proxy to vote by a method described on your proxy card, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted "FOR" approval of each of the proposals set forth on your proxy card.

Q:
Can I revoke my proxy and change my vote?

A:
You may change your vote or revoke your proxy prior to the special meeting by filing with the corporate secretary of First Evanston or Byline, as appropriate, a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by attending the applicable special meeting and voting in person.

Q:
Are there risks I should consider in deciding to vote on the approval of the merger agreement?

A:
Yes, in evaluating the merger agreement and the transactions contemplated therein, you should read this joint proxy statement/prospectus carefully, including the risks discussed in the section titled "Risk Factors."

Q:
What if I oppose the merger? Do I have dissenters' rights?

A:
First Evanston shareholders may assert dissenters' rights (which we refer to as "dissenters' rights") in connection with the merger and, upon complying with the requirements of the Business Corporation Act of the State of Illinois (which we refer to as the "IBCA"), receive cash in the amount of the "fair value" of their shares of First Evanston stock instead of the merger consideration. This "fair value" could be the same or more than the merger consideration but could also be less. See "The Merger—First Evanston shareholder dissenters' rights." A copy of the applicable sections of the IBCA is attached as Annex E to this document. Byline stockholders are not entitled to dissenters' rights with respect to the proposed merger.

Q:
What are the material U.S. federal income tax consequences of the merger to U.S. holders of First Evanston common stock?

A:
The merger and the merger of First Evanston with and into Byline immediately thereafter (which together with the merger we refer to as the "integrated merger") are intended to constitute a single integrated transaction that will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), and it is a condition to Byline's and First Evanston's obligations to complete the merger that each of them receives a legal opinion from its tax counsel to that effect. However, neither First Evanston nor Byline has requested or received a ruling from the Internal Revenue Service that the integrated merger will qualify as a reorganization. A U.S. holder of First Evanston common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Byline common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of First Evanston common stock surrendered) and (ii) the amount of cash received pursuant to the merger. Further, a First Evanston common stockholder generally will recognize gain or loss with respect to cash received instead of fractional shares of Byline common stock that the First Evanston common stockholder would otherwise be entitled to receive.

  The U.S. federal income tax consequences described above may not apply to all holders of First Evanston common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult with your tax advisor for the specific tax consequences of the integrated merger to you. See "Material U.S. Federal Income Tax Consequences of the Integrated Merger."

Q:
When and where are the special meetings?

A:
The Byline special meeting will take place on [    •    ], 2018, at [    •    ] local time, at [    •    ]. The First Evanston special meeting will take place on [    •    ], 2018, at [    •    ] local time, at [    •    ].

Q:
Who may attend the Byline special meeting?

A:
Only Byline stockholders on the record date, which is [    •    ], 2018, may attend the Byline special meeting. If you are a stockholder of record, you will need to present the proxy card that you received or another proof of identification to be admitted into the meeting. If you are a beneficial holder and your shares are held in the name of your broker (or in what is usually referred to as "street name"), you will need to present a "legal proxy" from your broker and a proof of identification to be admitted into the meeting.

Q:
Who may attend the First Evanston special meeting?

A:
Only First Evanston shareholders on the record date, which is [    •    ], 2018, may attend the First Evanston special meeting. If you are a shareholder of record, you will need to present the proxy card that you received or another proof of identification to be admitted into the meeting. If you are a beneficial holder and your shares are held in the name of your broker (or in what is usually referred to as "street name"), you will need to present a "legal proxy" from your broker and a proof of identification to be admitted into the meeting.

Q:
Should I send in my First Evanston stock certificates now?

A:
No. American Stock Transfer & Trust Company, LLC (which we refer to as the "exchange agent") plans to mail a letter of transmittal following the closing of the merger. After you receive the letter of transmittal, you should complete it and, if you hold First Evanston stock certificates, return them with your completed form to submit them for exchange for the merger consideration. Please send the letter of transmittal and your First Evanston stock certificates, if any, to the exchange agent in the envelope provided with the letter of transmittal. Do not send your stock certificates with your proxy card.

Q:
Whom may I contact if I cannot locate my First Evanston stock certificate(s)?

A:
If you are unable to locate your original First Evanston stock certificate(s), you should follow the instructions regarding lost or stolen stock certificates set forth in the letter of transmittal that will be mailed to you following the closing of the merger.

Q:
What should I do if I hold my shares of First Evanston common stock in book-entry form?

A:
You should follow the instructions set forth in the letter of transmittal that will be mailed to you following the closing of the merger with respect to shares of First Evanston common stock held in book-entry form.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of First Evanston and/or Byline common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of First Evanston common stock or Byline common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both First Evanston common stock and Byline common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of First Evanston common stock and/or Byline common stock that you own.

Q:
When is the merger expected to be completed?

A:
We will try to complete the merger as soon as reasonably possible. Before that can happen, the merger agreement must be adopted and the merger proposal approved by shareholders of First Evanston, the Byline share issuance proposal must be approved by stockholders of Byline, and we must obtain the necessary regulatory approvals, among other things. Assuming First Evanston's shareholders vote to adopt the merger agreement and approve the merger proposal, Byline's stockholders vote to approve the Byline share issuance proposal, and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing set forth in the merger agreement, we expect to complete the merger during the first half of 2018. See "Description of the Merger Agreement—Conditions to completion of the merger."

Q:
Is completion of the merger subject to any conditions besides First Evanston shareholder and Byline stockholder approvals?

A:
Yes. The transaction must receive the required regulatory approvals and there are certain other closing conditions that must be satisfied.

  See "Description of the Merger Agreement—Conditions to completion of the merger."

Q:
What happens if the merger is not completed?

A:
Neither First Evanston nor Byline can assure you of when or if the merger will be completed. If the merger is not completed, First Evanston shareholders will not receive the merger consideration for their shares and will continue to be shareholders of First Evanston. Each of First Evanston and Byline will remain independent companies. Under certain circumstances, First Evanston may be required to pay Byline a fee with respect to the termination of the merger agreement, as described under "Description of the Merger Agreement—Termination fee."

Q:
Who can answer my other questions?

A:
If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy form, or need help voting your shares of common stock you should contact:

For Byline stockholders:	Byline Corporate Secretary acasanueva@bylinebank.com (773) 475-2979
For First Evanston shareholders:	D.F. King, First Evanston's proxy solicitor firstevanston@dfking.com Banks and Brokers Call: (212) 269-5550 All Others Call: (800) 499-8541

  If you are a First Evanston shareholder and you have any questions about the letter of transmittal once you receive it after closing, you should contact the exchange agent at:

    American Stock Transfer & Trust Company, LLC
    Operation Center
    Attn: Reorganization Department
    6201 15th Avenue
    Brooklyn, New York 11219
    Phone: 877-248-6417 or 718-921-8317

Q:
Who bears the cost of soliciting proxies?

A:
Byline and First Evanston will bear the cost of soliciting their respective proxies. In addition to solicitations by mail, officers, directors or employees of Byline and First Evanston or their respective subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. Byline and First Evanston may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to Byline stockholders and First Evanston shareholders. In addition, First Evanston has also made arrangements with D.F. King & Co., Inc. to assist it in soliciting proxies and has agreed to pay D.F. King & Co., Inc. a fee of $10,000, plus the reimbursement of certain expenses, for these services.

SUMMARY

        This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire joint proxy statement/prospectus carefully, including the documents and appendices referred to herein and attached hereto. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

The Companies

Byline Bancorp, Inc.
180 North LaSalle Street, Suite 300
Chicago, IL 60601
Telephone: (773) 244-7000

        Byline Bancorp, Inc. ("Byline"), a Delaware corporation, is a bank holding company headquartered in Chicago, Illinois. Byline completed its initial public offering ("IPO") on June 30, 2017. Byline's banking subsidiary, Byline Bank, an Illinois state-chartered bank, has been a part of the Chicago banking community for over 100 years and operates the fourth largest branch network in the City of Chicago with 55 branches in the Chicago metropolitan area. Byline Bank offers a broad range of banking products and services to small and medium sized businesses, commercial real estate and financial sponsors, and to consumers who generally live or work near its branches. In addition to its core commercial banking business, Byline Bank provides small ticket equipment leasing solutions through Byline Financial Group, a wholly owned subsidiary of Byline Bank, and was the eighth most active originator of Small Business Administration ("SBA") loans in the United States and the most active SBA lender in Illinois and Wisconsin as reported by the SBA for the year ended September 30, 2017. As of September 30, 2017, Byline had consolidated total assets of $3.3 billion, total gross loans and leases of $2.2 billion, total deposits of $2.5 billion and total stockholders' equity of $459.5 million.

        Byline common stock is traded on the New York Stock Exchange (the "NYSE") under the ticker symbol "BY."

Wildcat Acquisition Corporation
180 North LaSalle Street, Suite 300
Chicago, IL 60601
Telephone: (773) 244-7000

        Wildcat Acquisition Corporation is a wholly owned subsidiary of Byline and was formed solely for the purpose of completing the merger. Wildcat Acquisition Corporation has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

First Evanston Bancorp, Inc.
820 Church Street
Evanston, IL 60201
Telephone: (847) 733-7400

        First Evanston Bancorp, Inc. ("First Evanston"), the parent company of First Bank & Trust, is headquartered in Evanston, Illinois. First Evanston had total assets of $1.1 billion, total gross loans of $893.5 million and total deposits of $993.7 million as of September 30, 2017. Serving its communities for over 20 years, First Evanston offers commercial, retail, mortgage banking and wealth management services. First Evanston has 10 locations mostly along Chicago's North Shore suburbs, including three locations in Evanston, Illinois.

  The merger and the merger agreement (See page [    •    ])

        Byline's acquisition of First Evanston is governed by the merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, Merger Sub will merge with and into First Evanston, with First Evanston as the surviving company and a wholly owned subsidiary of Byline. Immediately following the merger First Evanston will merge with and into Byline, with Byline as the surviving corporation, pursuant to the parent merger, and immediately following the parent merger, First Bank & Trust will merge with and into Byline Bank, with Byline Bank as the surviving bank, pursuant to the bank merger. At such time, First Bank & Trust's banking offices will become banking offices of Byline Bank.

        A copy of the merger agreement is included as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

  What First Evanston's shareholders will receive as consideration in the merger (See page [    •    ])

        If the merger is completed, each share of First Evanston common stock issued and outstanding immediately prior to the effective time of the merger (other than shares beneficially owned by Byline or held in First Evanston's treasury and any dissenting shares), will be converted into the right to receive both (i) 3.994 shares of Byline common stock and (ii) a cash payment in the amount equal to the quotient obtained by dividing (a) $27.0 million by (b) the number of shares of First Evanston common stock issued and outstanding immediately prior to the effective time of the merger, with cash paid in lieu of any fractional shares. Based on [    •    ] shares of First Evanston common stock outstanding as of [    •    ], 2018, the latest practicable date before the date of this joint proxy statement/prospectus, and the closing price of Byline's common stock as reported on the NYSE of $19.73 as of November 24, 2017, the trading day immediately preceding the public announcement of the merger, the implied value of the merger consideration that a First Evanston shareholder would be entitled to receive for each share of First Evanston common stock owned would be $94.46. Based on the closing price of Byline common stock as reported on the NYSE of $[    •    ] as of [    •    ], 2018, the latest practicable date before the date of this joint proxy statement/prospectus, the implied value of the merger consideration for each share of First Evanston common stock would be $[    •    ].

        In addition, no fractional shares of Byline common stock will be issued in the merger. In lieu of issuing any fractional shares, Byline will pay to each holder of First Evanston common stock who would otherwise be entitled to a fractional share of Byline common stock an amount in cash (without interest and rounded to the nearest cent) determined by multiplying such fraction of a share of Byline common stock by the volume-weighted average price of Byline's common stock for the five (5) business days ending on the business day immediately prior to the closing date.

        Shares held by First Evanston's shareholders who elect to exercise their dissenters' rights (which we refer to as "dissenting shares") will not be converted into the applicable merger consideration.

  Potential adjustment of merger consideration (See page [    •    ])

        The merger consideration is subject to potential adjustment if Byline changes (or the board of directors of Byline sets a related record date that will occur before the effective time for a change in) the number or kind of shares of Byline common stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or other similar transactions, the consideration will be adjusted appropriately and proportionately to give holders of capital stock of First Evanston the same economic effect as contemplated by the merger agreement prior to such event. See "Description of the Merger Agreement—Merger consideration."

  Treatment of First Evanston stock options and restricted stock awards (See page [    •    ])

        Pursuant to the merger agreement, at the effective time of the merger, each outstanding and unexercised stock option of First Evanston, whether vested or unvested, will cease to represent a right to acquire shares of First Evanston common stock and will be assumed and converted automatically into an option to purchase the number of shares of Byline common stock equal to the product obtained by multiplying (i) the number of shares of First Evanston common stock subject to the First Evanston stock option immediately prior to the effective time of the merger, by (ii) the sum of (A) 3.994 shares of Byline common stock and (B) the quotient obtained by dividing (a) the cash consideration by (b) the volume weighted average price of one share of Byline common stock as reported on the NYSE for the five business days ending on the business day immediately prior to the closing date of the merger (such sum in clause (ii), the "equity award exchange ratio"), rounded down to the nearest whole number of shares of Byline common stock. The per share exercise price of each such converted option will be equal to the quotient obtained by dividing (i) the per share exercise price of the corresponding First Evanston stock option by (ii) the equity award exchange ratio, rounded up to the nearest whole cent. If the service of an optionholder is terminated following the effective time of the merger, the optionholder will be provided at least 30 days post-termination to exercise the option (or, in the case of a non-employee director, until the tenth anniversary of the grant date of the corresponding First Evanston stock option).

        Pursuant to the merger agreement, at the effective time of the merger, each share of First Evanston common stock that is subject to a restricted stock award made prior to November 27, 2017, will fully vest and convert into the right to receive the per share merger consideration in the same manner as outstanding shares of First Evanston common stock generally.

  Material U.S. federal income tax consequences of the integrated merger (See page [    •    ])

        The merger and the merger of First Evanston with and into Byline immediately thereafter (which together with the merger we refer to as the "integrated merger") are intended to constitute a single integrated transaction that will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and it is a condition to Byline's and First Evanston's obligations to complete the merger that each of them receives a legal opinion from its tax counsel to that effect. However, neither First Evanston nor Byline has requested or received a ruling from the Internal Revenue Service that the integrated merger will qualify as a reorganization. A U.S. holder of First Evanston common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Byline common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of First Evanston common stock surrendered) and (ii) the amount of cash received pursuant to the merger. Further, a First Evanston common shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of Byline common stock that the First Evanston common shareholder would otherwise be entitled to receive.

        The U.S. federal income tax consequences described above may not apply to all holders of First Evanston common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult with your tax advisor for the specific tax consequences of the integrated merger to you. See "Material U.S. Federal Income Tax Consequences of the Integrated Merger."

  Byline's reasons for the merger; board recommendation to Byline's stockholders (See page [    •    ])

        Byline's board of directors believes that the merger agreement and the transactions contemplated therein, including the issuance of Byline common stock in connection with the merger, are in the best interests of Byline and its stockholders. Byline's board of directors unanimously recommends that you vote "FOR" the Byline share issuance proposal and "FOR" approval of the Byline adjournment proposal. See "The Merger—Byline's reasons for the merger and recommendation of the board of directors."

  Opinion of Byline's financial advisor (See page [    •    ])

        In connection with the merger, Byline's financial advisor, Keefe, Bruyette & Woods, Inc. (which we refer to as "KBW"), delivered KBW's written opinion, dated November 27, 2017, to the Byline board of directors as to the fairness, from a financial point of view and as of such date, to Byline of the aggregate merger consideration to be paid by Byline for outstanding shares of First Evanston common stock in the merger pursuant to the merger agreement.

        The full text of the written opinion of KBW, which, among other things, describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this document. KBW provided its opinion for the information of, and KBW's opinion was directed to, the Byline board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Byline to engage in the merger or enter into the merger agreement or constitute a recommendation to the Byline board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Byline common stock or any stockholder of any other entity as to how to vote with respect to the Byline share issuance proposal, the merger or any other matter.

  First Evanston's reasons for the merger; board recommendation to First Evanston's shareholders (See page [    •    ])

        The First Evanston board of directors believes that the merger agreement and the transactions contemplated therein are in the best interests of First Evanston and its shareholders. First Evanston's board of directors unanimously recommends that First Evanston shareholders vote "FOR" the proposal to adopt the merger agreement and "FOR" approval of the First Evanston adjournment proposal. See "The Merger—First Evanston's reasons for the merger and recommendation of the board of directors."

  Opinion of First Evanston's financial advisor (See page [    •    ])

        At the November 21, 2017 meeting of the First Evanston board of directors, a representative of Piper Jaffray & Co (which we refer to as "Piper Jaffray") rendered Piper Jaffray's oral opinion, which was subsequently confirmed by delivery of a written opinion to the First Evanston board of directors, dated November 21, 2017, as to the fairness, as of such date, from a financial point of view, to the holders of First Evanston's outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

        The full text of the written opinion of Piper Jaffray, dated November 21, 2017, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex D to this document. Piper Jaffray provided its opinion for the information and assistance of the First Evanston board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of First Evanston's common stock in the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders. The opinion of Piper Jaffray did not address any other term or aspect of the merger agreement or the transactions contemplated thereby. The Piper Jaffray opinion does not constitute a recommendation to the First Evanston board of directors or any holder of First Evanston common stock as to how the board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

  Interests of First Evanston's directors and executive officers in the merger (page [    •    ])

        In considering the recommendation of the First Evanston board of directors, First Evanston shareholders should be aware that the directors and executive officers of First Evanston have certain interests in the merger that may be different from, or in addition to, the interests of First Evanston shareholders generally. The First Evanston board of directors was aware of these interests and considered them, among other matters, in making its recommendation that First Evanston shareholders vote to approve the merger proposal.

        These interests include:

  •
  All restricted stock awards (including those held by the directors and executive officers) would vest upon the effective time of the merger and be settled for the merger consideration;

  •
  All options to purchase shares of common stock of First Evanston would vest and convert, as of the effective time of the merger, into options to purchase common stock of Byline (with the number of shares subject to such awards adjusted based on the value of the merger consideration);

  •
  Pursuant to his employment agreement and change in control agreement with First Evanston, Robert R. Yohanan, First Evanston's Chief Executive Officer, would be entitled to certain cash compensation and continued benefits upon the effective time of and following the merger; in connection with the merger, Mr. Yohanan has entered into a services and covenant agreement with Byline, which would supersede his existing employment agreement and change in control agreement with First Evanston upon the effective time of the merger; as a result, the services and covenant agreement includes a provision confirming that the payments Mr. Yohanan would be entitled to under his employment agreement and change in control agreement with First Evanston will be made to him.

  •
  Simon P. Yohanan will receive a payment pursuant to his existing change in control agreement with First Evanston upon the consummation of the proposed merger;

  •
  Certain other executive officers of First Evanston have entered into retention agreements with Byline; and

  •
  First Evanston's directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

        For a more complete description of these interests, see "—Interests of certain persons in the merger."

  First Evanston's shareholders will have dissenters' rights in connection with the merger (See page [    •    ])

        First Evanston's shareholders may assert dissenters' rights in connection with the merger and, upon complying with the requirements of the IBCA, receive cash in the amount of the "fair value" of their shares of First Evanston capital stock instead of the merger consideration. This "fair value" could be more than the merger consideration but could also be less. See "The Merger—First Evanston shareholder dissenters' rights".

        A copy of the applicable sections of the IBCA are attached as Annex E to this document. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. Byline's stockholders are not entitled to dissenters' rights with respect the merger.

  The merger and the performance of the combined company are subject to a number of risks (See page [    •    ])

        There are a number of risks relating to the merger and to the businesses of Byline, First Evanston and the combined company following the merger. See the section titled "Risk Factors" for a discussion of these and other risks relating to the merger and Byline's business and related matters, including risks relating to owning shares of Byline's common stock. You should also consider the other information in this joint proxy statement/prospectus. See "Where You Can Find More Information."

  Stockholder approval will be required to complete the merger and approve the other proposals set forth in the notices (See pages [    •    ] and [    •    ])

        Byline.    Approval of the Byline share issuance proposal by Byline's stockholders at Byline's special meeting of stockholders on [    •    ], 2018 is required to complete the merger. The presence, in person or represented by proxy, of a majority of the outstanding shares of Byline common stock entitled to vote is necessary to constitute a quorum at the meeting. Each share of Byline common stock outstanding on the record date entitles its holder to one vote on each of the proposals to be considered. Approval of the Byline share issuance proposal and the Byline adjournment proposal will each require the affirmative vote of the holders of a majority of the shares of Byline common stock present in person or represented by proxy at the Byline special meeting and entitled to vote thereon. If you mark "ABSTAIN" on your proxy card, it will have the same effect as a vote against the Byline share issuance proposal and the Byline adjournment proposal. If you fail to submit a proxy card or vote in person at the Byline special meeting or fail to instruct your bank or broker how to vote with respect to the Byline share issuance proposal or the Byline adjournment proposal, it will have no effect on the proposals. Pursuant to Byline's bylaws, broker non-votes will not be counted as shares entitled to vote on the Byline share issuance proposal or the Byline adjournment proposal. As of the record date of [    •    ], 2018, Byline's directors and executive officers and their affiliates held approximately [    •    ]% of the outstanding shares of Byline's common stock entitled to vote at the special meeting.

        First Evanston.    Approval by First Evanston's shareholders at First Evanston's special meeting of shareholders on [    •    ], 2018 is required to complete the merger. The presence, in person or represented by proxy, of a majority of the shares of First Evanston's common stock outstanding and entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of First Evanston common stock outstanding on the record date entitles its holder to one vote on each of the proposals to be considered. Adoption of the merger agreement and approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Evanston's common stock entitled to vote thereon. If you mark "ABSTAIN" on your proxy card, or if you fail to submit a proxy card or vote in person at the First Evanston special meeting or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote against the merger proposal. Approval of the First Evanston adjournment proposal requires the affirmative vote of the holders of the majority of the shares of First Evanston common stock present in person or represented by proxy at the First Evanston special meeting and entitled to vote thereon. If you mark "ABSTAIN" on your proxy card, it will have the same effect as a vote against the First Evanston adjournment proposal. If you fail to submit a proxy card or vote in person at the First Evanston special meeting or fail to instruct your bank or broker how to vote with respect to the First Evanston adjournment proposal, it will have no effect on the proposal. As of the record date of [    •    ], 2018, First Evanston's directors and executive officers and their affiliates held approximately [    •    ]% of the outstanding shares of First Evanston common stock entitled to vote at the special meeting.

  Voting agreement (See page [    •    ])

        On November 27, 2017, certain of the shareholders of First Evanston, including each of its directors, agreed to vote all of their shares of First Evanston common stock in favor of adopting the merger agreement at the First Evanston special meeting. The voting agreement initially covered 645,266 shares of First Evanston's common stock, constituting approximately 39% of First Evanston's outstanding shares of common stock as of November 27, 2017. This voting agreement terminates if the merger agreement is terminated in accordance with its terms. A copy of the form of voting agreement is attached to this joint proxy statement/prospectus as Annex B.

  Completion of the merger is subject to regulatory approvals (See page [    •    ])

        The merger cannot proceed without obtaining all requisite regulatory approvals. Byline and First Evanston have agreed to use their reasonable best efforts to obtain the required approvals. The merger of Byline and First Evanston is subject to prior approval of the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve"). Byline submitted a request with and received approval from the Federal Reserve granting a waiver from the prior approval requirements of the Federal Reserve.

        Immediately following the completion of the parent merger, First Bank & Trust will merge with and into Byline Bank, with Byline Bank as the surviving bank. The bank merger will be subject to approval by the Federal Deposit Insurance Corporation (the "FDIC") and the Illinois Department of Financial and Professional Regulation (which we refer to as the "IDFPR"). Byline Bank submitted applications with the FDIC and the IDFPR on or about January 19, 2018 seeking the necessary approvals for the bank merger. The merger may not be consummated until 15 days after receipt of FDIC approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the FDIC's approval, unless a court specifically orders otherwise.

        While Byline knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger and the bank merger will be obtained or obtained in a timely manner.

  Conditions to the merger (See page [    •    ])

        Closing conditions for the benefit of Byline and Merger Sub.    Byline's and Merger Sub's obligations to close the merger are subject to fulfillment or waiver of certain conditions, including:

  •
  accuracy of representations and warranties of First Evanston in the merger agreement, subject to certain materiality exceptions, including First Evanston's representation and warranty that no material adverse effect with respect to First Evanston has occurred since December 31, 2016;

  •
  performance by First Evanston in all material respects of its obligations under the merger agreement;

  •
  adoption of the merger agreement and approval of the merger proposal by First Evanston's shareholders and approval of the Byline share issuance proposal by Byline's stockholders;

  •
  the holders of no more than 10% in the aggregate of the outstanding shares of First Evanston common stock electing to exercise their dissenters' rights;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  receipt of all necessary regulatory approvals, none of which imposes a restriction or condition that, among other things, materially and adversely affects the business or financial condition of Byline, results in a material adverse effect on First Evanston and its subsidiaries, or materially and adversely restricts or materially burdens Byline or any of its subsidiaries (a "burdensome condition");

  •
  the registration statement, of which this joint proxy statement/prospectus is a part, concerning the Byline common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

  •
  receipt of a tax opinion from Vedder Price P.C. dated the closing date and reasonably acceptable to Byline, to the effect that the merger and the merger of First Evanston with and into Byline immediately thereafter, taken together, will be treated as a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  shares of Byline common stock to be issued in the merger have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  First Evanston shall have received certain third party consents;

  •
  First Evanston's adjusted total tangible common equity is no less than the applicable amount specified in a schedule to the merger agreement; and

  •
  First Evanston shall have delivered to Byline the certificate or certificates representing the shares of First Bank & Trust common stock held by First Evanston.

        Closing conditions for the benefit of First Evanston.    First Evanston's obligation to close the merger is subject to fulfillment or waiver of certain conditions, including:

  •
  accuracy of representations and warranties of Byline in the merger agreement, subject to certain materiality exceptions;

  •
  performance by Byline in all material respects of its obligations under the merger agreement;

  •
  adoption of the merger agreement by First Evanston's shareholders and approval of the Byline share issuance proposal by Byline's stockholders;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  receipt of all necessary regulatory approvals, none of which imposes a burdensome condition;

  •
  the registration statement, of which this joint proxy statement/prospectus is a part, concerning the Byline common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

  •
  receipt of a tax opinion from Wachtell, Lipton, Rosen, & Katz, dated the closing date and reasonably acceptable to First Evanston, to the effect that the merger and the merger of First Evanston with and into Byline immediately thereafter, taken together, will be treated as a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  shares of Byline common stock to be issued in the merger have been approved for listing on the NYSE, subject to official notice of issuance.

  How the merger agreement may be terminated by Byline and First Evanston (See page [    •    ])

        Byline and First Evanston may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger. Subject to certain conditions described in the merger agreement, either Byline or First Evanston may also terminate the merger agreement if:

  •
  First Evanston's shareholders do not adopt the merger agreement by the conclusion of the First Evanston special meeting;

  •
  any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and nonappealable, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the denial or withdrawal of regulatory approval; or

  •
  the merger is not completed by August 31, 2018, or if the sole impediment to closing is receipt of required regulatory approvals, by November 30, 2018 (which we refer to as the "outside date"), provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the failure of the merger to be completed before such date.

        In addition, First Evanston may terminate the merger agreement if:

  •
  Byline's stockholders do not approve the Byline share issuance proposal by the conclusion of the Byline special meeting;

  •
  there is a breach of any of the covenants, agreements, representations or warranties of Byline such that the applicable conditions to First Evanston's obligation to close the merger set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of the outside date or 30 days after notice to Byline from First Evanston; or

  •
  on the determination date (which is the date on which all required regulatory approvals have been received, and any applicable regulatory waiting period(s) has expired), (i) the volume-weighted average closing price of a share of Byline's common stock on the NYSE for the twenty (20) consecutive trading days ending on and including the determination date (the "Final Byline Market Value") is less than $15.85 and (ii) the number obtained by dividing the Final Byline Market Value by $19.82 is less than the number obtained by (A) dividing (x) the average of the daily closing value of the KBW Nasdaq Regional Banking Index for the twenty (20) consecutive trading days immediately preceding the determination date by (y) $107.16 and (B) subtracting 0.20.

        In addition, Byline may terminate the merger agreement if there is a breach of any of the covenants, agreements, representations or warranties of First Evanston such that the applicable conditions to Byline's obligation to close the merger set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of the outside date or 30 days after notice to First Evanston from Byline.

        Byline may also terminate the merger agreement prior to the adoption of the merger agreement by the First Evanston shareholders, if:

  •
  First Evanston's board of directors withholds, withdraws, materially and adversely qualifies or modifies its recommendation to First Evanston's shareholders that they vote in favor of the adoption of the merger agreement, or publicly proposes to do the same;

  •
  First Evanston recommends to its shareholders an acquisition transaction other than the merger;

  •
  First Evanston breaches its obligations under the merger agreement to hold the First Evanston special meeting prior to the outside date;

  •
  First Evanston enters into a definitive agreement with respect to an acquisition proposal other than the merger or recommends to its shareholders an acquisition proposal other than the merger; or

  •
  First Evanston materially breaches its "no-shop" obligations under the merger agreement.

  A termination fee may be payable by First Evanston or Byline under some circumstances (See page [    •    ])

        First Evanston has agreed to pay to Byline a cash termination fee in an amount equal to approximately $6.35 million, plus all reasonable and documented out-of-pocket expenses incurred by Byline in connection with the merger up to $1.5 million, in conjunction with the transactions contemplated by the merger agreement, if the merger agreement is terminated due to either of the following events:

  •
  Byline terminates the merger agreement prior to the adoption of the merger agreement by the First Evanston shareholders because First Evanston's board of directors (1) (a) submits the merger agreement to its shareholders without a recommendation for approval or with material and adverse conditions on such approval, or otherwise withdraws or materially and adversely modifies such recommendation, (b) recommends to its shareholders an acquisition transaction other than the merger, (c) fails to convene a shareholder meeting to approve the merger agreement prior to the outside date or (d) enters into a definitive agreement with respect to an acquisition proposal or recommends to its shareholders an acquisition proposal other than the merger or (2) First Evanston materially breaches its "no shop" covenants set forth in the merger agreement; or

  •
  a bona fide acquisition proposal is publicly announced or otherwise made known to First Evanston's board of directors prior to the event giving rise to termination of the merger agreement and (a) the merger agreement is terminated (1) by either Byline or First Evanston because the merger agreement is not approved by the requisite votes of First Evanston's shareholders by the conclusion of the First Evanston special meeting, (2) by Byline because First Evanston has breached a representation, covenant or agreement or warranty or (3) by Byline because closing has not occurred by the outside date and all conditions to First Evanston's obligation to close the merger have been satisfied (other than the adoption of the merger agreement by the First Evanston shareholders and the receipt of the applicable tax opinion from Wachtell, Lipton, Rosen & Katz) and (b) prior to the twelve (12) month anniversary of such termination, First Evanston consummates, or enters into a definitive agreement to consummate, an acquisition transaction.

        In addition, First Evanston will be required to reimburse Byline for its reasonable and documented out-of-pocket expenses in connection with the merger of up to $1.5 million in the event that Byline terminates the merger agreement as a result of First Evanston's breach of the merger agreement in connection with its failure to meet the minimum First Evanston tangible common equity threshold specified in a schedule to the merger agreement.

  Accounting treatment of the merger (See page [    •    ])

        For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States of America ("GAAP").

  Certain differences in Byline stockholder rights and First Evanston shareholder rights (See page [    •    ])

        First Evanston's shareholders who become Byline stockholders as a result of the merger will have different rights after completion of the merger. Their rights as stockholders of Byline after the merger will be governed by the Delaware General Corporation Law (which we refer to as the "DGCL") and by Byline's certificate of incorporation and bylaws. The rights of Byline's stockholders are different in certain respects from the rights of First Evanston's shareholders, which are governed by the IBCA and First Evanston's articles of incorporation and bylaws.

  Byline's shares will be listed on the NYSE (See page [    •    ])

        The shares of Byline common stock to be issued pursuant to the merger will be listed on the NYSE under the symbol "BY."

  Financing (See page [    •    ])

        Byline's obligation to complete the merger is not subject to any financing condition. Byline expects to pay the cash portion of the merger consideration using cash on hand, including $27.0 million of the net proceeds it received from its IPO.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BYLINE

        The following table summarizes certain selected historical consolidated financial data of Byline for the periods and as of the dates indicated. You should read this information in conjunction with Byline's Management's Discussion and Analysis of Financial Condition and Results of Operations and the Byline consolidated financial statements and related notes included in this joint proxy statement/prospectus. The financial data as of and for the fiscal years ended December 31, 2016, 2015, and 2014 is derived from Byline's audited financial statements. The financial information as of and for the nine month periods ended September 30, 2017 and 2016 is derived from Byline's unaudited interim condensed consolidated financial statements included in this joint proxy statement/prospectus which have been prepared on the same basis as Byline's audited financial statements. Byline's management uses the non-GAAP financial measures set forth herein in its analysis of Byline's performance. Byline believes that these non-GAAP financial measures provide useful information to management and investors, however, you should not view these disclosures as a substitute for results determined in accordance with GAAP financial measures. See "Index to Consolidated Financial Statements" in this joint proxy statement/prospectus.

	(Unaudited)
	As of or for the nine months ended September 30,		As of or for the year ended December 31,
(Dollars in thousands, except share and per share data)	2017	2016	2016	2015	2014
Income Statement Data
Interest and dividend income	$100,847	$67,589	$98,365	$83,263	$89,636
Interest expense	10,086	5,223	7,747	6,631	5,546
Net interest income	90,761	62,366	90,618	76,632	84,090
Provision for loan and lease losses	9,306	5,348	10,352	6,966	5,711
Net interest income, after provision for loan and lease losses	81,455	57,018	80,266	69,666	78,379
Non-interest income	37,419	15,262	25,904	20,839	18,253
Non-interest expense	89,165	69,688	100,686	105,172	97,919
Income (loss) before income taxes	29,709	2,592	5,484	(14,667)	(1,287)
Provision (benefit) for income taxes	7,248	(222)	(61,245)	307	—
Net income (loss)	22,461	2,814	66,729	(14,974)	(1,287)
Basic earnings (loss) per share	0.43	0.15	3.31	(0.86)	(0.07)
Diluted earnings (loss) per share	0.43	0.15	3.27	(0.86)	(0.07)
Weighted-average common shares outstanding (basic)	26,194,025	18,838,354	20,141,630	17,332,775	17,332,775
Weighted-average common shares outstanding (diluted)(1)	26,697,841	19,103,977	20,430,783	17,332,775	17,332,775
Balance Sheet Data
Loans and leases held for investment, net before allowance for loan and lease losses(2)	$2,216,499	$1,717,509	$2,148,011	$1,345,437	$1,284,969
Loans and leases held for sale	2,087	1,278	23,976	268	351
Allowance for loan and lease losses	15,980	6,501	10,923	7,632	4,794
Acquisition accounting adjustments(3)	34,249	15,864	43,242	19,171	69,834
Interest-bearing deposits in other banks	46,043	34,988	28,798	23,572	133,281
Investment securities	706,137	776,060	747,406	879,192	689,373
Assets held for sale	12,938	11,178	14,748	2,259	—
Other real estate owned, net	$13,859	$15,274	$16,570	$26,715	$56,181
Goodwill and other intangibles	69,497	45,788	71,801	48,014	50,891
Servicing assets	21,669	—	21,091	—	—
Total assets	3,305,442	2,747,929	3,295,830	2,479,870	2,376,449
Total deposits	2,520,929	2,242,843	2,490,394	2,180,624	2,100,057
Total liabilities	2,845,909	2,496,825	2,913,172	2,291,596	2,167,378

	(Unaudited)
	As of or for the nine months ended September 30,		As of or for the year ended December 31,
(Dollars in thousands, except share and per share data)	2017	2016	2016	2015	2014
Total stockholders' equity	459,533	251,104	382,658	188,274	209,071
Book value per common share	15.32	11.57	14.51	10.00	11.20
Tangible book value per common share(4)	12.95	9.32	11.59	7.23	8.26
Performance Ratios
Net interest margin(6)	4.07%	3.46%	3.59%	3.44%	3.88%
Efficiency ratio(5)	67.76	86.88	83.83	104.84	92.78
Non-interest expense to average assets(6)	3.61	3.55	3.66	4.22	4.03
Pre-tax pre-provision return (loss) on average assets(6)	1.58	0.40	0.57	(0.31)	0.18
Return on average stockholders' equity(6)	7.23	1.70	27.93	(7.21)	(0.62)
Return on average assets(6)	0.91	0.14	2.42	(0.60)	(0.05)
Asset Quality Ratios
Non-performing loans and leases to total loans and leases held for investment, net before ALLL	0.76%	0.46%	0.34%	0.69%	0.62%
ALLL to total loans and leases held for investment, net before ALLL	0.65	0.40	0.51	0.57	0.37
Net charge-offs to average total loans and leases held for investment, net before ALLL(6)	0.26	0.56	0.42	0.33	0.14
Capital Ratios
Common equity to assets	13.59%	8.59%	10.84%	6.99%	8.17%
Tangible common equity to tangible assets(4)	11.73	7.04	8.85	5.15	6.16
Leverage ratio	11.95	9.29	10.07	7.85	8.08
Tier 1 common equity ratio(7)	13.93	10.22	11.20	8.92	11.30
Tier 1 capital ratio	15.38	12.84	12.78	12.00	13.37
Total capital ratio	16.08	13.22	13.28	12.51	13.73

(1)
Due to losses for the years ended December 31, 2015 and 2014, zero incremental shares are included because the effect would be anti-dilutive.

(2)
Represents loans and leases, net of acquisition accounting adjustments, unearned deferred fees and costs and initial direct costs.

(3)
Represents the remaining unamortized premium or unaccreted discount as a result of applying the fair value adjustment at the time of the business combination on acquired loans.

(4)
Represents a non-GAAP financial measure. See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(5)
Represents non-interest expense less amortization of intangible assets divided by net interest income and non-interest income.

(6)
Ratios annualized for the nine month periods ended September 30, 2017 and 2016.

(7)
Ratio not effective until January 1, 2015 but presented for comparison purposes only.

 GAAP RECONCILIATION AND MANAGEMENT EXPLANATION OF
NON-GAAP FINANCIAL MEASURES

        Some of the financial measures included in Byline's "Selected Historical Consolidated Financial Data" are not measures of financial performance in accordance with GAAP. Byline's management uses the non-GAAP financial measures set forth below in its analysis of our performance.

  •
  "Adjusted net income" excludes significant items, which include dividends on preferred shares, the net deferred tax asset valuation reversal, incremental income tax benefit related to Illinois corporate income tax rate increase, incremental income tax expense related to federal corporate income tax reduction, impairment charges on assets held for sale, and merger related expense, adjusted for applicable income tax. Management believes the significant items are not indicative of or useful to measure the Company's operating performance on an ongoing basis.

  •
  "Pre-tax pre-provision income" is pre-tax income plus the provision for loan and lease losses. Management believes this metric is important due to the tax benefit resulting from the reversal of the deferred tax asset valuation allowance, the decrease in the federal corporate income tax rate, and the increase in the Illinois state corporate income tax rate.

  •
  "Pre-tax pre-provision return on average assets" is pre-tax pre-provision income, divided by average assets. Management believes this metric is important due to the tax benefit resulting from the reversal of the deferred tax asset valuation allowance, the decrease in the federal corporate income tax rate, and the increase in the Illinois state corporate income tax rate. The ratio demonstrates the profitability excluding the tax benefit and excludes the provision for loan and lease losses.

  •
  "Tangible common equity" is defined as total stockholders' equity reduced by preferred stock and goodwill and other intangible assets. Byline's management does not consider servicing assets as an intangible asset for purposes of this calculation.

  •
  "Tangible assets" is defined as total assets reduced by goodwill and other intangible assets. Byline's management does not consider servicing assets as an intangible asset for purposes of this calculation.

  •
  "Tangible book value per share" is tangible common equity divided by total shares of common stock outstanding. It is the ratio of tangible common stockholders' equity to basic and diluted outstanding shares. This metric is important due to the relative changes in the book value per share exclusive of changes in intangible assets.

  •
  "Tangible common equity to tangible assets" is calculated as tangible common equity divided by tangible assets. This measure is important to investors interested in relative changes in the ratio of total stockholders' equity to total assets, each exclusive of changes in intangible assets.

        Byline's management believes that these non-GAAP financial measures provide useful information to its management and investors that is supplementary to Byline's financial condition, results of operations and cash flows computed in accordance with GAAP; however, Byline acknowledges that its non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP financial measures that we and other companies use. Management also uses these measures for peer comparison.

        The following reconciliation table provides a more detailed analysis of the non-GAAP financial measures discussed herein:

	(Unaudited) As of or for the nine months ended September 30,		As of or for the year ended December 31,
(Dollars in thousands, except per share data)	2017	2016	2016	2015	2014
Pre-tax pre-provision net income (loss):
Pre-tax income (loss)	$29,709	$2,592	$5,484	$(14,667)	$(1,287)
Add: provision for loan and lease losses	9,306	5,348	10,352	6,966	5,711
Pre-tax pre-provision net income (loss)	$39,015	$7,940	$15,836	$(7,701)	$4,424
Pre-tax pre-provision return on average assets:
Total average assets	$3,301,941	$2,625,086	$2,754,778	$2,490,241	$2,429,293
Pre-tax pre-provision net income (loss)	39,015	7,940	15,836	(7,701)	4,424
Pre-tax pre-provision return on average assets	1.58%	0.40%	0.57%	(0.31)%	0.18%
Tangible common equity:
Total stockholders' equity	$459,533	$251,104	$382,658	$188,274	$209,071
Less: Preferred stock	10,438	15,003	25,441	15,003	15,003
Less: Goodwill	51,975	25,688	51,975	25,688	25,613
Less: Core deposit intangibles and other intangibles	17,522	20,100	19,826	22,326	25,278
Tangible common equity	$379,598	$190,313	$285,416	$125,257	$143,177
Tangible assets:
Total assets	$3,305,442	$2,747,929	$3,295,830	$2,479,870	$2,376,449
Less: Goodwill	51,975	25,688	51,975	25,688	25,613
Less: Core deposit intangibles and other intangibles	17,522	20,100	19,826	22,326	25,278
Tangible assets	$3,235,945	$2,702,141	$3,224,029	$2,431,856	$2,325,558
Tangible book value per share:
Tangible common equity	$379,598	$190,313	$285,416	$125,257	$143,177
Shares of common stock outstanding	29,305,400	20,410,850	24,616,706	17,332,775	17,332,775
Tangible book value per share	$12.95	$9.32	$11.59	$7.23	$8.26
Tangible common equity to tangible assets:
Tangible common equity	$379,598	$190,313	$285,416	$125,257	$143,177
Tangible assets	3,235,945	2,702,141	3,224,029	2,431,856	2,325,558
Tangible common equity to tangible assets	11.73%	7.04%	8.85%	5.15%	6.16%

	As of or for the Nine Months Ended		As of or for the Year Ended
(Dollars in thousands, except per share data)	September 30, 2017	September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2014
Net income (loss) and earnings per share excluding significant items
Reported Net Income (Loss) Available to Common Shareholders	$11,380	$2,814	$66,729	$(14,974)	$(1,287)
Significant items:
Dividends on preferred shares	11,081	—	—	—	—
Net deferred tax asset valuation allowance reversal	—	—	(61,377)	—	—
Incremental income tax benefit of state tax rate change	(4,790)	—	—	—	—
Impairment charges on assets held for sale	951	408	905	1,092	—
Merger related expense	—	639	1,550	—	—
Tax benefit on impairment charges and merger related expenses	(386)	(19)	(31)	—	—

Adjusted Net Income	$18,236	$3,842	$7,776	$(13,882)	$(1,287)

Reported Diluted Earnings per Share	$0.43	$0.15	$3.27	$(0.86)	$(0.07)
Significant items:
Dividends on preferred shares	0.41	—
Net deferred tax asset valuation allowance reversal	—	—	(3.01)	—	—
Incremental income tax benefit of state tax rate change	(0.18)	—	—	—	—
Impairment charges on assets held for sale	—	0.02	0.04	0.06	—
Merger related expense	0.03	0.03	0.08	—	—
Tax benefit on impairment charges and merger related expenses	(0.01)	—	—	—	—

Adjusted Diluted Earnings per Share	$0.68	$0.20	$0.38	$(0.80)	$(0.07)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIRST EVANSTON

        The following table summarizes selected historical consolidated financial data of First Evanston for the periods and as of the dates indicated. You should read this information in conjunction with First Evanston's consolidated financial statements and related notes thereto as of and for the nine months ended September 30, 2017 and 2016, and as of and for the years ended December 31, 2016 and 2015, which are included in this joint proxy statement/prospectus. See "Index to Consolidated Financial Statements" in this joint proxy statement/prospectus.

	(Unaudited) As of or For the Nine Months Ended September 30,		As of or For the Year Ended December 31,
(Dollars in thousands, except share and per share data)	2017	2016	2016	2015	2014
Income Statement Data
Interest income	$29,922	$25,139	$34,077	$31,320	$29,523
Interest expense	2,957	2,217	3,058	2,510	2,466
Net interest income	26,965	22,922	31,019	28,810	27,057
Provision for loan losses	750	675	900	800	1,150
Net interest income, after provision for loan losses	26,215	22,247	30,119	28,010	25,907
Non-interest income	4,182	3,858	5,242	5,001	4,776
Non-interest expense	20,761	18,257	25,297	23,428	22,330
Income before income taxes	9,636	7,848	10,064	9,583	8,353
Income tax expense	3,720	2,945	3,787	3,551	3,107
Net income	5,916	4,903	6,277	6,032	5,246
Basic earnings per share	3.53	2.97	3.81	3.75	3.34
Diluted earnings per share	3.47	2.94	3.75	3.70	3.31
Weighted-average outstanding shares (basic)	1,676,071	1,648,532	1,648,609	1,607,457	1,569,270
Weighted-average outstanding shares (diluted)	1,703,310	1,670,585	1,672,460	1,628,874	1,583,992
Balance Sheet Data
Cash and due from banks	$76,181	$295,493	$83,863	$83,814	$27,589
Securities available for sale	144,217	136,176	140,813	158,075	167,937
Loans, net	882,867	781,034	820,135	728,629	694,051
Allowance for loan losses	10,622	11,091	10,671	10,591	10,428
Other real estate owned, net	—	—	—	—	—
Goodwill and other intangibles	—	—	—	—	—
Borrowings	30,000	10,000	10,000	10,000	10,000
Total assets	1,125,840	1,234,879	1,067,254	991,161	910,974
Total deposits	993,658	1,131,990	963,736	896,683	824,955
Total liabilities	1,027,926	1,144,174	976,928	908,358	836,184
Total stockholders' equity	97,914	89,173	90,326	82,803	74,790
Book value per common share	58.52	54.21	53.63	49.98	46.41
Performance Ratios
Net interest margin	3.27%	2.97%	2.93%	3.01%	3.10%
Net interest spread	3.02	2.78	2.74	2.84	2.88
Efficiency ratio	66.65	68.17	69.76	69.29	70.15
Shareholders' equity to total assets	8.70	7.22	8.46	8.35	8.21
Pre-tax pre-provision return on average assets	1.23	1.08	1.01	1.06	1.05
Return on average stockholders' equity	8.17	7.42	6.99	7.34	7.09
Return on average assets	0.70	0.62	0.58	0.62	0.58
Asset Quality Ratios
Non-performing assets to total assets	0.20%	0.52%	0.50%	0.57%	0.71%
Non-performing loans / total gross loans	0.25	0.81	0.65	0.77	0.92
ALL / total gross loans	1.19	1.40	1.29	1.43	1.48
Net charge-offs / total loans	0.09	0.02	0.10	0.09	0.06
Capital Ratios
Common equity to assets	8.72%	7.19%	8.51%	8.37%	8.25%
Leverage ratio	9.44	8.85	8.60	9.29	9.07
Tier 1 common equity ratio	10.07	10.33	10.09	10.19	9.49
Tier 1 capital ratio	11.09	11.49	11.18	11.42	10.75
Total capital ratio	12.18	12.74	12.36	12.66	11.99

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following table shows selected unaudited pro forma condensed combined financial data about the financial condition and results of operations of Byline after giving effect to (i) the Ridgestone Financial Services, Inc. ("Ridgestone") acquisition and (ii) the First Evanston merger. This pro forma financial data assumes that the First Evanston merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, and that the assets and liabilities of First Evanston will be recorded by Byline at their respective fair values as of the date the merger is completed. The selected unaudited pro forma condensed combined income statements for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to the First Evanston merger as if it had become effective on January 1, 2016. The selected unaudited pro forma condensed combined balance sheet data gives effect to the First Evanston merger as if the transaction had occurred on September 30, 2017. Except as otherwise noted, (i) the financial information included under the "Byline Historical" column is derived from the audited financial statements of Byline as of and for the year ended December 31, 2016 or the unaudited interim condensed consolidated financial statements of Byline as of and for the nine months ended September 30, 2017, (ii) the financial information under the "Ridgestone Historical" column is derived from the audited financial statements of Ridgestone for the period from January 1, 2016 through October 14, 2016, and (iii) the financial information included in the "First Evanston Historical" column is derived from the audited financial statements of First Evanston as of and for the year ended December 31, 2016 or the unaudited interim condensed consolidated financial statements of First Evanston as of and for the nine months ended September 30, 2017. The selected unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the consolidated financial statements and related notes of Byline, Ridgestone and First Evanston, which are included in this joint proxy statement/prospectus. See "Where You Can Find More Information," "Unaudited Pro Forma Condensed Combined Financial Data," and "Index to Consolidated Financial Statements."

        The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not indicate the financial results or financial condition of the combined company had the companies actually been combined at the dates indicated. The selected unaudited pro forma condensed combined financial data also does not consider any integration expenses, expense efficiencies or other potential effects of the merger. In addition, as explained in more detail in the accompanying notes to the "Unaudited Pro Forma Condensed Combined Financial Data," the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

	As of or for the Nine Months Ended September 30, 2017	For the Year Ended December 31, 2016
Pro forma
Summary of income data:
Interest income	$132,552	$159,962
Interest expense	12,974	12,001

Net interest income	119,578	147,961
Provision for loan and lease losses	10,056	14,884

Net interest income after provision for loan and lease losses	109,522	133,077
Total operating income	41,301	65,121
Total operating expense	112,822	154,036

Pre-tax income	38,001	44,162
Provision (benefit) for income taxes	10,422	(45,466)

Net income	$27,579	$89,628

As of or for the Nine Months Ended September 30, 2017
Pro forma
Selected balance sheet data:
Total assets	$4,466,115
Net loans and leases	3,080,281
Total deposits	3,515,997
Total stockholders' equity	593,878

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The accompanying unaudited pro forma combined statement of financial condition data gives effect to the First Evanston merger as if the transaction has occurred on September 30, 2017. The unaudited pro forma consolidated statement of financial condition data combines the unaudited consolidated statement of financial condition data of Byline as of September 30, 2017, and the unaudited consolidated statement of financial condition data of First Evanston as of September 30, 2017. The acquisition accounting reflected in the unaudited pro forma consolidated statement of financial condition is preliminary.

        The accompanying unaudited pro forma combined statement of operations data presents the unaudited consolidated statement of operations data of Byline for the nine months ended September 30, 2017, and the audited consolidated statement of operations data for the year ended December 31, 2016, combined, respectively, with First Evanston's unaudited consolidated statement of income data for the nine months ended September 30, 2017, and audited consolidated statement of income data for the year ended December 31, 2016, using the acquisition method of accounting. Except as otherwise noted herein, (i) the financial information included under the "Byline Historical" column is derived from the audited financial statements of Byline as of and for the year ended December 31, 2016 or the unaudited interim condensed consolidated financial statements of Byline as of and for the nine months ended September 30, 2017, (ii) the financial information under the "Ridgestone Historical" column is derived from the audited financial statements of Ridgestone for the period from January 1, 2016 through October 14, 2016, and (iii) the financial information included in the "First Evanston Historical" column is derived from the audited financial statements of First Evanston as of and for the year ended December 31, 2016 or the unaudited interim condensed consolidated financial statements of First Evanston as of and for the nine months ended September 30, 2017. The unaudited pro forma combined statement of operations gives effect to the merger as if the transaction had occurred on January 1, 2016. An unaudited pro forma consolidated statement of financial condition as of December 31, 2016 is not presented, as Ridgestone's statements of financial condition, including related acquisition accounting adjustments, have already been included in Byline's consolidated statement of financial condition and accompanying notes as of December 31, 2016 included in this joint proxy statement/prospectus. The acquisition accounting reflected in the unaudited pro forma consolidated statement of operations is preliminary.

        The pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company Byline and First Evanston would have been had Byline and First Evanston been combined during the periods presented.

        Historical results do not necessarily indicate the results that you can expect for any future period. Byline and First Evanston believe that all adjustments (which include only normal recurring adjustments) have been included that are necessary to arrive at a fair presentation of the interim results of operations. Results for the interim period ended September 30, 2017, do not necessarily indicate the results that you can expect for the year as a whole.

        The unaudited pro forma financial information presented below should be read in conjunction with the consolidated financial statements and related notes of Byline, Ridgestone and First Evanston, which are included in this joint proxy statement/prospectus. See "Index to Consolidated Financial Statements."

 Pro Forma Statement of Financial Condition as of September 30, 2017

(Dollars in thousands)	Byline Historical	First Evanston Historical	First Evanston Historical Reclassification Adjustments*	Pro Forma Adjustments		Byline & First Evanston Combined Pro Forma
ASSETS
Cash and due from banks	$16,193	$76,181	$(63,288)	$—		$29,086
Interest bearing deposits with other banks	46,043	—	63,288	(36,255	)(A)(K)	73,076

Cash and cash equivalents	62,236	76,181	—	(36,255)		102,162
Securities available-for-sale, at fair value	584,684	144,217	1,000	—		729,901
Securities held-to-maturity, at amortized cost	121,453	—	—	—		121,453
Restricted stock, at cost	10,628	3,699	(2,012)	—		12,315
Loans held for sale	2,087	—	—	—		2,087
Loans and leases:						—
Loans and leases	2,216,499	893,489	—	(13,727	)(B)	3,096,261
Allowance for loan and lease losses	(15,980)	(10,622)	—	10,622(C)		(15,980)

Net loans and leases	2,200,519	882,867	—	(3,105)		3,080,281
Servicing assets, at fair value	21,669	—	—	—		21,669
Accrued interest receivable	7,183	—	3,084	—		10,267
Premises and equipment, net	96,334	9,515	—	(1,491	)(D)	104,358
Assets held for sale	12,938	—	—	—		12,938
Other real estate owned, net	13,859	—	—	—		13,859
Goodwill	51,975	—	—	63,540	(E)	115,515
Other intangible assets, net	17,522	—	—	13,680	(F)	31,202
Bank-owned life insurance	5,680	—	—	—		5,680
Deferred tax assets, net	60,350	—	5,087	(2,922	)(G)	62,515
Due from broker	—	—	—	—		—
Due from counterparty	21,084	—	—	—		21,084
Other assets	15,241	9,361	(7,348)	1,575	(H)	18,829

Total assets	$3,305,442	$1,125,840	$(189)	$35,022		$4,466,115

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Non-interest bearing demand deposits	$753,662	$361,344	$—	$—		$1,115,006
Interest bearing deposits:
NOW, savings accounts, and money market accounts	1,040,774	382,122	—	—		1,422,896
Time deposits	726,493	250,192	—	1,410	(I)	978,095

Total deposits	2,520,929	993,658	—	1,410		3,515,997
Accrued interest payable	1,184	—	632	—		1,816
Line of credit	—	—	—	—		—
Federal Home Loan Bank advances	234,559	20,000	—	—		254,559

(Dollars in thousands)	Byline Historical	First Evanston Historical	First Evanston Historical Reclassification Adjustments*	Pro Forma Adjustments		Byline & First Evanston Combined Pro Forma
Securities sold under agreements to repurchase	30,807	—	—	—		30,807
Junior subordinated debentures issued to capital trusts, net	27,482	10,000	—	(2,819	)(J)	34,663
Accrued expenses and other liabilities	30,948	4,268	(821)	—		34,395

Total liabilities	2,845,909	1,027,926	(189)	(1,409)		3,872,237
STOCKHOLDERS' EQUITY
Preferred stock	$10,438	$—	$—	$—		$10,438
Common stock	292	418	—	(418	)(K)	292
Additional paid-in capital	391,040	37,120	—	97,225	(K)	525,385
Treasury stock	—	(4,766)	—	4,766	(K)	—
Retained earnings (accumulated deficit)	62,311	65,310	—	(65,310	)(K)	62,311
Accumulated other comprehensive income (loss), net of tax	(4,548)	(168)	—	168	(K)	(4,548)

Total stockholders' equity	459,533	97,914	—	36,431		593,878

Total liabilities and stockholders' equity	$3,305,442	$1,125,840	$(189)	$35,022		$4,466,115

*
The historical reclassification adjustments to First Evanston's historical information are presented to conform such financial information to the presentation of Byline's consolidated statement of financial condition.

(A)
Reflects the cash consideration for the merger, including merger related expenses.

(B)
Fair value adjustment on loans of $13.7 million, which includes $9.9 million to be accreted into interest income on an effective yield method over the weighted average lives of the respective loans. The interest rate fair value adjustment was determined based on the present value of estimated future cash flows of the loans to be acquired, discounted using a weighted average market rate. The credit fair value adjustment was determined based on assigned risk ratings and the present value of estimated expected cash flows (including the estimated fair value of loan collateral).

(C)
Elimination of First Evanston's allowance for loan losses.

(D)
Fair value adjustment on premises, furniture, and equipment.

(E)
Estimate of goodwill that will be recognized as part of the transaction.

(F)
Estimate of core deposit intangible asset that will be recognized as part of the acquisition accounting. The core deposit intangible is amortized on an accelerated basis over six years.

(G)
Net deferred tax asset adjustment related to the loan, allowance for loan and lease losses, core deposit intangible, premises, furniture, and equipment, and time deposit fair value adjustments using a tax rate of 27.85%.

(H)
Estimated fair value of non-compete agreement for First Evanston executive.

(I)
Fair value adjustment on time deposits. The acquisition accounting adjustment is amortized on an effective yield method over the remaining life of the time deposits acquired.

(J)
Fair value adjustment on junior subordinated debentures. The acquisition accounting adjustment is amortized on a straight-line basis over the remaining life of the junior subordinated debentures acquired.

(K)
Elimination of First Evanston's Cash and cash equivalents and shareholders' equity, and the issuance of Byline's shares in the merger. First Evanston's shareholders will receive 3.994 shares of Byline's common stock for each share of First Evanston common stock held by them. The fair value of Byline common stock was based on Byline's closing price as of November 24, 2017 of $19.73 per share.

        Any change in the price of Byline common stock would change the purchase price allocated to goodwill. The purchase price of $169.0 million is based on the fully diluted number of shares of First Evanston common stock outstanding as of November 24, 2017. The following table presents the sensitivity of the purchase price and resulting goodwill to changes in the price of Byline common stock of $19.73, the closing price of Byline common stock on November 24, 2017:

(Unaudited—dollars in thousands)	Purchase Price	Goodwill
Up 20%	$198,543	$93,059
Up 10%	183,784	78,299
As presented in the pro forma financial information	169,025	63,540
Down 10%	154,266	48,781
Down 20%	139,506	34,021

Pro Forma Statement of Operations for the Year Ended December 31, 2016

(Dollars in thousands)	Byline Historical	Ridgestone Historical	Ridgestone Historical Reclassification Adjustments*	Pro Forma Adjustments		Byline & Ridgestone Combined Pro Forma	First Evanston Historical	First Evanston Historical Reclassification Adjustments*	Pro Forma Adjustments		Byline & First Evanston Combined Pro Forma
Interest and dividend income:
Interest and fees on loans and leases	$83,150	$21,645	$107	$556	(1)	$105,458	$31,588	$216	$4,557	(11)	$141,819
Interest on securities	14,822	347	3	9	(2)	15,181	1,855	(72)	—		16,964
Other interest and dividend income	393	78	2	—		473	634	72	—		1,179

Total interest and dividend income	98,365	22,070	112	565		121,112	34,077	216	4,557		159,962
Interest expense:
Interest on deposits	4,580	2,521	—	(851)	(3)	6,250	2,803	—	(888)	(12)	8,165
Interest on borrowings	3,167	320	—	(72)	(4)	3,415	255	—	166	(13)	3,836

Total interest expense	7,747	2,841	—	(923)		9,665	3,058	—	(722)		12,001

Net interest income	90,618	19,229	112	1,488		111,447	31,019	216	5,279		147,961
Provision for loan and lease losses	10,352	3,632	—	—		13,984	900	—	—		14,884

Net interest income after provision for loan and lease losses	80,266	15,597	112	1,488		97,463	30,119	216	5,279		133,077

Other operating income:
Deposit fees and charges	5,665	2,024	(106)	—		7,583	1,922	17	—		9,522
Net gains on sales of loans	4,323	29,259	—	—		33,582	—	—	—		33,582
Other non-interest income	15,916	3,296	(130)	—		19,082	3,320	(385)	—		22,017

Total operating income	25,904	34,579	(236)	—		60,247	5,242	(368)	—		65,121
Other operating expense:
Salaries and employee benefits	50,585	19,220	192	(2,239)	(5)	67,758	16,624	(80)	525	(14)	84,827
Occupancy and equipment	17,098	845	(35)	(16)	(6)	17,892	2,346	(152)	—		20,086
Legal, audit and other professional fees	5,862	2,727	(88)	(2,791)	(7)	5,710	425	469	—		6,604
Other intangible assets amortization expense	3,003	—	—	74	(8)	3,077	—	—	4,154	(15)	7,231
Other non-interest expense	24,138	6,224	(193)	(394)	(9)	29,775	5,902	(389)	—		35,288

Total operating expense	100,686	29,016	(124)	(5,366)		124,212	25,297	(152)	4,679		154,036

Pre-tax income	5,484	21,160	—	6,854		33,498	10,064	—	600		44,162
Provision (benefit) for income taxes	(61,245)	9,008	—	2,744	(10)	(49,493)	3,787	—	240	(16)	(45,466)

Net income	$66,729	$12,152	$—	$4,110		$82,991	$6,277	$—	$360		$89,628

  See "Notes to Unaudited Pro Forma Combined Financial Statements" and First Evanston's Financial Statements

*
The historical reclassification adjustments to Ridgestone's and First Evanston's historical financial information are presented to conform such financial information to the presentation of Byline's consolidated statement of operations.

  Notes to Unaudited Pro Forma Combine Financial Statements:

(1)
Adjustments to interest and fees on loans and leases reflect the change in loan and lease interest income due to estimated discount accretion associated with fair value adjustments of $31.6 million to acquired loans, assuming the loans had been acquired as of January 1, 2016. The discount accretion was calculated on the effective yield method over the estimated life of the acquired loan portfolio of six years.

(2)
Adjustments to interest on securities reflect the change in securities income due to estimated discount accretion associated with fair value adjustments of $171,000 to acquired securities, assuming the securities had been acquired as of January 1, 2016. The discount accretion was calculated on the effective yield method over the estimated lives of the acquired securities of 18 years.

(3)
Adjustments to interest on deposits reflect the change in deposit interest expense due to estimated premium amortization associated with fair value adjustments of $1.3 million to acquired time deposits, assuming the time deposits had been acquired as of January 1, 2016. The premium amortization was calculated on the effective yield method over the weighted average estimated lives of the acquired time deposits of approximately six months. The adjustment reflects the amortization in addition to the amortization recorded by Byline during the period from October 14, 2016 through December 31, 2016.

(4)
Adjustments to interest on borrowings reflect the change in interest expense due to estimated premium amortization/discount accretion associated with the fair value adjustments to acquired borrowings and other debt, which include FHLB advances and junior subordinated debenture issued to capital trust. Adjustments reflect the change in interest expense for the year ended December 31, 2016 that would have resulted had the borrowings been acquired as of January 1, 2016. The premium amortization of the fair value adjustment associated with the FHLB advances of $272,000 was calculated on the effective yield method over the estimated lives of the acquired borrowings of two years. The discount accretion of the fair value adjustment associated with the junior subordinated debenture issued to capital trust of $161,000 was calculated on the effective yield method over the estimated lives of the acquired borrowings of 18 years.

(5)
Adjustments to salaries and employee benefits reflect the reversal of the accelerated vesting of restricted stock units and expense related to a change in control payment, resulted directly from the Ridgestone acquisition, which are nonrecurring and will not have a continuing impact on the results of operations.

(6)
Adjustments to occupancy and equipment expense reflect the discount accretion resulting from a fair value adjustment of an acquired building of $451,000. The amortization of the discount is calculated based on a straight-line basis over the useful life of 23 years.

(7)
Adjustments are to exclude transaction costs (e.g., advisory and legal) of approximately $2.8 million directly related to the acquisition of Ridgestone, which are nonrecurring and will not have a continuing impact on the results of operations.

(8)
Adjustments to other intangible assets amortization expense reflect the change in other expense that would have resulted from the amortization of the core deposit intangible of $486,000 had the deposits been acquired as at January 1, 2016. The amortization of the core deposit intangible was calculated on an accelerated basis over the estimated useful life of ten years.

(9)
Adjustments to other non-interest expense are to reverse the termination expense related to the decommissioning of Ridgestone's core operating system post acquisition, which are nonrecurring and will not have a continuing impact on the results of operations.

(10)
Adjustments to provision (benefit) for income taxes reflect recognition of tax expense associated with the adjusted net income before taxes assuming an effective tax rate of 40.04%.

(11)
Adjustments to interest and fees on loans and leases reflect the change in loan and lease interest income due to estimated discount accretion associated with fair value adjustments of $9.9 million to acquired loans, assuming the loans had been acquired as of January 1, 2016. The discount accretion was calculated on the effective yield method over the estimated or contractual life of the acquired loan portfolio.

(12)
Adjustments to interest on deposits reflect the change in deposit interest expense due to estimated premium amortization associated with fair value adjustments of $1.4 million to acquired time deposits, assuming the time deposits had been acquired as of January 1, 2016. The premium amortization was calculated on the effective yield method over the remaining life of the time deposits acquired.

(13)
Adjustments to interest on borrowings reflect the change in interest expense due to estimated discount accretion of fair value adjustments to acquired borrowings and other debt, which includes junior subordinated debenture issued to capital trust. Adjustments reflect the change to interest expense for the year ended December 31, 2016 that would have resulted had the borrowings been acquired as of January 1, 2016. The discount accretion of the fair value adjustment associated with the junior subordinated debenture issued to capital trust of $2.8 million was calculated on the effective yield method over the estimated lives of the acquired borrowings.

(14)
Adjustments to salaries and employee benefits due to amortization of non-compete agreement over three years.

(15)
Adjustments to other intangible assets amortization expense reflect the change in other expense that would have resulted from the amortization of the core deposit intangible of $13.7 million had the deposits been acquired as of Janurary 1, 2016. The amortization of the core deposit intangible was calculated on an accelerated basis over the estimated useful life of six years.

(16)
Adjustments to provision (benefit) for income taxes reflect recognition of tax expense associated with the adjusted net income before taxes assuming an effective tax rate of 40.04%.

Pro Forma Statement of Operations for the Nine Months Ended September 30, 2017

(Dollars in thousands)	Byline Historical	First Evanston Historical	First Evanston Historical Reclassification Adjustments*	Pro Forma Adjustments		Byline & First Evanston Combined Pro Forma
Interest and dividend income:
Interest and fees on loans and leases	$88,510	$27,711	$178	$1,605	(1)	$118,004
Interest on securities	11,671	1,538	(73)	—		13,136
Other interest and dividend income	666	673	73	—		1,412

Total interest and dividend income	100,847	29,922	178	1,605		132,552
Interest expense:
Interest on deposits	5,518	2,639	—	(193)	(2)	7,964
Interest on borrowings	4,568	318	—	124	(3)	5,010

Total interest expense	10,086	2,957	—	(69)		12,974

Net interest income	90,761	26,965	178	1,674		119,578
Provision for loan and lease losses	9,306	750	—	—		10,056

Net interest income after provision for loan and lease losses	81,455	26,215	178	1,674		109,522

Other operating income:
Deposit fees and charges	3,985	1,441	6	—		5,432
Net gains on sales of loans	24,026	—	—	—		24,026
Other non-interest income	9,408	2,741	(306)	—		11,843

Total operating income	37,419	4,182	(300)	—		41,301
Other operating expense:
Salaries and employee benefits	50,151	13,242	(60)	394	(4)	63,727
Occupancy and equipment	12,334	1,898	(122)	—		14,110
Legal, audit and other professional fees	4,369	566	414	—		5,349
Other intangible assets amortization expense	2,307	—	—	2,624	(5)	4,931
Other non-interest expense	20,004	5,055	(354)	—		24,705

Total operating expense	89,165	20,761	(122)	3,018		112,822

Pre-tax income (loss)	29,709	9,636	—	(1,344)		38,001
Provision (benefit) for income taxes	7,248	3,720	—	(546)	(6)	10,422

Net income (loss)	$22,461	$5,916	$—	$(798)		$27,579

*
The historical reclassification adjustments to First Evanston's historical financial information are presented to conform such financial information to the presentation of Byline's consolidated statement of operations.

(1)
Adjustments to interest and fees on loans and leases reflect the change in loan and lease interest income due to estimated discount accretion associated with fair value adjustments of $9.9 million to acquired loans, assuming the loans had been acquired as of January 1, 2016. The discount accretion was calculated on the effective yield method over the estimated or contractual life of the acquired loan portfolio.

(2)
Adjustments to interest on deposits reflect the change in deposit interest expense due to estimated premium amortization associated with fair value adjustments of $1.4 million to acquired time deposits, assuming the time deposits had been acquired as of January 1, 2016. The premium amortization was calculated on the effective yield method over the remaining life of the time deposits acquired.

(3)
Adjustments to interest on borrowings reflect the change in interest expense due to estimated discount amortizaion to acquired borrowings and other debt, which includes junior subordinated debenture issued to capital trust. Adjustments reflect the change interest expense for the period ended September 30, 2017 that would have resulted had the borrowings been acquired as of January 1, 2016. The discount accretion of the fair value adjustment associated with the junior subordinated debenture issued to capital trust of $2.8 million was calculated on the effective yield method over the estimated lives of the acquired borrowings.

(4)
Adjustments to salaries and employee benefits due to amortization of non-compete agreement over three years.

(5)
Adjustments to other intangible assets amortization expense reflect the change in other expense that would have resulted from the amortization of the core deposit intangible of $13.7 million had the deposits been acquired as of Janurary 1, 2016. The amortization of the core deposit intangible was calculated on an accelerated basis over the estimated useful life of six years.

(6)
Adjustments to provision (benefit) for income taxes reflect recognition of tax expense (benefit) associated with the adjusted net income before taxes assuming an effective tax rate of 40.63%.

COMPARATIVE HISTORICAL AND UNAUDITED PER COMMON SHARE DATA

        We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. The pro forma combined and pro forma equivalent data are unaudited and give effect to the merger as if the transaction had been effective on January 1, 2016, in the case of the per share earnings, and on September 30, 2017, in the case of the per share book value data. The selected unaudited pro forma condensed combined income statements also give effect to the Ridgestone acquisition that closed on October 14, 2016, as if that transaction became effective on January 1, 2016. This information should be read together with the historical consolidated financial statements and related notes of Byline and First Evanston included in this joint proxy statement/prospectus, and with the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus. See "Index to Consolidated Financial Statements," "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Statements."

        The pro forma combined information gives effect to the merger accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. The pro forma calculations reflect the issuance of 7,198,437 shares of Byline common stock in the merger, based on 1,723,920 shares of First Evanston common stock outstanding as of September 30, 2017.

        The information is presented for illustrative purposes only and does not indicate the financial results or financial condition of the combined company had the companies actually been combined at the dates indicated. The pro forma information also does not consider any integration expenses, expense efficiencies or other potential effects of the merger.

	Byline Bancorp, Inc. Historical	Ridgestone Historical	Byline & Ridgestone Combined Pro Forma	First Evanston Historical	Byline & First Evanston Combined Pro Forma	First Evanston Pro Forma Equivalent(1)
As of or for the nine months ended September 30, 2017:
Basic earnings per share	$0.43	N/A	$0.43	$3.53	$0.49	$1.97
Diluted earnings per share	0.43	N/A	0.43	3.47	0.49	1.94
Cash dividends declared per share	—	N/A	—	—	—	—
Book value per share	15.32	N/A	15.32	58.52	15.98	79.50
As of or for the year ended December 31, 2016(2):
Basic earnings per share	$3.31	$3.60	$3.54	$3.81	$2.93	$11.69
Diluted earnings per share	3.27	3.60	3.50	3.75	2.90	11.58
Cash dividends declared per share	—	0.75	—	—	—	—
Book value per share	14.51	N/A	14.51	53.63	15.22	76.46

(1)
Calculated by multiplying the "Byline & First Evanston Combined Pro Forma" by 3.994, which is the exchange ratio for the stock consideration payable to holders of First Evanston common stock in the merger, and solely in the case of book value per common share data, adding to that result $15.66, which is an estimate of common shares outstanding per the terms of the merger agreement.

(2)
Ridgestone information through October 14, 2016.

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        Byline's common stock trades on the NYSE under the symbol "BY." The following table sets forth the high and low reported trading prices per share of Byline's common stock for the periods indicated. The reported high and low sales prices of Byline's common stock begins on June 30, 2017, the first date of trading of Byline's common stock on the NYSE in connection with its initial public offering. Byline has not declared or paid any dividends on its common stock in the last three years. See "Where You Can Find More Information."

	Byline
	High	Low
For the quarter ended:
2018
March 31, 2018 (through February 7, 2018)	$23.50	$21.60
2017
December 31, 2017	$23.65	$19.02
September 30, 2017	21.82	19.29
June 30, 2017	20.48	19.84
March 31, 2017	N/A	N/A
2016
December 31, 2016	N/A	N/A
September 30, 2016	N/A	N/A
June 30, 2016	N/A	N/A
March 31, 2016	N/A	N/A

        As of February 7, 2018, Byline had 29,377,298 outstanding shares of common stock held by approximately 1,288 registered holders, and 10,438 shares of Series B preferred stock outstanding held by 35 registered holders. For more information regarding Byline's ability to pay dividends on its common stock and restrictions thereon, see "Business—Supervision and Regulations" in this joint proxy statement/prospectus. In addition, Byline is subject to state law limitations on the payment of dividends. Delaware law generally limits dividends if: (a) the corporation does not have a surplus; or (b) the corporation does not have net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

        As of February 7, 2018, First Evanston had 1,673,268 outstanding shares of common stock held by approximately 451 registered holders.

        Based on [    •    ] shares of First Evanston common stock outstanding as of [    •    ], 2018, the latest practicable date before the date of this joint proxy statement/prospectus, the cash consideration per share of First Evanston common stock would be equal to $[    •    ]. Based on the closing price of Byline's common stock as reported on the NYSE of $19.73 as of November 24, 2017, the trading day immediately preceding the public announcement of the merger, the implied value of the merger consideration that a First Evanston shareholder would be entitled to receive for each share of First Evanston common stock owned would be $94.46 with an aggregate transaction value of approximately $169.0 million based on the fully diluted number of shares of First Evanston common stock outstanding as of November 24, 2017. Based on the closing price of Byline common stock as reported on the NYSE of $[    •    ] as of [    •    ], 2018, the latest practicable date before the date of this joint proxy statement/prospectus, the implied value of the merger consideration for each share of First Evanston common stock would be $[    •    ].

        First Evanston common stock is privately held and not quoted on a stock exchange or market, and no broker makes a market in the stock. Stock transfer records maintained by First Evanston indicate that there have been relatively infrequent transactions in First Evanston common stock. Sales and purchases of shares of First Evanston common stock are privately negotiated, and First Evanston may not be aware of the price for those transactions. As a result, trading price data is very limited and may not accurately reflect the actual market value of the shares. First Evanston has not declared or paid any cash dividends with respect to its common stock in the last three years. First Evanston shareholders are urged to obtain current market price quotations for shares of Byline's common stock on the NYSE and to review carefully the other information contained in this joint proxy statement/prospectus in considering whether to adopt the merger agreement and approve the merger proposal. The market price of Byline's common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the merger. Changes in the market price of Byline's common stock prior to the completion of the merger will affect the value of the merger consideration that First Evanston shareholders will receive upon completion of the merger.

RISK FACTORS

        In addition to general investment risks and the other information contained in this joint proxy statement/prospectus, including the matters addressed under the section "Special Note Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus. See "References to Additional Information" and "Where You Can Find More Information."

Risks Related to the Merger and Byline's and
First Evanston's Businesses upon Completion of the Merger

         The value of the merger consideration that consists of Byline common stock will fluctuate based on the trading price of Byline's common stock.

        The number of shares of Byline common stock to be issued in the merger will not automatically adjust based on the trading price of Byline's common stock, and the market value of those shares at the effective time of the merger may vary significantly. Accordingly, at the time of the First Evanston special meeting, First Evanston shareholders will not know or be able to calculate the market value of the shares of Byline's common stock they might receive upon the completion of the merger, and at the time of the Byline special meeting, Byline stockholders will not know or be able to calculate the value of the shares of Byline's common stock that will be delivered in the merger.

        The market price of Byline's common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding Byline's operations or business prospects, including market sentiment regarding Byline's entry into the merger agreement. These risks may be affected by, among other things:

  •
  operating results that vary from the expectations of Byline's management or of securities analysts and investors;

  •
  operating and securities price performance of companies that investors consider to be comparable to Byline;

  •
  announcements of strategic developments, acquisitions, dispositions, financings, and other material events by Byline or its competitors; and

  •
  changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

        Stock price changes may also result from a variety of other factors, many of which are outside of the control of Byline and First Evanston, including changes in the business, operations or prospects of Byline or First Evanston, regulatory considerations, and general business, market, industry or economic conditions. For more information, see "Description of the Merger Agreement—Merger consideration" and "Description of the Merger Agreement—Termination."

         The market price of Byline's common stock after the merger may be affected by factors different from those affecting the shares of First Evanston or Byline currently.

        Upon completion of the merger, holders of First Evanston common stock will become holders of Byline common stock. Byline's business differs in important respects from that of First Evanston. Accordingly, the results of operations of the combined company and the market price of Byline's common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Byline and First Evanston. For a discussion of the business and market of Byline and of some important factors to consider in connection with its business, please see "Business of Byline." For a discussion of the business and market of First Evanston and of some important factors to consider in connection with its business, please see "Business of First Evanston."

         First Evanston shareholders and Byline stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Upon the completion of the merger, each former First Evanston shareholder and each current Byline stockholder will have a percentage ownership of Byline that is smaller than such shareholder's or stockholder's current percentage ownership of First Evanston or Byline, as applicable. Based on the number of issued and outstanding shares of Byline common stock and First Evanston common stock on [    •    ], 2018, and assuming no adjustment in the number of shares of Byline common stock to be issued as merger consideration pursuant to the merger agreement, shareholders of First Evanston, as a group, will receive shares in the merger constituting approximately [    •    ]% of Byline common stock expected to be outstanding immediately after the merger (without giving effect to any Byline common stock held by First Evanston shareholders prior to the merger), and stockholders of Byline, as a group, will own [    •    ]% of Byline common stock expected to be outstanding immediately after the merger. As a result, each party's stockholders, as a group, will have less influence on the board of directors, management and policies of Byline following the merger than they now have on the board of directors, management and policies of their respective companies.

         Byline may fail to realize the anticipated benefits of the merger.

        Byline and First Evanston have operated independently and will continue to do so until the completion of the merger. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, Byline's ability to successfully combine the businesses of Byline and First Evanston, including by minimizing any disruptions to the existing customer relationships and business functions of Byline or First Evanston, and avoiding any inconsistencies in standards, controls, procedures and policies. If Byline is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could have an adverse effect on Byline's business, financial condition, operating results and prospects.

        Among the factors considered by the boards of directors of each of Byline and First Evanston in connection with their respective approvals of the merger agreement were the anticipated benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all. To review the reasons for the merger in more detail, see "The Merger—First Evanston's reasons for the merger and recommendation of the board of directors" and "The Merger—Byline's reasons for the merger and recommendation of the board of directors."

         Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. In deciding whether to grant regulatory approval, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse condition or development in either party's regulatory standing or other factors could prevent or delay the receipt of one or more of the required regulatory approvals. Even if granted, the terms and conditions of the approvals may impose requirements, limitations or costs or place restrictions on the conduct of the combined company's business. Despite the parties' commitments to use their reasonable best efforts to obtain regulatory approvals, under the terms of the merger agreement, Byline and First Evanston will not be required to complete the merger if any such approval imposes a burdensome condition. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were completed successfully within the expected timeframe. Additionally, the completion of the merger is subject to the satisfaction or waiver of certain other closing conditions, including the absence of certain orders, injunctions or decrees by any governmental authority that would prohibit or make illegal the completion of the merger. See "The Merger Agreement—Conditions to completion of the merger."

         Because of the closing conditions in the merger agreement and the ability of either Byline or First Evanston to terminate the merger agreement in specific instances, there can be no assurance when or if the merger will be completed.

        The merger agreement is subject to a number of conditions that must be satisfied or waived to complete the merger. Those conditions include, among other things, (i) the accuracy of the other party's representations and warranties, subject to certain materiality exceptions, including the accuracy of the other party's representation and warranty of the absence of a material adverse effect on the other party since December 31, 2016, (ii) the other party's performance in all material respects of its obligations under the merger agreement, (iii) the adoption of the merger agreement and the transactions contemplated thereby by First Evanston's shareholders, (iv) the approval of the Byline share issuance proposal by Byline's stockholders, (v) the absence of any proceeding in connection with, or that could prevent, delay, make illegal or interfere with, any of the transactions contemplated by the merger agreement, (vi) the receipt of required regulatory approvals, including the approval of certain federal and state banking agencies, (vii) the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, (viii) the receipt by each party of an opinion from counsel to the effect that the merger and the merger of First Evanston with and into Byline immediately thereafter, taken together, will be treated as a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, (ix) the condition that First Evanston's adjusted total tangible common equity is no less than the applicable amount specified in a schedule to the merger agreement and (x) the approval for listing on the NYSE of the shares of Byline common stock issuable in the merger. In addition, Byline's obligation to complete the merger is subject to dissenters' rights having been exercised by the holders of no more than 10.0% of First Evanston's common stock. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the required Byline stockholder and First Evanston shareholder and approvals, or Byline or First Evanston may elect to terminate the merger agreement in certain other circumstances. See Description of the "Merger Agreement—Termination."

         Termination of the merger agreement could negatively impact First Evanston.

        If the merger agreement is terminated there may be various consequences. For example, First Evanston's business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. In addition, if the merger agreement is terminated and the First Evanston board of directors seeks another merger or business combination, First Evanston's shareholders cannot be certain that First Evanston will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Byline has agreed to provide in the merger, or that such other merger or business combination will be completed. Additionally, if the merger agreement is terminated, under certain circumstances First Evanston may be required to pay

Byline a termination fee of approximately $6.35 million. See "Description of the Merger Agreement—Termination fee."

         First Evanston directors and officers have interests in the merger different from or in addition to the interests of First Evanston shareholders, generally.

        The interests of some of the directors and executive officers of First Evanston may be different from those of First Evanston's shareholders, generally. While First Evanston's board of directors knew about and considered these interests when making its decision to approve the merger agreement, and in recommending that First Evanston's shareholders vote in favor of adopting the merger agreement, First Evanston's shareholders should consider these interests when determining whether to vote to adopt the merger agreement. See "The Merger—Interests of certain persons in the merger."

         The merger agreement contains provisions that may discourage other companies from trying to acquire First Evanston for greater merger consideration.

        The merger agreement contains provisions that may discourage a third-party from submitting a business combination proposal to First Evanston that might result in greater value to First Evanston's shareholders than the proposed merger with Byline or may result in a potential competing acquirer proposing to pay a lower per share price to acquire First Evanston than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on First Evanston from soliciting, or entering into discussions with any third-party regarding, any acquisition proposal or offers for competing transactions, subject to certain exceptions relating to the exercise of fiduciary duties by First Evanston's board of directors. In addition, First Evanston may be required to pay Byline a termination fee upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See "Description of the Merger Agreement—Termination" and "Description of the Merger Agreement—Termination fees."

         The unaudited pro forma condensed combined financial data included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma condensed combined financial data included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the dates indicated. The preparation of the pro forma financial data is based upon available information and certain assumptions and estimates that Byline and First Evanston currently believe are reasonable. The pro forma financial data also reflects adjustments, which are based upon preliminary estimates, to apply the acquisition method of accounting to First Evanston's net assets. The acquisition accounting reflected in this joint proxy statement/prospectus is preliminary, and the final acquisition accounting will be based upon the actual purchase consideration and the fair value of the assets and liabilities of First Evanston as of the date of the completion of the merger. In addition, following the completion of the merger, there may be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

         The respective opinions of each of Byline's and First Evanston's financial advisors delivered to the parties' respective boards of directors prior to the signing of the merger agreement do not reflect changes in circumstances.

        The respective boards of directors of each of Byline and First Evanston received a fairness opinion from the parties' respective financial advisor, a copy of which is attached hereto as Annex C and

Annex D. The opinions were delivered prior to the signing of the merger agreement. Changes in the operations and prospects of First Evanston or Byline may significantly alter the value of First Evanston or the prices of Byline common stock or First Evanston common stock by the time the merger is completed. The opinions do not speak as of the date of this joint proxy statement/prospectus or the time the merger will be completed or as of any date other than the date of such opinions.

         Byline and First Evanston will incur transaction and integration costs in connection with the merger.

        Each of Byline and First Evanston has incurred and expects that it will incur significant, nonrecurring costs in connection with consummating the merger. In addition, Byline will incur integration costs following the completion of the merger, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled "—Byline may fail to realize the anticipated benefits of the merger." Byline and First Evanston may also incur additional costs to maintain employee morale and to retain key employees. Byline and First Evanston will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger.

         The shares of Byline common stock to be received by First Evanston common shareholders in the merger will have different rights from the shares of First Evanston common stock.

        Upon completion of the merger, First Evanston shareholders will receive merger consideration consisting of Byline common stock and will become Byline stockholders and their rights as stockholders will be governed by the DGCL and Byline's articles of incorporation and bylaws. The rights associated with First Evanston common stock are different from the rights associated with Byline common stock. See "Comparison of Rights of Byline Stockholders and First Evanston Shareholders" for a discussion of the different rights associated with Byline common stock.

         The merger may have adverse tax consequences.

        Neither First Evanston nor Byline has requested or received a ruling from the Internal Revenue Service that the integrated merger will constitute a single integrated transaction that qualifies as a reorganization. If the integrated merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then each holder of First Evanston common stock generally would recognize a gain or loss, as applicable, equal to the difference between such holder's adjusted tax basis in each share of First Evanston common stock surrendered and the sum of the amount of the cash and the fair market value of Byline common stock received in exchange for that share upon completion of the integrated merger. See "Material U.S. Federal Income Tax Consequences of the Integrated Merger."

Risks Related to Byline's Business

         Unless the context requires otherwise, references in the remaining sections of this "Risk Factors" section of this joint proxy statement/prospectus to the "Company," "we," "us," or "our" refer to Byline and its wholly owned subsidiaries on a consolidated basis, and references to the "Bank" refer to Byline Bank.

Credit and Interest Rate Risks

         Our business depends on our ability to successfully manage credit risk.

        The operation of our business requires us to manage credit risk. As a lender, we are exposed to the risk that our borrowers will be unable to repay their loans and leases according to their terms, and that the collateral securing repayment of their loans or leases, if any, may not be sufficient to ensure repayment. In addition, there are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers, including the risk that a borrower may not provide information to us about its business in a timely manner, and/or may present inaccurate or incomplete information to us, and risks relating to the value of collateral. In order to manage credit risk successfully, we must, among other things, maintain disciplined and prudent underwriting standards and ensure that our bankers follow those standards. The weakening of these standards for any reason, such as an attempt to attract higher yielding loans, a lack of discipline or diligence by our employees in underwriting and monitoring loans, the inability of our employees to adequately adapt policies and procedures to changes in economic or any other conditions affecting borrowers and the quality of our loan portfolio, may result in loan defaults, foreclosures and additional charge-offs and may necessitate that we significantly increase our allowance for loan and lease losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have a material adverse effect on our business, financial condition or results of operations.

         We may underestimate the credit losses inherent in our loan and lease portfolio and have credit losses in excess of the amount we provide for loan and lease losses.

        The credit quality of our loan and lease portfolio can have a significant impact on our earnings. We maintain an allowance for loan and lease losses, which is a reserve established through a provision for loan and lease losses charged to expense representing management's best estimate of probable losses that may be incurred within our existing portfolio of loans and leases. The allowance, in the judgment of management, is necessary to reserve for probably incurred loan and lease losses and risks inherent in our loan and lease portfolio. The level of the allowance reflects management's continuing evaluation of specific credit risks; the quality of the loan and lease portfolio; the value of the underlying collateral; the level of nonaccruing loans and leases; incurred losses inherent in the current loan and lease portfolio; and economic, political and regulatory conditions. Given our limited history in making loans since the Recapitalization, we do not have adequate historical data on loans made by Byline to calculate loan allowances solely based on Byline's historical loan experience and, as a result, we calculate loan allowances and reserves, in part, based on industry and peer data, which could increase the subjectivity of the calculation. In accordance with GAAP for business combination accounting, the loans acquired through the Recapitalization and our acquisition of Ridgestone were recorded at their estimated fair value. Therefore, there was no allowance for loan losses associated with those loans at acquisition. Management continues to evaluate the allowance needed on the acquired loans, which includes considering the net remaining acquisition accounting adjustment ($36.4 million at September 30, 2017).

        For our loans and leases, we perform loan reviews and grade loans on an ongoing basis, and we estimate and establish reserves for credit risks and credit losses inherent in our credit exposure (including unfunded lending commitments). The objective of our loan review and grading procedures is to identify existing or emerging credit quality problems so that appropriate steps can be initiated to avoid or minimize future losses. This process, which is critical to our financial results and condition, requires difficult, subjective and complex judgments of loan collectability. As is the case with any such assessments, there is always the chance that we will fail to identify the proper factors or that we will fail to estimate accurately the impact of factors that we do identify.

        Although we believe our allowance for loan and lease losses is adequate to absorb probable and reasonably estimable losses in our loan and lease portfolio, this allowance may not be sufficient. We could sustain credit losses that are significantly higher than the amount of our allowance for loan and lease losses. Higher credit losses could arise for a variety of reasons, such as changes in economic conditions affecting borrowers, new information regarding our loans and leases and other factors within and outside our control. If real estate values were to decline or if economic conditions in our markets were to deteriorate unexpectedly, additional loan and lease losses not incorporated in the existing allowance for loan and lease losses might occur. Losses in excess of the existing allowance for loan and lease losses will reduce our net income and could have a material adverse effect on our business, financial condition or results of operations. A severe downturn in the economy generally, in our markets specifically or affecting the business and assets of individual customers, would generate increased charge-offs and a need for higher reserves.

        As of September 30, 2017, our allowance for loan and lease losses as a percentage of total loans and leases was 0.72% and as a percentage of total nonperforming loans and leases was 95.4%. Additional credit losses will likely occur in the future and may occur at a rate greater than we have previously experienced. We may be required to take additional provisions for loan and lease losses in the future to further supplement the allowance for credit losses, either due to management's assessment that the allowance is inadequate or requirements by our banking regulators. In addition, bank regulatory agencies will periodically review our allowance for loan and lease losses, the policies and procedures we use to determine the level of the allowance and the value attributed to nonperforming loans or to real estate acquired through foreclosure. Such regulatory agencies may require us to make further provisions or recognize future charge-offs. Further, if charge-offs in future periods exceed the allowance for loan and lease losses, we may need additional adjustments to increase the allowance for loan and lease losses.

        Any increases in our provision for loan and lease losses will result in a decrease in net income and may reduce retained earnings and capital and, therefore, have a material adverse effect on our business, financial condition and results of operations.

        In addition, in June 2016, the Financial Accounting Standards Board (the "FASB") issued a new accounting standard that will replace the current approach under GAAP for establishing allowances for loan and lease losses, which generally considers only past events and current conditions, with a forward-looking methodology that reflects the expected credit losses over the lives of financial assets, starting when such assets are first originated or acquired. Under the revised methodology, credit losses will be measured based on past events, current conditions and reasonable and supportable forecasts of future conditions that affect the collectability of financial assets. The new standard is generally expected to result in increases to allowance levels and will require the application of the revised methodology to existing financial assets through a one-time adjustment to retained earnings upon initial effectiveness. The standard will be effective for us in 2020 or, if we remain an emerging growth company and continue to elect not to opt out of the extended transition period for new accounting standards, 2021. See Note 2 of Byline's Consolidated Financial Statements as of December 31, 2016 and 2015 included herein for additional information about the standard.

         Greater seasoning of our loan portfolio could increase risk of credit defaults in the future.

        A significant portion of our loan portfolio is of relatively recent origin. Normally, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time (which varies by loan duration and loan type), a process referred to as "seasoning". As a result, a portfolio of more seasoned loans may more predictably follow a bank's historical default or credit deterioration patterns than a newer portfolio. Because 66.5% of our portfolio has been originated since the Recapitalization, the current level of delinquencies and defaults may not represent the level that may prevail as the portfolio becomes more seasoned. If delinquencies and defaults increase, we may be required to increase our provision for loan and lease losses, which could have a material adverse effect on our business, financial condition and results of operations.

         Our business, profitability and liquidity may be adversely affected by deterioration in the credit quality of, or defaults by, third parties who owe us money, securities or other assets or whose securities or obligations we hold.

        In addition to relying on borrowers to repay their loans and leases, we are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. A default by a significant market participant, or concerns that such a party may default, could lead to significant liquidity problems, losses or defaults by other parties, which in turn could adversely affect us.

        We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. Deterioration in the credit quality of third parties whose securities or obligations we hold, including the Federal Home Loan Mortgage Corporation, Government National Mortgage Corporation and municipalities, could result in significant losses.

         Our business is subject to interest rate risk and fluctuations in interest rates may adversely affect our earnings.

        Fluctuations in interest rates may negatively affect our banking business and may weaken demand for some of our products. Our earnings and cash flows are largely dependent on net interest income, which is the difference between the interest income that we earn on interest earning assets, such as investment securities and loans, and the interest expense that we pay on interest-bearing liabilities, such as deposits and borrowings. Additionally, changes in interest rates also affect the premiums we may receive in connection with the sale of SBA and United States Department of Agriculture ("USDA") (together, "U.S. government guaranteed") loans in the secondary market, pre-payment speeds of loans for which we own servicing rights, our ability to fund our operations with customer deposits and the fair value of securities in our investment portfolio. Therefore, any change in general market interest rates, including changes in federal fiscal and monetary policies, can have a significant effect on our net interest income and results of operations.

        We seek to mitigate our interest rate risk by entering into interest rate swaps and other interest rate derivative contracts from time to time with counterparties. Our hedging strategies rely on assumptions and projections regarding interest rates, asset levels and general market factors and subject us to counterparty risk. There is no assurance that our interest rate mitigation strategies will be successful and if our assumptions and projections prove to be incorrect or our hedging strategies do not adequately mitigate the impact of changes in interest rates, we may incur losses that could adversely affect our earnings.

        Our interest earning assets and interest-bearing liabilities may react in different degrees to changes in market interest rates. Interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types of assets and liabilities may lag behind. The result of these changes to rates may cause differing spreads on interest earning assets and interest-bearing liabilities. Although we take measures intended to manage the risks from changes in market interest rates, we cannot control or accurately predict changes in market rates of interest or be sure our protective measures are adequate.

        Interest rates are volatile and highly sensitive to many factors that are beyond our control, such as economic conditions and policies of various governmental and regulatory agencies, and, in particular U.S. monetary policy. For example, we face uncertainty regarding the interest rate risk, and resulting effect on our portfolio, that could result if the Board of Governors of the Federal Reserve System (the "Federal Reserve") reduces the amount of securities it holds on its balance sheet. In recent years, it has been the policy of the Federal Reserve to maintain interest rates at historically low levels through a targeted federal funds rate and the purchase of U.S. Treasury and mortgage-backed securities. As a result, yields on securities we have purchased, and market rates on the loans we have originated, have been at levels lower than were available prior to the severe economic recession occurring during 2007 through 2009. Consequently, the average yield on banks' interest-earning assets has generally decreased during the current low interest rate environment. If a low interest rate environment persists, we may be unable to increase our net interest income.

        As of September 30, 2017, we had $753.7 million of noninterest-bearing transaction accounts and $187.2 million of interest-bearing transaction accounts. Current interest rates for interest-bearing accounts are very low due to current market conditions. However, we do not know what market rates will eventually be, especially if the Federal Reserve increases interest rates. If we need to offer higher interest rates on checking accounts to maintain current clients or attract new clients, our interest expense will increase, perhaps materially. Furthermore, if we fail to offer interest in a sufficient amount to keep these demand deposits, our core deposits may be reduced, which would require us to obtain funding in other ways or risk slowing our future asset growth.

         The appraisals and other valuation techniques we use in evaluating and monitoring loans secured by real property, other real estate owned ("OREO") and other repossessed assets may not accurately describe the fair value of the asset.

        In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may change significantly in relatively short periods of time (especially in periods of heightened economic uncertainty), this estimate may not accurately describe the fair value of the real property collateral after the loan is made. As a result, we may not be able to realize the full amount of any remaining indebtedness if we foreclose on and sell the relevant property. In addition, we rely on appraisals and other valuation techniques to establish the value of our OREO and personal property that we acquire through foreclosure proceedings and to determine certain loan impairments. If any of these valuations are inaccurate, our consolidated financial statements may not reflect the correct value of our OREO, and our allowance for loan and lease losses may not reflect accurate loan impairments. This could have a material adverse effect on our business, financial condition or results of operations.

         We depend on the accuracy and completeness of information about customers and counterparties.

        In deciding whether to extend credit or enter into other transactions, and in evaluating and monitoring our loan and lease portfolio on an ongoing basis, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. We may also rely on representations of those customers or counterparties or of other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate, incomplete, fraudulent or misleading financial statements, credit reports or other financial or business information, or the failure to receive such information on a timely basis, could result in loan losses, reputational damage or other effects that could have a material adverse effect on our business, financial condition or results of operations.

         The value of the financial instruments we own may decline in the future.

        As of September 30, 2017, we owned $739.7 million of investment securities, which consisted primarily of our positions in U.S. government and government-sponsored enterprises and federal agency obligations, mortgage and asset-backed securities and municipal securities. We evaluate our investment securities on at least a quarterly basis, and more frequently when economic and market conditions warrant such an evaluation, to determine whether any decline in fair value below amortized cost is the result of an other-than-temporary impairment. The process for determining whether impairment is other-than-temporary usually requires complex, subjective judgments about the future financial performance of the issuer in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers, we may be required to recognize other-than-temporary impairment in future periods, which could adversely affect our business, results of operations or financial condition.

        In addition, an increase in market interest rates may affect the market value of our securities portfolio, potentially reducing accumulated other comprehensive income and/or earnings.

         Concentrated exposures to individual obligors may unfavorably impact our operations.

        We have cultivated relationships with certain individuals, businesses and institutions that could result in relatively large exposures to select single obligors. The failure to properly anticipate and address risks associated with any concentrated exposures could have a material adverse effect on our business, financial condition or results of operations.

Funding Risks

         Liquidity risks could affect operations and jeopardize our business, financial condition and results of operations.

        Liquidity risk is the risk that we will not be able to meet our obligations, including financial commitments, as they come due and is inherent in our operations. An inability to raise funds through deposits, borrowings, the sale of loans and/or investment securities and from other sources could have a substantial negative effect on our liquidity. Our most important source of funds consists of our customer deposits. Deposit balances can decrease for a variety of reasons, including when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments, we could lose a relatively low cost source of funds. This loss would require us to seek other funding alternatives, including wholesale funding, in order to continue to grow, thereby increasing our funding costs and reducing our net interest income and net income.

        Other primary sources of funds consist of cash from operations and investment maturities, redemptions and sales. To a lesser extent, proceeds from the issuance and sale of securities to investors has become a source of funds and we may issue additional equity or debt securities following this offering. Additional liquidity is provided by brokered certificates of deposits and repurchase agreements and we have the ability to borrow from the Federal Reserve Bank of Chicago and the Federal Home Loan Bank of Chicago ("FHLB"). We also may borrow from third-party lenders from time to time. Our access to funding sources in amounts adequate to finance or capitalize our activities or on terms that are acceptable to us could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry. Economic conditions and a loss of confidence in financial institutions may increase our cost of funding and limit access to certain customary sources of capital, including inter-bank borrowings, repurchase agreements and borrowings from the discount window of the Federal Reserve System. There is also the potential risk that collateral calls with respect to our repurchase agreements could reduce our available liquidity.

        Any decline in available funding could adversely impact our ability to continue to implement our business plan, including originating loans, investing in securities, meeting our expenses or fulfilling obligations such as repaying our borrowings and meeting deposit withdrawal demands, any of which could have a material adverse impact on our liquidity, business, financial condition and results of operations.

         Our liquidity is dependent on dividends from Byline Bank.

        We are a legal entity separate and distinct from Byline Bank, our wholly owned banking subsidiary. A substantial portion of our cash flow from operating activities, including cash flow to pay dividends on our preferred stock, dividends on our junior subordinated debentures, and principal and interest on any debt we may incur, including trust preferred securities, comes from dividends from Byline Bank. Various federal and state laws and regulations limit the amount of dividends that our bank may pay to us. For example, Illinois law only permits Byline Bank to pay dividends out of its net profits then on hand, after first deducting the bank's losses and any debts owed to Byline Bank on which interest is past due and unpaid for a period of six months or more, unless the same are well secured and in the process of collection. As of September 30, 2017, Byline Bank had the capacity to pay us a dividend of up to $81.8 million without the need to obtain prior regulatory approval. Also, our right to participate in a distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors. In the event Byline Bank is unable to pay dividends to us, we may not be able to service any debt we may incur, pay obligations or pay dividends on our preferred stock, which could have a material adverse effect on our business, financial condition or results of operations.

         Loss of deposits could increase our funding costs.

        As do many banking companies, we rely on customer deposits to meet a considerable portion of our funding needs, and we continue to seek customer deposits to maintain this funding base. We accept deposits directly from consumer and commercial customers and, as of September 30, 2017, we had $2.5 billion in deposits. These deposits are subject to potentially dramatic fluctuations in availability or the price we must pay (in the form of interest) to obtain them due to certain factors outside our control, such as a loss of confidence by customers in us or the banking sector generally; customer perceptions of our financial health and general reputation; increasing competitive pressures from other financial services firms for consumer or corporate customer deposits; and changes in interest rates and returns on other investment classes, which could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current customer deposits or attract additional deposits. The loss of customer deposits for any reason could increase our funding costs.

         We may be adversely affected by changes in the actual or perceived soundness or condition of other financial institutions.

        Financial services institutions that deal with each other are interconnected as a result of trading, investment, liquidity management, clearing, counterparty and other relationships. Concerns about, or a default by, one institution could lead to significant liquidity problems and losses or defaults by other institutions, as the commercial and financial soundness of many financial institutions is closely related as a result of these credit, trading, clearing and other relationships. Even the perceived lack of creditworthiness of, or questions about, a counterparty may lead to market-wide liquidity problems and losses or defaults by various institutions. This systemic risk may adversely affect financial intermediaries with which we interact on a daily basis or key funding providers such as the FHLB, any of which could have a material adverse effect on our access to liquidity or otherwise have a material adverse effect on our business, financial condition or results of operations.

         We may need to raise additional capital in the future, and such capital may not be available when needed or at all.

        We may need to raise additional capital, in the form of debt or equity securities, in the future to have sufficient capital resources to meet our commitments and fund our business needs and future growth, particularly if the quality of our assets or earnings were to deteriorate significantly. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control, and our financial condition. We may not be able to obtain capital on acceptable terms or at all. Any occurrence that may limit our access to capital, such as a decline in the confidence of debt purchasers, depositors of our bank or counterparties participating in the capital markets or other disruption in capital markets, may adversely affect our capital costs and our ability to raise capital and, in turn, our liquidity. Further, if we need to raise capital in the future, we may have to do so when many other financial institutions are also seeking to raise capital and would then have to compete with those institutions for investors. An inability to raise additional capital on acceptable terms when needed could have a material adverse effect on our business, financial condition or results of operations.

Operational Risks

         We may not be able to implement our growth strategy or manage costs effectively, resulting in lower earnings or profitability.

        There can be no assurance that we will be able to continue to grow and to be profitable in future periods, or, if profitable, that our overall earnings will remain consistent or increase in the future. Our strategy focuses on organic growth, supplemented by opportunistic acquisitions.

        Our growth requires that we increase our loan and deposit growth while managing risks by following prudent loan underwriting standards without increasing interest rate risk or compressing our net interest margin, maintaining more than adequate capital at all times, hiring and retaining qualified employees and successfully implementing strategic projects and initiatives. Even if we are able to increase our interest income, our earnings may nonetheless be reduced by increased expenses, such as additional employee compensation or other general and administrative expenses and increased interest expense on any liabilities incurred or deposits solicited to fund increases in assets. Additionally, if our competitors extend credit on terms we find to pose excessive risks, or at interest rates which we believe do not warrant the credit exposure, we may not be able to maintain our lending volume and could experience deteriorating financial performance.

        Our inability to manage our growth successfully or to continue to expand into new markets could have a material adverse effect on our business, financial condition or results of operations.

         The occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents could have a material adverse effect on our business, financial condition or results of operations.

        As a financial institution, we are susceptible to fraudulent activity, information security breaches and cybersecurity-related incidents that may be committed against us or our clients, which may result in financial losses or increased costs to us or our clients, disclosure or misuse of our information or our client information, misappropriation of assets, privacy breaches against our clients, litigation or damage to our reputation. Such fraudulent activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, social engineering and other dishonest acts. Information security breaches and cybersecurity-related incidents may include fraudulent or unauthorized access to systems used by us or our clients, denial or degradation of service attacks, and malware or other cyber-attacks. In recent periods, there continues to be a rise in electronic fraudulent activity, security breaches and cyber-attacks within the financial services industry, especially in the commercial banking sector due to cyber criminals targeting commercial bank accounts. Consistent with industry trends, we have also experienced an increase in attempted electronic fraudulent activity, security breaches and cybersecurity-related incidents in recent periods. Moreover, in recent periods, several large corporations, including financial institutions and retail companies, have suffered major data breaches, in some cases exposing not only confidential and proprietary corporate information, but also sensitive financial and other personal information of their customers and employees and subjecting them to potential fraudulent activity. Some of our clients may have been affected by these breaches, which could increase their risks of identity theft and other fraudulent activity that could involve their accounts with us.

        We also face risks related to cyber-attacks and other security breaches in connection with debit card transactions that typically involve the transmission of sensitive information regarding our customers through various third parties, including retailers and payment processors. Some of these parties have in the past been the target of security breaches and cyber-attacks, and because the transactions involve third parties and environments such as the point of sale that we do not control or secure, future security breaches or cyber-attacks affecting any of these third parties could affect us through no fault of our own, and in some cases we may have exposure and suffer losses for breaches or attacks relating to them, including costs to replace compromised debit cards and address fraudulent transactions.

        Information pertaining to us and our customers is maintained, and transactions are executed, on networks and systems maintained by us and certain third-party partners, such as our online banking or reporting systems. The secure maintenance and transmission of confidential information, as well as execution of transactions over these systems, are essential to protect us and our customers against fraud and security breaches and to maintain our customers' confidence. Breaches of information security also may occur, through intentional or unintentional acts by those having access to our systems or our customers' or counterparties' confidential information, including employees. In addition, increases in criminal activity levels and sophistication, advances in computer capabilities, new discoveries, vulnerabilities in third-party technologies (including browsers and operating systems) or other developments could result in a compromise or breach of the technology, processes and controls that we use to prevent fraudulent transactions and to protect data about us, our customers and underlying transactions, as well as the technology used by our customers to access our systems. Although we have developed, and continue to invest in, systems and processes that are designed to detect and prevent security breaches and cyber-attacks and periodically test our security, our or our third-party partners' inability to anticipate, or failure to adequately mitigate, breaches of security could result in: losses to us or our customers; our loss of business and/or customers; damage to our reputation; the incurrence of additional expenses; disruption to our business; our inability to grow our online services or other businesses; additional regulatory scrutiny or penalties; or our exposure to civil litigation and possible financial liability—any of which could have a material adverse effect on our business, financial condition or results of operations.

        More generally, publicized information concerning security and cyber-related problems could inhibit the use or growth of electronic or web-based applications or solutions as a means of conducting commercial transactions. Such publicity may also cause damage to our reputation as a financial institution. As a result, our business, financial condition or results of operations could be adversely affected.

         We depend on information technology and telecommunications systems of third parties, and any systems failures, interruptions or data breaches involving these systems could adversely affect our operations and financial condition.

        Our business is highly dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems, third-party servicers, accounting systems, mobile and online banking platforms and financial intermediaries. We outsource to third parties many of our major systems, such as data processing, loan servicing, deposit processing and internal audit systems. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party-systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If sustained or repeated, a system failure or service denial could result in a deterioration of our ability to process loans or gather deposits and provide customer service, compromise our ability to operate effectively, result in potential noncompliance with applicable laws or regulations, damage our reputation, result in a loss of customer business and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations. In addition, failure of third parties to comply with applicable laws and regulations, or fraud or misconduct on the part of employees of any of these third parties, could disrupt our operations or adversely affect our reputation.

        It may be difficult for us to replace some of our third-party vendors, particularly vendors providing our core banking, debit card services and information services, in a timely manner if they are unwilling or unable to provide us with these services in the future for any reason and even if we are able to replace them, it may be at higher cost or result in the loss of customers. Any such events could have a material adverse effect on our business, financial condition or results of operations.

        Our operations rely heavily on the secure processing, storage and transmission of information and the monitoring of a large number of transactions on a minute-by-minute basis, and even a short interruption in service could have significant consequences. We also interact with and rely on retailers, for whom we process transactions, as well as financial counterparties and regulators. Each of these third parties may be targets of the same types of fraudulent activity, computer break-ins and other cyber-security breaches described above or herein, and the cyber-security measures that they maintain to mitigate the risk of such activity may be different than our own and may be inadequate.

        As a result of financial entities and technology systems becoming more interdependent and complex, a cyber incident, information breach or loss, or technology failure that compromises the systems or data of one or more financial entities could have a material impact on counterparties or other market participants, including ourselves. Although we review business continuity and backup plans for our vendors and take other safeguards to support our operations, such plans or safeguards may be inadequate. As a result of the foregoing, our ability to conduct business may be adversely affected by any significant disruptions to us or to third parties with whom we interact.

         Our use of third-party vendors and our other ongoing third-party business relationships is subject to increasing regulatory requirements and attention.

        Our use of third-party vendors for certain information systems is subject to increasingly demanding regulatory requirements and attention by our federal bank regulators. Recent regulation requires us to enhance our due diligence, ongoing monitoring and control over our third-party vendors and other ongoing third-party business relationships. In certain cases we may be required to renegotiate our agreements with these vendors to meet these enhanced requirements, which could increase our costs. We expect that our regulators will hold us responsible for deficiencies in our oversight and control of our third-party relationships and in the performance of the parties with which we have these relationships. As a result, if our regulators conclude that we have not exercised adequate oversight and control over our third-party vendors or other ongoing third-party business relationships or that such third parties have not performed appropriately, we could be subject to enforcement actions, including civil money penalties or other administrative or judicial penalties or fines as well as requirements for customer remediation, any of which could have a material adverse effect our business, financial condition or results of operations.

         We continually encounter technological change.

        The financial services industry is continually undergoing rapid technological change with frequent introductions of new, technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to serve customers better and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we do. We may not be able to effectively implement new, technology-driven products and services or be successful in marketing these products and services to our customers. In addition, the implementation of technological changes and upgrades to maintain current systems and integrate new ones may also cause service interruptions, transaction processing errors and system conversion delays and may cause us to fail to comply with applicable laws. Failure to successfully keep pace with technological change affecting the financial services industry and failure to avoid interruptions, errors and delays could have a material adverse effect on our business, financial condition or results of operations.

        We expect that new technologies and business processes applicable to the banking industry will continue to emerge, and these new technologies and business processes may be better than those we currently use. Because the pace of technological change is high and our industry is intensely competitive, we may not be able to sustain our investment in new technology as critical systems and applications become obsolete or as better ones become available. A failure to maintain current technology and business processes could cause disruptions in our operations or cause our products and services to be less competitive, all of which could have a material adverse effect on our business, financial condition or results of operations.

         Our limited operating history following the Recapitalization may make it difficult for investors to evaluate our financial trends, and also may impair our ability to accurately forecast our future performance.

        We have a limited operating history following the Recapitalization transaction in 2013. In connection with the Recapitalization, we replaced all senior management of our predecessor and a significant majority of its lending staff. As a result, our limited operating history may not provide an adequate basis for investors to evaluate our business, financial condition and results of operations, and makes accurate financial forecasting more difficult for us. It may also be more difficult for us to evaluate trends that may affect our business. In addition, due to the application of the acquisition method of accounting to record, at fair value, all of the assets acquired and liabilities assumed at the time of the Recapitalization, financial information prior to the Recapitalization is not comparable to such information post-Recapitalization. Thus, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable business environment.

         Current or former employee or predecessor misconduct could expose us to significant legal liability and reputational harm.

        We are vulnerable to reputational harm because we operate in an industry in which integrity and the confidence of our customers are of critical importance. Our employees could engage, or our former directors, employees, or controlling stockholders could have engaged, in misconduct that adversely affects our business. For example, if such a person were to engage, or previously engaged, in fraudulent, illegal or suspicious activities, we could be subject to regulatory sanctions and suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities), financial position, customer relationships and ability to attract new customers. Our business often requires that we deal with confidential information. If our employees were to improperly use or disclose this information, or if former directors, employees, or controlling stockholders previously improperly used or disclosed this information, even if inadvertently, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not always be effective. Misconduct by our employees or former directors, employees, or controlling stockholders, or even unsubstantiated allegations of misconduct, could result in a material adverse effect on our business, financial condition or results of operations.

         We may not be able to attract and retain key personnel and other skilled employees.

        Our success depends, in large part, on the skills of our management team and our ability to retain, recruit and motivate key officers and employees. There is a limited number of qualified persons with requisite knowledge of, and experience in, certain of our specialized business lines, including our equipment leasing and U.S. government guaranteed lending businesses. A number of our employees have considerable tenure with Byline Bank and some will be nearing retirement in the next few years, which makes succession planning important to the continued operation of our business. We need to continue to attract and retain key personnel and to recruit qualified individuals who fit our culture to succeed existing key personnel to ensure the continued growth and successful operation of our business. Leadership changes may occur from time to time, and we cannot predict whether significant retirements or resignations will occur or whether we will be able to recruit additional qualified personnel. Competition for senior executives and skilled personnel in the financial services and banking industry is intense, which means the cost of hiring, incentivizing and retaining skilled personnel may continue to increase. This could have a material adverse effect on our business, financial condition or results of operations. In addition, our ability to effectively compete for senior executives and other qualified personnel by offering competitive compensation and benefit arrangements may be restricted by applicable banking laws and regulations, including restrictions recently proposed for adoption by U.S. regulatory agencies, including the Federal Reserve and the Federal Deposit Insurance Corporation ("FDIC"). The loss of the services of any senior executive or other key personnel, the inability to recruit and retain qualified personnel in the future or the failure to develop and implement a viable succession plan, could have a material adverse effect on our business, financial condition or results of operations.

         New lines of business, products, product enhancements or services may subject us to additional risks.

        From time to time, we may implement new lines of business or offer new products and product enhancements as well as new services within our existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances in which the markets are not fully developed. In implementing, developing or marketing new lines of business, products, product enhancements or services, we may invest significant time and resources, although we may not assign the appropriate level of resources or expertise necessary to make these new lines of business, products, product enhancements or services successful or to realize their expected benefits. Further, initial timetables for the introduction and development of new lines of business, products, product enhancements or services may not be achieved, and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also affect the ultimate implementation of a new line of business or offerings of new products, product enhancements or services. Furthermore, any new line of business, product, product enhancement or service or system conversion could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or offerings of new products, product enhancements or services could have a material adverse effect on our business, financial condition or results of operations.

External Risks

         Our business may be adversely affected by conditions in the financial markets and economic conditions generally.

        Our financial performance generally, and in particular the ability of our borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services we offer, is highly dependent upon the business environment in the markets in which we operate and in the United States as a whole. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in the Chicago metropolitan area. The economic conditions in this local market may be different from, or worse than, the economic conditions in the United States as a whole. Some elements of the business environment that affect our financial performance include short-term and long-term interest rates, the prevailing yield curve, inflation and price levels, tax policy, monetary policy, unemployment and the strength of the domestic economy and the local economy in the markets in which we operate. Unfavorable market conditions can result in a deterioration in the credit quality of our borrowers and the demand for our products and services, an increase in the number of loan delinquencies, defaults and charge-offs, additional provisions for loan and lease losses, adverse asset values and an overall material adverse effect on the quality of our loan and lease portfolio. Unfavorable or uncertain economic and market conditions can be caused by, among other factors, declines in economic growth, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; changes in inflation or interest rates; increases in real estate and other state and local taxes; high unemployment; natural disasters; or a combination of these or other factors.

         The City of Chicago and State of Illinois currently face significant financial difficulties, which could adversely affect our business.

        We have significant loan exposure in the Chicago metropolitan area and both the City of Chicago and the State of Illinois currently face significant fiscal challenges, including large budget deficits, substantial unfunded pension obligations and low credit ratings compared to other local entities, which could negatively impact us to the extent this leads to declines in business activity and overall economic conditions in Illinois and the Chicago metropolitan area. These fiscal challenges may also lead to significant increases in real estate taxes on properties in the Chicago metropolitan area, which could negatively affect certain of our borrowers' ability to make payments on our loans.

        Some of our commercial loan borrowers are not-for-profit entities that may be dependent on the receipt of contractual payments and reimbursements from the State of Illinois for services rendered. To the extent the City of Chicago or State of Illinois, as applicable, delays or suspends these payments and reimbursements, this could adversely affect the ability of borrowers to meet their loan repayment obligations to us. Any resulting delinquencies and defaults on these loans would in turn adversely affect our financial condition and results of operations.

         Our business is significantly dependent on the real estate markets in which we operate, as a significant percentage of our loan portfolio is secured by real estate.

        Many of the loans in our portfolio are secured by real estate. As of September 30, 2017, our real estate loans include $94.6 million of construction and development loans, $245.3 million of multifamily loans, $415.4 million of non-owner occupied commercial real estate ("CRE") loans and $337.3 million of residential mortgage loans, with the majority of these real estate loans concentrated in the City of Chicago and the State of Illinois. Real property values in our market may be different from, and in some instances worse than, real property values in other markets or in the United States as a whole, and may be affected by a variety of factors outside of our control and the control of our borrowers, including national and local economic conditions, generally. The Chicago metropolitan area has experienced volatility in real estate values over the past decade. Declines in real estate values, including prices for homes and commercial properties in the Chicago metropolitan area, could result in a deterioration of the credit quality of our borrowers, an increase in the number of loan delinquencies, defaults and charge-offs, and reduced demand for our products and services, generally. Our CRE loans may have a greater risk of loss than residential mortgage loans, in part because these loans are generally larger or more complex to underwrite. In particular, real estate construction and acquisition and development loans have certain risks not present in other types of loans, including risks associated with construction cost overruns, project completion risk, general contractor credit risk and risks associated with the ultimate sale or use of the completed construction. In addition, declines in real property values in the states in which we operate could reduce the value of any collateral we realize following a default on these loans and could adversely affect our ability to continue to grow our loan and lease portfolio consistent with our underwriting standards. We may have to foreclose on real estate assets if borrowers default on their loans, in which case we are required to record the related asset to the then fair market value of the collateral, which may ultimately result in a loss. An increase in the level of nonperforming assets increases our risk profile and may affect the capital levels regulators believe are appropriate in light of the ensuing risk profile. Our failure to effectively mitigate these risks could have a material adverse effect on our business, financial condition or results of operations.
         Our small business customers may lack the resources to weather a downturn in the economy.

        One of our primary strategies is serving the banking and financial services needs of small and medium sized businesses. These businesses generally have fewer financial resources than larger entities and less access to capital sources and loan facilities. If economic conditions are generally unfavorable in our market areas, our small business borrowers may be disproportionately affected and their ability to repay outstanding loans may be negatively affected, resulting in an adverse effect on our results of operations and financial condition.

         We operate in a highly competitive and changing industry and market area and compete with both banks and non-banks.

        We operate in the highly competitive financial services industry and face significant competition for customers from financial institutions located both within and beyond our principal markets. We compete with national commercial banks, regional banks, private banks, savings banks, credit unions, non-bank financial services companies and other financial institutions operating within or near the areas we serve, many of whom target the same customers we do in the Chicago metropolitan area. As customer preferences and expectations continue to evolve, technology has lowered barriers to entry and made it possible for banks to expand their geographic reach by providing services over the internet and for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. The banking industry is experiencing rapid changes in technology, and, as a result, our future success will depend in part on our ability to address our customers' needs by using technology. Customer loyalty can be influenced by a competitor's new products, especially offerings that could provide cost savings or a higher return to the customer. Increased lending activity of competing banks following the severe economic recession occurring during 2007 through 2009 has also led to increased competitive pressures on loan rates and terms for high-quality credits. We may not be able to compete successfully with other financial institutions in our markets, particularly with larger financial institutions operating in our markets that have significantly greater resources than us, and we may have to pay higher interest rates to attract deposits, accept lower yields to attract loans and pay higher wages for new employees, resulting in lower net interest margins and reduced profitability. Many of our non-bank competitors are not subject to the same extensive regulations that govern our activities and may have greater flexibility in competing for business. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued

consolidation. In addition, some of our current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than we may be able to accommodate or more expansive product mixes offered by larger institutions. We also face increased competition in our U.S. government guaranteed lending business which can adversely affect our volume and the premium, if any, recognized on sales of the guaranteed portions of such U.S. government guaranteed loans. Our inability to compete successfully in the markets in which we operate could have a material adverse effect on our business, financial condition or results of operations.

         Our ability to maintain, attract and retain customer relationships is highly dependent on our reputation.

        We rely, in part, on the reputation of our bank to attract customers and retain our customer relationships. Damage to our reputation could undermine the confidence of our current and potential customers in our ability to provide high-quality financial services. Such damage could also impair the confidence of our counterparties and vendors and ultimately affect our ability to effect transactions. Maintenance of our reputation depends not only on our success in maintaining our service-focused culture and controlling and mitigating the various risks described in this prospectus, but also on our success in identifying and appropriately addressing issues that may arise in areas such as potential conflicts of interest, anti-money laundering, customer personal information and privacy issues, customer and other third-party fraud, record-keeping, regulatory investigations and any litigation that may arise from the failure or perceived failure of us to comply with legal and regulatory requirements. Maintaining our reputation also depends on our ability to successfully prevent third parties from infringing on the "Byline Bank" brand and associated trademarks and our other intellectual property. Defense of our reputation, trademarks and other intellectual property, including through litigation, could result in costs that could have a material adverse effect on our business, financial condition or results of operations.

         Downgrades to the credit rating of the U.S. government or of its securities or any of its agencies by one or more of the credit ratings agencies could have a material adverse effect on general economic conditions, as well as our business.

        On August 5, 2011, Standard & Poor's cut the credit rating of the U.S. federal government's long-term sovereign debt from AAA to AA+, while also keeping its outlook negative. Moody's had lowered its own outlook for the same debt to "Negative" on August 2, 2011, and Fitch also lowered its outlook for the same debt to "Negative", on November 28, 2011. In 2013, both Moody's and Standard & Poor's revised their outlooks from "Negative" to "Stable", and on March 21, 2014, Fitch revised its outlook from "Negative" to "Stable". Further downgrades of the U.S. federal government's sovereign credit rating, and the perceived creditworthiness of U.S. government-backed obligations, could affect our ability to obtain funding that is collateralized by affected instruments and our ability to access capital markets on favorable terms. Such downgrades could also affect the pricing of funding, when funding is available. A downgrade of the credit rating of the U.S. government, or of its agencies, government-sponsored enterprises or related institutions or instrumentalities, may also adversely affect the market value of such instruments and, further, exacerbate the other risks to which we are subject and any related adverse effects on our business, financial condition or results of operations.

         Severe weather, natural disasters, pandemics, acts of war or terrorism or other external events could significantly impact our business.

        Severe weather, natural disasters, widespread disease or pandemics, acts of war or terrorism or other adverse external events could have a significant impact on our ability to conduct business. In addition, such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans and leases, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue or cause us to incur additional expenses. The occurrence of any of these events in the future could have a material adverse effect on our business, financial condition or results of operations.

Guaranteed Loans Risks

         Small Business Administration lending is an important part of our business. Our SBA lending program is dependent upon the U.S. federal government, and we face specific risks associated with originating SBA loans.

        Our SBA lending program is dependent upon the U.S. federal government. As an approved participant in the SBA Preferred Lender's Program (an "SBA Preferred Lender"), we enable our clients to obtain SBA loans without being subject to the potentially lengthy SBA approval process necessary for lenders that are not SBA Preferred Lenders. The SBA periodically reviews the lending operations of participating lenders to assess, among other things, whether the lender exhibits prudent risk management. When weaknesses are identified, the SBA may request corrective actions or impose enforcement actions, including revocation of the lender's SBA Preferred Lender status. If we lose our status as an SBA Preferred Lender, we may lose some or all of our customers to lenders who are SBA Preferred Lenders, and as a result we could experience a material adverse effect to our financial results. Any changes to the SBA program, including but not limited to changes to the level of guarantee provided by the federal government on SBA loans, changes to program-specific rules impacting volume eligibility under the guaranty program, as well as changes to the program amounts authorized by Congress, may also have a material adverse effect on our business. In addition, any default by the U.S. government on its obligations or any prolonged government shutdown could, among other things, impede our ability to originate SBA loans or sell such loans in the secondary market, which could materially adversely affect our business, results of operations and financial condition.

        The SBA's 7(a) Loan Program is the SBA's primary program for helping start-up and existing small businesses, with financing guaranteed for a variety of general business purposes. Generally, we sell the guaranteed portion of our SBA 7(a) loans in the secondary market. These sales result in premium income for us at the time of sale and create a stream of future servicing income, as we retain the servicing rights to these loans. For the reasons described above, we may not be able to continue originating these loans or sell them in the secondary market. Furthermore, even if we are able to continue originate and sell SBA 7(a) loans in the secondary market, we might not continue to realize premiums upon the sale of the guaranteed portion of these loans or the premiums may decline due to economic and competitive factors. When we originate SBA loans, we incur credit risk on the non-guaranteed portion of the loans, and if a customer defaults on a loan, we share any loss and recovery related to the loan pro-rata with the SBA. If the SBA establishes that a loss on an SBA guaranteed loan is attributable to significant technical deficiencies in the manner in which the loan was originated, funded or serviced by us, the SBA may seek recovery of the principal loss related to the deficiency from us. Generally, we do not maintain reserves or loss allowances for such potential claims and any such claims could materially adversely affect our business, financial condition or results of operations.

        The laws, regulations and standard operating procedures that are applicable to SBA loan products may change in the future. We cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies and especially our organization, changes in the laws, regulations and procedures applicable to SBA loans could adversely affect our ability to operate profitably.

         The recognition of gains on the sale of loans and servicing asset valuations reflect certain assumptions.

        We continue to expect that gains on the sale of U.S. government guaranteed loans will continue to comprise a significant component of our revenue. The gains on such sales recognized for the nine months ended September 30, 2017 was $24.0 million. The determination of these gains is based on assumptions regarding the value of unguaranteed loans retained, servicing rights retained and deferred fees and costs, and net premiums paid by purchasers of the guaranteed portions of U.S. government guaranteed loans. The value of retained unguaranteed loans and servicing rights are determined based on market-derived factors such as prepayment rates, current market conditions and recent loan sales. Deferred fees and costs are determined using internal analysis of the cost to originate loans. Significant errors in assumptions used to compute gains on sale of loans or servicing asset valuations could result in material revenue misstatements, which may have a material adverse effect on our business, results of operations and profitability. In addition, while we believe these valuations reflect fair value and such valuations are subject to validation by an independent third-party, if such valuations are not reflective of fair market value then our business, results of operations and financial condition may be materially and adversely affected.

Legal, Accounting and Compliance Risks

         Our accounting estimates and risk management processes and controls rely on analytical and forecasting techniques and models and assumptions, which may not accurately predict future events.

        Our accounting policies and methods are fundamental to the manner in which we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with GAAP and reflect management's judgment of the most appropriate manner to report our financial condition and results of operations. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which may be reasonable under the circumstances, yet which may result in our reporting materially different results than would have been reported under a different alternative.

        Certain accounting policies and estimates are critical to presenting our financial condition and results of operations. They require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions or estimates. These critical accounting policies and estimates include (i) acquisition-related fair value computations, (ii) the carrying value of loans and leases, (iii) determining the provision and allowance for loan and lease losses, (iv) the valuation of intangible assets such as goodwill, servicing assets and core deposit intangibles, (v) the determination of fair value for financial instruments, including Other Than Temporary Impairment losses, (vi) the valuation of real estate held for sale and (vii) the valuation of or recognition of deferred tax assets and liabilities. See Note 1 of Byline's Consolidated Financial Statements as of and for the years ended December 31, 2016 and 2015 included herein for further information. Because of the uncertainty of estimates involved in these matters, we may be required to do one or more of the following: significantly increase the allowance for loan and lease losses or sustain loan losses that are significantly higher than the reserve provided; reduce the carrying value of an asset measured at fair value; or significantly increase our accrued tax liability. Any of these could have a material adverse effect on our business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

        Our internal controls, disclosure controls, processes and procedures, and corporate governance policies and procedures are based in part on certain assumptions and can provide only reasonable (not absolute) assurances that the objectives of the system are met. Furthermore, we currently outsource our internal audit function. Any failure or circumvention of our controls, processes and procedures or failure to comply with regulations related to controls, processes and procedures could necessitate changes in those controls, processes and procedures, which may increase our compliance costs, divert management attention from our business or subject us to regulatory actions and increased regulatory scrutiny. Any of these could have a material adverse effect on our business, financial condition or results of operations.

         Our goodwill may become impaired, which may adversely impact our results of operations and financial condition and may limit Byline Bank's ability to pay dividends to us, thereby causing liquidity issues.

        As of September 30, 2017, we had goodwill of $52.0 million, or 11.3% of our total stockholders' equity. The excess purchase consideration over the fair value of net assets from acquisitions, or goodwill, is evaluated for impairment at least annually and on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment has occurred. In testing for impairment, we conduct a qualitative assessment and we also estimate the fair value of net assets based on analyses of our market value, discounted cash flows and peer values. Consequently, the determination of the fair value of goodwill is sensitive to market-based economics and other key assumptions. Variability in market conditions or in key assumptions could result in impairment of goodwill, which is recorded as a non-cash adjustment to income. An impairment of goodwill could have a material adverse effect on our business, financial condition and results of operations.

         The accounting for loans acquired in connection with our Recapitalization and acquisitions is based on numerous subjective determinations that may prove to be inaccurate and have a negative impact on our results of operations.

        All loans acquired as part of the Recapitalization in 2013 as well as loans acquired in connection with our subsequent acquisitions, including the Ridgestone acquisition in October 2016, have been recorded at their estimated fair value on their acquisition date without a carryover of the related allowance for loan losses. The determination of estimated fair value of acquired loans requires management to make subjective determinations regarding discount rate, estimates of losses on defaults, market conditions and other factors that are highly subjective in nature. A risk exists that our estimate of the fair value of acquired loans will prove to be inaccurate and that we ultimately will not recover the amount at which we recorded such loans on our balance sheet, which would require us to recognize losses.

        Loans acquired that have evidence of credit deterioration since origination and for which it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments are accounted for under ASC Topic 310-30, Accounting for Purchased Loans with Deteriorated Credit Quality. These credit-impaired loans, like non-credit-impaired loans acquired, have been recorded at estimated fair value on their acquisition date, based on subjective determinations regarding risk ratings, expected future cash flows and fair value of the underlying collateral, without a carryover of the related allowance for loan and lease losses. We evaluate these loans quarterly to assess expected cash flows. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges or a reclassification of the difference from non-accretable to accretable yield with a positive impact on interest income prospectively. Because the accounting for these loans is based on subjective measures that can change frequently, we may experience fluctuations in our net interest income and provisions for loan losses attributable to these loans. These fluctuations could negatively affect our results of operations.

         Our ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income.

        We recognize the expected future tax benefit from deferred tax assets when it is more likely than not that the tax benefit will be realized. Otherwise, a valuation allowance is applied against deferred tax assets, reducing the value of such assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. Estimates of future taxable income are based on forecasted income from operations and the application of existing tax laws in each jurisdiction. The acquisition of Ridgestone in

2016 and the improved risk profile of Byline are key components used in the determination of our ability to realize the expected future benefit of our deferred tax assets. To the extent that future taxable income differs significantly from estimates as a result of the interest rate environment and loan growth capabilities or other factors, our ability to realize the net deferred tax assets could be affected.

        Additionally, significant future issuances of common stock or common stock equivalents, or changes in the direct or indirect ownership of our common stock or common stock equivalents, could cause an ownership change and could limit our ability to utilize our net operating loss carryforwards and other tax attributes pursuant to Section 382 and Section 383 of the Code. Future changes in tax law or changes in ownership structure could limit our ability to utilize our recorded net deferred tax assets. As of September 30, 2017 we did not have a valuation allowance against our net deferred tax assets for certain amounts related to U.S. net operating loss carryforwards, and our net deferred tax assets as of September 30, 2017 were $60.4 million. See Note 11 of Byline's Consolidated Financial Statements as of and for the years ended December 31, 2016 and 2015 included herein for further discussion of our deferred tax assets.

        Recently, the U.S. Congress passed legislation that decreased the U.S. federal corporate tax rate from 35% to 21% effective January 1, 2018. As a result of the rate change, our net deferred tax assets were required to be revalued during the period in which the new legislation was enacted, and, as a result, we recorded income tax expense of $7.2 million, or $0.24 per diluted share, during the fourth quarter of 2018 as a result of this change. As a result of the new 21% corporate federal tax rate, we expect our effective tax rate for 2018 to be approximately 27% to 29%.

         Changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition.

        From time to time, the FASB and the SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. As a result of changes to financial accounting or reporting standards, whether promulgated or required by the FASB or other regulators, we could be required to change certain of the assumptions or estimates we have previously used in preparing our financial statements, which could negatively affect how we record and report our results of operations and financial condition generally. For example, in 2016, the FASB approved a new accounting standard that would require companies to include lease obligations on their balance sheets, which will be effective in 2019, or if we remain an emerging growth company and continue to elect not to opt out of the extended transition period for new accounting standards, in 2020. This new standard will result in changes to our accounting presentation and could adversely affect our balance sheet.

         The banking industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a significant adverse effect on our operations.

        The banking industry is extensively regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, federal deposit insurance funds and the banking system as a whole, not for the protection of our stockholders and creditors. We are subject to regulation and supervision by the Federal Reserve, and our bank is subject to regulation and supervision by the FDIC and the State of Illinois Department of Financial and Professional Regulation (the "IDFPR"). The laws and regulations applicable to us govern a variety of matters, including permissible types, amounts and terms of loans and investments we may make, the maximum interest rate that may be charged, the amount of reserves we must hold against deposits we take, the types of deposits we may accept, maintenance of adequate capital and liquidity, changes in the control of us and our bank, restrictions on dividends and establishment of new offices. We must obtain approval from our regulators before engaging in certain activities, and there is the risk that such approvals may not be obtained, either in a timely manner or at all. Our regulators also have the ability to compel us to take certain actions, or restrict us from taking certain actions entirely, such as actions that our regulators deem to constitute an unsafe or unsound banking practice. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have a material adverse effect on our business, financial condition or results of operations.

        Since the severe economic recession occurring during 2007 through 2009, federal and state banking laws and regulations, as well as interpretations and implementations of these laws and regulations, have undergone substantial review and change. In particular, the Dodd-Frank Act drastically revised the laws and regulations under which we operate. As an institution with less than $10 billion in assets, certain elements of the Dodd-Frank Act have not been applied to us. While we endeavor to maintain safe banking practices and controls beyond the regulatory requirements applicable to us, our internal controls may not match those of larger banking institutions that are subject to increased regulatory oversight.

        Financial institutions generally have also been subjected to increased scrutiny from regulatory authorities. These changes and increased scrutiny have resulted and may continue to result in increased costs of doing business and may in the future result in decreased revenues and net income, reduce our ability to compete effectively to attract and retain customers, or make it less attractive for us to continue providing certain products and services. Any future changes in federal and state laws and regulations, as well as the interpretation and implementation of such laws and regulations, could affect us in substantial and unpredictable ways, including those listed above or other ways that could have a material adverse effect on our business, financial condition or results of operations. Recent political developments, including the change in administration in the United States, have led to additional uncertainty as to the implementation, scope and timing of regulatory reforms.

         There is uncertainty surrounding the potential legal, regulatory and policy changes by the presidential administration in the United States that may directly affect financial institutions and the global economy.

        The presidential administration has indicated that it would like to see changes made to certain financial reform regulations, including the Dodd-Frank Act, which has resulted in increased regulatory uncertainty, and we are assessing the potential impact on financial and economic markets and on our business. Changes in federal policy and at regulatory agencies are expected to occur over time through policy and personnel changes, which could lead to changes involving the level of oversight and focus on the financial services industry. The nature, timing and economic and political effects of potential changes to the current legal and regulatory framework affecting financial institutions remain highly uncertain. At this time, it is unclear what additional laws, regulations and policies may change and whether future changes or uncertainty surrounding future changes will adversely affect our operating environment and therefore our business, financial condition and results of operations.

         Certain of our activities are restricted due to commitments entered into with the Federal Reserve by us and certain of our foreign national stockholders.

        Certain of our stockholders who invested in our Recapitalization are foreign nationals, and we and certain of these foreign national stockholders have entered into commitments with the Federal Reserve that restrict some of our activities. In particular, without approval of the Federal Reserve, we are restricted from engaging in certain transactions with these foreign national stockholders, their immediate families, and any company controlled by such foreign national stockholders or by their immediate families. Such transactions include (i) extensions of credit described in the Federal Reserve's Regulation O, (ii) covered transactions described in sections 23A and 23B of the Federal Reserve Act and the Federal Reserve's Regulation W, and (iii) subject to certain limited exceptions, business transactions or relationships with companies controlled by such foreign national stockholders or by their immediate families. For additional information about the commitments entered into with the Federal

Reserve, see "Certain Relationships and Related Transactions—Foreign National Commitments and Passivity Commitments". These restrictions could prevent us from pursuing activities that would otherwise be in our and our other stockholders' best interests. Moreover, if we were to fail to comply with any of these restrictions, we could be subject to enforcement and other legal actions by the Federal Reserve, including civil and criminal penalties, which could have a material adverse effect on our business, financial condition and results of operations.

         We are required to act as a source of financial and managerial strength for our bank in times of stress.

        As a bank holding company, we are required under federal law to act as a source of financial and managerial strength to our bank, and to commit resources to support our bank if necessary. We may be required to commit additional resources to our bank at times when we may not be in a financial position to provide such resources or when it may not be in our, or our stockholders' or our creditors', best interests to do so. Providing such support is more likely to be necessary during times of financial stress for us and our bank, which may make any capital we are required to raise to provide such support more expensive than it might otherwise be. In addition, any capital loans we make to our bank are subordinate in right of payment to depositors and to certain other indebtedness of our bank. In the event of our bankruptcy, any commitment by us to a federal banking regulator to maintain the capital of our bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

         We are subject to capital adequacy requirements and may be subject to more stringent capital requirements.

        We are subject to capital adequacy guidelines and other regulatory requirements specifying minimum amounts and types of capital that we must maintain. From time to time, the regulators change these regulatory capital adequacy and liquidity guidelines. If we fail to meet these minimum capital adequacy and liquidity guidelines and other regulatory requirements, we or our subsidiaries may be restricted in the types of activities we may conduct and we may be prohibited from taking certain capital actions, such as paying dividends and repurchasing or redeeming capital securities. See "Supervision and Regulation—Regulatory Capital Requirements" for more information on the capital adequacy standards that we must meet and maintain.

        In particular, the capital adequacy and liquidity requirements applicable to Byline Bancorp, Inc. and Byline Bank under the recently adopted capital rules implementing the Basel III capital framework in the United States (the "Capital Rules") began to be phased-in starting in 2015. Basel III not only increases most of the required minimum regulatory capital ratios, it introduces a new Common Equity Tier 1 capital ratio and the concept of a capital conservation buffer. Basel III also expands the current definition of capital by establishing additional criteria that capital instruments must meet to be considered Additional Tier 1 and Tier 2 capital. In order to be a "well-capitalized" depository institution under the new regime, an institution must maintain a Common Equity Tier 1 capital ratio of 6.5% or more; a Tier 1 capital ratio of 8% or more; a total capital ratio of 10% or more; and a leverage ratio of 5% or more. Institutions must also maintain a capital conservation buffer consisting of common equity Tier 1 capital. The Basel III rules also generally preclude certain hybrid securities, such as trust preferred securities, from being counted as Tier 1 capital. However, we are permitted to include qualifying trust preferred securities issued prior to May 19, 2010 as Additional Tier 1 capital. The Basel III Capital Rules became effective as applied to us and Byline Bank on January 1, 2015 with a phase-in period that generally extends through January 1, 2019 for many of the changes.

        While we currently meet the requirements of the Basel III-based Capital Rules, we may fail to do so in the future. The failure to meet applicable regulatory capital requirements could result in one or more of our regulators placing limitations or conditions on our activities, including our growth initiatives, or restricting the commencement of new activities, and could affect customer and investor confidence, our costs of funds and level of required deposit insurance assessments to the FDIC, our ability to pay dividends on our capital stock, our ability to make acquisitions, and our business, results of operations and financial conditions, generally.

         Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

        In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks' reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

        The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

         Federal and state regulators periodically examine our business, and we may be required to remediate adverse examination findings.

        The Federal Reserve, the FDIC and the IDFPR periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, a banking agency were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we or our predecessor were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to assess civil money penalties, to fine or remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance and place our bank into receivership or conservatorship. Any regulatory action against us could have an adverse effect on our business, financial condition and results of operations.

         Our ability to pay dividends may be limited and we do not intend to pay cash dividends on our common stock in the foreseeable future; consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

        Holders of our common stock are entitled to receive only such dividends as our board of directors may declare out of funds legally available for such payments. We expect that we will retain all earnings, if any, for operating capital, and we do not expect our board of directors to declare any dividends on our common stock in the foreseeable future. Even if we have earnings in an amount sufficient to pay cash dividends, our board of directors may decide to retain earnings for the purpose of financing growth. We cannot assure you that cash dividends on our common stock will ever be paid.

        In addition, we are a bank holding company, and our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. It is the policy of the Federal Reserve that bank holding companies should generally pay dividends on capital stock only out of earnings, and only if prospective earnings retention is consistent with the organization's expected future needs, asset quality and financial condition.

        Further, if we are unable to satisfy the capital requirements applicable to us for any reason, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our common stock in the event we decide to declare dividends. Any change in the level of our dividends or the suspension of the payment thereof could have a material adverse effect on the market price of our common stock.

         We are subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.

        The Community Reinvestment Act of 1977 ("CRA") requires our bank, consistent with safe and sound operations, to ascertain and meet the credit needs of its entire community, including low and moderate income areas. Our bank's failure to comply with the CRA could, among other things, result in the denial or delay of certain corporate applications filed by us or our bank, including applications for branch openings or relocations and applications to acquire, merge or consolidate with another banking institution or holding company. In addition, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations prohibit discriminatory lending practices by financial institutions. The U.S. Department of Justice, federal banking agencies, and other federal agencies are responsible for enforcing these laws and regulations. A challenge to an institution's compliance with fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also challenge an institution's performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

         Rulemaking changes implemented by the Consumer Financial Protection Bureau ("CFPB") may result in higher regulatory and compliance costs that could adversely affect our results of operations.

        The Dodd-Frank Act created a new, independent federal agency, the CFPB, which was granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws. The consumer protection provisions of the Dodd-Frank Act and the examination, supervision and enforcement of those laws and implementing regulations by the CFPB have created a more intense and complex environment for consumer finance regulation. See "Supervision and Regulation—Consumer Financial Protection". Notwithstanding that insured depository institutions with assets of $10 billion or less (such as Byline Bank) will continue to be supervised and examined by their primary federal regulators, the ultimate impact of this heightened scrutiny is uncertain and could result in changes to pricing, practices, products and procedures. It could also result in increased costs related to regulatory oversight, supervision and examination, remediation efforts and possible penalties.

         Litigation and regulatory actions, including possible enforcement actions, could subject us to significant fines, penalties, judgments or other requirements resulting in increased expenses or restrictions on our business activities.

        Our business is subject to increased litigation and regulatory risks as a result of a number of factors, including the highly regulated nature of the financial services industry and the focus of state and federal prosecutors on banks and the financial services industry generally. This focus has only intensified since the severe economic recession occurring during 2007 through 2009, with regulators and prosecutors focusing on a variety of financial institution practices and requirements, including foreclosure practices, compliance with applicable consumer protection laws, classification of "held for sale" assets and compliance with anti-money laundering statutes, the Bank Secrecy Act and sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC").

        In the normal course of business, from time to time, we have in the past and may in the future be named as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with our current and/or prior business activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. In addition, while the arbitration provisions in certain of our customer agreements historically have limited our exposure to consumer class action litigation, there can be no assurance that we will be successful in enforcing our arbitration clause in the future. Further, we have in the past and may in the future be subject to consent orders with our regulators. We may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our current and/or prior business activities. Any such legal or regulatory actions may subject us to substantial compensatory or punitive damages, significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. Our involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation and divert management attention from the operation of our business. Further, any settlement, consent order or adverse judgment in connection with any formal or informal proceeding or investigation by government agencies may result in litigation, investigations or proceedings as other litigants and government agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could be material to our business, results of operations, financial condition and cash flows depending on, among other factors, the level of our earnings for that period, and could have a material adverse effect on our business, financial condition or results of operations.

         Non-compliance with the USA PATRIOT Act, the Bank Secrecy Act or other laws and regulations could result in fines or sanctions against us.

        The USA PATRIOT Act of 2001 and the Bank Secrecy Act require financial institutions to design and implement programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the Financial Crimes Enforcement Network of the U.S. Department of the Treasury. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Federal and state bank regulators also have focused on compliance with Bank Secrecy Act and anti-money laundering regulations. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. In recent years, several banking institutions have received large fines for non-compliance with these laws and regulations. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, these policies and procedures may not be effective in preventing violations of these laws and regulations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us, which could have a material adverse effect on our business, financial condition or results of operations.

         Regulations relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and adversely affect our business opportunities.

        We are subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and we could be negatively affected by these laws. For example, our business is subject to the Gramm-Leach-Bliley Act which, among other things: (i) imposes certain limitations on our ability to share nonpublic personal information about our customers with nonaffiliated third parties; (ii) requires that we provide certain disclosures to customers about our information collection, sharing and security practices and afford customers the right to "opt out" of any information sharing by us with nonaffiliated third parties (with certain exceptions), and

(iii) requires that we develop, implement and maintain a written comprehensive information security program containing appropriate safeguards based on our size and complexity, the nature and scope of our activities, and the sensitivity of customer information we process, as well as plans for responding to data security breaches. Various state and federal banking regulators and states have also enacted data security breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in certain circumstances in the event of a security breach. Moreover, legislators and regulators in the United States are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of consumer or employee information, and some of our current or planned business activities. This could also increase our costs of compliance and business operations and could reduce income from certain business initiatives. This includes increased privacy-related enforcement activity at the federal level, by the Federal Trade Commission and CFPB, as well as at the state level, such as with regard to mobile applications.

        Compliance with current or future privacy, data protection and information security laws (including those regarding security breach notification) affecting customer or employee data to which we are subject could result in higher compliance and technology costs and could restrict our ability to provide certain products and services, which could have a material adverse effect on our business, financial condition or results of operations. Our failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory or governmental investigations or actions, litigation, fines, sanctions and damage to our reputation, which could have a material adverse effect on our business, financial condition or results of operations.

         Potential limitations on incentive compensation contained in proposed federal agency rulemaking may adversely affect our ability to attract and retain our highest performing employees.

        During the second quarter of 2016, the Federal Reserve and the FDIC, along with other U.S. regulatory agencies, jointly published proposed rules designed to implement provisions of the Dodd-Frank Act prohibiting incentive compensation arrangements that would encourage inappropriate risk taking at covered financial institutions, which includes a bank or bank holding company with $1 billion or more in assets, such as Byline Bank. It cannot be determined at this time whether or when a final rule will be adopted and whether compliance with such a final rule will substantially affect the manner in which we structure compensation for our executives and other employees. Depending on the nature and application of the final rules, we may not be able to compete successfully with certain financial institutions and other companies that are not subject to some or all of the rules to retain and attract executives and other high performing employees. If this were to occur, relationships that we have established with our clients may be impaired and our business, financial condition and results of operations could be adversely affected, perhaps materially.

         We are subject to environmental liability risk associated with our lending activities and with the properties we own.

        A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans and there is a risk that hazardous or toxic substances could be found on these properties, notwithstanding our prior due diligence. We also own many of our branches and it is possible that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property's value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability.

The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Acquisition Activity

         We may be adversely affected by risks associated with completed and potential acquisitions, including execution risks, failure to realize anticipated transaction benefits, and failure to overcome integration risks, which could adversely affect our growth and profitability.

        We plan to continue to grow our businesses organically but remain open to considering potential smaller bank or other acquisition opportunities that fit within the deposit strength and commercial orientation of our franchise and that we believe support our businesses and make financial and strategic sense, such as the merger. In the event that we do pursue further acquisitions, we may have difficulty executing on acquisitions and may not realize the anticipated benefits of any transaction we complete. Any of the foregoing matters could materially and adversely affect us.

        Generally, any acquisition of target financial institutions, branches or other banking assets by us will require approval by, and cooperation from, a number of governmental regulatory agencies, possibly including the Federal Reserve and the FDIC as well as the IDFPR. In evaluating applications seeking approval of acquisitions, such regulators consider factors such as, among other things, the competitive effect and public benefits of the transaction, the capital position and managerial resources of the combined organization, the risks to the stability of the U.S. banking or financial system, the applicant's performance record under the CRA, the applicant's compliance with fair housing and other consumer protection laws and the effectiveness of all organizations involved in combating money laundering activities. Such regulators could deny our application, which would restrict our growth, or the regulatory approvals may not be granted on terms that are acceptable to us. For example, we could be required to sell branches as a condition to receiving regulatory approvals, and such a condition may not be acceptable to us or may reduce the benefit of an acquisition.

        As to any acquisition that we complete, including the Ridgestone acquisition, which took place in October 2016, as well as the merger, we may fail to realize some or all of the anticipated transaction benefits if the integration process takes longer or is more costly than expected or otherwise fails to meet our expectations.

        In addition, acquisition activities could be material to our business and involve a number of risks, including the following:

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  incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in our attention being diverted from the operation of our existing business;

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  using inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or assets;

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  actual results of the acquired business may vary significantly from projected results;

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  intense competition from other banking organizations and other inquirers for acquisitions, causing us to lose opportunities or overpay for acquisitions;

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  potential exposure to unknown or contingent liabilities of banks and businesses we acquire;

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  unexpected asset quality problems;

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  the time and expense required to integrate the operations of the combined businesses, including the integration or replacement of information technology and other systems;

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  difficulties in integrating and retaining employees of acquired businesses;

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  higher operating expenses relative to operating income from the new operations;

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  creating an adverse short-term effect on our results of operations;

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  losing key employees or customers as a result of an acquisition that is poorly received;

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  significant problems relating to the conversion of the financial and customer data of the entity;

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  integration of acquired customers into our financial and customer product systems;

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  risk of assuming businesses with internal control deficiencies; or

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  risks of impairment to goodwill or other assets.

        Depending on the condition of any institution or assets or liabilities that we may acquire, that acquisition may, at least in the near term, adversely affect our capital and earnings and, if not successfully integrated with our organization, may continue to have such effects over a longer period. We may not be successful in overcoming these risks or any other problems encountered in connection with potential acquisitions, and any acquisition we may consider will be subject to prior regulatory approval.

        Also, acquisitions may involve the payment of a premium over book and market values and, therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future transaction. Our inability to overcome these risks could have a material adverse effect on our profitability, return on equity and return on assets, and our ability to implement our business strategy and enhance stockholder value, which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

         Our stock price may be volatile, and you could lose part or all of your investment as a result.

        Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price may fluctuate significantly in response to a variety of factors including, among other things:

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  actual or anticipated variations in our quarterly results of operations;

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  recommendations or research reports about us or the financial services industry in general published by securities analysts;

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  the failure of securities analysts to cover, or continue to cover, us after this offering;

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  operating and stock price performance of other companies that investors deem comparable to us;

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  news reports relating to trends, concerns and other issues in the financial services industry;

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  perceptions in the marketplace regarding us, our competitors or other financial institutions;

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  future sales of our common stock;

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  departure of our management team or other key personnel;

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  new technology used, or services offered, by competitors;

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  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

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  changes or proposed changes in laws or regulations, or differing interpretations thereof affecting our business, or enforcement of these laws and regulations;

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  litigation and governmental investigations; and

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  geopolitical conditions such as acts or threats of terrorism or military conflicts.

        If any of the foregoing occurs, it could cause our stock price to fall and may expose us to litigation that, even if our defense is successful, could distract our management and be costly to defend. General market fluctuations, industry factors and general economic and political conditions and events—such as economic slowdowns or recessions, interest rate changes or credit loss trends—could also cause our stock price to decrease regardless of operating results.

         Our principal stockholder, MBG Investors I, L.P. will continue to have significant influence over us following the merger, and its interests could conflict with those of our other stockholders.

        Currently, our principal stockholder, MBG Investors I, L.P., owns approximately 39.1% of the outstanding shares of our common stock. As a result, MBG Investors I, L.P. is able to influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers, including the merger, or other extraordinary transactions. MBG Investors I, L.P. may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may also have the effect of delaying, preventing or deterring a change of control of Byline, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of Byline and might ultimately affect the market price of our common stock.

         MBG Investors I, L.P. could sell its interest in us to a third-party in a private transaction, which may not lead to your realization of any change-of-control premium on shares of our common stock and would subject us to the influence of a presently unknown third-party.

        MBG Investors I, L.P. continues to beneficially own a large equity interest of our company. MBG Investors I, L.P. will have the ability, should it choose to do so, to sell some or all of its shares of our common stock in a privately negotiated transaction, which, if sufficient in size, could result in another party gaining significant influence over our company.

        The ability of MBG Investors I, L.P. to sell its shares of our common stock privately, with no requirement for a concurrent offer to be made to acquire all of the shares of our outstanding common stock, could prevent you from realizing any change-of-control premium on your shares of our common stock that may accrue to MBG Investors I, L.P. on its private sale of our common stock.

         We are an emerging growth company within the meaning of the Securities Act of 1933 (the "Securities Act"), and because we have decided to take advantage of certain exemptions from various reporting and other requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

        For as long as we remain an "emerging growth company", as defined in the JOBS Act, we will have the option to take advantage of certain exemptions from various reporting and other requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), being permitted to have an extended transition period for adopting any new or revised accounting standards that may be issued by the FASB or the SEC reduced disclosure obligations regarding executive compensation in our registration statements, periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have elected to, and expect to continue to, take advantage of certain of these and other exemptions until we are no longer an emerging growth company. Further, the JOBS Act allows us to present only two years of audited financial statements and only two years of related management's discussion and analysis of financial condition and results of operations and provide less than five years of selected financial data in this prospectus.

        We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1,070,000,000 or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt, and (iv) the end of the first fiscal year in which (A) the market value of our equity securities that are held by non-affiliates exceeds $700 million as of June 30 of that year, (B) we have been a public reporting company under the Securities Exchange Act of 1934 (the "Exchange Act") for at least twelve calendar months and (C) we have filed at least one annual report on Form 10-K.

         Because we have elected to use the extended transition period for complying with new or revised accounting standards for an "emerging growth company" our financial statements may not be comparable to companies that comply with these accounting standards as of the public company effective dates.

        We have elected to use the extended transition period for complying with new or revised accounting standards under Section 7(a)(2)(B) of the Securities Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with these accounting standards as of the public company effective dates. Because our financial statements may not be comparable to those of companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock. We cannot predict if investors will find our common stock less attractive because we plan to rely on this exemption. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

         We recently completed our initial public offerings. Fulfilling our public company financial reporting and other regulatory obligations and our ongoing transition to a standalone public company will be expensive and time consuming and may strain our resources.

        As a public company, we are subject to the reporting requirements of the Exchange Act and are required to implement specific corporate governance practices and adhere to a variety of reporting requirements under Sarbanes-Oxley and the related rules and regulations of the SEC, as well as the rules of the NYSE. The Exchange Act requires us to file annual, quarterly and current reports with respect to our business and financial condition. Sarbanes-Oxley requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Compliance with these requirements places additional demands on our legal, accounting, finance and investor relations staff and on our accounting, financial and information systems and increases our legal and accounting compliance costs as well as our compensation expense as we may be required to hire additional legal, accounting, tax, finance and investor relations staff. As a public company we may also need to enhance our investor relations and corporate communications functions and attract additional qualified board members. These additional efforts may strain our resources and divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-interest Expense". The actual amount of the incremental expenses we will incur may be higher, perhaps significantly, than our current estimates.

        In accordance with Section 404 of Sarbanes-Oxley, our management is required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports we file with the SEC on Form 10-K. Our independent registered public accounting firm is not required to attest formally to the effectiveness of our internal controls until the later of the year following the first annual report required to be filed with the SEC and the date on which we are no longer an "emerging growth company". When required, this process will require additional documentation of policies, procedures and systems, further review of that documentation by our third-party internal auditing staff and internal accounting staff and our outside independent registered public accounting firm, and additional testing of our internal control over financial reporting by our third-party internal auditing staff and internal accounting staff and our outside independent registered public accounting firm. This process will involve considerable time and attention, may strain our internal resources, and will increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter. If our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources.

        If we are not able to implement the requirements of Section 404 of Sarbanes-Oxley in a timely and capable manner, we may be subject to adverse regulatory consequences and there could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. This could have a material adverse effect on our business, financial condition or results of operations.

         The financial reporting resources we have put in place may not be sufficient to ensure the accuracy of the additional information we are required to disclose as a publicly listed company.

        As a result of being a publicly listed company, we are subject to the heightened financial reporting standards under GAAP and SEC rules, including more extensive levels of disclosure. Complying with these standards required enhancements to the design and operation of our internal control over financial reporting as well as additional financial reporting and accounting staff with appropriate training and experience in GAAP and SEC rules and regulations.

        If we are unable to meet the demands that are placed upon us as a public company, including the requirements of Sarbanes-Oxley, we may be unable to report our financial results accurately, or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Sarbanes-Oxley, when and as applicable, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. If material weaknesses or other deficiencies occur, our ability to report our financial results accurately and timely could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our consolidated financial statements, a decline in our stock price, suspension or delisting of our common stock from the NYSE, and could have a material adverse effect on our business, results of operations or financial condition. Even if we are able to report our financial statements accurately and in a timely manner, any failure in our efforts to implement the improvements or disclosure of material weaknesses in our future filings with the SEC could cause our reputation to be harmed and our stock price to decline significantly.

        We did not perform an evaluation of our internal control over financial reporting, as contemplated by Section 404 of Sarbanes-Oxley, nor did we engage our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date reported in our financial statements as of September 30, 2017. Had we performed such an evaluation or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, material weaknesses may have been identified. In addition, the JOBS Act provides that, so long as we qualify as an "emerging growth company", we will be exempt from the provisions of Section 404(b) of Sarbanes-Oxley, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. We may take advantage of this exemption so long as we qualify as an "emerging growth company".

         Certain banking laws and certain provisions of our certificate of incorporation may have an anti-takeover effect.

        Provisions of federal banking laws, including regulatory approval requirements, could make it difficult for a third-party to acquire us, even if doing so would be perceived to be beneficial to our stockholders. Acquisition of 10% or more of any class of voting stock of a bank holding company or depository institution, including shares of our common stock following completion of this offering, generally creates a rebuttable presumption that the acquirer "controls" the bank holding company or depository institution. Also, a bank holding company must obtain the prior approval of the Federal Reserve before, among other things, acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, including our bank.

        There also are provisions in our amended and restated certificate of incorporation, which we refer to as our certificate of incorporation, and amended and restated bylaws, which we refer to as our bylaws, such as limitations on the ability to call a special meeting of our stockholders, that may be used to delay or block a takeover attempt. In addition, our board of directors is authorized under our certificate of incorporation to issue shares of our preferred stock, and determine the rights, terms, conditions and privileges of such preferred stock, without stockholder approval. These provisions may effectively inhibit a non-negotiated merger or other business combination, which, in turn, could have a material adverse effect on the market price of our common stock.

         An investment in our common stock is not an insured deposit and is subject to risk of loss.

        An investment in our common stock is not a bank deposit, is not insured or guaranteed by the FDIC or any other government agency, and is subject to investment risk, including the total loss of such investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus, and the documents which are included in this joint proxy statement/prospectus, contain certain forward-looking statements, such as discussions of the merger and the other transactions contemplated by the merger agreement, the anticipated benefits and related expenses to be incurred in connection with the merger and the integration of the companies' businesses, as well as certain information about the businesses and strategies of Byline and First Evanston. Such forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of Byline and First Evanston, are identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things:

  •
  the possibility that any of the anticipated benefits of the proposed transactions between Byline and First Evanston will not be realized or will not be realized within the expected time period;

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  the risk that integration of the operations of First Evanston with Byline will be materially delayed or will be more costly or difficult than expected;

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  the inability to complete the proposed transactions due to the failure to obtain the required stockholder approvals;

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  the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals;

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  the failure of the proposed transactions to close for any other reason;

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  the effect of the announcement of the transaction on customer relationships and operating results;

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  the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

  •
  risks related to Byline's acquisition strategy, including its ability to identify suitable acquisition candidates, exposure to potential asset and credit quality risks and unknown or contingent liabilities, the time and costs of integrating systems, procedures and personnel, the need for capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

  •
  business and economic conditions, particularly those affecting the financial services industry and those in the market areas of Byline and First Evanston;

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  the ability of Byline and First Evanston to successfully manage their respective credit risks and the sufficiency of their respective allowances for loan loss;

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  factors that can impact the performance of Byline and First Evanston's respective loan portfolios, including real estate values and liquidity in primary market areas, the financial health of commercial borrowers and the success of construction projects that they finance, including any loans acquired in acquisition transactions;

  •
  compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and the ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations;

  •
  legislative and regulatory changes;

  •
  the ability to identify and address cyber-security risks, fraud and systems errors;

  •
  the ability of Byline to effectively execute its strategic plan and manage its growth;

  •
  the effects of the accounting treatment for loans acquired in connection with acquisitions;

  •
  changes in the senior management team and the ability to attract, motivate and retain qualified personnel;

  •
  monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury (which we refer to as the "Treasury") and the Federal Reserve, and changes in market interest rates;

  •
  liquidity issues, including fluctuations in the fair value and liquidity of the securities held for sale and the ability to raise additional capital, if necessary;

  •
  effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services and demand for financial services in the market areas of Byline and First Evanston;

  •
  changes in federal or state tax law or policy;

  •
  the quality or composition of Byline's and First Evanston's loan or investment portfolios and the valuation of those investment portfolios;

  •
  demand for loan products and deposit flows; and

  •
  accounting principles, policies and guidelines.

        These risks and uncertainties should be considered in evaluations of forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Byline and First Evanston, including additional factors and risks that could materially affect Byline's and First Evanston's financial results, are included herein. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

 THE BYLINE SPECIAL MEETING

Purpose

        Byline's stockholders are receiving this joint proxy statement/prospectus because on [    •    ], 2018, the record date for the Byline special meeting, which is to be held on [    •    ], 2018, at [    •    ] at [    •    ], local time, they owned shares of Byline common stock, and the board of directors of Byline is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. This joint proxy statement/prospectus was mailed to holders of Byline common stock on or about [    •    ], 2018, and is accompanied by a proxy card for use at the meeting and at any adjournment(s) of the Byline special meeting.

        At the special meeting, the Byline board of directors will ask Byline's common stockholders (whom we refer to in this section as "you") to vote upon the following:

  •
  a proposal to approve the issuance of shares of Byline common stock in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of November 27, 2017, by and among Byline, Wildcat Acquisition Corporation, a wholly owned subsidiary of Byline, and First Evanston Bancorp, Inc.; and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to approve the Byline share issuance proposal.

        When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the Byline special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting in case your plans change.

        If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. Instead of voting by mailing a proxy card, record stockholders can vote their shares of Byline common stock via the internet or by telephone. Specific instructions for internet or telephone voting are set forth on the enclosed proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect on the Byline share issuance proposal will have the same effect as a vote against such proposal and could make it more difficult for a quorum to be achieved at the Byline special meeting.

Record date, shares entitled to vote, quorum

        The record date for the Byline special meeting is [    •    ], 2018. Byline's stockholders of record as of the close of business on that day are receiving notice of and will be entitled to vote at the Byline special meeting. As of the record date, there were [    •    ] shares of Byline common stock outstanding and entitled to vote at the meeting, and the outstanding shares were held by approximately [    •    ] holders of record.

        A majority of the outstanding shares of Byline's common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the Byline special meeting. Each share of Byline common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the Byline special meeting.

        To determine the presence of a quorum at the meeting, Byline will also count as present at the meeting the shares of Byline common stock present in person but not voting and the shares of common stock for which Byline has received proxies that do not contain instructions. Based on the number of

shares of Byline's common stock outstanding as of the record date, at least [    •    ] shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.

        As of the record date for the meeting, Byline's directors and executive officers beneficially owned a total of [    •    ] shares, or approximately [    •    ]% of the outstanding shares, of Byline's common stock. We anticipate that these individuals will vote their shares in favor of the Byline share issuance proposal and the Byline adjournment proposal.

How to vote your shares

        Byline stockholders of record can vote their shares by completing, signing and returning the enclosed proxy card, or via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate stockholders' identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet or telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the internet is [    •    ], Central Standard Time, on [    •    ], 2018.

        If you properly complete, sign and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the Byline share issuance proposal and the Byline adjournment proposal. If you are the record holder of your shares and submit your signed proxy without specifying a voting instruction, your shares will be voted as the Byline board of directors recommends and will be voted "FOR" the Byline share issuance proposal and "FOR" the Byline adjournment proposal. If you do not vote your shares via proxy, or if you do not attend and cast your vote at the special meeting, it will have no effect on either of the proposals, although it could make it more difficult for a quorum to be achieved at the Byline special meeting.

Shares held in "street name"

        If you hold shares in "street name" with a broker, bank or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the Byline special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as "broker non-votes." Pursuant to Byline's bylaws, broker non-votes will not be counted as shares entitled to vote on the Byline share issuance proposal or the Byline adjournment proposal.

        We therefore encourage you to provide directions to your broker, bank or other fiduciary as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. Your broker, bank or other fiduciary may allow you to deliver your voting instructions via the telephone or the internet. Please see the instruction form provided by your broker, bank or other fiduciary that accompanies this joint proxy statement/prospectus. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other fiduciary, you must contact your broker, bank or other fiduciary. If you want to vote your shares of Byline common stock held in street name in person at the special meeting, you will need to obtain a written proxy in your name from your broker, bank or other fiduciary.

Revocation of proxies

        You may revoke your proxy at any time before it is voted by notifying the Corporate Secretary of Byline, by submitting a new proxy with a later date, or by voting in person at the Byline special meeting. Attendance at the Byline special meeting will not, in and of itself, constitute a revocation of a proxy.

        All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Byline Bancorp, Inc., Corporate Secretary, 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.

Proxy solicitation

        In addition to this mailing, proxies may be solicited by directors, officers or employees of Byline in person or by telephone or electronic transmission. Byline does not expect to engage a proxy solicitor in connection with the Byline special meeting. Byline will pay the costs associated with the solicitation of proxies for the Byline special meeting. If it determines to engage a proxy solicitor, Byline anticipates that it would enter into a customary agreement including customary fees and arrangements, including the payment of the proxy solicitor's out-of-pocket expenses. None of Byline's directors, officers or employees will be directly compensated for any proxy solicitation services they provide.

 THE BYLINE PROPOSALS

Proposal 1—Approval of the issuance of shares of Byline common stock in connection with the merger

        At the Byline special meeting, stockholders of Byline will be asked to approve the issuance of shares of Byline common stock in connection with the merger, as contemplated by the merger agreement. Stockholders of Byline should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

        Approval of the Byline share issuance proposal requires the affirmative vote of the holders of a majority of the shares of Byline's common stock present in person or represented by proxy at the Byline special meeting and entitled to vote thereon. If you mark "ABSTAIN" on your proxy card, it will have the same effect as a vote against the Byline share issuance proposal. If you fail to submit a proxy card or vote in person at the Byline special meeting or fail to instruct your bank or broker how to vote with respect to the Byline share issuance proposal, itwill have no effect on the proposal.

        For the reasons discussed in this joint proxy statement/prospectus, the board of directors of Byline determined that the merger agreement and the transactions contemplated therein, including the issuance of shares of Byline common stock in connection with the merger, are in the best interests of Byline and its stockholders, and unanimously adopted and approved the merger agreement.

        The board of directors of Byline unanimously recommends that Byline stockholders vote "FOR" approval of the Byline share issuance proposal.

Proposal 2—Adjournment of the Byline special meeting

        The Byline special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Byline share issuance proposal. If necessary or appropriate, including if the insufficient number of shares of Byline common stock cast in favor of the Byline share issuance proposal is insufficient to approve that proposal, Byline intends to move to adjourn the Byline special meeting, including to enable the board of directors of Byline to solicit additional proxies for approval of the Byline share issuance proposal. In this proposal, Byline is asking its stockholders to approve any such movement for an adjournment.

        Approval of the Byline adjournment proposal requires the affirmative vote of the holders of the majority of the shares of Byline's common stock present in person or represented by proxy at the Byline special meeting and entitled to vote thereon. If you mark "ABSTAIN" on your proxy card, it will have the same effect as a vote against the Byline adjournment proposal. If you fail to submit a proxy card or vote in person at the Byline special meeting or fail to instruct your bank or broker how to vote with respect to the Byline adjournment proposal, it will have no effect on the proposal.

        The board of directors of Byline unanimously recommends a vote "FOR" the Byline adjournment proposal.

THE FIRST EVANSTON SPECIAL MEETING

Purpose

        First Evanston's shareholders are receiving this joint proxy statement/prospectus because on [    •    ], 2018, the record date for the First Evanston special meeting, which is to be held on [    •    ], 2018, at [    •    ] at [    •    ], local time, they owned shares of First Evanston common stock, and the board of directors of First Evanston is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. This joint proxy statement/prospectus was mailed to holders of First Evanston common stock on or about [    •    ] , 2018, and is accompanied by a proxy card for use at the meeting and at any adjournment(s) of the First Evanston special meeting.

        At the special meeting, First Evanston's board of directors will ask holders of First Evanston's common stock (whom we refer to in this section as "you") to vote upon the following:

  •
  a proposal to adopt the Agreement and Plan of Merger, dated as of November 27, 2017, by and among First Evanston, Byline Bancorp, Inc. and Wildcat Acquisition Corporation, a wholly owned subsidiary of Byline, a copy of which is attached as Annex A, as such agreement may be amended from time to time, and approve the transactions contemplated thereby, including the merger (which we refer to as the "merger proposal"); and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to adopt the merger agreement (which we refer to as the "First Evanston adjournment proposal").

        When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the First Evanston special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting in case your plans change.

        If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. Instead of voting by mailing a proxy card, record shareholders can vote their shares of First Evanston common stock via the internet or by telephone. Specific instructions for internet or telephone voting are set forth on the enclosed proxy card. If you do not vote your shares via proxy, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the adoption of the merger agreement.

Record date, shares entitled to vote, quorum

        The record date for the First Evanston special meeting is [    •    ], 2018. First Evanston's shareholders of record as of the close of business on that day are receiving notice of and will be entitled to vote at the special meeting. As of the record date, there were [    •    ] shares of First Evanston common stock outstanding and entitled to vote at the meeting, and the outstanding shares were held by approximately [    •    ] holders of record.

        A majority of the shares of First Evanston's common stock outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum for the First Evanston special meeting Each share of First Evanston common stock outstanding on the record date entitles its holder to one vote on each of the matters being brought before the First Evanston special meeting.

        To determine the presence of a quorum at the meeting, First Evanston will also count as present at the meeting the shares of First Evanston common stock present in person but not voting and the shares of common stock for which First Evanston has received signed proxies that do not contain voting instructions.

        As of the record date for the meeting, First Evanston's directors and executive officers beneficially owned a total of [    •    ] shares, or approximately [    •    ]% of the outstanding shares, of First Evanston common stock. Certain of these individuals have entered into a written agreement with Byline that they will vote their shares in favor of the merger agreement, subject to certain exceptions. See "The Merger—Voting agreement."

How to vote your shares

        First Evanston shareholders of record can vote their shares by completing, signing and returning the enclosed proxy card, or via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet or telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the internet is [    •    ], Central Standard Time, on [    •    ], 2018.

        If you properly complete, sign and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the proposal to adopt the merger agreement and the First Evanston adjournment proposal. If you are the record holder of your shares and submit your signed proxy without specifying a voting instruction, your shares will be voted as the First Evanston board of directors recommends and will be voted "FOR" the proposal to adopt the merger agreement and "FOR" the First Evanston adjournment proposal. If you do not vote your shares via proxy, or if you do not attend and cast your vote at the special meeting, it will have the effect of a vote against the proposal to adopt the merger agreement, but will have no effect on the First Evanston adjournment proposal.

Shares held in "street name"

        If you hold shares in "street name" with a broker, bank or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the First Evanston special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as "broker non-votes" and are not counted in the vote by shareholders or for purposes of a quorum. As a result, any broker non-votes will have the effect of a vote against the proposal to adopt the merger agreement, but will have no effect on the First Evanston adjournment proposal.

        We therefore encourage you to provide directions to your broker, bank or other fiduciary as to how you want your shares voted on all matters to be brought before the First Evanston special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. Your broker, bank or other fiduciary may allow you to deliver your voting instructions via the telephone or the internet. Please see the instruction form provided by your broker, bank or other fiduciary that accompanies this joint proxy statement/prospectus. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other fiduciary, you must contact your broker, bank or other fiduciary. If you want to vote your shares of First Evanston common stock held in street name in person at the special meeting, you will need to obtain a written proxy in your name from your broker, bank or other fiduciary.

Revocation of proxies

        You may revoke your proxy at any time before it is voted by notifying the Chief Operating Officer of First Evanston, by submitting a new proxy with a later date, or by voting in person at the First Evanston special meeting. Attendance at the First Evanston special meeting will not, in and of itself, constitute a revocation of a proxy.

        All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: First Evanston Bancorp, Inc., Attention: John R. Lynch, Chief Operating Officer, 820 Church Street, Evanston, IL 60201. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.

Proxy solicitation

        In addition to this mailing, proxies may be solicited by directors, officers or employees of First Evanston in person or by telephone or electronic transmission. None of such directors, officers or employees will be directly compensated for such services. First Evanston will pay the costs associated with the solicitation of proxies for the special meeting. In addition, First Evanston has also made arrangements with D.F. King & Co., Inc. to assist it in soliciting proxies and has agreed to pay D.F. King & Co., Inc. a fee of $10,000, plus the reimbursement of certain expenses, for these services.

 THE FIRST EVANSTON PROPOSALS

Proposal 1—Adoption of the merger agreement

        At the First Evanston special meeting, shareholders of First Evanston will be asked to adopt the merger agreement and approve the transactions contemplated by the merger agreement. Shareholders of First Evanston should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning Byline, the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

        Adoption of the merger agreement and approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Evanston's common stock entitled to vote thereon. If you mark "ABSTAIN" on your proxy card, or if you fail to submit a proxy card or vote in person at the First Evanston special meeting or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote against the merger proposal.

        For the reasons discussed in this joint proxy statement/prospectus, the board of directors of First Evanston unanimously determined that the merger agreement and the transactions contemplated therein are in the best interests of First Evanston and its shareholders, and unanimously approved the merger agreement.

        The board of directors of First Evanston unanimously recommends that First Evanston shareholders vote "FOR" adoption of the merger agreement.

Proposal 2—Adjournment of the First Evanston special meeting

        The First Evanston special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the adoption of the merger agreement. If necessary or appropriate, including if the number of shares of First Evanston common stock cast in favor of adoption of the merger agreement is insufficient to adopt the merger agreement, First Evanston intends to move to adjourn the First Evanston special meeting, including to enable the board of directors of First Evanston to solicit additional proxies. In this proposal, First Evanston is asking its shareholders to approve any such movement for an adjournment.

        Approval of the First Evanston adjournment proposal requires the affirmative vote of the holders of a majority of the shares of First Evanston common stock present in person or represented by proxy at the first Evanston special meeting and entitled to vote thereon. If you mark "ABSTAIN" on your proxy car, it will have the same effect as a vote against the First Evanston adjournment proposal. If you fail to submit a proxy card or vote in person at the First Evanston special meeting or fail to instruct your bank or broker how to vote with respect to the First Evanston adjournment proposal, it will have no effect on the proposal.

        The board of directors of First Evanston unanimously recommends a vote "FOR" the First Evanston adjournment proposal.

THE MERGER

        This section of the joint proxy statement/prospectus describes certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

General

        The boards of directors of Byline and First Evanston are using this joint proxy statement/prospectus to solicit proxies from the holders of Byline and First Evanston common stock for use at the Byline and First Evanston special meetings of stockholders. Byline's stockholders will be asked to approve the Byline share issuance proposal and the Byline adjournment proposal, and holders of First Evanston common stock will be asked to adopt the merger agreement and approve merger proposal, and to approve the First Evanston adjournment proposal. Upon consummation of the merger, Merger Sub will merge with and into First Evanston Merger Sub will cease to exist, and First Evanston will be a wholly owned subsidiary of Byline. The merger is anticipated to be completed during the first half of 2018. Immediately following the merger First Evanston will merge with and into Byline, with Byline as the surviving corporation pursuant to the parent merger, and immediately following the parent merger, First Bank & Trust will merge with and into Byline Bank, with Byline Bank as the surviving bank, pursuant to the bank merger. At such time, First Bank & Trust's banking offices will become banking offices of Byline Bank.

        If the merger is completed, at the effective time, each share of First Evanston common stock (other than shares owned by First Evanston, Byline or Merger Sub and any dissenting shares), will be converted into the right to receive a mix of cash and shares of Byline common stock. Specifically, each share of First Evanston common stock will be converted into the right to receive (i) 3.994 shares of Byline's common stock and (ii) cash in an amount equal to $27 million divided by the total number of First Evanston shares of common stock outstanding immediately prior to the effective time, with cash in lieu of fractional shares of Byline common stock. Based on [    •    ] shares of First Evanston common stock outstanding as of [    •    ], 2018 the latest practicable date before the date of this joint proxy statement/prospectus, the cash consideration per share of First Evanston common stock would be equal to $[    •    ]. Based on the closing price of Byline's common stock as reported on the NYSE of $19.73 as of November 24, 2017, the trading day immediately preceding the public announcement of the merger, the implied value of the merger consideration that a First Evanston shareholder would be entitled to receive for each share of First Evanston common stock owned would be $94.46 with an aggregate transaction value of approximately $169.0 million based on the fully diluted number of shares of First Evanston common stock outstanding as of November 24, 2017. Based on the closing price of Byline common stock as reported on the NYSE of $[    •    ] as of [    •    ], 2018, the latest practicable date before the date of this joint proxy statement/prospectus, the implied value of the merger consideration for each share of First Evanston common stock would be $[    •    ]. We urge you to obtain current stock price quotations for Byline common stock. In addition, no fractional shares of Byline common stock will be issued in the merger. In lieu of issuing any fractional shares, Byline will pay to each holder of First Evanston common stock who would otherwise be entitled to a fractional share of Byline common stock an amount in cash (without interest and rounded to the nearest cent) determined by multiplying such fraction of a share of Byline common stock by the volume-weighted average price of Byline's common stock for the five (5) business days ending on the business day immediately prior to the closing date. Also, all unexercised stock options to acquire shares of First Evanston common stock outstanding as of the effective time will be assumed and converted automatically into options to purchase Byline common stock. See "Description of the Merger Agreement—Merger consideration."

Background of the merger

        As part of its ongoing consideration and evaluation of First Evanston's long-term business strategy and prospects, the First Evanston board and senior management have regularly reviewed and assessed First Evanston's business and performance in the context of developments in the banking industry, the regulatory environment, and the competitive landscape, including potential strategic alternatives available to First Evanston. In recent years, as First Evanston continued to successfully grow its asset base and operations, it incurred and expected to continue to incur increased regulatory, IT, accounting and administrative expenses, including as a result of surpassing the $1 billion asset threshold. Accordingly, as the First Evanston board evaluated its strategic alternatives, it has considered the potential benefits of a business combination with a larger financial institution that would allow First Evanston to continue growing its franchise while taking advantage of economies of scale. In considering any such business combination, the First Evanston board was focused on enhancing long-term value for First Evanston shareholders and its other constituencies, including by providing First Evanston shareholders enhanced liquidity and the opportunity to participate in future growth by the combined financial institution, while also offering high quality, personalized service and expanded banking tools to the communities and customer base with which First Evanston created and developed relationships since it first began its operations. To assist the board and senior management in its evaluation of strategic alternatives, including potential strategic combinations, the First Evanston board engaged Piper Jaffray as its financial advisor.

        From time to time, Robert Yohanan, Chairman and Chief Executive Officer of First Evanston, and other members of First Evanston's senior management met informally with senior management of other banks to exchange perspectives on the industry and market, consolidation in the banking industry generally as well as the local Chicago banking market and occasionally engaged in preliminary exploratory discussions regarding potential consolidation involving First Evanston and regularly shared the feedback from these discussions with the First Evanston board.

        As a result of certain of these informal discussions, in early July 2017, First Evanston received a preliminary non-binding indication of interest from a larger bank ("Bank A") regarding potential interest in a future combination of First Evanston and Bank A in an all-stock transaction. However, the indication of interest was subject to significant conditionality, including extensive due diligence and stated that given a number of other current priorities and initiatives, Bank A was not prepared to move forward with a transaction until later in the year. Mr. Yohanan and the Chief Executive Officer of Bank A held further discussions after First Evanston's receipt of the letter, including with respect to Bank A's commitment towards pursuing a transaction, the amount and form of the consideration (including a request by First Evanston for a cash component), the level of conditionality in Bank A's proposal and whether Bank A was able and willing to move forward on a more expedited basis. On July 28, 2017, Mr. Yohanan and representatives of Piper Jaffray attended a meeting with the Chief Executive Officer of Bank A and Bank A's financial advisor and presented information on First Evanston's franchise fundamentals to support an enhancement of the amount of consideration Bank A had indicated it was willing to offer. Following these discussions, on August 23, 2017, Bank A provided First Evanston with another non-binding indication of interest and made clear that this represented Bank A's best offer. The letter proposed an all-stock fixed exchange ratio with a willingness of Bank A to provide up to 15% of the purchase price in cash but did not reflect any enhancement to the amount of consideration that Bank A had previously indicated it was willing to offer. Based on the contemporaneous trading price of Bank A's common stock at the time of the letter, the consideration was valued at approximately $172 million. However, the indication of interest stated that the amount of the final merger consideration was subject to extensive due diligence and continued to discuss the timing and other contingencies, including a stated sensitivity to potential franchise loan and deposit erosion. In early September, First Evanston made a counterproposal to Bank A for a fixed value on the stock portion of the consideration which was not accepted.

        Shortly thereafter, Mr. Yohanan initiated a meeting with the Chairman of the Byline board, and engaged in preliminary exploratory discussions regarding a potential business combination between First Evanston and Byline. Over recent years, Mr. Yohanan and the Chairman of Byline have engaged in general discussions regarding the complimentary nature of their banks and the potential to join forces in the future. Mr. Yohanan and the Chairman of Byline discussed, among other things, Byline's recent successful initial public offering, its publicly stated desire for growth, particularly in the Chicago market, and that its NYSE-listed currency made it a much more attractive partner for First Evanston. Mr. Yohanan encouraged Byline to submit a proposal for the combination of First Evanston and Byline.

        On September 15, 2017, Byline's Chief Executive Officer and other members of Byline's senior management team met with and discussed a proposed acquisition of First Evanston with Byline's Chairman of the Board of Directors. Byline's senior management team discussed various deal terms with the board of directors. The board of directors then engaged in a detailed discussion of the pros and cons of a proposed acquisition of First Evanston and possible deal terms regarding such acquisition. Following its discussion of these topics, the Byline board authorized Byline's senior management team to present a non-binding letter of intent to First Evanston regarding Byline's proposed acquisition of First Evanston.

        On September 20, 2017, First Evanston received a non-binding letter of intent from Byline which made a proposal for the combination of First Evanston and Byline for $180.0 million, on a fully diluted basis and based on the contemporaneous trading price of Byline's common stock, with 85% of the consideration payable in Byline shares and 15% payable in cash. The proposal indicated that Byline was prepared to move forward immediately, but only if First Evanston agreed to conduct exclusive negotiations with Byline concerning a potential strategic combination.

        Following continued telephonic and in-person discussions between senior management of First Evanston and Byline and discussions between Byline's senior management and board of directors, and in advance of a scheduled meeting of the Executive Committee of the First Evanston board (the "Executive Committee"), Byline submitted a revised non-binding letter of intent on September 25, 2017 proposing a strategic combination in which First Evanston shareholders would receive 4.046 shares of Byline common stock for each share of First Evanston common stock they owned, and aggregate cash consideration of $25.1 million, which represented total consideration to First Evanston shareholders of approximately $182.9 million, on a fully diluted basis and based on the contemporaneous trading price of Byline's common stock. In response, senior management of First Evanston requested that Byline further revise its proposal to increase the relative cash portion of the consideration to provide First Evanston shareholders with additional liquidity and price certainty. Later that day, following further discussions by Byline board members, Byline submitted another revised non-binding letter of intent proposing that First Evanston shareholders receive 3.994 shares of Byline common stock for each share of First Evanston common stock they owned, and aggregate cash consideration of $27.0 million, which continued to represent total consideration to First Evanston shareholders of approximately $182.9 million, on a fully diluted basis and based on the contemporaneous trading price of Byline's common stock. Byline's letter of intent also set forth certain other key terms of its proposed combination, including that the closing of the combination would be subject to customary conditions and elaborating on Byline's preliminary plans with respect to certain integration matters. The non-binding letter of intent specified that the proposal would expire later that day unless accepted by First Evanston, and that upon acceptance, First Evanston must commit to a 30-day period of exclusive negotiations.

        Following receipt of the second revised proposal, a meeting of the Executive Committee was held on September 25, 2017. Representatives of Piper Jaffray and senior management reviewed with the Executive Committee the non-binding indication of interest received from Bank A and the non-binding letter of intent received from Byline, the competitive positioning and future prospects of Byline and

Bank A and views on the value of their respective stocks, and the likelihood of successfully consummating a transaction with either party on the terms set forth in their respective proposals. The members of the Executive Committee discussed the proposals and discussed the potential strategic fit and benefits to First Evanston's shareholders and other constituencies of a combination with Byline and Bank A. The Executive Committee discussed certain concerns regarding the indication of interest received from Bank A, including their and managements' view based on the indication of interest and discussions with Bank A's senior management and financial advisor that the acquisition consideration proposed by Bank A in the indication of interest was subject to a number of contingencies, including extensive due diligence and senior officer and customer retention, that would reasonably be likely to result in a reduction in the merger consideration, and that a transaction with Bank A was less likely to materialize. The Executive Committee further discussed its view that the transaction with Byline was a superior strategic fit, presented attractive long-term value to First Evanston's shareholders and that it had a higher level of confidence in a successful integration of the two banks as a result of the contemplated involvement of First Evanston's employees in the combined organization. Management also discussed with the members of the Executive Committee their view based on discussions and negotiations with Byline that Byline would be unwilling to move forward with discussions unless the letter of intent was signed that day granting exclusivity and that Byline was considering other strategic alternatives that it was likely to pursue if the letter of intent was not executed. Based on these presentations and discussions, the Executive Committee approved the execution by First Evanston of Byline's letter of intent as an indication of its willingness to proceed with further discussions regarding a potential combination.

        On September 25, 2017, following the meeting of the Executive Committee, First Evanston executed Byline's letter of intent, which was non-binding other than in respect of the 30-day exclusivity agreement.

        Over the course of the next week, the parties entered into a mutual confidentiality agreement, began conducting due diligence and continued discussing terms of the potential transaction. On October 3, 2017, Vedder Price, Byline's outside counsel, sent an initial proposed draft merger agreement to Wachtell Lipton, First Evanston's outside counsel.

        On October 4, 2017, at a meeting of the First Evanston board, the Executive Committee members provided an update to the full board regarding the September 25 Executive Committee meeting. Senior management of First Evanston provided an update on the discussions and negotiations with Byline to date and the expected timing to reach a potential definitive agreement, and discussed with the First Evanston board certain aspects of the potential combination and the integration of First Evanston and Byline, including Byline's competitive positioning and future prospects, treatment of First Evanston's employees following the consummation of a combination, and operations and systems integration of First Bank & Trust and Byline Bank. Senior management also discussed with the board that, in light of the importance of employee retention for integration purposes and the success of the combined franchise, Byline desired to enter into retention agreements with certain members of First Evanston's management that would be in lieu of management's existing change in control agreements. Representatives of Wachtell Lipton also reviewed with the First Evanston board its fiduciary duties with respect to a potential business combination and reviewed the terms of the proposed merger agreement received from Vedder Price. The First Evanston board authorized management to continue moving forward with discussions and negotiations regarding a potential business combination with Byline.

        On October 6, 2017, Wachtell Lipton sent a revised draft of the proposed merger agreement to Vedder Price. Over the next several weeks, First Evanston and Byline conducted extensive due diligence investigations on the other party, including on-site due diligence examinations of loan portfolios. First Evanston, Byline and their representatives engaged in lengthy negotiations regarding the terms of the merger agreement and other transaction agreements, including the form of voting agreement to be executed by First Evanston's directors and officers. The negotiations between First Evanston and Byline focused on, among other things, confirming that there would be no changes to the merger consideration proposed in the letter of intent, First Evanston's resistance to the proposal for a downward adjustment to the merger consideration between the date of signing the merger agreement and the closing of the merger as a result of changes in First Evanston's tangible common equity during that time, terms of the conditions to closing including the minimum tangible common equity condition proposed by Byline, and the proposal by First Evanston of a termination right based on the stock price performance of Byline between signing and closing and the terms thereof. Also during this time, with First Evanston's authorization, Byline held separate negotiations with certain members of First Evanston's management, regarding retention and other benefit arrangements between Byline and such management members following the potential combination that would be in lieu of such management members' existing change in control arrangements and are described in greater detail in the section titled "The Merger—Interests of Certain Persons in the Merger."

        On October 3, 2017 and October 12, 2017, Byline's senior management provided updates on the negotiation of deal terms with First Evanston to Byline's board of directors. Byline's board of directors discussed the current status of negotiations and directed senior management to continue negotiations and seek to finalize a transaction with First Evanston. On October 17, 2017 and November 3, 2017, at meetings of the First Evanston board, senior management of First Evanston provided updates on the negotiations with Byline and the status of the due diligence review and the First Evanston board authorized management to continue negotiations with Byline. In October and November 2017, the parties continued to negotiate the terms of the proposed transaction, with the parties exchanging multiple revised drafts of the merger agreement and ancillary documents, including the voting agreement and agreements related to retention and other benefit arrangements, reflecting the negotiations of the parties.

        On November 21, 2017, after the terms of the merger agreement had been substantially agreed, the First Evanston board held a meeting to consider the terms of the proposed merger with Byline. At the meeting, members of the First Evanston board and senior management discussed the strategic and business rationale of consummating a merger with Byline, including the factors described in the section titled "The Merger—First Evanston's Reasons for the Merger; Recommendation of First Evanston's board of Directors." Members of First Evanston senior management also reported on the results of their due diligence of Byline. Representatives of Piper Jaffray reviewed with the First Evanston board its financial analysis of the proposed transaction, and rendered their oral opinion (subsequently delivered in writing at the conclusion of the meeting), as described in the section titled "The Merger—Opinion of First Evanston's financial advisor", that as of November 21, 2017, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the aggregate consideration to be received by the First Evanston shareholders pursuant to the merger is fair, from a financial point of view, to those shareholders. Representatives of Wachtell Lipton reviewed with the First Evanston board the terms of the merger agreement and the voting agreements proposed to be executed at the same time as the merger agreement by members of the First Evanston board, in their capacity as First Evanston shareholders, and reviewed the terms of the agreements between Byline and certain members of First Evanston's management regarding retention and other benefit arrangements, to be effective as of the consummation of the merger. Following those discussions and presentations by First Evanston senior management and representatives of Piper Jaffray and Wachtell Lipton, and deliberations among members of the First Evanston board, the First Evanston board determined that the merger, the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of First Evanston and its shareholders, and the directors voted unanimously to approve the merger, to approve and adopt the merger agreement and to recommend that First Evanston shareholders approve and adopt the merger agreement.

        On November 27, 2017, Byline's board of directors board held a meeting to consider the terms of the proposed acquisition of First Evanston. At the meeting, members of the Byline board and senior management discussed the strategic and business rationale of consummating an acquisition of First Evanston, including the factors described in the section titled "The Merger—Byline's reasons for the merger and recommendation of the board of directors." Members of Byline's senior management also reported on the results of their due diligence of First Evanston. Also at this meeting, Byline's financial advisor, KBW, reviewed with the Byline board the financial aspects of the proposed transaction, and rendered an opinion to the Byline board (which was initially rendered verbally and confirmed in a written opinion, dated November 27, 2017), as described in the section below titled "The Merger—Opinion of Byline's financial advisor", to the effect that as of November 27, 2017, and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the aggregate merger consideration to be paid by Byline in the merger was fair, from a financial point of view, to Byline. Representatives of Vedder Price reviewed with the Byline board the terms of the merger agreement and ancillary documents, including the voting agreements proposed to be executed at the same time as the merger agreement by members of the First Evanston board, in their capacity as First Evanston shareholders, and reviewed the terms of the agreements between Byline and certain members of First Evanston's management regarding retention and other benefit arrangements, to be effective as of the consummation of the merger. Following those discussions and presentations by Byline senior management and Byline's advisors, and after further deliberations among members of the Byline board, the Byline board determined that the merger, the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Byline and its stockholders, and the directors voted unanimously to approve the merger, to approve and adopt the merger agreement and to recommend that Byline stockholders approve the issuance of Byline common stock as consideration for the transaction as provided for in the merger agreement.

        Subsequently, the merger agreement and voting agreements were finalized, executed and delivered on November 27, 2017, and the transaction was announced that day in a press release issued jointly by First Evanston and Byline.

Byline's reasons for the merger and recommendation of the board of directors

        Byline's board of directors believes that the merger is in the best interests of Byline and its stockholders. In deciding to unanimously approve the merger agreement and the transactions contemplated therein, including the issuance of Byline common stock in connection with the merger, Byline's board of directors evaluated the merger agreement and the transactions contemplated therein in consultation with Byline's management as well as Byline's legal and financial advisors, and considered a number of factors, including the following:

  •
  each of Byline's, First Evanston's, and the combined company's business, operations, financial condition, asset quality, earnings and prospects, including the belief that First Evanston's financial condition, asset quality and underwriting procedures are sound, that First Evanston's business, operations and geographic footprint would complement those of Byline, and that the merger would result in a combined company with a larger market presence and more attractive funding base, including through core deposit funding, than Byline on a stand-alone basis;

  •
  the opportunities for growth through the ability to offer Byline Bank's broader range of products and services to First Evanston's customers;

  •
  anticipated efficiencies to come from integrating First Evanston's operations into Byline's existing operations;

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  the financial terms of the transaction, including the expectation that the transaction would be accretive to Byline's earnings per share in the first year, and the fact that the exchange ratio applicable to the portion of the merger consideration payable in shares of Byline common stock is not subject to automatic adjustment as a result of changes in the market value of Byline's common stock, limiting the risk of further dilution to Byline's existing stockholders if the trading price of Byline's common stock were to decrease;

  •
  management's experience and successful track record with acquiring and integrating financial institutions;

  •
  the view that First Evanston's relationship-oriented community banking model would be complementary, and is compatible with Byline and its subsidiaries;

  •
  a review of the demographic, economic and financial characteristics of the market in which First Evanston operates, including existing and potential competition and history of the market area with respect to financial institutions;

  •
  its review and discussions with Byline's management, legal counsel and tax advisors concerning the due diligence investigation of First Evanston conducted by Byline;

  •
  the opinion, dated November 27, 2017, of KBW to the Byline board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Byline of the aggregate merger consideration to be paid by Byline in the proposed merger, as more fully described below under "Opinion of Byline's financial advisor";

  •
  the opportunity to build a greater recognition and awareness of the Byline brand;

  •
  the fact that Byline's stockholders would have a chance to vote on the share issuance in connection with the merger; and

  •
  the belief that the merger would be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

        In addition, Byline's board of directors considered a number of risks with respect to the merger, including the following:

  •
  the fact that the exchange ratio applicable to the portion of the merger consideration payable in shares of Byline's common stock is not subject to adjustment as a result of changes in the market value of Byline common stock, and the resulting risk that the value of the merger consideration payable to First Evanston common shareholders could increase if the trading price of Byline's common stock were to increase;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating First Evanston's business, operations and workforce with those of Byline, including the transaction costs that would be incurred in connection with the transaction;

  •
  the potential risk of diverting management attention and resources from the operation of Byline's business towards the completion of the merger;

  •
  the fact that, as is customary in public company transactions, Byline would not be entitled to indemnification for certain losses it could incur in connection with the transaction;

  •
  uncertainties regarding developments in federal income tax and bank regulatory policy; and

  •
  the other risks identified under "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

        The above discussion of the information and factors considered by Byline's board of directors is not intended to be exhaustive, but includes a description of material factors considered by the Byline board of directors. In view of the wide variety of factors considered by the Byline board of directors in connection with its evaluation of the merger, the Byline board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Byline's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members based on the factors that each of them considered appropriate, that the merger is in the best interests of Byline's stockholders.

        Byline's board of directors has unanimously determined that the merger is in the best interests of Byline and its stockholders. Byline's board of directors unanimously approved the merger agreement and recommends that stockholders vote "FOR" approval of the Byline share issuance proposal.

Opinion of Byline's financial advisor

        Byline engaged Keefe, Bruyette & Woods, Inc. ("KBW") to render financial advisory and investment banking services to Byline, including an opinion to the Byline board of directors as to the fairness, from a financial point of view, to Byline of the aggregate merger consideration in the proposed merger. Byline selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

        As part of its engagement, representatives of KBW attended the meeting of the Byline board of directors held on November 27, 2017 at which the Byline board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the Byline board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to Byline. The Byline board of directors approved the merger agreement at this meeting.

        The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated by reference herein, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

        KBW's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Byline board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the aggregate merger consideration in the merger to Byline. It did not address the underlying business decision of Byline to engage in the merger or enter into the merger agreement or constitute a recommendation to the Byline board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Byline common stock or any stockholder of any other entity as to how to vote in connection with the Byline share issuance proposal, the merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders', affiliates' or other agreement with respect to the merger or exercise any dissenters' or appraisal rights that may be available to such stockholder.

        KBW's opinion was reviewed and approved by KBW's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Byline and First Evanston and bearing upon the merger, including, among other things:

  •
  a draft of the merger agreement, dated November 24, 2017 (the most recent draft then made available to KBW);

  •
  the audited financial statements for the three fiscal years ended December 31, 2016 of Byline;

  •
  the unaudited quarterly financial statements for the fiscal quarter ended March 31, 2017 of Byline and the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2017 and September 30, 2017 of Byline;

  •
  the audited financial statements for the three fiscal years ended December 31, 2016 of First Evanston;

  •
  the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of First Evanston;

  •
  certain regulatory filings of Byline, First Evanston, and their respective subsidiaries, including the quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2016 and the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

  •
  certain other interim reports and other communications of Byline and First Evanston to their respective stockholders; and

  •
  other financial information concerning the respective businesses and operations of Byline and First Evanston that were furnished to KBW by Byline and First Evanston or that KBW was otherwise directed to use for purposes of its analysis.

        KBW's consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

  •
  the historical and current financial position and results of operations of Byline and First Evanston;

  •
  the assets and liabilities of Byline and First Evanston;

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  the nature and terms of certain other merger transactions and business combinations in the banking industry;

  •
  a comparison of certain financial and stock market information of Byline and certain financial information of First Evanston with similar information for certain other companies, the securities of which were publicly traded;

  •
  financial and operating forecasts and projections of First Evanston that were prepared by Byline management, provided to KBW and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Byline board of directors;

  •
  publicly available consensus "street estimates" of Byline, as well as assumed Byline long term growth rates that were provided to KBW by Byline management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the Byline board of directors; and

  •
  estimates regarding certain pro forma financial effects of the merger on Byline (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Byline management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Byline board of directors.

        KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by the managements of Byline and First Evanston regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Byline as to the reasonableness and achievability of the financial and operating forecasts and projections of First Evanston, the publicly available consensus "street estimates" of Byline, the assumed Byline long-term growth rates and the estimates regarding certain pro forma financial effects of the merger on Byline (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above, as well as the assumptions set forth in and bases for all such information. KBW assumed that all of the foregoing information was reasonably prepared and represented, or in the case of the publicly available consensus "street estimates" referred to above that such estimates were consistent with, the best currently available estimates and judgments of Byline management, and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. The financial and operating forecasts and projections of First Evanston that were prepared by Byline management and that KBW was directed by such management to use reflected differences from certain forecasts and projections that were prepared by First Evanston and provided to Byline. Accordingly, with the consent of Byline, in rendering its opinion, KBW's reliance upon Byline management as to the reasonableness and achievability of such forecasts and projections included reliance upon the judgments, estimates and assessments of Byline and Byline management with respect to such differences.

        It is understood that the portion of the foregoing financial information of Byline and First Evanston that was provided to KBW was not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with the publicly available consensus "street estimates" of Byline referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Byline and First Evanston and with the consent of the Byline board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Byline or First Evanston since the date of the last financial statements of each such entity that were made available to KBW and that KBW was directed to use. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Byline's consent, that the aggregate allowances for loan and lease losses for each of Byline and First Evanston are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Byline or First Evanston, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Byline or First Evanston under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

        KBW assumed, in all respects material to its analyses:

  •
  the merger (including the parent merger) and any related transactions (including the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement referred to above that had been reviewed by KBW) with no adjustments to the stock consideration or the cash consideration and with no additional payments in respect of First Evanston common stock;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

  •
  each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger (including the parent merger) or any related transaction (including the bank merger) and all conditions to the completion of the merger (including the parent merger) and any related transaction (including the bank merger) would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger (including the parent merger) and any related transactions (including the bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Byline, First Evanston, or the pro forma entity, or the contemplated benefits and effects of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

        KBW assumed that the merger (including the parent merger) would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Byline that Byline relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Byline, First Evanston, Merger Sub, the merger (including the parent merger) and any related transaction (including the bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

        KBW's opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the aggregate merger consideration in the merger to Byline. KBW expressed no view or opinion as to any other term or aspect of the merger (including the parent merger) or any terms or aspects of any related transaction (including the bank merger), including without limitation, the form or structure of the merger (including the form of aggregate merger consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the merger or any such related transaction to Byline, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW's opinion may have affected, and may affect, the conclusion reached in KBW's opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. For purposes of its analyses, KBW did not incorporate previously publicly-announced proposed changes to United States tax laws regarding corporate tax rates. KBW's opinion did not address, and KBW expressed no view or opinion with respect to:

  •
  the underlying business decision of Byline to engage in the merger or enter into the merger agreement;

  •
  the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Byline or the Byline board of directors;

  •
  any business, operational or other plans with respect to First Evanston or the pro forma entity that might be contemplated by Byline or the Byline board of directors or that might be implemented by Byline or the Byline board of directors subsequent to the closing of the merger;

  •
  the fairness of the amount or nature of any compensation to any of Byline's officers, directors or employees, or any class of such persons, relative to the aggregate merger consideration;

  •
  the effect of the merger (including the parent merger) or any related transaction (including the bank merger) on, or the fairness of the consideration to be received by, holders of any class of securities of Byline, First Evanston or any other party to any transaction contemplated by the merger agreement;

  •
  any adjustment (as provided in the merger agreement) to the aggregate merger consideration (including the stock or cash components thereof) assumed for purposes of KBW's opinion;

  •
  whether Byline has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration at the closing of the merger;

  •
  the actual value of Byline common stock to be issued in connection with the merger;

  •
  the prices, trading range or volume at which Byline common stock would trade following the public announcement of the merger or following the consummation of the merger;

  •
  any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

  •
  any legal, regulatory, accounting, tax or similar matters relating to Byline, First Evanston, any of their respective stockholders, Merger Sub, or relating to or arising out of or as a consequence of the merger (including the parent merger) or any other related transaction (including the bank merger), including whether or not the merger (including the parent merger) would qualify as a "reorganization" for United States federal income tax purposes.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Byline and First Evanston. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Byline board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Byline board of directors with respect to the fairness of the aggregate merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Byline and First Evanston and the decision of Byline to enter into the merger agreement was solely that of the Byline board of directors.

        The following is a summary of the material financial analyses presented by KBW to the Byline board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Byline board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

        For purposes of the financial analyses described below, KBW utilized an implied diluted transaction value for the proposed merger of $169.0 million, or $94.46 per outstanding share of First Evanston common stock, consisting of the sum of (i) the implied value of the stock consideration of 3.994 of a share of Byline common stock, based on the closing price of Byline common stock on November 24, 2017, and (ii) the cash consideration of $15.66. In addition to the financial analyses described below, KBW reviewed with the Byline board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $169.0 million) of 20.7x First Evanston's estimated 2017 net income and 14.9x First Evanston's estimated 2018 net income using financial forecasts and projections of First Evanston provided by Byline management.

        Byline Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of Byline to 20 selected banks that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in the Midwest Region (defined as Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin) with assets between $2.5 billion and $5.0 billion. Merger targets were excluded from the selected companies.

        The selected companies were as follows:

Republic Bancorp, Inc.	MidWestOne Financial Group, Inc.
Great Southern Bancorp, Inc.	Merchants Bancorp
Lakeland Financial Corporation	German American Bancorp, Inc.
Midland States Bancorp, Inc.	First Financial Corporation
Community Trust Bancorp, Inc.	First Defiance Financial Corp.
Peoples Bancorp Inc.	Nicolet Bankshares, Inc.
QCR Holdings, Inc.	First Mid-Illinois Bancshares, Inc.
Horizon Bancorp	Independent Bank Corporation
Mercantile Bank Corporation	First Internet Bancorp
Stock Yards Bancorp, Inc.	United Community Financial Corp.

        To perform this analysis, KBW used profitability and other financial information for the latest 12 months ("LTM") or the most recent available completed fiscal quarter ("MRQ") ended September 30, 2017 (except as noted), or as of September 30, 2017 (except as noted), and market price information as of November 24, 2017. KBW also used 2017, 2018 and 2019 earnings per share ("EPS") estimates taken from publicly available consensus "street estimates" for Byline and, to the extent available, the selected companies. Where consolidated holding company level financial data for one of the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Byline's historical financial statements, or the data prepared by First Evanston's financial advisor presented under the section "The Merger—Opinion of First Evanston's financial advisor", as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of Byline and the selected companies:

	Selected Companies
	Byline		25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Average Assets (%)(1)	1.24	(3)	1.02	1.15	1.15	1.32
MRQ Core Return on Average Equity (%)(1)	8.95	(3)	9.57	10.62	10.45	11.16
MRQ Net Interest Margin (%)	4.21		3.63	3.65	3.71	3.87
MRQ Fee Income / Revenue (%)(2)	27.5		18.9	23.5	23.9	27.7
MRQ Efficiency Ratio (%)	68.6		59.9	56.6	57.2	54.4

(1)
Core Income excluded extraordinary items, non-recurring items, gains / (losses) on sale of securities and amortization of intangibles.

(2)
Excluded gains/(losses) on sale of securities.

(3)
Included benefit for income taxes recorded by Byline for the three months ended September 30, 2017.

        KBW's analysis also showed the following concerning the financial condition of Byline and the selected companies:

	Selected Companies
	Byline	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets (%)(1)	11.73	8.49	9.57	9.42	10.31
Total Capital Ratio (%)(1)	16.08	12.77	13.89	13.51	14.79
Loans / Deposits (%)(1)	87.9	86.5	91.2	93.3	98.3
Loan Loss Reserve / Gross Loans (%)(1)	0.72	0.73	0.92	1.00	1.10
Nonperforming Assets / Loans + OREO (%)(1)	1.19	1.25	1.18	1.14	0.55
MRQ Net Charge-Offs / Average Loans (%)	0.34	0.18	0.09	0.06	0.01

(1)
Reflected data as of or for the period ended June 30, 2017 in the case of one of the selected companies.

        In addition, KBW's analysis showed the following concerning the market performance of Byline and, to the extent publicly available, the selected companies:

	Selected Companies
	Byline		25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change (%)	—	(1)	3.5	10.1	10.6	14.3
Year-to-Date Stock Price Change (%)	—	(1)	(4.9)	0.1	0.6	3.6
Stock Price / Tangible Book Value per Share (x)(2)	1.52		1.72	1.95	1.91	2.08
Stock Price / 2017 EPS Estimate (x)	24.5		16.3	17.3	17.1	18.1
Stock Price / 2018 EPS Estimate (x)	18.2		13.8	15.0	14.9	16.0
Stock Price / 2019 EPS Estimate (x)	14.9		12.8	13.9	14.0	15.2
Dividend Yield (%)(2)(3)	0.0		1.6	1.7	1.9	2.2
Dividend Payout Ratio (%)(2)(3)	0.0		28.6	31.0	35.3	40.4

(1)
Byline IPO priced at $19.00 on 6/29/2017.

(2)
Reflected data as of or for the period ended June 30, 2017 in the case of one of the selected companies.

(3)
Dividend payout calculated using most recent quarter dividend annualized and LTM diluted EPS; Dividend yield calculated using most recent quarter dividend annualized.

        No company used as a comparison in the above selected companies analysis is identical to Byline. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        First Evanston Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance and financial condition of First Evanston to 13 selected banks that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in the Midwest Region with assets between $500 million and $3.0 billion and Nonperforming Assets / Loans + OREO less than 1.0%. Merger targets were excluded from the selected companies. KBW also reviewed the market performance of the selected companies.

        The selected companies were as follows:

Nicolet Bankshares, Inc.	Civista Bancshares, Inc.
First Internet Bancorp	Ames National Corporation
Farmers National Banc Corp.	Farmers & Merchants Bancorp, Inc.
West Bancorporation, Inc.	SB Financial Group, Inc.
BankFinancial Corporation	United Bancshares, Inc.
MutualFirst Financial, Inc.	HMN Financial, Inc.
Cass Information Systems, Inc.

        To perform this analysis, KBW used profitability and other financial information for the latest 12 months or the most recent available completed fiscal quarter ended September 30, 2017, or as of September 30, 2017, and market price information as of November 24, 2017. KBW also used 2017 and 2018 earnings per share estimates taken from consensus "street estimates" of the eight selected companies for which consensus "street estimates" for such periods were publicly available and 2019 earnings per share estimates taken from consensus "street estimates" of the six selected companies for which consensus "street estimates" for such period were publicly available. Where consolidated holding company level financial data for two of the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in First Evanston's historical financial statements, or the data prepared by First Evanston's financial advisor presented under the section "The Merger—Opinion of First Evanston's financial advisor", as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of First Evanston and the selected companies:

		Selected Companies
	First Evanston	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Average Assets (%)(1)	0.73	0.96	1.11	1.16	1.24
MRQ Core Return on Average Equity (%)(1)	8.61	8.94	10.08	10.13	11.30
MRQ Net Interest Margin (%)	3.33	3.30	3.58	3.66	3.87
MRQ Fee Income / Revenue (%)(2)	13.2	18.1	25.1	22.0	25.1
MRQ Efficiency Ratio (%)	65.8	69.8	62.8	66.7	54.7

(1)
Core Income excluded extraordinary items, non-recurring items, gains / (losses) on sale of securities and amortization of intangibles.

(2)
Excluded gains/(losses) on sale of securities.

        KBW's analysis also showed the following concerning the financial condition of First Evanston and the selected companies:

		Selected Companies
	First Evanston	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets (%)	8.71	8.50	9.83	9.31	11.82
Total Capital Ratio (%)	11.16	12.80	14.73	13.87	16.43
Loans / Deposits (%)	89.8	88.0	91.4	94.2	96.4
Loan Loss Reserve / Gross Loans (%)	1.19	0.74	1.01	1.04	1.14
Nonperforming Assets / Loans + OREO (%)	0.22	0.76	0.55	0.55	0.43
MRQ Net Charge-Offs / Average Loans (%)	0.07	0.12	0.06	0.04	0.04

        In addition, KBW's analysis showed the following concerning the market performance of the selected companies to the extent publicly available:

	Selected Companies
	25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change (%)	10.1	25.4	17.0	31.2
Year-to-Date Stock Price Change (%)	2.6	15.2	7.1	14.5
Stock Price / Tangible Book Value per Share (x)	1.47	1.93	1.69	2.31
Stock Price / 2017 EPS Estimate (x)	16.5	19.8	17.7	21.4
Stock Price / 2018 EPS Estimate (x)	14.7	17.4	15.8	19.0
Stock Price / 2019 EPS Estimate (x)	13.5	16.3	15.1	18.1
Dividend Yield (%)(1)	1.3	1.5	1.7	2.0
Dividend Payout Ratio (%)(1)	20.3	29.9	34.0	41.4

(1)
Dividend payout calculated using most recent quarter dividend annualized and LTM diluted EPS; Dividend yield calculated using most recent quarter dividend annualized.

        No company used as a comparison in the above selected companies analysis is identical to First Evanston. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Select Transactions Analysis    KBW reviewed publicly available information related to 25 selected U.S. bank transactions announced since January 1, 2017 with announced deal values between $100 million and $300 million. Terminated transactions were excluded from the selected transactions.

        The selected transactions were as follows:

Acquiror	Acquired Company
Ameris Bancorp	Atlantic Coast Financial Corporation
Glacier Bancorp, Inc.	Inter-Mountain Bancorp., Inc.
IBERIABANK Corporation	Gibraltar Private Bank & Trust Co.
Midland States Bancorp, Inc.	Alpine Bancorporation, Inc.
Old Line Bancshares, Inc.	Bay Bancorp, Inc.
National Commerce Corporation	FirstAtlantic Financial Holdings, Inc.
Howard Bancorp, Inc.	1st Mariner Bank
CenterState Bank Corporation	Sunshine Bancorp, Inc.
Pacific Premier Bancorp, Inc.	Plaza Bancorp
Heritage Financial Corporation	Puget Sound Bancorp, Inc.
United Community Banks, Inc.	Four Oaks Fincorp, Inc.
National Bank Holdings Corporation	Peoples, Inc.
State Bank Financial Corporation	AloStar Bank of Commerce
Carolina Financial Corporation	First South Bancorp, Inc.
Southside Bancshares, Inc.	Diboll State Bancshares, Inc.
Berkshire Hills Bancorp, Inc.	Commerce Bancshares Corp.
First Bancorp	ASB Bancorp, Inc.
First Busey Corporation	Mid Illinois Bancorp, Inc.
First Merchants Corporation	Independent Alliance Banks, Inc.
Heartland Financial USA, Inc.	Citywide Banks of Colorado, Inc.
FB Financial Corporation	American City Bank/Clayton Bank and Trust
First Busey Corporation	First Community Financial Partners, Inc.
Bryn Mawr Bank Corporation	Royal Bancshares of Pennsylvania, Inc.
Midland States Bancorp, Inc.	Centrue Financial Corporation
Renasant Corporation	Metropolitan BancGroup, Inc.

        For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company's then latest publicly available financial statements prior to the announcement of the acquisition:

  •
  Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

  •
  Tangible equity premium to core deposits as calculated by SNL Financial (generally defined as total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

  •
  Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income).

        The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $169 million and using historical financial information for First Evanston as of or for the 12 months ended September 30, 2017.

        The results of the analysis are set forth in the following table (excluding the impact of LTM EPS multiples for two of the selected transactions which multiples were considered to be not meaningful ("NM") because they were negative or greater than 70.0x):

		Selected Transactions
	Byline / First Evanston Merger	25th Percentile	Average	Median	75th Percentile
Price to Tangible Book Value (x)	1.73	1.67	1.84	1.81	2.00
Core Deposit Premium (%)	9.1	9.1	11.6	12.5	14.3
Price to LTM EPS (x)	23.2	17.1	23.0	20.2	27.4

        No company or transaction used as a comparison in the above selected transaction analysis is identical to First Evanston or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Relative Contribution Analysis.    KBW analyzed the relative standalone contribution of Byline and First Evanston to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data for First Evanston and Byline as of or for the twelve months ended September 30, 2017, (ii) publicly available consensus "street estimates" of Byline, and (iii) financial forecasts and projections of First Evanston provided by Byline management. The results of KBW's analysis are set forth in the following table, which also compares the results of KBW's analysis with the implied pro forma ownership percentages of Byline and First Evanston shareholders in the combined company based on the stock consideration in the proposed merger of 3.994 of a share of Byline common stock and also based on a hypothetical exchange ratio assuming 100% stock consideration in the proposed merger for illustrative purposes:

	Byline as a % of Total	First Evanston as a % of Total
Balance Sheet
Assets	75%	25%
Gross Loans Held for Investment	71%	29%
Total Deposits	72%	28%
Tangible Common Equity	79%	21%
Income Statement
2017 GAAP Net Income	67%	33%
2018 GAAP Net Income	74%	26%
2019 GAAP Net Income	73%	27%
Pro Forma Ownership
Based on 3.994x exchange ratio	80%	20%
Based on hypothetical 100% stock consideration	77%	23%

        Pro Forma Financial Impact Analysis.    KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of First Evanston and Byline. Using (i) closing balance sheet estimates as of March 31, 2018 for Byline and First Evanston provided by Byline management, (ii) publicly available consensus "street estimates" of Byline, (iii) financial forecasts and projections of First Evanston provided by Byline management, and (iv) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting adjustments and restructuring charges assumed with respect thereto) provided by Byline management. KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Byline's 2018 and 2019 estimated EPS and dilutive to Byline's estimated tangible book value per share as of March 31, 2018. Furthermore, the analysis indicated that, pro forma for the merger, Byline's tangible common equity to tangible assets ratio, leverage ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Capital Ratio as of March 31, 2018 could all be lower. For all of the above analysis, the actual results achieved by Byline following the merger may vary from the projected results, and the variations may be material.

        First Evanston Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of First Evanston, taking into account cost savings expected to result from the merger as well as certain purchase accounting adjustments and restructuring charges assumed with respect thereto. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of First Evanston and estimated cost savings and purchase accounting adjustments and restructuring charges provided by Byline management, and KBW assumed discount rates ranging from 10.0% to 14.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that First Evanston could generate over the five-year period from 2018 through 2022, and (ii) the present value of First Evanston's implied terminal value at the end of such period, in each case applying estimated cost savings and certain estimated purchase accounting adjustments and restructuring charges provided by Byline management. KBW assumed that First Evanston would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of First Evanston, KBW applied a range of 13.0x to 17.0x First Evanston's estimated 2023 net income. This discounted cash flow analysis resulted in a range of implied values per share of First Evanston common stock, taking into account cost savings expected to result from the merger as well as certain purchase accounting adjustments and restructuring charges assumed with respect thereto, of $121.25 to $176.91.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Evanston.

        Byline Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Byline. In this analysis KBW used publicly available consensus "street estimates" of Byline and assumed long term growth rates for Byline provided by Byline management, and KBW assumed discount rates ranging from 9.0% to 13.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that Byline could generate over the 5.25-year period from September 30, 2017 through 2022 and (ii) the present value of Byline's implied terminal value at the end of such period. KBW assumed that Byline would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Byline, KBW applied a range of 13.0x to 17.0x Byline's estimated 2023 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Byline common stock of $18.88 per share to $26.87 per share.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Byline or the pro forma combined company.

        Miscellaneous.    KBW acted as financial advisor to Byline in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses, and in the case of Byline further to an existing sales and trading relationships with a KBW broker-dealer affiliate, may from time to time purchase securities from, and sell securities to, Byline and First Evanston. As market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Byline for its and their own accounts and for the accounts of its and their respective customers and clients. As of the date of KBW's opinion, an affiliate of KBW maintained a long position of 221,124 shares of Byline common stock.

        Pursuant to the KBW engagement agreement, Byline has agreed to pay KBW a total cash fee equal to $1,100,000, $300,000 of which became payable with the rendering of KBW's opinion and the balance of which is contingent upon the consummation of the merger. Byline also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW's engagement or KBW's role in connection therewith. In addition to the present engagement, in the two years preceding the date of KBW's opinion, KBW provided investment banking and financial advisory services to Byline for which compensation was received. KBW acted as an underwriter in Byline's June 2017 initial public offering of Byline common stock. In addition, KBW acted as financial advisor to Byline in connection with its October 2016 acquisition of Ridgestone Financial Services, Inc. In connection with Byline's prior initial public offering and acquisition of Ridgestone Financial Services, Inc., KBW received fees of approximately $3.0 million in the aggregate from Byline. In the two years preceding the date of KBW's opinion, KBW has not provided investment banking and financial advisory services to First Evanston. KBW may in the future provide investment banking and financial advisory services to Byline or First Evanston and receive compensation for such services.

First Evanston's reasons for the merger and recommendation of the board of directors

        After careful consideration, the First Evanston board, at a meeting held on November 21, 2017, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of First Evanston and its shareholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, the First Evanston board recommends that First Evanston shareholders vote "FOR" approval and adoption of the merger agreement at the First Evanston special meeting.

        In reaching its decision, the First Evanston board of directors, with advice from its financial and legal advisors, considered a number of factors, including the following:

  •
  The First Evanston board's knowledge of First Evanston's business, results of operations, financial condition, competitive position and future prospects, and the results of operations, financial condition, competitive position and future prospects of Byline, taking into account the results of First Evanston's due diligence review of Byline and information provided by First Evanston's financial advisor;

  •
  The First Evanston board's knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment, the uncertainties in the regulatory climate for financial institutions, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing competition, current financial market conditions and the likely effects of these factors on the two companies' potential growth, development, productivity and strategic options;

  •
  The potential strategic alternatives available to First Evanston, the possibility of remaining a stand-alone entity, the increased regulatory, IT, accounting and administrative expenses as a result of First Evanston's continued growth and larger size, and the assessment of the First Evanston board, in consultation with its legal and financial advisors and senior management, that no other alternatives reasonably available to First Evanston at this time were likely to create greater value for the shareholders of First Evanston than the merger;

  •
  First Evanston's and Byline's respective sizes, businesses, operations, financial condition, asset quality, earnings and prospects, including the strong deposit base and regulatory capital ratios of Byline Bank;

  •
  The complementary aspects of Byline's and First Evanston's businesses, including customer focus, geographic coverage, business orientation and operations, including the strategic fit of Byline's strengths in specialty and SBA lending, Byline Bank's strong deposit market share and Byline Bank's strengths in relationship-based commercial lending;

  •
  The First Evanston board's view, based on consultation with its financial advisor, that the merger consideration represents a substantial premium to the implied value of the First Evanston common stock;

  •
  That the exchange ratio and cash portion of the merger consideration are not subject to adjustment between signing and closing;

  •
  The opportunity for First Evanston shareholders to have liquidity upon receipt of the cash portion of the merger consideration, as well as certainty of value of the cash consideration upon closing of the merger;

  •
  The opportunity for First Evanston shareholders to have increased liquidity upon receipt of the Byline common stock portion of the merger consideration, in exchange for their First Evanston common stock, because First Evanston is a private company with no public trading market for its shares whereas Byline's common stock is listed on the NYSE under the symbol "BY";

  •
  The fact that the Byline common stock portion of the merger consideration would allow First Evanston shareholders who receive Byline common stock to participate in the future performance of the combined First Evanston and Byline businesses and potential synergies resulting from the merger, and the potential future value to First Evanston shareholders represented by that consideration;

  •
  The First Evanston board's belief that the merger would have a positive effect on First Evanston's depositors, customers and the communities served by First Evanston, as a result of the combined company's ability to provide additional and expanded products and services to these customers, and that this would have a positive impact on the future operating results of the combined company;

  •
  The First Evanston board's belief that the management teams and employees of Byline and First Evanston possess complementary skills and expertise, the potential advantages of a larger institution when pursuing, or seeking to retain talent, the retention of certain of First Evanston's employees and the First Evanston board's belief that this retention would reduce the integration risk in the combination and have a positive impact on the future operating results of the combined company;

  •
  The experience and successful track record of Byline's management team in acquiring and integrating financial institutions;

  •
  The fact that First Evanston's board was not aware of facts or circumstances as of the date of its recommendation suggesting the merger would fail to be approved by the relevant bank regulatory authorities in a timely manner, or that the relevant bank regulatory authorities would seek to impose a burdensome condition on their respective approvals of the merger;

  •
  The right of the First Evanston shareholders to exercise dissenters' rights (as more fully described in section titled "The Merger—Dissenters' Rights" in this joint proxy statement/prospectus);

  •
  The financial and other terms of the merger agreement, which were the product of arms-length negotiations between the parties;

  •
  The fact that the First Evanston board is permitted to change its recommendation that First Evanston shareholders approve the merger agreement in certain circumstances;

  •
  The financial analyses presented by Piper Jaffray to the First Evanston board and the written opinion of Piper Jaffray that, as of November 21, 2017, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the aggregate consideration to be received by the First Evanston shareholders pursuant to the merger is fair, from a financial point of view, to those shareholders. For more information, see the section titled "The Merger—Opinion of First Evanston's financial advisor" in this joint proxy statement/prospectus;

  •
  The risk that Byline's stockholders do not approve the Byline common stock issuance;

  •
  The risk associated with Byline having a limited operating history following its recapitalization as well as being a new public company, including not having an established trading history and the risk of increased volatility in its earnings and stock price;

  •
  The risks that certain of the conditions to the consummation of the merger set forth in the merger agreement are not satisfied in a timely manner, or at all;

  •
  The risks associated with the operation of the combined company, including the challenges both of integrating First Evanston's business, operations and employees with those of Byline, and of achieving the anticipated synergies and cost savings associated with the merger;

  •
  The potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger, including the restrictions on the conduct of First Evanston's business prior to completion of the merger; and

  •
  The fact that the directors and certain officers of First Evanston have interests in the merger that are different from or in addition to those of First Evanston shareholders generally.

        The reasons set forth above are not intended to be exhaustive, but a summary of the material factors considered by First Evanston's board of directors in approving the merger agreement. Although each member of First Evanston's board of directors individually considered these and other factors, the First Evanston board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The First Evanston board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of First Evanston and its shareholders. The First Evanston board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. The First Evanston board concluded, however, including based on discussions with senior management and its financial and legal advisors, that the potential positive factors outweighed the potential risks of entering into the merger agreement.

        The foregoing discussion of the information and factors considered by the First Evanston board is forward-looking in nature and this information should be read in light of the factors described under the section titled "Special Note Regarding Forward-Looking Statements" in this joint proxy statement/prospectus.

Opinion of First Evanston's financial advisor

        By letter dated July 10, 2017, First Evanston retained Piper Jaffray & Co. ("Piper Jaffray") to act as its financial advisor in connection with a potential transaction. In its capacity as financial advisor, Piper Jaffray provided a fairness opinion to the board of directors of First Evanston in connection with the merger. At the meeting of the board of directors of First Evanston on November 21, 2017, Piper Jaffray rendered its oral opinion to the First Evanston board (which was subsequently confirmed in writing by delivery of Piper Jaffray's written opinion dated the same date) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, Piper Jaffray representatives' experience as investment bankers, Piper Jaffray's work as described in such opinion and other factors Piper Jaffray deemed relevant, as of such date, the aggregate consideration to be received by the First Evanston shareholders pursuant to the merger was fair, from a financial point of view, to those shareholders. The Piper Jaffray written opinion dated November 21, 2017 is sometimes referred to herein as the "Piper Jaffray Opinion."

        The Piper Jaffray Opinion was provided for the information and assistance of the First Evanston board in connection with its consideration of the merger. The Piper Jaffray Opinion did not address the merits of First Evanston's underlying decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which First Evanston might engage. The Piper Jaffray Opinion does not constitute a recommendation to the First Evanston board or any holder of First Evanston common stock as to how any First Evanston board member or such holder should vote with respect to the merger.

        The full text of the Piper Jaffray Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the Piper Jaffray Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. First Evanston shareholders should read the full text of the opinion carefully and in its entirety. The Piper Jaffray Opinion was reviewed and approved by the fairness opinion committee of Piper Jaffray. Piper Jaffray provided its opinion to the board of directors of First Evanston on November 21, 2017 in connection with and for the purposes of the First Evanston board's evaluation of the merger. The Piper Jaffray Opinion addressed only the fairness, from a financial point of view, as of November 21, 2017, of the aggregate consideration to be received by the First Evanston shareholders pursuant to the merger. Piper Jaffray expressed no view or opinion as to any other terms or aspects of the merger agreement, the merger or any other transactions contemplated by the merger agreement, including any legal, accounting and tax matters relating to the merger and any such other transactions contemplated by the merger agreement. Piper Jaffray did not express any opinion as to the compensation to be received in the merger by officers, directors or employees of First Evanston, or class of such persons, other than in their capacity as First Evanston shareholders.

        In arriving at the opinion, Piper Jaffray has:

          (i)    reviewed and analyzed the financial terms of a draft of the merger agreement dated November 20, 2017;

          (ii)   reviewed and analyzed certain financial and other data with respect to First Evanston and Byline which was publicly available;

          (iii)  reviewed and analyzed certain information, including historical operating data and financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of

  First Evanston and Byline that were publicly available, as well as those that were furnished to Piper Jaffray by First Evanston, including the analyses and forecasts of certain cost savings expected to result from the merger;

          (iv)  conducted discussions with members of senior management and representatives of First Evanston and Byline concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the merger and the Synergies;

          (v)   reviewed the current and historical reported prices and trading activity of Byline common stock;

          (vi)  compared the financial performance of First Evanston and Byline with that of certain other publicly traded companies that Piper Jaffray deemed relevant;

          (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant;

          (viii)  performed a discounted cash flow analysis for each of First Evanston and Byline on a standalone basis; and

          (ix)  conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at Piper Jaffray's opinion.

        Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of the management of First Evanston that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Piper Jaffray incomplete, inaccurate or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, Piper Jaffray assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Jaffray, that such information has been reasonably prepared based on assumptions reflecting the best available estimates and judgments of the management of First Evanston as of the time they were prepared as to the expected future results of operations and financial condition of First Evanston, respectively, to which such financial forecasts, estimates and other forward-looking information relate. Piper Jaffray expresses no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Jaffray further assumed that the merger will qualify as a "reorganization" for United States federal income tax purposes. Piper Jaffray relied, with consent, on advice of the outside counsel and the independent accountants to First Evanston, and on the assumptions of the management of First Evanston, as to all accounting, legal, tax and financial reporting matters with respect to First Evanston and the merger agreement.

        In arriving at its opinion, Piper Jaffray assumed that the executed merger agreement would be in all material respects identical to the last draft reviewed by Piper Jaffray. Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger and the transactions contemplated by the merger agreement would be consummated pursuant to the terms of the merger agreement without amendments thereto and (iv) all conditions to the consummation of the merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger and the transactions contemplated by the merger agreement would be obtained in a manner that will not adversely affect First Evanston, Byline or the contemplated benefits of the merger and the transactions contemplated by the merger agreement.

        In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of First Evanston or Byline, and has not been furnished or provided with any such appraisals or valuations, nor has Piper Jaffray evaluated the solvency of First Evanston or Byline under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with this opinion were going concern analyses. Piper Jaffray expresses no opinion regarding the liquidation value of First Evanston, Byline or any other entity. Piper Jaffray assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of First Evanston or Byline since the date of the most recent financial data made available to Piper Jaffray. Piper Jaffray has not: (i) conducted a review of any individual credit files of First Evanston or Byline, nor evaluated the adequacy of the loan or lease reserves of First Evanston or Byline, (ii) conducted a review of any credit mark which may be taken in connection with the merger, nor evaluated the adequacy of any contemplated credit mark to be so taken, or (iii) conducted a review of the collectability of any asset or the future performance of any loan of First Evanston or Byline. Piper Jaffray assumed, with consent, that the respective allowances for loan and lease losses for First Evanston and Byline, and the credit mark are adequate to cover such losses and would be adequate for Byline on a pro forma basis assuming completion of the merger and the transactions contemplated by the merger agreement. Accordingly, Piper Jaffray expresses no opinion with respect to the foregoing. Without limiting the generality of the foregoing, Piper Jaffray has undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which First Evanston, Byline or any of their affiliates is a party or may be subject, and at the direction of First Evanston and with its consent, Piper Jaffray's opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray has also assumed that neither First Evanston nor Byline is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger and the transactions contemplated by the merger agreement.

        The Piper Jaffray Opinion is necessarily based upon the information available to Piper Jaffray and facts and circumstances as they exist and were subject to evaluation on the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used in preparing the Piper Jaffray Opinion. Piper Jaffray did not express any opinion as to the price at which shares of Byline common stock may trade following announcement of the merger or at any future time. Piper Jaffray has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of the opinion and does not have any obligation to update, revise or reaffirm its opinion.

        First Evanston paid a fairness opinion cash fee of $100,000 upon delivery of Piper Jaffray's fairness opinion, which fee was not contingent on the conclusions reached in such opinion or the consummation of the merger, and which will also be credited against the success fee. The success fee agreed to under Piper Jaffray's July 10, 2017 engagement letter is equal to 0.80% of the aggregate transaction value paid upon closing of the merger. In addition, First Evanston has agreed to reimburse Piper Jaffray for certain expenses incurred in connection with its services and will indemnify Piper Jaffray for certain liabilities, including liabilities arising under the federal securities laws.

        As a part of its investment banking business, Piper Jaffray and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, private placements and valuations for corporate and other purposes. Piper Jaffray was selected to advise First Evanston with respect to the merger on the basis of such experience and its familiarity with First Evanston.

        Piper Jaffray has, in the past, provided financial advisory and financing services to First Evanston and Byline and may continue to do so and has received, and may receive, fees for the rendering of such services. River Branch Capital LLC ("River Branch"), which Piper Jaffray acquired in September 2015, has provided financial advisory services to Byline in the past. River Branch advised Metropolitan Bank Group, Inc. ("Metropolitan"), later renamed Byline Bancorp, Inc., on a recapitalization transaction completed in July 2013 in which the current Byline ownership group recapitalized and gained control of Metropolitan. Piper Jaffray acted as a sell-side financial advisor on the sale of Ridgestone to Byline in June 2016. Piper Jaffray also acted as a Co-Manager on Byline's initial public offering in June 2017 and was paid fees of $441,848.36 by Byline.

        Steven P. Kent, lead banker for Piper Jaffray on this transaction, owns 130,680 shares of common stock of Byline from (i) the acquisition of Ridgestone, where Mr. Kent was a founding shareholder in Ridgestone in 2006, and (ii) via private market purchases in late 2016/early 2017. Mr. Kent also owns 1,000 shares of preferred stock in Byline from a December 2016 private offering. In addition, in the ordinary course of Piper Jaffray's business, it and its affiliates may actively trade securities of Byline for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to First Evanston, Byline or entities that are affiliated with First Evanston or Byline, for which Piper Jaffray would expect to receive compensation.

        Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of its Research Department and personnel. As a result, Piper Jaffray's research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to Byline and the merger and other participants in the merger that differ from the views of Piper Jaffray's investment banking personnel.

        The Piper Jaffray Opinion was provided to the board of directors of First Evanston in connection with its consideration of the merger and is not intended to be and does not constitute a recommendation to any shareholder of First Evanston as to how such shareholder should act or vote with respect to the merger or any other matter. The Piper Jaffray Opinion was approved for issuance by the fairness opinion committee of Piper Jaffray.

        Piper Jaffray was not requested to opine as to, and the Piper Jaffray Opinion does not address, the basic business decision to proceed with or effect the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to First Evanston, Byline's ability to fund the merger consideration, or any other terms contemplated by the merger agreement or the fairness of the merger to any other class of securities, creditor or other constituency of First Evanston. Set forth below is a summary of the material financial analyses performed by Piper Jaffray in connection with rendering its opinion, as delivered to the First Evanston board in connection with its meeting on November 21, 2017. The order of analyses described does not represent relative importance or weight given to those analyses by Piper Jaffray. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the summary of the analyses used by Piper Jaffray, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

        For purposes of its analyses, Piper Jaffray reviewed a number of financial and operating metrics, including:

        Summary of Proposal.    Piper Jaffray reviewed the financial terms of the merger. Using a transaction value of $171 million (based on Byline's November 20, 2017 stock price) and a fully diluted number of shares outstanding of First Evanston common stock as of October 31, 2017, Piper Jaffray calculated an implied per share merger consideration of $95.66 per share. Based on First Evanston's most recent publicly filed regulatory financial statements as of September 30, 2017, Piper Jaffray calculated the implied merger consideration multiples set forth in the table below. The terms used in the table include the following:

  •
  Book Value, which means First Evanston's total book value as of September 30, 2017;

  •
  Tangible Book Value, which means First Evanston's total book value less the value of any intangible assets, including goodwill, as of September 30, 2017;

  •
  Last Twelve Months Earnings (referred to as "LTM Earnings"), which means First Evanston's net income for the twelve month period ended September 30, 2017;

  •
  Core Deposit Premium, which means the quotient of (i) the equity value of First Evanston, less tangible book value, and (ii) aggregate core deposits (excluding jumbo time deposits), expressed as a percentage; and

  •
  2017 and 2018 Estimated Earnings, which mean the earnings estimated by First Evanston for calendar 2017 and 2018, respectively.

Price / Book Value	175%
Price / Tangible Book Value	175%
Price / LTM Earnings—Reported	23.5x
Price / 2017 Estimated Earnings(1)	21.4x
Price / 2018 Estimated Earnings(1)	17.0x
Core Deposit Premium	8.2%

(1)
Based on First Evanston management forecasts.

        Pro Forma Contribution at Announcement.    Piper Jaffray analyzed the relative contribution of certain balance sheet and income statement items of First Evanston and Byline and compared those relative contributions to the implied pro forma ownership of First Evanston and Byline stockholders on an as-if 100% stock transaction basis. This analysis excluded any acquisition related accounting adjustments or cost synergies projected to be achieved through the merger. The balance sheet items were based on September 30, 2017 financial information. The results of Piper Jaffray's analysis are set forth in the following table:

	Byline as % of Total	First Evanston as % of Total
Balance Sheet
Total Assets	74.6%	25.4%
Gross Loans	71.3%	28.7%
Core Deposits	73.0%	27.0%
Tangible Common Equity	79.5%	20.5%
Projected Income Statement
2017 Estimated Earnings	69.2%	30.8%
2018 Estimated Earnings	76.2%	23.8%
2019 Estimated Earnings	78.5%	21.5%
Pro Forma Ownership (as-if 100% stock transaction)	77.1%	22.9%
Pro Forma Ownership (proposed deal mix)	80.2%	19.8%

Note:
First Evanston earnings estimates per management.

Note:
Byline earnings estimates per analyst estimates.

        First Evanston Comparable Public Trading Group Analysis.    Using publicly available information, Piper Jaffray compared selected financial and market data of First Evanston with similar data for companies Piper Jaffray deemed comparable to First Evanston for purposes of its analysis.

        The comparable group as determined by Piper Jaffray for purposes of its analysis consisted of banks which are exchange traded (excludes "over-the-counter" markets) and are headquartered in Illinois, Iowa, Indiana, Michigan, Minnesota, Missouri, Ohio and Wisconsin with assets between $500 million - $4 billion, LTM Core ROAA (as defined below) less than 1.10%, and NPAs/Assets (as defined below) less than 2.0%. The group was comprised of the following companies and is referred to herein as the "First Evanston Comparable Public Trading Group":

First Evanston Comparable Public Trading Group

QCR Holdings Inc.	Horizon Bancorp	MidWestOne Financial Grp Inc.
Old Second Bancorp Inc.	Macatawa Bank Corp.	BankFinancial Corp
MutualFirst Financial Inc.	Civista Bancshares Inc.	Hawthorn Bancshares Inc.
MBT Financial Corp.	LCNB Corp.	Middlefield Banc Corp.
Mackinac Financial Corp	Citizens Community Bncp	First Savings Financial Group
United Bancshares Inc.	First Capital Inc.	HMN Financial Inc.
United Community Bancorp

        In all instances, multiples were based on closing stock prices on November 20, 2017. For each of the following analyses performed by Piper Jaffray, financial and market data and earnings per share estimates for the selected companies were based on the selected companies' filings with the SEC and information Piper Jaffray obtained from SNL Financial. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. Throughout Piper Jaffray's analysis the high and the low bounds of the ranges presented represented the 80th and 20th percentile values, respectively.

        With respect to the First Evanston Comparable Public Trading Group table below, the information Piper Jaffray presented included the following:

  •
  last twelve months core net income (excludes securities gains or losses) divided by average assets, or LTM Core ROAA;

  •
  last twelve months core net income (excludes securities gains or losses) divided by average equity, or LTM Core ROAE;

  •
  net interest income divided by average earnings assets, or NIM;

  •
  shareholder's equity less intangible assets, goodwill and preferred equity divided by total assets less intangible assets and goodwill, or TCE / TA;

  •
  noninterest expense divided by operating revenue, or Efficiency Ratio;

  •
  nonperforming assets divided by total assets, or NPAs / Assets;

  •
  multiple of price to book value, or Price / Book;

  •
  multiple of price to tangible book value, or Price / TBV;

  •
  multiple of price to last twelve months earnings per share, or Price / LTM EPS;

  •
  multiple of price to estimated 2017 earnings per share, or Price / 2017E EPS;

  •
  multiple of price to estimated 2018 earnings per share, or Price / 2018E EPS; and

  •
  premium over tangible common equity as a % of core deposits, or Core Deposit Premium.

        Results of Piper Jaffray's analysis were presented for the First Evanston Comparable Public Trading Group, as shown in the following table:

First Evanston Comparable Public Trading Group

	First Evanston 9/30/17	Deal Multiple	High	Median	Low
LTM Core ROAA	0.6%	N/A	1.1%	0.9%	0.7%
LTM Core ROAE	7.8%	N/A	10.2%	9.2%	7.2%
NIM	3.2%	N/A	3.9%	3.5%	3.3%
Efficiency Ratio	68%	N/A	73%	65%	63%
NPAs / Assets	0.2%	N/A	1.3%	1.0%	0.6%
TCE / TA	8.7%	N/A	10.0%	9.3%	7.9%
Price / Book	N/A	1.75x	1.82x	1.36x	1.19x
Price / TBV	N/A	1.75x	1.95x	1.62x	1.35x
Price / LTM EPS—Reported	N/A	23.5x	20.0x	16.8x	15.4x
Price / 2017E EPS	N/A	21.4x	18.0x	16.5x	15.7x
Price / 2018E EPS	N/A	17.0x	17.0x	15.4x	14.0x
Core Deposit Premium	N/A	8.2%	10.4%	6.7%	3.3%

        Based on the analysis above, Piper Jaffray then applied the range of multiples to the applicable metrics of First Evanston. The analysis indicated the following implied values of First Evanston common stock, as compared to the merger consideration:

First Evanston Implied Deal Value Based on
Comparable Public Trading Group Multiples

Low - High
Price / Book	$116.2mm - $178.0mm
Price / TBV	$131.9mm - $190.5mm
Price / LTM EPS—Reported(1)	$112.5mm - $145.7mm
Price / 2017E EPS	$125.6mm - $144.2mm
Price / 2018E EPS	$140.8mm - $171.4mm
Core Deposit Premium	$127.4mm - $191.3mm

(1)
Removes one-time non-recurring pre-tax legal expenses of $253k in 2017 and $115k in 2016.

        First Evanston Comparable M&A Transactions Analysis.    Using publicly available information, Piper Jaffray compared the proposed financial terms of the merger to publicly available financial terms of a group of merger and acquisition transactions selected by Piper Jaffray involving companies in the depository industry.

        The transactions group selected by Piper Jaffray for purposes of its analysis includes 23 selected transactions announced since January 1, 2015 with announced deal values and target headquartered in select Midwestern states, (Illinois, Iowa, Indiana, Michigan, Minnesota, Missouri, Ohio and Wisconsin)

with assets between $500 million to $4 billion. The group was comprised of the following transactions and is referred to herein as the "First Evanston Comparable M&A Transactions":

Buyer / Seller
Midland States Bancorp Inc. / Alpine Bancorp. Inc.
Old National Bancorp / Anchor Bancorp Inc.
Associated Banc-Corp / Bank Mutual Corp.
First Busey Corp. / Mid Illinois Bancorp Inc.
First Merchants Corp. / Independent Alliance Banks Inc.
First Busey Corp. / First Community Finl Partners
Midland States Bancorp Inc. / Centrue Financial Corporation
Enterprise Financial Services / Jefferson County Bcshs Inc.
First Commonwealth Financial / DCB Financial Corp
First Midwest Bancorp Inc. / Standard Bancshares Inc.
QCR Holdings Inc. / Community State Bank
WesBanco Inc. / Your Community Bankshares Inc.
First Mid-Illinois Bancshares / First Clover Leaf Fin Corp.
Horizon Bancorp / La Porte Bancorp Inc.
Old National Bancorp / Anchor BanCorp Wisconsin Inc.
BOK Financial Corp. / MBT Bancshares Inc.
First Busey Corp. / Pulaski Financial Corp.
MainSource Financial Group / Cheviot Financial
MB Financial Inc. / American Chartered Bancorp Inc.
First Midwest Bancorp Inc. / NI Bancshares Corporation
German American Bancorp Inc. / River Valley Bancorp
Farmers National Banc Corp. / National Bancshares Corp.
Chemical Financial Corp. / Lake Michigan Financial Corp.

        With respect to the First Evanston Comparable M&A Transactions, the information Piper Jaffray presented included the following:

  •
  LTM ROAA;

  •
  NPAs / Assets;

  •
  TCE / TA;

  •
  Price / Book;

  •
  Price / TBV;

  •
  Price / LTM EPS; and

  •
  Core Deposit Premium.

        Results of Piper Jaffray's analysis were presented for the First Evanston Comparable M&A Transactions, as shown in the following table:

First Evanston Comparable M&A Transactions

	First Evanston 9/30/17	Deal Multiple	High	Median	Low
LTM ROAA	0.6%	n/a	1.1%	0.9%	0.7%
NPAs/ Assets	0.2%	n/a	1.8%	1.2%	0.6%
TCE/ TA	8.7%	n/a	11.6%	10.1%	8.1%
Price / Book	N/A	1.75x	1.90x	1.60x	1.24x
Price / TBV	N/A	1.75x	1.96x	1.65x	1.32x
Price / LTM EPS—Reported	N/A	23.5x	22.8x	18.2x	14.9x
Core Deposit Premium	N/A	8.2%	11.7%	6.3%	4.9%

        Based on the analysis above, Piper Jaffray then applied the range of multiples to the applicable metrics of First Evanston. The analysis indicated the following implied values of First Evanston common equity, as compared to the merger consideration:

First Evanston Implied Deal Value Based on
Comparable M&A Transaction Group Multiples (at announcement)

Low - High
Price / Book	$121.2mm - $186.3mm
Price / TBV	$129.3mm - $191.9mm
Price / LTM EPS—Reported	$108.4mm - $166.0mm
Core Deposit Premium	$142.3mm - $203.3mm

        First Evanston Discounted Cash Flow Analysis.    Piper Jaffray calculated a range of implied values for First Evanston common stock by estimating the present value of cash flows First Evanston could provide to holders of First Evanston common stock through 2021 and using the terminal multiple approach to determine a terminal value.

        The following assumptions were used:

  •
  financial forecasts from 2017 - 2021 provided by First Evanston management;

  •
  2022 earnings growth rate of 4.0%;

  •
  maintenance of a 9.00% tangible common equity-to-tangible asset ratio;

  •
  discount rates range from 14.0% to 16.0%; and

  •
  terminal multiple applied to final year forward earnings ranged from 14.0x to 16.0x.

        The discounted cash flow calculations resulted in the below valuation ranges:

Terminal Multiple
Discount Rate
	14.0x	15.0x	16.0x
14.0%	$129.1mm	$137.6mm	$146.2mm
15.0%	$124.4mm	$132.6mm	$140.9mm
16.0%	$119.9mm	$127.8mm	$135.8mm

        The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. Except for the financial forecasts from 2017 - 2021 provided by First Evanston management, these other assumptions were determined by Piper Jaffray for purposes of its discounted cash flow analysis. The analysis does not purport to be indicative of the actual values or expected values of First Evanston. In addition, the analysis relates only to the potential value achieved by First Evanston as a stand-alone entity based on assumptions described herein. Therefore, the analysis is not intended to, and does not purport to, reflect values achieved on a post-merger basis with Byline.

        Byline Comparable Public Trading Group Analysis.    Using publicly available information, Piper Jaffray compared financial data of Byline to banks headquartered in Illinois, Iowa, Indiana, Michigan, Minnesota, Missouri, Ohio and Wisconsin with assets between $2-10 billion, NPAs/Assets less than 1.0%, and C&I/Loans greater than 10%. The comparable Public Trading group as determined by Piper Jaffray for purposes of its analysis was comprised of the 18 following companies and is referred to herein as the "Byline Comparable Public Trading Group":

Byline Comparable Public Trading Group

First Merchants Corp.	First Financial Bancorp.	First Busey Corp.
1st Source Corp.	Enterprise Financial Services	Lakeland Financial Corp.
Midland States Bancorp Inc.	Peoples Bancorp Inc.	QCR Holdings Inc.
Horizon Bancorp	Mercantile Bank Corp.	MidWestOne Financial Grp Inc.
German American Bancorp Inc.	First Financial Corp.	Nicolet Bankshares Inc.
First Mid-Illinois Bancshares	Farmers National Banc Corp.	West Bancorp.

        In all instances, multiples were based on closing stock prices on November 20, 2017. For each of the following analyses performed by Piper Jaffray, financial and market data and earnings per share estimates for the selected companies were based on the selected companies' filings with the SEC and information Piper Jaffray obtained from SNL Financial. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

        With respect to Byline Comparable Public Trading Group, the information Piper Jaffray presented included the following:

  •
  LTM Core ROAA;

  •
  LTM Core ROAE;

  •
  NIM;

  •
  Efficiency Ratio;

  •
  C&I Loans/ Total Loans;

  •
  NPAs / Assets;

  •
  TCE / TA;

  •
  Price / Book;

  •
  Price / TBV;

  •
  Price / 2017E EPS;

  •
  Price / 2018E EPS; and

  •
  Core Deposit Premium.

        Results of Piper Jaffray's analysis were presented for Byline Comparable Public Trading Group, as shown in the following table, in which the $19.91 per share market valuation is used to calculate the implied Byline multiples:

Byline Comparable Public Trading Group

	Byline 9/30/17	High	Median	Low
LTM Core ROAA	0.6%	1.3%	1.2%	1.1%
LTM Core ROAE	4.7%	11.8%	10.7%	9.2%
Net Interest Margin	4.1%	3.9%	3.8%	3.6%
Efficiency Ratio	69%	61%	58%	52%
C&I Loans / Total Loans	21.4%	32.9%	27.8%	22.7%
NPAs / Assets	0.8%	0.8%	0.6%	0.4%
TCE / TA	11.7%	9.9%	8.8%	8.4%
Price / Book	1.27x	1.85x	1.63x	1.44x
Price / TBV	1.51x	2.44x	2.14x	1.92x
Price / LTM	NM	20.1x	18.3x	16.8x
Price / 2017E EPS	23.0x	18.9x	17.2x	16.2x
Price / 2018E EPS	17.9x	16.9x	15.2x	14.3x
Core Deposit Premium	7.7%	17.1%	14.3%	11.2%

        Based on the analysis above, Piper Jaffray then applied the range of multiples to the applicable metrics of Byline. The analysis indicated the following implied equity values per share of Byline common stock:

Byline Implied Per Share Price based on
Comparable Public Trading Group Multiples

Low - High
Price / Book	$22.02 - $28.33
Price / TBV	$24.89 - $31.56
Price / 2017E EPS	$13.78 - $16.10
Price / 2018E EPS	$15.56 - $18.38
Core Deposit Premium	$22.48 - $27.43

        Byline Discounted Cash Flow Analysis.    Piper Jaffray calculated a range of implied values for Byline common stock by estimating the present value of cash flows Byline could provide to common equity holders through 2021 and using the terminal multiples approach to determine a terminal value. The following assumptions were used:

  •
  financial forecasts from 2017 - 2019 per publicly available analyst estimates;

  •
  2020-2021 earnings growth of 10.0%;

  •
  2022 earnings growth rate of 4.0%;

  •
  maintenance of a 9.00% tangible common equity-to-tangible asset ratio;

  •
  discount rates range from 10.00% to 12.00%;

  •
  terminal multiple applied to final year forward earnings ranged from 14.0x to 16.0x; and

  •
  removal of non-cash intangible amortization.

The calculations resulted in a range of implied values of $18.73 to $22.22 per share, as compared to the $19.91 per share market valuation, based on November 20, 2017 closing prices.

	Terminal Multiple
Discount Rate
	14.0x	15.0x	16.0x
10.00%	$19.95	$21.09	$22.22
11.00%	$19.33	$20.42	$21.51
12.00%	$18.73	$19.78	$20.83

        The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. Except for the financial forecasts from 2017 - 2019 which were derived from publicly available analyst estimates, these other assumptions were determined by Piper Jaffray for purposes of its discounted cash flow analysis. The analysis does not purport to be indicative of the actual values or expected values of Byline. In addition, the analysis relates only to the potential value achieved by Byline as a stand-alone entity based on assumptions described herein. Therefore, the analysis is not intended to, and does not purport to, reflect values achieved on a post-merger basis.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Piper Jaffray. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, Piper Jaffray did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Piper Jaffray considered the totality of the factors and analyses performed in determining its opinion. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond First Evanston's, Byline's, or Piper Jaffray's control. In addition, analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and the analyses used or performed by Piper Jaffray are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Piper Jaffray's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold, and the range of valuations resulting from any individual analysis described above should not be taken to be Piper Jaffray's view of First Evanston's or Byline's actual value. None of the selected companies reviewed is identical to First Evanston or Byline. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that Piper Jaffray considered to be similar to those of First Evanston or Byline, as applicable, for purposes of its analysis. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to First Evanston or Byline, as applicable. The analyses of Piper Jaffray and its opinion were among a number of factors taken into consideration by the board of directors of First Evanston in making its determination to approve the merger agreement, and the analyses described above should not be viewed as determinative of the decision of the First Evanston board of directors to approve the merger agreement.

Certain unaudited prospective financial information of First Evanston

        Byline and First Evanston do not as a matter of course make public projections or forecasts as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Byline and First Evanston are including in this joint proxy statement/prospectus certain unaudited prospective financial information that First Evanston made available to Byline and Byline made available to its financial advisor, in connection with the merger, and to Piper Jaffray & Co., in its capacity as First Evanston's financial advisor. The inclusion of this information should not be regarded as an indication that any of Byline, First Evanston, their respective representatives, financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such.

        The following unaudited prospective financial information was prepared solely for internal use and is subjective in many respects. The unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competitive, regulatory and financial conditions and matters specific to First Evanston's business, all of which are difficult to predict and many of which are beyond First Evanston's control.

        The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Byline nor First Evanston can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to First Evanston's and, if the merger is completed, Byline's respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled "Special Note Regarding Forward-Looking Statements" and "Risk Factors."

        This non-public unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in First Evanston's historical GAAP financial statements. Neither Byline's nor First Evanston's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant reports included in this joint proxy statement/ prospectus relate solely to historical financial information of Byline and First Evanston, as applicable. They do not extend to the unaudited prospective financial information of First Evanston and should not be read to do so.

        Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. First Evanston cannot give any assurance that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Neither Byline nor First Evanston intends to, and each disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information of First Evanston to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on First Evanston of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information of First Evanston does not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, any effects of the merger on the deferred tax assets of First Evanston, or the effect on First Evanston of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on First Evanston of any possible failure of the merger to occur. None of Byline, First Evanston, or their respective affiliates, officers, directors, financial, legal or other advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder of Byline or shareholder of First Evanston or other person regarding First Evanston's or the combined company's ultimate performance compared to the information contained in the unaudited prospective financial information of First Evanston or that the forecasted results will be achieved.

        The inclusion of the unaudited prospective financial information of First Evanston herein should not be deemed an admission or representation by Byline or First Evanston that such information is viewed as material information of Byline or First Evanston, respectively, particularly in light of the inherent risks and uncertainties associated with such information.

        In light of the foregoing, and considering that the Byline special meeting and the First Evanston special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Byline stockholders and First Evanston shareholders are cautioned not to place unwarranted reliance on such information, and all Byline stockholders and First Evanston shareholders are urged to review Byline's most recent SEC filings for a description of Byline's reported financial results. See "Where You Can Find More Information."

        The following information was furnished by First Evanston to Byline (and Byline provided to its financial advisor), and to Piper Jaffray, and was relied upon by Piper Jaffray for purposes of its opinion:

	2017E	2018E	2019E	2020E	2021E
Net income (in millions)	$8.2	$10.1	$10.9	$12.8	$14.5

Accounting treatment of the merger

        For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of First Evanston as of the effective time of the merger will be recorded at their respective fair values and added to those of Byline. Any excess of purchase consideration over the fair values is recorded as goodwill. Consolidated financial statements of Byline issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of First Evanston.

Regulatory approvals

        The merger cannot proceed without obtaining all requisite regulatory approvals. Byline and First Evanston have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of Wildcat Acquisition Corporation and First Evanston and then the merger of Byline and First Evanston are subject to the prior approval of the Federal Reserve unless the transaction satisfies certain requirements and a request for waiver from the prior approval requirements has been granted by the Federal Reserve.

        Byline submitted a letter notice of the proposed transaction to the Federal Reserve on January 19, 2018 requesting, and was subsequently granted, a waiver from the Federal Reserve's prior approval requirements.

        Immediately following the parent merger, First Bank & Trust will merge with and into Byline Bank, with Byline Bank as the surviving bank. The bank merger will be subject to approval by the FDIC and the IDFPR. Byline Bank submitted an application to the FDIC and the IDFPR on January 19, 2018, seeking the necessary approvals for the bank merger.

        In reviewing that application, the FDIC is required to consider the following:

  •
  competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger's anticompetitive effects or restraints on trade; and

  •
  banking and community factors, which include an evaluation of:

  •
  the financial and managerial resources of Byline, including its subsidiaries, and of First Evanston, and the effect of the proposed transaction on these resources;

  •
  management expertise;

  •
  internal control and risk management systems;

  •
  the capital of First Evanston;

  •
  the convenience and needs of the communities to be served; and

  •
  the effectiveness of First Evanston and Byline in combating money laundering activities.

        The application process includes publication and opportunity for comment by the public. The FDIC may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution's performance under the Community Reinvestment Act. The merger may not be completed until 15 days after receipt of the FDIC approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the FDIC's approval, unless a court specifically orders otherwise.

        While Byline knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger and the bank merger will be obtained or obtained in a timely manner.

Interests of certain persons in the merger

        The transactions contemplated by the merger agreement also include certain other agreements relating to employment matters of certain officers of First Evanston entered into or to be entered into in connection with the merger.

        In considering the recommendation of the First Evanston board of directors, First Evanston shareholders should be aware that the directors and executive officers of First Evanston have certain interests in the merger that may be different from, or in addition to, the interests of First Evanston shareholders generally. The First Evanston board of directors was aware of these interests and considered them, among other matters, in making its recommendation that First Evanston shareholders vote to approve the merger proposal. These interests are described in further detail below.

Treatment of First Evanston Equity-Based Awards

        Stock Options.    Pursuant to the merger agreement, at the effective time of the merger, each outstanding and unexercised stock option of First Evanston, whether vested or unvested, will cease to represent a right to acquire shares of First Evanston common stock and will be assumed and converted automatically into an option to purchase the number of shares of Byline common stock equal to the product obtained by multiplying (i) the number of shares of First Evanston common stock subject to the First Evanston stock option immediately prior to the effective time of the merger, by (ii) the equity award exchange ratio, rounded down to the nearest whole number of shares of Byline common stock. The per share exercise price of each such converted option will be equal to the quotient obtained by dividing (i) the per share exercise price of the corresponding First Evanston stock option by (ii) the equity award exchange ratio. Each such converted Byline option will be fully vested as of the effective time of the merger. If the service of an optionholder is terminated following the effective time of the merger, the optionholder will be provided typically 30 days post-termination to exercise the option (or, in the case of a non-employee director, until the tenth anniversary of the grant date of the corresponding First Evanston stock option).

        Restricted Stock Awards.    Pursuant to the merger agreement, at the effective time of the merger, each share of First Evanston common stock that is subject to a restricted stock award will fully vest and convert into the right to receive the per share merger consideration in the same manner as outstanding shares of First Evanston common stock generally.

        First Evanston estimates that the aggregate amount that would become payable to its seven executive officers and ten non-employee directors in settlement of their unvested stock option awards if the effective time of the merger were January 31, 2018, based on a price per share of First Evanston common stock of $99.81 (based on a price per share of Byline common stock of $20.95, which is the average closing market price of a share of Byline common stock on the NYSE over the first five business days following the first public announcement of the merger agreement), is $4,138,081 and $261,049, respectively.

Services and Covenant Agreement with Robert R. Yohanan

        In connection with the execution of the merger agreement, Byline entered into a services and covenant agreement with Robert R. Yohanan, which would supersede his existing employment agreement and change in control agreement with First Evanston upon the effective time of the merger. The agreement provides that Mr. Yohanan's employment with First Evanston would terminate upon the effective time of the merger and, for the period from the effective time of the merger until the third anniversary thereof, Mr. Yohanan would provide general advisory services and be available to consult on specific projects with respect to Byline's business and the integration of Byline and First Evanston as requested by the Chief Executive Officer of Byline. In addition, during such three-year period, Mr. Yohanan would serve three 1 year terms as a member of the boards of directors of Byline (subject to election by Byline's stockholders) and Byline Bank. The agreement contains a perpetual confidentiality covenant and covenants regarding noncompetition and nonsolicitation of customers and employees that run from the effective time of the merger until the later of the third anniversary thereof and the first anniversary of the date Mr. Yohanan's services to Byline and Byline Bank terminate.

        Pursuant to his employment agreement and change in control agreement with First Evanston, Mr. Yohanan would be entitled to (a) an initial cash payment of $4,845,000, less the value (as determined for purposes of Section 280G of the Internal Revenue Code) of the other compensation and benefits to be paid to Mr. Yohanan in connection with the merger, upon the effective time of the merger and (b) health, life and disability insurance benefits for 35 months following the effective time of the merger. As a result, the services and covenant agreement includes a provision confirming that these payments will be made to Mr. Yohanan.

        In consideration for Mr. Yohanan's services as an advisor and compliance with the restrictive covenants described above, the agreement provides that he would be entitled to a cash advisory fee of $300,000 per year and three annual retention payments of $525,000 each, payable on the first three anniversaries of the effective time of the merger. In addition, Mr. Yohanan would be eligible for compensation for his service as a non-employee director of Byline and Byline Bank on the same basis as other non-employee directors of Byline and Byline Bank. It is not expected that the payments to Mr. Yohanan will be subject to Sections 280G and 4999 of the Internal Revenue Code.

        In the event that Mr. Yohanan's services under the agreement are terminated involuntarily without cause, by Mr. Yohanan for good reason or due to Mr. Yohanan's death or disability, Mr. Yohanan or his estate would remain entitled to the advisory fee and annual retention payments.

Change in Control among Simon P. Yohanan, First Bank & Trust and First Evanston Bancorp, dated July 16, 2014

        Simon P. Yohanan entered into a Change in Control Agreement with First Bank & Trust and First Evanston Bancorp, Inc., dated July 16, 2014. Pursuant to the terms of this agreement, Simon P. Yohanan is entitled to receive a change in control payment upon the consummation of the merger. First Evanston will make a one-time payment of $816,000 to Simon P. Yohanan pursuant to the terms of this agreement upon consummation of the merger. It is not expected that the payments to Simon P. Yohanan will be subject to Sections 280G and 4999 of the Internal Revenue Code.

Retention Agreements with Other Officers

        In connection with the execution of the merger agreement, Byline entered into retention agreements with the following executive officers of First Evanston: Owen Beacom, John Lynch, Kelly O'Keeffe and Brogan Ptacin. In addition, Byline also entered into retention agreements with five additional officers of First Evanston. These retention agreements would supersede the applicable officer's existing change in control agreement with First Evanston upon the effective time of the merger. Each agreement provides for the grant of a cash retention award that would vest in four equal installments on the dates that are six months, 12 months, 18 months and 24 months following the effective time of the merger, subject to the officer's continued employment with Byline. Each retention award would also vest upon the officer's termination of employment involuntarily without cause, for good reason or due to death or disability. In connection with the execution of the retention agreements, each eligible officer executed a restrictive covenant agreement with Byline containing a perpetual confidentiality covenant and covenants regarding nonsolicitation of customers and employees that apply during the officer's employment with Byline and until the first anniversary of the date that the officer's employment with Byline terminates.

        The amount of the retention awards to First Evanston's eligible officers ranges from $121,948 to $929,186 individually and is equal to $3,754,410 in the aggregate. It is not expected that the payments to these First Evanston officers will be subject to Sections 280G and 4999 of the Internal Revenue Code.

Indemnification; Directors' and Officers' Insurance

        Pursuant to the terms of the merger agreement, First Evanston has agreed to purchase and Byline has agreed to maintain, for six years following the effective time, insurance coverage under the current policy of directors' and officers' liability insurance maintained by First Evanston for actions or omissions occurring on or prior to the effective time of the merger, provided, however that if the aggregate premiums for such coverage exceed 250% of the premiums First Evanston paid for its current director's and officer's insurance policy, First Evanston will only be required to obtain and Byline will only maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a total cost equal to such 250% amount. Following the effective time, to the extent permitted by applicable law, Byline has agreed to indemnify, hold harmless, and advance expenses to the current and former directors, officers and employees of First Evanston and its subsidiaries for actions taken by them in their position as a director, officer or employee of First Evanston prior to the effective time of the merger.

Stock ownership.

        As of [    •    ], 2018, First Evanston's directors controlled, in the aggregate, [    •    ] shares of First Evanston's common stock, representing approximately [    •    ]% of First Evanston's outstanding shares of common stock. Additionally, as of [    •    ], 2018, First Evanston's directors, executive officers and their affiliates collectively controlled [    •    ], constituting approximately [    •    ]% of the shares then outstanding.

Voting agreement

        On November 27, 2017, certain of the shareholders of First Evanston, including each director of First Evanston, entered into a voting agreement with Byline and Wildcat Acquisition Corporation solely in their capacity as shareholders of First Evanston. Under this agreement, these shareholders have each agreed, subject to certain exceptions, to vote their respective shares of First Evanston common stock:

  •
  in favor of the merger agreement and the transactions contemplated by the merger agreement;

  •
  against any action or agreement which would result in a breach of any term of, or any other obligation of First Evanston under the merger agreement or which is reasonably likely to result in any conditions to Byline's obligations from being fulfilled; and

  •
  against any action or agreement which would impede or materially delay or interfere with the transactions contemplated by the merger agreement.

        The 645,266 shares of First Evanston common stock initially subject to the voting agreement represent approximately 39% of First Evanston's outstanding shares of common stock as of November 27, 2017. The voting obligations under the voting agreement will automatically terminate upon the earlier of (a) the effective time of the merger and (b) the date of termination of the merger agreement in accordance with its terms.

        A copy of the form of voting agreement is attached to this joint proxy statement/prospectus as Annex B.

Subsequent transfer of Byline common stock

        The shares of Byline common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Byline for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Byline include individuals or entities that control, are controlled by, or are under common control with Byline and may include the executive officers, directors and significant stockholders of Byline.

First Evanston shareholder dissenters' rights

        Notwithstanding anything to the contrary in the merger agreement, to the extent that holders of First Evanston common stock are entitled to dissenters' rights under Section 11.65 of the IBCA, dissenting common shares that are outstanding as of the effective time will not be converted into the right to receive the consideration payable in respect of First Evanston common stock pursuant to the merger agreement unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the merger under the IBCA. The holder of any dissenting common share shall be treated in accordance with Section 11.70 of the IBCA and, as applicable, shall be entitled only to such rights as may be granted to such holder pursuant to Section 11.70 of the IBCA with respect thereto. First Evanston will give Byline (a) prompt notice of any notice or demands for appraisal or payment for shares of First Evanston common stock, any withdrawal of demand for payment and any other similar instruments received by First Evanston and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices at Byline's cost and expense. First Evanston will not, without the prior written consent of Byline (such consent not to be unreasonably withheld, conditioned or delayed), settle any such demands or notices or make or offer to make any payment in respect of any such demands or notices. Byline will pay any consideration as may be determined to be due with respect to dissenting common shares pursuant to and subject to the requirements of applicable law.

        The following discussion is a summary of the material statutory procedures to be followed by a holder of First Evanston common stock in order to dissent from the merger and perfect the right to dissent. If a holder of First Evanston common stock wants to exercise the right to dissent, the holder should review carefully Sections 11.65 and 11.70 of the IBCA and is urged to consult a legal advisor before electing or attempting to exercise these rights because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the IBCA, which are reprinted in their entirety as Annex E to this joint proxy statement/prospectus. Holders of First Evanston common stock seeking to exercise dissenters' rights must strictly comply with these provisions.

        Under the IBCA, all First Evanston shareholders entitled to dissenters' rights in the merger must be notified in the meeting notice relating to the merger that such shareholders are entitled to assert dissenters' rights. This joint proxy statement/prospectus constitutes notification of these rights.

        Under Illinois law, holders of First Evanston common stock are entitled to exercise dissenters' rights and obtain a cash payment for their shares as a result of Byline's acquisition of First Evanston, provided that the shareholders comply with the provisions of Sections 11.65 and 11.70 of the IBCA. Copies of those sections are attached as Annex E. If a holder of First Evanston common stock complies with the provisions of Section 11.70 of the IBCA, then upon completion of the merger, the holder is entitled to receive payment in cash from Byline for the fair value of its shares of First Evanston common stock, with accrued interest. The term "fair value" means the value of the shares immediately before the closing of the merger excluding any appreciation or depreciation in anticipation of the merger, unless the exclusion would be inequitable. If Byline and a dissenting holder of First Evanston common stock cannot agree on the fair value of the shares of First Evanston common stock or the accrued interest, then the IBCA provides for a judicial determination of these amounts. The value determined by an Illinois court may be more, the same as or less than the value of the consideration a holder of First Evanston common stock is entitled to receive under the merger agreement. If a holder of First Evanston common stock desires to exercise dissenters' rights, the holder should refer to the statute in its entirety and should consult with legal counsel before taking any action to ensure strict compliance with the applicable statutory provisions.

  How to exercise and perfect the right of holders of First Evanston common stock to dissent.

        A holder of First Evanston common stock wishing to exercise the rights to seek an appraisal of its shares must do ALL of the following:

  •
  before the vote on the merger proposal is taken, deliver to Byline or First Evanston a written demand for payment;

  •
  not vote in favor of the merger proposal; note, however, that a vote, in person or by proxy, against approval of the merger proposal will not constitute a written demand for appraisal; and

  •
  continue to hold the shares of First Evanston common stock through the effective time of the merger.

        The failure by a holder of First Evanston common stock to vote against the merger proposal will constitute a waiver of the holder's dissenters' rights under the IBCA. However, a vote against approval of the merger proposal will not by itself be sufficient to satisfy the obligations of a holder of First Evanston common stock if the holder is seeking an appraisal. The holder of First Evanston common stock must follow the procedures set forth in Section 11.70 of the IBCA to obtain dissenters' rights.

        Each outstanding share of First Evanston common stock for which a legally sufficient demand in accordance with Section 11.70 of the IBCA has been made and that was not voted in favor of approval of the merger proposal will, after the effective time of the merger, represent only the rights of a dissenting shareholder under the IBCA. This includes the right to obtain payment for the fair value of those shares as provided under the IBCA.

        If the dissenting holder of First Evanston common stock makes a legally sufficient demand, within 10 days after the effective date of the merger or 30 days after the holder of First Evanston common stock has delivered its written demand for payment, whichever is later, Byline, as the surviving corporation, will send the dissenting holder of First Evanston common stock a statement setting forth its opinion as to the fair value of the shares of First Evanston common stock at issue, as well as certain financial statements and a commitment to pay to the holder of First Evanston common stock the estimated fair value for the shares of First Evanston common stock. If the holder of First Evanston common stock does not agree with the opinion of Byline as to the estimated fair value of the shares or the amount of interest due, then within 30 days from the delivery of Byline's valuation statement, the holder of First Evanston common stock must notify Byline in writing of the estimated fair value of the contested shares of First Evanston common stock and the amount of interest due and demand the difference between the estimated fair value and the amount of the proposed payment by Byline.

        If within 60 days from delivery of Byline's notice to the dissenting shareholder, the dissenting holder of First Evanston common stock and Byline have not agreed in writing to the fair value of the shares of First Evanston common stock and interest due, Byline either will pay the difference in value demanded by the dissenting holder of First Evanston common stock, or file a petition in the circuit court requesting the court to determine the fair value of the shares and interest due. Byline will then be required to make all dissenters to the merger parties to this proceeding. If Byline does not commence the action, the dissenting holder of First Evanston common stock is permitted by law to commence an action.

        In a proceeding brought by Byline to determine value, the court will determine the costs of the proceeding, including the reasonable compensation and expenses of the appraisers appointed by the court and excluding fees and expenses of counsel and experts for the respective parties. If the fair value of the shares of First Evanston common stock as determined by the court materially exceeds the price that Byline estimated to be the fair value of the shares or if no estimate was given, then all or any part of the costs may be assessed against Byline, as successor corporation to First Evanston. If the amount that any dissenter estimated to be the fair value of the shares of First Evanston common stock materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The costs may also be awarded to the dissenter if the court finds that Byline did not substantially comply with the procedure to dissent in the statute. In addition, costs can be assessed against either party if the court finds that that party acted arbitrarily, vexatiously or not in good faith with respect to the dissenter's rights.

        A share for which a dissenting holder of First Evanston common stock has properly exercised its dissenters' rights and followed the correct procedures in the IBCA will not be converted into, or represent, a right to receive Byline common stock as provided under the merger agreement. None of these dissenting shares after the effective time of the merger will be entitled to vote for any purpose or receive any dividends or other distributions. If, however, a holder of First Evanston common stock fails to properly perfect its dissenters' rights, or effectively withdraws, waives, loses or otherwise becomes ineligible to exercise its dissenters' rights under the IBCA, then at that time the shares held by the dissenting holder of First Evanston common stock will be converted into Byline common stock, as provided in the merger agreement.

        All written communications from holders of First Evanston common stock with respect to the exercise of dissenters' rights should be mailed to:

First Evanston Bancorp, Inc.
820 Church Street
Evanston, IL 60201
(847) 733-7400

        First Evanston recommends that such communications be sent by registered or certified mail, return receipt requested.

Financing

        Byline's obligation to complete the merger is not subject to any financing condition. Byline expects to pay the cash portion of the merger consideration using cash on hand from the initial public offering.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE INTEGRATED MERGER

        The following summary describes the material U.S. federal income tax consequences of the integrated merger to U.S. holders (as defined below) of First Evanston common stock. The summary is based upon the Internal Revenue Code of 1986, as amended, (which we refer to as the ``Code"), applicable Treasury regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax. In addition, the discussion does not address any alternative minimum tax consequences of the merger.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

        This discussion addresses only those U.S. holders of First Evanston common stock that hold their First Evanston common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of First Evanston common stock in light of their individual circumstances or to holders of First Evanston common stock that are subject to special rules, such as a beneficial owner of First Evanston stock that is not a "U.S. holder"; financial institutions; S corporations or other pass-through entities (or investors in pass-through entities); persons who are subject to alternative minimum tax; insurance companies; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold First Evanston common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose "functional currency" is not the U.S. dollar; and holders who acquired their shares of First Evanston common stock through the exercise of an employee stock option or otherwise as compensation.

        If a partnership (or other entity that is treated as a partnership for federal income tax purposes) holds First Evanston common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

        The parties intend for the integrated merger to be treated as a single integrated transaction that qualifies as a "reorganization" for U.S. federal income tax purposes. Each of Wachtell, Lipton Rosen & Katz and Vedder Price P.C. have delivered tax opinions, dated [    •    ], 2018, and filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part, to this effect. Additionally, it is a condition to First Evanston's obligation to complete the merger that First Evanston receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, and it is a condition to Byline's obligation to complete the merger that Byline receive an opinion from Vedder Price P.C., dated the closing date of the merger, each to the same effect as the opinions described in the preceding sentence. These conditions are waivable, and Byline and First Evanston undertake to recirculate and resolicit if either of these conditions is waived and the change in federal income tax consequences is material. These opinions are and will be based upon representation letters provided by Byline and First Evanston and upon customary factual assumptions. Neither Byline nor First Evanston has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the integrated merger, and the opinions described above will not be binding on the

Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the integrated merger could be adversely affected.

        The actual tax consequences of the integrated merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of Byline or First Evanston. You should consult with your own tax advisor as to the tax consequences of the integrated merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

Federal Income Tax Consequences of the Integrated Merger

        Based upon the facts and representations contained in the representation letters received from First Evanston and Byline in connection with the filing of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, it is the opinion of Vedder Price P.C. and Wachtell, Lipton, Rosen & Katz that the integrated merger will be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, no gain or loss with be recognized by Byline or First Evanston as a result of the integrated merger and the material U.S. federal income tax consequences of the integrated merger to U.S. holders will be as follows:

  •
  Gain (but not loss) will be recognized by U.S. holders of First Evanston common stock who receive shares of Byline common stock and cash in exchange for shares of First Evanston common stock pursuant to the integrated merger, in an amount equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any Byline common stock received in the integrated merger, over such U.S. holder's adjusted tax basis in the shares of First Evanston common stock surrendered by such U.S. holder in the integrated merger and (ii) the amount of cash received by such U.S. holder in the integrated merger (in each case, excluding any cash received in lieu of fractional shares of Byline common stock, which is discussed below under "—Cash in Lieu of Fractional Shares of Byline Common Stock.").

  •
  Generally, a U.S. holder's aggregate tax basis in the Byline common stock received by such U.S. holder in the integrated merger in exchange for its First Evanston common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in "—Cash in Lieu of Fractional Shares of Byline Common Stock," will equal such U.S. holder's aggregate tax basis in the First Evanston common stock surrendered in the integrated merger, increased by the amount of taxable gain or dividend income (see below), if any, recognized by such U.S. holder in the integrated merger (other than with respect to cash received in lieu of fractional shares of Byline common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the integrated merger (other than cash received in lieu of fractional shares of Byline common stock).

  •
  The holding period for the shares of Byline common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in "—Cash in Lieu of Fractional Shares of Byline Common Stock," generally will include the holding period for the shares of First Evanston common stock exchanged therefor.

        In the case of any U.S. holder who acquired different blocks of First Evanston common stock at different times or at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the integrated merger. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by other recognized capital losses in determining its income tax liability. Such U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the basis or holding periods of the particular shares of Byline common stock received in the integrated merger.

        Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of First Evanston common stock for more than one year at the effective time of the integrated merger. The deductibility of capital losses is subject to limitations.

        All or part of the gain that a particular U.S. holder of First Evanston common stock recognizes could be treated as dividend income rather than capital gain generally if such U.S. holder's percentage ownership, taking into account constructive ownership rules, in Byline after the integrated merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Byline common stock rather than a combination of cash and shares of Byline common stock in the integrated merger. This could happen, for example, because of ownership of additional shares of Byline common stock by such holder, ownership of shares of Byline common stock by a person related to such holder or a share repurchase by Byline from other holders of Byline common stock. The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a "meaningful reduction" if that stockholder has even a relatively minor reduction in its percentage stock ownership. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Cash in Lieu of Fractional Shares of Byline Common Stock

        A U.S. holder who receives cash instead of a fractional share of Byline common stock will be treated as having received the fractional share of Byline common stock pursuant to the integrated merger and then as having exchanged the fractional share of Byline common stock for cash in a redemption by Byline. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of First Evanston common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the First Evanston common stock exchanged by such U.S. holder is greater than one year as of the effective time of the integrated merger.

Medicare Tax on Unearned Income

        A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her "net investment income" for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain or dividend income realized in connection with the integrated merger.

Backup Withholding and Information Reporting

        Payments of cash to a U.S. holder of First Evanston common stock pursuant to the integrated merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) unless the holder provides proof of an applicable exemption satisfactory to Byline and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

        A U.S. holder of First Evanston common stock, as a result of having received Byline common stock in the integrated merger, will be required to retain records pertaining to the integrated merger. In addition, each U.S. holder of First Evanston common stock who is a "significant holder" will be required to file a statement with such holder's U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth, among other things, such holder's basis in the First Evanston common stock surrendered and the fair market value of the Byline common stock and cash received in the integrated merger. A "significant holder" is a holder of First Evanston common stock who, immediately before the integrated merger, owned at least 1% of the vote or value of the outstanding stock of First Evanston or securities of First Evanston with a basis for federal income tax purposes of at least $1 million.

        This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the integrated merger. Tax matters are very complicated, and the tax consequences of the integrated merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign tax consequences, including without limitation the applicability and effect of the net investment income tax, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

DESCRIPTION OF THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

        The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties that Byline and First Evanston made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger. Consequently, the representations and warranties were negotiated with the intent of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws, and are qualified by the matters contained in the confidential disclosure schedule that First Evanston delivered to Byline in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement.

General

        The merger agreement provides for the merger of Merger Sub, a newly formed, direct, wholly owned subsidiary of Byline, with and into First Evanston, with First Evanston as the surviving corporation. As a result of the merger, First Evanston will become a wholly owned subsidiary of Byline. Immediately following the merger First Evanston will merge with and into Byline, with Byline as the surviving corporation, pursuant to the parent merger, and immediately following the parent merger. First Bank & Trust will merge with and into Byline Bank, with Byline Bank as the surviving bank, pursuant to the bank merger. At such time, First Bank & Trust's banking offices will become banking offices of Byline Bank.

Closing and effective time

        Closing.    The closing of the merger will take place at a place and time and on a business day designated by Byline and as consented to by First Evanston that is five (5) business days after the satisfaction or waiver of the latest to occur of the conditions set forth in the merger agreement, other than those conditions that by their nature are to be satisfied at the closing, unless another date, time or place is mutually agreed to in writing by Byline and First Evanston. See "—Conditions to completion of the merger" for a description of the conditions that must be satisfied prior to closing. The parties will cause articles of merger with respect to the merger to be filed on the closing date with the Secretary of State of the State of Illinois, in accordance with the applicable provisions of the IBCA. The date of the completion of the merger is sometimes referred to in this joint proxy statement/prospectus as the "closing date." In accordance with Delaware law, the parties will also cause a certificate of merger with respect to the parent merger to be filed with the Secretary of State of the State of Delaware.

        Completion of the merger.    The merger will become effective when articles of merger are filed with the Illinois Secretary of State, or at such later time as Merger Sub and First Evanston agree and is specified in the articles of merger. The time at which the merger becomes effective is sometimes referred to in this joint proxy statement/prospectus as the "effective time" or the "effective time of the merger." The parent merger will become effective immediately following the effective time of the merger as specified in the certificate of merger.

Merger consideration

        If the merger is completed, Byline will pay an aggregate of $27.0 million in cash and issue an aggregate of [    •    ] shares of Byline common stock based on [    •    ] shares of First Evanston common stock outstanding as of [    •    ], 2018, the latest practicable date before the date of this joint proxy statement/prospectus. Based on [    •    ] shares of First Evanston common stock outstanding as of [    •    ], 2018, each share of First Evanston common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by First Evanston, Byline or Merger Sub and any dissenting shares), will be converted into the right to receive $[    •    ] in cash and 3.994 shares of Byline common stock. In addition, all unexercised stock options to acquire shares of First Evanston common stock outstanding at the effective time will be assumed and converted automatically into options to purchase Byline common stock.

        No fractional shares of Byline's common stock will be issued in the merger. In lieu of issuing any fractional shares, Byline will pay, as promptly as reasonably practicable following the effective time of the merger, but in no event later than fifteen (15) business days thereafter, to each holder of First Evanston common stock who would otherwise be entitled to a fractional share of Byline common stock an amount in cash (without interest and rounded to the nearest cent) determined by multiplying such fraction of a share of Byline common stock by the volume-weighted average price of Byline's common stock for the five (5) business days ending on the business day immediately prior to the closing date.

        The merger consideration is subject to potential adjustment if, prior to the effective time, shares of Byline common stock are changed into a different number of shares or a different class of shares pursuant to any stock dividend, subdivision, reclassification, recapitalization, split, or other similar transactions. An appropriate adjustment shall be made to the stock portion of the merger consideration so as to provide the holders of First Evanston common stock the same economic effect as contemplated by the merger agreement prior to such event.

        The market price of Byline's common stock will fluctuate before the completion of the merger and before holders of First Evanston common stock receive the merger consideration to which they are entitled. Holders of First Evanston common stock should obtain current stock price quotations for Byline's common stock before voting on the merger.

Exchange procedures

        Byline has engaged American Stock Transfer & Trust Company, LLC to act as its exchange agent to handle the exchange of First Evanston common stock for the merger consideration. Within ten (10) business days after the effective time, the exchange agent will send to each First Evanston certificated and book entry record holder a letter of transmittal for use in the exchange with instructions explaining how to surrender First Evanston common stock certificates and/or book entry shares to the exchange agent. Holders of First Evanston common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates.

        As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying First Evanston stock certificates, if any, Byline's exchange agent will issue shares of Byline's common stock and cash representing the merger consideration, together with cash in lieu of any fractional shares. No interest will be paid on any cash payment. Until the certificates representing First Evanston common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the shares of Byline common stock into which such shares of First Evanston common stock have been converted. When the certificates are surrendered to Byline's exchange agent, any unpaid dividends or other distribution will be paid without interest. In no event will Byline, the exchange agent, or any other person be liable to any former holder of shares of First Evanston common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

        Holders of First Evanston common stock should follow the instructions in the letter of transmittal for sending their stock certificates to the exchange agent.

Trust preferred securities

        Byline will assume First Evanston's outstanding debt, subordinated debentures, guarantees, securities and other agreements under and relating to First Evanston's trust preferred securities.

Conduct of business pending the merger

        Conduct of business of First Evanston.    Under the merger agreement, First Evanston has agreed to certain operating limitations on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, First Evanston and its subsidiaries are required to conduct their business in the ordinary and usual course of business consistent with past practice, use commercially reasonable efforts to maintain and preserve intact their business organization and business relationships, and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the receipt of the necessary regulatory approvals, the performance of their agreements under the merger agreement, or the consummation of the transactions contemplated by the merger agreement.

        The following is a summary of the more significant operating limitations imposed upon First Evanston, subject to certain exceptions set forth in the merger agreement and disclosure schedules. First Evanston may not (and neither it nor its subsidiaries may agree to take, make any commitment to take or adopt any resolutions in support of any action to), without Byline's prior written consent:

  •
  conduct its business other than in the ordinary course consistent with past practices;

  •
  enter into any new line of business or materially change its lending, credit, investment, underwriting, risk, asset liability management or other banking, operating or other policies procedures or practices;

  •
  close, sell, consolidate or relocate or materially alter any of its branches or other significant offices or facilities;

  •
  materially alter any of its policies or practices with respect to rates, fees, interest, charges, level or types of services or products available to customers;

  •
  book any "brokered deposits";

  •
  purchase any securities other than short-term securities issued by the U.S. Department of the Treasury or any U.S. governmental agency;

  •
  make any capital expenditures in excess of $50,000 individually or $150,000 in the aggregate;

  •
  enter into, terminate, amend, modify, extend or renew any specified material contracts;

  •
  except in the ordinary course of business consistent with past practice, (a) make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any loan involving a total credit relationship of more than $10 million with any single borrower and its affiliates or related parties, or (b) other than in compliance with the credit policies and procedures made available to Byline, enter into, renew or amend any interest rate instrument;

  •
  issue, sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional rights with respect to its stock;

  •
  grant any stock options, stock appreciation rights, performance shares, restricted stock or other equity-based awards or interests, or grant any person any rights to acquire any shares of its capital stock;

  •
  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (except for regular distributions on outstanding trust preferred securities or cash dividends to First Evanston by its subsidiaries to fund First Evanston's operations) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of its stock, except that First Evanston may declare and pay its quarterly dividends as disclosed in the merger agreement;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its loans, securities, assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice;

  •
  acquire all or any portion of the loans, securities, real property, equity, business, deposits or properties of any other person or make a contribution to any other person other than a wholly owned subsidiary of First Evanston, unless otherwise stated in the merger agreement;

  •
  amend the charter, articles of incorporation and/or by-laws of First Evanston or First Bank & Trust;

  •
  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a governmental authority;

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  make, change or revoke any material tax election, file any amended tax return, enter into any closing agreement, settle any material tax claim or assessment, surrender any right to claim a material refund of taxes, or take any action with respect to taxes that is outside the ordinary course of business or inconsistent with past practice unless required by applicable law;

  •
  settle any action, suit, claim or proceeding against First Evanston, except for an action, suit, claim or proceeding (i) that is settled in the ordinary course of business in an amount or for consideration not in excess of $50,000 individually, or $100,000 in the aggregate, or (ii) that would not impose any continuing liability or material restriction on the business of First Evanston or First Evanston's subsidiaries;

  •
  (i) enter into, terminate, amend, modify, extend or renew any employment, consulting, severance, restrictive covenant, change in control, retention, stay bonus or similar contract or agreement; (ii) grant any salary or wage increase or increase any employee benefit, except in each case (a) to pay (and accrue) annual bonuses in the ordinary course of business consistent with past practices up to the specific amounts set forth in the merger agreement or schedules thereto or (b) to grant annual salary, wage or fee increases in the ordinary course of business consistent with past practices in an amount up to a maximum of 3% of each individual employee's or consultant's then current base compensation; (iii) hire any employee or engage any consultant with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $100,000; or (iv) terminate the employment of any executive officer other than for cause;

  •
  (i) enter into, terminate, establish or adopt any of First Evanston's benefit arrangement or any arrangement that would have been a First Evanston benefit arrangement had it been entered into prior to the merger agreement, amend or modify any First Evanston benefit arrangement (other than amendments or modifications to First Evanston's benefit arrangements that are health and welfare plans in the ordinary course of business consistent with past practice that do not materially increase the benefits provided or cost to the First Evanston or First Bank & Trust of maintaining such First Evanston benefit arrangement (with prior notice to Byline)), or make new grants, awards or increase any benefits under any First Evanston benefit arrangement, or (ii) except as previously disclosed, take any action to accelerate the vesting (or lapsing of restrictions), payment, exercisability or funding of or in any other way secure the payment of compensation or benefits under any First Evanston benefit arrangement, including stock options, restricted stock, performance shares, stock appreciation rights, equity-based awards or interests or other compensation or benefits payable thereunder, or (iii) add any new participants to any benefit arrangement (or, with respect to any of the preceding, communicate any intention to take such action), except (a) to satisfy previously disclosed contractual obligations existing as of November 27, 2017, (b) in the ordinary course of business consistent with past practices under the existing terms of such benefit arrangement, or (c) as required by applicable law or by merger agreement;

  •
  (i) engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises, or (ii) fail to use commercially reasonably necessary efforts to maintain its business premises or other assets in substantially the same condition;

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  acquire or otherwise become the owner of any real property, including OREO, by way of foreclosure or in satisfaction of a debt previously contracted without first (i) obtaining an appropriate Phase I environmental site assessment and (ii) consulting Byline;

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  incur any indebtedness for borrowed money (other than deposits taken by First Bank & Trust), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a subsidiary of First Evanston); or

  •
  merge or consolidate First Evanston or any of its subsidiaries, including First Bank & Trust, with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries.

        Conduct of Business of Byline.    Under the merger agreement, Byline has agreed to certain operating limitations on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Byline is required to conduct its business in the ordinary course of business in all material respects and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the receipt of the necessary regulatory approvals, the performance of its agreements under the merger agreement, or the consummation of the transactions contemplated by the merger agreement (including by merging or consolidating Byline or any of its significant subsidiaries with any other person where Byline or its subsidiary, as applicable, is not the surviving entity).

        The following is a summary of the more significant operating limitations imposed upon Byline, subject to certain exceptions set forth in the merger agreement. Byline may not (and neither it nor its subsidiaries may agree to take, make any commitment to take or adopt any resolutions in support of any action to), without First Evanston's prior written consent:

  •
  amend its certificate of incorporation in a manner that would materially and adversely affect the holders of capital stock of First Evanston (upon their acquisition of Byline common stock) relative to the other holders of Byline common stock;

  •
  adjust, split, combine or reclassify any capital stock of Byline; or

  •
  completely liquidate or dissolve Byline or Byline Bank.

Certain covenants of the parties

        In addition to the operating limitations noted above, the merger agreement contains certain other covenants and agreements, including, among other things, the following:

  •
  Byline and First Evanston agreed to file the requisite applications with the FDIC and IDFPR within 60 days of execution of the merger agreement and take all other appropriate actions necessary to obtain the regulatory approvals required for the merger. In addition, Byline has agreed to file a waiver request from the prior approval requirements of the Federal Reserve.

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  Byline and First Evanston each agreed to duly call, give notice of, convene and hold a meeting of their respective stockholders for the purpose of obtaining required stockholder approvals.

  •
  First Evanston agreed to not withhold, withdraw, qualify or adversely modify the First Evanston board of directors' recommendation to First Evanston shareholders that they vote in favor of adopting the merger agreement, unless it determines in good faith that to continue to recommend the adoption of the merger agreement to First Evanston shareholders would be inconsistent with its fiduciary duties.

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  First Evanston agreed to take all appropriate action to amend or terminate, at the request of Byline, any of its employee benefit plans.

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  Byline has agreed to provide indemnification to the current and former directors, officers and employees of First Evanston and its subsidiaries, and First Evanston has agreed to pay the premium for the extension of First Evanston's directors' and officers' liability insurance, subject to certain limitations.

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  Byline has agreed to take all actions required to obtain approval to list the shares of Byline common stock issuable under the merger agreement on the NYSE.

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  Byline and First Evanston each agreed to use their respective commercially reasonable efforts in good faith to satisfy the conditions required to close the merger and to complete the merger as soon as practicable and not to intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of the merger agreement.

  •
  Byline and First Evanston each agreed to coordinate any public statement regarding the transactions contemplated by the merger agreement to the media.

        The transactions contemplated by the merger agreement also include certain other agreements relating to employment matters of certain officers of First Evanston entered into or to be entered into in connection with the merger. See "The Merger—Interests of certain persons in the merger."

Appointment of Robert R. Yohanan to Byline's and Byline Bank's Board of Directors

        Pursuant to the merger agreement, Byline has agreed to appoint Robert R. Yohanan, First Evanston's Chief Executive Officer, to the board of directors of each of Byline and Byline Bank following the effective time of the merger. In the event Mr. Yohanan is unable or unwilling to serve as a director at such time, one current member of First Evanston's board of directors, as mutually agreed to by Byline and First Evanston, will be added to the Byline boards of directors in lieu of Mr. Yohanan.

        Mr. Yohanan is a founder, Managing Director and Chief Executive Officer of First Evanston and First Bank & Trust, and his career in banking spans approximately 50 years. Prior to founding First Evanston Bancorp Inc., he was President and Chief Operating Officer for six years of Lake Shore Bancorp, Inc. and Lake Shore National Bank, which was a $2 billion bank that operated in the greater Chicagoland area. Previously, Mr. Yohanan was employed by The First National Bank of Chicago in a wide variety of domestic and international credit and general management assignments having managed branches in London (with responsibility for Scandinavia), Dublin and Kingston, Jamaica (with responsibility for branches in Barbados and Haiti). Mr. Yohanan attended DePaul University for one year prior to his appointment to the U.S. Naval Academy from which he graduated in 1962. He spent five years in the U.S. Navy and later received a Master's Degree in International Relations from the University of Chicago. Mr. Yohanan is a director of Evanston Inventure and an advisor to the DePaul University Financial Services Center. He also has served two terms as a Director of The Federal Reserve Bank of Chicago and is currently a member of the Economic Club of Chicago and the Commercial Club of Chicago.

No solicitation of or discussions relating to an acquisition proposal

        Except as described below, First Evanston has agreed in the merger agreement that it will not and will cause its subsidiaries and affiliates to not initiate, solicit or knowingly encourage any inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential nonpublic information or data to, or have any discussions with, any person relating to an acquisition proposal. First Evanston also agreed to cease immediately and cause to be immediately terminated any activities, discussions and negotiations with any person (other than Byline) with respect to any acquisition proposal.

        Notwithstanding the foregoing limitations, if First Evanston receives an unsolicited bona fide acquisition proposal, and the First Evanston board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the acquisition proposal constitutes a superior proposal or is reasonably expected to lead to a superior proposal, and if First Evanston's Board concludes in good faith, after consultation with its outside legal counsel, that failing to take such actions would result in a violation of its fiduciary duties, then First Evanston will: (i) furnish information with respect to it to such person making such acquisition proposal pursuant to a confidentiality agreement with terms no less favorable to it then the terms contained in the confidentiality agreement between First Evanston and Byline; and (ii) participate in discussions or negotiations regarding such acquisition proposal. Upon receipt of any acquisition proposal, First Evanston must provide Byline prompt notice thereof and keep Byline apprised of any related developments on a prompt basis.

        Under the merger agreement, "superior proposal" means a bona fide written acquisition proposal containing terms that the board of directors of First Evanston determines in good faith to be more favorable to First Evanston's shareholders from a financial point of view than the merger and the transactions contemplated thereby, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood and timing of the consummation of the proposed transaction and (iii) after taking into account all relevant legal, financial, regulatory and other aspects of such proposal.

        If Byline terminates the merger agreement because First Evanston breaches its covenant not to solicit an acquisition proposal from a third-party or if First Evanston terminates the merger agreement to enter into an agreement for a superior proposal, First Evanston will pay to Byline a termination fee equal to approximately $6.35 million. See "—Termination fees".

Representations and warranties

        The merger agreement contains representations and warranties made by First Evanston, Byline and Merger Sub. These include, among other things, representations relating to:

  •
  valid corporate organization and existence;

  •
  valid corporate organization and existence of their respective subsidiaries;

  •
  corporate power and authority to enter into the merger and the merger agreement;

  •
  absence of any breach of organizational documents or law as a result of the merger;

  •
  consents and approvals;

  •
  capitalization;

  •
  financial statements;

  •
  absence of any material changes or events since December 31, 2016;

  •
  filing of necessary reports with regulatory authorities;

  •
  compliance with laws;

  •
  legal proceedings and orders;

  •
  compliance with environmental laws;

  •
  broker/finder fees; and

  •
  compliance with the Community Reinvestment Act.

        First Evanston made additional representations and warranties to Byline and Merger Sub in the merger agreement relating to, among other things:

  •
  books of account, minutes and stock records;

  •
  loans and allowance for loan losses;

  •
  certain tax matters;

  •
  labor matters;

  •
  real property and personal property;

  •
  employee benefit matters;

  •
  material contracts and compliance with, absence of default under and information regarding, material contracts;

  •
  trust assets;

  •
  insurance matters;

  •
  inapplicability of state business combination statutes;

  •
  intellectual property;

  •
  interest rate risk management instruments;

  •
  sufficiency of assets;

  •
  mortgage banking activities; and

  •
  intellectual property.

        Byline and Merger Sub made additional representations and warranties to First Evanston in the merger agreement relating to their financial capability to pay the cash consideration and perform their obligations under the merger agreement.

Conditions to completion of the merger

        Closing conditions for the benefit of Byline and Merger Sub.    Byline's and Merger Sub's obligations are subject to fulfillment or waiver of certain conditions, including:

  •
  accuracy of representations and warranties of First Evanston in the merger agreement, subject to certain materiality exceptions, including First Evanston's representation and warranty that no material adverse effect with respect to First Evanston has occurred since December 31, 2016;

  •
  performance by First Evanston in all material respects of its obligations under the merger agreement;

  •
  adoption of the merger agreement by First Evanston's shareholders and approval of the Byline share issuance proposal by Byline's stockholders;

  •
  the holders of no more than 10% in the aggregate of the outstanding shares of First Evanston common stock electing to exercise their dissenters' rights;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  receipt of all necessary regulatory approvals, none of which imposes a restriction or condition that, among other things, materially and adversely affect the business or financial condition of Byline, result in a material adverse effect on First Evanston and its subsidiaries, or materially and adversely restrict or materially burden Byline or any of its subsidiaries (a "burdensome condition");

  •
  the registration statement, of which this joint proxy statement/prospectus is a part, concerning the Byline common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

  •
  receipt of a tax opinion from Vedder Price P.C. that the integrated merger constitutes a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  shares of Byline common stock to be issued in the merger have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  First Evanston shall have received certain third party consents;

  •
  First Evanston's adjusted total tangible common equity is no less than the applicable amount specified in a schedule to the merger agreement; and

  •
  First Evanston shall have delivered to Byline the certificate or certificates representing the shares of First Bank & Trust common stock held by First Evanston.

        Closing conditions for the benefit of First Evanston.    First Evanston's obligations are subject to fulfillment or waiver of certain conditions, including:

  •
  accuracy of representations and warranties of Byline in the merger agreement, subject to certain materiality exceptions;

  •
  performance by Byline in all material respects of its obligations under the merger agreement;

  •
  adoption of the merger agreement by First Evanston's shareholders and approval of the Byline share issuance proposal by Byline's stockholders;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  receipt of all necessary regulatory approvals, none of which imposes a burdensome condition;

  •
  the registration statement, of which this joint proxy statement/prospectus is a part, concerning the Byline common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

  •
  receipt of a tax opinion from Wachtell, Lipton, Rosen, & Katz that the integrated merger constitutes a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  shares of Byline common stock to be issued in the merger have been approved for listing on the NYSE, subject to official notice of issuance.

Termination

        Byline and First Evanston may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either Byline or First Evanston may also terminate the merger agreement if:

  •
  First Evanston's shareholders do not adopt the merger agreement by the conclusion of the First Evanston special meeting;

  •
  any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and nonappealable, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the denial or withdrawal of regulatory approval; or

  •
  the merger is not completed by August 31, 2018, or if the sole impediment to closing is receipt of required regulatory approvals, by November 30, 2018 (which we refer to as the "outside date"), provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the failure of the merger to be completed before such date.

        In addition, First Evanston may terminate the merger agreement if:

  •
  Byline's stockholders do not approve the Byline share issuance proposal by the conclusion of the Byline special meeting;

  •
  there is a breach of any of the covenants, agreements, representations or warranties of Byline such that the applicable conditions to First Evanston's obligations to close the merger set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of the outside date or 30 days after notice to Byline from First Evanston; or

  •
  on the determination date (which is the date on which all required regulatory approvals have been received, and any applicable regulatory waiting period(s) has expired), (i) the volume-weighted average closing price of a share of Byline's common stock on the NYSE for the twenty (20) consecutive trading days ending on and including the determination date (the "Final Byline Market Value") is less than $15.85 and (ii) the number obtained by dividing the Final Byline Market Value by $19.82 is less than the number obtained by (A) dividing (x) the average of the daily closing value of the KBW Nasdaq Regional Banking Index for the twenty (20) consecutive trading days immediately preceding the determination date by (y) $107.16 and (B) subtracting 0.20.

        In addition, Byline may terminate the merger agreement if there is a breach of any of the covenants, agreements, representations or warranties of First Evanston such that the applicable conditions to Byline's obligation to close the merger set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of the outside date or 30 days after notice to First Evanston from Byline. Byline may also terminate the merger agreement prior to the adoption of the merger by the First Evanston shareholders if:

  •
  First Evanston's board of directors withholds, withdraws, materially and adversely qualifies or modifies its recommendation to First Evanston's shareholders that they vote in favor of the adoption of the merger agreement, or publicly proposes to do the same;

  •
  First Evanston recommends to its shareholders an acquisition transaction other than the merger;

  •
  First Evanston breaches its obligations under the merger agreement to hold the First Evanston special meeting of shareholders prior to the outside date;

  •
  First Evanston enters into a definitive agreement with respect to an acquisition proposal other than the merger or recommends to its shareholders an acquisition proposal other than the merger; or

  •
  First Evanston materially breaches its "no-shop" obligations under the merger agreement.

        Any termination of the merger agreement will not relieve the breaching party from liability resulting from any willful breach by that party of the merger agreement.

Termination fee

        First Evanston has agreed to pay to Byline a cash termination fee in an amount equal to approximately $6.35 million, plus all reasonable and documented out-of-pocket expenses incurred by Byline in connection with the merger up to $1.5 million, in conjunction with the transactions contemplated by the merger agreement, if the merger agreement is terminated due to either of the following events:

  •
  Byline terminates the merger agreement prior to the adoption of the merger agreement by the First Evanston shareholders because First Evanston's board of directors (1)(a) submits the merger agreement to its shareholders without a recommendation for approval or with material and adverse conditions on such approval, or otherwise withdraws or materially and adversely modifies such recommendation, (b) recommends to its shareholders an acquisition transaction other than the merger, (c) fails to convene a shareholder meeting to approve the merger agreement prior to the outside date, or (d) enters into a definitive agreement with respect to an acquisition proposal or recommends to its shareholders an acquisition proposal other than the merger, or (2) First Evanston materially breaches its "no shop" covenants set forth in the merger; or

  •
  a bona fide acquisition proposal is publicly announced or otherwise made known to the First Evanston board of directors prior to the event giving rise to termination of the merger agreement and, (a) the merger agreement is terminated (1) by either Byline or First Evanston because the merger agreement is not approved by the requisite votes of First Evanston's shareholders by the conclusion of the First Evanston special meeting, (2) by Byline because First Evanston has breached a representation, covenant or agreement or warranty, or (3) by Byline because closing has not occurred by the outside date and all conditions to First Evanston's obligation to close the merger have been satisfied (other than the adoption of the merger agreement by the First Evanston shareholders and the receipt of the applicable tax opinion from

    Wachtell, Lipton, Rosen, & Katz), and (b) prior to the twelve (12) month anniversary of such termination, First Evanston consummates, or enters into a definitive agreement to consummate, an acquisition transaction.

        In addition, First Evanston will be required to reimburse Byline for its reasonable and documented out-of-pocket expenses in connection with the merger up to $1.5 million in the event that Byline terminates the merger agreement as a result of First Evanston's breach of the merger agreement in connection with its failure to meet the minimum First Evanston tangible common equity threshold specified in a schedule to the merger agreement.

NYSE stock listing

        Byline's common stock currently is listed on the NYSE under the symbol "BY." The shares to be issued to First Evanston's shareholders as merger consideration also will be eligible for trading on the NYSE.

Amendment

        The merger agreement may be amended in writing by the parties.

 ADDITIONAL INFORMATION ABOUT BYLINE

        Unless the context requires otherwise, references in this section of this joint proxy statement/prospectus to the "Company," "we," "us," or "our" refer to Byline and its wholly owned subsidiaries on a consolidated basis, and references to the "Bank" refer to Byline Bank.

Business

  Our Company

        We are a bank holding company headquartered in Chicago, Illinois and conduct all our business activities through our subsidiary, Byline Bank, a full service commercial bank. We have been a part of the Chicago banking community for over 100 years and operate the fourth largest branch network in the City of Chicago with 55 branches in the Chicago metropolitan area and one branch in the Milwaukee metropolitan area. We offer a broad range of banking products and services to small and medium sized businesses, commercial real estate and financial sponsors, and to consumers who generally live or work near our branches. In addition to our traditional commercial banking business, we provide small ticket equipment leasing solutions and were the eighth most active Small Business Administration ("SBA") lender in the United States and the most active SBA lender in Illinois and Wisconsin as reported by the SBA for the year ended September 30, 2017. As of September 30, 2017, we had consolidated total assets of $3.3 billion, total gross loans and leases outstanding of $2.2 billion, total deposits of $2.5 billion and total stockholders' equity of $459.5 million.

        Our mission is to provide customers with a high degree of service, convenience and the products they need to achieve their financial objectives. We aim to do so one customer, one relationship and one neighborhood at a time. We believe that customers value convenience, prompt decision making and knowledge of the local market when choosing a banking partner. We believe we distinguish ourselves from smaller competitors with the breadth and sophistication of our product capabilities, ranging from basic deposit accounts to cash-flow based loan facilities and cash management products, and we believe we differentiate ourselves from larger competitors with our level of responsiveness, local decision making and the accessibility of our service. Given the large presence of out-of-state banks and the scarcity of local community banks that can competitively serve small and medium sized businesses, we see an attractive opportunity for Byline to be the bank that Chicago deserves.

        Our culture is rooted in a set of core values that we refer to as the Things That Matter. These values underlie everything we do, including the way we engage with customers, collaborate with colleagues, do business and manage our resources. We believe our culture and the quality of our people have been catalysts of our success and will continue to propel our future.

  Recapitalization

        In 2013, our predecessor, Metropolitan Bank Group, Inc. ("Metropolitan"), experienced significant credit and financial losses resulting primarily from the collapse of real estate prices during the severe economic recession occurring during 2007 through 2009 in addition to a number of regulatory and other operational challenges. Despite deterioration in asset quality and financial performance, Metropolitan maintained a high quality deposit base, an attractive branch network and strong customer loyalty, which made it an ideal candidate for a turnaround.

        An investment group raised $206.7 million in equity capital to recapitalize and gain control of Metropolitan through a series of transactions by which Metropolitan merged its multiple subsidiary banks into one, and an investor group acquired voting common stock and preferred stock of Metropolitan. The investors formed BXM Holdings, Inc. for the purpose of identifying an investment opportunity in a troubled U.S. banking institution. MBG Investors I, L.P. was the lead investor in the Recapitalization and Mr. del Valle Perochena, a member of our board of directors, is the general partner of MBG Investors I, L.P. and possesses the voting and investment power with respect to the securities beneficially owned by MBG Investors I, L.P. BXM Holdings, Inc. hired Roberto Herencia, the Chairman of our board of directors, and Alberto Paracchini, our President, Chief Executive Officer and Director, to identify an investment opportunity and later to effectuate the Recapitalization. Lindsay Corby, our Executive Vice President and Chief Financial Officer, served as a Principal of BXM Holdings, Inc. at the time of the Recapitalization. BXM Holdings, Inc. no longer conducts any operations. At the time of the Recapitalization, Metropolitan owned five banking subsidiaries that operated under 12 different brand names in the Chicago metropolitan area.

        We accounted for the Recapitalization as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations ("ASC 805"). Accordingly, the assets acquired and liabilities assumed were recorded at their fair value on the date of acquisition. Fair value amounts were determined in accordance with the guidance provided in ASC Topic 820, Fair Value Measurements ("ASC 820"). In many cases, the determination of the fair value required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature. The transaction qualified for federal income tax purposes as a recapitalization under Section 368(a)(1)(E) of the Code and resulted in carryover treatment of the existing tax bases and tax loss carryforwards, although the utilization of tax attributes (including net operating loss carryforwards and tax credits) became subject to limitations under Sections 382 and 383 of the Code.

        As of the Recapitalization, we had $2.5 billion in assets that were measured at fair value, including $1.3 billion in loans, $212.2 million in investment securities, $84.0 million of OREO and $29.7 million of core deposit intangible assets. We also acquired $2.3 billion of liabilities at fair value, including $2.2 billion of deposits and $36.9 million of borrowings. The Recapitalization resulted in goodwill of $21.2 million as the estimated fair value of liabilities assumed and consideration paid exceeded the estimated fair value of assets acquired. The goodwill is included within "Goodwill" in our consolidated balance sheets.

        As of the Recapitalization, approximately 76.5%, or $1.0 billion, of the loans acquired in the Recapitalization were accounted for under ASC Topic 310-30, Accounting for Purchased Loans with Deteriorated Credit Quality. We also acquired loans with a fair value of $310.3 million that are accounted for under ASC Topic 310-20, Receivables—Nonrefundable Fees and Other Costs, as these specific loans did not exhibit deteriorated credit quality since origination or were loans to borrowers that had revolving privileges at the acquisition date.

        Over the past four years, we have significantly improved our asset quality while adding $1.5 billion in net originated loans and leases to create a more diversified and balanced loan and lease portfolio. We aggressively reduced the level of troubled loans and other real estate owned in our portfolio, and our nonperforming assets, as a percentage of loans and real estate owned, declined to 1.4% as of September 30, 2017 from 28.2% as of March 31, 2013. In addition, we sought to optimize our deposit base by expanding the percentage of non-interest bearing deposits to total deposits, enhance online and mobile capabilities and broaden our cash management products to better meet our customers' needs. Since the Recapitalization, we consolidated from 88 to 56 branches, reducing our costs with minimal deposit attrition, and improved our efficiency, including through the consolidation of multiple banking platforms into one. In addition to improving efficiency, consolidating our banking platforms allowed us to better monitor operations while strengthening our governance and controls.

        The table below details our transformation:

	What We Were at or for the three months ended 3/31/2013	What We Are at or for the nine months ended 9/30/2017
Deposit Franchise
# of Bank Brand Names	12	1
# of Branches	88	57
Non-interest bearing Deposits to Total Deposits	26%	30%
Deposits per Branch ($mm)	$26	$44
Loan and Lease Portfolio
Total Loans and Leases ($mm)(1)	$1,542	$2,219
Loans and Leases to Deposits(2)	68%	88%
Commercial & Industrial Loans to Total Loans and Leases	3%	23%
Non-performing Assets to Loans and Leases + Other Real Estate Owned(3)	28.2%	1.4%
Non-accrual and 90 Days or More Past Due Loans and Leases ($mm)	$258	$15
Other Real Estate Owned ($mm)	116	14
Capital
Common Equity ($mm)	$(31)	$449
Common Equity to Assets	(1.3)%	13.6%
Tangible Common Equity ($mm)(4)	$(43)	$380
Tangible Common Equity to Tangible Assets(4)	(1.8)%	11.7%
Profitability
Return on Average Assets	(2.57)%	1.17%
Non-interest Expense to Average Assets	4.96	3.73
Non-interest Income to Total Revenue	(4.27)%	27.51%

Source:
S&P Global Market Intelligence and company management. Financial information as of and for the three months ended March 31, 2013 is derived from Metropolitan's historical Consolidated Financial Statements for Holding Companies filed with the Federal Reserve Bank on Form FR Y-9C. The FR Y-9C reports were prepared by Metropolitan's management team prior to the Recapitalization and may not reflect similar assumptions or accounting standards used in our financial statements. The financial information as of and for the three months ended March 31, 2013 included in this table has not been reviewed or audited by our independent registered public accounting firm and may not be directly comparable to Byline's financial results at or for the nine months ended September 30, 2017.

(1)
Represents total loans and leases held for sale and held for investment.

(2)
Represents total loans and leases held for sale and held for investment divided by total deposits.

(3)
Represents total non-performing assets, which includes nonaccrual loans and leases, troubled debt restructured loans and other real estate owned divided by total loans and leases held for investment and other real estate owned.

(4)
Represents a non-GAAP financial measure. See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

  Small ticket leasing acquisition

        On October 10, 2014, Byline Bank acquired certain assets and liabilities related to the small ticket leasing operation of Baytree National Bank and Trust Company and Baytree Leasing Company LLC (collectively, "Baytree"). The purchase was accounted for under the acquisition method of accounting in accordance with ASC 805 and resulted in lease financing receivables of $42.0 million and goodwill of $4.5 million. There are no contingent assets or liabilities remaining from the acquisition.

        In a separate but related transaction, on September 3, 2014, Byline Bank purchased approximately $55.7 million of direct finance leases that Baytree had sold to a third-party. We have grown the lease portfolio to $172.3 million as of September 30, 2017.

  Ridgestone acquisition

        On October 14, 2016, we completed the acquisition of Ridgestone Financial Services, Inc., under the terms of a definitive merger agreement (the "Ridgestone Agreement"). As of the acquisition date, Ridgestone had $447.4 million in assets, including $347.3 million of loans, $14.7 million of loans held for sale, $27.2 million of securities, $21.5 million of servicing assets and total deposits of $358.7 million. Ridgestone's loan portfolio was primarily comprised of the retained unguaranteed portion of U.S. government guaranteed loans as a participant in the SBA and USDA lending programs.

        As a result of the acquisition, each share of Ridgestone common stock was converted into the right to receive, at the election of the stockholder and subject to proration under the terms of the Ridgestone Agreement, either cash or shares of Byline's common stock, or a combination of both. Total consideration included aggregate cash consideration in the amount of $36.8 million and the issuance of 4,199,791 shares of the Byline's common stock valued at $16.25 per common share. There were no contingent assets or liabilities arising from the acquisition.

        As a result of the Ridgestone acquisition, Byline:

  •
  Grew consolidated total assets from $2.8 billion to $3.3 billion as of October 14, 2016, after giving effect to acquisition accounting adjustments;

  •
  Increased total loans from $1.7 billion to $2.1 billion as of October 14, 2016;

  •
  Increased total deposits from $2.2 billion to $2.6 billion as of October 14, 2016;

  •
  Expanded its employee base from 684 full time equivalent employees to 834 full time equivalent employees as of October 14, 2016; and

  •
  Expanded its footprint through the addition of two full-service banking offices in Brookfield, Wisconsin, and Schaumburg, Illinois. In addition, Ridgestone had loan production offices located in Wisconsin (Green Bay and Wausau), Indiana (Indianapolis) and California (Newport Beach) that the Company continues to operate.

        We determined that the Ridgestone acquisition constitutes a business combination as defined by ASC 805. Accordingly, the assets acquired and liabilities assumed were recorded at their fair value amount on the date of acquisition. Fair value was determined in accordance with the guidance provided in ASC 820. The fair values may be adjusted through the end of the measurement period, which closes at the earlier of the Company receiving all necessary information to complete the acquisition or one year from the date of acquisition. The transaction qualified for federal income tax purposes as a recapitalization under Section 368(a)(1)(E) of the Code and resulted in carryover treatment of the existing tax bases and tax loss carryforwards, although the utilization of tax attributes (including net operating loss carryforwards and tax credits) became subject to limitations under Sections 382 and 383 of the Code.

  Strategic branch consolidation

        During 2015 and 2016, we performed a strategic review of our existing core banking footprint. With technology improvements and changes to customers' banking preferences, we examined branch growth potential, customer usage, branch profitability, services provided, markets served and proximity to other locations with a goal of minimizing customer impact and deposit runoff. Since the Recapitalization, our branch network has been reduced from 88 to 56. We will continue to strategically evaluate our locations based on our growth and profitability standards. During December 2017, we consolidated another branch in Chicago, resulting in 56 branch locations.

        We plan to continue to leverage our seasoned management team, the attractive market opportunity in the Chicago metropolitan area, our diversified lending approach and our track record of successfully integrating acquisitions to drive future growth. We believe that having a deep understanding of customers, longstanding ties to the communities in which we operate, a strong market position and exceptional employees allows us to provide the attention, responsiveness and customized service our clients seek while offering a diverse range of products to serve a variety of needs.

We Are Not Like the Other Guys

        We believe the following strengths differentiate us from our competitors and will drive future growth:

        Core deposit franchise and focus.    The quality of our deposit franchise and access to stable funding are key components of our success. We have a strong deposit franchise characterized by a high level of core deposits, high proportion of non-interest bearing accounts and relatively low funding costs. As of September 30, 2017, deposits accounted for 89% of total liabilities, and core deposits, which we define as all deposits excluding time deposits exceeding $100,000, constituted 86% of our deposit base. We also increased our percentage of non-interest bearing deposits from 27% at December 31, 2013 to 30% at September 30, 2017, and our cost of deposits was 0.29% for the nine months ended September 30, 2017.

        Our local presence and our scale are essential to the continued growth of our deposit base. Small businesses are a significant source of low cost deposits and represent opportunities for future growth. Small business owners value our ability to provide convenience and access to local, responsive decision makers. Commercial accounts also generally have higher deposit balances and transaction volumes than individual deposit accounts. As of September 30, 2017, commercial deposits represented 21% of total deposits.

        Since the Recapitalization, we have consolidated from 88 to 56 branches, reducing our costs with minimal loss of deposits. Following the introduction of our Byline brand, customers now recognize us by a single name and we strive to deliver a consistent customer experience across our entire branch network. We have also enhanced our online and mobile capabilities and expanded our cash management products to meet our customers' needs.

        We believe that our Chicago branch network, service driven culture, diversified product offering and focus on small and medium sized businesses will allow us to accelerate deposit growth. We plan to continue investing in our brand, employees and product capabilities to further improve customer loyalty with a view toward growing our high quality deposit portfolio.

        Seasoned management team and board of directors with a strong track record.    Our seasoned executive management team has extensive local knowledge of the banking industry. Drawing on their experience and deep ties to the Chicago community, our management team successfully executed our turnaround strategy and guided our transformation while growing our franchise. Under their leadership, we have significantly improved asset quality, built a new, diversified loan and lease portfolio, strengthened our deposit base and improved our operating environment and controls, while also integrating two acquisitions. Our board of directors includes highly accomplished individuals with broad experience operating and working in the financial services industry and provides valuable insight to our business. We believe management's track record of performance, guided by our board and a culture dedicated to maintaining the highest business and ethical standards and practices, will drive the continued growth of our franchise. See "Management."

        Diversified loan growth approach.    Our ability to originate loans and leases across a range of industries and product types helps us maintain a diversified loan and lease portfolio. Prior to June 2013, Metropolitan's loan portfolio was primarily concentrated in commercial real estate. Since the Recapitalization, we have substantially diversified our loan and lease portfolio across various sectors, including commercial and industrial lending, leasing, U.S. government guaranteed loans and real estate loans, allowing us to efficiently manage our credit exposures and capitalize on more lending opportunities. We have also enhanced our product and lending capabilities with the addition of experienced lending teams hired from larger banks. Throughout this growth period we have maintained strong credit quality, and we intend to continue diversifying both our origination sources and types of loans and leases in the future.

        The graphs below show the increased diversification of our loan and lease portfolio from June 30, 2013 to September 30, 2017.

        Disciplined credit risk management framework.    Risk management is a core competency of our business, demonstrated by the strong credit performance of loans originated since the Recapitalization. We have implemented comprehensive policies and procedures for credit underwriting and monitoring of our loan portfolio. The sound credit practices followed by our relationship bankers allow credit decisions to be made efficiently on a local basis consistent with our underwriting standards. We attribute our success to a strong credit culture, the continuous evaluation of risk and return and the strict separation between business development and credit decision making. We are committed to reviewing and monitoring limits set at the loan, relationship, product and portfolio levels. We believe our robust approach to risk management has enabled us to grow our loan and lease portfolio without compromising credit quality.

        The graph below shows the decrease in nonperforming assets in our loan portfolio from 2013 to the third quarter of 2017.

Data as of December 31, 2013, December 31, 2014, December 31, 2015, December 31, 2016 and September 30, 2017.

        Premier SBA lending platform enhances fee income.    Our acquisition of Ridgestone, completed in October 2016, provides us with a scalable lending platform focused on the origination and servicing of government guaranteed loans. Ridgestone was the most active originator of SBA loans in Illinois and Wisconsin, the second most active originator of SBA loans in Indiana and the eighth most active originator of SBA loans in the United States as reported by the SBA for the year ended September 30, 2017. We originated $398 million in 7(a) loans for the SBA fiscal year ended September 30, 2017 and generated servicing fee income as well as income from sales of the government guaranteed portions of loans. We believe the combination of the talent, infrastructure and product knowledge we obtained through the acquisition provides us with opportunities for additional growth in the government guaranteed loan business throughout the country as Byline Small Business Capital.

Our Growth Strategy

        We believe we can continue to grow our business and create stockholder value by executing the following strategies:

        Capitalize on the attractive Chicago banking opportunity.    Chicago has been our home for over 100 years, and we believe Chicago residents and businesses exhibit the same loyalty as we do toward our hometown. We have a deep understanding of our customers and the communities that we serve. Given the market opportunity for a commercial bank of our size and the scarcity of banks within the $2 billion to $10 billion asset range, we see a significant opportunity for Byline to gain market share in the Chicago area.

        Focus on organic growth.    We intend to grow our business organically in a focused and strategic manner. We also intend to maintain an asset sensitive balance sheet, which positions us to benefit in a rising interest rate environment. Our staff, systems and organizational structure have been built to support a larger organization. Over the past four years, we have hired new lending and leasing teams and expanded the breadth of our lending and leasing products. We believe that our overall capabilities, culture and opportunities for career growth will allow us to continue to attract talented new commercial and retail bankers to our business and enable our existing banking teams to drive loan growth. We also believe our bankers have further capacity to penetrate the markets and communities they serve as the brand awareness of Byline Bank continues to grow.

        Consider opportunistic acquisitions.    We are currently focused on organic growth, but we may consider smaller bank acquisitions that fit within the deposit strength and commercial orientation of our franchise, as well as other non-bank acquisitions. In the future, we may evaluate and act upon additional acquisition opportunities that we believe could produce attractive returns for our stockholders. In particular, we believe that there will be further bank consolidation in the Chicago metropolitan area and that we are well positioned to be a preferred partner for smaller institutions looking to exit. We have successfully completed two acquisitions in the past three years, both accretive to our franchise value. Our management team has over 82 years of combined experience, including structuring and integrating transactions, which we believe provides an advantage in identifying and executing on strategically and financially compelling opportunities that will supplement our organic growth strategy.

        Leverage our culture and talent.    We have focused intensely on developing a distinct culture guided by a core set of values that we refer to as the Things That Matter. These values underlie everything we do and are designed to foster open communication and full transparency among our colleagues. Consistent with our belief that it is important to invest in our people, over the past four years, we have enhanced our compensation programs, employee benefits and training programs as well as upgraded our workspaces. We believe these investments will enable us to retain and attract talent that fits our team concept and culture. In connection with the Recapitalization, we replaced all senior management of Metropolitan and a significant majority of its lending staff. Many of our employees hired since then have come from larger banks and have sophisticated product knowledge. We view our team as action-oriented and energized by the opportunities in our markets. We believe that our culture and the quality of our people have been catalysts of our success and will continue to propel us in the future.

        Improve our operating leverage.    We plan to focus on the following strategies to further drive our operating efficiency:

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  Lower operating expenses related to legacy loan and owned real estate workout activities;

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  Pursue opportunities to drive higher fee income from our account base through the increased use of our treasury management services and the sales of other products and services to loan and lease customers;

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  Continue to increase our average deposits per branch while adapting to changing consumer behavior; and

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  Invest in technology to automate processes in order to gain scale and reduce unit costs.

Our Products and Services

        We are a full-service, commercial bank offering a broad range of deposit products and lending services to small and medium sized businesses, commercial real estate and financial sponsors, and consumers around our 55 branch locations in the Chicago metropolitan area and one branch in Brookfield, Wisconsin. The products and services we offer are described below.

  Retail deposits

        We offer customers traditional retail deposit products through our branch network and the ability to access their accounts through online and mobile banking platforms. The wide variety of deposit products we offer include non-interest bearing accounts, money market demand accounts, savings accounts, interest-bearing checking accounts and time deposits with maturities ranging from seven days to five years. We consider our core deposits, defined as all deposits except for time deposits exceeding $100,000, to be our primary and most valuable funding source, and as of September 30, 2017, core deposits represented 86% of our total deposits. We strive to retain an attractive deposit mix from both large and small customers as well as a broad market reach, which has resulted in our top 50 customers accounting for only 11% of all deposits, as of September 30, 2017. Our bankers are incentivized to acquire and maintain quality, core deposits as we depend on these deposits to fund the majority of our loans and leases. Our incentive compensation plans are designed so that those arrangements appropriately balance risk and financial rewards, are compatible with effective risk management practices and are supported by effective governance. We believe that our long-standing and high quality relationships with our depositors who provide us with long-term funding are due to the convenience and dedicated service we offer. We leverage our expansive branch locations and deep network of customer relationships in the Chicago metropolitan area to provide both low-cost funding sources for our lending business and deposit-related fee income. We had $2.5 billion of deposits at September 30, 2017, and our cost of deposits was 0.29% for the nine months ended September 30, 2017.

Source: Company data and S&P Global Market Intelligence. Data as of or for the three months ended September 30, 2017.

  Commercial banking

        Commercial banking is a fundamental component of our business. We define commercial banking as lending to small and medium sized businesses, real estate and financial sponsors. As of September 30, 2017, loans originated or managed by commercial lending represented $1.6 billion, or 74%, of our total gross loans outstanding. The business is supported by a seasoned lending team of 25 commercial bankers with deep local experience averaging 18 years. As of September 30, 2017, our top 10 commercial lending relationships accounted for approximately 10% of our total gross loans outstanding. We offer a comprehensive range of commercial loan, deposit and cash management products. Our primary commercial lending groups are described below:

        Commercial real estate.    Our commercial real estate ("CRE") business focuses on experienced real estate professionals with long track records of performance and access to ample equity capital sources. We believe our specialized expertise and efficient decision making process differentiate us from our competitors. We offer fixed and floating rate term loans, construction financing and revolving lines of credit with a wide range of term options. Since the Recapitalization, our CRE group has originated over $680 million of commitments, across more than 200 loans. Our CRE portfolio is broadly diversified by property type including loans secured by multi-family, retail, industrial and office properties. As of September 30, 2017 the CRE group had $450 million in loans outstanding.

        Commercial & industrial.    Our commercial and industrial ("C&I") group focuses on small and lower middle market businesses with up to $50 million of annual revenue and seek to establish long term relationships. We believe this customer segment is underserved by larger institutions that do not focus on this space, as well as by smaller institutions that lack product sophistication and capabilities. We provide solutions to over 1,200 customers across a diverse range of industries. We offer a broad range of lending products including term loans, revolving lines of credit, and cash management products and services. As of September 30, 2017, the C&I group managed a portfolio of $239 million in loans outstanding.

        Sponsor finance.    Our sponsor finance group provides senior secured financing solutions to private equity-backed lower middle market companies throughout the U.S. with earnings before interest, tax, depreciation and amortization generally between $2 million and $10 million. Our five lending professionals in this group have over 50 years of combined experience, and have collectively closed over $500 million in sponsor finance commitments over the course of their careers. We support the acquisition, recapitalization and growth investment efforts of private equity firms operating in the lower middle market, and believe our expertise in this niche is unique for a bank our size. As of September 30, 2017 we had $145 million in sponsor finance loans outstanding.

        Syndications.    From time-to-time, our syndications group seeks to deploy excess liquidity by opportunistically participating in syndicated loans, acquiring whole loans, or purchasing participations from lead banks that have existing relationships with well-capitalized and experienced sponsors. We employed this strategy extensively following the Recapitalization by leveraging our relationships with local, regional and national lenders as we developed our own lending capabilities and had excess liquidity. Now, with developed lending capabilities, our participation in syndications has decreased and represents a smaller piece of our portfolio. The syndications group targets transactions in the home mortgage, commercial real estate and C&I categories that provide attractive risk/reward characteristics, and we continue to maintain the ability to sell loan positions to manage credit and specific customer and industry concentrations. As of September 30, 2017, the group had $368 million in loan syndications outstanding.

        Commercial deposits and cash management.    We also support our business clients with a variety of deposit and cash management products, along with business transaction accounts. Our comprehensive suite of products includes treasury services, information reporting, fraud management, cash collection and interest rate derivative products. We believe these tailored products allow us to provide a robust service offering to our clients and to support their day-to-day funding and risk management needs. These services are provided through multiple points of contact including branch, online and mobile interfaces.

  Small Business Capital

        We launched our SBA business with the acquisition of Ridgestone in October 2016. Ridgestone was the sixth most active SBA lender in the country and the most active originator of SBA loans in Illinois and Wisconsin, as reported by the SBA, for the period from October 1, 2015 to September 30, 2016. The Small Business Capital operation originated $398 million in 7(a) loans for the period from October 1, 2016 to September 30, 2017. This business serves small businesses in need of, and qualifying for, U.S. government guaranteed loans. We also provide SBA lending services throughout the Midwest, Tennessee and California. We generally sell the government guaranteed portion of SBA and USDA loans into the secondary market while retaining the non-guaranteed portion of the loan and the servicing rights. This allows us to realize one-time gain on sale income along with a recurring servicing and interest revenue stream. In addition to the business development officers that we rely on to generate new business, we also have a dedicated servicing, portfolio management and workout staff with specialized expertise in U.S. government guaranteed loans. As of September 30, 2017, total loans and leases included the guaranteed amount of U.S. Government guaranteed loans of $52 million.

  Small ticket equipment leasing

        In 2014, we purchased small ticket leasing assets from Baytree National Bank & Trust Company and Wells Fargo Corporation, and today through our bank subsidiary Byline Financial Group, we provide financing solutions for equipment vendors and their end-users. The vertical markets served by our equipment vendors specialize primarily in healthcare, manufacturing, technology, specialty vehicles and energy efficiency. The end-users (i.e., our lessees and borrowers) are primarily physician group practices, other healthcare related entities, manufacturers, retailers, veterinarians, wholesalers and automotive related industries. The average lease size at origination for Byline Financial Group for the nine months ended September 30, 2017 was approximately $48,000. Our 17 person sales force originates leases throughout the country, and we have lessees in nearly every state. As of September 30, 2017 the Byline Financial Group had $171.0 million in leases outstanding with a weighted average life of approximately 2.5 years.

  Distribution Channels

        The primary market in which we operate is the Chicago metropolitan area, and our 55 branch network in this area is our core distribution channel. We operate the fourth largest branch network in the City of Chicago and we take advantage of our focused footprint and deep-rooted relationships to target local customers with a diversified product offering.

        Our expansive local branch network enables us to gather low cost deposits, promote the Byline brand and customer loyalty, originate loans, leases and other products and maintain relationships with our customers through regular community involvement. Our branch network is fundamental to our ability to achieve successful customer outreach in line with our culture, which promotes high-touch engagement with our customers and proactive solutions.

        While our branch network will continue to be our primary delivery channel, we understand the evolving banking environment requires digital interaction to keep pace with our customers' needs. We have rationalized our branch network to increase efficiency while at the same time invested in our product development, particularly our online and mobile banking platforms that allow customers to transact via the digital channel including bill payments, mobile deposits and peer-to-peer payment options. Approximately 83% of our checking account customers are enrolled in our online banking platform, and approximately 66% of our checking account customers are enrolled in mobile banking, as of September 30, 2017.

        When we deem it advisable, we launch marketing campaigns through our branches and online platform to advertise new products or promotional services. We view these two channels as key touchpoints with our customers and frequently strategize how we can best utilize these distribution networks.

Risk Management

        We believe that effective risk management is of primary importance to our organization. Risk management refers holistically to the activities by which we identify, measure, monitor, evaluate and manage the risks we face in the course of our banking activities. These include liquidity, interest rate, credit, operational, cyber/technological, legal, compliance, regulatory, strategic, financial and reputational risk exposures. Our board of directors and management team have created a risk-conscious culture that is focused on quality growth, which starts with highly capable and experienced risk management teams and infrastructure capable of addressing the evolving risks we face, as well as the changing regulatory and compliance landscape. Our risk management approach employs comprehensive policies and processes to establish robust governance and emphasizes personal ownership and accountability for risk with all our employees. We believe a disciplined and conservative underwriting approach has been the key to our strong asset quality following the Recapitalization.

        Our board of directors sets the tone at the top of our organization, adopting and overseeing the implementation of our company-wide risk management framework, which establishes our overall risk appetite and risk management strategy. The Risk Committee of our board of directors provides oversight of our enterprise risk management function. The Risk Committee approves the Risk Appetite Framework, which includes risk policies, procedures, limits, targets and reporting structured to guide decisions regarding the appropriate balance between risk and return considerations in our business, receives periodic reporting on the risks and control environment effectiveness and monitors risk levels in relation to the approved level of risk appetite. Additionally, the Audit Committee of the board of directors oversees governance of the regulatory, compliance, financial and internal control risks of the company. The Executive Credit Committee of the board is responsible for establishing and managing the overall credit risk framework and the related policies governing that risk. Our management and board of directors place significant focus on maintaining a healthy risk profile and ensuring sustainable growth. Our risk appetite seeks to balance the risks necessary to achieve our strategic goals while ensuring that our risks are appropriately managed and remain within our defined limits.

  Enterprise risk management

        Our Enterprise Risk Management Committee, which is comprised primarily of members of senior management, provides oversight of our risk management across our business. The committee is chaired by our Chief Risk Officer and includes the senior managers of major functional business units and supporting risk management personnel. The responsibilities of the Enterprise Risk Management Committee include monitoring our overall risk profile and ensuring that it remains within the board-approved Risk Appetite Framework, implementing remediation actions for risk exposures that are outside of our approved risk limits or are deemed imprudent, assessing new and emerging risks, monitoring our risk management culture, assessing acceptability of the risk impacts of any material change to our business and overseeing compliance with regulatory expectations and requirements.

        Our Chief Risk Officer leads our enterprise risk management function and oversees the principal risks facing our business. Our Chief Risk Officer reports to our Chief Executive Officer and has direct access to the risk committee and audit committee of our board of directors. Our enterprise risk management function implements a company-wide approach to risk taking and coordinates risk management efforts. This group develops an enterprise risk framework, works with business units in risk identification, materiality assessment and quantification processes, and ensures the adopted risk quantification approach is integrated within Byline Bank's risk framework.

Policies and Procedures

        We promote a culture of compliance that starts at the top of our organization and emphasizes standards of honesty and integrity. Our Policy Committee reviews and approves management-level policies and recommends to the board of directors approval of the board-level policies. Our risk management culture is further supported by a Procedure Committee that monitors our procedures and forms for compliance with the policies approved by the board and the Policy Committee. We also have a whistleblower process to allow for independent reporting of any related issues.

        Our Enhanced Due Diligence policy is fundamental to our Bank Secrecy Act ("BSA")/Anti-Money Laundering ("AML") compliance program. The goal of our Enhanced Due Diligence policy and program is to develop and maintain an awareness of the unique financial details of our customers and the ability to predict the type and frequency of transactions in which our customers are likely to engage. In doing so, we can better identify, research and report suspicious activity as required by BSA regulations. The BSA/Compliance/Community Reinvestment Act Senior Management Subcommittee of the Enterprise Risk Management Committee assists the board of directors in discharging its responsibility to ensure we maintain an effective BSA/AML control structure. Our BSA policy and program includes annual BSA/AML and Office of Foreign Assets Control risk assessments.

Competition

        The financial services industry is highly competitive as we compete for loans, leases, deposits and customer relationships in our market. Competition involves efforts to retain current clients, make new loans and obtain new deposits, increase the scope and sophistication of services offered and offer competitive interest rates paid on deposits and charged on loans. Within our branch footprint, we face competition primarily from national, regional and other local banks that have established branch networks throughout the Chicago metropolitan area, giving them visible retail presence to customers.

        We believe our ability to provide a flexible, sophisticated product offering and an efficient process to our customers allows us to stay competitive in the financial services environment. Our local presence and hands-on approach enable us to provide a high level of service that our customers value.

Intellectual Property

        In the highly competitive banking industry in which we operate, intellectual property is important to the success of our business. We registered the "Byline Bank" and "Byline Bancorp Inc." trademarks with the United States Patent and Trademark Office, along with various other trademarks and logos, and we intend to protect the use of our trademarks and other intellectual property nationwide.

Employees

        As of September 30, 2017 we had 824 full-time equivalent employees. None of our employees are parties to a collective bargaining agreement. We consider our relationship with our employees to be good.

Properties

        Our corporate headquarters is located at 180 North LaSalle Street, Suite 300, Chicago, IL 60601. In addition to our corporate headquarters, we operated 55 branch offices located in the Chicago metropolitan area and one branch office in Brookfield, Wisconsin as of September 30, 2017. We lease 17 of our retail branch offices and our headquarters and own the remainder of our retail branch offices. We are continually evaluating opportunities to improve our existing branches, and we have closed and may close branches in certain circumstances to improve our efficiency.

Legal and Regulatory Proceedings

        We operate in a highly regulated environment. From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

BYLINE—MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the "Selected Historical Consolidated Financial Information", and Byline's financial statements and related notes thereto included elsewhere in this joint proxy statement/prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management's expectations. Factors that could cause such differences are discussed in the sections entitled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors". Byline assumes no obligation to update any of these forward-looking statements.

Critical Accounting Policies and Estimates

        Our accounting and reporting policies conform to GAAP and conform to general practices within the industry in which we operate. To prepare financial statements and interim financial statements in conformity with GAAP, management makes estimates, assumptions and judgments based on available information. These estimates, assumptions and judgments affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgements are based on information available as of the date of the financial statements and, as this information changes, actual results could differ from the estimates, assumptions and judgments reflected in the financial statements. In particular, management has identified several accounting policies that, due to the estimates, assumptions and judgements inherent in those policies, are critical in understanding our financial statements.

        These critical accounting policies and estimates include (i) acquisition-related fair value computations, (ii) the carrying value of loans and leases, (iii) determining the provision and allowance for loan and lease losses, (iv) the valuation of intangible assets such as goodwill, servicing assets and core deposit intangibles, (v) the determination of fair value for financial instruments, including Other Than Temporary Impairment losses, (vi) the valuation of real estate held for sale and (vii) the valuation of or recognition of deferred tax assets and liabilities.

        The JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to take advantage of this extended transition period, which means that the financial statements included in this joint proxy statement/prospectus, as well as any financial statements that we file in the future, will not be subject to all new or revised accounting standards generally applicable to public companies for the transition period for so long as we remain an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period under the JOBS Act.

        The following is a discussion of the critical accounting policies and significant estimates that require us to make complex and subjective judgments. Additional information about these policies can be found in Note 1 of Byline's Consolidated Financial Statements as of and for the years ended December 31, 2016 and 2015 included herein.

  Business combinations

        We account for business combinations under the acquisition method of accounting in accordance with ASC 805. We recognize the fair value of the assets acquired and liabilities assumed as of the date of acquisition, with any excess of the fair value of consideration provided over the fair value of the identifiable net tangible and intangible assets acquired recorded as goodwill. Transaction costs are expensed as incurred. Application of the acquisition method requires extensive use of accounting estimates and judgements to determine the fair values of the identifiable assets acquired and liabilities assumed at the acquisition date.

        In accordance with ASC 805, the acquiring company retains the right to make appropriate adjustments to the assets and liabilities of the acquired entity for information obtained during the measurement period about facts and circumstances that existed as of the acquisition date. The measurement period ends as of the earlier of (i) one year from the acquisition date or (ii) the date when the acquirer receives the information necessary to complete the business combination accounting.

  Carrying value of loans and leases

        Our accounting methods for loans and leases differ depending on whether the loans are new loans and leases, or acquired loans and leases; and for acquired loans, whether the loans were acquired at a discount as a result of credit deterioration since the date of origination.

  Originated loans and leases

        We account for originated loans and leases and purchased loans and leases not acquired through business combinations as originated loans. The new loans that management has the intent and ability to hold for the foreseeable future are reported at their outstanding principal balances net of any allowance for loan and lease losses, unamortized deferred fees and costs and unamortized premiums or discounts. The net amount of nonrefundable loan origination fees and certain direct costs associated with the lending process are deferred and amortized to interest income over the contractual lives of the new loans using methods which approximate the level yield method. Discounts and premiums are amortized or accreted to interest income over the estimated term of the new loans using methods that approximate the effective yield method. Interest income on new loans is accrued based on the unpaid principal balance outstanding.

  Acquired loans and leases

        Acquired loans and leases are recorded at fair value as of the acquisition date. Credit discounts are included in the determination of fair value; therefore, an allowance for loan and lease losses is not recorded at the acquisition date. Acquired loans are evaluated upon acquisition and classified as either acquired impaired or acquired non-impaired. Acquired impaired loans reflect evidence of credit deterioration since origination for which it is probable that all contractually required principal and interest will not be collected by us. Subsequent to acquisition, we periodically updates for changes in cash flow expectations, and is reflected in interest income over the life of the loan as accretable yield. Any subsequent decreases in expected cash flow attributable to credit deterioration are recognized by recording a provision for loan losses.

        For acquired non-impaired loans and leases, the excess or deficit of the loan principal balance over the fair value is recorded as a discount or premium at acquisition and is accreted through interest income over the life of the loan or lease. Subsequent to acquisition, these loans and leases are evaluated for credit deterioration and a provision for loan and lease losses would be recorded when probable loss is incurred. These loans and leases are evaluated for impairment consistent with originated loans and leases.

  Provision and allowance for loan and lease losses

        The provision for loan and lease losses reflects the amount required to maintain the allowance for loan and lease losses ("ALLL") at an appropriate level based upon management's evaluation of the adequacy of general and specific loss reserves.

        The ALLL is maintained at a level that management believes is appropriate to provide for known and inherent incurred loan and lease losses as of the date of the Consolidated Statements of Financial Condition, and we have established methodologies for the determination of its adequacy. The methodologies are set forth in a formal policy and take into consideration the need for an overall general valuation allowance as well as specific allowances that are determined on an individual loan basis. We increase our ALLL by charging provisions for probable losses against our income and decreased by charge-offs, net of recoveries.

        The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses available information to recognize losses on loans and leases, changes in economic or other conditions may necessitate revision of the estimate in future periods.

        The ALLL is maintained at a level sufficient to provide for probable losses based upon an ongoing review of the originated and acquired non-impaired loan and lease portfolios by portfolio category, which include consideration of actual loss experience, peer loss experience, changes in the size and risk profile of the portfolio, identification of individual problem loan and lease situations which may affect a borrower's ability to repay, and evaluation of prevailing economic conditions.

        For acquired impaired loans, a specific valuation allowance is established when it is probable that we will be unable to collect all of the cash flows expected at acquisition, plus the additional cash flows expected to be collected arising from changes in estimates after acquisition.

        The originated and non-impaired acquired loans have limited delinquency and credit loss history and have not yet exhibited an observable loss trend. The credit quality of loans in these loan portfolios are impacted by delinquency status and debt service coverage generated by the borrowers' businesses and fluctuations in the value of real estate collateral.

        Acquired non-impaired acquired loans and originated loans are considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreements. All non-impaired acquired loans and originated loans of $250,000 or greater with an internal risk rating of substandard or below and on nonaccrual, as well as loans classified as TDR, are reviewed individually for impairment on a quarterly basis.

  Goodwill and intangible assets

        Goodwill.    Goodwill represents the excess of the purchase consideration over the fair value of net assets acquired in connection with the Recapitalization and acquisitions using the acquisition method of accounting. Goodwill is not amortized but is periodically evaluated for impairment under the provisions of ASC Topic 350, Intangibles—Goodwill and Other ("ASC 350").

        Impairment testing is performed using either a qualitative or quantitative approach at the reporting unit level. Our goodwill is allocated to Byline Bank, which is our only applicable reporting unit for the purposes of testing goodwill for impairment. We have selected November 30 as the date to perform the annual goodwill impairment test. Additionally, we perform a goodwill impairment evaluation on an interim basis when events or circumstances indicate impairment potentially exists.

        Servicing assets.    Servicing assets are recognized separately when they are acquired through sales of loans or when the rights to service loans are purchased. When loans are sold, servicing assets are recorded at fair value in accordance with ASC Topic 860, Transfers and Servicing ("ASC 860"). Fair value is based on market prices for comparable servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The fair value of servicing rights is highly sensitive to changes in underlying assumptions. Changes in the prepayment speed and discount rate assumptions have the most significant impact on the fair value of servicing rights. See Note 7 and Note 18 of our Consolidated Financial Statements as of and for the years ended December 31, 2016 and 2015 included herein for additional information.

        Core deposit intangible assets.    Other intangible assets primarily consist of core deposit intangible assets. In valuing core deposit intangibles, we consider variables such as deposit servicing costs, attrition rates and market discount rates. Core deposit intangibles are reviewed annually or more frequently, when events or changes in circumstances occur that indicate that their carrying values may not be recoverable. If the recoverable amount of the core deposit intangibles is determined to be less than its carrying value, we would then measure the amount of impairment based on an estimate of the fair value at that time. We also evaluate whether the events or circumstances have occurred that warrant a revision to the remaining useful lives of intangible assets. In cases where a revision is deemed appropriate, the remaining carrying amounts of the intangible assets are amortized over the revised remaining useful life. Core deposit intangibles are currently amortized over a ten year period.

  Fair value of financial instruments

        ASC Topic 820, Fair Value Measurement ("ASC 820") defines fair value as the price that would be received to sell a financial asset or paid to transfer a financial liability in an orderly transaction between market participants at the measurement date.

        The degree of management judgment involved in determining the fair value of assets and liabilities is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not available, management judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in secondary market activities could result in observable market inputs becoming unavailable. Therefore, when market data is not available, the Company would use valuation techniques requiring more management judgment to estimate the appropriate fair value measurement.

        See Note 18 of our Consolidated Financial Statements as of and for the years ended December 31, 2016 and 2015 included herein for a complete discussion on our use of fair value of financial assets and liabilities and their related measurement practices.

  Valuation of real estate held for sale

        Other real estate owned (OREO).    OREO includes real estate assets that have been acquired through, or in lieu of, loan foreclosure or repossession and are to be sold. OREO assets are initially recorded at fair value, less estimated costs to sell, of the collateral of the loan, on the date of foreclosure or repossession, establishing a new cost basis. Adjustments that reduce loan balances to fair value at the time of foreclosure or repossession are recognized as charge-offs in the allowance for loan and lease losses. Positive adjustments, if any, at the time of foreclosure or repossession are recognized in non-interest expense. After foreclosure or repossession, management periodically obtains new valuations and real estate or other assets may be adjusted to a lower carrying amount, determined by the fair value of the asset, less estimated costs to sell. Any subsequent write-downs are recorded as a decrease in the asset and charged against other real estate owned valuation adjustments. Operating expenses of such properties, net of related income, are included in non-interest expense, and gains and losses on their disposition are included in non-interest expense. Gains on internally financed other real estate owned sales are accounted for in accordance with the methods stated in ASC Topic 360-20, Real Estate Sales ("ASC 360-20"). Any losses on the sales of other real estate owned properties are recognized immediately.

        Assets held for sale.    Assets held for sale consist of former branch locations and real estate purchased for expansion. Assets are considered held for sale when management has approved a plan to sell the assets following a branch closure or other events. The properties are being actively marketed and transferred to assets held for sale based at the lower of its carrying value or its fair value, less estimated costs to sell. Adjustments to reduce the asset balances to fair value are recorded at the time of transfer and are recognized through a charge against income.

  Income taxes

        We use the asset and liability method to account for income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the income tax basis of our assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Our annual tax rate is based on our income, statutory tax rates and available tax planning opportunities. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties.

        Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss carryforwards. We review our deferred tax positions quarterly for changes which may impact realizability. We evaluate the recoverability of these future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. We use short and long-range business forecasts to provide additional information for its evaluation of the recoverability of deferred tax assets. It is our policy to recognize interest and penalties associated with uncertain tax positions, if applicable, as components of non-interest expense.

        A deferred tax valuation allowance is established to reduce the net carrying amount of deferred tax assets if it is determined to be more likely than not that all or some of the deferred tax asset will not be realized. See Note 11 of our Consolidated Financial Statements as of and for the years ended December 31, 2016 and 2015 included herein for further information on income taxes.

Recently Issued Accounting Pronouncements

        For a discussion of recent accounting pronouncements, including the effective dates of adoption and anticipated effects on our results of operations and finance as condition, see Note 2 of our Interim Unaudited Condensed Consolidated Financial Statements as of September 30, 2017 included herein.

Primary Factors Used to Evaluate Our Business

        As a financial institution, we manage and evaluate various aspects of both our results of operations and our financial condition. We evaluate the levels and trends of the line items included in our consolidated balance sheet and income statement as well as various financial ratios that are commonly used in our industry. We analyze these ratios and financial trends against our own historical performance, our budgeted performance and the final condition and performance of comparable financial institutions in our region. Comparison of our financial performance against other financial institutions is impacted by the accounting for acquired non-impaired and acquired impaired loans.

        These factors and metrics described in this prospectus may not provide an appropriate basis to compare our results or financial condition to the results or financial condition of other financial services companies, given our limited operating history and strategic acquisitions since the Recapitalization.

Recent Developments—Byline Fourth Quarter and Full Year 2017 Financial Results

  Highlights: Fourth Quarter 2017

  •
  Net loss of $766,000, or $0.03 per diluted share

  •
  Adjusted net income(1) of $7.3 million, or $0.24 per diluted share, excluding significant items for:

  •
  Incremental tax expense of $7.2 million, or $0.24 per diluted share, from enactment of Tax Cuts and Jobs Act

  •
  Merger-related expenses of $1.3 million, or $0.04 per diluted share

  •
  Net interest margin improves to 4.26%

  •
  Loan originations of $120.7 million

  •
  Efficiency ratio of 66.06%

  Highlights: Full Year 2017

  •
  Net income of $21.7 million, or $0.38 per diluted share

  •
  Adjusted net income(1) of $25.5 million, or $0.52 per diluted share, excluding significant items

  •
  Net interest margin of 4.11%

  •
  Loan originations of $422.5 million

  •
  Efficiency ratio of 67.32%

        We reported net loss of $766,000, or $0.03 per diluted share, for the fourth quarter of 2017, compared with net income of $9.8 million, or $0.32 per diluted share, for the third quarter of 2017, and net income of $63.9 million, or $2.62 per diluted share, for the fourth quarter of 2016. Fourth quarter 2017 financial results include $7.2 million, or $0.24 per diluted share, in expense related to the reduction in the value of our net deferred tax assets as a result of the decrease in the federal corporate tax rate, and $1.3 million, or $0.04 per diluted share, in merger-related expense. Excluding these significant items, adjusted earnings were $7.3 million, or $0.24 per diluted share, for the fourth quarter of 2017.

(1)
Represents a non-GAAP financial measure. See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures."

  Net Interest Income

        The following table presents net interest income for the periods indicated (unaudited, except for the year ended December 31, 2016):

	Three Months Ended				Year Ended
(dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2017	December 31, 2016
Interest and dividend income
Interest and fees on loans and leases	$31,896	$30,933	$29,181	$28,396	$120,406	$83,150
Interest on taxable securities	3,679	3,720	3,703	3,790	14,892	14,169
Interest on tax-exempt securities	176	174	151	133	634	653
Other interest and dividend income	205	217	280	169	871	393

Total interest and dividend income	35,956	35,044	33,315	32,488	136,803	98,365
Interest expense
Deposits	2,218	2,112	1,923	1,483	7,736	4,580
Federal Home Loan Bank advances	1,009	850	772	660	3,291	706
Subordinated debentures and other borrowings	578	670	809	807	2,864	2,461

Total interest expense	3,805	3,632	3,504	2,950	13,891	7,747

Net interest income	$32,151	$31,412	$29,811	$29,538	$122,912	$90,618

        The following table presents the quarter-to-date schedule of average interest-earning assets and average interest-bearing liabilities for the periods indicated:

	(unaudited)
	For the Three Months Ended
	December 31, 2017			September 30, 2017
(dollars in thousands)	Average Balance(5)	Interest Inc / Exp	Average Yield / Rate	Average Balance(5)	Interest Inc / Exp	Average Yield / Rate
Assets
Cash and cash equivalents	$38,908	$74	0.75%	$48,354	$106	0.87%
Loans and leases(1)	2,233,863	31,896	5.66	2,193,076	30,933	5.60
Securities available-for-sale	588,482	3,166	2.13	602,146	3,181	2.10
Securities held-to-maturity	106,367	644	2.40	111,345	650	2.32
Tax exempt securities(2)	27,504	176	2.55	26,166	174	2.63

Total interest-earning assets	2,995,124	35,956	4.76	2,981,087	35,044	4.66

Allowance for loan and lease losses	(16,844)			(14,570)
All other assets	325,393			340,669

Total assets	$3,303,673			$3,307,186

Liabilities and stockholders' equity
Deposits
Interest checking	$188,457	$31	0.07%	$186,447	$29	0.06%
Money market accounts	384,864	344	0.35	388,365	275	0.28
Savings	436,916	78	0.07	441,096	79	0.07
Time deposits	709,044	1,765	0.99	758,518	1,729	0.90

Total interest bearing deposits	1,719,281	2,218	0.51	1,774,426	2,112	0.47

Federal Home Loan Bank advances	261,888	1,009	1.53	222,800	850	1.51
Other borrowed funds	58,794	578	3.90	60,418	670	4.40

Total borrowings	320,682	1,587	1.96	283,218	1,520	2.13

Total interest-bearing liabilities	2,039,963	3,805	0.74	2,057,644	3,632	0.70

Non-interest bearing demand deposits	767,985			748,523
Other liabilities	32,424			42,577
Total stockholders' equity	463,301			458,442

Total liabilities and stockholders' equity	$3,303,673			$3,307,186

Net interest spread(3)			4.02%			3.96%

Net interest income		$32,151			$31,412

Net interest margin(4)			4.26%			4.18%

Net loan accretion impact on margin		$2,301	0.30		$2,166	0.29

Net interest margin excluding loan accretion(6)			3.96%			3.89%

(1)
Loan and lease balances are net of deferred origination fees and costs and initial indirect costs. Non-accrual loans and leases are included in total loan and lease balances.

(2)
Interest income and rates exclude the effects of a tax equivalent adjustment to adjust tax exempt investment income on tax-exempt investment securities to a fully taxable basis due to immateriality.

(3)
Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.

(4)
Represents net interest income (annualized) divided by total average earning assets.

(5)
Average balances are average daily balances.

(6)
Represents a non-GAAP financial measure. See "Reconciliation of non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

        Net interest income for the fourth quarter of 2017 was $32.2 million, an increase of $739,000 from $31.4 million for the third quarter of 2017. The increase in net interest income was primarily due to an increase of $963,000 in interest and fees on loans and leases, primarily due to the growth in the originated loan and lease portfolio and the increase in average yield on loans and leases to 5.66% for the fourth quarter of 2017 compared to 5.60% for the third quarter of 2017, and a decrease of $92,000 in interest expense on other borrowings, primarily due to the repayment of the outstanding balance of $16.2 million under the Company's line of credit during the third quarter of 2017.

        The increase in net interest income was partially offset by an increase of $159,000 in interest expense on Federal Home Loan Bank advances, primarily due to an increase in advances outstanding during the quarter, and an increase of $106,000 in interest expense on deposits, primarily due to higher rates on money market accounts and time deposits.

        Net interest margin for the fourth quarter of 2017 was 4.26%, an increase of 8 basis points from the third quarter of 2017. The net interest margin increase was primarily driven by the increased loan and lease volume and yields during the quarter. Total net loan accretion on acquired loans contributed 30 basis points to the net interest margin for the fourth quarter of 2017 and 29 basis points for the third quarter of 2017. Net interest margin excluding loan accretion expanded 7 basis points to 3.96% during the fourth quarter.

        The cost of average total deposits was 0.35%, an increase of two basis points from the third quarter of 2017 due to slightly higher rates on interest bearing deposits, offset by growth in quarter-to-date average non-interest bearing demand deposits of $19.5 million.

  Provision for Loan and Lease Losses

        The provision for loan and lease losses was $3.3 million for the fourth quarter of 2017, a decrease of $553,000 compared to $3.9 million for the third quarter of 2017. The fourth quarter provision included allocations of $1.9 million for acquired non-impaired loans, $806,000 for originated loans and leases and a $625,000 provision for acquired impaired loans. The lower provision for the fourth quarter of 2017 was mainly due to lower historical loss rates offset by additional growth in the loan and lease portfolio.

  Non-interest Income

        The following table presents the components of non-interest income for the periods indicated (unaudited, except for the year ended December 31, 2016):

	Three Months Ended				Year Ended
(dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2017	December 31, 2016
Non-interest income
Fees and service charges on deposits	$1,304	$1,418	$1,348	$1,219	$5,289	$5,665
Servicing fees	704	959	1,076	919	3,658	1,906
ATM and interchange fees	1,498	1,495	1,499	1,348	5,840	5,856
Net gains on sales of securities available-for-sale	—	—	—	8	8	3,227
Net gains on sales of loans	9,036	7,499	8,445	8,082	33,062	4,323
Other non-interest income	97	547	825	732	2,201	4,927

Total non-interest income	$12,639	$11,918	$13,193	$12,308	$50,058	$25,904

        Non-interest income for the fourth quarter of 2017 was $12.6 million, an increase of $721,000 from $11.9 million for the third quarter of 2017, primarily due to an increase of $1.5 million in net gains on sales of loans, and a decrease of $255,000 in servicing fees, primarily due to the change in fair value of the servicing asset as a result of increases in prepayment speeds on government guaranteed loans. During the fourth quarter of 2017, we sold $87.9 million of government guaranteed loans compared to $71.8 million during the third quarter of 2017, contributing to the increase in net gains on sale of loans for the quarter.

  Non-interest Expense

        The following table presents the components of non-interest expense for the periods indicated (unaudited, except for the year ended December 31, 2016):

	Three Months Ended				Year Ended
(dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2017	December 31, 2016
Non-interest expense
Salaries and employee benefits	$17,118	$16,323	$17,226	$16,602	$67,269	$50,585
Occupancy expense, net	3,553	3,301	3,485	3,739	14,078	14,330
Equipment expense	663	630	616	563	2,472	2,032
Loan and lease related expenses	1,116	891	801	877	3,685	2,004
Legal, audit and other professional fees	2,658	1,608	1,090	1,671	7,027	5,862
Data processing	2,284	2,399	2,447	2,409	9,539	8,157
Net (gain) loss recognized on other real estate owned and other related expenses	(430)	565	141	(570)	(294)	1,719
Regulatory assessments	299	326	384	184	1,193	2,553
Other intangible assets amortization expense	767	769	769	769	3,074	3,003
Advertising and promotions	232	196	318	289	1,035	623
Telecommunications	428	351	396	418	1,593	1,698
Other non-interest expense	1,670	3,706	1,576	1,900	8,852	8,120

Total non-interest expense	$30,358	$31,065	$29,249	$28,851	$119,523	$100,686

        Non-interest expense for the fourth quarter of 2017 was $30.4 million, a decrease of $707,000 from $31.1 million for the third quarter of 2017. The decrease in total non-interest expense was primarily due to a decrease of $2.0 million in other non-interest expense, primarily due to a $951,000 decrease in impairment charges on assets held for sale; a decrease of $995,000 in net loss recognized on other real estate owned and other related expenses, primarily due to increased gains on sales of assets during the quarter and lower other real estate owned expenses; and a $409,000 decrease in provision for unfunded commitments, primarily due to the funding of outstanding commitments.

        The increase in non-interest expense was partially offset by an increase of $1.1 million in legal, audit and other professional fees, primarily due to professional services related to the merger; an increase of $795,000 in salaries and employee benefits, primarily due to higher commissions and additional salary and benefit expenses for new hires; and an increase of $252,000 in occupancy expense primarily due to a reduction in real estate tax expenses during the third quarter.

        Our efficiency ratio was 66.06% for the fourth quarter of 2017, compared with 69.92% for the third quarter of 2017.

  Income Taxes

        We recorded income tax expense of $11.9 million during the fourth quarter of 2017 compared to a benefit of $1.4 million during the third quarter of 2017, an increase of $13.2 million. On December 22, 2017, President Donald Trump signed into law "H.R. 1", commonly known as the "Tax Cuts and Jobs Act". Among other items, the law reduced the federal corporate income tax rate to 21% effective January 1, 2018. As a result of the rate change, our net deferred tax assets were required to be revalued during the period in which the new legislation was enacted, and, as a result, we recorded net income tax expense of $7.2 million, or $0.24 per diluted share, during the fourth quarter as a result of this change. As a result of the new 21% corporate federal tax rate, we expect our effective tax rate for 2018 to be approximately 27% to 29%.

        Also contributing to the increase in income tax expense in the current quarter, we recorded a state income tax benefit of $4.6 million, or $0.16 per diluted share, during the quarter ended September 30, 2017, as a result of increased value to the deferred tax asset related to our Illinois net loss deduction. As part of a budget package passed by the Legislature of the State of Illinois, the Illinois corporate income tax rate increased from 5.25% to 7.00% effective July 1, 2017.

Financial Condition

  Balance Sheet Summary

        Total assets were $3.4 billion at December 31, 2017, an increase of $60.7 million from $3.3 billion at September 30, 2017, and an increase of $70.3 million compared to $3.3 billion at December 31, 2016. The increase was primarily due to an increase in loans and leases of $61.0 million from $2.2 billion at September 30, 2017 to $2.3 billion at December 31, 2017; and an increase in due from counterparty of $18.7 million due to an increase in loans sold and not settled at December 31, 2017. This was partially offset by a decrease in net deferred tax assets of $10.4 million, to $50.0 million, primarily due to the revaluing of the asset during the fourth quarter of 2017.

        The following table shows our allocation of the originated, acquired impaired and acquired non-impaired loans and leases at the dates indicated (unaudited, except for the year ended December 31, 2016):

	December 31, 2017		September 30, 2017		December 31, 2016
(dollars in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Originated loans and leases
Commercial real estate	$513,622	22.5%	$463,020	20.9%	$338,752	15.8%
Residential real estate	400,571	17.6	398,062	18.0	394,168	18.3
Construction, land development, and other land	97,638	4.3%	85,666	3.9%	119,357	5.6%
Commercial and industrial	416,499	18.3	390,331	17.6	309,097	14.4
Installment and other	3,724	0.2	2,726	0.1	2,021	0.1
Leasing financing receivables	141,329	6.2	134,193	6.0	118,493	5.5

Total originated loans and leases	$1,573,383	69.1%	$1,473,998	66.5%	$1,281,888	59.7%
Acquired impaired loans
Commercial real estate	$166,712	7.3%	$173,106	7.8%	$207,303	9.7%
Residential real estate	144,562	6.4	152,149	6.9	175,717	8.2
Construction, land development, and other land	5,946	0.3	5,424	0.2	6,979	0.3%
Commercial and industrial	10,008	0.4	11,433	0.5	13,464	0.6%
Installment and other	462	0.0	488	0.0	574	0.0

Total acquired impaired loans	$327,690	14.4%	$342,600	15.4%	$404,037	18.8%
Acquired non-impaired loans and leases
Commercial real estate	$211,359	9.3%	$225,759	10.2%	$250,289	11.6
Residential real estate	32,085	1.4	32,451	1.5	40,853	1.9
Construction, land development, and other land	1,845	0.1	3,214	0.2	14,430	0.7
Commercial and industrial	94,731	4.1	100,291	4.5	115,677	5.4
Installment and other	42	0.0	38	0.0	364	0.0
Leasing financing receivables	36,357	1.6	38,148	1.7	40,473	1.9

Total acquired non-impaired loans and leases	376,419	16.5	399,901	18.1	462,086	21.5

Total loans and leases	$2,277,492	100.0%	$2,216,499	100.0%	$2,148,011	100.0%

Allowance for loan and lease losses	(16,706)		(15,980)		(10,923)

Total loans and leases, net of allowance for loan and lease losses	$2,260,786		$2,200,519		$2,137,088

  Non-Performing Assets

        The following table sets forth the amounts of non-performing loans and leases, non-performing assets, and other real estate owned at the dates indicated (unaudited, except for the year ended December 31, 2016):

(dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Non-accrual loans and leases	$15,763	$15,121	$15,296	$7,843	$6,784
Past due loans and leases 90 days or more and still accruing interest	—	—	—	—	—
Accruing troubled debt restructured loans	1,061	1,631	981	1,004	602

Total non-performing loans and leases	16,824	16,752	16,277	8,847	7,386
Other real estate owned	10,626	13,859	12,684	13,173	16,570

Total non-performing assets	$27,450	$30,611	$28,961	$22,020	$23,956

Total non-performing loans and leases as a percentage of total loans and leases	0.74%	0.76%	0.76%	0.41%	0.34%
Total non-performing assets as a percentage of total assets	0.82%	0.93%	0.86%	0.67%	0.73%
Allowance for loan and lease losses as a percentage of non-performing loans and leases	99.30%	95.39%	85.82%	133.57%	147.88%

        Total non-performing loans and leases were $16.8 million at December 31, 2017 and September 30, 2017, and other real estate owned was $10.6 million at December 31, 2017, a decrease of $3.2 million from $13.9 million at September 30, 2017.

  Allowance for Loan and Lease Losses

        The following table presents the balance and activity within the allowance for loan and lease losses for the periods indicated (unaudited, except for the year ended December 31, 2016):

	Three Months Ended				Year Ended
(dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2017	December 31, 2016
Allowance for loan and lease losses, beginning of period	$15,980	$13,969	$11,817	$10,923	$10,923	$7,632
Provision for loan and lease losses	3,347	3,900	3,515	1,891	12,653	10,352
Net (charge-offs) recoveries of loans	(2,621)	(1,889)	(1,363)	(997)	(6,870)	(7,061)

Allowance for loan and lease losses, end of period	$16,706	$15,980	$13,969	$11,817	$16,706	$10,923

Allowance for loan and lease losses to period end total loans held for investment	0.73%	0.72%	0.65%	0.55%	0.73%	0.51%
Net charge-offs (annualized) to average loans outstanding during the period	0.46%	0.34%	0.26%	0.19%	0.31%	0.42%
Provision for loan and lease losses to net charge-offs during the period	1.28x	2.06x	2.58x	1.90x	1.84x	1.47x

        The allowance for loan and lease losses as a percentage of total loans and leases held for investment increased from 0.72% at September 30, 2017 to 0.73% at December 31, 2017.

  Net Charge-Offs

        Net charge-offs during the fourth quarter of 2017 were $2.6 million, or 0.46% of average loans and leases, on an annualized basis, an increase of $732,000 compared to $1.9 million, or 0.34%, during the third quarter of 2017, and 0.31% for the year ended December 31, 2017.

        Net charge-offs for the fourth quarter of 2017 included $2.1 million in the non-guaranteed portion of SBA loans and $84,000 for commercial banking while net charge-offs for the third quarter of 2017 included $591,000 in the non-guaranteed portion of SBA loans and $846,000 for commercial banking.

  Deposits and Other Liabilities

        The following table presents the composition of deposits at the dates indicated (unaudited, except for the year ended December 31, 2016):

(dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Non-interest bearing demand deposits	$760,887	$753,662	$781,636	$732,267	$724,457
Interest bearing checking accounts	186,611	187,232	182,351	192,317	173,929
Money market demand accounts	349,862	418,006	353,304	393,372	369,074
Other savings	437,212	435,536	445,220	446,847	446,418
Time deposits (below $100,000)	368,549	377,929	395,385	407,471	392,854
Time deposits ($100,000 and above)	340,208	348,564	382,702	403,565	383,662

Total deposits	$2,443,329	$2,520,929	$2,540,598	$2,575,839	$2,490,394

        Total deposits were $2.4 billion at December 31, 2017, a decrease of $77.6 million compared to the previous quarter and a decrease of $47.1 million compared to December 31, 2016. The decrease in the current quarter was primarily due to a decrease in money market deposits of $68.1 million, from $418.0 million at September 30, 2017 to $349.9 million at December 31, 2017, primarily due to variability in a public deposit relationship during the fourth quarter 2017, and a decrease in time deposits of $17.7 million, from $726.5 million at September 30, 2017 to $708.8 million at December 31, 2017. The decrease in balances was driven by the non-renewal of prior promotional rate time deposits.

        The decrease was partially offset by an increase in non-interest bearing demand deposits of $7.2 million, from $753.7 million at September 30, 2017 to $760.9 million at December 31, 2017, and an increase in savings deposits of $1.7 million, from $435.5 million at September 30, 2017 to $437.2 million at December 31, 2017.

        Total borrowings and other liabilities were $464.2 million at December 31, 2017, an increase of $139.2 million from $325.0 million at September 30, 2017, and an increase of $41.7 million from $422.8 million at December 31, 2016. The increase was primarily due to an increase in Federal Home Loan Bank advances of $126.9 million, from $234.6 million at September 30, 2017 to $361.5 million at December 31, 2017, primarily due to the Bank's ongoing funding needs as a result of increased loan demand; and an increase in accrued expenses and other liabilities of $11.6 million, from $30.9 million at September 30, 2017 to $42.6 million at December 31, 2017, primarily due to loan purchases not yet settled of $9.8 million during the fourth quarter of 2017.

  Stockholders' Equity

        Total stockholders' equity was $458.6 million at December 31, 2017, a decrease of $1.0 million from $459.5 million at September 30, 2017, and an increase of $75.9 million from $382.7 million at December 31, 2016.

        The following table presents the actual regulatory capital dollar amounts and ratios of Byline and Byline Bank as of December 31, 2017 (unaudited) (dollars in thousands):

	Actual		Minimum Capital Required		Required for the Bank to be Considered Well Capitalized
December 31, 2017	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets:
Company	$410,831	15.98%	$205,661	8.00%	N/A	N/A
Bank	367,972	14.28	206,083	8.00	$257,604	10.00%
Tier 1 capital to risk weighted assets:
Company	$392,520	15.27%	$154,246	6.00%	N/A	N/A
Bank	349,662	13.57	154,562	6.00	$206,083	8.00%
Common Equity Tier 1 (CET1) to risk weighted assets:
Company	$353,995	13.77%	$115,684	4.50%	N/A	N/A
Bank	349,662	13.57	115,922	4.50	$167,442	6.50%
Tier 1 capital to average assets:
Company	$392,520	12.25%	$128,178	4.00%	N/A	N/A
Bank	349,662	10.89	128,409	4.00	$160,511	5.00%

        Capital ratios for the period presented are based on the Basel III regulatory capital framework as applied to Byline's current business and operations, and are subject to, among other things, completion and filing of our regulatory reports and ongoing regulatory review and implementation guidance.

Results of Operations—Three and Nine Months Ended September 30, 2017 Compared to September 30, 2016

  Overview

        Our results of operations depend substantially on net interest income, which is the difference between interest income on interest-earning assets, consisting primarily of interest income on loans and lease receivables, including accretion income on loans and leases, investment securities and other short-term investments, and interest expense on interest-bearing liabilities, consisting primarily of deposits and borrowings. Our results of operations are also dependent upon our generation of non-interest income, consisting primarily of income from fees and service charges on deposits, servicing fees, ATM and interchange fees, and net gains on sales of investment securities and loans. Other factors contributing to our results of operations include our provisions for loan and lease losses, income taxes, and non-interest expenses, such as salaries and employee benefits, occupancy and equipment expenses and other miscellaneous operating costs.

        We believe our third quarter 2017 results reflect the positive impact of our efforts over the past year to continue to drive revenue growth and improve efficiencies. Compared to the third quarter of 2016, our total revenues increased by more than 65% while our efficiency ratio improved to 69.92% from 84.38%. As a result, we were able to deliver a 523.4% year-over-year increase in net income.

Selected Financial Data (unaudited)

	As of or For the Three Months Ended September 30,		As of or For the Nine Months Ended September 30,
(dollars in thousands, except share and per share data)	2017	2016	2017	2016
Summary of Operations
Net interest income	$31,412	$20,865	$90,761	$62,366
Provision for loan and lease losses	3,900	1,683	9,306	5,348
Non-interest income	11,918	4,776	37,419	15,262
Non-interest expense	31,065	22,384	89,165	69,688

Income before provision for income taxes	8,365	1,574	29,709	2,592
Provision (benefit) for income taxes	(1,390)	9	7,248	(222)

Net income	9,755	1,565	22,461	2,814
Dividends on preferred shares	195	—	11,081	—

Net income available to common stockholders	$9,560	$1,565	$11,380	$2,814

Earnings per Common Share
Basic earnings per common share	$0.33	$0.08	$0.43	$0.15
Diluted earnings per common share	0.32	0.08	0.43	0.15
Weighted average common shares outstanding (basic)	29,246,900	19,497,811	26,194,025	18,838,354
Weighted average common shares outstanding (diluted)	29,752,331	19,763,434	26,697,841	19,103,977
Common shares outstanding	29,305,400	20,410,850	29,305,400	20,410,850
Key Ratios (annualized where applicable)
Net interest margin	4.18%	3.37%	4.07%	3.46%
Cost of deposits	0.33	0.19	0.29	0.20
Efficiency ratio(1)	69.92	84.38	67.76	86.88
Non-interest income to total revenues(2)	27.51	18.62	29.19	19.66
Non-interest expense to average assets	3.73	3.33	3.61	3.55
Return on average stockholders' equity	8.44	2.63	7.23	1.70
Return on average assets	1.17	0.23	0.91	0.14
Pre-tax pre-provision return on average assets(2)	1.47	0.48	1.58	0.40
Non-interest bearing deposits to total deposits	29.90	30.04	29.90	30.04
Deposits per branch	$44,227	$33,475	$44,227	$33,475
Loans and leases held for sale and loans and lease held for investment to total deposits	88.01%	76.63%	88.01%	76.63%
Deposits to total liabilities	88.58	89.83	88.58	89.83
Tangible book value per common share(2)	$12.95	$9.32	$12.95	$9.32
Asset Quality Ratios
Non-performing loans and leases to total loan and leases held for investment, net before ALLL	0.76%	0.46%	0.76%	0.46%
ALLL to total loans and leases held for investment, net before ALLL	0.72%	0.38%	0.65%	0.40%
Net charge-offs to average total loans and leases held for investment, net before ALLL	0.34%	0.40%	0.26%	0.56%
Acquisition accounting adjustments(3)	$34,249	$15,864	$34,249	$15,864
Capital Ratios
Common equity to assets	13.59%	8.59%	13.59%	8.59%
Tangible common equity to tangible assets(2)	11.73	7.04	11.73	7.04
Leverage ratio	11.95	9.29	11.95	9.29
Common equity tier 1 capital ratio	13.93	10.22	13.93	10.22
Tier 1 capital ratio	15.38	12.84	15.38	12.84
Total capital ratio	16.08	13.22	16.08	13.22

(1)
Represents non-interest expense less amortization of intangible assets divided by net interest income and non-interest income.

(2)
Represents a non-GAAP financial measure. See "GAAP Reconciliation and Management Explanation of non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(3)
Represents the remaining unamortized premium or unaccreted discount as a result of applying the fair value adjustment at the time of the business combination on acquired loans.

        We reported consolidated net income for the three months ended September 30, 2017 of $9.8 million compared to net income of $1.6 million for the three months ended September 30, 2016,

an increase of $8.2 million. Consolidated net income for the three months ended September 30, 2017, includes three months of our Small Business Capital operations, which was established with our acquisition of Ridgestone on October 14, 2016. The increase in earnings was due to a $10.5 million increase in net interest income, a $7.1 million increase in non-interest income, and a $1.4 million decrease in provision for income taxes, offset by an $8.7 million increase in non-interest expense and a $2.2 million increase in provision for loan and lease losses. The increase in non-interest expense was primarily due to increases in salaries and employee benefits of $5.0 million as a result of our expanded employee base resulting from the Ridgestone acquisition, a $543,000 increase in legal, audit and other professional fees, primarily due to the increased costs associated with being a public company, and an increase of $2.0 million in other non-interest expense, which included impairment charges on assets held for sale of $951,000. This charge was primarily related to the planned disposition of the former headquarters of Byline Bank. Benefit for income taxes recognized was $1.4 million during the three months ended September 30, 2017 compared to a provision for income taxes of $9,000 for same period in 2016. The decrease in income tax provision was primarily due to a state income tax benefit of $4.6 million during the quarter ended September 30, 2017, as a result of increased value to the deferred tax asset related to the Company's Illinois net loss deduction.

        For the three months ended September 30, 2017, net income available to common stockholders was $9.6 million or $0.33 per basic and $0.32 per diluted common share.

        Our results of operations for the three months ended September 30, 2017 produced an annualized return on average assets of 1.17% and a return on average stockholders' equity of 8.44%, compared to returns for the three months ended September 30, 2016 of 0.23% and 2.63%, respectively.

        We reported consolidated net income for the nine months ended September 30, 2017 of $22.5 million compared to net income of $2.8 million for the nine months ended September 30, 2016, an increase of $19.7 million. Consolidated net income for the nine months ended September 30, 2017, includes nine months of our Small Business Capital operations. The increase in earnings was due to a $28.4 million increase in net interest income and a $22.2 million increase in non-interest income offset by a $19.5 million increase in non-interest expense and a $4.0 million increase in provision for loan and lease losses. The increase in non-interest expense was primarily due to increases in salaries and employee benefits of $16.0 million as a result of the Ridgestone acquisition, which was partially offset by lower net loss recognized on the sale of other real estate owned and related expenses of $1.3 million. Provision for income taxes recognized was $7.2 million for the nine months ended September 30, 2017 compared to a benefit for income taxes of $222,000 for same period in 2016.

        During the second quarter of 2017, and in connection with our initial public offering, we agreed to repurchase all $15.0 million of our outstanding shares of Series A Preferred Stock for $25.5 million. The $10.5 million excess of consideration paid over the $15.0 million carrying amount of the Series A Preferred Stock was treated as a one-time dividend declaration on the Series A Preferred Stock. Both the dividend declared on the Series A Preferred Stock and the regular quarterly dividends paid on our Series B Preferred Stock are reflected in the reported net income available to common stockholders for the nine months ended September 30, 2017, which was $11.4 million, or $0.43 per basic and diluted common share. There were no preferred dividends declared or paid for the nine months ended September 30, 2016.

        Our results of operations for the nine months ended September 30, 2017 produced an annualized return on average assets of 0.91% and a return on average shareholders' equity of 7.23%, compared to returns for the nine months ended September 30, 2016 of 0.14% and 1.70%, respectively.

  Net interest income

        Net interest income, representing interest income less interest expense, is a significant contributor to our revenues and earnings. We generate interest income from interest and dividends on interest-

earning assets, which include loans, leases and investment securities we own. We incur interest expense from interest paid on interest-bearing liabilities, which include interest-bearing deposits, FHLB advances, junior subordinated debentures and other borrowings. To evaluate net interest income, we measure and monitor (i) yields on our loans and other interest-earning assets, (ii) the costs of our deposits and other funding sources, (iii) our net interest spread, and (iv) our net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets. Because non-interest-bearing sources of funds, such as non-interest-bearing deposits and stockholders' equity, also fund interest-earning assets, net interest margin includes the benefit of these non-interest-bearing sources.

        We also recognize income from the accretable discounts associated with the purchase of interest-earning assets. Because of the Recapitalization and the acquisition of Ridgestone, we derive a portion of our interest income from the accretable discounts on acquired loans. The accretion is recognized over the life of the loan and is impacted by changes in expected cash flows on the loan. This accretion will continue to have an impact on our net interest income as long as loans acquired with evidence of credit deterioration at acquisition represent a meaningful portion of our interest-earning assets. As of September 30, 2017, acquired loans with evidence of credit deterioration accounted for under ASC Topic 310-30, Accounting for Purchased Loans with Deteriorated Credit Quality, represented 15.4% of our total loan portfolio.

        Changes in the market interest rates and interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and non-interest-bearing liabilities, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. In addition, our interest income includes the accretion of the discounts on our acquired loans, which will also affect our net interest spread, net interest margin and net interest income.

        The following tables present, for the periods indicated, information about (i) average balances, the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rates; (iii) net interest income; (iv) the interest rate spread; and (v) the net interest margin. Yields have been calculated on a pre-tax basis (dollars in thousands).

	(unaudited) For the Three Months Ended September 30,
	2017			2016
	Average Balance(5)	Interest Inc / Exp	Average Yield / Rate	Average Balance(5)	Interest Inc / Exp	Average Yield / Rate
Assets
Cash and cash equivalents	$48,354	$106	0.87%	$31,794	$25	0.31%
Loans and leases(1)	2,193,076	30,933	5.60	1,660,323	19,081	4.57
Securities available-for-sale(2)	602,146	3,181	2.10	614,285	2,750	1.78
Securities held-to-maturity	111,345	650	2.32	134,989	649	1.91
Tax-exempt securities	26,166	174	2.63	19,953	152	3.03

Total interest-earning assets	$2,981,087	$35,044	4.66%	$2,461,344	$22,657	3.66%

Allowance for loan and lease losses	(14,570)			(6,938)
All other assets	340,669			220,494

Total assets	$3,307,186			$2,674,900

Liabilities And Stockholders' Equity
Deposits
Interest checking	$186,447	$29	0.06%	$185,583	$33	0.07%
Money market accounts	388,365	275	0.28	406,531	261	0.27
Savings	441,096	79	0.07	442,269	76	0.07
Time deposits	758,518	1,729	0.90	507,570	693	0.54

Total interest bearing deposits	1,774,426	2,112	0.47	1,541,953	1,063	0.27

Federal Home Loan Bank advances	222,800	850	1.51	173,141	200	0.46
Other borrowed funds	60,418	670	4.40	38,482	529	5.46

Total borrowings	283,218	1,520	2.13	211,623	729	1.37

Total interest bearing liabilities	$2,057,644	$3,632	0.70	$1,753,576	$1,792	0.41

Non-interest checking	748,523			653,642
Other liabilities	42,577			30,913
Total stockholders' equity	458,442			236,769

Total liabilities and stockholders' equity	$3,307,186			$2,674,900

Net interest spread(3)			3.96%			3.25%

Net interest income		$31,412			$20,865

Net interest margin(4)			4.18%			3.37%

Net loan accretion impact on margin		$2,166	0.29%		$1,185	0.19%

Net interest margin excluding loan accretion(6)			3.89%			3.18%

(1)
Loan and lease balances are net of deferred origination fees and costs and initial direct costs. Non-accrual loans and leases are included in total loan and lease balances.

(2)
Interest income and rates exclude the effects of a tax equivalent adjustment to adjust tax exempt investment income on tax exempt investment securities to a fully taxable basis due to immateriality.

(3)
Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.

(4)
Represents net interest income (annualized) divided by total average earning assets.

(5)
Average balances are average daily balances.

(6)
Represents a non-GAAP financial measure. See "GAAP Reconciliation and Management Explanation of non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

	(unaudited)
	For the Nine Months Ended September 30,
	2017			2016
	Average Balance(5)	Interest Inc / Exp	Average Yield / Rate	Average Balance(5)	Interest Inc / Exp	Average Yield / Rate
Assets
Cash and cash equivalents	$54,894	$327	0.80%	$29,954	$66	0.29%
Loans and leases(1)	2,180,507	88,510	5.43	1,543,948	56,334	4.87
Securities available-for-sale(2)	610,249	9,525	2.09	676,334	8,647	1.71
Securities held-to-maturity	116,764	2,027	2.32	136,127	2,033	1.99
Tax-exempt securities	22,033	458	2.78	20,932	509	3.25

Total interest-earning assets	$2,984,447	$100,847	4.52	$2,407,295	$67,589	3.75

Allowance for loan and lease losses	(12,715)			(7,525)
All other assets	330,209			225,316

Total assets	$3,301,941			$2,625,086

Liabilities And Stockholders' Equity
Deposits
Interest checking	$185,409	$87	0.06	$187,159	$97	0.07
Money market accounts	376,751	712	0.25	399,240	747	0.25
Savings	445,082	237	0.07	441,773	227	0.07
Time deposits	782,672	4,482	0.77	526,516	2,210	0.56

Total interest bearing deposits	1,789,914	5,518	0.41	1,554,688	3,281	0.28

Federal Home Loan Bank advances	249,630	2,282	1.22	124,277	371	0.40
Other borrowed funds	68,803	2,286	4.44	37,620	1,571	5.58

Total borrowings	318,433	4,568	1.92	161,897	1,942	1.60

Total interest bearing liabilities	$2,108,347	$10,086	0.64	$1,716,585	$5,223	0.41

Non-interest checking	736,982			650,803
Other liabilities	41,393			37,249
Total stockholders' equity	415,219			220,449

Total liabilities and stockholders' equity	$3,301,941			$2,625,086

Net interest spread(3)			3.88%			3.34%

Net interest income		$90,761			$62,366

Net interest margin(4)			4.07%			3.46%

Net loan accretion impact on margin		$6,347	0.28%		$1,502	0.08%

Net interest margin excluding loan accretion(6)			3.79%			3.38%

(1)
Loan and lease balances are net of deferred origination fees and costs and initial direct costs. Non-accrual loans and leases are included in total loan and lease balances.

(2)
Interest income and rates exclude the effects of a tax equivalent adjustment to adjust tax exempt investment income on tax exempt investment securities to a fully taxable basis due to immateriality.

(3)
Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.

(4)
Represents net interest income (annualized) divided by total average earning assets.

(5)
Average balances are average daily balances.

(6)
Represents a non-GAAP financial measure. See "GAAP Reconciliation and Management Explanation of non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

	Year Ended December 31,
	2016			2015
	Average Balance(5)	Interest Inc / Exp	Average Yield / Rate	Average Balance(5)	Interest Inc / Exp	Average Yield / Rate
Assets
Cash and cash equivalents	$32,927	$109	0.33%	$69,041	$145	0.21%
Loans and leases(1)	1,671,751	83,150	4.97	1,254,716	69,621	5.55
Securities available-for-sale(4)	667,502	11,720	1.76	797,057	11,517	1.44
Securities held-to-maturity	134,477	2,733	2.03	89,271	1,329	1.49
Tax-exempt securities	20,504	653	3.18	20,248	651	3.22

Total interest-earning assets	2,527,161	98,365	3.89	2,230,333	83,263	3.73

Allowance for loan and lease losses	(7,385)			(5,658)
All other assets	234,962			265,509

Total assets	$2,754,738			$2,490,184

Total liabilities and stockholders' equity
Deposits
Interest checking	$187,042	$131	0.07	$187,287	$127	0.07
Money market accounts	401,628	992	0.25	385,175	907	0.24
Savings	442,458	307	0.07	440,736	303	0.07
Time deposits	583,022	3,150	0.54	564,215	2,976	0.53
Federal Home Loan Bank advances	151,508	706	0.47	15,009	23	0.15
Other borrowed funds	45,172	2,461	5.45	35,631	2,295	6.44

Total interest bearing liabilities	1,810,830	7,747	0.43	1,628,053	6,631	0.41

Other liabilities	704,958			654,535
Total stockholders' equity	238,950			207,596

Total liabilities and stockholders' equity	$2,754,738			$2,490,184

Net interest spread(2)			3.46			3.32

Net interest income		$90,618			$76,632

Net interest margin(3)			3.59%			3.44%

(1)
Loan and lease balances are net of deferred origination fees and costs and initial direct costs. Non-accrual loans and leases are included in total loan and lease balances.

(2)
Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.

(3)
Represents net interest income (annualized) divided by total average earning assets.

(4)
Interest income and rates exclude the effects of a tax equivalent adjustment to adjust tax exempt investment income on tax exempt investment securities to a fully taxable basis due to immateriality.

(5)
Average balances are average daily balances.

        Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table sets forth the effects of changing rates and volumes on our net interest income during the periods shown. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate) and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). Changes applicable to both volume and rate have been allocated to volume. Yields have been calculated on a pre-tax basis. The table below is a summary of increases and decreases in interest income and interest expense resulting from changes in average balances (volume) and changes in average interest rates (dollars in thousands):

	(unaudited) Three Months Ended September 30, 2017 compared to Three Months Ended September 30, 2016
	Increase (Decrease) Due to
	Volume	Rate	Total
Interest income
Cash and cash equivalents	$36	$45	$81
Loans and leases(1)	7,567	4,285	11,852
Securities available for sale	(57)	488	431
Securities held to maturity	(137)	138	1
Tax-exempt securities	42	(20)	22

Total interest income	$7,451	$4,936	$12,387
Interest expense
Deposits
Interest checking	$—	$(4)	$(4)
Money market accounts	(12)	26	14
Savings	—	3	3
Time deposits	574	462	1,036

Total interest bearing deposits	562	487	1,049
Federal Home Loan Bank advances	190	460	650
Other borrowed funds	244	(103)	141

Total borrowings	434	357	791

Total interest expense	996	844	1,840

Net interest income	$6,455	$4,092	$10,547

        Net interest income for the three months ended September 30, 2017 was $31.4 million compared to $20.9 million during the same period in 2016, an increase of $10.5 million, or 50.6%. The increase in interest income of $12.4 million was primarily a result of organic growth of the loan and lease portfolio and the Ridgestone acquisition. Interest expense increased by $1.8 million for the three months ended September 30, 2017 compared to the three months ended September 30, 2016, primarily due to additional FHLB advances and acquired time deposits, partially offset by fair value adjustments on time deposits as a result of the Ridgestone acquisition.

	(unaudited) Nine Months Ended September 30, 2017 compared to Nine Months Ended September 30, 2016
	Increase (Decrease) Due to
	Volume	Rate	Total
Interest income
Cash and cash equivalents	$149	$112	$261
Loans and leases(1)	25,787	6,389	32,176
Securities available for sale	(1,040)	1,918	878
Securities held to maturity	(338)	332	(6)
Tax-exempt securities	22	(73)	(51)

Total interest income	$24,580	$8,678	$33,258
Interest expense
Deposits
Interest checking	$(1)	$(9)	$(10)
Money market accounts	(44)	9	(35)
Savings	2	8	10
Time deposits	1,465	807	2,272

Total interest-bearing deposits	1,422	815	2,237
Federal Home Loan Bank advances	1,146	765	1,911
Other borrowed funds	1,035	(320)	715

Total borrowings	2,181	445	2,626

Total interest expense	3,603	1,260	4,863

Net interest income	$20,977	$7,418	$28,395

        Net interest income for the nine months ended September 30, 2017 was $90.8 million compared to $62.4 million during the same period in 2016, an increase of $28.4 million, or 45.5%. The increase in interest income of $33.2 million was primarily a result of organic growth of the loan and lease portfolio and the Ridgestone acquisition. Interest expense increased by $4.9 million for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016, primarily due to additional FHLB advances and acquired time deposits, partially offset by fair value adjustments on time deposits as a result of the Ridgestone acquisition.

        The net interest margin for the three months ended September 30, 2017 was 4.18%, an increase of 81 basis points compared to 3.37% for the three months ended September 30, 2016. The net interest margin for the nine months ended September 30, 2017 was 4.07%, an increase of 61 basis points compared to 3.46% for the nine months ended September 30, 2016. The primary driver of the increase for the three and nine month periods was due to a favorable shift in the mix and yield of earning assets and an increase in loan accretion income. Net loan accretion income was $2.2 million for the three months ended September 30, 2017 compared to $1.2 million for the three months ended September 30, 2016. Net loan accretion income was $6.3 million for the nine months ended September 30, 2017 compared to $1.5 million for the nine months ended September 30, 2016.

	Year ended December 31, 2016 compared to Year ended December 31, 2015
	Increase (Decrease) Due to
	Volume	Rate	Total
Interest income
Cash and cash equivalents	$(118)	$81	$(37)
Loans and leases(1)	20,743	(7,214)	13,529
Securities available for sale	(2,275)	2,478	203
Securities held to maturity	919	486	1,405
Tax-exempt securities	8	(6)	2

Total interest income	$19,277	$(4,175)	$15,102
Interest expense
Deposits
Interest checking	$—	$5	$5
Money market accounts	41	44	85
Savings	1	3	4
Time deposits	102	72	174
Federal Home Loan Bank advances	636	47	683
Other borrowed funds	520	(355)	165
Total interest expense	1,300	(184)	1,116

Net interest income (loss)	$17,977	$(3,991)	$13,986

(1)
Includes loans and leases on non-accrual status.

  Provision for loan and lease losses

        The provision for loan and lease losses represents a charge to earnings necessary to establish an allowance for loan and lease losses that, in management's evaluation, is appropriate to provide coverage for probable losses incurred in the loan and lease portfolio. The allowance for loan and lease losses is increased by the provision for loan and lease losses and is decreased by charge-offs, net of recoveries on prior charge-offs.

        Provisions for loan and lease losses totaled $3.9 million and $1.7 million for the three months ended September 30, 2017 and 2016, respectively. Provisions for loan lease losses totaled $9.3 million and $5.3 million for the nine months ended September 30, 2017 and 2016, respectively. These increases reflect growth in the loan and lease portfolio during the periods as well as net impairment of certain acquired loans based on a periodic update of expected loan cash flows, which resulted in a reclassification of $6.9 million and $24.3 million from non-accretable to accretable yield that can be recognized over the life of the portfolio for the three- and nine-months periods ended September 30, 2017, respectively.

        The ALLL as a percentage of loans and leases, net of acquisition accounting adjustments, increased from 0.51% at December 31, 2016, to 0.72% at September 30, 2017. The increase was primarily due to the change in loan and lease composition; the originated portfolio increased by $192.1 million to $1.5 billion at September 30, 2017 while the acquired portfolio decreased by $123.6 million for the same period.

  Non-interest income

        We reported non-interest income of $11.9 million and $4.8 million for the three months ended September 30, 2017 and 2016, respectively. The increase of $7.1 million was primarily due to gains on sales of government guaranteed loans through our Small Business Capital operation of $7.5 million. There were no gains on sales of government guaranteed loans during the three months ended September 30, 2016. This was partially offset by a decrease in gains on sales of securities available-for-sale of $802,000 during the three months ended September 30, 2016.

        We reported non-interest income of $37.4 million and $15.3 million for the nine months ended September 30, 2017 and 2016, respectively. The increase of $22.1 million was primarily due to gains on sales of government guaranteed loans through our Small Business Capital operation of $24.0 million. There were no gains on sales of government guaranteed loans during the nine months ended September 30, 2016. This was partially offset by a decrease in gains on sales of securities available-for-sale of $3.2 million for the nine months ended September 30, 2016.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
					Year Ended December 31,
	(unaudited)
(dollars in thousands)	2017	2016	2017	2016	2016	2015
Fees and service charges on deposits	$1,418	$1,465	$3,985	$4,227	$5,665	$5,803
Servicing fees	959	—	2,954	—	1,906	—
ATM and interchange fees	1,495	1,470	4,342	4,392	5,856	6,101
Net gains on sales of securities available-for-sale	—	802	8	3,231	3,227	3,064
Net gains on sales of loans	7,499	(60)	24,026	(39)	4,323	3,151
Fees on mortgage loan sales, net	—	46	2	101	144	107
Other non-interest income	547	1,053	2,102	3,350	4,783	2,613

Total non-interest income	$11,918	$4,776	$37,419	$15,262	$25,904	$20,839

        Service charges and fees represent fees charged to customers for banking services, such as fees on deposit accounts, and include, but are not limited to, maintenance fees, insufficient fund fees, overdraft protection fees, wire transfer fees and other fees. Fees and service charges on deposits decreased $47,000 for the three months ended September 30, 2017 compared to the same period in 2016. Fees and service charges on deposits decreased $242,000 for the nine months ended September 30, 2017 compared to the same period in 2016.

        ATM and interchange fee income increased by $25,000 for the three months ended September 30, 2017 versus the three months ended September 30, 2016 and decreased $50,000 for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016.

        While portions of the loans that we originate are sold and generate gain on sale revenue, servicing rights for the majority of loans that we sell are retained by Byline Bank. In exchange for continuing to service loans that have been sold, Byline Bank receives a servicing fee paid from a portion of the interest cash flow of the loan. As a result of the Ridgestone acquisition, we received $959,000 in servicing fees on the sold portion of the government guaranteed portfolio for the three months ended September 30, 2017, and $3.0 million for the nine months ended September 30, 2017. We did not receive servicing fees during the three or nine months ended September 30, 2016.

        We had no securities sales during the second or third quarters of 2017 and minimal securities sales during the first quarter of 2017. As a result, gains on sales of securities during the nine months ended September 30, 2017 were $8,000 compared to $3.2 million for the nine months ended September 30, 2016, and $802,000 for the three months ended September 30, 2016.

        For the three and nine months ended September 30, 2017, net gains on sales of loans were $7.5 million and $24.0 million, respectively. We did not have a government guaranteed lending unit during the three and nine months ended September 30, 2016, prior to our acquisition of Ridgestone.

        Other non-interest income was $547,000 for the three months ended September 30, 2017; a decrease of 48.0% compared to $1.1 million for the three months ended September 30, 2016. Other non-interest income was $2.1 million compared to $3.4 million for the nine months ended September 30, 2017 and 2016, respectively. The primary driver of the decrease was a decrease in gains on sales of assets held for sale of $778,000 and a decrease in customer swap fee income of $361,000, due to reduced volume.

  Non-interest expense

        Non-interest expense for the three months ended September 30, 2017 was $31.1 million compared to $22.4 million for the three months ended September 30, 2016, an increase of $8.7 million or 38.8%. Non-interest expense for the nine months ended September 30, 2017 was $89.2 million compared to $69.7 million for the nine months ended September 30, 2016, an increase of $19.5 million or 28.0%. These increases are primarily due to the additional expenses as a result of the acquisition of Ridgestone.

        The following table presents the major components of our non-interest expense for the periods indicated (dollars in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2017	2016	2016	2015
	(unaudited)
Salaries and employee benefits	$16,323	$11,266	$50,151	$34,206	$50,585	$45,960
Occupancy expense, net	3,301	3,358	10,525	10,511	15,066	16,682
Equipment expense	630	516	1,809	1,519	2,032	2,359
Loan and lease related expenses	891	443	2,569	1,090	1,992	(21)
Legal, audit and other professional fees	1,608	1,065	4,369	3,785	5,862	7,089
Data processing	2,399	1,990	7,255	5,760	8,157	7,033
Net loss recognized on other real estate owned and other related expenses	565	292	136	1,386	1,719	7,792
Regulatory assessments	326	502	894	1,930	2,553	3,316
Other intangible assets amortization expense	769	747	2,307	2,242	3,003	2,980
Advertising and promotions	196	156	803	454	623	1,570
Telecommunications	351	370	1,165	1,284	1,698	1,643
Other non-interest expense	3,706	1,679	7,182	5,521	7,396	8,769

Total non-interest expense	$31,065	$22,384	$89,165	$69,688	$100,686	$105,172

        Salaries and employee benefits, the single largest component of our non-interest expense, totaled $16.3 million for the three months ended September 30, 2017, an increase of $5.0 million compared to the three months ended September 30, 2016. Salaries and employee benefits totaled $50.2 million for the nine months ended September 30, 2017, an increase of $16.0 million increase compared to the nine months ended September 30, 2016. These increases are primarily due to an addition in the number of employees as a result of the Ridgestone acquisition. Our staffing increased from 682 full-time equivalent employees as of September 30, 2016 to 824 as of September 30, 2017.

        Occupancy expense increased $14,000 for the nine months ended September 30, 2017 from the same period in 2016 and decreased $57,000 for the three months ended September 30, 2017 compared to the same period in 2016. The decrease in occupancy expense for the three months ended September 30, 2017, was primarily as a result of our branch optimization strategy in which we consolidated 28 branches during 2016, partially offset by increased expenses as a result of the Ridgestone acquisition.

        Equipment expense for three months ended September 30, 2017 was $630,000 compared to $516,000 for the three months ended September 30, 2016, an increase of $114,000. Equipment expense for the nine months ended September 30, 2017 was $1.8 million compared to $1.5 million for the nine months ended September 30, 2016, an increase of $290,000. These increases are primarily due to increased depreciation expense related to increased investment in equipment and technology assets.

        Loan and lease related expenses for the three months ended September 30, 2017 were $891,000 compared to $443,000 for the three months ended September 30, 2016, an increase of $448,000. Loan and lease related expenses for the nine months ended September 30, 2017 were $2.6 million compared to $1.1 million for the nine months ended September 30, 2016, an increase of $1.5 million. These increases are primarily due to the increased lending activity resulting from our Small Business Capital operations, partially offset by lower loan real estate tax expense for problem loans.

        Legal, audit and other professional fees for the three months ended September 30, 2017 were $1.6 million compared to $1.1 million for the three months ended September 30, 2016, an increase of $543,000 or 50.9%. Legal, audit and other professional fees for the nine months ended September 30, 2017 were $4.4 million compared to $3.8 million for the nine months ended September 30, 2016, an increase of $584,000. These increases are primarily driven by increased legal and professional fees related to our costs associated with becoming a public company at the end of the second quarter of 2017.

        Data processing expense for the three months ended September 30, 2017 was $2.4 million compared to $2.0 million for the three months ended September 30, 2016, an increase of $409,000, or 20.6%, and was $7.3 million for the nine months ended September 30, 2017 compared to $5.8 million for the same period during 2016. These increases are primarily due to increased data processing expenses related to the Ridgestone acquisition.

        Net loss recognized on other real estate owned and other related expenses were $565,000 for the three months ended September 30, 2017, an increase of $273,000 compared to the same period in 2016. The increase is primarily due to lower gains on sales of other real estate owned properties, partially offset by lower write-downs of values, subsequent to transfer to OREO. Net loss recognized on other real estate owned and other related expenses for the nine months ended September 30, 2017 were $136,000 compared to OREO expense of $1.4 million for the nine months ended September 30, 2016. This decrease in net loss recognized on other real estate owned and other related expenses was primarily attributed to reduced OREO related expenses and an increase in gains on sales of other real estate owned.

        Regulatory assessments for the three months ended September 30, 2017 were $326,000 compared to $502,000 for the same period in 2016, a decrease of $176,000 or 34.9%. Regulatory assessments for the nine months ended September 30, 2017 were $894,000 compared to $1.9 million for the same period in 2016, a decrease of $1.0 million or 53.7%. These decreases are primarily due to our improved risk profile as a result of improved capital ratios, performance and asset quality.

        Advertising and promotions for the three months ended September 30, 2017 were $196,000 compared to $156,000 for same period in 2016, an increase of $40,000 and were $803,000 for the nine months ended September 30, 2017 compared to $454,000 for the same period in 2016, an increase of

$349,000, primarily due to increased advertising and promotions, attributable to our Small Business Capital operations.

        Telecommunications expense was $351,000 for the three months ended September 30, 2017 compared to $370,000 for the three months ended September 30, 2016, a decrease of $19,000. Telecommunications expense was $1.2 million for the nine months ended September 30, 2017, a decrease of $119,000 or 9.2% compared to the same period in 2016. These decreases are a result of our ongoing cost savings initiatives.

        Other non-interest expense for the three months ended September 30, 2017 was $3.7 million compared to $1.7 million for the three months ended September 30, 2016, an increase of $2.0 million. During the third quarter of 2017, we incurred impairment charges on assets held for sale of $951,000, primarily related to the planned disposition of the former headquarters of Byline Bank. Our provision for unfunded commitments was $299,000 for the three months ended September 30, 2017 compared to a benefit of $14,000 for the three months ended September 30, 2016. This increase of $313,000 is primarily due to growth in our unfunded loan and lease commitments. Directors fees were $406,000 for the three months ended September 30, 2017 compared to $307,000 for the three months ended September 30, 2016, an increase of $99,000.

        Other non-interest expense was $7.2 million for the nine months ended September 30, 2017 compared to $5.5 million for the same period in 2016. In addition to incurring impairment charges on assets held for sale, travel and entertainment related expenses increased $368,000 to $786,000 for the nine months ended September 30, 2017, over the comparable period in 2016, primarily attributable to our Small Business Capital operations. Our provision for unfunded commitments was $272,000 for the nine months ended September 30, 2017 compared to $56,000 for the nine months ended September 30, 2016, an increase of $216,000, primarily due to growth in our unfunded loan and lease commitments.

        Our efficiency ratio was 69.92% for the three months ended September 30, 2017, compared to 84.38% for the three months ended September 30, 2016. Our efficiency ratio was 67.76% for the nine months ended September 30, 2017, compared to 86.88% for the comparable period in 2016. The improvement in our efficiency ratio is primarily attributable to increased revenues resulting from our acquisition of Ridgestone and the continued organic growth of our loan and lease portfolios over the last 12 months.

  Income Taxes

        We recorded a benefit for income taxes of $1.4 million for the three months ended September 30, 2017 compared to expense of $9,000 for the three months ended September 30, 2016. As part of a budget package passed by the Legislature of the State of Illinois, the corporate income tax rate increased from 5.25% to 7.00% effective July 1, 2017. As a result of the increase in the corporate income tax rate, we recorded a state income tax benefit of $4.6 million due to increased value of our deferred tax asset related to our Illinois net loss deduction.

        Our provision for income taxes for the nine months ended September 30, 2017 totaled $7.2 million compared to a benefit of $222,000 for the nine months ended September 30, 2016. The increase in income tax expense is primarily due to the reversal of our deferred tax asset valuation allowance at the end of 2016 and the increase in taxable income for the three and nine months ended September 30, 2017 compared to the same periods in 2016. Our effective tax rate was 24.4% for the nine months ended September 30, 2017.

Results of Operations—Year Ended December 31, 2016 Compared to 2015

  Overview

        We reported consolidated net income for the year ended December 31, 2016 of $66.7 million compared to a loss of $15.0 million for the year ended December 31, 2015, an increase in of $81.7 million. The increase in net income was primarily attributable to a $61.9 million income tax benefit that was recognized for the year ended December 31, 2016 due to the reversal of the valuation allowance on our deferred tax asset. The other factors contributing to the increase in net income were strategies implemented by management during 2015 and 2016 to develop organic loan growth with a high quality deposit base, implementation of a strategic branch consolidation, decreases in Special Assets Group workout expenses, and the Ridgestone acquisition.

  Net interest income

        Net interest income for the year ended December 31, 2016 was $90.6 million compared to $76.6 million for the year ended December 31, 2015, an increase of $14.0 million or 18.3%. The total increase of $14.0 million in net interest income resulted mainly from volume change as indicated in the table above net of rate decrease. Interest and fees on loans and leases for 2016 was $83.2 million compared to $69.6 million in 2015, an increase of $13.5 million or 19.4%. Interest income on securities for 2016 was $14.8 million compared to $13.5 million in 2015, an increase of $1.4 million or 10.2%. The increase was due to the organic growth of the loan and investment securities balances as well as the acquisition of Ridgestone. Total loans increased by $802.6 million, primarily as a result of the Ridgestone acquisition which represented $351.8 million. Interest and fees on acquired loans related to the Ridgestone acquisition is estimated at $6.8 million for 2016. The decrease in the average rate earned on interest-bearing assets was attributable to a decrease of $9.8 million in acquired loan income due to resolutions within the acquired impaired loan portfolio from the Recapitalization. Acquired loan income for the years ended December 31, 2016 and 2015 was $33.2 million and $43.0 million, respectively.

        The increase in interest income was partially offset by the increase in interest expense. Interest expense increased by 16.8% from $6.6 million for the year ended December 31, 2015 to $7.7 million for the year ended December 31, 2016. The increase in interest expense was primarily due to the organic growth of the deposit base, the acquisition of Ridgestone, and increased borrowings. Interest expense on deposits for the year ended December 31, 2016 was $4.6 million compared to $4.3 million for the year ended December 31, 2015, an increase of $267,000 or 6.2%, of which an increase of $174,000 or 4.0% was related to interest expense on time deposits.

        We assumed deposits of $361.4 million from the acquisition of Ridgestone. Interest expense on borrowings for 2016 was $3.2 million compared to $2.3 million for the year ended December 31, 2015, an increase of $848,000 or 36.6%. This increase was primarily driven by the increase in outstanding FHLB advances in the year ended December 31, 2016. Growth in the loan portfolio resulted in an increase in average FHLB advances. Interest expense on FHLB advances for the year ended December 31, 2016 was $706,000 compared to $23,000 for the year ended December 31, 2015, an increase of $683,000. Interest expense on Junior Subordinated Debentures issued to unconsolidated trusts was $2.1 million compared to $2.3 million for the year ended December 31, 2015, a decrease of $163,000 or 7.1%. Interest expense on the line of credit was $328,000 for the year ended December 31, 2016. There was no interest expense on the line of credit for the year ended December 31, 2015. The increase of $1.1 million of interest expense resulted from rate changes as indicated in the table above. The increase in the average rate paid on deposits was attributable to higher prevailing rates offered in the market.

        The net interest margin for the year ended December 31, 2016 was 3.59%, an increase of 15 basis points compared to 3.44% for the year ended December 31, 2015. The average yield on interest-

earning assets increased by 16 basis points for the year ended December 31, 2016 as compared to the year ended December 31, 2015, while the average rate paid on interest-bearing liabilities increased by 2 basis points, for an increase in the interest rate spread of 13 basis points. The increase in the average yield on interest earning assets was due primarily to an increase in loan interest income resulting from increased loan originations along with loans associated with the Ridgestone acquisition. The higher yielding loans obtained from the Ridgestone acquisition resulted in an increase in the average rate for the combined loan portfolio. The average rate on the acquired impaired loan portfolio from the Recapitalization was 6.22% for the year ended December 31, 2016, up from 6.08% for the year ended December 31, 2015.

  Provision for loan and lease losses

        The provision for loan and lease losses for the year ended December 31, 2016 was $10.4 million compared to $7.0 million for the year ended December 31, 2015, an increase of $3.4 million or 48.6%, primarily due to an increase in loans through organic growth. However, the ALLL as a percentage of loans decreased from 0.57% to 0.51% from December 31, 2015 to December 31, 2016. The primary reason for the percentage decrease is that the loans acquired from Ridgestone were acquired loans at fair value and the allowance for loan losses was not carried over in the acquisition.

  Non-interest income

        Non-interest income for the year ended December 31, 2016 was $25.9 million compared to $20.8 million for the year ended December 31, 2015, an increase of $5.1 million or 24.3%. The increase in non-interest income for 2016 compared to 2015 was primarily driven by increase in gains on sales of loans and servicing fees.

        Fees and service charges on deposits decreased from $5.8 million for the year ended December 31, 2015 to $5.7 million for the year ended December 31, 2016. The decrease of $138,000 from the year ended December 31, 2015 to December 31, 2016 was mainly driven by lower insufficient fund fees.

        For the year ended December 31, 2016 ATM and interchange fees were $5.9 million compared to $6.1 million for the year ended December 31, 2015, a decrease of $245,000 or 4.0% primarily driven by lower interchange income.

        For the year ended December 31, 2016, loan servicing fee income was $1.9 million. At December 31, 2016, the outstanding balance of guaranteed loans sold in the secondary market and serviced was $1.0 billion.

        Gains on sales of securities during 2016 was $3.2 million compared to $3.1 million for the year ended December 31, 2015, an increase of $163,000 or 5.3%. The increase was primarily driven by lower than expected interest rates during the first half of 2016 which created opportunities to realize additional gain on sale income.

        For the year ended December 31, 2016, the Company recorded $4.3 million in gains on sales of loans, including $3.1 million in gains on sales of government guaranteed loans acquired as part of the Ridgestone acquisition. The gain on sale of loans in 2015 represented the sales of acquired impaired and non-impaired loans. The increase in gains on sales of loans of $1.2 million over 2015 was primarily driven by gain on sales of government guaranteed loans in the fourth quarter, offset by a reduction in the sale of loans from the acquired loan portfolio.

        Other non-interest income increased $2.2 million primarily due to the gains on sales of assets for the year ended December 31, 2016 of $947,000 compared to a $197,000 loss for the year ended December 31, 2015, an increase of $1.1 million from the sales of real estate as part of the Company's branch consolidation strategy.

        Another driver of other non-interest income in 2016 was income of $679,000 as a result of customer interest rate swaps, a new product offering to commercial banking loan customers during 2016. Additionally, other non-interest income increased due to gains on sales of leased equipment for the year ended December 31, 2016, which totaled $383,000 compared to $161,000 for the year ended December 31, 2015, an increase of $222,000.

  Non-interest expense

        Non-interest expense for the year ended December 31, 2016 was $100.7 million compared to $105.2 million for the year ended December 31, 2015, a decrease of $4.5 million or 4.3%. The improvement in the various non-interest expense categories is indicative of the Company's improved asset quality and initial branch optimization savings. The improvements were partially offset by the increased expenses related to growth opportunities including the addition of commercial bankers and the Ridgestone acquisition.

        Salaries and employee benefits for the year ended December 31, 2016 was $50.6 million compared to $46.0 million, an increase of $4.6 million, or 10.1%, primarily due to the acquisition of Ridgestone and offset by the headcount reductions from the strategic branch optimization. The Company's staffing increased from 772 full-time equivalent employees as of December 31, 2015 to 795 as of December 31, 2016. Salaries and employee benefits related to Ridgestone were $4.5 million in 2016, offset by the reduction in retail employees related to the strategic branch consolidations.

        Occupancy and equipment expense decreased $1.9 million, or 10.2%, from $19.0 million in 2015 to $17.1 million in 2016. This decrease was primarily driven by the Company's branch optimization strategy resulting in the consolidation of 28 branches during 2016.

        Loan and lease related expenses for the year ended December 31, 2016 were $2.0 million compared to income of $21,000 for the year ended December 31, 2015, an increase of $2.0 million, due to a decrease in real estate tax accruals of $2.8 million during 2015 as a result of the sale of loans from the acquired loan portfolio.

        Legal, audit and other professional fees for the year ended December 31, 2016 were $5.9 million compared to $7.1 million for the year ended December 31, 2015, a decrease of $1.2 million or 17.3%. The change is primarily driven by decreased legal and professional fees related to acquired loans and foreclosed real estate and partially offset by acquisition advisory expenses of $1.6 million related to the Ridgestone acquisition during 2016.

        Data processing expense for the year ended December 31, 2016 was $8.2 million compared to $7.0 million for the year ended December 31, 2015, an increase $1.1 million, or 16.0%. The increase is primarily due to one-time data processing expenses related to the Ridgestone acquisition, totaling $412,000, which primarily consisted of termination expense related to the decommissioning of Ridgestone's core operating system post acquisition.

        OREO expense was $1.7 million in 2016, a decrease of $6.1 million, or 77.9%, compared to $7.8 million in 2015 due to the decrease in OREO balances from $26.7 million to $16.6 million from December 31, 2015 to December 31, 2016, respectively. The other real estate loan reduction was due to the sales of the assets during 2016. For the year ended December 31, 2015, the Company had losses on sale of other real estate of $3.4 million that was driven by an accelerated program to dispose of assets. For the year ended December 31, 2016, the Company had $411,000 of gains on the sale of other real estate.

        Regulatory assessments for the year ended December 31, 2016 were $2.6 million compared to $3.3 million for the year ended December 31, 2015, a decrease of $763,000 or 23.0%. These decreases were primarily due our improved risk profile as a result of improved capital ratios, performance and asset quality.

        Advertising and promotions for the year ended December 31, 2016 were $623,000 compared to $1.6 million for the year ended December 31, 2015, a decrease of $947,000 or 60.3% due to the one-time rebranding initiative costs incurred during 2015.

        Other non-interest expense for the year ended December 31, 2016 was $7.4 million compared to $8.8 million for the year ended December 31, 2015, a decrease of $1.4 million or 15.7%. This includes a decrease of $1.1 million in legal settlements, $494,000 in postage expense and $466,000 in stationery and supplies, offset by an increase in ATM card issuance costs due to the issuance of EMV chip cards.

  Income Taxes

        The income tax benefit for the year ended December 31, 2016 was $61.2 million compared to a provision expense of $307,000 for the year ended December 31, 2015. The income tax benefit for the year ended December 31, 2016 was primarily due to the reversal of the $61.9 million valuation allowance established against the net deferred tax assets. The determination to reverse the allowance was based on Ridgestone's actual pre-tax income, actual combined earnings for the Company and Ridgestone over the prior three years, as well as management's expectations for sustainable profitability in the future. Business forecasts are used in the evaluation of the recoverability and indicate improved profitability driven by improved asset quality in the Company's loan portfolio, consecutive quarterly profitability during 2016 and improved future profitability as a result of expense reductions from the strategic branch optimization. Management's expectations of future profitability are also driven by our improved loan to deposit ratio, cost reduction through branch optimization in 2016, and decreased special asset workout expenses due to loan sales during 2016. As a result of the valuation allowance reversal, the Company's effective tax rate was negative 1117% for the year ended December 31, 2016. The Company's effective tax rate was zero for the year ended December 31, 2015.

Financial Condition

  Balance Sheet Analysis

        Our total assets increased by $9.6 million, or 0.3%, to $3.3 billion at September 30, 2017, compared to December 31, 2016. The increase in total assets includes an increase of $68.5 million, or 3.2%, in loans and leases from $2.1 billion at December 31, 2016 to $2.2 billion at September 30, 2017. The increase in loans and leases was offset by a decrease in investment securities of $41.3 million to fund loan and lease growth. Due from counterparty increased $21.1 million related to loan sales not settled offset by a decrease in loans held for sale of $21.9 million.

        Our total assets increased by $816.0 million, or 32.9%, from $2.5 billion at December 31, 2015 to $3.3 billion at December 31, 2016. In addition to organic growth in the loan portfolio, the increase in total assets year over year was attributable to the acquired assets of $456.2 million from Ridgestone. The increase in total assets included $799.3 million in net loans, or 59.7%, and an increase in loans held for sale of $23.7 million. We acquired $351.8 million in net loans and $15.4 million of loans held for sale from the Ridgestone acquisition as of the date of acquisition.

  Investment portfolio

        As of September 30, 2017 the fair value of our investment portfolio totaled $706.9 million, with an average effective yield of 2.19% and an estimated duration of approximately 4.18 years. The primary objectives of the investment portfolio are to generate economic value, provide liquidity in accordance with the liquidity regulations and to be responsive to cash needs and assist in managing interest rate risk. The majority of our investment portfolio, or 63.3%, consists of residential mortgage-backed securities, along with 14.4% in commercial mortgage-backed securities and 8.0% in municipal securities. The remainder of our securities portfolio is invested in corporate bonds, asset backed securities, trust preferred securities and other securities. We regularly evaluate the composition of our investment portfolio as the interest rate yield curve changes and may sell investment securities from time to time to adjust our exposure to interest rates or to provide liquidity to meet loan demand.

        The investment securities portfolio consists of securities classified as available-for-sale and held-to-maturity. There were no trading securities in our investment portfolio as of September 30, 2017, December 31, 2016, and 2015. All available-for sale securities are carried at fair value and may be used for liquidity purposes should management consider it to be in our best interest. Securities available-for-sale consist primarily of residential mortgage-backed securities, commercial mortgage backed securities and U.S. government agencies securities.

        Securities available-for-sale decreased $23.9 million, from $608.6 million at December 31, 2016 to $584.7 million at September 30, 2017. Securities available-for-sale decreased $159.2 million, or 20.7%, from $767.7 million at December 31, 2015 to $608.6 million at December 31, 2016. The decrease was primarily due to the redeployment of liquidity into higher yielding loans and leases.

        The held-to-maturity securities portfolio consists of mortgage-backed securities and obligations of states, municipalities and political subdivisions. We carry these securities at amortized cost. As of September 30, 2017 this portfolio totaled $121.5 million compared to $138.8 million at December 31, 2016 and $111.5 million at December 31, 2015.

        We had no securities that were classified as having other than temporary impairment as of September 30, 2017, December 31, 2016 and 2015.

        The following table summarizes the fair value of the available-for-sale and held-to-maturity securities portfolio as of the dates presented (dollars in thousands):

	(unaudited)
	September 30, 2017		December 31, 2016		December 31, 2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-sale
U.S. Treasury Notes	$14,998	$14,925	$14,995	$14,920	$30,580	$30,345
U.S. Government agencies	54,231	53,219	60,180	58,857	84,368	83,613
Obligations of states, municipalities, and political subdivisions	32,619	32,535	16,271	16,059	20,687	20,752
Residential mortgage-backed securities
Agency	329,782	324,040	376,800	368,160	593,391	588,334
Non-agency	25,429	25,470	20,107	19,933	—	—
Commercial mortgage-backed securities
Agency	72,190	70,757	78,954	77,403	31,514	31,191
Non-agency	31,838	31,257	32,061	31,052	—	—
Corporate securities	27,093	27,524	17,065	17,329	7,801	7,696
Other securities	3,626	4,957	4,161	4,847	5,098	5,801

Total	$591,806	$584,684	$620,594	$608,560	$773,439	$767,732

Held-to-maturity
Obligations of states, municipalities, and political subdivisions	$24,078	$24,359	$24,878	$24,754	$25,081	$25,249
Residential mortgage-backed securities
Agency	56,453	56,646	67,692	67,444	86,379	85,686
Non-agency	40,922	41,261	46,276	45,884	—	—

Total	$121,453	$122,266	$138,846	$138,082	$111,460	$110,935

        We did not classify any securities as trading securities during the nine months ended September 30, 2017 or during the years ended 2016 or 2015.

        Certain securities have fair values less than amortized cost and, therefore, contain unrealized losses. At September 30, 2017, we evaluated the securities which had an unrealized loss for other than temporary impairment and determined all declines in value to be temporary. There were 113 investment securities with unrealized losses at September 30, 2017 of which only one had a continuous unrealized loss position for 12 consecutive months or longer that is greater than 5% of amortized cost. We anticipate full recovery of amortized cost with respect to these securities by maturity, or sooner, in the event of a more favorable market interest rate environment. We do not intend to sell these securities and it is not more likely than not that we will be required to sell them before recovery of their amortized cost basis, which may be at maturity.

        The following table (dollars in thousands) sets forth certain information regarding contractual maturities and the weighted average yields of our investment securities as of the dates presented. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	(unaudited)
	Maturity as of September 30, 2017
	Due in One Year or Less		Due from One to Five Years		Due from Five to Ten Years		Due after Ten Years
	Amortized Cost	Weighted Average Yield(1)	Amortized Cost	Weighted Average Yield(1)	Amortized Cost	Weighted Average Yield(1)	Amortized Cost	Weighted Average Yield(1)
Available-for-sale
U.S. Treasury Notes	$4,999	1.04%	$9,999	1.21%	$—	—	$—	—
U.S. government agencies	—	—	39,235	1.40%	14,996	1.83%	—	—
Obligations of states, municipalities, and political subdivisions	290	3.27%	4,583	2.81%	16,639	2.52%	11,107	3.18%
Residential mortgage-backed securities
Agency	—	—	—	—	16,818	1.61%	312,964	1.97%
Non-agency	—	—	—	—	—	0.00%	25,429	3.19%
Commercial mortgage-backed securities
Agency	—	—	—	—	11,596	1.84%	60,594	2.18%
Non-agency	—	—	—	—	—	—	31,838	2.61%
Corporate securities	—	—	16,280	4.44%	10,813	3.55%	—	—
Other securities	—	—	—	—	—	—	3,626	3.44%

Total	$5,289	1.25%	$70,097	2.17%	$70,862	2.20%	$445,558	2.16%

Held-to-maturity
Obligations of states, municipalities, and political subdivisions	$—	—	$524	1.50%	$13,735	2.45%	$9,819	2.89%
Residential mortgage-backed securities
Agency	—	—	—	—	—	—	56,453	2.20%
Non-agency	—	—	—	—	—	—	40,922	3.29%

Total	$—	—	$524	1.50%	$13,735	2.45%	$107,194	2.68%

	Maturity as of December 31, 2016
	Due in One Year or Less		Due from One to Five Years		Due from Five to Ten Years		Due after Ten Years
	Amortized Cost	Weighted Average Yield(1)	Amortized Cost	Weighted Average Yield(1)	Amortized Cost	Weighted Average Yield(1)	Amortized Cost	Weighted Average Yield(1)
Available-for-sale
U.S. Treasury Notes	$—	—	$14,995	1.16%	$—	—	$—	—
U.S. government agencies	—	—	50,180	1.41%	10,000	1.74%	—	—
Obligations of states, municipalities, and political subdivisions	200	2.48%	5,172	3.31%	6,720	3.05%	4,179	3.25%
Residential mortgage-backed securities
Agency	—	—	—	—	20,101	1.66%	356,699	2.09%
Non-agency	—	—	—	—	—	—	20,107	3.28%
Commercial mortgage-backed securities
Agency	—	—	—	—	11,969	1.22%	66,985	2.15%
Non-agency	—	—	—	—	—	—	32,061	2.61%
Corporate securities	—	—	13,254	4.55%	3,811	2.46%	—	—
Other securities	—	—	—	—	539	1.11%	3,622	3.43%

Total	$200	2.48%	$83,601	1.98%	$53,140	1.80%	$483,653	2.20%

Held-to-maturity
Obligations of states, municipalities, and political subdivisions	$—	—	$1,731	2.19%	$14,268	2.48%	$8,879	2.82%
Residential mortgage-backed securities		—
Agency	—	—	—	—	—	—	67,692	2.23%
Non-agency	—	—	—	—	—	—	46,276	3.32%

Total	$—	0.00%	$1,731	2.19%	$14,268	2.48%	$122,847	2.68%

(1)
The weighted average yields are based on amortized cost.

	Maturity as of December 31, 2015
	Due in One Year or Less		Due from One to Five Years		Due from Five to Ten Years		Due after Ten Years
	Amortized Cost	Weighted Average Yield(1)	Amortized Cost	Weighted Average Yield(1)	Amortized Cost	Weighted Average Yield(1)	Amortized Cost	Weighted Average Yield(1)
Available-for-sale
U.S. Treasury Notes	$—	0.00%	$30,580	0.98%	$—	0.00%	$—	0.00%
U.S. government agencies	1,528	0.99%	82,840	1.39%	—	0.00%	—	0.00%
Obligations of states, municipalities, and political subdivisions	1,268	3.51%	2,169	4.72%	7,121	4.07%	10,129	3.87%
Residential mortgage-backed securities
Agency	—	0.00%	—	0.00%	111,647	1.49%	481,744	1.95%
Non-agency	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Commercial mortgage-backed securities Agency	—	0.00%	—	0.00%	—	0.00%	31,514	2.09%
Non-agency	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Corporate securities	—	0.00%	5,240	1.82%	2,561	1.68%	—	0.00%
Other securities	—	0.00%	—	0.00%	—	0.00%	5,098	1.65%

Total	$2,796	2.13%	$120,829	1.37%	$121,329	1.64%	$528,485	2.00%

Held-to-maturity
Obligations of states, municipalities, and political subdivisions	$—	0.00%	$—	0.00%	$11,953	2.37%	$13,128	2.77%
Residential mortgage-backed securities
Agency	—	0.00%	—	0.00%	—	0.00%	86,379	2.16%
Non-agency	—	0.00%	—	0.00%	—	0.00%	—	0.00%

Total	$—	0.00%	$—	0.00%	$11,953	2.37%	$99,507	2.24%

(1)
The weighted average yields are based on amortized cost.

        Total non-taxable securities classified as obligations of states, municipalities and political subdivisions were $27.5 million at September 30, 2017, an increase of $8.5 million from $19.0 million December 31, 2016. Total non-taxable securities classified as obligations of states, municipalities and political subdivisions was $19.0 million at December 31, 2016, a decrease of $2.7 million from December 31, 2015.

        There were no holdings of securities of any one issuer, other than U.S. government-sponsored entities and agencies, with total outstanding balances greater than 10% of our stockholders' equity as of September 30, 2017, December 31, 2016 and 2015.

  Restricted stock

        As a member of the Federal Home Loan Bank system, our bank is required to maintain an investment in the capital stock of the FHLB. No market exists for this stock, and it has no quoted market value. The stock is redeemable at par by the FHLB and is, therefore, carried at cost. In addition, our bank owns stock of Bankers' Bank that was acquired as part of the Ridgestone acquisition. The stock is redeemable at par and carried at cost. As of September 30, 2017, December 31, 2016 and 2015, we held approximately $10.6 million, $15.0 million and $7.6 million, respectively, in FHLB and Bankers' Bank stocks. We evaluate impairment of our investment in FHLB and Bankers' Bank based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. We did not identify any indicators of impairment of FHLB and Bankers' Bank stock as of September 30, 2017, December 31, 2016 and 2015.

  Loan and lease portfolio

        Lending-related income is the most important component of our net interest income and is the main driver of the results of our operations. Total loans and leases at September 30, 2017 were $2.2 billion, an increase of $68.5 million compared to December 31, 2016. Our originated loan and lease portfolio increased $192.1 million, offset by a decrease in the acquired loan and lease portfolio of $123.6 million, during the first nine months of 2017. The growth in the originated loan and lease portfolio was primarily driven by increases in commercial real estate loans, commercial and industrial loans and leases, partially offset by decreases in construction, land development and other land loans. Total loans and leases at December 31, 2016 and December 31, 2015 were $2.1 billion and $1.3 billion, respectively, an increase of $802.6 million or 59.7%. This growth in the loan portfolio is due to the Ridgestone acquisition and increased market penetration through organic growth, as well as the addition of experienced lending officers, including the addition of a team of experienced sponsor finance lenders with over 50 years of combined experience.

        We strive to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral. The following table shows our allocation of originated, acquired impaired and acquired non-impaired loans as of the dates presented (dollars in thousands):

	(unaudited)
	September 30, 2017		December 31, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Originated loans
Commercial real estate	$463,020	20.9%	$338,752	15.8%	$201,586	15.0%
Residential real estate	398,062	18.0	394,168	18.3	215,388	16.0
Construction, land development, and other land	85,666	3.9	119,357	5.6	29,225	2.2
Commercial and industrial	390,331	17.6	309,097	14.4	146,858	10.9
Installment and other	2,726	0.1	2,021	0.1	544	0.0
Leasing financing receivables	134,193	6.0	118,493	5.5	69,416	5.2

Total originated loans	1,473,998	66.5	1,281,888	59.7	663,017	49.3
Acquired impaired loans
Commercial real estate	173,106	7.8	207,303	9.7	243,964	18.1
Residential real estate	152,149	6.9	175,717	8.2	223,738	16.6
Construction, land development, and other land	5,424	0.2	6,979	0.3	8,634	0.6
Commercial and industrial	11,433	0.5	13,464	0.6	9,570	0.7
Installment and other	488	0.0	574	0.0	1,005	0.1

Total acquired impaired loans	342,600	15.4	404,037	18.8	486,911	36.1
Acquired non-impaired loans
Commercial real estate	225,759	10.2	250,289	11.6	88,146	6.6
Residential real estate	32,451	1.5	40,853	1.9	45,208	3.4
Construction, land development, and other land	3,214	0.2	14,430	0.7	2,373	0.2
Commercial and industrial	100,291	4.5	115,677	5.4	9,268	0.7
Installment and other	38	0.0	364	0.0	377	0.0
Leasing financing receivables	38,148	1.7	40,473	1.9	50,137	3.7

Total acquired non-impaired loans	399,901	18.1	462,086	21.5	195,509	14.6

Total loans and leases	2,216,499	100.0%	2,148,011	100.0%	1,345,437	100.0%

Allowance for loan and lease losses	(15,980)		(10,923)		(7,632)

Total loans and leases, net of allowance for loan and lease losses	$2,200,519		$2,137,088		$1,337,805

        Loans collateralized by real estate comprised 69.4%, 72.1% and 78.7% of the loan and lease portfolio at September 30, 2017, December 31, 2016 and December 31, 2015, respectively. Commercial real estate loans comprised the largest portion of the real estate loan portfolio as of September 30, 2017, December 31, 2016 and December 31, 2015, and totaled $861.9 million or 56.0% of real estate loans and 38.9% of the total loan and lease portfolio at September 30, 2017. At December 31, 2016 and 2015, commercial real estate loans totaled $796.3 million and $533.7 million, and comprised 51.4% and 50.4%, respectively, of real estate loans, and 37.1% and 39.7%, respectively, of the total loan and lease portfolio. Acquired impaired commercial real estate loans continue to decrease from

$244.0 million at December 31, 2015 to $207.3 million as of December 31, 2016 to $173.1 million as of September 30, 2017.

        Residential real estate loans totaled $582.7 million at September 30, 2017 compared to $610.7 million at December 31, 2016, a decrease of $28.1 million or 4.6%. The residential real estate loan portfolio comprised 37.9% and 39.5% of real estate loans as of September 30, 2017 and December 31, 2016, respectively, and 26.3% and 28.4% of total loans and leases at September 30, 2017 and December 31, 2016, respectively. Acquired impaired residential real estate loans continue to decrease from $175.7 million as of December 31, 2016 to $152.1 million as of September 30, 2017, or 13.4%.

        Construction, land development and other land loans totaled $94.3 million at September 30, 2017 compared to $140.8 million at December 31, 2016, a decrease of $46.5 million or 33.0%. The construction, land development and other land loan portfolio comprised 6.1% and 9.1% of real estate loans as of September 30, 2017 and December 31, 2016, respectively, and 4.2% and 6.6% of the total loan and lease portfolio as of September 30, 2017 and December 31, 2016, respectively.

        Commercial and industrial loans totaled $502.1 million and $438.2 million at September 30, 2017 and December 31, 2016, respectively, an increase of $63.9 million or 14.6% primarily due to organic growth. Commercial and industrial loans totaled $165.7 million at December 31, 2015. The commercial and industrial loan portfolio comprised 22.7%, 20.4% and 12.3% of the total loan and lease portfolio as of September 30, 2017, December 31, 2016 and December 31, 2015, respectively.

        Lease financing receivables comprised 7.8%, 7.4% and 8.9% of the loan and lease portfolio as of September 30, 2017, December 31, 2016 and December 31, 2015, respectively. Total lease financing receivables were $172.3 million, $159.0 million and $119.6 million at September 30, 2017 and December 31, 2016 and December 31, 2015, respectively. During 2017 and 2016, the increase was due to continued growth in our small-ticket vendor sales channels, and our increased syndication activities.

  Loan portfolio maturities and interest rate sensitivity

        The following table shows our loan and lease portfolio by scheduled maturity at September 30, 2017 (dollars in thousands) (unaudited):

	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years
	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Total
Originated loans
Commercial real estate	$14,158	$28,802	$123,502	$175,718	$23,926	$96,914	$463,020
Residential real estate	324	17,560	80,789	53,925	227,473	17,991	398,062
Construction, land development, and other land	1,930	32,995	9,317	30,722	—	10,702	85,666
Commercial and industrial	9,635	32,130	14,909	211,436	5,518	116,703	390,331
Installment and other	26	1,629	602	—	469	—	2,726
Leasing financing receivables	2,794	—	120,532	—	10,867	—	134,193

Total originated loans	$28,867	$113,116	$349,651	$471,801	$268,253	$242,310	$1,473,998

Acquired impaired loans
Commercial real estate	$48,136	$468	$110,779	$359	$5,331	$8,033	$173,106
Residential real estate	40,340	555	87,188	2,522	21,423	121	152,149
Construction, land development, and other land	1,221	158	3,508	—	133	404	5,424
Commercial and industrial	2,737	207	1,080	259	3,106	4,044	11,433
Installment and other	48	—	173	—	267	—	488

Total acquired impaired loans	$92,482	$1,388	$202,728	$3,140	$30,260	$12,602	$342,600

Acquired non-impaired loans
Commercial real estate	$20,286	$2,099	$46,670	$3,387	$1,747	$151,570	$225,759
Residential real estate	6,669	5,503	9,368	9,288	1,159	464	32,451
Construction, land development, and other land	678	—	1,662	—	—	874	3,214
Commercial and industrial	3,368	5,187	1,338	12,454	298	77,646	100,291
Installment and other	36	2	—	—	—	—	38
Leasing financing receivables	3,468	—	31,651	—	3,029	—	38,148
Total acquired non-impaired loans	34,505	12,791	90,689	25,129	6,233	230,554	399,901

Total loans	$155,854	$127,295	$643,068	$500,070	$304,746	$485,466	$2,216,499

        At September 30, 2017, 49.8% of the loan and lease portfolio bears interest at fixed rates and 50.2% at floating rates. The expected life of our loan portfolio will differ from contractual maturities because borrowers may have the right to curtail or prepay their loans with or without penalties. Because a portion of the portfolio is accounted for under ASC 310-30, the carrying value is significantly affected by estimates and it is impracticable to allocate scheduled payments for those loans based on those estimates. Consequently, the tables above include information limited to contractual maturities of the underlying loans.

  Allowance for loan and lease losses

        The ALLL is determined by us on a quarterly basis, although we are engaged in monitoring the appropriate level of the allowance on a more frequent basis. The ALLL reflects management's estimate of probable incurred credit losses inherent in the loan and lease portfolios. The computation includes element of judgement and high levels of subjectivity.

        Factors considered by us include, but are not limited to, actual loss experience, peer loss experience, changes in size and risk profile of the portfolio, identification of individual problem loan and lease situations which may affect a borrower's ability to repay and evaluation of the prevailing economic conditions. Changes in conditions may necessitate revision of the estimate in future periods.

        We assesses the ALLL based on three categories: (i) originated loans and leases, (ii) acquired non-impaired loans and leases and (iii) acquired impaired loans with further credit deterioration after the acquisition or the recapitalization.

        Total ALLL was $16.0 million at September 30, 2017 compared to $10.9 million at December 31, 2016, an increase of $5.1 million, or 46.3%. The increase was primarily due to the overall portfolio growth and increased weighting of our qualitative factors.

        Total ALLL was $10.9 million at December 31, 2016 compared to $7.6 million at December 31, 2015, an increase of $3.3 million, or 43.1%. The increase was primarily due to the overall portfolio growth, increased weighting of the qualitative factors, and adjustments of new origination assumptions to better align the ALLL with the loan portfolio's risk profile.

        Total ALLL was 0.72%, 0.51% and 0.57% of total loans and leases at September 30, 2017, December 31, 2016 and December 31, 2015, respectively. This ratio is generally below the median of our peer banks, as we valued significant amounts of acquired loans at fair value at acquisition date as a result of the Recapitalization and the Ridgestone acquisition, which, management believes, limits the amount of reserves needed to cover these loans as of September 30, 2017, December 31, 2016 and 2015, in accordance with applicable accounting guidance. Acquisition accounting adjustments remaining balances resulting from the Recapitalization and the Ridgestone acquisition totaled $34.2 million, $43.2 million and $19.2 million as of September 30, 2017, December 31, 2016 and December 31, 2015, respectively.

        The following table presents an analysis of the allowance of the loan and lease losses for the periods presented (dollars in thousands) (unaudited):

	Commercial Real Estate	Residential Real Estate	Construction, Land Development, and Other Land	Commercial and Industrial	Installment and Other	Lease Financing Receivables	Total
Balance at June 30, 2017	$3,668	$1,835	$327	$5,689	$344	$2,106	$13,969
Provision for acquired impaired loans	493	45	36	375	5	—	954
Provision for acquired non-impaired loans and leases	818	96	(18)	613	5	78	1,592
Provision for originated loans	266	(89)	(129)	452	3	851	1,354

Total provision	$1,577	$52	$(111)	$1,440	$13	$929	$3,900

Charge-offs for acquired impaired loans	(186)	(73)	—	(136)	—	—	(395)
Charge-offs for acquired non-impaired loans and leases	—	(88)	—	(627)	(327)	(33)	(1,075)
Charge-offs for originated loans and leases	—	—	—	—	—	(829)	(829)

Total charge-offs	$(186)	$(161)	$—	$(763)	$(327)	$(862)	$(2,299)

Recoveries for acquired impaired loans	—	—	—	—	—	—	—
Recoveries for acquired non-impaired loans and leases	—	—	—	—	—	—	—
Recoveries for originated loans and leases	—	—	—	—	—	410	410

Total recoveries	$—	$—	$—	$—	$—	$410	$410

Net charge-offs	186	161	—	763	327	452	1,889

Acquired impaired loans	2,029	313	61	1,392	18	—	3,813
Acquired non-impaired loans and leases	942	400	3	1,615	4	556	3,520
Originated loans and leases	2,088	1,013	152	3,359	8	2,027	8,647

Balance at September 30, 2017	$5,059	$1,726	$216	$6,366	$30	$2,583	$15,980

Ending ALLL balance
Acquired impaired loans	$2,029	$313	$61	$1,392	$18	$—	$3,813
Acquired non-impaired loans and leases and originated loans individually evaluated for impairment	1,186	176	—	1,585	2	—	2,949
Acquired non-impaired loans and leases and originated loans and leases collectively evaluated for impairment	1,844	1,237	155	3,389	10	2,583	9,218
Loans and leases ending balance
Acquired impaired loans	$173,106	$152,149	$5,424	$11,433	$488	$—	$342,600
Acquired non-impaired loans and leases and originated loans individually evaluated for impairment	14,928	1,948	565	6,075	2	—	23,518
Acquired non-impaired loans and leases and originated loans and leases collectively evaluated for impairment	673,851	428,565	88,315	484,547	2,762	172,341	1,850,381

Total loans and leases at September 30, 2017, gross	$861,885	$582,662	$94,304	$502,055	$3,252	$172,341	$2,216,499

Ratio of net charge-offs to average loans and leases outstanding during the period
Acquired impaired loans	0.03%	0.01%	0.00%	0.02%	0.00%	0.00%	0.07%
Acquired non-impaired loans and leases	0.00%	0.02%	0.00%	0.11%	0.06%	0.01%	0.19%
Originated loans and leases	0.00%	0.00%	0.00%	0.00%	0.00%	0.08%	0.08%
Loans and leases ending balance as a percentage of total loans and leases, gross
Acquired impaired loans	7.81%	6.86%	0.24%	0.52%	0.02%	0.00%	15.46%
Acquired non-impaired loans and leases and originated loans individually evaluated for impairment	0.67%	0.09%	0.03%	0.27%	0.00%	0.00%	1.06%
Acquired non-impaired loans and leases and originated loans and leases collectively evaluated for impairment	30.40%	19.34%	3.98%	21.86%	0.12%	7.78%	83.48%

	Commercial Real Estate	Residential Real Estate	Construction, Land Development, and Other Land	Commercial and Industrial	Installment and Other	Lease Financing Receivables	Total
Balance at December 31, 2016	$1,945	$2,483	$742	$4,196	$334	$1,223	$10,923
Provision for acquired impaired loans	2,017	95	61	1,039	17	—	3,229
Provision for acquired non-impaired loans and leases	827	184	(7)	2,500	3	519	4,026
Provision for originated loans	747	(679)	(580)	393	3	2,167	2,051

Total provision	$3,591	$(400)	$(526)	$3,932	$23	$2,686	$9,306

Charge-offs for acquired impaired loans	(477)	(229)	—	(321)	—	—	(1,027)
Charge-offs for acquired non-impaired loans and leases	—	(128)	—	(959)	(327)	(500)	(1,914)
Charge-offs for originated loans and leases	—	—	—	(482)	—	(1,899)	(2,381)

Total charge-offs	$(477)	$(357)	$—	$(1,762)	$(327)	$(2,399)	$(5,322)

Recoveries for acquired impaired loans	—	—	—	—	—	—	—
Recoveries for acquired non-impaired loans and leases	—	—	—	—	—	259	259
Recoveries for originated loans and leases	—	—	—	—	—	814	814

Total recoveries	$—	$—	$—	$—	$—	$1,073	$1,073

Net charge-offs	477	357	—	1,762	327	1,326	4,249

Acquired impaired loans	2,029	313	61	1,392	18	—	3,813
Acquired non-impaired loans and leases	942	400	3	1,615	4	556	3,520
Originated loans and leases	2,088	1,013	152	3,359	8	2,027	8,647
Balance at September 30, 2017	$5,059	$1,726	$216	$6,366	$30	$2,583	$15,980

Ending ALLL balance
Acquired impaired loans	$2,029	$313	$61	$1,392	$18	$—	$3,813
Acquired non-impaired loans and leases and originated loans individually evaluated for impairment	1,186	176	—	1,585	2	—	2,949
Acquired non-impaired loans and leases and originated loans and leases collectively evaluated for impairment	1,844	1,237	155	3,389	10	2,583	9,218
Loans and leases ending balance
Acquired impaired loans	$173,106	$152,149	$5,424	$11,433	$488	$—	$342,600
Acquired non-impaired loans and leases and originated loans individually evaluated for impairment	14,928	1,948	565	6,075	2	—	23,518
Acquired non-impaired loans and leases and originated loans and leases collectively evaluated for impairment	673,851	428,565	88,315	484,547	2,762	172,341	1,850,381

Total loans and leases at September 30, 2017, gross	$861,885	$582,662	$94,304	$502,055	$3,252	$172,341	$2,216,499

Ratio of net charge-offs to average loans and leases outstanding during the period
Acquired impaired loans	0.03%	0.01%	0.00%	0.02%	0.00%	0.00%	0.06%
Acquired non-impaired loans and leases	0.00%	0.01%	0.00%	0.06%	0.02%	0.01%	0.10%
Originated loans and leases	0.00%	0.00%	0.00%	0.03%	0.00%	0.07%	0.10%
Loans and leases ending balance as a percentage of total loans and leases, gross
Acquired impaired loans	7.81%	6.86%	0.24%	0.52%	0.02%	0.00%	15.46%
Acquired non-impaired loans and leases and originated loans individually evaluated for impairment	0.67%	0.09%	0.03%	0.27%	0.00%	0.00%	1.06%
Acquired non-impaired loans and leases and originated loans and leases collectively evaluated for impairment	30.40%	19.34%	3.98%	21.86%	0.12%	7.78%	83.48%

	Commercial Real Estate	Residential Real Estate	Construction, Land Development, and Other Land	Commercial and Industrial	Installment and Other	Lease Financing Receivables	Total
Balance at June 30, 2016	$2,119	$1,303	$489	$1,472	$367	$740	$6,490
Provision for acquired impaired loans	205	(89)	(48)	(10)	—	—	58
Provision for acquired non-impaired loans and leases	(1,307)	(16)	(5)	1	(1)	(327)	(1,655)
Provision for originated loans	1,129	146	119	633	(2)	1,255	3,280

Total provision	$27	$41	$66	$624	$(3)	$928	$1,683

Charge-offs for acquired impaired loans	(64)	25	—	(2)	(9)	—	(50)
Charge-offs for acquired non-impaired loans and leases	(3)	—	—	—	—	(39)	(42)
Charge-offs for originated loans and leases	(1,011)	—	(95)	—	—	(632)	(1,738)

Total charge-offs	$(1,078)	$25	$(95)	$(2)	$(9)	$(671)	$(1,830)

Recoveries for acquired impaired loans	—	—	—	—	—	—	—
Recoveries for acquired non-impaired loans and leases	—	—	—	—	—	14	14
Recoveries for originated loans and leases	—	—	—	—	—	144	144

Total recoveries	$—	$—	$—	$—	$—	$158	$158

Net charge-offs (recoveries)	1,078	(25)	95	2	9	513	1,672

Acquired impaired loans	448	494	—	638	26	—	1,606
Acquired non-impaired loans and leases	74	326	9	49	328	203	989
Originated loans and leases	546	549	451	1,407	1	952	3,906

Balance at September 30, 2016	$1,068	$1,369	$460	$2,094	$355	$1,155	$6,501

Ending ALLL balance
Acquired impaired loans	$399	$496	$47	$638	$26	$—	$1,606
Acquired non-impaired loans and leases and originated loans individually evaluated for impairment	—	339	—	192	328	—	859
Acquired non-impaired loans and leases and originated loans and leases collectively evaluated for impairment	669	534	413	1,264	1	1,155	4,036
Loans and leases ending balance
Acquired impaired loans	$187,359	$185,979	$7,539	$6,512	$590	$—	$387,979
Acquired non-impaired loans and leases and originated loans individually evaluated for impairment	6,374	2,553	—	192	328	—	9,447
Acquired non-impaired loans and leases and originated loans and leases collectively evaluated for impairment	377,090	438,446	104,369	244,566	1,055	154,557	1,320,083

Total loans and leases at September 30, 2016, gross	$570,823	$626,978	$111,908	$251,270	$1,973	$154,557	$1,717,509

Ratio of net charge-offs to average loans and leases outstanding during the period
Acquired impaired loans	0.02%	(0.01)%	0.00%	0.00%	0.00%	0.00%	0.01%
Acquired non-impaired loans and leases	0.00%	0.00%	0.00%	0.00%	0.00%	0.01%	0.01%
Originated loans and leases	0.24%	0.00%	0.02%	0.00%	0.00%	0.12%	0.38%
Loans and leases ending balance as a percentage of total loans and leases, gross
Acquired impaired loans	10.91%	10.83%	0.44%	0.38%	0.03%	0.00%	22.59%
Acquired non-impaired loans and leases and originated loans individually evaluated for impairment	0.37%	0.15%	0.00%	0.01%	0.02%	0.00%	0.55%
Acquired non-impaired loans and leases and originated loans and leases collectively evaluated for impairment	21.96%	25.53%	6.08%	14.24%	0.06%	9.00%	76.86%

	Commercial Real Estate	Residential Real Estate	Construction, Land Development, and Other Land	Commercial and Industrial	Installment and Other	Lease Financing Receivables	Total
Balance at December 31, 2015	$2,280	$2,981	$232	$1,403	$357	$379	$7,632
Provision for acquired impaired loans	2,965	(935)	—	76	5	—	2,111
Provision for acquired non-impaired loans and leases	(1,117)	(86)	9	3	2	355	(834)
Provision for originated loans	1,202	41	314	689	1	1,824	4,071

Total provision	$3,050	$(980)	$323	$768	$8	$2,179	$5,348

Charge-offs for acquired impaired loans	(3,251)	(461)	—	(74)	(9)	—	(3,795)
Charge-offs for acquired non-impaired loans and leases	—	(171)	—	(3)	(1)	(454)	(629)
Charge-offs for originated loans and leases	(1,011)	—	(95)	—	—	(1,480)	(2,586)

Total charge-offs	$(4,262)	$(632)	$(95)	$(77)	$(10)	$(1,934)	$(7,010)

Recoveries for acquired impaired loans	—	—	—	—	—	—	—
Recoveries for acquired non-impaired loans and leases	—	—	—	—	—	143	143
Recoveries for originated loans and leases	—	—	—	—	—	388	388

Total recoveries	$—	$—	$—	$—	$—	$531	$531

Net charge-offs	4,262	632	95	77	10	1,403	6,479

Acquired impaired loans	448	494	—	638	26	—	1,606
Acquired non-impaired loans and leases	74	326	9	49	328	203	989
Originated loans and leases	546	549	451	1,407	1	952	3,906

Balance at September 30, 2016	$1,068	$1,369	$460	$2,094	$355	$1,155	$6,501

Ending ALLL balance
Acquired impaired loans	$399	$496	$47	$638	$26	$—	$1,606
Acquired non-impaired loans and leases and originated loans individually evaluated for impairment	—	339	—	192	328	—	859
Acquired non-impaired loans and leases and originated loans and leases collectively evaluated for impairment	669	534	413	1,264	1	1,155	4,036
Loans and leases ending balance
Acquired impaired loans	$187,359	$185,979	$7,539	$6,512	$590	$—	$387,979
Acquired non-impaired loans and leases and originated loans individually evaluated for impairment	6,374	2,553	—	192	328	—	9,447
Acquired non-impaired loans and leases and originated loans and leases collectively evaluated for impairment	377,090	438,446	104,369	244,566	1,055	154,557	1,320,083

Total loans and leases at September 30, 2016, gross	$570,823	$626,978	$111,908	$251,270	$1,973	$154,557	$1,717,509

Ratio of net charge-offs to average loans and leases outstanding during the period
Acquired impaired loans	0.28%	0.04%	0.00%	0.01%	0.00%	0.00%	0.33%
Acquired non-impaired loans and leases	0.00%	0.01%	0.00%	0.00%	0.00%	0.03%	0.04%
Originated loans and leases	0.09%	0.00%	0.01%	0.00%	0.00%	0.09%	0.19%
Loans and leases ending balance as a percentage of total loans and leases, gross
Acquired impaired loans	10.91%	10.83%	0.44%	0.38%	0.03%	0.00%	22.59%
Acquired non-impaired loans and leases and originated loans individually evaluated for impairment	0.37%	0.15%	0.00%	0.01%	0.02%	0.00%	0.55%
Acquired non-impaired loans and leases and originated loans and leases collectively evaluated for impairment	21.96%	25.53%	6.08%	14.24%	0.06%	9.00%	76.86%

  Non-performing assets

        Non-performing loans and leases include loans and leases 90 days past due and still accruing, loans and leases accounted for on a non-accrual basis and accruing restructured loans. Non-performing assets consist of non-performing loans and leases plus other real estate owned. Non-accrual loans and leases as of September 30, 2017, December 31, 2016 and December 30, 2015, totaled $15.1 million, $6.8 million and $7.4 million, respectively. The increase of non-performing assets from December 31, 2016 to September 30, 2017 was primarily due to an increase in non-accrual loans of $8.3 million, primarily in the government guaranteed loan portfolio, partially offset by a decrease in other real estate owned of $2.7 million.

        Total OREO held by us was $13.9 million as of September 30, 2017, a decrease of $2.7 million from December 31, 2016. The decrease in OREO resulted from dispositions of $8.0 million and valuation adjustments of $367,000, offset by additions to OREO through loan foreclosures totaling $5.7 million.

        Total OREO held by us decreased from $26.7 million as of December 31, 2015 to $16.6 million as of December 31, 2016. The $10.1 million decrease in OREO for the year ended December 31, 2016 resulted from the disposition of OREO of $17.4 million and valuation adjustments of $953,000 offset by additional OREO resulting from the acquisition of Ridgestone of $1.5 million and net additions through loan foreclosures of $6.7 million.

        The following table sets forth the amounts of non-performing loans and leases, non-performing assets and OREO at the dates indicated (dollars in thousands):

	(unaudited) September 30, 2017	December 31, 2016	December 31, 2015
Non-accrual loans and leases(1)(2)(3)	$15,121	$6,784	$7,402
Past due loans and leases 90 days or more and still accruing interest	—	—	—
Accruing troubled debt restructured loans	1,631	602	1,909

Total non-performing loans and leases	16,752	7,386	9,311
Other real estate owned	13,859	16,570	26,715

Total non-performing assets	$30,611	$23,956	$36,026

Total non-performing loans as a percentage of total loans and leases	0.76%	0.34%	0.69%
Total non-performing assets as a percentage of total assets	0.93%	0.73%	1.45%
Allowance for loan and lease losses as a percentage of non-performing loans and leases	95.39%	147.88%	81.98%

(1)
Includes $656,000, $552,000 and $833,000 of non-accrual restructured loans at September 30, 2017, December 31, 2016 and 2015, respectively.

(2)
For the nine months ended September 30, 2017, $977,000 in interest income would have been recorded had non-accrual loans been current; the amount of interest we recorded on these loans was $186,000.

(3)
For the nine months ended September 30, 2017, $49,000 in interest income would have been recorded had troubled debt restructurings included within non-accrual loans been current.

        Acquired impaired loans (accounted for under ASC 310-30) that are delinquent and/or on non-accrual status continue to accrue income provided the respective pool in which those assets reside maintains a discount and recognizes accretion income. The aforementioned loans are characterized as performing loans based on contractual delinquency. If the pool no longer has a discount and accretion income can no longer be recognized, any loan within that pool on non-accrual status will be classified as non-accrual for presentation purposes.

        Total non-accrual loans increased by $8.3 million between December 31, 2016 and September 30, 2017 due to additional non-accrual loans primarily from the government guaranteed loan portfolio. The government guaranteed portion on non-accrual loans totaled $4.1 million at September 30, 2017. Total non-accrual loans decreased by $618,000 or 8.3% between December 31, 2015 and 2016. The decrease was primarily due to the reduction in acquired loans from the recapitalization and offset by the addition of loans from the Ridgestone acquisition. At December 31, 2016, there were $746,000 of non-accrual loans acquired from Ridgestone.

        Total accruing loans past due decreased from $14.1 million at December 31, 2016 to $7.5 million at September 30, 2017. Total accruing loans past due increased from $2.2 million at December 31, 2015 to $14.1 million at December 31, 2016. This represents an increase of $11.9 million or 546.7%, and can be attributed to the addition of loans from the Ridgestone acquisition. Of the $11.9 million increase, $11.0 million are from loans that were 30-59 days past due; $7.7 million, or 54.3% of past due loans were acquired from Ridgestone in 2016. The following table summarizes the recorded investment, unpaid principal balance, related allowance, average recorded investment, and interest income recognized for loans and leases considered impaired as of the periods indicated (dollars in thousands):

	(unaudited) September 30, 2017
	Unpaid Principal Balance of Impaired Loans	Impaired Non- ASC 310-30 Loans with a Specific Allowance	Impaired Non- ASC 310-30 Loans with no Specific Allowance Recorded	Specific Allowance Allocated to Impaired Loans	Average Recorded Investment in Impaired Loans	Interest Income Recognized on Impaired Loans
Commercial real estate	$15,670	$5,387	$9,541	$1,186	$11,648	$706
Residential real estate	2,976	367	1,581	176	2,142	37
Construction, land development, and other land	565	—	565	—	288	2
Commercial and industrial	6,586	2,610	3,465	1,585	4,064	753
Installment and other	310	2	—	2	213	11

Total impaired loans held in portfolio, net	$26,107	$8,366	$15,152	$2,949	$18,355	$1,509

	December 31, 2016
	Unpaid Principal Balance of Impaired Loans	Impaired Non- ASC 310-30 Loans with a Specific Allowance	Impaired Non- ASC 310-30 Loans with no Specific Allowance Recorded	Specific Allowance Allocated to Impaired Loans	Average Recorded Investment in Impaired Loans	Interest Income Recognized on Impaired Loans
Commercial real estate	$9,502	$—	$8,916	$—	$8,975	$305
Residential real estate	2,527	496	804	293	1,346	46
Commercial and industrial	1,393	861	521	396	1,430	(2)
Installment and other	361	328	—	328	328	16

Total impaired loans held in portfolio, net	$13,783	$1,685	$10,241	$1,017	$12,079	$365

	December 31, 2015
	Unpaid Principal Balance of Impaired Loans	Impaired ASC 310-30 Pools with Specific Allowance Recorded	Impaired Non- ASC 310-30 Loans with a Specific Allowance	Impaired Non- ASC 310-30 Loans with no Specific Allowance Recorded	Specific Allowance Allocated to Impaired Loans	Average Recorded Investment in Impaired Loans	Interest Income Recognized on Impaired Loans
Commercial real estate	$4,719	$87,514	$2,798	$1,362	$1,076	$4,220	$110
Residential real estate	5,438	9,064	1,221	2,821	615	4,115	78
Construction, land development, and other land	1,201	—	208	—	137	208	—
Commercial and industrial	171	10,768	171	—	171	185	1
Installment and other	335	79	327	—	327	327	23

Total impaired loans held in portfolio, net	$11,864	$107,425	$4,725	$4,183	$2,326	$9,055	$212

  Deposits

        Total deposits at September 30, 2017 were $2.5 billion, representing an increase of $30.5 million, or 1.2%, compared to December 31, 2016. Non-interest bearing deposits were $753.7 million or 29.9% of total deposits, at September 30, 2017, an increase of $29.2 million or 4.0% compared to $724.5 million at December 31, 2016 or 29.1% of total deposits. Interest bearing transaction accounts increased $51.4 million for the first nine months of 2017. Time deposits decreased $50.0 million, or 6.4%, from $776.5 million at December 31, 2016 to $726.5 million at September 30, 2017. Core deposits remained stable at 86.2% of total deposits at September 30, 2017.

        Total deposits at December 31, 2016 were $2.5 billion, representing an increase of $309.8 million, or 14.2%, compared to $2.2 billion at December 31, 2015. The majority of the growth in deposits during 2016 is due to the acquisition of Ridgestone, which added $361.4 million to deposits at the time of the acquisition. This was offset by $34.3 million in net time deposit run off in 2016. As of December 31, 2016, deposits accounted for 85% of total liabilities, and core deposits, which we define as all deposits excluding certificates of deposit exceeding $100,000, constituted 84.6% of our deposit base.

        The increase in non-interest bearing deposits was driven by new deposit relationships. Our cost of deposits was 33 basis points during the third quarter of 2017 compared to 19 basis points during the third quarter of 2016, and 30 basis points during the second quarter of 2017. These increases are primarily attributed to an increase in interest rates on our time deposits. We had no brokered time deposits as of September 30, 2017 compared to $30.8 million at December 31, 2016.

        We gather deposits primarily through each of our 55 branch locations in the Chicago metropolitan area and one branch in Brookfield, Wisconsin. Through our branch network, online, mobile and direct banking channels, we offer a variety of deposit products including demand deposit accounts, interest-bearing products, savings accounts, and certificates of deposit. We offer competitive online, mobile and direct banking channels. Small businesses are a significant source of low cost deposits as they value convenience, flexibility and access to local decision makers that are responsive to their needs.

        The following table shows the average balance amounts and the average rates paid on our deposits for the periods indicated (dollars in thousands):

	For the Three Months Ended September 30, 2017		For the Three Months Ended September 30, 2016
	(unaudited)
	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest-bearing deposits	$748,523	0.00%	$653,642	0.00%
Interest-bearing checking accounts	186,447	0.06	185,583	0.06
Money market demand accounts	388,365	0.28	406,531	0.26
Other savings	441,096	0.07	442,269	0.07
Time deposits (below $100,000)	394,984	0.77	288,682	0.47
Time deposits ($100,000 and above)	363,534	1.05	218,888	0.64

Total	$2,522,949	0.33%	$2,195,595	0.19%

	For the Nine Months Ended September 30, 2017		For the Nine Months Ended September 30, 2016
	(unaudited)
	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest-bearing deposits	$736,982	0.00%	$650,803	0.00%
Interest-bearing checking accounts	185,409	0.06	187,159	0.07
Money market demand accounts	376,751	0.25	399,240	0.25
Other savings	445,082	0.07	441,773	0.07
Time deposits (below $100,000)	400,927	0.70	304,697	0.46
Time deposits ($100,000 and above)	381,745	0.84	221,819	0.70

Total	$2,526,896	0.29%	$2,205,491	0.20%

	For the Year Ended December 31, 2016		For the Year Ended December 31, 2015
	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest-bearing deposits	$666,221	0.00%	$620,464	0.00%
Interest-bearing checking accounts	187,042	0.07	187,287	0.07
Money market demand accounts	401,628	0.25	385,175	0.24
Other savings	442,458	0.07	440,736	0.07
Time deposits (below $100,000)	318,544	0.39	322,598	0.44
Time deposits ($100,000 and above)	264,478	0.73	241,617	0.67

Total	$2,280,371	0.20%	$2,197,877	0.20%

        The following table shows time deposits and other time deposits of $100,000 or more by time remaining until maturity:

(unaudited) At September 30, 2017
Time Deposits
Three months or less	$89,480
Over three months through six months	33,170
Over six months through 12 months	172,639
Over 12 months	53,275

Total	$348,564

  Borrowed funds

        In addition to deposits, we also utilize FHLB advances as a supplementary funding source to finance our operations. The Bank's advances from the FHLB are collateralized by residential, multi-family real estate loans and securities. At September 30, 2017, December 31, 2016 and 2015, our bank had borrowing capacity from the FHLB of $913.0 million, $961.8 million and $883.3 million, respectively, subject to the availability of collateral. During the nine months ended September 30, 2017, outstanding FHLB advances decreased to $234.6 million, from $313.7 million at December 31, 2016. During 2016, FHLB advances increased by $275.7 million due to increased loan demand and timing of seasonal deposits outflows. Of the $275.7 million increase, $9.8 million was acquired with the Ridgestone merger net of acquisition accounting adjustments.

        The following table sets forth certain information regarding our short-term borrowings at the dates and for the periods indicated (dollars in thousands):

	(unaudited) As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2017	2016	2016	2015
Federal Home Loan Bank advances:
Average balance outstanding	$249,630	$124,277	$151,508	$15,009
Maximum outstanding at any month-end period during the year	374,487	190,000	313,715	100,000
Balance outstanding at end of period	234,559	183,000	313,715	38,000
Weighted average interest rate during period	1.22%	0.40%	0.47%	0.15%
Weighted average interest rate at end of period	1.32	0.41	0.73	0.16
Line of credit:
Average balance outstanding	$12,287	N/A	$6,424	N/A
Maximum outstanding at any month-end period during the year	20,650	N/A	30,000	N/A
Balance outstanding at end of period	—	N/A	20,650	N/A
Weighted average interest rate during period	3.92%	N/A	3.55%	N/A
Weighted average interest rate at end of period	4.25	N/A	3.75	N/A

        The following table shows the scheduled maturities of our Bank's FHLB advances and weighted average interest rates at September 30, 2017 (dollars in thousands) (unaudited):

Scheduled Maturities	Amount	Weighted Average Rates
2017	$225,000	1.24%
2018	9,559	3.21

Total	$234,559	1.32

  Customer repurchase agreements (sweeps)

        Securities sold under agreements to repurchase represent a demand deposit product offered to customers that sweep balances in excess of the FDIC insurance limit into overnight repurchase agreements. We pledge securities as collateral for the repurchase agreements. Securities sold under agreements to repurchase totaled $30.8 million at September 30, 2017, an increase of $13.6 million compared to December 31, 2016. Securities sold under agreements to repurchase increased by $4.5 million from $12.7 million at December 31, 2015 to $17.2 million at December 31, 2016.

  Liquidity

        We manage liquidity based upon factors that include the amount of core deposits as a percentage of total deposits, the level of diversification of our funding sources, the amount of non-deposit funding used to fund assets, the availability of unused funding sources, off-balance sheet obligations, the availability of assets to be readily converted into cash without undue loss, the amount of cash and liquid securities we hold and the re-pricing characteristics and maturities of our assets when compared to the re-pricing characteristics of our liabilities, the ability to securitize and sell certain pools of assets and other factors.

        Our liquidity needs are primarily met by cash and investment securities positions, growth in deposits, cash flow from amortizing loan portfolios, and borrowings from the FHLB. For additional information regarding our operating, investing, and financing cash flows, see "Consolidated Statements of Cash Flows" in our Unaudited Interim Condensed Consolidated Financial Statements included elsewhere in this report.

        As of September 30, 2017, we held $62.2 million in cash and cash equivalents. We maintain an investment securities portfolio of various holdings, types and maturities. We had securities available for sale of $584.7 million and securities held-to-maturity of $121.5 million as of September 30, 2017, including total unpledged securities of $480.9 million.

        As of September 30, 2017, Byline Bank had maximum borrowing capacity from the FHLB of $1.1 billion and from the Federal Reserve Bank of $135.3 million. As of September 30, 2017, Byline Bank had open advances of $234.5 million and open letters of credit of $300,000, leaving us with available aggregate borrowing capacity of $1.0 billion. In addition, Byline Bank had an uncommitted federal funds lines available of $40.0 million.

        As of December 31, 2016, Byline Bank had maximum borrowing capacity from the FHLB of $961.8 million and from the Federal Reserve Bank of $110.6 million. As of December 31, 2016, Byline Bank had open advances of $313.5 million and open letters of credit of $400,000, leaving us with available aggregate borrowing capacity of $758.5 million. In addition, Byline Bank had an uncommitted federal funds line available of $20.0 million.

        On October 13, 2016, we entered into a $30.0 million revolving credit agreement with The PrivateBank and Trust Company, now known as CIBC Bank USA ("CIBC"). As of December 31, 2016, this revolving line of credit had an outstanding balance of $20.7 million. On April 13, 2017, the revolving line of credit was amended to a non-revolving line of credit as long as the outstanding balance exceeds $5.0 million. When the outstanding balance reaches $5.0 million, the line of credit will be converted to a revolving line of credit with credit availability up to $5.0 million until maturity on October 12, 2017. On October 12, 2017 we amended the credit agreement, which extended the maturity date to October 11, 2018. The amended revolving line of credit bears interest at either LIBOR Rate plus 250 basis points or the Prime Rate minus 25 basis points, based on our election. As of September 30, 2017, we had no balance outstanding on the line of credit. We repaid the amount outstanding on the line of credit with a portion of the proceeds from our initial public offering during July 2017.

        There are regulatory limitations that affect the ability of Byline Bank to pay dividends to Byline. See Note 21 of Byline's Consolidated Financial Statements as of December 31, 2016 and 2015, included herein for additional information. Management believes that such limitations will not impact our ability to meet our ongoing short-term cash obligations.

  Capital resources

        Stockholders' equity at September 30, 2017 was $459.5 million compared to $382.7 million at December 31, 2016, an increase of $76.9 million, or 20.1%. The increase was primarily driven by the issuance of common stock, net of issuance costs of $76.8 million, in connection with our initial public offering on June 30, 2017 as well as retained earnings, offset by the repurchase of our Series A Preferred Stock totaling $25.5 million.

        Stockholders' equity at December 31, 2016 was $382.7 million compared to $188.3 million at December 31, 2015, an increase of $194.4 million, or 103.2%. The increase was primarily driven by the Ridgestone acquisition, a common equity private placement of $50.0 million in 2016, a non-cumulative perpetual preferred stock private placement of $10.4 million and an increase of $66.7 million to retained earnings.

        The Company and Byline Bank are subject to various regulatory capital requirements administered by federal banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by federal banking regulators that, if undertaken, could have a direct material effect on our financial statements.

        Under applicable bank regulatory capital requirements, each of Byline and Byline Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Byline Bank must also meet certain specific capital guidelines under the prompt corrective action framework. The capital amounts and classification are subject to qualitative judgments by the federal banking regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and Byline Bank to maintain minimum amounts and ratios of CET1 Capital, Tier 1 capital and total capital to risk-weighted assets and of Tier 1 capital to average consolidated assets, (referred to as the "leverage ratio"), as defined under these capital requirements. See "Supervision and Regulation".

        As of September 30, 2017, Byline Bank exceeded all applicable regulatory capital requirements and was considered "well-capitalized". There have been no conditions or events since September 30, 2017 that management believes have changed Byline Bank's classifications.

        The regulatory capital ratios for Byline and Byline Bank to meet the minimum capital adequacy standards and for Byline Bank to be considered well capitalized under the prompt corrective action framework and Byline's and Byline Bank's actual capital amounts and ratios are set forth in the following tables as of the periods indicated (dollars in thousands).

	(unaudited) September 30, 2017
	Actual		Minimum Capital Required		Required for the Bank to be Considered Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets:
Company	$399,542	16.08%	$198,807	8.00%	N/A	N/A
Bank	356,132	14.30	199,306	8.00	$249,133	10.00%
Tier 1 capital to risk weighted assets:
Company	$381,934	15.37%	$149,105	6.00%	N/A	N/A
Bank	338,524	13.59	149,480	6.00	$199,306	8.00%
Common Equity Tier 1 (CET1) to risk weighted assets:
Company	$346,052	13.93%	$111,829	4.50%	N/A	N/A
Bank	338,524	13.59	112,110	4.50	$161,937	6.50%
Tier 1 capital to average assets:
Company	$381,934	11.95%	$127,796	4.00%	N/A	N/A
Bank	338,524	10.57	128,135	4.00	$160,169	5.00%

	December 31, 2016
	Actual		Minimum Capital Required		Required for the Bank to be Considered Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets:
Company	$316,314	13.28%	$190,257	8.00%	N/A	N/A
Bank	325,465	13.61	191,267	8.00	$239,084	10.00%
Tier 1 capital to risk weighted assets:
Company	$304,324	12.78%	$142,895	6.00%	N/A	N/A
Bank	313,474	13.11	143,450	6.00	$191,267	8.00%
Common Equity Tier 1 (CET1) to risk weighted assets:
Company	$266,760	11.20%	$107,171	4.50%	N/A	N/A
Bank	313,474	13.11	107,588	4.50	$155,404	6.50%
Tier 1 capital to average assets:
Company	$304,324	10.07%	$120,850	4.00%	N/A	N/A
Bank	313,474	10.35	121,169	4.00	$151,461	5.00%

	December 31, 2015
	Actual		Minimum Capital Required		Required to be Considered Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets:
Company	$202,578	12.51%	$129,534	8.00%	$161,917	N/A
Bank	192,253	11.87	129,537	8.00	161,921	10.00%
Tier 1 capital to risk weighted assets:
Company	$194,364	12.00%	$97,150	6.00%	$129,534	N/A
Bank	184,039	11.37	97,153	6.00	129,537	8.00%
Common Equity Tier 1 (CET1) to risk weighted assets:
Company	$144,361	8.92%	$72,863	4.50%	$105,246	N/A
Bank	184,039	11.37	72,864	4.50	105,249	6.50%
Tier 1 capital to average assets:
Company	$194,364	7.85%	$99,076	4.00%	$123,845	N/A
Bank	184,039	7.43	99,077	4.00	123,846	5.00%

        Byline and Byline Bank must maintain a capital conservation buffer consisting of CET1 capital greater than 2.5% of risk-weighted assets above the required minimum risk-based capital levels in order to avoid limitations on paying dividends, repurchasing shares and paying discretionary bonuses. The capital conservation buffer requirement began to be phased in on January 1, 2016 when a buffer greater than 0.625% of risk-weighted assets was required, which amount increases each year until the buffer requirement is fully implemented on January 1, 2019. As of January 1, 2017 the capital conservation buffer requirement was 1.25%. The conservation buffers for Byline and Byline Bank exceed the fully phased in minimum capital requirement as of September 30, 2017.

        Provisions of state and federal banking regulations may limit, by statute, the amount of dividends that may be paid to the Company by Byline Bank without prior approval of Byline Bank's regulatory agencies. The Company is economically dependent on the cash dividends received from Byline Bank. These dividends represent the primary cash flow from operating activities used to service obligations. For the nine months ended September 30, 2017, the Company received $2.2 million in cash dividends from Byline Bank to pay the line of credit interest, the trust preferred securities interest and preferred dividends. There were no cash dividends received by the Company from Byline Bank for the year ended December 31, 2016. Cash dividends of $700,000 to pay the interest payments on the trust preferred securities were received by Byline from Byline Bank during 2015.

  Contractual obligations

        FHLB advances are fully described in Note 12 of our Unaudited Interim Condensed Consolidated Financial Statements, included in this joint proxy statement/prospectus. Operating lease obligations are in place for facilities and land on which banking facilities are located. See Note 15 of our Interim Unaudited Condensed Consolidated Financial Statements for additional information.

  Off-balance sheet items and other financing arrangements

        We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit, commercial letters of credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contractual or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. We evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Byline Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral is primarily obtained in the form of commercial and residential real estate (including income producing commercial properties).

        Standby letters of credit are conditional commitments issued by Byline Bank to guarantee to a third-party the performance of a customer. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

        Commitments to make loans are generally made for periods of 90 days or less. The fixed rate loan commitments have interest rates ranging from 3.23% to 19.50% and maturities up to 2020. Variable rate loan commitments have interest rates ranging from 2.45% to 8.25% and maturities up to 2040.

        Our exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. We use the same credit policies in making commitments and conditional obligations as for funded instruments. We do not anticipate any material losses as a result of the commitments and standby letters of credit.

        The following table summarizes commitments as of the dates presented (dollars in thousands).

	(unaudited) September 30, 2017		December 31, 2016		December 31, 2015
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit	$46,427	$425,115	$37,731	$332,928	$31,579	$169,298
Standby letters of credit	1,050	3,655	1,060	4,135	1,147	1,497

Total	$47,477	$428,770	$38,791	$337,063	$32,726	$170,795

        During the nine months ended September 30, 2017 and for the year ended December 31, 2016, we entered into interest rate swaps that are used to manage differences in the amount, timing, and duration of our known or expected cash receipts and its known or expected cash payments principally related to certain variable rate borrowings. We also entered into interest rate swaps with certain qualified borrowers to facilitate the borrowers' risk management strategies and concurrently entered into mirror-image derivatives with a third-party counterparty. There were no interest rate swap agreements entered into in 2015.

        We recognize derivative financial instruments at fair value regardless of the purpose or intent for holding the instrument. We record derivative assets and derivative liabilities on the Consolidated Statements of Financial Condition within other assets and other liabilities, respectively. Because the derivative assets and liabilities recorded on the balance sheet at September 30, 2017 do not represent the amounts that may ultimately be paid under these contracts, these assets and liabilities are listed in the table below (dollars in thousands):

	(unaudited) September 30, 2017
		Fair Value
	Notional	Asset	Liability
Interest rate contracts—pay fixed, receive floating	$250,000	$3,265	$545
Other interest rate swaps—pay fixed, receive floating	81,712	648	645

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Our primary market risk is interest rate risk, which is defined as the risk of loss of net interest income or net interest margin because of changes in interest rates.

        We seek to measure and manage the potential impact of interest rate risk. Interest rate risk occurs when interest-earning assets and interest-bearing liabilities mature or re-price at different times, on a different basis or in unequal amounts. Interest rate risk also arises when our assets, liabilities and off-balance sheet contracts each respond differently to changes in interest rates, including as a result of explicit and implicit provisions in agreements related to such assets and liabilities and in off-balance sheet contracts that alter the applicable interest rate and cash flow characteristics as interest rates change. The two primary examples of such provisions that we are exposed to are the duration and rate sensitivity associated with indeterminate-maturity deposits (e.g., non-interest-bearing checking accounts, negotiable order of withdrawal ("NOW") accounts, savings accounts and money market deposits accounts ("MMDAs") and the rate of prepayment associated with fixed-rate lending and mortgage-backed securities. Interest rates may also affect loan demand, credit losses, mortgage origination volume and other items affecting earnings.

        We are also exposed to interest rate risk through the retained portion of the SBA loans we make and the related servicing rights. Our SBA loan portfolio is comprised primarily of SBA 7(a) loans, virtually all of which are quarterly or monthly adjustable with the prime rate. The SBA portfolio reacts differently in a rising rate environment than our other non-guaranteed portfolios. Generally, when interest rates rise, the prepayments in the SBA portfolio tend to increase.

        Our management of interest rate risk is overseen by our bank's asset liability committee, and is chaired by Byline Bank's Treasurer, based on a risk management infrastructure approved by our board of directors that outlines reporting and measurement requirements. In particular, this infrastructure sets limits and management targets, calculated monthly, for various metrics, including our economic value sensitivity, our economic value of equity and net interest income simulations involving parallel shifts in interest rate curves, steepening and flattening yield curves, and various prepayment and deposit duration assumptions. Our risk management infrastructure also requires a periodic review of all key assumptions used, such as identifying appropriate interest rate scenarios, setting loan prepayment rates based on historical analysis, non-interest-bearing and interest-bearing demand deposit durations based on historical analysis and the targeted investment term of capital.

        We manage the interest rate risk associated with our interest-bearing liabilities by managing the interest rates and tenors associated with our borrowings from the FHLB and deposits from our customers that we rely on for funding. In particular, from time to time we use special offers on deposits to alter the interest rates and tenors associated with our interest-bearing liabilities. We manage the interest rate risk associated with our interest-earning assets by managing the interest rates and tenors associated with our investment and loan portfolios, from time to time purchasing and selling investment securities and selling residential mortgage loans in the secondary market.

        We utilize interest rate swaps to hedge our interest rate exposure on commercial loans when it meets our client and our needs. Typically, customer interest rate swaps are for terms of more than five years. As of September 30, 2017, we had a notional amount of $331.7 million of interest rate swaps outstanding which includes customer swaps and to hedge our balance sheet. The overall effectiveness of our hedging strategies is subject to market conditions, the quality of our execution, the accuracy of our valuation assumptions, the associated counterparty credit risk and changes in interest rates.

        We do not engage in speculative trading activities relating to interest rates, foreign exchange rates, commodity prices, equities or credit.

        We are also subject to credit risk. Credit risk is the risk that borrowers or counterparties will be unable or unwilling to repay their obligations in accordance with the underlying contractual terms. We manage and control credit risk in the loan and lease portfolio by adhering to well-defined underwriting criteria and account administration standards established by management. Written credit policies document underwriting standards, approval levels, exposure limits and other limits or standards deemed necessary and prudent. Portfolio diversification at the obligor, industry, product and/or geographic location levels is actively managed to mitigate concentration risk. In addition, credit risk management also includes an independent credit review process that assesses compliance with commercial, real estate and other credit policies, risk ratings and other critical credit information. In addition to implementing risk management practices that are based upon established and sound lending practices, we adhere to sound credit principles. We understand and evaluate our customers' borrowing needs and capacity to repay, in conjunction with their character and history.

Evaluation of Interest Rate Risk

        We use a net interest income simulation model to measure and evaluate potential changes in our net interest income. We run various hypothetical interest rate scenarios at least monthly and compare these results against a scenario with no changes in interest rates. Our net interest income simulation model incorporates various assumptions, which we believe are reasonable but which may have a significant impact on results such as: (1) the timing of changes in interest rates, (2) shifts or rotations in the yield curve, (3) re-pricing characteristics for market-rate-sensitive instruments on and off balance sheet, (4) differing sensitivities of financial instruments due to differing underlying rate indices, (5) the effect of interest rate limitations in our assets, such as floors and caps, (6) the effect of our interest rate swaps and (7) overall growth and repayment rates and product mix of assets and liabilities. Because of limitations inherent in any approach used to measure interest rate risk, simulation results are not intended as a forecast of the actual effect of a change in market interest rates on our results but rather as a means to better plan and execute appropriate asset-liability management strategies and manage our interest rate risk.

        Potential changes to our net interest income in hypothetical rising and declining rate scenarios calculated as of September 30, 2017 is presented in the following table. The projections assume (1) immediate, parallel shifts downward of the yield curve of 100 basis points and immediate, parallel shifts upward of the yield curve of 100, 200, 300 and 400 basis points and (2) gradual shifts downward of 100 basis points over 12 months and gradual shifts upward of 100 and 200 basis points over 12 months. In the current interest rate environment, a downward shift of the yield curve of 200, 300 and 400 basis points does not provide us with meaningful results. In a downward parallel shift of the yield curve, interest rates at the short-end of the yield curve are not modeled to decline any further than 0%. For the dynamic balance sheet and rate shift scenarios, we assume interest rates follow a forward yield curve and then increase by 1/12th of the total change in rates each month for twelve months.

	Estimated Increase (Decrease) in Net Interest Income
Change in Market Interest Rates as of September 30, 2017	Twelve Months Ending September 30, 2018	Twelve Months Ending September 30, 2019
Immediate Shifts
+400 basis points	12.2%	11.1%
+300 basis points	10.4	9.7
+200 basis points	7.8	7.5
+100 basis points	4.0	4.0
–100 basis points	(6.4)	(7.9)
Dynamic Balance Sheet and Rate Shifts
+200 basis points	6.9%
+100 basis points	3.6
–100 basis points	(5.4)

        The results of this simulation analysis are hypothetical, and a variety of factors might cause actual results to differ substantially from what is depicted. For example, if the timing and magnitude of interest rate changes differ from those projected, our net interest income might vary significantly. Non-parallel yield curve shifts such as a flattening or steepening of the yield curve or changes in interest rate spreads, would also cause our net interest income to be different from that depicted. An increasing interest rate environment could reduce projected net interest income if deposits and other short-term liabilities re-price faster than expected or faster than our assets re-price. Actual results could differ from those projected if we grow assets and liabilities faster or slower than estimated, if we experience a net outflow of deposit liabilities or if our mix of assets and liabilities otherwise changes. Actual results could also differ from those projected if we experience substantially different repayment speeds in our loan portfolio than those assumed in the simulation model. Finally, these simulation results do not contemplate all the actions that we may undertake in response to potential or actual changes in interest rates, such as changes to our loan, investment, deposit, funding or hedging strategies.

 SUPERVISION AND REGULATION

        Byline and its subsidiaries are subject to extensive regulation under federal and state banking laws that establish a comprehensive framework for our operations. This framework may materially affect our growth potential and financial performance and is intended primarily for the protection of depositors, customers, federal deposit insurance funds and the banking system as a whole, not for the protection of our stockholders and creditors. Significant elements of the statutes, regulations and policies applicable to us and our subsidiaries are described below.

Regulatory Agencies

        Byline is a bank holding company under the BHC Act. Consequently, Byline and its subsidiaries are subject to supervision, regulation and examination by the Federal Reserve. The BHC Act provides generally for "umbrella" regulation of bank holding companies and functional regulation of holding company subsidiaries by applicable regulatory agencies. Byline Bank, our bank subsidiary, is an FDIC-insured commercial bank chartered under the laws of Illinois. Our bank is not a member of the Federal Reserve System. Consequently, the FDIC and the IDFPR are the primary regulators of our bank and also regulate our bank's subsidiaries. As the owner of an Illinois-chartered bank, Byline is also subject to supervision and examination by the IDFPR. Byline is also subject to the disclosure and regulatory requirements of the Securities Act and the Exchange Act as administered by the SEC, and the rules adopted by the NYSE applicable to NYSE-listed companies.

Permissible Activities for Bank Holding Companies

        In general, the BHC Act limits the business of bank holding companies to banking, managing or controlling banks and other activities that the Federal Reserve has determined to be so closely related to banking as to be a proper incident thereto, which include certain activities relating to extending credit or acting as an investment or financial advisor. Byline currently does not conduct any non-banking activities through its parent company or through any non-bank subsidiaries.

        Bank holding companies that qualify and elect to be treated as "financial holding companies" may engage in a broader range of additional activities than bank holding companies that are not financial holding companies. In particular, financial holding companies may engage in activities that are (i) financial in nature or incidental to such financial activities or (ii) complementary to a financial activity and do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. These activities include securities underwriting and dealing, insurance underwriting and making merchant banking investments. We have not elected to be treated as a financial holding company and currently have no plans to make a financial holding company election.

        The Federal Reserve has the power to order any bank holding company or any of its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when the Federal Reserve has reasonable grounds to believe that continuing such activity, ownership or control constitutes a serious risk to the financial soundness, safety or stability of any bank subsidiary of the bank holding company.

Permissible Activities for Banks

        As an Illinois-chartered commercial bank, our bank's business is subject to extensive supervision and regulation by state and federal bank regulatory agencies. Our business is generally limited to activities permitted by Illinois law and any applicable federal laws. Under the Illinois Banking Act, our bank may generally engage in all usual banking activities, including, among other things, accepting deposits; lending money on personal and real estate security; issuing letters of credit; buying, discounting, and negotiating promissory notes and other forms of indebtedness; buying and selling foreign currency and, subject to certain limitations, certain investment securities; engaging in certain insurance activities and maintaining safe deposit boxes on premises.

        Illinois law also imposes restrictions on Byline Bank's activities intended to ensure the safety and soundness of our bank. For example, Byline Bank is restricted under the Illinois Banking Act from investing in certain types of investment securities and is generally limited in the amount of money it can lend to a single borrower or invest in securities issued by a single issuer.

Acquisitions by Bank Holding Companies

        The BHC Act, Section 18(c) of the Federal Deposit Insurance Act, popularly known as the "Bank Merger Act", the Illinois Banking Act, the Illinois Bank Holding Company Act and other federal and state statutes regulate acquisitions of commercial banks and other FDIC-insured depository institutions. We must obtain the prior approval of the Federal Reserve under the BHC Act before (i) acquiring more than 5% of the voting stock of any FDIC-insured depository institution or other bank holding company (other than directly through our bank), (ii) acquiring all or substantially all of the assets of any bank or bank holding company or (iii) merging or consolidating with any other bank holding company. Under the Bank Merger Act, the prior approval of the FDIC is required for our bank to merge with another bank or purchase all or substantially all of the assets or assume any of the deposits of another FDIC-insured depository institution or to assume certain liabilities of non-banks. In reviewing applications seeking approval of merger and acquisition transactions, banking regulators consider, among other things, the competitive effect and public benefits of the transactions, the capital position and managerial resources of the combined organization, the risks to the stability of the U.S. banking or financial system, the applicant's performance record under the CRA, the applicant's compliance with fair housing and other consumer protection laws and the effectiveness of all organizations involved in combating money laundering activities. In addition, failure to implement or maintain adequate compliance programs could cause banking regulators not to approve an acquisition where regulatory approval is required or to prohibit an acquisition even if approval is not required.

Dividends; Stress Testing

        Byline is a legal entity separate and distinct from Byline Bank and other subsidiaries. As a bank holding company, Byline is subject to certain restrictions on its ability to pay dividends under applicable banking laws and regulations.

        Federal banking regulators are authorized to determine under certain circumstances relating to the financial condition of a bank holding company or a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In particular, federal banking regulators have stated that paying dividends that deplete a banking organization's capital base to an inadequate level would be an unsafe and unsound banking practice and that banking organizations should generally pay dividends only out of current operating earnings. In addition, in the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. Under the Capital Rules, institutions that seek to pay dividends must maintain 2.5% in Common Equity Tier 1 capital attributable to the capital conservation buffer, which is to be phased in over a three-year period that began on January 1, 2016. See "—Regulatory Capital Requirements".

        A significant portion of our income, on a stand-alone basis, comes from dividends from our bank, which is also the primary source of our liquidity. In addition to the restrictions discussed above, our bank is subject to limitations under Illinois law regarding the level of dividends that it may pay to us. Under the Illinois Banking Act, Byline Bank generally may not pay dividends in excess of its net profits. Under these restrictions, Byline Bank could pay aggregate dividends of approximately $81.8 million to us without obtaining affirmative government approvals as of September 30, 2017.

        In October 2012, as required by the Dodd-Frank Act, the Federal Reserve and the FDIC published final rules regarding company-run stress testing. These rules require bank holding companies and banks with average total consolidated assets greater than $10 billion to conduct an annual company-run stress test of capital, consolidated earnings and losses under one base and at least two stress scenarios provided by the federal banking regulators. Neither we nor our bank is currently subject to the stress testing requirements, but we expect that if we become subject to those requirements, the Federal Reserve, the FDIC and the IDFPR will consider our results and those of our bank as an important factor in evaluating our and our bank's capital adequacy, any proposed acquisitions by us or by our bank and whether any proposed dividends or stock repurchases by us or by our bank may be an unsafe or unsound practice.

Transactions with Affiliates and Insiders

        Transactions between our bank and its subsidiaries, on the one hand, and Byline or any other subsidiary, on the other hand, are regulated under Sections 23A and 23B of the Federal Reserve Act. The Federal Reserve Act imposes quantitative and qualitative requirements and collateral requirements on covered transactions by Byline Bank with, or for the benefit of, its affiliates. Generally, the Federal Reserve Act limits the extent to which our bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of our bank's capital stock and surplus, limits the aggregate amount of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and requires those transactions to be on terms at least as favorable to our bank as if the transaction were conducted with an unaffiliated third-party. Covered transactions are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve) from the affiliate, certain derivative transactions with an affiliate, the acceptance of securities issued by the affiliate as collateral for a loan, and the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, any credit transactions with any affiliate, must be secured by designated amounts of specified collateral.

        Federal law also limits our bank's authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons. Among other things, extensions of credit to insiders are required to be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons. Also, the terms of such extensions of credit may not involve more than the normal risk of non-repayment or present other unfavorable features and may not exceed certain limitations on the amount of credit extended to such persons individually and in the aggregate. In addition, certain of our stockholders are foreign nationals, and we and certain of these foreign national stockholders have entered into commitments with the Federal Reserve that restrict our ability to engage in certain business transactions without the consent of the Federal Reserve. Certain of our stockholders have also entered into passivity commitments with the Federal Reserve that generally restrict these stockholders from entering into banking or nonbanking transactions with us. For further information, see "Certain Relationships and Related Transactions—Foreign National Commitments and Passivity Commitments".

Source of Strength

        Federal Reserve policy and federal law require bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. Under this requirement, we are expected to commit resources to support Byline Bank, including at times when we may not be in a financial position to provide such resources, and it may not be in our, or our stockholders' or creditors', best interests to do so. In addition, any capital loans we make to our bank are subordinate in right of payment to depositors and to certain other indebtedness of our bank. In the event of our bankruptcy, any commitment by us to a federal banking regulatory agency to maintain the capital of our bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

Regulatory Capital Requirements

        The Federal Reserve monitors the capital adequacy of our holding company on a consolidated basis, and the FDIC and the IDFPR monitor the capital adequacy of our bank. The banking regulators use a combination of risk-based guidelines and a leverage ratio to evaluate capital adequacy. The risk-based capital guidelines applicable to us and our bank are based on the Basel Committee's December 2010 final capital framework, known as Basel III, as implemented by the federal banking regulators. The risk-based guidelines are intended to make regulatory capital requirements sensitive to differences in credit and market risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets.

        Basel III and the Capital Rules.    In July 2013, the federal banking regulators approved final rules, or the Capital Rules, implementing the Basel Committee's December 2010 final capital framework for strengthening international capital standards, known as Basel III, and various provisions of the Dodd-Frank Act. The Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and banks, including us and our bank, compared to the previous risk-based capital rules. The Capital Rules revise the components of capital and address other issues affecting the numerator in regulatory capital ratio calculations. The Capital Rules, among other things, (i) include a new capital measure called "Common Equity Tier 1" ("CET1"), (ii) specify that Tier 1 capital consists of CET1 and "Additional Tier 1 capital" instruments meeting certain revised requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital, and (iv) expand the scope of the deductions/adjustments to capital as compared to prior regulations. The Capital Rules also address risk weights and other issues affecting the denominator in regulatory capital ratio calculations, including replacing the existing risk-weighting approach derived from Basel I with a more risk-sensitive approach based, in part, on the standardized approach adopted by the Basel Committee in its 2004 capital accords, known as Basel II. The Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking regulators' rules. Subject to a phase-in period for various provisions, the Capital Rules became effective for us and for our bank beginning on January 1, 2015.

        Under the Basel III Capital Rules, the minimum capital ratios are (i) 4.5% CET1 to risk-weighted assets, (ii) 6% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk-weighted assets, (iii) 8% total capital (that is, Tier 1 capital plus Tier 2 capital) to risk-weighted assets and (iv) 4% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (known as the "leverage ratio").

        The current Capital Rules also include a capital conservation buffer designed to absorb losses during periods of economic stress. The capital conservation buffer is composed entirely of CET1, on top of these minimum risk-weighted asset ratios. The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and will be phased in over a three-year period (increasing by 0.625% on each subsequent January 1) until it reaches 2.5% on January 1, 2019. In addition, the Capital Rules provide for a countercyclical capital buffer applicable only to certain covered institutions. We do not expect the countercyclical capital buffer to be applicable to us or our bank. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

        When fully phased-in, the Capital Rules will require us, and our bank, to maintain an additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios of (i) 7% CET1 to risk-weighted assets, (ii) 8.5% Tier 1 capital to risk-weighted assets, (iii) 10.5% total capital to risk-weighted assets and (iv) a minimum leverage ratio of 4%.

        The Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, certain deferred tax assets and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1. Implementation of the deductions and other adjustments to CET1 began on January 1, 2015 and will be phased in over a four-year period (beginning at 40% on January 1, 2015 and an additional 20% per year thereafter). On November 22, 2017, the federal banking regulators finalized rules that otherwise maintain the Capital Rules' 2017 adjustments for the year 2018. These changes to the Capital Rules became effective beginning on January 1, 2018. On September 27, 2017, the federal banking regulators proposed a rule to simplify the current regulatory capital treatment of mortgage servicing rights, certain deferred tax assets and significant investments in non-consolidated financial entities. If finalized, the rule would supersede the November 22, 2017 rule, and the proposal would eliminate (i) the Capital Rules' 10% CET1 deduction threshold that applies individually to mortgage servicing rights, certain deferred tax assets and significant investments in non-consolidated financial entities, and (ii) the aggregate 15% CET1 deduction threshold that subsequently applies on a collective basis across such items. The Capital Rules also generally preclude certain hybrid securities, such as trust preferred securities, from being counted as Tier 1 capital for most bank holding companies. Bank holding companies such as us who had less than $15 billion in assets as of December 31, 2009 (and who continue to have less than $15 billion in assets) are permitted to include qualifying trust preferred securities issued prior to May 19, 2010 as Additional Tier 1 capital under the Capital Rules, however.

        In addition, under the general risk-based Capital Rules, the effects of accumulated other comprehensive income items included in capital were excluded for the purposes of determining regulatory capital ratios. Under the Capital Rules, the effects of certain accumulated other comprehensive income items are not excluded; however, non-advanced approaches banking organizations, including Byline and Byline Bank, were able to make a one-time permanent election to continue to exclude these items. Both Byline and Byline Bank made this election.

        The Capital Rules also prescribed a new standardized approach for risk weightings that expanded the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0%, for U.S. government and agency securities, to 600%, for certain equity exposures, and resulting in higher risk weights for a variety of asset categories.

        With respect to our bank, the Capital Rules also revised the prompt corrective action regulations pursuant to Section 38 of the Federal Deposit Insurance Act (the "FDIA"). See "—Prompt Corrective Action Framework".

Liquidity Regulations

        Historically, the regulation and monitoring of bank and bank holding company liquidity has been addressed as a supervisory matter, without required formulaic measures. The Basel III final framework requires banks and bank holding companies to measure their liquidity against specific liquidity tests that, although similar in some respects to liquidity measures historically applied by banks and regulators for management and supervisory purposes, going forward would be required by regulation. One test, referred to as the liquidity coverage ratio, or LCR, is designed to ensure that the banking entity maintains an adequate level of unencumbered high-quality liquid assets equal to the entity's expected net cash outflow for a 30-day time horizon (or, if greater, 25% of its expected total cash outflow) under an acute liquidity stress scenario. The other test, referred to as the net stable funding ratio, or NSFR, is designed to promote more medium- and long-term funding of the assets and activities of banking entities over a one-year time horizon. These requirements will incentivize banking entities to increase their holdings of U.S. Treasury securities and other sovereign debt as a component of assets and increase the use of long-term debt as a funding source.

        In September 2014, the federal banking regulators approved final rules implementing the LCR for advanced approaches banking organizations (i.e., banking organizations with $250 billion or more in total consolidated assets or $10 billion or more in total on-balance sheet foreign exposure) and a modified version of the LCR for bank holding companies with at least $50 billion in total consolidated assets that are not advanced approach banking organizations. Neither of these final versions of the LCR would apply to us or our bank. In the second quarter of 2016, the federal banking regulators issued a proposed rule that would implement the NSFR for certain U.S. banking organizations. The proposed rule would require certain U.S. banking organizations to ensure they have access to stable funding over a one-year time horizon and has an effective date of January 1, 2018. The proposed rule has yet to be finalized. The proposed rule would not apply to U.S. banking organizations with less than $50 billion in total consolidated assets such as Byline and Byline Bank.

Prompt Corrective Action Framework

        The FDIA also requires the federal banking regulators to take prompt corrective action in respect of depository institutions that fail to meet specified capital requirements. The FDIA establishes five capital categories ("well-capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized"), and the federal banking regulators are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions that are undercapitalized, significantly undercapitalized or critically undercapitalized. The severity of these mandatory and discretionary supervisory actions depends upon the capital category in which the institution is placed. The relevant capital measures, which reflect changes under the Capital Rules that became effective on January 1, 2015, are the total capital ratio, the CET1 capital ratio, the Tier 1 capital ratio and the leverage ratio.

        A bank will be (i) "well capitalized" if the institution has a total risk-based capital ratio of 10% or greater, a CET1 capital ratio of 6.5% or greater, a Tier 1 risk-based capital ratio of 8% or greater and a leverage ratio of 5% or greater, and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if the institution has a total risk-based capital ratio of 8% or greater, a CET1 capital ratio of 4.5% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 4% or greater and is not "well capitalized"; (iii) "undercapitalized" if the institution has a total risk-based capital ratio that is less than 8%, a CET1 capital ratio less than 4.5%, a Tier 1 risk-based capital ratio of less than 6% or a leverage ratio of less than 4%; (iv) "significantly undercapitalized" if the institution has a total risk-based capital ratio of less than 6%, a CET1 capital ratio less than 3%, a Tier 1 risk-based capital ratio of less than 4% or a leverage ratio of less than 3%; and (v) "critically undercapitalized" if the institution's tangible equity is equal to or less than 2% of average quarterly tangible assets. A bank's capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of Byline Bank's overall financial condition or prospects for other purposes.

        The FDIA generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be "undercapitalized". An institution that is categorized as undercapitalized, significantly undercapitalized or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking regulator. Under the FDIA, in order for the capital restoration plan to be accepted by the appropriate federal banking agency, a bank holding company must guarantee that a subsidiary depository institution will comply with its capital restoration plan, subject to certain limitations. The bank holding company must also provide appropriate assurances of performance. The obligation of a controlling bank holding company under the FDIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions and capital distributions, establishing any branches or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. Institutions that are undercapitalized or significantly undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks.

        Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

        The appropriate federal banking agency may, under certain circumstances, reclassify a well capitalized insured depository institution as adequately capitalized. The FDIA provides that an institution may be reclassified if the appropriate federal banking agency determines (after notice and opportunity for hearing) that the institution is in an unsafe or unsound condition or deems the institution to be engaging in an unsafe or unsound practice. The appropriate agency is also permitted to require an adequately capitalized or undercapitalized institution to comply with the supervisory provisions as if the institution were in the next lower category (but not treat a significantly undercapitalized institution as critically undercapitalized) based on supervisory information other than the capital levels of the institution. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters.

        As of September 30, 2017, we and our bank were considered "well capitalized" with Tier 1 capital ratios of 15.37% and 13.59%, respectively, total capital ratios of 16.08% and 14.30%, respectively, Tier 1 leverage ratios of 11.95% and 10.57%, respectively, and a CET1 ratio of 13.93% and 13.59%, respectively, as calculated under Basel III which went into effect on January 1, 2015.

        As of December 31, 2016, we and our bank were considered "well capitalized" with Tier 1 capital ratios of 12.78% and 13.11%, respectively, total capital ratios of 13.28% and 13.61%, respectively, Tier 1 leverage ratios of 10.07% and 10.35%, respectively, and a CET1 ratio of 11.20% and 13.11%, respectively, as calculated under Basel III which went into effect on January 1, 2015. For more information on these financial measures at the Company and Byline Bank, see Note 21 of Byline's Consolidated Financial Statements as of and for the years ended December 31, 2016 and 2015 included herein.

Safety and Soundness Standards

        The FDIA requires the federal banking agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal banking agencies have adopted the Interagency Guidelines for Establishing Standards for Safety and Soundness. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, these guidelines require, among other things, appropriate systems and practices to identify and manage the risk and exposures specified in the guidelines. These guidelines also prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the banking regulator must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution may be subject under the FDIA. See "—Prompt Corrective Action Framework". If an institution fails to comply with such an order, the banking regulator may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Deposit Insurance

  FDIC insurance assessments

        As an FDIC-insured bank, our bank must pay deposit insurance assessments to the FDIC based on its average total assets minus its average tangible equity. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government.

        As an institution with less than $10 billion in assets, our bank's assessment rates are based on the level of risk it poses to the FDIC's deposit insurance fund (DIF). Pursuant to changes adopted by the FDIC that were effective July 1, 2016, the initial base rate for deposit insurance is between three and 30 basis points. Total base assessment after possible adjustments now ranges between 1.5 and 40 basis points. For established smaller institutions, like Byline Bank, supervisory ratings are used along with (i) an initial base assessment rate, (ii) an unsecured debt adjustment (which can be positive or negative), and (iii) a brokered deposit adjustment, to calculate a total base assessment rate.

        Under the Dodd-Frank Act, the limit on FDIC deposit insurance was increased to $250,000. The coverage limit is per depositor, per insured depository institution for each account ownership category. The Dodd-Frank Act also set a new minimum DIF reserve ratio at 1.35% of estimated insured deposits. In October 2010, the FDIC adopted a new DIF restoration plan to ensure that the fund reserve ratio reaches 1.35% by September 30, 2020, as required by the Dodd-Frank Act. In August 2016, the FDIC announced that the DIF reserve ratio had surpassed 1.15% as of June 30, 2016.

        Under the FDIA, the FDIC may terminate deposit insurance upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

  Other assessments

        In addition, the Deposit Insurance Funds Act of 1996 authorized the Financing Corporation ("FICO") to impose assessments on certain deposits in order to service the interest on the FICO's bond obligations from deposit insurance fund assessments. The amount assessed on individual institutions is in addition to the amount, if any, paid for deposit insurance according to the FDIC's risk-related assessment rate schedules. Assessment rates may be adjusted quarterly to reflect changes in the assessment base.

        All Illinois state-chartered banks are required to pay supervisory assessments to the IDFPR to fund the operations of that agency. The amount of the assessment is calculated on the basis of Byline Bank's total assets.

The Volcker Rule

        The Dodd-Frank Act, pursuant to a statutory provision commonly called the "Volcker Rule", prohibits banks and their affiliates from engaging in proprietary trading and investing in and sponsoring hedge funds and private equity funds. The Volcker Rule, which became effective in July 2015, does not significantly affect the operations of Byline and its subsidiaries, as we do not have any significant engagement in the businesses prohibited by the Volcker Rule.

Depositor Preference

        The FDIA provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of deposits of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including depositors whose deposits are payable only outside of the United States and the parent bank holding company, with respect to any extensions of credit they have made to such insured depository institution.

Interstate Branching

        Illinois state-chartered banks, such as Byline Bank, have the authority under Illinois law to establish branches anywhere in the State of Illinois, subject to receipt of all required regulatory approvals.

        Federal law permits state and national banks to merge with banks in other states subject to: (i) regulatory approval; (ii) federal and state deposit concentration limits; and (iii) any state law limitations requiring the merging bank to have been in existence for a minimum period of time (not to exceed five years) prior to the merger. The establishment of new interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) has historically been permitted only in those states the laws of which expressly authorize such expansion. However, the Dodd-Frank Act permits well-capitalized and well-managed banks to establish new branches across state lines without these impediments.

Consumer Financial Protection

        We are subject to a number of federal and state consumer protection laws that extensively govern our relationship with our customers. These laws include the Equal Credit Opportunity Act ("ECOA"), the Fair Credit Reporting Act, the Truth in Lending Act ("TILA"), the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, Fair Credit Reporting Act, the Service Members Civil Relief Act, the Right to Financial Privacy Act, Telephone Consumer Protection Act, CAN-SPAM Act, and these laws' respective state-law counterparts, as well as state usury laws and laws regarding unfair and deceptive acts and practices. These and other federal laws, among other things, require disclosures of the cost of credit and terms of deposit accounts, provide substantive consumer rights, prohibit discrimination in credit transactions, regulate the use of credit report information, provide financial privacy protections, restrict our ability to raise interest rates on extensions of credit and subject us to substantial regulatory oversight. Violations of applicable consumer protection laws can result in significant potential liability from litigation brought by customers, including actual damages, restitution and attorneys' fees. Federal banking regulators, state attorneys general and state and local consumer protection agencies may also seek to enforce consumer protection requirements and obtain these and other remedies, including regulatory sanctions, customer rescission rights, action by the state and local attorneys general in each jurisdiction in which we operate and civil money penalties. Failure to comply with consumer protection requirements may also result in our failure to obtain any required bank regulatory approval for merger or acquisition transactions we may wish to pursue or our prohibition from engaging in such transactions even if approval is not required.

        The Dodd-Frank Act created a new, independent federal agency, the Consumer Financial Protection Bureau ("CFPB"), which was granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws with respect to certain consumer financial products and services, including the ability to require reimbursements and other payments to customers for alleged legal violations. The CFPB has the authority to impose significant penalties, as well as injunctive relief that prohibits lenders from engaging in allegedly unlawful practices. The CFPB is also authorized to engage in consumer financial education, track consumer complaints, request data and promote the availability of financial services to underserved consumers and communities. Although all institutions are subject to rules adopted by the CFPB and examination by the CFPB in conjunction with examinations by the institution's primary federal regulator, the CFPB has primary examination and enforcement authority over banks with assets of $10 billion or more. The FDIC has primary responsibility for examination of our bank and enforcement with respect to various federal consumer protection laws so long as our bank has total consolidated assets of less than $10 billion, and state authorities are responsible for monitoring our compliance with all state consumer laws. The CFPB also has the authority to require reports from institutions with less than $10 billion in assets, such as our bank, to support the CFPB in implementing federal consumer protection laws, supporting examination activities, and assessing and detecting risks to consumers and financial markets.

        The consumer protection provisions of the Dodd-Frank Act and the examination, supervision and enforcement of those laws and implementing regulations by the CFPB have created a more intense and complex environment for consumer finance regulation. The CFPB has significant authority to implement and enforce federal consumer finance laws, including the TILA, the ECOA and new requirements for financial services products provided for in the Dodd-Frank Act.

        The CFPB has broad rulemaking authority for a wide range of consumer financial laws that apply to all banks including, among other things, the authority to prohibit "unfair, deceptive, or abusive" acts and practices. Abusive acts or practices are defined in the Dodd-Frank Act as those that (1) materially interfere with a consumer's ability to understand a term or condition of a consumer financial product or service, or (2) take unreasonable advantage of a consumer's (a) lack of financial savvy, (b) inability to protect herself or himself in the selection or use of consumer financial products or services, or (c) reasonable reliance on a covered entity to act in the consumer's interests. The review of products and practices to prevent such acts and practices is a continuing focus of the CFPB, and of banking regulators more broadly. The ultimate impact of this heightened scrutiny is uncertain but it could result in changes to pricing, practices, products and procedures. It could also result in increased costs related to regulatory oversight, supervision and examination, additional remediation efforts and possible penalties. The Dodd-Frank Act does not prevent states from adopting stricter consumer protection standards. State regulation of financial products and potential enforcement actions could also adversely affect our business, financial condition or results of operations.

Federal Home Loan Bank Membership

        Byline Bank is a member of the FHLB, which serves as a central credit facility for its members. The FHLB is funded primarily from proceeds from the sale of obligations of the FHLB system. It makes loans to member banks in the form of FHLB advances. All advances from the FHLB are required to be fully collateralized as determined by the FHLB.

Ability-To-Pay Rules and Qualified Mortgages

        As required by the Dodd-Frank Act, the CFPB issued a series of final rules in January 2013 amending Regulation Z, implementing TILA, which requires mortgage lenders to make a reasonable and good faith determination, based on verified and documented information, that a consumer applying for a residential mortgage loan has a reasonable ability to repay the loan according to its terms. These final rules prohibit creditors, such as Byline Bank, from extending residential mortgage loans without regard for the consumer's ability to repay and add restrictions and requirements to residential mortgage origination and servicing practices. In addition, these rules restrict the imposition of prepayment penalties and restrict compensation practices relating to residential mortgage loan origination. Mortgage lenders are required to determine consumers' ability to repay in one of two ways. The first alternative requires the mortgage lender to consider eight underwriting factors when making the credit decision. Alternatively, the mortgage lender can originate "qualified mortgages", which are entitled to a presumption that the creditor making the loan satisfied the ability-to-repay requirements. In general, a qualified mortgage is a residential mortgage loan that does not have certain high risk features, such as negative amortization, interest-only payments, balloon payments, or a term exceeding 30 years. In addition, to be a qualified mortgage, the points and fees paid by a consumer cannot exceed 3% of the total loan amount and the borrower's total debt-to-income ratio must be no higher than 43% (subject to certain limited exceptions for loans eligible for purchase, guarantee or insurance by a government sponsored enterprise or a federal agency).

Commercial Real Estate Guidance

        In December 2015, the federal banking regulators released a statement entitled "Interagency Statement on Prudent Risk Management for Commercial Real Estate Lending" (the "CRE Guidance"). In the CRE Guidance, the federal banking regulators (i) expressed concerns with institutions that ease commercial real estate underwriting standards, (ii) directed financial institutions to maintain underwriting discipline and exercise risk management practices to identify, measure and monitor lending risks, and (iii) indicated that they will continue to pay special attention to commercial real estate lending activities and concentrations going forward. The federal banking regulators previously issued guidance in December 2006, entitled "Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices", which stated that an institution is potentially exposed to significant commercial real estate concentration risk, and should employ enhanced risk management practices, where (1) total commercial real estate loans represent 300% or more of its total capital and (2) the outstanding balance of such institution's commercial real estate loan portfolio has increased by 50% or more during the prior 36 months.

Leveraged Lending Guidance

        In March 2013, the federal banking regulators jointly issued guidance on leveraged lending that updates and replaces the guidance for leveraged finance activities issued by the federal banking regulators in April 2001. The revised leveraged lending guidance describes regulatory expectations for the sound risk management of leveraged lending activities, including the importance for institutions to maintain, among other things, (i) a credit limit and concentration framework consistent with the institution's risk appetite, (ii) underwriting standards that define acceptable leverage levels, (iii) strong pipeline management policies and procedures and (iv) guidelines for conducting periodic portfolio and pipeline stress tests.

Community Reinvestment Act of 1977

        Under the CRA, our bank has an obligation, consistent with safe and sound operations, to help meet the credit needs of the market areas where it operates, which includes providing credit to low- and moderate-income individuals and communities. In connection with its examination of our bank, the

FDIC is required to assess our bank's compliance with the CRA. Our bank's failure to comply with the CRA could, among other things, result in the denial or delay in certain corporate applications filed by us or our bank, including applications for branch openings or relocations and applications to acquire, merge or consolidate with another banking institution or holding company. Our bank received a rating of "Satisfactory" in its most recently completed CRA examination which is dated February 17, 2016.

Financial Privacy

        The federal banking regulators have adopted rules limiting the ability of banks and other financial institutions to disclose non-public information about consumers to unaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to an unaffiliated third-party. These regulations affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.

Anti-Money Laundering and the USA PATRIOT ACT

        A major focus of governmental policy on financial institutions in recent years has been combating money laundering and terrorist financing. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act, substantially broadened the scope of United States anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States in these areas: customer identification programs, money laundering, terrorist financing, identifying and reporting suspicious activities and currency transactions, currency crimes, and cooperation between financial institutions and law enforcement authorities. The U.S. Treasury Department's Financial Crimes Enforcement Network, among other federal agencies, also promulgates rules and regulations regarding the USA Patriot Act with which financial institutions are required to comply. Financial institutions are prohibited from entering into specified financial transactions and account relationships and must use enhanced due diligence procedures in their dealings with certain types of high-risk customers and implement a written customer identification program. Financial institutions must take certain steps to assist government agencies in detecting and preventing money laundering and report certain types of suspicious transactions. Regulatory authorities routinely examine financial institutions for compliance with these obligations, and failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution, including causing applicable bank regulatory authorities not to approve merger or acquisition transactions when regulatory approval is required or to prohibit such transactions even if approval is not required. Regulatory authorities have imposed cease and desist orders and significant civil money penalties against institutions found to be violating these obligations and have in some cases brought criminal actions against some institutions for these types of violations.

Office of Foreign Assets Control Regulation

        The U.S. Treasury Department's Office of Foreign Assets Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries and regimes, under authority of various laws, including designated foreign countries, nationals and others. OFAC publishes lists of specially designated targets and countries. We and our bank are responsible for, among other things, blocking accounts of, and transactions with, such targets and countries, prohibiting unlicensed trade and financial transactions with them and reporting blocked transactions after their occurrence. Failure to comply with these sanctions could have serious legal and reputational consequences and could result in civil money penalties imposed on the institution by OFAC. Failure to comply with these sanctions could also cause applicable bank regulatory authorities not to approve merger or acquisition transactions when regulatory approval is required or to prohibit such transactions even if approval is not required.

Incentive Compensation

        The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as us, that are not "large, complex banking organizations." These reviews will be tailored to each organization based on the scope and complexity of the organization's activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the organization's supervisory ratings, which can affect the organization's ability to make acquisitions and take other actions. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk management control or governance processes, pose a risk to the organization's safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

        In June 2010, the federal banking regulators issued comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization's incentive compensation arrangements should (1) provide incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risk, (2) be compatible with effective internal controls and risk management and (3) be supported by strong corporate governance, including active and effective oversight by the organization's board of directors.

        During the second quarter of 2016, certain U.S. regulators, including the Federal Reserve, the FDIC and the SEC, proposed revised rules on incentive-based payment arrangements at specified regulated entities having at least $1 billion in total assets (including Byline and Byline Bank). The proposed revised rules would establish general qualitative requirements applicable to all covered entities, which would include: (i) prohibiting incentive arrangements that encourage inappropriate risks by providing excessive compensation; (ii) prohibiting incentive arrangements that encourage inappropriate risks that could lead to a material financial loss; (iii) establishing requirements for performance measures to appropriately balance risk and reward; (iv) requiring board of director oversight of incentive arrangements; and (v) mandating appropriate record-keeping.

        Pursuant to rules adopted by the stock exchanges and approved by the SEC in January 2013 under the Dodd-Frank Act, public company compensation committee members must meet heightened independence requirements and consider the independence of compensation consultants, legal counsel and other advisors to the compensation committee. A compensation committee must have the authority to hire advisors and to have the public company fund reasonable compensation of such advisors.

        Public companies will be required, once stock exchanges impose additional listing requirements under the Dodd-Frank Act, to implement "clawback" procedures for incentive compensation payments and to disclose the details of the procedures which allow recovery of incentive compensation that was paid on the basis of erroneous financial information necessitating a restatement due to material noncompliance with financial reporting requirements. This clawback policy is intended to apply to compensation paid within a three-year look-back window of the restatement and would cover all executives who received incentive awards.

Cybersecurity

        In March 2015, federal regulators issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. The other statement indicates that a financial institution's management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution's operations after a cyber-attack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyber-attack. If we fail to observe the regulatory guidance, we could be subject to various regulatory sanctions, including financial penalties.

        In the ordinary course of business, we rely on electronic communications and information systems to conduct our operations and to store sensitive data. We employ an in-depth, layered, defensive approach that leverages people, processes and technology to manage and maintain cybersecurity controls. We employ a variety of preventative and detective tools to monitor, block, and provide alerts regarding suspicious activity, as well as to report on any suspected advanced persistent threats. Notwithstanding the strength of our defensive measures, the threat from cyberattacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. While to date, we have not experienced a significant compromise, significant data loss or any material financial losses related to cybersecurity attacks, our systems and those of our customers and third-party service providers are under constant threat and it is possible that we could experience a significant event in the future. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of internet banking, mobile banking and other technology-based products and services by us and our customers.

Future Legislation and Regulation

        Congress may enact legislation from time to time that affects the regulation of the financial services industry, and state legislatures may enact legislation from time to time affecting the regulation of financial institutions chartered by or operating in those states. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. The substance or impact of pending or future legislation or regulation, or the application thereof, cannot be predicted, although enactment of the proposed legislation could affect the regulatory structure under which we operate and may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital or modify our business strategy, or limit our ability to pursue business opportunities in an efficient manner. Our business, financial condition, results of operations or prospects may be adversely affected, perhaps materially, as a result.

 MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding Byline's directors and executive officers.

Name	Age	Position
Executive Officers:
Alberto J. Paracchini	47	President, Chief Executive Officer and Director
Lindsay Corby	39	Executive Vice President and Chief Financial Officer
Timothy C. Hadro	67	Executive Vice President and Chief Credit Officer
Rick Schobert	65	Chief Risk Officer
Bruce Lammers	61	President of Small Business Capital
Donald J. Meyer	67	Executive Vice President of Commercial Banking
Thomas J. Bell III	51	Senior Vice President and Corporate Treasurer
Megan Biggam	38	Senior Vice President of Retail Banking
Non-Employee Directors:
Roberto R. Herencia	58	Chairman of the Board of Directors
L. Gene Beube	78	Director
Phillip R. Cabrera	65	Director
Antonio del Valle Perochena	49	Director
Jaime Ruiz Sacristán	68	Director
Steven M. Rull	68	Director

Executive Officers

        Alberto J. Paracchini has served as President, Chief Executive Officer and Director of Byline since June 2013. Mr. Paracchini also serves as President, Chief Executive Officer and Director of Byline Bank. Prior to joining Byline, Mr. Paracchini served as Principal for BXM Holdings, Inc., an investment fund specializing in community bank investments, from October 2010 to June 2013 and spent 16 years at Popular, Inc., where he held numerous leadership positions in both its banking and mortgage subsidiaries. From January 2010 through May 2010, Mr. Paracchini was Executive Vice President at Midwest Bank & Trust. From 2006 through 2008, Mr. Paracchini served as President and Chief Financial Officer of Popular Financial Holdings and Chief Financial Officer of E-Loan, an internet banking and mortgage company. Prior to 2006, Mr. Paracchini spent 13 years at Banco Popular North America, where he held several senior leadership roles including Chief Financial Officer, Treasurer and the head of all operations and technology functions. Mr. Paracchini is a member of the Cook County Council of Economic Advisors and Economic Club of Chicago. Mr. Paracchini holds a bachelor's degree from Marquette University and an M.B.A. from the University of Chicago Booth School of Business. Mr. Paracchini's qualifications to serve as a member of our board of directors include his extensive experience in the financial services industry and his demonstrated leadership skills.

        Lindsay Corby has been Executive Vice President and Chief Financial Officer of Byline since July 2015. Ms. Corby is also the Executive Vice President and Chief Financial Officer of Byline Bank. Ms. Corby joined Byline in June 2013, serving as Chief Administrative Officer until July 2015. Prior to joining Byline, Ms. Corby was a Principal at BXM Holdings, Inc. from February 2011 to June 2013. In addition, Ms. Corby served on the board of directors of QCR Holdings, Inc., a public bank holding company, from 2012 to 2016. Prior to joining BXM Holdings, Inc., Ms. Corby was a Vice President in the investment banking group of Keefe, Bruyette & Woods, Inc., focused on mergers and acquisitions, capital markets transactions, complex recapitalizations and valuation activities for U.S. financial institutions. Ms. Corby received a bachelor's degree in Spanish, a bachelor of business administration in accounting and a master's degree in accounting from Southern Methodist University. Ms. Corby is also a graduate of the Kellogg Executive Education, Women's Senior Leadership Program, and is a registered Certified Public Accountant.

        Timothy C. Hadro has served as Chief Credit Officer of Byline Bank since January 2015 and as Head of the Special Assets Group for Byline Bank since August 2013. Prior to joining Byline, Mr. Hadro was co-founding principal of Loan Management Solutions, a distressed loan consulting firm. Prior to that experience, Mr. Hadro spent 31 years with JP Morgan Chase and its predecessor organizations. Mr. Hadro serves as a director on the advisory board of Banner Group, a private apartment and self-storage development company and as a director of Community Investment Corporation, Chicago's largest non-profit mortgage lender. Mr. Hadro holds a bachelor's degree in mathematics and economics from Macalester College in St. Paul, Minnesota and an M.B.A. from the University of Chicago Booth School of Business.

        Rick Schobert has been the Chief Risk Officer of Byline Bank since October 2013. Prior to joining Byline, Mr. Schobert was a Senior Credit Risk examiner at the Federal Reserve Bank of Atlanta from April to October 2013. Prior to that experience, he was a financial institution consultant at Schobert & Carper, LLC from July 2011 to March 2013. Mr. Schobert also served as a member of the supervisory committee and board of directors of First Federal Credit Union, an Arizona credit union, from May 2012 to March 2013. He also was an Executive Vice President and Chief Operating Officer at West Valley National Bank in Avondale, Arizona from July 2010 to July 2011. Prior to that experience, Mr. Schobert held management and bank examination positions at the Office of the Comptroller of the Currency from July 1979 to June 2010. Mr. Schobert received a bachelor's degree and a master's degree in business administration from the University of Wisconsin.

        Bruce Lammers has been the President of Small Business Capital for Byline Bank since October 2016. Prior to joining Byline, Mr. Lammers served as President and Chief Executive Officer of Ridgestone Bank from September 2006 until the Ridgestone acquisition in October 2016. Prior to that experience, Mr. Lammers served as the Chief Operating Officer and Executive Vice President of Amcore Bank, Senior Vice President and Senior Commercial Loan Officer of the Sheboygan, Wisconsin office of U.S. Bank and President of the Northeastern Wisconsin Region of U.S. Bank. Mr. Lammers received a bachelor of business administration in accounting from Lakeland University.

        Donald J. Meyer has served as Executive Vice President of Commercial Banking for Byline since August 2013. Prior to joining to Byline, Mr. Meyer was a co-founding Principal of Loan Management Solutions, a distressed loan consulting firm, from August 2009 to July 2013. Prior to that experience, Mr. Meyer was the Chief Investment Officer for Centerline Capital Group, a subsidiary of Centerline Holding Company, a NYSE listed real estate finance company, from 2006 to 2009. During 2008 and 2009, Mr. Meyer also served as the Chief Executive Officer of American Mortgage Acceptance Company, a commercial mortgage real estate investment trust managed by Centerline that filed for Chapter 11 bankruptcy in 2010. Mr. Meyer serves as a director of Neighborhood Housing Services of Chicago, a non-profit organization providing home mortgage and financial education to potential home owners in low and moderate income neighborhoods. Mr. Meyer also serves as a director of Christo Rey Jesuit High School, which provides college prepatory secondary education to students from Spanish speaking families with limited financial means. Mr. Meyer holds a bachelor's degree in finance from the University of Illinois.

        Thomas J. Bell III has been Senior Vice President and Corporate Treasurer for Byline Bank since August 2013. Prior to joining Byline, Mr. Bell previously served as a consultant for and then the Senior Vice President, Treasurer and Head of Planning of Anchor Bancorp from July 2010 to August 2013 where he was responsible for treasury, finance and capital management. Prior to joining Anchor Bancorp, Mr. Bell was an Executive Vice President, Treasurer and Chief Investment Officer for Midwest Banc Holdings, Inc. from December 2008 to June 2010. Prior to that experience, Mr. Bell served as a Senior Vice President with for ABN AMRO North America Inc., a Chicago-based holding company for the LaSalle Bank Corporation. Prior to his experience at ABM AMRO North America, Inc., Mr. Bell spent several years with the Federal Reserve Bank of Chicago. Mr. Bell received a bachelor's degree in finance from Lewis University.

        Megan Biggam has served as Senior Vice President of Retail Banking of Byline Bank since August 2013. Prior to joining Byline, Ms. Biggam was the Director of Marketing of Metrobank Group, Byline's predecessor bank parent, from August 2008 to June 2013. Prior joining Metrobank Group, Ms. Biggam was a Division Marketing Manager at Washington Mutual, overseeing the retail marketing development for the Chicago, Atlanta and New Jersey markets. Prior to joining Washington Mutual, Ms. Biggam was the Regional Marketing Director for TCF Bank for the Chicago and Milwaukee markets. Ms. Biggam received a bachelor's degree in journalism from Indiana University.

Non-Employee Directors

        Our board of directors consists of seven members, including our Chief Executive Officer.

        Roberto R. Herencia has served as Chairman of our board of directors since June 2013 and serves as chair of the audit, compensation and governance and nominating committees, as well as a member of the risk committee. Mr. Herencia also serves as Chairman of the board of directors of Byline Bank. Mr. Herencia led the Recapitalization of our predecessor, Metropolitan, as President and Chief Executive Officer of BXM Holdings, Inc., a position he has held since November 2010. Prior to BXM Holdings, Inc., Mr. Herencia served as President and Chief Executive Officer of Midwest Banc Holdings, Inc. and spent 17 years with Popular Inc. as its Executive Vice President and as President of Popular Inc.'s subsidiary, Banco Popular North America. Mr. Herencia has also served as an independent director of Banner Corporation and its subsidiary, Banner Bank, since March 2016, and as Chairman of the board of directors of First BanCorp, and its subsidiary, FirstBank Puerto Rico, since October 2011. Mr. Herencia previously served as an independent director of privately held SKBHC Holdings LLC, and its two subsidiary banks, American West Bank and First National Bank of Starbuck, from December 2010 to September 2015. Appointed by President Obama in 2011, Mr. Herencia serves on the Overseas Private Investment Corporation's board of directors. Mr. Herencia holds a bachelor's degree in finance from Georgetown University and an M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Herencia's qualifications include over 32 years of experience in the banking industry, having held senior roles in corporate, commercial, small business, problem asset restructuring and retail banking, as well as extensive experience with complex and distressed turnaround efforts, having executed over 15 mergers and acquisitions in his career.

        L. Gene Beube has served on our board of directors since June 2013 and serves on the risk, audit, compensation and governance and nominating committees. Mr. Beube also serves on the board of directors of Byline Bank. Prior to joining Byline, Mr. Beube ran LGB Consulting, a credit risk management consultancy, from February 2005 to December 2011 after retiring as Executive Vice President and Chief Credit Officer for Banco Popular North America, a position he held from 1997 through January 2005. Prior to joining Banco Popular North America, Mr. Beube held various positions at First National Bank of Chicago from 1962 to 1997 and retired as Senior Vice President and Senior Credit Officer. Mr. Beube holds a bachelor's degree in finance and a master's degree from the College of Business Administration at the University of Illinois. Mr. Beube's qualifications include over 50 years of both domestic and international experience in the banking industry.

        Phillip R. Cabrera has served on our board of directors since June 2013 and serves as chair of the risk committee as well as a member of our audit, compensation and governance and nominating committees. Mr. Cabrera also serves on the board of directors of Byline Bank. Since retiring from the McDonald's Corporation in 2015, Mr. Cabrera has served as an advisor and consultant to McNally Capital since October 2017, and to Air Products and INDURA, Santiago, Chile, assisting management in identifying and remedying gaps in audit, treasury, governance and controls. Mr. Cabrera retired as

Vice President and International Treasurer of McDonald's Corporation in October 2015, where for 21 years he held varied executive roles. Prior to his tenure at McDonald's, Mr. Cabrera was a Managing Director and Senior Partner in the Latin America Group of Continental Bank and served as President of Continental International Finance Corporation, a holding company for Continental Bank's international equity investments, from 1993 to 1994. Mr. Cabrera also previously served on the board of directors of Institutional Cash Distributors, an internet broker of money funds, prior to its sale in December 2017. Mr. Cabrera previously served on the Board of Trustees of DuPage Foundation, and on the advisory board of Unibanco, Banco do Investimento do Brazil from 1982 to 1986. Mr. Cabrera holds a bachelor's degree in business administration from Bradley University and a master's degree in international management with a finance concentration from the Thunderbird School of Global Management and served in the U.S. Army. Mr. Cabrera's qualifications include over 30 years of experience in corporate finance, corporate treasury and banking.

        Antonio del Valle Perochena has served on our board of directors since June 2013 and serves on our compensation committee. Mr. del Valle Perochena also serves on the board of directors of Byline Bank. Mr. del Valle Perochena has been the Chairman of the board of directors of Kaluz, S.A., which is the holding company for Mexichem, S.A.B. and Elementia, S.A., since September 2013 and has been the Chairman of the board of directors of Grupo Financiero Ve por Más, S.A. (BX+) since 2006. Prior to incorporating Kaluz and BX+, which are financial, industrial and construction enterprises, in 2003, Mr. del Valle Perochena worked at ING Group as Executive Vice President of Insurance and Pensions in Mexico from 1996 to 1999, and later as Director of New Projects of the direct banking business of the group, ING Direct, in Madrid, Spain from 1999 to 2001. Mr. del Valle Perochena has served as a director of Pochteca Group and Grupo Empresarial Kaluz since 2003 and as a director of Afianzadora Sofimex since 2004. Mr. del Valle Perochena holds a business administration degree and Masters in Management from Universidad Anáhuac. He also holds a Senior Management graduate degree at IPADE and a specialization in literature at the Iberoamericana University. Mr. del Valle Perochena's qualifications include over 20 years of experience in the financial and business sectors.

        Jaime Ruiz Sacristán has served on our board of directors since June 2013 and serves on the risk and governance and nominating committees. Mr. Ruiz Sacristán also serves on the board of directors of Byline Bank. Mr. Ruiz Sacristán is the Founder and Chairman of the board of directors of Banco Ve por Más, a position he has held since 2003. He has been a director of Grupo Financiero Ve por Más, S.A. since 2006, Maxichem, S.A.B. since 2000, Elementia S.A.B. since 2009, Kaluz, S.A. since 2013, and has served as Chairman of the board of directors of the Mexican Stock Exchange since January 2015. Prior to founding and working for Banco Ve por Más from July 1992 to March 2003, Mr. Ruiz Sacristán held various positions as Grupo Financiero Bital, including serving as its Chief Executive Officer from 2001 to 2003, and was a director at each of its portfolio companies. Prior to Grupo Financiero Bital, Mr. Ruiz Sacristán held several senior management positions in Banco Mexicano Somex and Citibank Mexico. Mr. Ruiz Sacristán was unanimously elected and served as President of the Mexican Banks Association from April 2011 to April 2013. Mr. Ruiz Sacristán holds a bachelor's degree in business administration from Universidad Anáhuac and an M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Ruiz Sacristán's qualifications include over 35 years of experience in the banking and financial sectors.

        Steven M. Rull has served on our board of directors since October 2016 and serves on the risk committee. Mr. Rull also serves on the board of directors of Byline Bank. From 2007 to 2016, Mr. Rull served as lead director of the board of Ridgestone Financial Services, Inc. and its subsidiary, Ridgestone Bank, which we acquired in 2016. Mr. Rull co-founded Manchester Holdings and its wholly owned subsidiaries, Detalus Advisors, a retail and institutional asset manager, and Detalus Consulting, a financial technology and financial advisory firm, in 2001. Mr. Rull co-founded Manchester Partners, an investment and consulting firm where he serves as Managing Director, in 1997. Mr. Rull served as Chairman and Chief Executive Officer of Bunker Hill Bancorp and its subsidiary, Boulevard Bank, from 2003 until its sale in 2013. He also held positions as Chairman of Atlanta Bancorporation and director of its subsidiary, Bank of Atlanta, from 2005 until its sale in 2014. Mr. Rull was the co-head of the capital markets division of Mark Twain Bank from 1994 to 1997. Prior to this role, he held positions as Chief Investment Officer and Chief Financial Officer of United Postal Bancorp from 1987 to 1994 and as President of the Mortgage Division of Mercantile Bank, which acquired United Postal Bancorp in 1994. Mr. Rull holds a bachelor's degree in accounting from Southern Illinois University Edwardsville and was a Certified Public Accountant in the state of Missouri from 1973 to 1996. Mr. Rull's qualifications include over 40 years of management and advisory experience in the financial services industry.

Composition of Our Board of Directors

        Our board of directors has seven members. Under our amended and restated certificate of incorporation, the number of directors constituting our board of directors is fixed from time to time by resolution of our board of directors. Each of our directors is elected annually to serve a one-year term.

Board Leadership Structure and Qualifications

        We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders. When considering potential director candidates, our board of directors considers the candidate's character, judgment, diversity, skills, including financial literacy, and experience in the context of our needs and those of the board of directors. Our board also considers the candidate's service on boards of other companies and whether such service would impair the candidate's ability to perform responsibly all director duties for Byline.

        Our board of directors does not have a formal policy requiring the separation of the roles of Chief Executive Officer and Chairman of the Board. It is the board of directors' view that rather than having a rigid policy, the board of directors, with the advice and assistance of the governance and nominating committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board, with Mr. Paracchini serving as our Chief Executive Officer and Mr. Herencia as Chairman of the Board, reinforcing the leadership role of our board of directors in its oversight of our business and affairs.

Director Independence

        Under the rules of the NYSE, independent directors must comprise a majority of our board of directors not later than the first anniversary date of our initial public offering, which occurred in June 2017. The rules of the NYSE, as well as those of the SEC, impose several requirements with respect to the independence of our directors. Our board of directors has undertaken a review of the independence of each director in accordance with these rules. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Roberto R. Herencia, L. Gene Beube, Phillip R. Cabrera, Antonio del Valle Perochena, Jaime Ruiz Sacristán and Steven M. Rull do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules. Our board of directors has determined that Mr. del Valle Perochena is independent for purposes of his service on the board of directors but does not satisfy the heightened independence requirements for compensation committee members, and we will avail ourselves of the transition period in Section 303A of the NYSE Listed

Company Manual, under which Mr. del Valle Perochena can continue to serve on the compensation committee until the one year anniversary of the listing date. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director.

Committees of Our Board of Directors

        The standing committees of our board of directors consist of an audit committee, a compensation committee, a governance and nominating committee and a risk committee. The responsibilities of these committees are described below. Our board of directors may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. The following table summarizes the membership of each of the committees of the board of directors:

Director Name	Audit Committee	Compensation Committee	Governance and Nominating Committee	Risk Committee
Roberto R. Herencia	Chair	Chair	Chair	Member
L. Gene Beube	Member	Member	Member	Member
Phillip R. Cabrera	Member	Member	Member	Chair
Antonio del Valle Perochena		Member
Jaime Ruiz Sacristán			Member	Member
Steven M. Rull				Member

        Audit committee.    The audit committee assists the board of directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors and risk assessment and risk management. Among other things, the audit committee:

  •
  annually reviews the audit committee charter and the committee's performance;

  •
  appoints, evaluates and determines the compensation of our independent auditors;

  •
  review and approve the scope of the annual audit, the audit fee, the financial statements, significant accounting policy changes, material weaknesses identified by outside auditors or the internal audit function and risk management issues;

  •
  prepares the audit committee report for inclusion in our proxy statement for our annual meeting;

  •
  reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;

  •
  assists the board of directors in monitoring our compliance with applicable legal and regulatory requirements;

  •
  oversees investigations into complaints concerning financial matters, if any; and

  •
  reviews other risks that may have a significant impact on our financial statements.

        The audit committee works closely with management as well as our independent auditors. The audit committee has the authority to obtain advice and assistance from, and receive appropriate funding to engage outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties. The audit committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. A copy of the committee's charter is available on our website at www.bylinebancorp.com.

        The audit committee is composed solely of members who satisfy the applicable independence, financial literacy and other requirements of the NYSE for audit committees, and at least one of its members is an "audit committee financial expert," which is Roberto R. Herencia. Roberto R. Herencia, L. Gene Beube and Phillip R. Cabrera also qualify as independent directors under the independence requirements of Rule 10A-3 of the Exchange Act.

        Compensation committee.    The compensation committee is responsible for discharging the board's responsibilities relating to compensation of our executive officers and directors. Among other things, the compensation committee:

  •
  evaluates human resources and compensation strategies;

  •
  reviews and approves objectives relevant to executive officer compensation;

  •
  evaluates performance and determines the compensation of the Chief Executive Officer in accordance with those objectives;

  •
  approves any changes to non-equity-based benefit plans involving a material financial commitment;

  •
  recommends to the board of directors compensation for directors;

  •
  prepares the compensation committee report required by SEC rules to be included in our annual report; and

  •
  evaluates performance in relation to the compensation committee charter.

        The compensation committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. A copy of the committee's charter is available on our website at www.bylinebancorp.com. On or before the one year anniversary of the listing date, the compensation committee will be composed solely of members who satisfy the applicable independence requirements of the NYSE for compensation committees.

        Governance and nominating committee.    The governance and nominating committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the governance and nominating committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our board of directors concerning governance matters. Among other things, the governance and nominating committee:

  •
  identifies individuals qualified to be directors consistent with the criteria approved by the board of directors, subject to any waivers granted by the board, and recommends director nominees to the full board of directors;

  •
  ensures that the audit and compensation committees have the benefit of qualified "independent" directors;

  •
  oversees management continuity planning;

  •
  leads the board of directors in its annual performance review; and

  •
  takes a leadership role in shaping the corporate governance of our organization.

        The governance and nominating committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. A copy of the committee's charter is available on our website at www.bylinebancorp.com. The governance and nominating committee is composed solely of members who satisfy the applicable independence requirements of the NYSE for governance and nominating committees.

        Risk committee.    The risk committee is responsible for overseeing our enterprise-risk management policies, commensurate with our capital structure, risk profile, complexity, size and other risk-related factors:

  •
  monitor our overall risk profile and review risk management policies;

  •
  monitor our process to identify, assess and manage risks that could prevent us from achieving our business objectives;

  •
  oversee actions relating to interest rate risk and liquidity risks;

  •
  oversee actions relating to the activities of our enterprise risk management oversight groups; and

  •
  facilitate communication among management, the board of directors and our enterprise risk management oversight groups.

        The risk committee has adopted a written charter that specifies among other things, the scope of its rights and responsibilities.

Board Oversight of Risk Management

        Our board of directors believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our board of directors, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our board of directors assuming a different and important role in overseeing the management of the risks we face.

        The risk committee of our board of directors oversees our enterprise-wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. Our risk committee also reviews and oversees policies and practices established by management to identify, assess, measure and manage key risks we face, including the risk appetite metrics developed by management and approved by our board of directors. The audit committee of our board of directors is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting) and engaging as appropriate with our risk committee to assess our enterprise-wide risk framework. The compensation committee of our board of directors has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. In particular, our compensation committee, in conjunction with our President and Chief Executive Officer and Director of Human Resources and other members of our management as appropriate, reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The governance and nominating committee of our board of directors oversees risks associated with the independence of our board of directors and potential conflicts of interest.

        Our senior management is responsible for implementing and reporting to our board of directors regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. Our senior management is also responsible for creating and recommending to our board of directors for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

        The role of our board of directors in our risk oversight is consistent with our leadership structure, with our President and Chief Executive Officer and the other members of senior management having responsibility for assessing and managing our risk exposure, and our board of directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee are an officer or employee of Byline or Byline Bank. In addition, none of our executive officers serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any company or other entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Code of Business Conduct and Ethics

        Our board of directors has adopted a code of business conduct and ethics (the "Code of Ethics") that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer and persons performing similar functions. The Code of Ethics is available upon written request to Corporate Secretary, Byline Bancorp, Inc., 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601 and on our website at www.bylinebancorp.com. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

 EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

        The "named executive officers" of Byline Bancorp, Inc. as of December 31, 2017, are Alberto J. Paracchini, our President and Chief Executive Officer, Lindsay Corby, our Executive Vice President and Chief Financial Officer, and Bruce Lammers, Executive Vice President, President, Small Business Capital. The following table presents compensation awarded in the fiscal years ended December 31, 2015, 2016 and 2017 to our named executive officers or paid to or accrued for those executive officers for services rendered during fiscal years 2015, 2016 and 2017. All share and option information in this section captioned "Executive and Director Compensation" reflects our Reincorporation from Illinois to Delaware in connection with our initial public offering in 2017, and the resulting exchange of one share of Byline Delaware common stock for every five shares of Byline Illinois common stock.

Name and Principal Position	Year	Salary	Bonus(1)		Option Awards(2)	Omnibus Incentive Plan Awards(3)	All Other Compensation(5)	Total
Alberto J. Paracchini	2017	$450,000	$	[•]	$—	$201,800	$35,288	$	[•]
President and Chief	2016	375,000		281,250	—	—	20,806		677,056
Executive Officer	2015	350,000		110,000	808,937	—	13,223		1,282,160
Lindsay Corby	2017	$285,000	$	[•]	$—	$151,350	$28,386	$	[•]
Executive Vice President and	2016	265,000		136,475	—	—	13,834		415,309
Chief Financial Officer	2015	250,000		76,165	183,850	—	7,451		517,466
Bruce Lammers(4)	2017	$450,000	$	[•]	$—	—	$52,287	$	[•]
President of Small Business	2016	90,289		33,057	697,376	—	3,496		824,218
Capital

(1)
The amounts in this column represent earned annual cash incentive awards under the Byline Executive Incentive Plan.

(2)
The amounts in this column represent the grant date fair value, as determined in accordance with FASB ASC Topic 718 using the valuation methodology for stock options set forth in Note 19 to the Byline's Consolidated Financial Statements as of and for the years ended December 31, 2016 and 2015 included herein, of awards of Byline stock options granted pursuant to the Byline Bancorp Equity Incentive Plan. At the time of grant, 50% of the options were subject to performance-based vesting conditions and 50% were subject to time-based vesting conditions, as described below under "Stock Options Awarded under the Byline Bancorp Equity Incentive Plan."

(3)
Represents the dollar value of shares of restricted stock that were awarded in connection with the IPO. Shares cliff vest on the third anniversary of the date of grant, subject to continued employment.

(4)
Mr. Lammers became an executive officer of Byline upon our acquisition of Ridgestone, which closed in October 2016.

(5)
The items comprising "All Other Compensation" for 2017 are as follows:

Name	Perquisites and Other Benefits	Contributions to Defined Contribution Plans(a)	Insurance Premiums(b)	Total
Alberto J. Paracchini	$—	$15,750	$19,538	$35,288
Lindsay Corby	—	15,040	13,346	28,386
Bruce Lammers	26,879	5,822	19,586	52,287

(a)
Reflects company contributions under the Byline Bancorp, Inc. 401(k) Plan consistent with company policy for all Byline employees.

(b)
Reflects insurance premiums paid for the benefit of each of our named executive officers for medical, dental, life, short-term disability and long-term disability insurance policies consistent with company policy for all Byline employees.

Narrative Disclosure to Summary Compensation Table

  Base salary

        Each named executive officer's base salary is a fixed component of compensation for each year for performing specific job duties and functions. The total base salaries earned by our named executive officers in fiscal years 2015, 2016 and 2017 are disclosed in the Summary Compensation Table above.

        Base salaries for our named executive officers are reviewed annually by the compensation committee of the Byline board of directors (the "Compensation Committee"). Messrs. Paracchini's and Lammers' base salaries were initially established pursuant to their employment agreements with Byline Bank, as described under "Employment agreements with Messrs. Paracchini and Lammers" below, but are subject to review and approval of the Compensation Committee.

  Annual incentive

        Our named executive officers participate in Byline's Executive Incentive Plan, which was adopted by the Company in 2014 and is an annual incentive plan under which earned awards are determined following the end of each year based on corporate and individual achievement during the year. Performance is assessed against performance goals and targets that are established for the fiscal year; for Mr. Paracchini and Ms. Corby, for each of 2015, 2016 and 2017, corporate goals were weighted 70% and individual performance goals were weighted 30%. Named executive officers can earn up to a maximum of 150% of their target annual incentive awards and annual incentive awards may be as low as 0% if the Company's performance target is not met. The Compensation Committee has discretion to enhance the awards for our named executive officers above the amounts earned based on corporate and individual performance. Executives must be employed on the date of payment in order to receive payment of an earned award.

        In 2017, target annual cash incentives under the Executive Incentive Plan for each of our named executive officers was a percentage of the named executive officer's base salary. The target for Mr. Paracchini was 50%, the target for Ms. Corby was 40%, and the target for Mr. Lammers was 25%. The annual cash incentives awarded for 2017 performance were: $[    •    ] for Mr. Paracchini (representing achievement at $[    •    ]); $[    •    ] for Ms. Corby (representing achievement at $[    •    ]); and $[    •    ] for Mr. Lammers (representing achievement at $[    •    ]).

  Stock options awarded under the Byline Bancorp Equity Incentive Plan

        In March 2015, the board of directors of the Company approved the Byline Bancorp Equity Incentive Plan (the "Byline Equity Plan") in order to promote the long-term financial interests and growth of the Company by attracting, motivating and retaining key management and other personnel, in a manner aligned with the long-term interests of the Company's stockholders. In June 2017, the board of directors terminated the Byline Equity Plan in connection with the IPO, such that no new awards may be made under the Byline Equity Plan. Awards previously granted under the Byline Equity Plan, however, remain outstanding. The Byline Equity Plan is administered by the Compensation Committee. Prior to the plan's termination, the Compensation Committee had discretion to grant stock options under the Byline Equity Plan to eligible employees, non-employee members of the board of directors or other persons having a service relationship with the Company.

        Mr. Paracchini and Ms. Corby were granted awards of stock options under the Byline Equity Plan on June 26, 2015 (each, a "2015 Option Award") in the following amounts: 428,988 options for Mr. Paracchini, and 97,496 options for Ms. Corby. Pursuant to their stock option award agreements, the 2015 Option Award was divided into equal amounts of (1) options with time-based vesting conditions ("Time Options") and (2) options with performance-based vesting conditions ("Performance Options"). The Time Options were designed to vest based on a participant's continued employment, with 20% vesting annually beginning on the first anniversary of June 28, 2013, the date of the Recapitalization. The Performance Options vest based on the achievement of four performance criteria: (1) adversely classified assets as a percent of each of Tier 1 capital and allowance for loan and lease losses (the "Adversely Classified Assets Goal"); (2) return on average assets; (3) outstanding memorandums of understanding or consent orders (the "MOU Goal"); and (4) internal rate of return for stockholders holding the Company's common stock as of the Recapitalization. Upon the achievement of the applicable performance criteria, Performance Options are treated as Time Options and vest based on a participant's continued employment, with 20% vesting annually beginning on the first anniversary of the Recapitalization (with credit for time vesting already completed as of the date the performance criteria are achieved). As of December 31, 2016, Byline achieved the Adversely Classified Assets Goal and the MOU Goal. Accordingly, as of December 31, 2016, 128,696 of the Time Options and 42,894 of the Performance Options granted to Mr. Paracchini were vested, and 29,249 of the Time Options and 9,748 of the Performance Options granted to Ms. Corby vested.

        Mr. Lammers was granted an award of 182,400 stock options under the Byline Equity Plan on October 14, 2016 (the "2016 Option Award"). Pursuant to Mr. Lammers' stock option award agreement, the vesting of the 2016 Option Award is based on the achievement of certain performance objectives over a three year period. Specifically, the 2016 Option Award shall vest and become exercisable in three installments for the 2017, 2018 and 2019 fiscal years of Byline, based on Mr. Lammers' achievement of applicable performance objectives as described below and Mr. Lammers' continuous employment through December 31 of the respective fiscal year of Byline. The vesting of the 2016 Option Award is based on the following four performance criteria specific to the Small Business Capital operations: (1) net income, (2) return on allocated equity, (3) non-accrual loans to total loans, and (4) classified assets ratio. To the extent that performance during the applicable fiscal year meets the "Threshold" level, as established by Byline's CEO and approved by the Board (or a Committee thereof), 16.67% of the shares covered by the 2016 Option Award vest, and to the extent that performance during the applicable fiscal year meets the "Target" level, as established by Byline's CEO and approved by the Board, 33.33% of the shares covered by the 2016 Option Award vest. As of December 31, 2017, the Small Business Capital business unit achieved Target performance for three of the four performance criteria. Accordingly, as of December 31, 2017, 45,600 shares of the 2016 Option Award granted to Mr. Lammers vested.

        As of December 31, 2017, Byline achieved the remaining Performance Options goals, the Return on Average Assets Goal and the Investor Rate of Return Goal. Accordingly 171,595 and 38,999 of the

Time Options and 171,596 and 38,998 of the Performance Options granted to Mr. Paracchini and Ms. Corby vested, respectively.

        Following a "change in control", if an option holder's employment is terminated without "cause" or the option holder terminates employment for "good reason", in each case within 12 months after such "change in control", the unvested portion of the Time Options will become immediately vested and exercisable and the Performance Options will only remain subject to the applicable performance conditions, which will be measured at the normal time. Following a "special change in control", the Time Options will become immediately vested and exercisable and the Performance Options will only remain subject to achievement of the applicable performance goals measured at the time of the "special change in control."

        "Change in control" generally means: (1) any person other than a fiduciary holding shares under an employee benefit plan or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the beneficial owner of more than 50% of both the total voting power of the then outstanding shares ("Voting Stock") and the fair market value of the outstanding shares of capital stock of the Company ("Economic Stock"); (2) the consummation of a reorganization, merger or consolidation, or the sale or other disposition of all or substantially all of the assets of the Company unless all or substantially all of the individuals and entities who were the beneficial owners of both the Voting Stock and Economic Stock beneficially own, directly or indirectly, more than 50% of either (A) the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the transaction or (B) the total fair market value represented by all the voting and nonvoting equity securities of the corporation resulting from the transaction in substantially the same proportions as their ownership, immediately prior to the transaction, of the Voting Stock and Economic Stock (combined); or (3) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

        "Special change in control" generally means a "change in control", other than by plan of complete liquidation or dissolution, where in addition, either (1) the beneficial owners of at least 25% of the Voting Stock and the Economic Stock, in the aggregate, held by the beneficial owners holding all of the Voting Stock and the Economic Stock on June 28, 2013 receive in such transaction either cash or securities that are publicly traded on a securities exchange (and not restricted for more than 30 days other than pursuant to applicable law or regulation); or (2) such transaction satisfies the definition of a "change in control" above with "70%" replacing "50%" each time it appears.

        "Cause" is defined in the employment agreement for each of Messrs. Paracchini and Lammers (described below under "Employment Agreements with Messrs. Paracchini and Lammers"). For Ms. Corby, "cause" generally means: (1) willful and continued failure to substantially perform duties; (2) willfully engaging in illegal conduct, an act of dishonesty or gross misconduct related to the performance of duties and responsibilities; (3) commission of a crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; (4) willful violation of a material requirement of any applicable code of ethics or standards of conduct of Byline or Byline Bank or fiduciary duty; or (5) a breach of the Agreement Protecting Company Interests (described below under "Employment Agreements with Messrs. Paracchini and Lammers").

        "Good reason" is defined in the employment agreement for each of Messrs. Paracchini and Lammers. If an option holder is not a party to an employment agreement, the option award agreement does not provide a right to terminate employment for "good reason" following a change in control. Ms. Corby is not party to an employment agreement.

  Employment agreements with Messrs. Paracchini and Lammers

        Byline Bank previously entered into an employment agreement with Mr. Paracchini, which became effective on January 21, 2016. Byline Bank also entered into an employment agreement with Mr. Lammers, which became effective on October 14, 2016, in connection with our acquisition of Ridgestone. Mr. Paracchini's agreement is for an initial term of three years and the initial term of Mr. Lammers' agreement runs until December 31, 2019. Each agreement also includes automatic one-year extensions at the end of each year following the initial term unless notice of termination is provided. During the term of their respective agreements, Mr. Paracchini serves as President and Chief Executive Officer, reporting to the board of directors of Byline Bank, and Mr. Lammers serves as Executive Vice President of Byline Bank and President of the bank's Small Business Capital unit, reporting to the Chief Executive Officer of Byline Bank. Material terms of the employment agreements include: for Mr. Paracchini, an annual base salary of $350,000 (which has since been increased and is $450,000 as of December 31, 2017), participation in the Executive Incentive Plan, with a target annual bonus of 50% of his annual base salary, and participation in the Byline Equity Plan; and for Mr. Lammers, an annual base salary of $450,000, participation in the Executive Incentive Plan with a target annual bonus of 25% of his annual base salary, and participation in Byline's long-term incentive program.

        Messrs. Paracchini's and Lammers' employment agreements also include severance benefits that are, in each case, subject to signing a release. If Byline Bank terminates the executive without "cause" (and not due to disability) or the executive resigns for "good reason", the executive will be entitled to: (1) one-and-a-half times (for Mr. Paracchini) or one times (for Mr. Lammers) the sum of (A) his then-current annual base salary; and (B) the excess of the applicable COBRA premiums for health, dental and vision benefits on the date of termination (provided that he elects COBRA continuation coverage) over the amount of health, dental and vision premiums charged to active employees of Byline for like coverage on the date of termination, payable in cash in installments over 18 months (for Mr. Paracchini) or 12 months (for Mr. Lammers) following termination of employment, and (2) a pro rata bonus for the year of termination based on actual performance and paid following the end of the fiscal year. In the event the executive is terminated without "cause" (and not due to disability) or the executive voluntarily resigns for "good reason" within two years (for Mr. Paracchini) or one year (for Mr. Lammers) following a "change in control", he will be entitled to each of the severance payments described above plus one-and-a-half times (for Mr. Paracchini) or two times (for Mr. Lammers) the higher of the two immediately preceding completed fiscal years' earned bonus (for Mr. Paracchini) or cash bonus (for Mr. Lammers), with all amounts other than the pro rata bonus payable in a lump sum following termination of employment. In the event of a "special change in control" (for Mr. Paracchini), regardless of whether employment is terminated, Mr. Paracchini is entitled to each of the severance payments described above for a qualifying termination following a "change in control" with such pro rata bonus being paid based on achievement of applicable performance goals through the date of the "special change in control" (as opposed to through the end of the fiscal year).

        "Cause" generally means: (1) willful and continued failure to perform substantially your duties; (2) willfully engaging in illegal conduct, an act of dishonesty or gross misconduct related to the performance of your duties and responsibilities; (3) being charged with a crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; (4) willful violation of a material requirement of any applicable code of ethics or standards of conduct of Byline or Byline Bank, or violation of a fiduciary duty to Byline (in the case of Mr. Paracchini) or Byline Bank; or (5) a breach of the Agreement Protecting Company Interests (for Mr. Paracchini) or a breach of the confidentiality, non-competition and non-solicitation, assignment of inventions or non-disparagement covenants contained in Mr. Lammers' agreement (for Mr. Lammers).

        "Good reason" generally means: (1) any material reduction in base salary; (2) any material adverse change in title, position, authority, reporting relationships or duties; (3) the requirement to relocate the principal place of employment to a location in excess of thirty-five (35) miles from his principal work location (for Mr. Paracchini) or thirty-five (35) miles from Byline Bank's Small Business Capital unit location in Brookfield, Wisconsin or twenty-five (25) miles from Byline Bank's Small Business Capital unit location in Schaumburg, Illinois (for Mr. Lammers) on the date of the employment agreement; or (4) the failure to nominate to, or removal from, the board of directors of Byline Bank (for Mr. Paracchini).

        "Change in control" and "special change in control" (for Mr. Paracchini) are defined consistent with the definitions provided under "Stock Options Awarded under the Byline Bancorp Equity Incentive Plan" above.

        As a condition to their respective employment agreements, Mr. Paracchini entered into an Agreement Protecting Company Interests with Byline and Byline Bank, and Mr. Lammers agreed to certain restrictive covenants in his employment agreement with Byline Bank relating to confidentiality, non-competition and non-solicitation, assignment of inventions and non-disparagement. The Agreement Protecting Company Interests (for Mr. Paracchini) and the restrictive covenants in Mr. Lammers' agreement (for Mr. Lammers) contain (1) a confidentiality provision regarding the use and disclosure of confidential information during the term of employment and after, (2) a customer and employee non-solicit during employment for eighteen (18) months following termination of employment (for Mr. Paracchini) and twelve (12) months (for Mr. Lammers), and (3) assignment of inventions and non-disparagement provisions.

Savings and Retirement Plans

        Byline maintains the Byline Bancorp, Inc. 401(k) Plan (the "401(k) Plan"), which is a tax-qualified defined contribution savings plan for all eligible employees of Byline, including each of our named executive officers. Under the 401(k) Plan, eligible employees may contribute up to 90% of their pay (subject to Internal Revenue Service limitations) to the 401(k) Plan. Contributions are withheld by payroll deductions on a pre-tax basis. Byline matches 100% of the first 3% of the pay that an employee contributes on a pre-tax basis to the 401(k) Plan and 50% of the next 2% of the pay that an employee contributes on a pre-tax basis to the 401(k) Plan. Messrs. Paracchini and Lammers and Ms. Corby are eligible for such matching contributions. Participants are 100% vested in their pre-tax contributions and, upon completion of three years of service, the employer matching contributions. Each of our named executive officers is fully vested in their employer matching contributions.

Outstanding Equity Awards at Fiscal Year End

        As of December 31, 2017, our named executive officers held outstanding equity-based awards of the Company as listed in the table below.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable(1)	Equity Incentive Plan awards: Number of securities underlying unexercised unearned options (#)(2)	Option Exercise Price	Option Expiration Date(3)
Alberto J. Paracchini	6/26/2015	343,191	85,797	—	$11.18	6/26/2025
Lindsay Corby	6/26/2015	77,997	19,499	—	$11.18	6/26/2025
Bruce Lammers	10/14/2016	45,600	—	121,600	$16.25	10/14/2026

(1)
These options were granted pursuant to the Byline Equity Plan and will vest on June 28, 2018.

(2)
These options were granted pursuant to the Byline Equity Plan and are earned based on the achievement of performance goals, as described under "Stock Options awarded under the Byline Bancorp Equity Incentive Plan" above and, except with respect to certain qualifying terminations, the participant's continued employment on the date of such achievement.

(3)
The options may expire earlier than the expiration date listed in the case of termination of employment, a participant's breach of their Agreement to Protect Company Interests, a change in control or the suspension or termination of the Byline Equity Plan by the Byline board of directors.

2017 Omnibus Incentive Compensation Plan

        Our board of directors adopted the Byline Bancorp, Inc. 2017 Omnibus Incentive Compensation Plan (the "Omnibus Plan") in connection with the IPO.

        The purposes of the Omnibus Plan are to help us attract, retain and motivate key employees (including prospective employees), consultants and non-employee directors, align the interests of those individuals with the interests of the Company's stockholders and promote ownership of the Company's equity. To accomplish these purposes, the Omnibus Plan provides for the grant of stock options (both stock options intended to meet the requirements of "incentive stock options" under Section 422 of the Code and "non-qualified stock options" that do not meet such requirements), stock appreciation rights ("SARs"), restricted stock, restricted stock units, dividend equivalent rights and other equity-based, equity-related or cash-based awards (including performance share awards and performance units settled in cash) (collectively, "awards").

  Shares Subject to the Omnibus Plan

        A total of 1,550,000 shares of our common stock are reserved and available for issuance under the Omnibus Plan. If an award granted under the Omnibus Plan expires, is forfeited or is settled in cash, the shares of our common stock not acquired pursuant to the award will again become available for subsequent issuance under the Omnibus Plan. Shares of our common stock subject to awards that are assumed, converted or substituted under the Omnibus Plan as a result of our acquisition of another company will not be counted against the number of shares that may be granted under the Omnibus Plan. With respect to awards of stock-settled SARs, the total number of shares that may be granted under the Omnibus Plan will be reduced by the full number of shares underlying the exercised portion of such award (rather than only the number of shares actually delivered upon exercise). The following types of shares under the Omnibus Plan will not become available for the grant of new awards under the Omnibus Plan: (i) shares withheld to satisfy any tax withholding obligation, (ii) shares tendered to, or withheld by, us to pay the exercise price of an option and (iii) shares covered by a SAR (to the extent that it is settled in shares).

        The aggregate number of shares of our common stock that may be granted to any employee during a fiscal year in the form of awards (other than stock options and SARs) that are intended to be "performance-based compensation" for purposes of Section 162(m) of the Code, may not exceed 184,211 shares. The maximum number of shares of our common stock that may be granted to any single individual during a fiscal year in the form of stock options may not exceed 200,000 shares. The maximum number of shares of our common stock that may be granted to any single individual during a fiscal year in the form of SARs may not exceed 200,000 shares. Aggregate awards to any one non-employee director in respect of any fiscal year, solely with respect to his or her service as a director, may not exceed $2,000,000 based on the aggregate value of cash awards and fair market value of stock-based awards, in each case, determined as of the date of grant.

  Administration of the Omnibus Plan

        The Omnibus Plan is administered by the compensation committee (and its delegates) unless the board of directors determines otherwise. For purposes of this summary, we refer to the committee that administers the Omnibus Plan, and to any person or group to whom this committee delegates authority, as the compensation committee. Subject to the terms of the Omnibus Plan, the compensation committee determines which employees, consultants and non-employee directors will receive awards under the Omnibus Plan, the dates of grant, the number and types of awards to be granted, the exercise or purchase price of each award, and the terms and conditions of the awards, including the period of their exercisability and vesting and the fair market value applicable to a stock award.

        In addition, the compensation committee has the authority to determine whether any award may be settled in cash, shares of our common stock, other securities or other awards or property. The compensation committee has the authority to interpret the Omnibus Plan and may adopt any administrative rules, regulations, procedures and guidelines governing the Omnibus Plan or any awards granted under the Omnibus Plan as it deems to be appropriate. The compensation committee may also delegate any of its powers, responsibilities or duties to any person who is not a member of the compensation committee or any administrative group within the Company. Our board of directors may also grant awards or administer the Omnibus Plan.

  Conditions on Awards

        All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the compensation committee, in its sole discretion, subject to certain limitations provided in the Omnibus Plan. The compensation committee may condition the vesting of or the lapsing of any applicable vesting restrictions or conditions on awards upon the attainment of performance goals, continuation of service, or any other term or conditions. The vesting conditions placed on any award need not be the same with respect to each grantee and the compensation committee will have the sole discretion to amend any outstanding award to accelerate or waive any or all restrictions, vesting provisions or conditions set forth in the award agreement.

        Each award granted under the Omnibus Plan will be evidenced by an award agreement, which will govern that award's terms and conditions. In the case of any conflict or potential inconsistency between the Omnibus Plan and a provision of any award or award agreement with respect to an award, the Omnibus Plan will govern.

  Types of Awards

        The Omnibus Plan provides for the grant of stock options intended to meet the requirements of "incentive stock options" under Section 422 of the Code as well as "non-qualified stock options" that do not meet such requirements, SARs, restricted stock, restricted stock units, dividend equivalent rights and other equity-based, equity-related or cash-based awards (including performance-based awards).

  Stock Options

        An award of a stock option gives a grantee the right to purchase a certain number of shares of our common stock during a specified term in the future, after a vesting period (if any), at an exercise price equal to at least 100% of the fair market value of our common stock on the grant date. The term of a stock option may not exceed 10 years from the date of grant. Incentive stock options may only be granted from a plan that has been approved by our stockholders and will be exercisable in any fiscal year only to the extent that the aggregate fair market value of our common stock with respect to which the incentive stock options are exercisable for the first time does not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant. The exercise price of any stock option may be paid using (i) cash, check or certified bank check, (ii) shares of our common stock, (iii) a net exercise of the stock option, (iv) other legal consideration approved by the Company and permitted by applicable law or (v) any combination of the foregoing.

  Stock Appreciation Rights (SARs)

        A SAR entitles the grantee to receive an amount equal to the difference between the fair market value of our common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of our common stock on the grant date), multiplied by the number of shares subject to the SAR. The term of a SAR may not exceed 10 years from the date of grant. Payment to a grantee upon the exercise of a SAR may be either in cash, shares of our common stock or other securities or property, or a combination of the foregoing, as determined by the compensation committee.

  Restricted Stock

        A restricted stock award is an award of outstanding shares of our common stock that does not vest until a specified period of time has elapsed or other conditions have been satisfied, as determined by the compensation committee, and which will be forfeited if the conditions to vesting are not met. The compensation committee will issue a certificate in respect to the shares of restricted stock, unless the compensation committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such shares. In the event a certificate is issued it may be registered in the name of the grantee, and the Company will hold the certificate until the restrictions upon the award have lapsed. During the period that any restrictions apply, the transfer of stock awards is generally prohibited. Grantees have full voting rights with respect to their restricted shares. Unless the compensation committee determines otherwise, all ordinary cash dividend payments or other ordinary distributions paid upon a restricted stock award will be retained by us and will be paid to the relevant grantee (without interest) when the award of restricted shares vests and will revert back to us if for any reason the restricted share upon which such dividends or other distributions were paid reverts back to us.

  Restricted Stock Units

        A restricted stock unit is an unfunded and unsecured obligation to issue a share of common stock (or an equivalent cash amount) to the grantee in the future. Restricted stock units become payable on terms and conditions determined by the compensation committee and will be settled either in cash, shares of our common stock or other securities or property, or a combination of the foregoing, as determined by the compensation committee.

  Dividend Equivalent Rights

        Dividend equivalent rights entitle the grantee to receive amounts equal to all or any of the ordinary cash dividends that are paid on the shares underlying a grant while the grant is outstanding. Dividend equivalent rights may be paid in cash, in shares of our common stock or in another form. The compensation committee will determine whether dividend equivalent rights will be conditioned upon the exercise of the award to which they relate (subject to compliance with Section 409A of the Code) and other terms and conditions, as determined by the compensation committee. No dividends may be paid unless and until an award vests.

  Other Stock-Based or Cash-Based Awards

        Under the Omnibus Plan, the compensation committee may grant other types of equity-based, equity-related or cash-based awards subject to such terms and conditions that the compensation committee may determine. Such awards may include the grant or offer for sale of unrestricted shares of our common stock, performance share awards and performance units settled in cash.

  Performance-Based Awards

        At the discretion of the compensation committee, other stock-based or cash-based awards may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (taking into account any transition relief available thereunder). In such event, the performance-based award will be determined based on the attainment of written objective performance goals based on one or more of the Performance Criteria (as defined below), and may be measured in absolute terms or relative to historic performance or the performance of other companies or an index. The performance goal(s) must be approved by the compensation committee for a performance period established by the compensation committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if the performance period is less than one year, the number of days which is equal to 25% of the relevant performance period. When setting performance goals, the compensation committee will also prescribe a formula to determine the amount of the performance-based award that may be payable upon the level of attainment of the performance goals during the performance period. Following the completion of each performance period, the compensation committee will have the sole discretion to determine whether the applicable performance goals have been met with respect to each individual, and if they have, will certify the amount of the applicable performance-based award. The amount of a performance-based award actually paid may be less (but not more) than the amount determined according to the formula, at the discretion of the compensation committee.

        If performance goals are established by the compensation committee in connection with the grant of an award, they will be based upon performance criteria which may include one or more of the following ("Performance Criteria"): (1) return measures (including, but not limited to, total shareholder return; return on equity; return on tangible common equity; return on tier 1 common equity; return on assets or net assets; return on risk-weighted assets; and return on capital (including return on total capital or return on invested capital)); (2) revenues (including, but not limited to, total revenue; gross revenue; net revenue; revenue growth; and net sales); (3) income/earnings measures (including, but not limited to, earnings per share; earnings or loss (including earnings before or after interest, taxes, depreciation and amortization); gross income; net income after cost of capital; net interest income; non-interest income; fee income; net interest margin; operating income (before or after taxes); pre- or after-tax income or loss; pre- or after-tax operating income; net earnings; net income or loss; operating margin; gross margin; and adjusted net income); (4) expense measures (including, but not limited to, expenses; operating efficiencies; non-interest expense and operating/efficiency ratios; and improvement in or attainment of expense levels or working capital levels (including cash and accounts receivable)); (5) balance sheet/risk management measures (including, but not limited to, loans; deposits; assets; tangible equity; charge-offs; net charge-offs; non-performing assets or loans; risk-weighted assets; classified assets; criticized assets; allowance for loans and lease losses; loan loss reserves; asset quality levels; year-end cash; investments; interest-sensitivity gap levels; regulatory compliance; satisfactory internal or external audits; financial ratings; shareholders' equity; tier 1 capital; and liquidity); (6) cash flow measures (including, but not limited to, cash flow or cash flow per share (before or after dividends); and cash flow return on investment); (7) share price measures (including, but not limited to, share price; appreciation in and/or maintenance of share price; and market capitalization); (8) strategic objectives (including, but not limited to, market share; debt reduction; operating efficiencies; customer satisfaction; customer or household growth; employee satisfaction; research and development achievements; branding; mergers and acquisitions; succession management; people development; management retention; expense reduction initiatives; reductions in costs; risk management; regulatory compliance and achievements; and recruiting and maintaining personnel); and (9) other measures (including, but not limited to, financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital or assets under management; and financing and other capital raising transactions). Any of the above criteria may be used with or without adjustment for extraordinary items or nonrecurring items, and to the extent permitted under Section 162(m) of the Code (taking into account any transition relief available thereunder), the compensation committee may provide for objectively determinable adjustments, modifications or amendments, as determined in accordance with GAAP, to any of the Performance Criteria for one or more of the items of gain, loss, profit or expense.

  Adjustments

        In connection with a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution, the compensation committee will make adjustments as it deems appropriate in (i) the maximum number of shares of our common stock reserved for issuance as grants, (ii) the maximum number of stock options, SARs or awards intended to qualify as "performance-based compensation" that any individual participating in the Omnibus Plan may be granted in any fiscal year, (iii) the number and kind of shares covered by outstanding grants, (iv) the kind of shares that may be issued under the Omnibus Plan and (v) the terms of any outstanding stock awards, including exercise or strike price, if applicable.

  Amendment; Termination

        Our board of directors may amend or terminate the Omnibus Plan at any time, provided that no such amendment may materially adversely impair the rights of a grantee of an award without the grantee's consent. Our stockholders must approve any amendment to the extent required to comply with the Code, applicable laws or applicable stock exchange requirements. Unless terminated sooner by our board of directors or extended with stockholder approval, the Omnibus Plan will terminate on the day immediately preceding the tenth anniversary of the date on which our stockholder approved the Omnibus Plan, but any outstanding award will remain in effect until the underlying shares are delivered or the award lapses.

  Change in Control

        Unless the compensation committee determines otherwise, or as otherwise provided in the applicable award agreement, (i) in the case of a grantee other than a non-employee director, if such grantee's employment is terminated by us without "cause" (as defined in the Omnibus Plan) or the participant resigns his or her employment for "good reason" (as defined in the Omnibus Plan), in either case, on or within two years after a "change in control" (as defined in the Omnibus Plan), (A) all outstanding awards will become fully vested (including lapsing of all restrictions and conditions), and, as applicable, exercisable and (B) any shares deliverable pursuant to restricted stock units will be delivered promptly (but no later than 15 days) following such grantee's termination of employment and (ii) in the case of a non-employee director grantee, each award will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable upon a "change in control" (as defined in the Omnibus Plan), and any shares deliverable pursuant to restricted stock units will be delivered promptly (but no later than 15 days) following such change in control. As of the change in control date, any outstanding performance-based awards will be deemed earned at the greater of the target level and the actual performance level at the date of the change in control with respect to all open performance periods and will cease to be subject to any further performance conditions.

        In the event of a change in control, the compensation committee may also (i) provide for the assumption of or the issuance of substitute awards, (ii) provide that for a period of at least 20 days prior to the change in control, stock options or SARs that would not otherwise become exercisable prior to a change in control will be exercisable as to all shares of common stock, as the case may be, subject thereto and that any stock options or SARs not exercised prior to the consummation of the change in control will terminate and be of no further force or effect as of the consummation of the change in control, (iii) modify the terms of such awards to add events or conditions (including the termination of employment within a specified period after a change in control) upon which the vesting of such awards will accelerate, (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue (as is or as adjusted by the compensation committee) after closing or (v) settle awards for an amount of cash or securities equal to their value (in the case of stock options and SARs that are settled in cash, the value of such awards will be equal to their in-the-money spread value, if any, of such awards, as determine in the sole discretion of the compensation committee). In the event that the consideration paid in the change in control includes contingent value rights, earnout or indemnity payments or similar payments, then the compensation committee will determine if awards settled pursuant to item (v) above are (a) valued at closing taking into account such contingent consideration (with the value determined by the compensation committee in its sole discretion) or (b) entitled to a share of such contingent consideration.

        In general terms, except as expressly defined in an award agreement, a change in control under the Omnibus Plan occurs if following:

  •
  during any period of not more than 36 months, individuals who constitute the board of directors as of the beginning of the period whose appointment or election is endorsed by two-thirds of the incumbent directors no longer constitute a majority of the board;

  •
  a person, other than MBG Investors I, L.P. or any of its direct or indirect subsidiaries, becomes a beneficial owner, directly or indirectly, of our capital stock representing 50% of the voting power of our outstanding capital stock;

  •
  we merge into another entity, unless (i) the business combination is with MBG Investors I, L.P. or any of its direct or indirect subsidiaries or (ii) (a) more than 50% of the combined voting power of the merged entity or its parent is represented by our voting securities that were outstanding immediately prior to the merger, (b) the board of directors prior to the merger constitutes at least 50% of the board of the merged entity or its parent following the merger and (c) no person is or becomes the beneficial owner of 50% or more of the combined voting power of the outstanding capital stock eligible to elect directors of the merged entity or its parent;

  •
  we sell or dispose of all or substantially all of our assets (other than to MBG Investors I, L.P. or any of its direct or indirect subsidiaries); or

  •
  we are liquidated or dissolved.

  Clawback

        All awards under the Omnibus Plan will be subject to any clawback or recapture policy that we may adopt from time to time.

Byline Bancorp, Inc. Employee Stock Purchase Plan

        Our board of directors adopted the Byline Bancorp, Inc. Employee Stock Purchase Plan (the "ESPP") in connection with the IPO. The ESPP will allow our employees to purchase shares of our common stock at a discount from the market price through automatic payroll deductions. A total of 200,000 shares of our common stock are reserved and available for sale under the ESPP, subject to adjustment in accordance with the terms of the ESPP. We intend for the ESPP to be qualified under Section 423 of the Code.

  Administration

        The ESPP is administered by the compensation committee of our board of directors, who may delegate its administrative authority to a person or committee who shall serve as the "Plan Administrator." The compensation committee has delegated such authority to our senior human resources officer. The Plan Administrator will have the authority to make and adopt rules and regulations not inconsistent with the provisions of the ESPP or the Code. In addition, the Plan Administrator will correct any defect or supply any omission or reconcile any inconsistency in the ESPP. The interpretations and decisions of the Plan Administrator in respect to the ESPP will be final and binding.

  Eligible Employees

        All of our employees or employees of participating subsidiaries, as defined in the ESPP, whose customary term of employment is for more than 20 hours per week, are eligible to participate in the ESPP. In addition, no employee may purchase shares of our common stock under the ESPP that would result in the employee owning 5% or more of the total combined voting power or value of our stock or the stock of any of our subsidiaries.

  Offerings

        From time-to-time, we will offer employees the opportunity to buy shares of Byline common stock through the ESPP. As determined by the compensation committee, offerings will begin on February 1 and August 1 of each year and last for a period of six months. The compensation committee will establish an enrollment period, a period of time prior to the beginning of an offering during which eligible participants may subscribe to an offering in such manner as the compensation committee may prescribe (which may include enrollment by submitting forms, by voice response, internet access or other electronic means). Eligible employees elect whether to participate in the ESPP (i.e., have deductions made from their after-tax compensation for the purpose of buying shares) during the enrollment period.

        Each eligible employee who is a participant as of the date an offering commences is deemed to be granted an option to participate in the ESPP for that offering. The compensation committee may also establish a waiting period of up to two years after an employee is first employed before the employee may participate, or permit employees who are hired during an offering period to participate in the offering. On the last day of each offering period, the accumulated balance in each participant's account will be used to purchase shares at the purchase price described below. The compensation committee may also provide for periodic purchase dates during an offering period.

        A participant can change his or her level of withholding, or withdraw his or her subscription at any time (but not retroactively), during an offering, subject to rules and limitations established by the Plan Administrator. A participant whose employment is terminated during an offering period will be deemed to have withdrawn his or her subscription. Upon the withdrawal (or deemed withdrawal) of a participant, the balance in his or her account will either be refunded or used to purchase shares on the next purchased date, as determined by the compensation committee.

  Purchase Price

        The purchase price paid by participants for the shares purchased under the ESPP will be set by the compensation committee and will, in any case, be no less than 85% of the lower of the closing price of Byline's common stock on the NYSE on the first day of the applicable offering period or on the purchase date. Unless provided otherwise, the default purchase price per share provided for in the ESPP will be 85% of the closing price of Byline's common stock on the NYSE on the last day of the applicable offering period or earlier purchase date.

  Limitations on Purchase

        As required by the Code, no eligible employee may purchase stock under the ESPP at a rate which, when aggregated with his or her other rights to purchase our common stock, exceeds $25,000 in fair market value per year. Unless the Plan Administrator determines otherwise, employees are also limited in making elections under the ESPP to contributing no more than 15% of their after-tax compensation to the ESPP.

  Mandatory Retention or Sale of Stock

        To facilitate compliance with applicable law, the compensation committee may require participants to (a) retain any shares purchased under the ESPP for a designated period of time or may establish other procedures to restrict transfer of such shares or (b) sell shares immediately upon purchase or within a specified period following a termination of employment.

  Adjustments

        In the event of a stock split, stock dividend, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, reclassification or combination of shares, merger, consolidation, distribution, split-up, spin-off, exchange of shares, sale of assets or similar corporate transaction or event, the compensation committee, in the manner it deems equitable, will adjust (a) the number and class of shares or other securities reserved for issuance under the ESPP, (b) the number and class of shares or other securities that are subject to outstanding options, and (c) the appropriate market value and other price determinations applicable to options (including the purchase price).

  Termination and Amendment of the ESPP

        Our compensation committee generally may, at any time, terminate or amend the ESPP in any respect, except that, without approval of our stockholders, no amendment may increase the maximum number of our shares reserved under the ESPP or modify the requirements as to eligibility for participation in the ESPP. No termination or amendment of the ESPP may terminate or materially and adversely affect a participant's rights under the ESPP without such participant's consent. Unless earlier terminated by the compensation committee, the ESPP shall terminate when no more shares are available for issuance under the ESPP.

IPO Awards

        In connection with our IPO, the board of directors approved the award of a special one-time grant of 58,900 restricted shares under the Omnibus Plan (the "IPO award") to certain key employees, including Mr. Paracchini and Ms. Corby, upon the completion of the IPO. Mr. Paracchini received an award of 10,000 restricted shares (valued at $201,800) and Ms. Corby received an award of 7,500 restricted shares (valued at $151,350).

        The award agreements for the IPO awards provide that 100% of the restricted shares will cliff vest on the third anniversary of the grant date, subject to continued employment. On a termination of employment by reason of death or disability or a change in control, the restricted shares will vest in full and all transfer restrictions will immediately lapse.

Director Compensation

        The following table lists the individuals who served on Byline's board of directors in 2017 and the compensation received in 2017 for their service as directors. All compensation paid to directors is for their service on both the Byline board of directors and the Byline Bank board of directors.

Name	Fees earned or paid in cash(1)	Option Awards(2)	All Other Compensation(3)	Total
Roberto R. Herencia	$800,000	$—	$55,260	$855,260
Jamie Ruiz Sacristan	52,500	—	—	52,500
L. Gene Beube	120,000	—	—	120,000
Phillip R. Cabrera	115,000	—	—	115,000
Steven M. Rull	62,500	—	—	62,500
Antonio Del Valle Perochena	50,000	—	—	50,000

(1)
Mr. Herencia received $400,000 in annual director fees for his service on the Byline board of directors and its committees. In addition, Mr. Herencia received a special incentive payment of $400,000 to compensate him for the extensive duties and responsibilities he has assumed as Chairman of the board following the Recapitalization transactions. His responsibilities include meeting with Byline's executive officers and other members of management on a regular basis to ensure appropriate oversight of Byline's business and meeting on a regular basis with regulators. The incentive payment was paid in two equal installments in each of September 2016 and March 2017 to serve as an incentive for Mr. Herencia to maintain his roles at Byline. In addition, Mr. Beube received $15,000 for his service as Chair of the Executive Credit Committee and $5,000 for his service as a member of the Audit Committee; and Mr. Cabrera received $5,000 for his service as Chair of the Regulatory Compliance Committee, $5,000 for his service as a member of the Audit Committee and $5,000 for his service as a member of the Executive Credit Committee.

(2)
Mr. Herencia has 428,988 options outstanding as of December 31, 2017, with 343,191 of those options vested and exercisable and 85,797 options subject to time-based vesting conditions. No such options were granted in 2017.

(3)
Reflects reimbursement for health insurance premiums and amounts paid for cell phone expenses.

Byline Bancorp, Inc. Director Compensation Program

        Our director compensation program provides the following compensation for non-employee members of our board of directors:

  •
  An annual cash retainer of $100,000 for directors who were serving on June 1, 2016 and $75,000 for all other directors;

  •
  An additional annual cash retainer of $15,000 for the chair of the executive credit committee;

  •
  An additional annual cash retainer of $5,000 for the chair of the risk committee;

  •
  An additional annual membership fee of $5,000 for each member of the audit committee and/or executive credit committee; and

  •
  An aggregate annual cash retainer of $400,000 for the Chairman of our board of directors, which includes the annual board retainer and all committee membership and committee chair retainers that the Chairman would otherwise be entitled to receive. The Chairman currently serves as the chair of each of the audit committee, the compensation committee and the governance and nominating committee.

        The Chairman of the board of directors will also receive an additional annual special incentive payment of $400,000, payable in two equal installments in March 2018 and September 2018, subject to continued service through such dates, to compensate the Chairman for the extensive duties and responsibilities assumed following the Recapitalization transaction. The Chairman's responsibilities include meeting with Byline's executive officers and other members of management on a regular basis to ensure appropriate oversight of Byline's business and meeting on a regular basis with regulators. The annual special incentive payment also serves as an incentive for the Chairman to maintain his role at Byline.

        We also reimburse all directors for reasonable and substantiated out-of-pocket expenses incurred in connection with the performance of their duties as directors. Additionally, the Chairman of the Board is reimbursed for cell phone services, two business-related club memberships and certain medical and health insurance expenses.

        Directors agree, in connection with their service as directors, that they will not, without the prior consent of Byline, directly or indirectly, provide any material services to any other banking entity which competes in any material respect with Byline and its subsidiaries as long as they serve as a director of Byline (other than services disclosed in writing prior to the adoption of the director compensation program).

        Notwithstanding the above, any director who is an officer of Byline will not receive any director compensation.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth information, as of the record date, regarding the beneficial ownership of Byline's common stock, by:

  •
  all persons known by Byline to own beneficially more than 5% of its outstanding common stock;

  •
  each of Byline's executive officers, including the named executive officers;

  •
  each of Byline's directors; and

  •
  all of Byline's directors and executive officers collectively as a group.

        Beneficial ownership is based on 29,377,298 shares of Byline's common stock outstanding and is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each stockholder listed below is c/o Byline Bancorp, Inc., 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601.

	Beneficial Ownership
Name of Beneficial Owners	Number	Percentage	Post-Merger Pro Forma Percentage
Greater than 5% Stockholders
MBG Investors I, L.P.(1)	11,467,123	39.11%
ECR Holdings, S.A. de C.V.(2)	2,038,691	6.95%
Directors and Executive Officers:
Roberto R. Herencia(3)	457,273	1.54%
L. Gene Beube	2,781	*
Phillip R. Cabrera(4)	4,701	*
Antonio del Valle Perochena(1)	11,467,123	39.11%
Jaime Ruiz Sacristán(5)	107,582	*
Steven M. Rull(6)	190,400	*
Alberto J. Paracchini(7)	377,005	1.27%
Lindsay Corby(8)	94,768	*
Timothy C. Hadro(9)	82,997	*
Rick Schobert(10)	31,447	*
Bruce Lammers(11)	94,763	*
Donald J. Meyer(12)	22,997	*
Thomas J. Bell III(13)	53,702	*
Megan Biggam(14)	41,922	*

All directors and executive officers as a group (14 persons)	13,029,461	44.41%

*
Represents beneficial ownership of less than 1%.

(1)
Mr. Antonio del Valle Perochena as general partner of MBG Investors I, L.P. possesses sole voting and investment power with respect to the shares of common stock held by MBG Investors I, L.P. and may be deemed the beneficial owner of such shares of common stock. Mr. del Valle Perochena owns 16.625% of the partnership interests of MBG Investors I, L.P. Mr. del Valle

  Perochena disclaims beneficial ownership of such shares of common stock except to the extent of his pecuniary interest therein. The address for MBG Investors I, L.P. is 365 Bay Street, Suite 800, M5H2V1 Toronto, Ontario, Canada.

(2)
Mr. Eugenio Santiago Clariond Reyes as sole administrator of ECR Holdings, S.A. de C.V. possesses the voting and investment power with respect to the shares of common stock held by ECR Holdings, S.A. de C.V. and may be deemed the beneficial owner of such shares of common stock. The address for ECR Holdings, S.A. de C.V. is Vasconcelos 220, San Pedro Garza Garcia, Nuevo Leon, Mexico.

(3)
Includes 10,147 shares of common stock held through the Roberto Herencia Inc. Defined Benefit Plan. Mr. Herencia has investment and voting power over the shares of common stock held by the Roberto Herencia Inc. Defined Benefit Plan. Includes 343,191 shares of common stock underlying options that are currently exercisable.

(4)
Includes 1,600 shares of common stock held through the Phillip R. Cabrera Revocable Trust. Mr. Cabrera has investment and voting power over the shares of common stock held by the Phillip R. Cabrera Revocable Trust.

(5)
Shares of common stock are owned by Tenedora Jacaru S.A. de C.V. ("Tenedora"). Mr. Ruiz Sacristán possesses the voting and investment power over the shares of common stock owned by Tenedora. Mr. Ruiz Sacristán disclaims beneficial ownership of such shares of common stock except to the extent of his pecuniary interest therein.

(6)
Includes the 190,400 shares of common stock held through the Rull Family Partnership, L.P. Mr. Rull possesses the voting and investment power with respect to the shares of common stock held by the Rull Family Partnership, L.P.

(7)
Includes 343,191 shares of our common stock underlying options that are currently exercisable, and 10,000 shares of restricted stock that have not yet vested but over which the stockholder has voting power.

(8)
Includes 77,997 shares of our common stock underlying options that are currently exercisable, and 7,500 shares of restricted stock that have not yet vested but over which the stockholder has voting power.

(9)
Includes 77,997 shares of our common stock underlying options that are currently exercisable, and 5,000 shares of restricted stock that have not yet vested but over which the stockholder has voting power.

(10)
Includes 31,197 shares of our common stock underlying options that are currently exercisable.

(11)
Includes 45,600 shares of common stock underlying options that are currently exercisable. Shares of common stock are held through the Bruce W. Lammers TR UA Jan. 17, 2014. Mr. Lammers possesses the voting and investment power with respect to the shares of common stock held by the Bruce W. Lammers TR UA Jan. 17, 2014.

(12)
Includes 17,997 shares of our common stock underlying options that are currently exercisable, and 5,000 shares of restricted stock that have not yet vested but over which the stockholder has voting power.

(13)
Includes 46,797 shares of our common stock underlying options that are currently exercisable, and 1,000 shares of restricted stock that have not yet vested but over which the stockholder has voting power.

(14)
Includes 38,999 shares of our common stock underlying options that are currently exercisable, and 2,000 shares of restricted stock that have not yet vested but over which the stockholder has voting power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Byline or one of its subsidiaries may occasionally enter into transactions with certain "related persons". Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We generally refer to transactions with these related persons as "related party transactions".

Related Party Transaction Policy

        Our board of directors has adopted a written policy governing the review and approval of transactions with related parties that will or may be expected to exceed $120,000 in any fiscal year. The policy provides that related party transactions are reviewed and, if deemed appropriate, approved or ratified by our audit committee. Upon determination by our audit committee that a transaction requires review under the policy, the material facts are required to be presented to the audit committee. In determining whether or not to approve a related party transaction, our audit committee will take into account, among other relevant factors, whether the related party transaction is in our best interests, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event that we become aware of a related party transaction that was not approved under the policy before it was entered into, our audit committee will review such transaction as promptly as reasonably practical and will take such course of action as may be deemed appropriate under the circumstances. In the event a member of our audit committee is not disinterested with respect to the related party transaction under review, that member may not participate in the review, approval or ratification of that related party transaction.

        Certain decisions and transactions are not subject to the related party transaction approval policy, including: (i) decisions on compensation or benefits relating to directors or executive officers and (ii) indebtedness to us in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features.

Certain Related Party Transactions

        On March 24, 2016, we issued and sold 1,541,585 shares of common stock to MBG Investors I, L.P., a 5% stockholder, and received $25,050,764 for the sale of such securities. Mr. del Valle Perochena, one of our directors, had a pecuniary interest of $4,164,689 in this transaction based on his 16.625% ownership interest in MBG Investors I, L.P. On September 30, 2016, we issued and sold 658,740 shares of common stock to MBG Investors I, L.P. and we received $10,704,532 for the sale of such securities. Mr. del Valle Perochena had a pecuniary interest of $1,779,628 in this transaction based on his 16.625% ownership interest in MBG Investors I, L.P.

        On March 24, 2016, we issued and sold 217,137 shares of common stock to ECR Holdings, S.A. de C.V., a 5% stockholder, and we received $3,528,489 for the sale of such securities. On September 30, 2016, we issued and sold 92,199 shares of common stock to ECR Holdings, S.A. de C.V. and we received $1,498,235 for the sale of such securities.

        On March 24, 2016, we issued and sold 8,617 shares of common stock to Roberto Herencia, one of our directors, and we received $140,000 for the sale of such securities. On September 30, 2016, we issued and sold 3,585 shares of common stock to Mr. Herencia, and we received $58,260 for the sale of such securities.

        On December 31, 2016, the Joann R. Rull Irrevocable Trust purchased 250 shares of Series F preferred stock (which were exchanged for series B preferred stock of Byline Delaware in the

Reincorporation), and we received $250,000 for the sale of such securities. Steven M. Rull, one of our directors, is the trustee of the trust and his immediate family members are the beneficiaries.

Other Related Party Transactions

        In the ordinary course of our business, we have engaged and expect to continue engaging through our bank in ordinary banking transactions with our directors, executive officers, their immediate family members and companies in which they may have a 5% or more beneficial ownership interest, including loans to such persons. Any such loan was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time such loan was made as loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features to us.

Foreign National Commitments and Passivity Commitments

        Certain of our stockholders are foreign nationals, and we and certain of these foreign national stockholders have entered into commitments with the Federal Reserve that restrict our ability to engage in certain business transactions without the consent of the Federal Reserve. In particular, subject to certain limited exceptions, we are not permitted to engage in or be a party to any business transaction or relationship with a company that is controlled by these foreign national stockholders or by their immediate families. In addition, Byline Bank is not permitted to engage in or be a party to any extension of credit, as defined in the Federal Reserve's Regulation O, to these foreign national stockholders, their immediate families or any company controlled by these foreign national stockholders. Byline Bank is also not permitted to engage in or be a party to any covered transaction, as defined in the Federal Reserve Act and the Federal Reserve's Regulation W, with any company that is controlled by these foreign national stockholders.

        Certain of our stockholders have entered into passivity commitments with the Federal Reserve that generally restrict these stockholders from entering into banking or nonbanking transactions with us. These stockholders may establish and maintain deposit accounts with us provided that the aggregate balance of these deposit accounts does not exceed $500,000 and the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons who are unaffiliated with us.

 DESCRIPTION OF CAPITAL STOCK

        The following description of Byline's capital stock is a summary of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, which are filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part, and applicable law.

General

        Our authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which 50,000 shares have been designated as Series B preferred stock. As of February 7, 2018, there were 29,377,298 shares of our common stock and 10,438 shares of our Series B preferred stock issued and outstanding. The authorized but unissued shares of our capital stock will be available for future issuance without stockholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. All of our issued and outstanding shares of capital stock are validly issued, fully paid and non-assessable.

Common Stock

        Subject to the rights and preferences granted to holders of our preferred stock then outstanding, and except with respect to voting rights, conversion rights and certain distributions of our capital stock, holders of our common stock rank equally with respect to distributions and have identical rights, preferences, privileges and restrictions, including the right to attend meetings and receive any information distributed by us with respect to such meetings.

        Dividends.    Holders of our common stock are equally entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of legally available funds. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock, shares of common stock shall only be entitled to receive shares of common stock. The ability of our board of directors to declare and pay dividends on our common stock is subject to the laws of the state of Delaware, applicable federal and state banking laws and regulations, and the terms of any senior securities (including preferred stock) we may then have outstanding. Our principal source of income is dividends that are declared and paid by our bank on its capital stock. Therefore, our ability to pay dividends is dependent upon the receipt of dividends from our bank. See "Dividend Policy and Dividends".

        Voting rights.    Each holder of our common stock is entitled to one vote for each share of record held on all matters submitted to a vote of stockholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. Holders of our common stock are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

        Liquidation rights.    In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities, including, but not limited to, the liquidation preference of any then outstanding preferred stock. Because we are a bank holding company, our rights and the rights of our creditors and stockholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of our subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against our subsidiary.

        Preemptive and other rights.    Holders of our common stock are not entitled to any preemptive, subscription or redemption rights, and no sinking fund will be applicable to our common stock.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized but unissued shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, terms, preferences, limitations and relative rights thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the total number of shares of preferred stock authorized under our amended and restated certificate of incorporation) or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares. Without stockholder approval, we could issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

        We have one series of preferred stock outstanding as of the date hereof, the terms of which are summarized below.

  Series B preferred stock

        Preferential rights.    Our Series B preferred stock ranks senior to our common stock as to dividends and distributions upon the liquidation, dissolution or winding up of Byline. The Series B preferred stock is not convertible into or exchangeable for any shares of common stock or any other class of Byline capital stock. Holders of our Series B preferred stock do not have any preemptive rights. We may issue stock with preferences equal with or junior to the Series B preferred stock without the consent of the holders of the Series B preferred stock.

        Dividends.    Holders of our Series B preferred stock are entitled to receive cash dividends when and as declared by the board of directors of Byline or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding December 31, 2021, at an annual rate of 7.50% on the liquidation preference amount of $1,000 per share of Series B preferred stock and (ii) from, and including, December 31, 2021, at an annual rate equal to three-month LIBOR plus 5.41% on the liquidation preference amount of $1,000 per share of Series B preferred stock, quarterly in arrears, on March 31, June 30, September 30, and December 31 of each year, beginning on March 31, 2017. Dividends on the Series B preferred stock are noncumulative.

        Voting rights.    Holders of Series B Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

        Without the vote or consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series B preferred stock then outstanding, Byline may not create any class of stock having preference as to dividends or upon the liquidation, dissolution or winding up of Byline over the Series B preferred stock, or alter or change the provisions of Byline's amended and restated certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series B preferred stock) or bylaws so as to adversely affect the powers, preferences or rights of the holders of shares of Series B preferred stock.

        Liquidation rights.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Byline, holders of Series B preferred stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series B preferred stock as to distributions, a liquidating distribution in an amount equal to $1,000 per share, plus any declared but unpaid dividends thereon to the date of final distribution.

        Redemption.    With the prior approval of the Federal Reserve, Byline may redeem the Series B preferred stock (i) in whole or in part, at its option, at any time or from time to time on any dividend payment date on or after March 31, 2022, or (ii) in whole, but not in part, at any time within 90 days following a Regulatory Capital Event (as defined in the Series B preferred stock certificate of designations), in each case at the redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Authorized but Unissued Capital Stock

        The DGCL does not generally require stockholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. However, the listing requirements of the NYSE, which would apply so long as the common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities they may believe are in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

Anti-Takeover Effects of Provisions of Applicable Law and Our Amended and Restated Certificate of Incorporation and Bylaws

        Business combination statute.    We have elected to opt out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

        Federal banking law.    The ability of a third-party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The BHC Act requires any "bank holding company" to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than 5% of our outstanding common stock. Any "company" (as defined in the BHC Act) other than a bank holding company is required to obtain the approval of the Federal Reserve before acquiring "control" of us. "Control" generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A person, other than an individual, that controls us for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve's regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding common stock (or any other class of our voting securities).

        Requirements for advance notification of stockholder nominations and proposals.    Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors. These procedures provide that notice of such stockholder proposal must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. For purposes of the provision, our 2017 annual meeting is deemed to have occurred on June 14, 2017. The notice must contain certain information required to be provided by our amended and restated bylaws.

        Limits on written consents.    Our amended and restated certificate of incorporation provides that any action to be taken by the stockholders that the stockholders are required or permitted to take must be effected at a duly called annual or special meeting of stockholders. Our stockholders are not permitted to take action by written consent.

        Annual meetings; limits on special meetings.    We will hold our first annual meeting of stockholders as a public company in 2018. Subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by (i) our board of directors, (ii) the Chairperson of the board, (iii) the Vice Chairperson, if any, of the board and (iv) our President.

  Amending our amended and restated certificate of incorporation and amended and restated bylaws

        Our amended and restated certificate of incorporation may be amended or altered in any manner provided by the DGCL. Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least two-thirds of outstanding shares of our common stock. Additionally, our amended and restated certificate of incorporation provides that our amended and restated bylaws may be amended, altered or repealed by our board of directors by a majority vote.

Sole and Exclusive Forum

        Our amended and restated bylaws provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our amended and restated certificate of incorporation. This choice of forum provision may have the effect of discouraging lawsuits against us and our directors, officers, employees and agents. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the provision of our amended and restated certificate of incorporation to be inapplicable or unenforceable.

Indemnification and Limitation of Liability

        Our amended and restated bylaws provide generally that we will indemnify and hold harmless, to the full extent permitted by law, our directors, officers, employees and agents, as well as other persons who have served as our directors, officers, employees or agents and other persons who serve or have served at our request at another corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise in connection with any actual or threatened action, suit or proceeding, subject to limited exceptions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations.

        Our amended and restated certificate of incorporation limits, to the full extent permitted by law, the personal liability of our directors in actions brought on our behalf or on behalf of our stockholders for monetary damages as a result of a director's breach of fiduciary duty while acting in a capacity as a director. Our amended and restated certificate of incorporation does not eliminate or limit our right or the right of our stockholders to seek injunctive or other equitable relief not involving monetary damages.

Listing

        Byline's common stock is listed on the NYSE under the symbol "BY".

Transfer Agent and Registrar

        The transfer agent and registrar for Byline's common stock is American Stock Transfer & Trust Company, LLC.

ADDITIONAL INFORMATION ABOUT FIRST EVANSTON

        Unless the context requires otherwise, references in this section of this joint proxy statement/prospectus to the "Company," "we," "us," or "our" refer to First Evanston and its wholly owned subsidiaries on a consolidated basis, and references to the "Bank" refer to First Bank & Trust.

        First Evanston Bancorp, Inc. is a financial services and one-bank holding company headquartered in Evanston, Illinois founded in 1995 by a group of experienced bankers and local business people. First Evanston is incorporated under the laws of the State of Illinois. We are engaged in the banking business through our wholly-owned subsidiary, First Bank & Trust. First Bank & Trust is dedicated to providing quality financial and banking services, community and business banking, commercial lending and wealth management, to its local communities area. First Evanston operates 10 locations mostly along Chicago's North Shore suburbs, including three locations in Evanston, Illinois.

        Our strategy includes continuing a tradition of quality assets while growing our commercial, commercial real estate and consumer loan portfolios. We are committed to developing relationships with our borrowers and providing a total banking service.

        First Bank & Trust is principally engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to originate commercial, commercial real estate, municipal and consumer loans.

        First Evanston had total assets of $1.1 billion, total loans of $892 million and total deposits of $994 million as of September 30, 2017.

        First Evanston common stock is privately held and not quoted on a stock exchange or market. First Evanston has not declared or paid any cash dividends with respect to its common stock in the last three years.

        First Evanston's principal executive offices are located at 820 Church Street, Evanston, IL 60201, and its telephone number at that location is (847) 733-7400.

Principal Holders of First Evanston Common Stock

        The following table sets forth information as of [    •    ], the record date for the First Evanston special meeting, regarding the beneficial ownership of First Evanston's common stock by each of First Evanston's directors and all of First Evanston's directors and executive officers collectively as a group. As of the record date, other than the applicable persons named in the table below, no person is known by First Evanston to own beneficially more than 5% of the outstanding First Evanston common stock. The number of shares indicated as beneficially owned includes all shares of restricted stock beneficially owned by such person, all of which may be voted at the First Evanston special meeting, and the number of shares of common stock that such person may acquire upon the exercise of stock options currently exercisable or exercisable within 60 days of the record date for First Evanston's special meeting.

        Percent of class calculations are based on [    •    ] shares of First Evanston's common stock outstanding as of the record date for the first Evanston special meeting. Shares of common stock that a named person may acquire upon the exercise of stock options currently exercisable or exercisable within 60 days of the record date for First Evanston's special meeting are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        Except as otherwise indicated, each named person has voting and dispositive power over the listed shares of common stock. Except as otherwise indicated, the address for each shareholder listed below is c/o First Evanston Bancorp, 820 Church Street, Evanston, IL 60201.

Name of Beneficial Owner	Shares of Common Stock	Percent of Class
Owen E. Beacom(1)	93,750
Paul R. Davies	44,106
Beth Boosalis Davis(2)	9,935
Desmond J. Donohoe	14,836
Joseph P. Flanagan(3)	3,407
Caroline Grossinger	59,120
Howard I. Kain(4)	103,636
Robert C. Henderson(5)	2,400
Jon O. Nelson(6)	19,640
James C. Lytle(7)	47,040
Bartlett Richards(8)	23,600
Brogan M. Ptacin(9)	27,422
Robert R. Yohanan	250,196
Simon P. Yohanan(10)	14,651
All directors and executive officers as a group (16 persons)	771,853

(1)
Includes 35,000 shares of common stock underlying options that are currently exercisable, and 11,400 unvested restricted shares of common stock.

(2)
Includes 1,700 shares of common stock underlying options that are currently exercisable.

(3)
Includes 1,700 shares of common stock underlying options that are currently exercisable.

(4)
Includes 1,860 shares of common stock underlying options that are currently exercisable.

(5)
Includes 1,700 shares of common stock underlying options that are currently exercisable.

(6)
Includes 1,700 shares of common stock underlying options that are currently exercisable.

(7)
Includes 2,780 shares of common stock underlying options that are currently exercisable.

(8)
Includes 300 shares of common stock underlying options that are currently exercisable.

(9)
Includes 8,500 shares of common stock underlying options that are currently exercisable, and 4,490 unvested restricted shares.

(10)
Includes 4,000 shares of common stock underlying options that are currently exercisable, and 3,940 unvested restricted shares of common stock.

 FIRST EVANSTON—MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the "Selected Historical Consolidated Financial Information", and First Evanston's financial statements and related notes thereto included elsewhere in this joint proxy statement/prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management's expectations. Factors that could cause such differences are discussed in the sections entitled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors". First Evanston assumes no obligation to update any of these forward-looking statements.

Corporate Profile and Overview

        First Evanston Bancorp, Inc. is a one-bank holding company incorporated under the laws of the State of Illinois and is engaged in the banking business through its wholly-owned subsidiary, First Bank & Trust. First Bank & Trust is dedicated to providing quality financial and banking services to its local communities in the greater Chicago metropolitan area. Our strategy includes continuing a tradition of quality assets while growing our commercial, commercial real estate and consumer loan portfolios. We are committed to developing relationships with our borrowers and providing a total banking service.

        First Bank & Trust is principally engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to originate commercial, commercial real estate, municipal and consumer loans. Although not our primary business function, we do invest in certain investment securities using deposits and other borrowings as funding sources.

        Our results of operations depend generally on net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. Net interest income is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, we are subject to interest rate risk to the degree that our interest-earning assets mature or reprice at different times, or at different speeds, than our interest-bearing liabilities. Our results of operations are also affected by non-interest income, such as trust fees, service charges, loan fees, and certain other non-interest related items. Our principal operating expenses, aside from interest expense, consist of compensation and employee benefits, occupancy costs, professional fees, marketing, federal deposit insurance costs, data processing expenses and provision for loan losses.

        We are significantly impacted by prevailing economic conditions including federal monetary and fiscal policies and federal regulations of financial institutions. Deposit balances are influenced by numerous factors such as competing investments, the level of income and the personal rate of savings within our market areas. Factors influencing lending activities include the demand for business financing and the interest rate pricing competition from other lending institutions.

        Currently, our business consists of ownership of First Bank & Trust, with its main office in Evanston, Illinois and nine additional locations in the Chicago metropolitan area.

Critical Accounting Policies

        Critical accounting policies are those that are both most important to the portrayal of our financial condition and results of operations, and require our management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies relate to the allowance for loan losses, the valuation of investment securities, and accounting for income taxes, all of which involve significant judgment by our management.

        We perform periodic and systematic detailed reviews of our lending portfolio to assess overall collectability. The level of the allowance for loan losses reflects our estimate of the collectability of the loan portfolio. While these estimates are based on substantive methods for determining allowance requirements, actual outcomes may differ significantly from estimated results. Additional explanation of the methodologies used in establishing this allowance is provided in the "Asset Quality and Distribution" section.

        First Evanston has classified its investment securities portfolio as available-for-sale, with the exception of certain investments held for regulatory purposes. First Evanston carries its available-for-sale investment securities at fair value and employs valuation techniques which utilize quoted prices or observable inputs when those inputs are available. These observable inputs reflect assumptions that market participants would use in pricing the security, developed based on market data obtained from sources independent of First Evanston. When such information is not available, First Evanston employs valuation techniques which utilize unobservable inputs, or those which reflect First Evanston's own assumptions, based on the best information available in the circumstances. These valuation methods typically involve estimated cash flows and other financial modeling techniques. Changes in underlying factors, assumptions, estimates, or other inputs to the valuation techniques could have a material impact on First Evanston's future financial condition and results of operations. Fair value measurements are classified as Level 1 (quoted prices), Level 2 (based on observable inputs) or Level 3 (based on unobservable inputs). Available-for-sale securities are recorded at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of taxes, until realized. Purchase premiums and discounts on investment securities are amortized/accreted into interest income over the estimated lives of the securities using the interest method. Realized gains and losses on sales of available-for-sale securities are recorded on a trade date basis and are calculated using the specific identification method.

        First Evanston performs quarterly reviews of the investment portfolio to determine if any investment securities have any declines in fair value which might be considered other-than-temporary. The initial review begins with all securities in an unrealized loss position. First Evanston's assessment of other-than-temporary impairment is based on its judgment of the specific facts and circumstances impacting each individual security at the time such assessments are made. First Evanston reviews and considers factual information, including expected cash flows, the structure of the security, the credit quality of the underlying assets and the current and anticipated market conditions. Credit-related impairments on debt securities are recorded through a charge to earnings. If an equity security is determined to be other-than-temporarily impaired, the entire impairment is recorded through a charge to earnings.

        The objective of accounting for income taxes is to recognize the taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity's financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in financial statements or tax returns. First Evanston recognizes an income tax position only if it is more likely than not that it will be sustained upon examination by the Internal Revenue Service (the "IRS"), based upon its technical merits. Once that standard is met, the amount recorded will be the largest amount of benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. First Evanston recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense in our consolidated statements of earnings. First Evanston assesses its deferred tax assets to determine if the items are more likely than not to be realized and a valuation allowance is established for any amounts that are not more likely than not to be realized. Changes in estimates regarding the actual outcome of these future tax consequences, including the effects of IRS examinations and examinations by other state agencies, could materially impact our financial position and results of operations.

        Refer to Note 1 of First Evanston's condensed consolidated financial statements for the nine months ended September 30, 2017 in this joint proxy statement/ prospectus for information on the impact of recent accounting pronouncements on First Evanston's business, financial condition and results of operations.

Comparison of Operating Results

  Summary of Performance

        Net income for the nine months ended September 30, 2017 was $5.9 million compared to net income of $4.9 million for the nine months ended September 30, 2016, an increase of $1.0 million or 20%. The increase in net income was primarily due to a $4.0 million increase in net interest income offset by a $2.5 million increase in non-interest expenses. The increase in non-interest expenses was primarily due to increases in salaries and benefits of $1.4 million and an increase in legal and other expenses of $675,000. The increase in other expenses included a $400,000 litigation settlement. Provision for income taxes recognized was $3.7 million during the nine months ended September 30, 2017 compared to $2.9 million for the nine months ended September 30, 2016.

        Net income for the three months ended September 30, 2017 was $2.08 million compared to net income of $1.68 million for the three months ended September 30, 2016, an increase of $400,000 or 23%. The increase in net income was primarily due to a $1.4 million increase in net interest income offset by an $893,000 increase in non-interest expenses. The increase in non-interest expenses was primarily due to increases in other expenses, which included a $400,000 litigation settlement. Provision for income taxes recognized was $1.4 million during the three months ended September 30, 2017 compared to $1.0 million for the three months ended September 30, 2016.

        Net income for the year ended December 31, 2016 was $6.3 million compared to net income of $6.0 million for the year ended December 31, 2015, an increase of $300,000 or 5%. The increase in net income was primarily due to a $2.2 million increase in net interest income offset by a $1.9 million increase in non-interest expenses. The increase in non-interest expenses was primarily due to increases in salaries and benefits of $1.3 million and an increase in other expenses of $368,000. Provision for income taxes recognized was $3.8 million during the year ended December 31, 2016 compared to $3.6 million for the year ended December 31, 2015.

  Interest Income

        Interest income for the nine months ended September 30, 2017 increased $4.8 million to $30.0 million, an increase of 19% as compared to the nine months ended September 30, 2016. Interest income on loans increased $4.4 million or 19%, to $27.7 million for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016. This increase was due to both an increase in loan volume and an increase in loan yields. Average loan balances increased from $765.5 million at September 30, 2016 to $857.2 million at September 30, 2017. The average yield on loans increased from 4.06% during the nine months ending September 30, 2016 to 4.32% for the nine months ending September 30, 2017.

        Interest income for the three months ended September 30, 2017 increased $1.8 million to $10.5 million, an increase of 21% as compared to the three months ended September 30, 2016. Interest income on loans increased $1.6 million or 20%, to $9.7 million for the three months ended September 30, 2017 compared to the three months ended September 30, 2016. This increase was due to both an increase in loan volume and an increase in loan yields.

        Interest income for the year ended December 31, 2016 increased $2.8 million to $34.1 million, an increase of 8% as compared to the year ended December 31, 2015. Interest income on loans increased $2.4 million or 8%, to $31.6 million for the year ended December 31, 2015. This increase was due to both an increase in loan volume and an increase in loan yields. Average loan balances increased from $721.6 million for the year ended December 31, 2015 to $774.0 million for the year ended December 31, 2016. The average yield on loans increased from 4.04% for the year ended December 31, 2015 to 4.08% for the year ended December 31, 2016.

  Interest Expense

        Interest expense for the nine months ended September 30, 2017 increased $740,000 to $2.9 million, an increase of 33% as compared to the nine months ended September 30, 2016. Interest expense on deposits increased $610,000 or 30%, to $2.6 million for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016. This increase was due to both an increase in time deposit balances and an increase in deposit rates for all categories. Our total cost of interest-bearing deposits increased from 0.45% during the nine months ending September 30, 2016 to 0.56% for the nine months ending September 30, 2017. This higher cost is reflective of higher rates paid on interest-bearing checking accounts and time deposits.

        Interest expense for the three months ended September 30, 2017 increased $390,000 to $1.2 million, an increase of 49% as compared to the three months ended September 30, 2016. Interest expense on deposits increased $319,000 or 43%, to $1.1 million for the three months ended September 30, 2017 compared to the three months ended September 30, 2016. This increase was due to both an increase in time deposit balances and an increase in deposit rates for all categories.

        Interest expense for the year ended December 31, 2016 increased $548,000 to $3 million, an increase of 22% as compared to the year ended December 31, 2015. Interest expense on deposits increased $570,000 or 25%, to $2.8 million compared to the year ended December 31, 2015. This increase was due to both an increase in deposits and an increase in rates paid on deposits. The average rate on interest-bearing deposits increased from 0.40% for the year ended December 31, 2015 to 0.45% for the year ended December 31, 2016. The increase was primarily a result of higher rates paid on interest-bearing checking accounts and time deposits.

  Net Interest Income

        Net interest income represents the difference between income derived from interest-earning assets and the expense incurred on interest-bearing liabilities. Net interest income is affected by both the difference between the rates of interest earned on interest-earnings assets and the rates paid on interest-bearing liabilities ("interest rate spread") as well as the relative amounts of interest-earning assets and interest-bearing liabilities.

        Net interest income for the nine months ended September 30, 2017 was $27.0 million, which is an increase of $4 million as compared to the nine months ended September 30, 2016. Our net interest margin increased from 2.97% during the nine months ending September 30, 2016 to 3.27% for the nine months ending September 30, 2017.

        Net interest income for the three months ended September 30, 2017 was $9.3 million, which is an increase of $1.4 million or 18% as compared to the three months ended September 30, 2016.

        Net interest income for the year ended December 31, 2016 increased $2.2 million to $31 million, an increase of 7% as compared to the year ended December 31, 2015. Our net interest margin decreased from 3.01% in 2015 to 2.93% in 2016.

        See Net Interest Income and Rate Volume tables at First Evanston Bancorp, Inc. Statistical Data for additional details on asset yields, liability rates, and net interest margin.

  Provision for Loan Losses

        We maintain, and our Board of Directors monitors, an allowance for losses on loans. The allowance is established based upon management's periodic evaluation of known and inherent risks in the loan portfolio, review of significant individual loans and collateral, review of delinquent loans, past loss experience, adverse situations that may affect the borrowers' ability to repay, current and expected market conditions, and other factors management deems important. Determining the appropriate level of reserves involves a high degree of management judgment and is based upon historical and projected losses in the loan portfolio and the collateral value or discounted cash flows of specifically identified impaired loans. Additionally, allowance policies are subject to periodic review and revision in response to a number of factors, including current market conditions, actual loss experience and management's expectations.

        Provisions for loan losses totaled $750,000 and $675,000 for the nine months ended September 30, 2017 and September 30, 2016, respectively. During the first nine months of 2017, we recorded loan charge-offs of $942,000 and loan recoveries of $143,000 as compared to loan charge-offs of $329,000 and loan recoveries of $154,000 for the first nine months of 2016.

        Provisions for loan losses totaled $150,000 and $225,000 for the three months ended September 30, 2017 and September 30, 2016, respectively. During the three month period ending September 30, 2017, we recorded loan charge-offs of $176,000 and loan recoveries of $26,000 as compared to loan charge-offs of $161,000 and loan recoveries of $134,000 for the first three months of 2016.

        Provisions for loan losses totaled $900,000 and $800,000 for the year ended December 31, 2016 and December 31, 2015, respectively. We recorded $989,000 for loan charge-offs and $169,000 for loan recoveries in 2016, and $998,000 for loan charge-offs and $361,000 in loan recoveries for 2015.

        The low level of net loan charge-offs and asset quality were the primary reasons for maintaining the modest provision for loan losses. For further discussion of the allowance for loan losses, refer to the "Asset Quality and Distribution" section.

  Non-interest Income

        Total non-interest income for the nine months ended September 30, 2017 was $4.2 million, an increase of $324,000 or 8% from the $3.9 million in non-interest income for the nine months ended September 30, 2016. Trust fees and deposit service charges are the primary components of non-interest income. Trust fees were $1.8 million for the nine months ended September 30, 2017 and $1.5 million for the nine months ended September 30, 2016. The increase in trust fees was principally the result of 35% growth of assets under management from September 30, 2016 to September 30, 2017. Deposit service charges were $1.4 million for the nine months ended September 30, 2017 and 2016.

        Total non-interest income for the three months ended September 30, 2017 was $1.4 million, an increase of $153,000 or 12% from the $1.3 million in non-interest income for the three months ended September 30, 2016. Trust fees were the primary factor in this increase, as they grew from $530,000 to $630,000 from the three months ended September 30, 2016 to the three months ended September 30, 2017. Trust fees increased as a result of growth in assets under management.

        Total non-interest income for the year ended December 31, 2016 was $5.2 million, an increase of $200,000 or 4% from the $5.0 million in non-interest income for the year ended December 31, 2015. Trust fees were $2.1 million for the year ended December 31, 2016 and $1.9 million for the year ended December 31, 2015. Deposit Service Charges were $1.9 million for the year ended December 31, 2016 and $1.8 million for the year ended December 31, 2015.

  Non-interest Expense

        Non-interest expense for the nine months ended September 30, 2017 was $20.8 million, an increase of $2.5 million or 14% from the $18.3 million in non-interest expense for the nine months ended September 30, 2016. Salaries and benefits and data processing are two of the largest components in non-interest expense. Salaries and benefits were $13.2 million for the nine months ended September 30, 2017 and $11.8 million for the nine months ended September 30, 2016. The increase in salaries and benefits was a result of an increase in full time equivalents and normal salary increases. Data processing expenses were $1.8 million for the nine months ended September 30, 2017 and $1.7 million for the nine months ended September 30, 2016.

        Non-interest expense for the three months ended September 30, 2017 was $7.1 million, an increase of $900,000 or 14% from the $6.2 million in non-interest expense for the three months ended September 30, 2016. Salaries and benefits and other expenses were the primary factors in the increase for the year over year period. Salaries and benefits were $4.4 million for the three months ended September 30, 2017 and $4.0 million for the three months ended September 30, 2016. The increase in salaries and benefits was a result of an increase in full time equivalents and normal salary increases. Other expenses were $1.0 million for the three months ended September 30, 2017 and $640,000 for the three months ended September 30, 2016. Other expenses during the three month period ending September 30, 2017 included a $400,000 settlement of a litigation matter.

        Non-interest expense for the year ended December 31, 2016 was $25.3 million, an increase of $1.9 million or 8% from the $23.4 million in non-interest expense for the year ended December 31, 2015. Salaries and benefits were $16.6 million for the year ended December 31, 2016 and $15.3 million for the year ended December 31, 2015. The increase in salaries and benefits was a result of an increase in full time equivalents and normal salary increases. Data processing expenses were $2.2 million for the year ended December 31, 2016 and $2.0 million for the year ended December 31, 2015

  Income Taxes

        For the nine months ended September 30, 2017, we recorded income tax expense of $3.7 million, an increase of $800,000 or 28% from the $2.9 million in income tax expense for the nine months ended September 30, 2016. The increase in income tax expense was the result of higher income before income taxes. The effective tax rate was 38.6% for the nine months ended September 30, 2017 and 37.5% for the nine months ended September 30, 2016. The increase in the effective rate was due in part to higher state income tax rates and lower tax-exempt income.

        For the three months ended September 30, 2017, we recorded income tax expense of $1.4 million, an increase of $400,000 or 40% from the $1.0 million in income tax expense for the three months ended September 30, 2016. The increase in income tax expense was the result of higher income before income taxes. The effective tax rate was 39.6% for the three months ended September 30, 2017 and 37.6% for the nine months ended September 30, 2016. The increase in the effective rate was due in part to higher state income tax rates and lower tax-exempt income.

        We recorded income tax expense of $3.8 million for the year ended December 31, 2016, an increase of $200,000 from the $3.6 million in income tax expense for the year ended December 31, 2015. The increase in income tax expense was the result of higher income before income taxes. The effective tax rate was 37.6% for the year ended December 31, 2016 and 37.1% for the year ended December 31, 2015. The increase in the effective rate was due in part to lower tax-exempt income.

Financial Condition

  Asset Quality and Distribution

        Our primary investing activities are the origination of commercial, commercial real estate, construction and land, one-to-four family residential real estate, and consumer loans and the purchase of investment securities. Total assets were $1.1 billion at September 30, 2017, which were $59 million higher than December 31, 2016. Investment securities available for sale increased from $140.8 million at December 31, 2016 to $144.2 million at September 30, 2017. Net loans increased to $882.9 million at September 30, 2017 from $820.1 million at December 31, 2016.

        The allowance for loan losses is established through a provision for loan losses based on our evaluation of the risk inherent in the loan portfolio and changes in the nature and volume of our loan activity. This evaluation, which includes a review of all loans with respect to which full collectability may not be reasonably assured, considers the fair value of the underlying collateral, economic conditions, historical loan loss experience, level of classified loans and other factors that warrant recognition in providing for an appropriate allowance for loan losses. At September 30, 2017, our allowance for loan losses totaled $10.6 million, or 1.19% of gross loans outstanding, as compared to $10.7 million, or 1.28% of gross loans outstanding, at December 31, 2016.

        As of September 30, 2017 and December 31, 2016, approximately $31.2 million and $19.8 million, respectively, of loans were considered classified and assigned a risk rating of special mention, substandard or doubtful. These ratings indicate that the loans identified as potential problem loans have more than normal risk, which raised doubts as to the ability of the borrower to comply with present loan repayment terms. Even though these borrowers were experiencing moderate cash flow problems as well as some deterioration in collateral value, management believed the general allowance was sufficient to cover the risks and probable incurred losses related to such loans at September 30, 2017 and December 31, 2016, respectively. The increase from December 31, 2016 to September 30, 2017 can be attributed to multiple borrowers in the commercial real estate and commercial business loan categories.

        Loans past due 30-89 days and still accruing interest totaled $216,000, or 0.02% of gross loans at September 30, 2017 compared to $876,000, or 0.11% of gross loans, at December 31, 2016. At September 30, 2017, $2.1 million of loans were on non-accrual status, or 0.23% of gross loans, compared to $5.5 million, or 0.66% of gross loans, at December 31, 2016. Non-accrual loans consist of loans 90 or more days past due and certain impaired loans. There were $214,000 in loans that were 90 days delinquent and accruing interest at September 30, 2017, compared to $1,000 in loans at December 31, 2016. Our impaired loans totaled $2.1 million at September 30, 2017 compared to $5.5 million at December 31, 2016. At September 30, 2017, First Evanston had two loan relationships consisting of five outstanding loans with a recorded investment of $625,000 that were classified as TDRs compared to five relationships consisting of seven outstanding loans with a recorded investment of $3,876,000 classified as TDRs at December 31, 2016. The reduction in TDR's from December 31, 2016 to September 30, 2017 was due primarily to the payoff of two loans by one customer.

        Total assets increased to $1.1 billion at December 31, 2016, compared to $991.2 million at December 31, 2015. Investment securities available for sale decreased from $158.1 million at December 31, 2015 to $140.8 million at December 31, 2016. Net loans increased to $820.1 million at December 31, 2017 from $728.6 million at December 31, 2015.

        At December 31, 2016, our allowance for loan losses totaled $10.7 million, or 1.29% of gross loans outstanding, as compared to $10.6 million, or 1.43% of gross loans outstanding, at December 31, 2015.

        As of December 31, 2016 and December 31, 2015, approximately $19.8 million and $16.6 million, respectively, of loans were considered classified and assigned a risk rating of special mention, substandard or doubtful.

        Loans past due 30-89 days and still accruing interest totaled $876,000, or 0.11% of gross loans at December 31, 2016 compared to $607,000, or 0.08% of gross loans, at December 31, 2015. At December 31, 2016, $5.5 million of loans were on non-accrual status, or 0.66% of gross loans, compared to $5.7 million, or 0.77% of gross loans, at December 31, 2015. Non-accrual loans consist of loans 90 or more days past due and certain impaired loans. There were $1,000 in loans that were 90 days delinquent and accruing interest at December 31, 2016, compared to $374,000 in loans at December 31, 2015. Our impaired loans totaled $5.5 million at December 31, 2016 compared to $6.4 million at December 31, 2015. At December 31, 2016, First Evanston had five loan relationships consisting of seven outstanding loans with a recorded investment of $3,876,000 that were classified as TDRs compared to the same amount of loan relationships and outstanding loans with a recorded investment of $4,552,000 classified as TDRs at December 31, 2015.

  Liability Distribution

        Our primary ongoing sources of funds are deposits, FHLB Advances, proceeds from principal and interest payments on loans and investment securities. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates and economic conditions. We experienced an increase of $30.0 million in total deposits to $993.7 million at September 30, 2017, from $963.7 million at December 31, 2016. The increase in deposits was primarily due to higher balances in time deposits. The increase was partially offset by lower balances in non-interest bearing deposits, money market and NOW accounts and savings accounts. Total borrowings increased $20.0 million to $30.0 million at September 30, 2017, from $10.0 million at December 31, 2016.

        Non-interest-bearing deposits at September 30, 2017 were $361.4 million, or 36.4% of deposits, compared to $373.1 million, or 38.7%, at December 31, 2016. Money market and interest-bearing accounts were 33.2% of our deposit portfolio and totaled $330.0 million at September 30, 2017, compared to $340.1 million, or 35.3%, at December 31, 2016. Savings accounts decreased to $52.1 million, or 5.2% of deposits, at September 30, 2017, from $54.0 million, or 5.6%, at December 31, 2016. Time deposits totaled $250.2 million, or 25.2% of deposits, at September 30, 2017, compared to $196.5 million, or 20.4%, at December 31, 2016.

        Time deposits at September 30, 2017, scheduled to mature in one year or less totaled $144.4 million. Historically, maturing deposits have generally remained with First Bank & Trust, and we believe that a significant portion of the deposits maturing in one year or less will remain with us upon maturity in some type of deposit account.

        We experienced an increase of $67.0 million in total deposits to $963.7 million at December 31, 2016, from $896.7 million at December 31, 2015. The increase in deposits was due to higher non-interest bearing deposits, NOW and money market accounts, savings accounts and time deposit balances. At both December 31, 2016 and December 31, 2015, total borrowings were $10.0 million.

        Non-interest-bearing deposits at December 31, 2016 were $373.1 million, or 38.7% of deposits, compared to $328.7 million, or 36.7%, at December 31, 2015. Money market and interest-bearing accounts were 35.3% of our deposit portfolio and totaled $340.1 million at December 31, 2016, compared to $330.9 million, or 36.9%, at December 31, 2015. Savings accounts increased to $54.0 million, or 5.6% of deposits, at December 31, 2016, from $47.5 million, or 5.3%, at December 31, 2015. Time deposits totaled $196.5 million, or 20.4% of deposits, at December 31, 2016, compared to $189.6 million, or 21.1%, at December 31, 2015.

        Time deposits at December 31, 2016, scheduled to mature in one year or less totaled $122.1 million.

  Cash Flows

        During the first nine months of 2017, our cash and due from banks decreased by $7.7 million. Our operating activities provided net cash of $9.1 million in the first nine months of 2017 primarily due to increased profitability of operations. Our investing activities used net cash of $66.1 million during the first nine months of 2017, primarily as a result of originating more loans than were matured. Our financing activities provided net cash of $49.3 million during the first nine months of 2017, primarily as a result of an increase in time deposit balances, coupled with an increase in total borrowings.

        During 2016, our cash and due from banks increased by $100,000. Our operating activities provided net cash of $11.7 million in 2016 primarily due to increased profitability of operations. Our investing activities used net cash of $77.8 million during 2016, primarily as a result of originating more loans than were matured. Our financing activities provided net cash of $66.2 million in 2016, primarily as a result of an increase deposit balances across all product categories.

  Liquidity

        Our most liquid assets are cash and due from banks and investment securities available for sale. The levels of these assets are dependent on the operating, financing, lending and investing activities during any given period. These liquid assets totaled $220.4 million at September 30, 2017 and $224.7 million at December 31, 2016. During periods in which we are not able to originate a sufficient amount of loans and/or periods of high principal prepayments, we generally keep excess funds at the Federal Reserve Bank.

        Liquidity management is both a daily and long-term function of our strategy. Excess funds are typically generated as a result of increased deposit balances, while uses of excess funds are generally deposit withdrawals and loan advances. In the event we require funds beyond our ability to generate them internally, additional funds are generally available through the use of FHLB Advances, a line of credit with the FHLB, other borrowings or through sales of investment securities. At September 30, 2017, we had outstanding FHLB Advances of $20.0 million.

        At September 30, 2017, we had collateral of $322.2 million pledged to the FHLB, which would allow us to borrow an additional $188.1 million, subject to FHLB credit requirements and policies. At September 30, 2017, the remaining FHLB credit available was $104.0 million, after $64.1 million in letters of credit issued and $20.0 million in outstanding advances. At September 30, 2017, we had no borrowings through the Federal Reserve discount window, while our borrowing capacity with the Federal Reserve was $47.6 million. We also have various other federal funds agreements, both secured and unsecured, with correspondent banks totaling approximately $83.0 million in available credit under which we had no outstanding borrowings at September 30, 2017. At September 30, 2017, we had subordinated debentures totaling $10.0 million.

        Liquid assets totaled $224.7 million at December 31, 2016 and $241.9 million at December 31, 2015.

        At December 31, 2016, we had no outstanding FHLB advances.

        At December 31, 2016, we had collateral of $289.5 million pledged to the FHLB, which would allow us to borrow an additional $187.0 million, subject to FHLB credit requirements and policies. At December 31, 2016, the remaining FHLB credit available was $128.2 million, after $58.8 million in letters of credit issued. At December 31, 2016, we had no borrowings through the Federal Reserve discount window, while our borrowing capacity with the Federal Reserve was $50.7 million. We also have various other federal funds agreements, both secured and unsecured, with correspondent banks totaling approximately $79.0 million in available credit under which we had no outstanding borrowings at December 31, 2016. At December 31, 2016, we had subordinated debentures totaling $10.0 million.

  Off Balance Sheet Arrangements

        As a provider of financial services, we routinely issue financial guarantees in the form of financial and performance standby letters of credit. Standby letters of credit are contingent commitments issued by us generally to guarantee the payment or performance obligation of a customer to a third party. While these standby letters of credit represent a potential outlay by us, a significant amount of the commitments may expire without being drawn upon. We have recourse against the customer for any amount the customer is required to pay to a third party under a standby letter of credit. The letters of credit are subject to the same credit policies, underwriting standards and approval process as loans made by us. Most of the standby letters of credit are secured, and in the event of nonperformance by the customers, we have the right to the underlying collateral, which could include commercial real estate, physical plant and property, inventory, receivables, cash and marketable securities. The contract amount of these standby letters of credit, which represents the maximum potential future payments guaranteed by us, was $21.4 million at September 30, 2017 and $22.2 million at December 31, 2016.

        At September 30, 2017, we had outstanding loan commitments, excluding standby letters of credit, of $327.3 million. We anticipate that sufficient funds will be available to meet current loan commitments. These commitments consist of unfunded lines of credit and commitments to finance real estate loans.

        At December 31, 2016, we had outstanding loan commitments, excluding standby letters of credit, of $333.6 million.

  Capital

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules) became effective for First Evanston on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, First Evanston must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer for 2016 is 0.625%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes that as of September 30, 2017, First Evanston and First Bank & Trust meet all capital adequacy requirements to which they are subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At September 30, 2017, the most recent regulatory notification categorized First Bank & Trust as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

        At September 30, 2017, we maintained a leverage capital ratio of 9.44% and a total risk-based capital ratio of 12.18% on a consolidated basis. First Bank & Trust maintained a leverage capital ratio of 8.35% and a total risk-based capital ratio of 10.92% at September 30, 2017.

        At December 31, 2016, we maintained a leverage capital ratio of 8.60% and a total risk-based capital ratio of 12.36% on a consolidated basis. First Bank & Trust maintained a leverage capital ratio of 7.63% and a total risk-based capital ratio of 11.13% at December 31, 2016.

  Dividends

        The primary source of funds to allow First Evanston to pay dividends to its stockholders is from dividends received from its bank subsidiary. Under provisions of the Illinois Banking Act, dividends may not be declared by a bank except out of retained net profits. In addition, all dividends paid by First Bank & Trust are restricted by the capital adequacy guidelines of the FDIC. As described above, First Bank & Trust exceeded its minimum capital requirements under applicable guidelines as of September 30, 2017. First Bank & Trust's retained earnings available for dividends approximated $18,211,000 at September 30, 2017.

        During the nine months ending September 30, 2017, First Bank & Trust paid no dividends to First Evanston, and First Evanston paid no dividends to shareholders.

        As described above, First Bank & Trust exceeded its minimum capital requirements under applicable guidelines as of December 31, 2016. First Bank & Trust's retained earnings available for dividends approximated $17,608,000 at year-end 2016.

        During the years ended December 31, 2016 and 2015, First Bank & Trust paid no dividends to First Evanston, and First Evanston paid no dividends to shareholders.

  Effects of Inflation

        Our consolidated financial statements and accompanying footnotes have been prepared in accordance with GAAP, which generally require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation can be found in the increased cost of our operations because our assets and liabilities are primarily monetary and interest rates have a greater impact on our performance than do the effects of inflation.

  Statistical Data

        First Evanston has a fiscal year ending on December 31. The statistical data required by Guide 3 of the Securities Act Industry Guides is set forth in the following pages. This data should be read in conjunction with the consolidated financial statements, related notes and "First Evanston—Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this joint proxy statement/ prospectus.

        The following tables describe the extent to which changes in tax equivalent interest income and interest expense for major components of interest earning assets and interest-bearing liabilities affected First Evanston's interest income and expense during the periods indicated. The table distinguishes between (i) changes attributable to rate (changes in rate multiplied by prior volume), (ii) changes attributable to volume (changes in volume multiplied by prior rate), and (iii) net change (the sum of the previous columns). The net changes attributable to the combined effect of volume and rate, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Nine Months Ended September 30, 2017			Twelve Months Ended December 31, 2016
	compared to			compared to
	Nine Months Ended September 30, 2016			Twelve Months Ended December 31, 2015
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
Interest income
Cash and cash equivalents	$(103)	$387	$284	$307	$176	$483
Loans and leases	2,945	1,423	4,368	2,141	279	2,420
Securities available-for-sale	1	115	116	(118)	55	(63)
Other investments	6	15	21	3	1	4
Tax-exempt securities	(28)	23	(5)	(104)	18	(86)

Total interest income	$2,821	$1,963	$4,784	$2,229	$529	$2,758

Interest expense
Deposits
Interest checking	$13	$74	$87	$24	$102	$126
Money market accounts	(18)	6	(12)	94	50	144
Savings	5	5	10	7	(1)	6
Time deposits	168	356	524	59	233	293

Total interest bearing deposits	169	441	609	184	384	568

Federal Home Loan Bank advances	81	11	92	(17)	11	(6)
Other borrowed funds	(0)	38	38	(0)	(15)	(15)

Total borrowings	81	49	130	(17)	(4)	(21)

Total interest expense	$249	$491	$739	$167	$380	$547

Net interest income	$2,572	$1,473	$4,045	$2,062	$149	$2,211

        The following tables set forth information relating to average balances of interest-earning assets and interest-bearing liabilities for the periods ended September 30, 2017 and 2016 and December 31, 2016 and 2015. Average balances are derived from daily average balances. Non-accrual loans were included in the computation of average balances but have been reflected in the table as loans carrying a zero yield. The yields set forth in the table below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or interest expense. This table reflects the average yields on assets and average costs of liabilities for the periods indicated (derived by dividing income or expense by the monthly average balance of assets or liabilities, respectively) as well as the "net interest margin" (which reflects the effect of the net earnings balance) for the periods shown.

  Analysis of Net Interest Income

	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016
	Average Balances	Total Interest/Fees	Yield	Average Balances	Total Interest/Fees	Yield
Assets
Cash and cash equivalents	$97,732	$673	0.92%	$112,674	$389	0.46%
Loans and leases	857,272	27,711	4.32%	765,508	23,344	4.06%
Securities available-for-sale	111,957	1,115	1.33%	111,759	999	1.19%
Other investments	3,075	73	3.18%	2,840	52	2.45%
Tax-exempt securities	32,422	350	1.44%	35,013	355	1.35%

Total interest-earning assets	$1,102,458	$29,922	3.63%	$1,027,794	$25,139	3.26%

Allowance for loan and lease losses	(10,663)			(10,832)
All other assets	29,706			27,540

Total Assets	$1,121,501			$1,044,502

Liabilities and Stockholders' Equity
Deposits
Interest Checking	$125,866	$253	0.27%	$119,114	$165	0.18%
Money market accounts	230,473	407	0.24%	240,232	418	0.23%
Savings	54,583	51	0.13%	49,339	42	0.11%
Time Deposits	219,035	1,928	1.18%	199,811	1,404	0.94%
Federal Home Loan Bank advances	11,941	97	1.09%	1,967	5	0.33%
Subordinated debentures	10,000	221	2.95%	10,000	183	2.44%

Total interest bearing liabilities	$651,898	$2,957	0.61%	$620,463	$2,217	0.48%

Other liabilities	377,645			338,861
Total stockholders' equity	91,958			85,178

Total Liabilities and Stockholders' Equity	$1,121,501			$1,044,502

Net interest spread			3.02%			2.78%

Net interest income		$26,965			$22,922

Net interest margin			3.27%			2.97%

Analysis of Net Interest Income

	Year Ended December 31, 2016			Year Ended December 31, 2015
	Average Balances	Total Interest/Fees	Yield	Average Balances	Total Interest/Fees	Yield
Assets
Cash and cash equivalents	$135,359	$634	0.46%	$69,940	$152	0.21%
Loans and leases	774,045	31,588	4.08%	721,592	29,168	4.04%
Securities available-for-sale	109,572	1,306	1.19%	119,482	1,369	1.15%
Securities held-to-maturity	2,957	72	2.44%	2,829	68	2.41%
Tax-exempt securities	35,412	477	1.35%	43,148	563	1.30%

Total interest-earning assets	$1,057,345	$34,077	3.22%	$956,991	$31,320	3.27%

Allowance for loan and lease losses	(10,889)			(10,799)
All other assets	28,395			22,985

Total Assets	$1,074,851			$969,177

Liabilities and Stockholders' Equity
Deposits
Interest Checking	$122,044	$241	0.20%	$109,791	$115	0.10%
Money market accounts	254,601	611	0.24%	215,374	467	0.22%
Savings	50,330	57	0.11%	44,293	50	0.11%
Time Deposits	198,460	1,894	0.95%	192,244	1,602	0.83%
Federal Home Loan Bank advances	1,311	5	0.37%	5,929	11	0.18%
Subordinated debentures	10,000	250	2.50%	10,000	265	2.65%

Total interest bearing liabilities	$636,746	$3,058	0.48%	$577,631	$2,510	0.43%

Other liabilities	352,112			312,298
Total stockholders' equity	85,993			79,248

Total Liabilities and Stockholders' Equity	$1,074,851			$969,177

Net interest spread			2.74%			2.84%

Net interest income		$31,019			$28,810

Net interest margin			2.93%			3.01%

        Investment Securities.    The following table sets forth the carrying value of First Evanston's investment securities at the dates indicated. None of the investment securities issued by an individual issuer held as of September 30, 2017 and December 31, 2016 and 2015 were in excess of 10% of First Evanston's stockholders' equity, other than the U.S. Government and its agencies. U.S. government-sponsored entities primarily include bonds issued by the Federal Farm Credit Bank, Federal Home Loan Bank, Federal National Mortgage Association and the Federal Home Loan Mortgage

Corporation. State and political subdivisions include taxable and tax-exempt bonds issued by various municipalities.

	September 30, 2017		December 31, 2016		December 31, 2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available for Sale
U.S. Treasury	$26,894,710	$26,929,333	$31,841,338	$31,919,991	$32,768,308	$32,849,178
U.S. government-sponsored agencies	83,113,333	82,701,795	75,188,245	74,611,632	87,288,286	86,841,126
States and political subdivisions	33,483,663	33,586,082	34,636,132	34,281,751	38,308,085	38,385,132

Total	$143,491,706	$143,217,210	$141,665,715	$140,813,374	$158,364,679	$158,075,436

Maturity as of September 30, 2017

	Due in One Year or Less		Due from One to Five Years		Due from Five to Ten Years		Due after Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available for Sale
U.S. Treasury	$8,999	1.24%	$18,896	1.61%	$—	0.00%	$—	0.00%
U.S. government-sponsored agencies	15,010	0.93%	68,103	1.49%	—	0.00%	—	0.00%
States and political subdivisions	7,943	1.18%	23,707	1.54%	1,834	2.05%	—	0.00%

Total	$31,952	1.08%	$110,706	1.52%	$1,834	2.05%	$—	0.00%

Maturity as of December 31, 2016

	Due in One Year or Less		Due from One to Five Years		Due from Five to Ten Years		Due after Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available for Sale
U.S. Treasury	$6,993	1.00%	$24,848	1.46%	$—	0.00%	$—	0.00%
U.S. government-sponsored agencies	17,079	0.80%	58,109	1.27%	—	0.00%	—	0.00%
States and political subdivisions	12,470	1.15%	21,662	1.43%	505	2.45%	—	0.00%

Total	$36,542	0.96%	$104,619	1.35%	$505	2.45%	$—	0.00%

Maturity as of December 31, 2015

	Due in One Year or Less		Due from One to Five Years		Due from Five to Ten Years		Due after Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available for Sale
U.S. Treasury	$3,006	0.54%	$29,762	1.35%	$—	0.00%	$—	0.00%
U.S. government-sponsored agencies	3,010	0.93%	84,279	1.13%	—	0.00%	—	0.00%
States and political subdivisions	14,255	1.26%	23,501	1.33%	506	2.45%	46	6.52%

Total	$20,271	1.11%	$137,542	1.21%	$506	2.45%	$46	6.52%

        Loan Portfolio Composition.    The following table sets forth the composition of the loan portfolio by type of loan at the dates indicated.

			As of the Year Ended December 31,
	September 2017	September 2016
Balance			2016	2015	2014	2013	2012
Commercial business	$364,408	$316,390	$329,180	$298,818	$269,352	$237,720	$221,394
Commercial real estate	381,880	321,374	348,102	291,571	284,536	240,162	177,060
Residential real estate	65,402	72,626	72,687	61,972	60,189	58,334	62,327
Home equity—first liens	47,295	44,982	44,967	38,956	36,356	35,879	38,848
Home equity—second liens	25,638	25,990	26,040	28,789	26,190	27,323	29,865
Installment & other	9,534	11,331	10,395	19,582	28,286	40,495	42,355

Total gross loans	894,157	792,693	831,371	739,688	704,909	639,913	571,849
Deferred fees, net	(668)	(568)	(565)	(468)	(430)	(297)	(167)
Allowance for loan losses	(10,622)	(11,091)	(10,671)	(10,591)	(10,428)	(9,689)	(8,736)

	$882,867	$781,034	$820,135	$728,629	$694,051	$629,927	$562,946

Percent of Total:
Commercial business	40.75%	39.91%	39.59%	40.40%	38.21%	37.15%	38.72%
Commercial real estate	42.71%	40.54%	41.87%	39.42%	40.36%	37.53%	30.96%
Residential real estate	7.31%	9.16%	8.74%	8.38%	8.54%	9.12%	10.90%
Home equity—first liens	5.29%	5.67%	5.41%	5.27%	5.16%	5.61%	6.79%
Home equity—second liens	2.87%	3.28%	3.13%	3.89%	3.72%	4.27%	5.22%
Installment & other	1.07%	1.44%	1.26%	2.64%	4.01%	6.32%	7.41%

Total gross loans	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

        The following table sets forth the contractual maturities of loan as of September 30, 2017. The table does not include unscheduled prepayments:

	<1 Year	1 - 5 Years	>5 Years	Total
Commercial business	$222,964	$134,084	$7,360	$364,408
Commercial real estate	72,056	256,916	52,908	381,880
Residential real estate	9,868	45,699	9,835	65,402
Home equity—first liens	9,423	37,833	39	47,295
Home equity—second liens	4,153	21,275	210	25,638
Installment & other	6,962	2,359	213	9,534

Total gross loans	$325,426	$498,166	$70,565	$894,157

        The following table sets forth the dollar amount of all loans due after September 30, 2017 and whether such loans had fixed interest rate or variable interest rates:

	Fixed	Adjustable	Total
Commercial business	$127,799	$236,609	$364,408
Commercial real estate	274,005	107,875	381,880
Residential real estate	47,778	17,624	65,402
Home equity—first liens	1,708	45,587	47,295
Home equity—second liens	231	25,407	25,638
Installment & other	5,319	4,215	9,534

Total gross loans	$456,840	$437,317	$894,157

        Non-performing Assets.    The following table sets forth information with respect to non-performing assets, including non-accrual loans and real estate acquired through foreclosure or by deed in lieu of foreclosure ("real estate owned"). No interest income related to non-accrual loans was included in interest income for the nine months ended September 30, 2017 and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012.

		As of the Year Ended December 31,
	September 2017
Balance		2016	2015	2014	2013	2012
Nonaccrual loans	$2,085	$5,452	$5,671	$6,487	$8,895	$7,652
Accruing loans over 90 days past due	214	1	374	13	12	37
Non-performing investments	—	—	—	—	—	—
Real estate owned, net	—	—	—	—	—	—

Non-performing assets	$2,229	$5,453	$6,045	$6,500	$8,907	$7,689

Performing TDRs	$625	$3,876	$4,552	$5,096	$6,241	$6,248
Non-performing loans to total gross loans	0.26%	0.66%	0.82%	0.92%	1.39%	1.34%
Non-performing assets to total assets	0.20%	0.51%	0.61%	0.71%	1.04%	0.93%
Allowance for loan losses to non-performing loans	462.03%	195.69%	175.20%	160.43%	108.78%	113.62%

        The following table sets forth information with respect to First Evanston's allowance for loan losses at the dates and for the periods indicated:

	Nine Months Ended September 30		As of and for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Balances at beginning of period	$10,671	$10,591	$10,591	$10,428	$9,689	$8,736	$7,906
Provision for loan losses	750	675	900	800	1,150	1,750	2,600
Charge-offs:
Commercial business	(429)	(115)	(625)	(200)	(259)	(792)	(1,199)
Commercial real estate	(150)	(18)	(129)	(244)	(182)	(31)	—
Residential real estate	—	—	—	(177)	(81)	(99)	(94)
Home equity—first liens	(78)	(12)	(13)	(14)	(248)	(2)	(144)
Home equity—second liens	(164)	(7)	(17)	(245)	0	0	(235)
Installment & other	(121)	(177)	(205)	(118)	(163)	(114)	(218)

Total charge-offs	(942)	(329)	(989)	(998)	(933)	(1,038)	(1,890)

Recoveries:
Commercial business	54	44	44	18	438	67	10
Commercial real estate	—	3	8	115	—		1
Residential real estate	—	—	—	3	—	67	10
Home equity—first liens	—	1	2	194	—	—	9
Home equity—second liens	—	74	73	—	15	15	18
Installment & other	89	32	42	31	69	92	72

Total Recoveries	143	154	169	361	522	241	120

Net recoveries (charge-offs)	(799)	(175)	(820)	(637)	(411)	(797)	(1,770)

Balance at end of period	$10,622	$11,091	$10,671	$10,591	$10,428	$9,689	$8,736

Allowance for loan losses to total gross loans	1.19%	1.40%	1.28%	1.43%	1.48%	1.51%	1.53%
Net loans charged off (recoveries) to average net loans	0.09%	0.02%	0.11%	0.09%	0.06%	0.14%	0.35%

        The distribution of First Evanston's allowance for losses on loans at the dates indicated and the percent of loans in each category to total loans is summarized in the following table. This allocation reflects management's judgment as to risks inherent in the types of loans indicated, but in general First Evanston's total allowance for loan losses included in the table is not restricted and is available to absorb all loan losses. The amount allocated in the following table to any category should not be interpreted as an indication of expected actual charge-offs in that category.

	As of the Month Ended September 30,				As of and for the Year ended December 31,
	2017		2016		2016		2015		2014		2013		2012
	Amount	% Loan type to total loans	Amount	% Loan type to total loans	Amount	% Loan type to total loans	Amount	% Loan type to total loans	Amount	% Loan type to total loans	Amount	% Loan type to total loans	Amount	% Loan type to total loans
Commercial business	$4,884	40.75%	$5,586	39.91%	$5,251	39.59%	$5,035	40.40%	$4,538	38.21%	$5,251	37.15%	$4,050	38.72%
Commercial real estate	4,753	42.71%	4,641	40.54%	4,641	41.87%	4,230	39.42%	3,960	40.36%	2,577	37.53%	2,548	30.96%
Residential real estate	202	7.31%	321	9.16%	247	8.74%	430	8.38%	726	8.54%	715	9.12%	1,034	10.90%
Home equity—first liens	310	5.29%	259	5.67%	238	5.41%	337	5.27%	568	5.16%	491	5.61%	250	6.79%
Home equity—second liens	309	2.87%	134	3.28%	159	3.13%	392	3.89%	292	3.72%	281	4.27%	491	5.22%
Installment & other	164	1.07%	150	1.42%	135	1.26%	167	2.64%	344	4.01%	374	6.32%	363	7.41%

Total	$10,622	100.00%	$11,091	100.00%	$10,671	100.00%	$10,591	100.00%	$10,428	100.00%	$9,689	100.00%	$8,736	100.00%

        The following table presents the average deposit balances and the average rate paid on those balances for the periods indicated:

	Nine Months Ended		Year Ended
	September 30, 2017		December 31, 2016		December 31, 2015
	Average Balances	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest bearing demand	$385,726	—	$360,480	—	$320,857	—
Money market and checking	356,339	0.25%	376,645	0.23%	325,165	0.18%
Savings accounts	54,583	0.13	50,330	0.11	44,293	0.11
Time	219,035	1.18	198,460	0.95	192,244	0.83

Total	$1,015,683		$985,915		$882,559

        The following table presents the maturities if jumbo time deposits (amounts of $100,000 or more):

	As of September 30, 2017	As of December 31, 2016
Three months or less	$38,163	$104,126
Over three months through six months	24,693	11,514
Over six months through 12 months	59,857	9,492
Over 12 months	87,255	35,540

Total	$209,968	$160,672

        The following table presents information on return on average equity, return on average assets, equity to total assets and our dividend payout ratio:

			As of or for the Years Ended December 31,
	September 30, 2017	September 30, 2016
			2016	2015	2014
Return on average assets	0.70%	0.62%	0.58%	0.62%	0.58%
Return on average equity	8.17	7.42	6.99	7.34%	7.09
Equity to total assets	8.71	7.23	8.46	8.35%	8.21
Dividend payout ratio	—	—	—	—	—

Quantitative and Qualitative Disclosures About Market Risk

        Our assets and liabilities are principally financial in nature, and the resulting net interest income thereon is subject to changes in market interest rates and the mix of various assets and liabilities. Interest rates in the financial markets affect our decisions on pricing our assets and liabilities which impacts our net interest income, a significant cash flow source for us. As a result, a substantial portion of our risk management activities relates to managing interest rate risk.

        Our Asset/Liability Management Committee monitors the interest rate sensitivity of our balance sheet using earnings simulation models and interest sensitivity "gap" analysis. We have set policy limits of interest rate risk to be assumed in the normal course of business and monitor such limits through our simulation process.

        In the past, we have been successful in meeting the interest rate sensitivity objectives set forth in our policy. Simulation models are prepared to determine the impact on net interest income for the coming twelve months, including using rates at September 30, 2017 and forecasting volumes for the twelve month projection. This position is then subjected to a shift in interest rates of 100 and 200 basis points rising and 100 basis points falling with an impact to our net interest income on a one-year horizon as follows:

Scenario	$000's change in net interest income	% change in net interest income
200 Basis point rising	$6,549	17.23%
100 Basis point rising	3,302	8.69
100 Basis point falling	(4,019)	(10.58)

  Asset/Liability Management

        Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to such repricing. A "positive" gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within that period exceeds the amount of interest-bearing liabilities maturing or otherwise repricing during that same period. In a rising interest rate environment, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a greater increase in the yield of its assets relative to the cost of its liabilities. Conversely, the cost of funds for an institution with a positive gap would generally be expected to decline less quickly than the yield on its assets in a falling interest rate environment. Changes in interest rates generally have the opposite effect on an institution with a "negative" gap.

        Following is our "static gap" schedule. No prepayment assumptions are included in this schedule, although callable Agency securities have been moved to the call date if their market value exceeds par value. Certificates of deposit reflect contractual maturities only. Money market accounts are rate sensitive and accordingly, a higher percentage of the accounts have been included as repricing immediately in the first period. Savings and NOW accounts are not as rate sensitive as money market accounts and for that reason 50% of the accounts are included in the 31-90 day category and 50% are included in the 91-180 day category.

        Given the historically low interest rates that have persisted for the last several years, we believe it is unlikely that interest rates will move much lower than experienced in 2016. We have been successful in meeting the interest sensitivity objectives set forth in our policy. This has been accomplished primarily by managing the assets and liabilities while maintaining our traditional high credit standards.

Interest-earning Assets and Interest-bearing Liabilities Repricing Schedule ("Gap" Table)

	3 months or less	3 to 12 months	1 to 5 years	Over 5 years	Total
Interest-earning assets:
Interest bearing due from banks	$63,288	$—	$—	$—	$63,288
Invest securities	14,569	23,392	104,697	5,533	148,191
Loans	459,226	76,327	317,863	38,703	892,119

Total interest-earning assets	$537,084	$99,719	$422,559	$44,236	$1,103,598

Interest-bearing liabilities
Certificates of deposit	$44,799	$98,403	$106,910	$80	$250,192
Money market and checking accounts	249,866	80,134	—	—	330,000
Savings accounts	26,061	26,061	—	—	52,122
Subordinated debentures	10,000				10,000
FHLB advances	20,000	—	—	—	20,000

Total interest-bearing liabilities	$350,725	$204,598	$106,910	$80	$662,313

Interest sensitivity gap per period	$186,358	$(104,879)	$315,649	$44,156	$441,285
Cumulative interest sensitivity gap	186,358	81,479	397,129	441,285
Cumulative gap as a percent of total interest-earning assets	16.89%	7.38%	35.98%	39.99%
Cumulative interest sensitive assets as a percent of cumulative interest sensitive liabilities	153.14%	114.67%	159.97%	166.63%

COMPARISON OF RIGHTS OF BYLINE STOCKHOLDERS AND
FIRST EVANSTON SHAREHOLDERS

        The rights of First Evanston shareholders are governed by First Evanston's articles of incorporation, as amended and its amended bylaws, each as currently in effect. Upon completion of the merger, the rights of First Evanston shareholders who receive shares of Byline's common stock will instead be governed by Byline's amended and restated certificate of incorporation and amended and restated bylaws. Byline is incorporated in Delaware and subject to the Delaware General Corporation Law, and First Evanston is incorporated in Illinois and is subject to the Business Corporation Act of the State of Illinois, as amended.

        The following discussion summarizes material similarities and differences between the rights of First Evanston shareholders and Byline stockholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the Business Corporation Act of the State of Illinois and the Delaware General Corporation Law, and to Byline's and First Evanston's respective organizational documents, each as amended and restated from time to time.

	Byline Stockholder Rights	First Evanston Shareholder Rights
Authorized Capital Stock:	The total number of shares of all classes of stock which Byline has the authority to issue is 175 million, of which 150 million shares are designated as common stock, and 25 million shares are designated as preferred stock.	The total number of shares of all classes of stock which First Evanston has the authority to issue is 2 million, all of which have no par value per share and are designated as common stock.
Byline currently has 50,000 shares designated as 7.50% Fixed-to-Floating Noncumulative Perpetual Preferred Stock, Series B, of which 10,438 shares are issued and outstanding.
Dividends:	The Byline board of directors may declare dividends on Byline's common stock, at any time, out of funds that are legally available.	The First Evanston board of directors may, at any regular or special meeting, declare dividends on the common stock of First Evanston out of funds that are legally available.
Number of Directors, Classification:	The number of directors of Byline may be designated from time to time by resolution of the Byline board of directors.	The number of directors of First Evanston cannot be less than 11 or more than 20. The number of directors can be determined from time to time by resolution of the First Evanston board of directors.
Byline's board of directors is not classified—directors serve one-year terms and are elected annually.
The First Evanston board of directors is divided into three classes, Class I, Class II and Class III. The term of office of one class expires each year. Each class will be as nearly equal in number as possible.

	Byline Stockholder Rights	First Evanston Shareholder Rights
Election of Directors; Vacancies:	Each director holds office until his or her successor is elected and qualified or until his or her resignation or removal. Directors are elected annually by a plurality of the shares present in person or represented by proxy and entitled to vote.
Byline's stockholders do not have cumulative voting rights.
Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office or by the sole remaining director.
Whenever the holders of any class of stock are entitled to elect one or more directors by Byline's certificate of incorporation, vacancies and newly created directorships of such class may be filled by a majority of the directors elected by such class then in office, or by the sole remaining director.	Directors are elected to each Class for a term of office that expires at the third succeeding annual meeting after his or her election.
First Evanston's shareholders do not have cumulative voting rights.
Vacancies on the board may be filled by the affirmative vote of a majority of the remaining directors through less than a quorum of the board or by First Evanston's shareholders at an annual meeting or by a special meeting called for that purpose.
A director elected by shareholders to fill a vacancy will hold office for the balance of the term for which he or she was elected. A director appointed by the board to fill a vacancy will serve until the next meeting of shareholders at which directors are to be elected.
Removal of Directors:
Any director may resign at any time after giving notice to the board of directors or the Chief Executive Officer, the President, or the Secretary of Byline.
Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
Any director may resign at any time by giving written notice to First Evanston. The acceptance of a resignation is not necessary to make it effective.
Any director or directors may be removed with or without cause, at any time, by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote, at a special meeting of the shareholders called for that purpose. No director may be removed without cause if the votes cast against his removal would be sufficient to elect him at an election of directors.

	Byline Stockholder Rights	First Evanston Shareholder Rights
Call of Special Meeting of Directors:	Special meetings of the board of directors may be called by the Chairman, the Chief Executive Officer, the President, an Executive Vice President or by any two directors.	Special meetings may be called by the Chief Executive Officer and must be called by the Chief Executive Officer or by the Chief Operating Officer on the written or oral request of any five members of the board of directors. Except as required by law, notice must be given by mail to each director no later than four business days preceding the date of the meeting, or by personal delivery not later than the day before the meeting.
Limitation on Director Liability:
To the fullest extent authorized by the DGCL, a director of Byline will not be liable to Byline or its stockholders for monetary damages for breach of a director's fiduciary duty as a director, except to the extent that such exemption from or limitation of liability is not permitted under the DGCL.
No director will be personally liable to First Evanston or its shareholders for monetary damages for a breach of the director's fiduciary duty.
This limitation on director liability does not eliminate or limit the liability of a director for an act or omission that is grossly negligent, a breach of a director's duty of loyalty to First Evanston or its shareholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit.
Indemnification:
To the fullest extent permitted by the DGCL, Byline is authorized to provide indemnification of its directors, officers, employees and agents.
No claim for indemnification will be paid by Byline unless Byline determines the indemnitee acted in good faith and reasonably believed to act in the best interest of Byline.
First Evanston will indemnify any director, officer, employee or agent of First Evanston against expenses incurred by an action, suit or proceeding if such person acted in good faith and in a manner he or she believed to be in or not opposed to, the best interest of First Evanston and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

	Byline Stockholder Rights	First Evanston Shareholder Rights
Call of Special Meetings of Stockholders:	Special meetings of Byline's stockholders may be called at any time by the Chairperson of Byline's board of directors, the Chief Executive Officer, the President, an Executive Vice President or the board of directors. Special meetings may be held at any time and place, within or without the State of Delaware, including by means of remote communication.

Written notice will be given not less than 10 nor more than 60 days before the date of the meeting.	Special meetings of the First Evanston's shareholders may be called at any time by the board of directors or the Chief Executive Officer. It is the duty of the Chief Executive Officer to call a special meeting upon a request in writing, stating the purpose of the special meeting, delivered to the Secretary of First Evanston and signed by five members of the board of directors or by two-thirds of the shareholders entitled to vote.
Notice will be provided not less than 10 nor more than 40 days before the meeting.
Quorum of Stockholders:
At each meeting, except where otherwise provided by law or Byline's certificate of incorporation or bylaws, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, will constitute a quorum.
Where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of the class or classes, present in person or represented by proxy, will constitute a quorum.
Except as otherwise provided by applicable law, the presence, in person or by proxy, of shareholders holding a majority of the stock of First Evanston entitled to vote will constitute a quorum at all meetings of the shareholders.

	Byline Stockholder Rights	First Evanston Shareholder Rights
Required Vote for Certain Matters:	Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
In all other matters, unless otherwise provided by law or Byline's certificate of incorporation or bylaws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.
Where a separate vote by class or classes is required for any matter, the affirmative vote of the holders of a majority of the shares of the class or classes, present in person or represented by proxy, will be the act of the class or classes.
	Byline's stockholders are not permitted to act by written consent.	The election of directors and all other questions are decided by the vote of the holders of a majority of the stock present in person or represented by proxy at the meeting, except as otherwise specified in First Evanston's organizational documents or as otherwise provided by applicable law.
Amendment to Certificate of Incorporation or Articles of Incorporation and Bylaws:
Byline's bylaws may be amended or repealed, and new bylaws adopted, by the board of directors, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaws whether or not adopted by them.
To amend the certificate of incorporation, the DGCL generally requires board approval and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote.
First Evanston's bylaws may be amended at any annual meeting of the shareholders or any special meeting of the shareholders, by the affirmative vote of the holders of a majority of the stock issued and outstanding and entitled to vote, or by at least two-thirds affirmative vote of the board of directors at any regular or special meeting.

	Byline Stockholder Rights	First Evanston Shareholder Rights
Under Illinois law, a majority of the whole board of directors may amend First Evanston's articles of incorporation with respect to certain limited matters, and all other amendments to First Evanston's articles of incorporation may be amended pursuant to a resolution of the board of directors adopted by the affirmative vote of the holders of two-thirds of the stock issued and outstanding and entitled to vote
Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals:
Written notice of any nomination or other proposal must be timely and any proposal, other than a director nomination, must constitute a proper matter for stockholder action. To be timely, the stockholder notice must be delivered to the Secretary of Byline not less than 90 nor more than 120 days prior to the first anniversary of the annual meeting for the preceding year. The annual meeting for 2017 was deemed to have occurred on June 14, 2017.
To be timely, a nomination for election of directors by a shareholder or a shareholder proposal must be made pursuant to a notice delivered to the Secretary of First Evanston not later than the close of business on the January 2 preceding the annual meeting of shareholders or 60 days prior to the date of any special meeting.
Forum Selection Clause:	Byline's bylaws provide that Delaware will be the sole and exclusive forum for certain types of legal actions unless Byline consents in writing to the selection of an alternative forum.	First Evanston does not have a forum selection clause in its bylaws.

 STOCKHOLDER PROPOSALS

        Byline.    The matters to be considered and brought before any annual or special meeting of Byline's stockholders shall be limited to only those matters as shall be brought properly before such meeting in compliance with the procedures set forth in Byline's bylaws. For proposals to be brought by a Byline stockholder and voted upon at an annual meeting, including with respect to the nomination of a director, the stockholder must file written notice of the proposal to Byline's secretary not less than 90 days nor more than 120 days prior to the the anniversary date of the annual meeting for the preceding year. However, if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an "Other Meeting Date"), the stockholder's notice shall be given in the manner provided in Byline's bylaws by the later of the close of business on (1) the date 90 days prior to such Other Meeting Date or (2) the 10th day following the date such Other Meeting Date is first publicly announced or disclosed. In the event that the number of directors to be elected to the board of directors is increased and either all of the nominees for director or the size of the increased board is not publicly announced or disclosed by Byline at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to Byline's Secretary not later than the close of business on the 10th day following the first date all of such nominees or the size of the increased board is publicly announced or disclosed. The stockholder's notice to the secretary must include, among other things set forth in Byline's bylaws: (a) a brief description and the text of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on Byline's books, of the stockholder proposing such business; (c) the number of shares of Byline's common stock or other equity or debt securities beneficially owned by such stockholder on the date of such stockholder's notice; and (d) any financial or other interest of such stockholder in the proposal.

        Byline anticipates holding its 2018 annual meeting of stockholders on [    •    ], 2018. As a result, notice of stockholder proposals to be brought at the 2018 annual meeting of stockholders must be delivered to Byline's secretary no earlier than [    •    ], 2018 and no later than [    •    ], 2018.

LEGAL MATTERS

        The validity of the Byline common stock to be issued in connection with the merger will be passed upon for Byline by Vedder Price P.C. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Byline by Vedder Price P.C. and for First Evanston by Wachtell, Lipton, Rosen & Katz.

EXPERTS

        The consolidated financial statements of Byline Bancorp, Inc. and subsidiaries as of and for the years ended December 31, 2016 and 2015 included in this joint proxy statement/prospectus, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of First Evanston Bancorp, Inc. as of and for each of the years ended December 31, 2016 and 2015, have been included herein in reliance upon the report of Crowe Horwath LLP, independent auditor, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Ridgestone Financial Services, Inc. as of October 14, 2016 and December 31, 2015 and for the period from January 1, 2016 to October 14, 2016 and for the year ended December 31, 2015, have been included herein in reliance upon the report of Crowe Horwath LLP, independent auditor, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Byline files reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains such reports, proxy statements and other information about public companies, including Byline's filings, which can be accessed on the website free of charge. The internet address of that site is www.sec.gov. You may also read and copy any materials filed with the SEC by Byline at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Byline's internet address is www.bylinebancorp.com. The information on Byline's website is not part of this joint proxy statement/prospectus. You may obtain copies of the information that Byline files with the SEC, free of charge, by accessing Byline's website at www.bylinebancorp.com under the tab "Investor Relations" and then under "SEC Filings". Alternatively, these documents, when available, can be obtained free of charge from Byline upon written request to Byline Bancorp Inc., Corporate Secretary, 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601 or by calling (773) 475-2979.

        If you would like to request documents, please do so by [    •    ], 2018 to receive them before the Byline special meeting, or by [    •    ], 2018 to receive them before the First Evanston special meeting.

        Byline has supplied all of the information contained in this joint proxy statement/prospectus relating to Byline and Byline Bank. First Evanston has supplied all of the information contained in this joint proxy statement/prospectus relating to First Evanston and First Bank & Trust.

        You should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals to Byline and First Evanston stockholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    •    ], 2018. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this joint proxy statement/prospectus nor the issuance by Byline of shares of Byline common stock in connection with the merger will create any implication to the contrary.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Byline Bancorp, Inc. and Subsidiaries

        We have audited the accompanying consolidated statements of financial condition of Byline Bancorp, Inc. and Subsidiaries (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Byline Bancorp, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Portland, Oregon
April 7, 2017, except for Note 26,
as to which the date is June 19, 2017

BYLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2016 AND 2015

(dollars in thousands)	2016	2015
Assets
Cash and due from banks	$17,735	$21,312
Interest bearing deposits with other banks	28,798	23,572

Cash and cash equivalents	46,533	44,884
Securities available-for-sale, at fair value	608,560	767,732
Securities held-to-maturity, at amortized cost (fair value 2016—$138,082, 2015—$110,935)	138,846	111,460
Restricted stock, at cost	14,993	7,608
Loans held for sale	23,976	268
Loans and leases:
Loans and leases	2,148,011	1,345,437
Allowance for loan and lease losses	(10,923)	(7,632)

Net loans and leases	2,137,088	1,337,805
Servicing assets, at fair value	21,091	—
Accrued interest receivable	6,866	5,319
Premises and equipment, net	102,074	115,174
Assets held for sale	14,748	2,259
Other real estate owned, net	16,570	26,715
Goodwill	51,975	25,688
Other intangible assets, net	19,826	22,326
Bank-owned life insurance	6,557	3,982
Deferred tax assets, net	67,760	—
Other assets	18,367	8,650

Total assets	$3,295,830	$2,479,870

Liabilities and stockholders' equity
Liabilities
Non-interest bearing demand deposits	$724,457	$626,396
Interest bearing deposits:
NOW, savings accounts, and money market accounts	989,421	994,283
Time deposits	776,516	559,945

Total deposits	2,490,394	2,180,624
Accrued interest payable	2,427	1,072
Revolving line of credit	20,650	—
Federal Home Loan Bank advances	313,715	38,000
Securities sold under agreements to repurchase	17,249	12,659
Junior subordinated debentures issued to capital trusts, net	26,926	24,711
Accrued expenses and other liabilities	41,811	34,530

Total liabilities	2,913,172	2,291,596
Commitments and Contingent Liabilities (Note 17)
Stockholders' Equity (Note 25)
Preferred stock	25,441	15,003
Common stock, voting $.01 par value; 150,000,000 shares authorized at December 31, 2016 and 2015; 24,616,706 shares issued and outstanding at December 31, 2016; 17,332,772 shares issued and outstanding at December 31, 2015	311,994	193,729
Additional paid-in capital	1,558	1,045
Retained earnings (accumulated deficit)	50,933	(15,796)
Accumulated other comprehensive loss, net of tax	(7,268)	(5,707)

Total stockholders' equity	382,658	188,274

Total liabilities and stockholders' equity	$3,295,830	$2,479,870

See accompanying Notes to Consolidated Financial Statements.

BYLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(dollars in thousands, except share and per share data)	2016	2015
Interest and dividend income
Interest and fees on loans and leases	$83,150	$69,621
Interest on taxable securities	14,169	12,799
Interest on tax-exempt securities	653	651
Other interest and dividend income	393	192

Total interest and dividend income	98,365	83,263
Interest expense
Deposits	4,580	4,313
Federal Home Loan Bank advances	706	23
Subordinated debentures and other borrowings	2,461	2,295

Total interest expense	7,747	6,631

Net interest income	90,618	76,632
Provision for Loan and Lease Losses	10,352	6,966

Net interest income after provision for loan and lease losses	80,266	69,666

Non-interest income
Fees and service charges on deposits	5,665	5,803
Servicing fees	1,906	—
ATM and interchange fees	5,856	6,101
Net gains on sales of securities available-for-sale	3,227	3,064
Net gains on sales of loans	4,323	3,151
Fees on mortgage loan sales, net	144	107
Other non-interest income	4,783	2,613

Total non-interest income	25,904	20,839

Non-interest expense
Salaries and employee benefits	50,585	45,960
Occupancy expense, net	15,066	16,682
Equipment expense	2,032	2,359
Loan and lease related expenses	1,992	(21)
Legal, audit and other professional fees	5,862	7,089
Data processing	8,157	7,033
Net (gain) loss recognized on other real estate owned and other related expenses	1,719	7,792
Regulatory assessments	2,553	3,316
Other intangible assets amortization expense	3,003	2,980
Advertising and promotions	623	1,570
Telecommunications	1,698	1,643
Other non-interest expense	7,396	8,769

Total non-interest expense	100,686	105,172

Income (loss) before provision for income taxes	5,484	(14,667)
Provision (benefit) for income taxes	(61,245)	307

Net income (loss)	$66,729	$(14,974)

Earnings (loss) per share
Basic	$3.31	$(0.86)
Diluted	$3.27	$(0.86)

See accompanying Notes to Consolidated Financial Statements.

BYLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(dollars in thousands)	2016	2015
Net income (loss)	$66,729	$(14,974)
Securities available-for-sale
Unrealized holding losses arising during the period	(3,100)	(3,804)
Reclassification adjustments for net gains included in net income (loss)	(3,227)	(3,064)
Tax effect	2,533	—

Net of tax	(3,794)	(6,868)
Cash flow hedges
Unrealized holding gains	3,684	—
Reclassification adjustments for losses included in net income (loss)	40	—
Tax effect	(1,491)	—

Net of tax	2,233	—
Total other comprehensive loss	(1,561)	(6,868)

Comprehensive income (loss)	$65,168	$(21,842)

	Gains on Cash Flow Hedges	Unrealized Gains (Losses) on Available-for-Sale Securities	Total Accumulated Other Comprehensive Income (Loss)
Balance, January 1, 2015	$—	$1,161	$1,161
Other comprehensive loss, net of tax	—	(6,868)	(6,868)

Balance, December 31, 2015	—	(5,707)	(5,707)
Other comprehensive income (loss), net of tax	2,233	(3,794)	(1,561)

Balance, December 31, 2016	$2,233	$(9,501)	$(7,268)

See accompanying Notes to Consolidated Financial Statements.

BYLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

							Accumulated Other Comprehensive Income (Loss)
	Preferred Stock		Common Stock			Retained Earnings (Accumulated Deficit)
					Additional Paid-In Capital			Total Stock-holders' Equity
(dollars in thousands, except share data)	Shares	Amount	Shares	Amount
Balance, January 1, 2015	15,003	$15,003	17,332,775	$193,729	$—	$(822)	$1,161	$209,071
Net loss	—	—	—	—	—	(14,974)	—	(14,974)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(6,868)	(6,868)
Share-based compensation expense	—	—	—	—	1,045	—	—	1,045

Balance, December 31, 2015	15,003	15,003	17,332,775	193,729	1,045	(15,796)	(5,707)	188,274
Issuance of common stock, net of issuance cost	—	—	3,078,075	50,018	(426)	—	—	49,592
Issuance of common stock due to business combination	—	—	4,199,791	68,247	—	—	—	68,247
Issuance of preferred stock	9,388	9,388	—	—	—	—	—	9,388
Subscription of preferred stock	1,050	1,050	—	—	—	—	—	1,050
Net income	—	—	—	—	—	66,729	—	66,729
Other comprehensive loss, net of tax	—	—	—	—	—	—	(1,561)	(1,561)
Share-based compensation expense	—	—	—	—	899	—	—	899
Exercise of stock options, net of tax	—	—	6,065	—	40	—	—	40

Balance, December 31, 2016	25,441	$25,441	24,616,706	$311,994	$1,558	$50,933	$(7,268)	$382,658

See accompanying Notes to Consolidated Financial Statements.

BYLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(dollars in thousands)	2016	2015
Cash flows from operating activities
Net income (loss)	$66,729	$(14,974)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Provision for loan and lease losses	10,352	6,966
Impairment loss on premises and equipment	327	687
Impairment loss on assets held for sale	408	—
Depreciation and amortization of premises and equipment	5,060	5,800
Net amortization of securities	7,090	7,969
Net gains on sales of securities available-for-sale	(3,227)	(3,064)
Net losses on sales or disposals of premises and equipment	20	197
Net gains on sales of assets held for sale	(967)	—
Net gains on sales of loans	(4,323)	(3,151)
Originations of mortgage loans held for sale	(5,687)	(3,805)
Proceeds from mortgage loans sold	6,003	3,888
Originations of government guaranteed loans	(35,949)	—
Proceeds from government guaranteed loans sold	30,624	—
Accretion of premiums and discounts on acquired loans, net	(33,179)	(42,998)
Net change in servicing assets	(796)	—
Net valuation adjustments on other real estate owned	953	9,265
Net gains on sales of other real estate owned	(1,364)	(5,828)
Amortization of intangible assets	3,003	2,980
Amortization of time deposit premium	(590)	(143)
Amortization of Federal Home Loan Bank advances premium	(44)	—
Accretion of junior subordinated debentures discount	876	944
Share-based compensation expense	899	1,045
Exercise of share-based awards	40	—
Deferred tax asset, net of valuation	(61,503)	—
Increase in cash surrender value of bank owned life insurance	(223)	(209)
Changes in assets and liabilities:
Accrued interest receivable	(503)	(978)
Other assets	(3,950)	(843)
Accrued interest payable	1,355	(4,521)
Accrued expenses and other liabilities	(7,655)	(2,700)
Net cash used in operating activities	(26,221)	(43,473)
Cash flows from investing activities
Purchases of securities available-for-sale	(557,527)	(856,768)
Proceeds from maturities and calls of securities available-for-sale	95,412	103,274
Proceeds from paydowns of securities available-for-sale	105,837	144,158
Proceeds from sales of securities available-for-sale	534,418	511,028
Purchases of securities held-to-maturity	(59,436)	(120,498)
Proceeds from paydowns of securities held-to-maturity	30,469	15,155
Purchases of Federal Home Loan Bank stock	(6,454)	(124)
Proceeds from other loans sold	2,213	27,606
Net change in loans and leases	(420,065)	(48,662)
Purchases of premises and equipment	(5,948)	(4,019)
Proceeds from sales of premises and equipment	1,156	1,354
Proceeds from sales of assets held for sale	2,566	—
Proceeds from sales of other real estate owned	17,306	38,563
Net cash paid in acquisition of business	(11,273)	—
Net cash used in investing activities	(271,326)	(188,933)

See accompanying Notes to Consolidated Financial Statements.

BYLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(dollars in thousands)	2016	2015
Cash flows from financing activities
Net (decrease) increase in deposits	$(51,010)	$80,710
Proceeds from Federal Home Loan Bank advances	6,512,100	1,943,500
Repayments of Federal Home Loan Bank advances	(6,246,114)	(1,905,500)
Proceeds from revolving line of credit	30,000	—
Repayments of revolving line of credit	(9,350)	—
Net increase in other borrowings	4,590	1,927
Proceeds from issuance of common stock, net	49,592	—
Proceeds from issuance of preferred stock	9,388	—
Net cash provided by financing activities	299,196	120,637
Net change in cash and cash equivalents	1,649	(111,769)
Cash and cash equivalents, beginning of period	44,884	156,653
Cash and cash equivalents, end of period	$46,533	$44,884
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$6,150	$10,351
Cash refunded during the period for taxes	$(250)	$—
Supplemental disclosures of non-cash investing and financing activities:
Change in fair value of available-for-sale securities, net of tax	$(3,794)	$(6,868)
Change in fair value of cash flow hedges, net of tax	$2,233	$—
Delayed payments of mortgage-backed securities	$121	$2,228
Due to broker	$9,978	$10,000
Transfers of loans to loans held for sale	$1,477	$65,074
Transfers of loans to other real estate owned	$6,672	$13,792
Internally financed loan sale	$—	$40,252
Internally financed sale of other real estate owned	$1,447	$1,259
Transfers of land and premises to assets held for sale	$14,496	$2,259
Subscription receivable of preferred stock	$1,050	$—
Total assets acquired from acquisition	$456,153	$—
Total liabilities assumed from acquisition	$377,440	$—
Common stock issued due to acquisition of business	$68,247	$—

See accompanying Notes to Consolidated Financial Statements.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table dollars in thousands, except share and per share data)

Note 1—Business and Summary of Significant Accounting Policies

        Nature of business—Byline Bancorp, Inc. (the "Company," "we," "us," "our") is a bank holding company whose principal activity is the ownership and management of its subsidiary bank, Byline Bank (the "Bank"). The Bank originates commercial, mortgage and consumer loans and leases, government guaranteed loans, and receives deposits from customers located primarily in the Chicago, Illinois metropolitan area. The Bank operates 56 Chicago metropolitan area and one Brookfield, Wisconsin, banking offices. The Bank operates under a state bank charter, provides a full range of banking services, and has full trust powers. As a state-chartered financial institution that is not a member of the Federal Reserve System, the Bank is subject to regulation by the Illinois Department of Financial and Professional Regulation and the Federal Deposit Insurance Corporation. The Company is regulated by the Board of Governors of the Federal Reserve System.

        On June 28, 2013, the Company completed an external recapitalization involving a series of transactions that included the merging of the Company's multiple subsidiary banks into the Bank. In connection with the merger of the subsidiary banks at the time of recapitalization, the Company entered into certain Conditions and Commitments to the merger and integration of the banks, which contained on-going requirements related to payment of dividends, execution of an integration plan, director and senior officer appointments, changes in responsibilities, and reporting requirements. The Company accounted for the external recapitalization as a business combination in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 805, Business Combinations. The transaction qualified as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code and resulted in carryover treatment of the existing tax bases and tax loss carryforwards.

        The Company is a participant in the Small Business Administration ("SBA") and the United States Department of Agriculture ("USDA") (collectively referred to as "government guaranteed loans") lending programs and originates government guaranteed loans as a result of its acquisition of Ridgestone Financial Services, Inc. ("Ridgestone") on October 14, 2016. See Note 3—Acquisition of a Business for additional information regarding the transaction.

        The Company also engages in short-term direct financing lease contracts through BFG Corporation, doing business as Byline Financial Group ("BFG"), a wholly-owned subsidiary of the Bank. BFG is located in Bannockburn, Illinois with sales offices in Texas, North Carolina, Florida, New York, Michigan and Arizona.

        On June 14, 2017, stockholders of record as of May 22, 2017 voted to approve an Agreement and Plan of Merger between Byline Bancorp, Inc., an Illinois corporation ("Byline Illinois"), and Byline Bancorp, Inc., a wholly owned Delaware subsidiary of the Company, including the amended and restated certificate of incorporation and by-laws of the Company. Each share of Byline Illinois common stock issued and outstanding immediately prior to the effective time of the Merger was converted automatically into the right to receive one fifth (0.20) of a share of common stock of the Company. Fractional shares are to be paid in cash based on the initial public offering price of Byline Bancorp, Inc.'s common stock.

        Basis of financial statement presentation and consolidation—The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany items and transactions have been eliminated in consolidation. The accounting and reporting policies of the

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 1—Business and Summary of Significant Accounting Policies (Continued)

Company conform to accounting principles generally accepted in the United States of America ("GAAP") as contained within the FASB's ASC and rules and regulations of the Securities and Exchange Commission ("SEC"), including the instructions to Regulation S-X. In accordance with applicable accounting standards, the Company does not consolidate statutory trusts established for the sole purposes of issuing trust preferred securities and related trust common securities. See Note 15, Junior Subordinated Debentures, for additional discussion. Dollars within footnote tables disclosed within the consolidated financial statements are presented in thousands, except share and per share data. Operating results include the years ended December 31, 2016 and 2015.

        Use of estimates—In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the Consolidated Statements of Financial Condition and certain revenues and expenses for the periods included in the Consolidated Statements of Operations and the accompanying notes. Actual results could differ from those estimates.
        Estimates that are particularly susceptible to significant changes in the near term relate to the determination of expected cash flows of acquired impaired loans, the allowance for loan and lease losses, valuation of servicing assets, fair value measurements for assets and liabilities, goodwill, other intangible assets, and assessment of the requirement for a valuation allowance against deferred tax assets.

        Basic and diluted earnings per share—Basic earnings per common share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per common share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then be shared in the earnings of the Company. Diluted earnings per common share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus the diluted effect of share-based compensation using the treasury stock method.

        Business combinations—The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations ("ASC 805"). The Company recognizes the fair value of the assets acquired and liabilities assumed as of the date of acquisition, with any excess of the fair value of consideration provided over the fair value of the identifiable net tangible and intangible assets acquired recorded as goodwill. Transaction costs are immediately expensed. The results of operations of the acquired business are included in the Consolidated Statements of Operations from the effective date of the acquisition, which is the date control is obtained.

        In accordance with ASC 805, the acquiring company retains the right to make appropriate adjustments to the assets and liabilities of the acquired entity for information obtained during the measurement period about facts and circumstances that existed as of the acquisition date. The measurement period ends as of the earlier of (a) one year from the acquisition date or (b) the date when the acquirer receives the information necessary to complete the business combination accounting.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 1—Business and Summary of Significant Accounting Policies (Continued)

        Cash and cash equivalents—Cash and cash equivalents have original maturities of three months or less. The Company holds cash and cash equivalents on deposit with other banks and financial institutions in amounts that periodically exceed the federal deposit insurance limit. The Company evaluates the credit quality of these banks and financial institutions to mitigate its credit risk and has not experienced any losses in such accounts.

        Cash on hand or on deposit with the Federal Reserve Bank of Chicago was required to meet regulatory reserve and clearing requirements. The reserve requirement was $14.1 million and $8.9 million as of December 31, 2016 and 2015, respectively, and the Bank met the requirement at each balance sheet date. The average amount of interest bearing deposits with other banks for the years ended December 31, 2016 and 2015 were $33.0 million and $69.0 million, respectively.

        Securities—Securities that are held principally for resale in the near term are classified as trading and recorded at fair value with changes in fair value included in earnings. The Company did not invest in securities classified as trading during 2016 and 2015. Securities are classified as available-for-sale if the instrument may be sold in response to such factors including changes in market interest rates and related changes in prepayment risk, needs for liquidity, changes in the availability of and the yield on alternative instruments, and changes in funding sources and terms. Gains or losses on the sales of available-for-sale securities are recorded on the trade date and determined using the specific-identification method. Unrealized holding gains or losses, net of tax, on available-for-sale securities are carried as accumulated other comprehensive income (loss) within stockholders' equity until realized. Securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity.

        Fair values of securities are generally based on quoted market prices for the same or similar instruments. Interest income includes the amortization of purchase premiums and discounts, which are recognized using the effective interest method over the period to maturity.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. The evaluation is based upon factors such as the creditworthiness of the issuers or guarantors, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

        The Company's assessment of OTTI considers whether it intends to sell a security or if it is likely that it would be required to sell the security before recovery of the amortized cost basis of the investment, which may be at maturity. For debt securities, if the Company intends to sell the security or it is more likely than not that it will be required to sell the security before recovering its cost basis, the entire impairment loss is recognized in earnings as an OTTI. If the Company does not intend to sell the security and it is more likely than not that it will be required to sell the security, and the Company does not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings. The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows expected to be collected. Projected cash flows are discounted by the original or current

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 1—Business and Summary of Significant Accounting Policies (Continued)

effective interest rate depending on the nature of the security being measured for potential OTTI. The remaining impairment related to all other factors, the difference between the present value of the cash flows expected to be collected and fair value, is recognized as a charge to other comprehensive income (loss).

        Restricted stock—The Company owns stock of the Federal Home Loan Bank of Chicago ("FHLB"). No ready market exists for this stock, and it has no quoted market value. As a member of the FHLB system, the Bank is required to maintain an investment in FHLB stock. The stock is redeemable at par by the FHLB and is, therefore, carried at cost. In addition, the Company owns stock of Bankers Bank that was acquired as part of the Ridgestone transaction. The stock is redeemable at par and carried at cost.

        Restricted stock is generally viewed as a long-term investment. Accordingly, when evaluating for impairment, its value is determined based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. The Bank did not recognize impairment of its restricted stock as a result of its impairment analyses for the years ended December 31, 2016 and 2015.

        Loans held for sale—Loans that management has the intent and ability to sell are designated as held for sale. Government guaranteed loans and mortgage loans originated are carried at either amortized cost or estimated fair value. The Company determines whether to account for loans at fair value or amortized cost at origination. The loans accounted for at fair value remain at fair value after the determination. The loans accounted for at amortized cost are carried at the lower of cost or fair value, valued on a loan by loan basis. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Gains or losses on sales of government guaranteed loans are recognized based on the difference between the net sales proceeds, carrying value of the sold loan, fair value of the servicing asset recognized, and fair value of the retained loan (if any), and are reflected as operating activities in the Consolidated Statements of Cash Flows. The difference between the initial carrying balance of the retained loan and the relative fair value is recorded as a discount to the retained loan, establishing a new carrying balance. The recorded discount is accreted to earnings on a level yield basis. Government guaranteed loans are generally sold with servicing retained.

        Loans transferred to loans held for sale are carried at the lower of cost or fair value, less estimated costs to sell. At the time of transfer, write-downs are recorded as charge-offs, establishing a new cost basis. Any subsequent adjustments are determined on an individual loan basis and are recognized as a charge to non-interest income. Sales proceeds received that are in excess of the new cost basis within 90 days are recorded to the allowance for loan and lease losses, up to the amount previously charged off. Any remaining proceeds are recorded as a gain on sale and included in non-interest income. Sales proceeds that are less than the new cost basis upon transfer and are received within 90 days of classifying the loans as held for sale are recorded as a charge-off to the allowance for loan and lease losses. Any proceeds received after 90 days of classifying the loans as held for sale are recorded as a gain or loss on sale and included in other non-interest income.

        Originated loans—Originated loans are stated at the amount of unpaid principal outstanding, net of purchase premiums and discounts, and any deferred fees or costs. Net deferred fees, costs, discounts and premiums are recognized as yield adjustments over the contractual life of the loan. Interest on loans is calculated daily based on the principal amount outstanding.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 1—Business and Summary of Significant Accounting Policies (Continued)

        Originated loans are classified as impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due, in accordance with the terms of the original loan agreement. The carrying value of impaired loans is based on the present value of expected future cash flows (discounted at each loan's effective interest rate) or, for collateral dependent loans, at the fair value of the collateral less estimated selling costs. If the measurement of each impaired loan's value is less than the recorded investment in the loan, impairment is recognized and the carrying value of the loan is adjusted in the allowance for loan and lease losses as a specific component provided or through a charge-off of the impaired portion of the loan.

        Accrual of interest on impaired loans is discontinued when the loan is 90 days past due or when, in management's opinion, the borrower may be unable to make payments as they become due. When the accrual of interest is discontinued, all unpaid accrued interest is reversed through interest income. Payments received during the time a loan is on non-accrual status are applied to principal. Interest income is not recognized until the loan is returned to accrual status or after the principal balance is paid in full. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured as evidenced by agreed upon performance for a period of not less than six months.

        Troubled debt restructuring—A troubled debt restructuring ("TDR") is a formal restructuring of a loan in which the Bank, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower. The concessions may be granted in various forms, including providing a below-market interest rate, reduction in the loan balance or accrued interest, extension of the maturity date, or a combination of these. Troubled debt restructurings are considered to be impaired loans and are subject to the Bank's impaired loan accounting policy. Acquired impaired loans are not subject to TDR accounting.

        The Bank does not accrue interest on a TDR unless it believes collection of all principal and interest under the modified terms is reasonably assured. For a TDR to begin accruing interest, the borrower must demonstrate some level of past performance and the future capacity to perform under the modified terms. Generally, six months of consecutive payment performance under the restructured terms is required before a TDR is returned to accrual status.

        Direct finance leases—The Bank engages in leasing for small-ticket equipment, software, machinery and ancillary supplies and services to customers under leases that qualify as direct financing leases for financial reporting. Certain leases qualify as operating leases for income tax purposes. Under the direct financing method of accounting, the minimum lease payments to be received under the lease contract, together with the estimated unguaranteed residual values of up to 15% of the cost of the related equipment, are recorded as lease receivables when the lease is signed and funded and the lease property is delivered to the customer. The excess of the minimum lease payments and residual values over the amount financed is recorded as unearned lease income. Unearned lease income is recognized over the term of the lease based on the effective yield interest method. Residual value is the estimated fair market value of the equipment on lease at lease termination. In estimating the equipment's fair value at lease termination, the Bank relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 1—Business and Summary of Significant Accounting Policies (Continued)

The Bank's estimates are for reasonableness; however, the amounts the Bank will ultimately realize could differ from the estimated amounts. If the review results in other-than-temporary impairment, the impairment is recognized in current period earnings. An upward adjustment of the estimated residual value is not recorded.

        The policies for delinquency and non-accrual for direct finance leases are materially consistent with those described for all classes of loan receivables.

        The Bank defers and amortizes certain initial direct costs over the contractual term of the lease as an adjustment to the yield. The unamortized direct costs are recorded as a reduction of unearned lease income.

        Acquired impaired loans—Loans initially acquired with evidence of credit quality deterioration are accounted for under ASC Topic 310-30, Accounting for Purchased Loans with Deteriorated Credit Quality ("ASC 310-30"). These loans were recorded either on a pool or a loan-by-loan basis at their estimated fair value where applicable. The Bank aggregated loans into pools based on similar credit risks and predominant risk characteristics such as delinquency status and loan type.

        Management estimated the fair values of acquired loans at both the recapitalization date and the Ridgestone acquisition date based on estimated future cash flows. The excess of cash flows expected to be collected over a loan's carrying value is considered to be the accretable yield and is recognized as interest income over the estimated life of the loan or pool using the effective yield method. The acquisition date estimates of accretable yield may subsequently change due to changes in management's estimates of timing and amounts of expected cash flows. The excess of the contractual amounts due over the cash flows expected to be collected is considered to be the non-accretable difference. The non-accretable difference represents the Bank's estimate of the credit losses expected to occur and is considered in determining the fair value of the loans. Reclassifications between accretable yield and non-accretable difference represent changes in expected cash flows over the remaining estimated life of the loan or pool. Subsequent increases in expected cash flows over those expected at inception are adjusted through an increase to the accretable yield on a prospective basis. Any subsequent decreases in expected cash flows attributable to credit deterioration are recognized by recording an additional provision for loan losses.

        Once a pool of loans is assembled, the integrity of the pool is maintained. A loan can only be removed from a pool if either of the following conditions is met: (1) the Bank sells, forecloses, or otherwise receives assets in satisfaction of the loan, or (2) the loan is written off. A refinancing or restructuring of a loan does not result in a removal of a loan from a pool. Loan sales are accounted for under ASC Topic 860, Transfers and Servicing ("ASC 860"), when control over the assets have been relinquished. See transfers of financial assets accounting policy.

        Acquired non-impaired loans and leases—Acquired non-impaired loans and leases are accounted for under ASC Subtopic 310-20, Receivables Nonrefundable Fees and Other Costs ("ASC 310-20"). These loans and leases were individually recorded at fair value at the time of acquisition. The component of fair value representing an adjustment to an asset's outstanding principal balance is accreted or amortized over the life of the related asset as a yield adjustment. Any previously recognized allowance for loan and lease losses and unearned fees or discounts are not carried over and recognized at the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 1—Business and Summary of Significant Accounting Policies (Continued)

date of acquisition. The balance of the asset is then evaluated periodically pursuant to the Bank's allowance for loan and lease loss accounting policy and any adjustment required for credit risk is recorded within the allowance for loan and lease losses.

        Allowance for loan and lease losses and reserve for unfunded commitments—The allowance for loan and lease losses is maintained at a level management believes is appropriate to provide for probable loan and lease losses as of the date of the Consolidated Statements of Financial Condition. The allowance for loan and lease losses is increased by a provision for loans and lease losses and decreased by charge-offs, net of recoveries. Loan and lease losses are charged against the allowance for loan and lease losses when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan and lease losses. The allowance for loan and lease losses is based on management's evaluation of the loan and lease portfolio giving consideration to the nature and volume of the loan portfolio, the value of the underlying collateral, overall portfolio quality, review of specific problem loans, and prevailing economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance for loan and lease losses may be necessary if there are significant changes in economic condition. The allowance for loan and lease losses consists of general and specific components. Allocations of the allowance for loan and lease losses not attributable to acquired impaired loans may be made for specific loans and leases, but the entire allowance is available for any loan and lease that, in management's judgement, should be charged off.

        The general component covers loans and leases that are collectively evaluated for impairment. Larger groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, and leases are collectively evaluated for impairment, and accordingly, they are not included in the separately identified impairment disclosures. The general component is based on a trailing 12-quarter weighted average loss rate for each loan category based on the Company's peer group and adjusted for qualitative and other economic factors. These factors include (1) changes in lending policies and procedures, including changes in underwriting standards and collections, charge-off and recovery practices; (2) changes in international, national, regional and local conditions; (3) changes in the nature and volume of the portfolio and terms of the loans and leases; (4) changes in experience, depth and ability of lending management and other relevant staff; (5) changes in the volume and severity of past due loans and leases; (6) changes in the quality of the Company's loan review system; (7) changes in the value of the underlying collateral for collateral dependent loans; (8) existence and effect of any concentrations of credit and changes in the levels of such concentrations; and (9) the effect of other external factors (i.e., competition, legal and regulatory requirements) on the level of estimated credit losses. Based upon management's judgement of other factors that fall outside of the predefined qualitative or historical loss rates, the allowance for loan and lease losses may include an unallocated component as a proportion of the loan and lease categories collectively evaluated for impairment.

        The specific component relates to loans that are risk-rated substandard or worse, and based on current information and events, it is likely that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining the impairment include payment status, collateral value, strength of guarantor, and the probability of collecting scheduled principal and interest payments when due. Loans that experience

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 1—Business and Summary of Significant Accounting Policies (Continued)

insignificant payment delays and payment shortfalls generally are not classified as impaired and are reviewed on a case-by-case basis. TDRs are individually evaluated for impairment and are measured at the present value of estimated future cash flows using the loan's effective rate at origination. If a TDR is considered to be a collateral dependent loan, the loan is reported at the fair value of the collateral, less estimated costs to sell.

        The allowance for loan losses also includes amounts representing decreases in expected cash flows attributable to credit deterioration of acquired impaired loans. The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

        A reserve for unfunded commitments is maintained at a level that, in the opinion of management, is sufficient to absorb probable losses associated with the Bank's commitment to lend funds under existing agreements, such as letters or lines of credit. Management determines the appropriate reserve for unfunded commitments based upon reviews of individual credit facilities, current economic conditions, the risk characteristics of the various categories of commitments, and other relevant factors. The reserve for unfunded commitments is based on estimates, and ultimate losses may vary from the current estimates. These estimates are evaluated on a quarterly basis and, as adjustments become necessary, they are recognized in earnings in the periods in which they become known. Advances that are considered uncollectible are charged to the reserve for unfunded commitments.

        Provisions and recoveries of advances previously charged-off are recognized within the reserve for unfunded commitments, which is included in other liabilities within the Consolidated Statements of Financial Condition. The factors supporting the allowance for loan and lease losses and the reserve for unfunded commitments do not diminish the fact that the entire allowance for loan and lease losses and reserve for unfunded commitments not attributable to acquired impaired loans are each available to absorb losses in the loan and lease portfolios and related commitment portfolio, respectively.

        The allowance for loan and lease losses and reserve for unfunded commitments are both subject to review by regulatory agencies during examinations and may require us to recognize adjustments to the allowance for loan and lease losses or the reserve for unfunded commitments.

        Servicing assets—Servicing assets are recognized separately when they are acquired through sales of loans. When loans are sold, servicing assets are recorded at fair value in accordance with ASC 860. Fair value is based on market prices for comparable servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

        Sales of government guaranteed loans are executed on a servicing retained basis. The standard SBA loan sale agreement is structured to provide the Company with a servicing spread paid from a portion of the interest cash flow of the loan. SBA regulations require the Bank to retain a portion of the cash flow from the interest payments received for a sold loan. The USDA loan sale agreements are not standardized with respect to servicing.

        Servicing fee income, which is reported on the Consolidated Statements of Operations as servicing fees, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal. Late fees and ancillary fees related to loan servicing are not material.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 1—Business and Summary of Significant Accounting Policies (Continued)

        The Company has elected the fair value measurement method and measures servicing rights at fair value at each reporting date and reports changes in fair value of servicing assets in earnings in the period in which the changes occur, and are included with servicing fees on the Consolidated Statements of Operations. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds, default rates, and losses.

        Concentrations of credit risk—Most of the Bank's business activity is concentrated with customers located within its principal market areas, with the exception of government guaranteed loans and leasing activities. The Bank originates commercial real estate, construction, land development and other land, commercial and industrial, residential real estate, installment and other loans, and leases. Generally, loans are secured by accounts receivable, inventory, deposit accounts, personal property or real estate.

        Rights to collateral vary and are legally documented to the extent practicable. The Bank has a concentration in commercial real estate loans and the ability of borrowers to honor these and other contracts is dependent upon the real estate and general economic conditions within their geographic market.

        Transfers of financial assets—Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. The Company has assessed that partial sales of financial assets meet the definition of participating interest. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company and the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets. Gains or losses are recognized in the period of sale upon derecognition of the asset.

        Premises and equipment—Premises and equipment acquired through a business combination are stated at the acquisition date fair value. All other premises and equipment are stated at cost less accumulated depreciation. Depreciation on premises and equipment is recognized on a straight-line basis over their estimated useful lives ranging from three to 39 years. Land is also carried at its fair value following a business combination and is not subject to depreciation. Leasehold improvements are amortized over the shorter of the life of the related asset or expected term of the underlying lease. Gains and losses on the dispositions of premises and equipment are included in non-interest income. Expenditures for new premises, equipment and major betterments are capitalized. Normal costs of maintenance and repairs are expensed as incurred.

        Long-lived depreciable assets are evaluated periodically for impairment when events or changes in circumstances indicate the carrying amounts may be not recoverable. Impairment exists when the undiscounted expected future cash flows of a long-lived asset are less than its carrying value. In that event, the Company recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset based on a quoted market price, if applicable, or a discounted cash flow analysis. Impairment losses are recorded in non-interest expense.

        Assets held for sale—Assets held for sale consist of former branch locations and real estate previously purchased for expansion. Assets are considered held for sale when management has approved to sell the assets following a branch closure or other events. The properties are being actively

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 1—Business and Summary of Significant Accounting Policies (Continued)

marketed and transferred to assets held for sale based at the lower of its carrying value or its fair value, less estimated costs to sell.

        Other real estate owned—Other real estate owned ("OREO") includes real estate assets that have been acquired through, or in lieu of, loan foreclosure or repossession and are to be sold. OREO assets are initially recorded at fair value, less estimated costs to sell, of the collateral of the loan, on the date of foreclosure or repossession, establishing a new cost basis. Adjustments that reduce loan balances to fair value at the time of foreclosure or repossession are recognized as charge-offs in the allowance for loan and lease losses. Positive adjustments, if any, at the time of foreclosure or repossession are recognized in non-interest expense. After foreclosure or repossession, management periodically obtains new valuations, and real estate or other assets may be adjusted to a lower carrying amount, determined by the fair value of the asset, less estimated costs to sell. Any subsequent write-downs are recorded as a decrease in the asset and charged against other real estate owned valuation adjustments. Operating expenses of such properties, net of related income, are included in non-interest expense, and gains and losses on their disposition are included in non-interest expense. Gains on internally financed other real estate owned sales are accounted for in accordance with the methods stated in ASC Topic 360-20, Real Estate Sales ("ASC 360-20"). Any losses on the sales of other real estate owned properties are recognized immediately.

        Goodwill—The excess of the cost of the recapitalization and acquisitions over the fair value of the net assets acquired, including core deposit intangible, consists of goodwill. Goodwill is not amortized but is periodically evaluated for impairment under the provisions of ASC Topic 350, Intangibles—Goodwill and Other ("ASC 350").

        Impairment testing is performed using either a qualitative or quantitative approach at the reporting unit level. All of the Company's goodwill is allocated to the Bank, which is the Company's only applicable reporting unit for the purposes of testing goodwill for impairment. The Company has selected November 30 as the date it performs the annual goodwill impairment test. Additionally, the Company performs a goodwill impairment evaluation on an interim basis when events or circumstances indicate impairment potentially exists. The Company performs impairment testing using a qualitative approach to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others, a material change in the estimated value of the Company based on current market multiples common for community banks of similar size and operations; a significant adverse change in legal factors or in the business climate; adverse action or assessment by a regulator; and unanticipated competition. If the assessment of qualitative factors indicates that it is not more likely than not that impairment exists, no further testing is performed; otherwise, the Company would proceed with a quantitative two-step goodwill impairment test. In the first step, the Company compares its estimate of the fair value of the reporting unit, which is based on a discounted cash flow analysis, with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step is not required. If necessary, the second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by assigning the value of the reporting unit to all of the assets and liabilities of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 1—Business and Summary of Significant Accounting Policies (Continued)

that unit, including any other identifiable intangible assets. An impairment loss is recognized if the carrying amount of the reporting unit goodwill exceeds the implied fair value of the goodwill.

        Based on an annual analysis completed as of November 30, 2016, the Company determined that it is more likely than not that goodwill was not impaired.

        Other intangible assets—Other intangible assets primarily consist of core deposit intangible assets. Other intangible assets with definite useful lives are amortized to their estimated residual values over their respective estimated useful lives, and are also reviewed periodically for impairment. Amortization of other intangible assets is included in other non-interest expense. Core deposit intangibles were recognized apart from goodwill at the time of the recapitalization and the acquisition of Ridgestone based on market valuations. Core deposit intangibles are amortized over a ten-year period. In valuing core deposit intangibles, the Company considered variables such as deposit servicing costs, attrition rates and market discount rates. If the estimated fair value is less than the carrying value, the core deposit intangible would be reduced to such value and the impairment recognized as non-interest expense. The Company did not recognize impairment on its core deposit intangibles for the years ended December 31, 2016 and 2015.

        Bank-owned life insurance—The Bank holds life insurance policies that provide protection against the adverse financial effects that could result from the death of current and former employees, and provide tax deferred income. Although the lives of individual current or former management-level employees are insured, the Bank is the owner and is split beneficiary on certain policies. The Bank is exposed to credit risk to the extent an insurance company is unable to fulfill its financial obligations under a policy. Split-dollar life insurance is recorded as an asset at cash surrender value. Increases in the cash value of these policies, as well as insurance proceeds received, are recorded in other non-interest income and are not subject to income tax. At December 31, 2016 and 2015, bank-owned life insurance totaled $6.6 million and $4.0 million, respectively. The liabilities associated with the bank-owned life insurance were $457,000 and $458,000 at December 31, 2016 and 2015, respectively.

        Income taxes—The Company uses the asset and liability method to account for income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the income tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The Company's annual tax rate is based on its income, statutory tax rates and available tax planning opportunities. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties.

        Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss carryforwards. The Company reviews its deferred tax positions periodically and adjusts the balances as new information becomes available. The Company evaluates the recoverability of these future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. The Company uses short and long-range business forecasts to provide additional information for its

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 1—Business and Summary of Significant Accounting Policies (Continued)

evaluation of the recoverability of deferred tax assets. It is the Company's policy to recognize interest and penalties associated with uncertain tax positions, if applicable, as components of non-interest expense.

        A deferred tax valuation allowance is established to reduce the net carrying amount of deferred tax assets if it is determined to be more likely than not that all or some of the deferred tax asset will not be realized. At December 31, 2016, the Company did not record a deferred tax valuation allowance. At December 31, 2015, the Company's recorded valuation allowance related to its net deferred tax assets was $61.4 million.

        Derivative financial instruments and hedging activities—The Company enters into derivative transactions principally to protect against the risk of adverse price or interest rate movements on the future cash flows of certain assets. ASC Topic 815, Derivatives and Hedging ("ASC 815"), establishes accounting and reporting standards requiring that every derivative instrument be recorded in the statement of condition as either an asset or liability measured at its fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. On the date the derivative contract is entered into, the Company designates the derivative as a fair value hedge, a cash flow hedge, or a non-designated derivative.

        Fair value hedges are accounted for by recording the changes in the fair value of the derivative instrument and the changes in the fair value related to the risk being hedged of the hedged asset or liability on the Consolidated Statements of Financial Condition with corresponding offsets recorded in the Consolidated Statements of Operations. The adjustment to the hedged asset or liability is included in the basis of the hedged item, while the fair value of the derivative is recorded as an asset or liability.

        Cash flow hedges are accounted for by recording the changes in the fair value of the effective portion of the derivative instrument in other comprehensive income (loss) and are recognized in the Consolidated Statements of Operations when the hedged item affects earnings.

        Derivative instruments that are not designated as hedges according to accounting guidance are reported in the Consolidated Statements of Financial Condition at fair value and the changes in fair value are recognized as non-interest income during the period of the change.

        The Company formally documents the relationship between a derivative instrument and a hedged asset or liability, as well as its risk management objective and strategy for undertaking various hedge transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in the hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

        Comprehensive income (loss)—Recognized revenue, expenses, gains and losses are included in net income (loss). Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and adjustments related to cash flow hedges, are reported on a cumulative basis, net of tax effects, as a separate component of equity on the Consolidated Statements of Financial Condition. Changes in such items, along with net income (loss), are components of comprehensive income (loss).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 1—Business and Summary of Significant Accounting Policies (Continued)

        Advertising expense—Advertising costs are expensed as incurred.

        Off-balance sheet instruments—In the ordinary course of business, the Company has entered into off-balance sheet arrangements consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded in the consolidated financial statements when they are funded or when the related fees are incurred or received.

        Segment reporting—The Company has one reportable segment. The Company's chief operating decision maker evaluates the operations of the Company using consolidated information for purposes of allocating resources and assessing performance. Therefore, segments disclosures are not required.

        Loss contingencies—Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the Consolidated Financial Statements for the years ended December 31, 2016 and 2015.

        Share-based compensation—The Company accounts for share-based compensation in accordance with ASC Topic 718, Compensation—Stock Compensation ("ASC 718"), which requires compensation cost relating to share-based compensation transactions be recognized in the Consolidated Statements of Operations, based generally upon the grant-date fair value of the share-based compensation granted by the Company. Share-based awards may have service, market or performance conditions. Refer to Note 19—Stock Option Plan for additional information.

        Fair value of assets and liabilities—Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, including respective accrued interest balances, in an orderly transaction between market participants at the measurement date. The Company determines fair value based upon quoted prices when available or through the use of alternative approaches, such as matrix or model pricing, when market quotes are not readily accessible or available. The valuation techniques used are based on observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions.

        Reclassifications—Some items in the prior year consolidated financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net loss or stockholders' equity.

Note 2—Recently Issued Accounting Pronouncements

        The following reflect recent accounting pronouncements that have been adopted or are pending adoption by the Company. As the Company qualifies as an emerging growth company and has elected the extended transition period for complying with new or revised accounting pronouncements, it is not subject to new or revised accounting standards applicable to public companies during the extended transition period. The accounting pronouncements pending adoption below reflect effective dates for the Company as an emerging growth company with the extended transition period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 2—Recently Issued Accounting Pronouncements (Continued)

        Revenue from Contracts with Customers—In May 2014, FASB issued Accounting Standards Update ("ASU") No. 2014-09, deferred by ASU No. 2015-14 and clarifying standards, Revenue from Contracts with Customers, which creates Topic 606 and supersedes Topic 605, Revenue Recognition. The core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In general, the new guidance requires companies to use more judgment and make more estimates than under current guidance, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. Under the terms of ASU No. 2015-14 the standard is effective for interim and annual periods beginning after December 15, 2017. Early application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. For financial reporting purposes, the standard allows for either full retrospective adoption, meaning the standard is applied to all of the periods presented, or modified retrospective adoption, meaning the standard is applied only to the most current period presented in the financial statements with the cumulative effect of initially applying the standard recognized at the date of initial application. The Company is currently evaluating the provisions of ASU No. 2014-09 to determine the potential impact the standard will have on the Company's Consolidated Financial Statements. As a financial institution, the Company's largest component of revenue, interest income, is excluded from the scope of this ASU. The Company is currently evaluating which, if any, of its sources of non-interest income will be impacted by this ASU. The Company expects to adopt this new guidance on January 1, 2019, with a cumulative effect adjustment to opening retained earnings, if such adjustment is deemed to be significant. In April 2016, FASB issued ASU No. 2016-10, Identifying Performance Obligations and Licensing. The amendments in this ASU do not change the core principle of the guidance in Topic 606. Rather, the amendments in this ASU clarify the following two aspects of Topic 606: (1) identifying performance obligations and (2) licensing implementation guidance, while retaining the related principles for those areas. The amendments in this ASU affect the guidance in ASU 2014-09, discussed above, which is not yet effective. The effective date and transition requirements for the amendments in this ASU are the same as the effective date and transition requirements in Topic 606, Revenues from Contracts with Customers. The Company is evaluating the provisions of this ASU in conjunction with ASU No. 2014-09 to determine the potential impact Topic 606 and its amendments will have on the Company's Consolidated Financial Statements.

        In May 2016, FASB issued ASU No. 2016-12, Narrow-Scope Improvements and Practical Expedients, amending ASC Topic 606, Revenue from Contracts with Customers. The amendments in this ASU do not change the core principle of the guidance in Topic 606. Rather, the amendments in this ASU affect only several narrow aspects of Topic 606. The amendments in this ASU affect the guidance in ASU 2014-09, discussed above, which is not yet effective. The effective date and transition requirements for the amendments in this ASU are the same as the effective date and transition requirements in Topic 606. The Company is evaluating the provisions of this ASU in conjunction with ASU No. 2014-09 to determine the potential impact Topic 606 and its amendments will have on the Company's Consolidated Financial Statements.

        Customer's Accounting for Fees Paid in a Cloud Computing Arrangement In April 2015, FASB issued ASU No. 2015-05, Customer's Accounting for Fees Paid in a Cloud Computing Arrangement. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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Note 2—Recently Issued Accounting Pronouncements (Continued)

amendments in this ASU provide guidance to customers in cloud computing arrangements about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The amendments were effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015 and were adopted by the Company as of January 1, 2016. This ASU did not have a material effect on the Company's Consolidated Financial Statements.

        Business Combinations—Simplifying the Accounting for Measurement-Period Adjustments —In September 2015, FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments. The amendments in this ASU require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period when the adjustment amounts are determined. The acquirer is required to record in the same period's financial statements the effect on earnings from changes in depreciation, amortization, or other income effects resulting from the change to provisional amounts, calculated as if the accounting had been completed at the acquisition date. The acquirer must present separately on the income statement, or disclose in the notes, the amount recorded in current-period earnings that would have been recorded in previous reporting periods if the provisional amount had been recognized at the acquisition date. The amendments in this ASU were effective for fiscal years beginning after December 15, 2015.

        The Company adopted this new authoritative guidance on January 1, 2016, and it did not have an impact on the Company's Consolidated Financial Statements, but may in the future.

        Recognition and Measurement of Financial Assets and Financial Liabilities—In January 2016, FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU require equity securities to be measured at fair value with changes in the fair value recognized through net income. The amendments allow equity investments that do not have readily determinable fair values to be remeasured at fair value under certain circumstances and require enhanced disclosures about those investments. The amendments simplify the impairment assessment of equity investments without readily determinable fair values. The amendments also eliminate the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. The amendments in this ASU require separate presentation in other comprehensive income of the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. This amendment excludes from net income gains or losses that the entity may not realize because those financial liabilities are not usually transferred or settled at their fair values before maturity. The amendments in this ASU require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or in the accompanying notes to the financial statements. The amendments in this ASU are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the provisions of ASU No. 2016-01 to determine the potential impact the new standard will have on the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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Note 2—Recently Issued Accounting Pronouncements (Continued)

Company's Consolidated Financial Statements. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2019 and is not expected to have a significant impact on the Company's Consolidated Financial Statements.

        Leases (Topic 842)—In February 2016, FASB issued ASU No. 2016-02, Leases. The amendments in this ASU require lessees to recognize the following for all leases (with the exception of short-term) at the commencement date; a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. The amendments in this ASU leave lessor accounting largely unchanged, although certain targeted improvements were made to align lessor accounting with the lessee accounting model. This ASU simplifies the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is evaluating the new guidance and its impact on the Company's Consolidated Statements of Operations and Consolidated Statements of Financial Condition. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2020. The Company expects an increase in assets and liabilities as a result of recording additional lease contracts where the Company is lessee.

        Derivatives and Hedging (Topic 815)—In March 2016, FASB issued ASU No. 2016-05, Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships. The amendments in this ASU clarify that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under Topic 815 (Derivatives and Hedging) does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met. The amendments in this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. An entity has an option to apply the amendments in this ASU on either a prospective basis or a modified retrospective basis. Early adoption is permitted, including adoption in an interim period. This ASU became effective for the Company on January 1, 2017 and is not expected to have a material impact on the Company's Consolidated Financial Statements.

        In March 2016, FASB issued ASU No. 2016-06, Contingent Put and Call Options in Debt Instruments. The amendments in this ASU clarify the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. To determine how to account for debt instruments with embedded features, including contingent put and call options, an entity is required to assess whether the embedded derivatives must be bifurcated from the host contract and accounted for separately. Part of this assessment consists of evaluating whether the embedded derivative features are clearly and closely

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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Note 2—Recently Issued Accounting Pronouncements (Continued)

related to the debt host. Under existing guidance, for contingently exercisable options to be considered clearly and closely related to a debt host, they must be indexed only to interest rates or credit risk. ASU 2016-06 addresses inconsistent interpretations of whether an event that triggers an entity's ability to exercise the embedded contingent option must be indexed to interest rates or credit risk for that option to qualify as clearly and closely related. Diversity in practice has developed because the existing four-step decision sequence in ASC 815 focuses only on whether the payoff was indexed to something other than an interest rate or credit risk. As a result, entities have been uncertain whether they should (1) determine whether the embedded features are clearly and closely related to the debt host solely on the basis of the four-step decision sequence or (2) first apply the four-step decision sequence and then also evaluate whether the event triggering the exercisability of the contingent put or call option is indexed only to an interest rate or credit risk. This ASU clarifies that in assessing whether an embedded contingent put or call option is clearly and closely related to the debt host, an entity is required to perform only the four-step decision sequence in ASC 815 as amended by this ASU. The entity does not have to separately assess whether the event that triggers its ability to exercise the contingent option is itself indexed only to interest rates or credit risk. The amendments in this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. This ASU became effective for the Company on January 1, 2017 and is not expected to have a material impact on the Company's Consolidated Financial Statements.

        Compensation—Stock Compensation (Topic 718)—In March 2016, FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. FASB issued this ASU as part of its Simplification Initiative. The areas for simplification in this ASU involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Amendments in this ASU relate to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. Amendments related to the presentation of employee taxes paid on the statement of cash flows when an employer withholds shares to meet the minimum statutory withholding requirement should be applied retrospectively. Amendments in this ASU require recognition of excess tax benefits and tax deficiencies in the income statement and the practical expedient for estimating expected term should be applied prospectively.

        An entity may elect to apply the amendments in this ASU related to the presentation of excess tax benefits on the statement of cash flows using either a prospective transition method or a retrospective transition method. The amendments in this ASU are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. This ASU became effective for the Company on January 1, 2017 and is not expected to have a material impact on the Company's Consolidated Financial Statements.

        Financial Instruments—Credit Losses (Topic 326)—In June 2016, FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments. Current GAAP requires an "incurred loss" methodology for recognizing credit losses that delays recognition until it is probable a loss has been incurred. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 2—Recently Issued Accounting Pronouncements (Continued)

extend credit held by a reporting entity at each reporting date. The amendments in this ASU replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The amendments in this ASU require a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. The measurement of expected credit losses will be based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The amendments in this ASU broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. The amendments in this ASU will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2021. The Company is still evaluating the effects this ASU will have on the Company's Consolidated Financial Statements. While the Company has not quantified the impact of this ASU, it does expect changing from the current incurred loss model to an expected loss model will result in an earlier recognition of losses.

        Statement of Cash Flows (Topic 230)—In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. There is diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230 and other Topics. This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. Those eight issues are (1) debt prepayment or debt extinguishment costs, (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, (6) distributions received from equity method investees, (7) beneficial interests in securitization transactions, and (8) separately identifiable cash flows and application of the predominance principle. Current GAAP either is unclear or does not include specific guidance on these eight cash flow classification issues. These amendments provide guidance for each of the eight issues, thereby reducing current and potential future diversity in practice. The amendments in this ASU are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2019. The Company is currently evaluating the provisions of ASU No. 2016-15 to determine the potential impact the new standard will have on the Company's Consolidated Financial Statements.

        In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (230), Restricted Cash. The ASU will require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 2—Recently Issued Accounting Pronouncements (Continued)

equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. The amendment is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption of the update is permitted. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2019. The Company does not expect this ASU to have a material impact on the Company's Consolidated Financial Statements.

        Income Taxes (Topic 740)—In October 2016, the FASB issued ASU No. 2016-16, Income Taxes, Intra-Entity Transfers of Assets Other Than Inventory. The ASU was issued to improve the accounting for income tax consequences of intra-entity transfers of assets other than inventory. Current GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party; this update clarifies that an entity should recognize the income tax consequences of an intra-entity transfer of assets other than inventory when the transfer occurs. The amendment is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption of the update is permitted. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2019. The Company does not expect this ASU to have a material impact on the Company's Consolidated Financial Statements.

        Consolidation (Topic 810)—In October 2016, the FASB issued ASU No. 2016-17, Consolidation, Interests Held through Related Parties That Are under Common Control. The ASU was issued to amend the consolidation guidance on how a reporting entity that is the single decision maker of a variable interest entity ("VIE") should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. The primary beneficiary of a VIE is the reporting entity that has a controlling financial interest in a VIE and, therefore, consolidates the VIE. A reporting entity has an indirect interest in a VIE if it has a direct interest in a related party that, in turn, has a direct interest in the VIE. The amendment is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption of the update is permitted. The Company adopted this new authoritative guidance on January 1, 2017 and it did not have an impact on the Company's Consolidated Financial Statements.

        Business Combinations (Topic 805)—In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business. The guidance clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. This guidance is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2019. The Company does not expect a material impact of this ASU on the Company's Consolidated Financial Statements.

        Intangibles—Goodwill and Other (Topic 350)—In January 2017, FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment. The amendments in this ASU are intended to reduce the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 2—Recently Issued Accounting Pronouncements (Continued)

cost and complexity of the goodwill impairment test by eliminating step two from the impairment test. The amendments modify the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. Under the amendments in this ASU, an entity will perform its annual, or interim, goodwill impairment test by comparing the fair value of the reporting unit with its carrying amount. An impairment charge should be recognized for the amount which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The amendments in this ASU are effective for the Company's annual or any interim goodwill impairment test in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is early adopting these amendments in 2017 and does not expect a material impact on the Company's Consolidated Financial Statements.

        Nonrefundable Fees and Other Costs (Subtopic 310-20)—In March 2017, FASB issued ASU No. 2017-08, Receivables—Nonrefundable Fees and Other Costs. The amendments in the ASU shorten the amortization period for certain callable debt securities held at a premium at the earliest call date. Under current GAAP, the Company amortizes the premium as an adjustment of yield over the contractual life of the instrument. As a result, upon exercise of a call on a callable debt security held at a premium, the unamortized premium is charged to earnings. The ASU shortens the amortization period for certain callable debt securities held at a premium and requires the premium to be amortized to the earliest call date. However, the amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The amendments are effective for annual periods beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted. The Company is required to apply the amendments on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2020. The Company is currently evaluating the provisions of ASU No. 2017-08 to determine the potential impact the new standard will have on the Company's Consolidated Financial Statements.

Note 3—Acquisition of a Business

        On October 14, 2016, the Company acquired stock of Ridgestone and its subsidiaries under the terms of a definitive merger agreement ("Agreement") dated June 9, 2016. Ridgestone operated two wholly-owned subsidiaries, Ridgestone Bank and RidgeStone Capital Trust I, and specializes in government guaranteed lending as a participant in the SBA and USDA lending programs. Ridgestone provided financial services through its two full-service banking offices in Brookfield, Wisconsin and Schaumburg, Illinois. In addition, Ridgestone had loan production offices located in Wisconsin (Green Bay and Wausau), Indiana (Indianapolis) and California (Newport Beach).

        Under the terms of the Agreement, each Ridgestone common share was converted into the right to receive, at the election of the shareholder (subject to proration as outlined in the Agreement), either cash or Company common stock, or the combination of both. Total consideration included aggregate cash in the amount of $36.8 million and the issuance of 4,199,791 shares of the Company's common stock valued at $16.25 per common share. The transaction resulted in goodwill of $26.3 million, which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 3—Acquisition of a Business (Continued)

is nondeductible for tax purposes, as this acquisition was a nontaxable transaction. Goodwill represents the premium paid over the fair value of the net tangible and intangible assets acquired and reflects related synergies expected from the combined operations. Acquisition advisory expenses related to the Ridgestone acquisition of $1.6 million are reflected in non-interest expense on the Consolidated Statements of Operations. Stock issuance costs were not material. There were no contingent assets or liabilities arising from the acquisition.

        The acquisition of Ridgestone was accounted for using the acquisition method of accounting in accordance with ASC 805. Assets acquired, liabilities assumed and consideration exchanged were recorded at their respective acquisition date fair values. Determining the fair value of assets and liabilities involves significant judgment regarding methods and assumptions used to calculate estimated fair values. Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available. Fair values are preliminary estimates due to deferred tax assets and deferred tax liabilities.

        The following table presents a summary of the estimates of fair values of assets acquired and liabilities assumed as of the acquisition date:

Assets
Cash and cash equivalents	$25,480
Securities available-for-sale	27,662
Restricted stock	931
Loans held for sale	15,363
Loans	351,820
Servicing assets	20,295
Premises and equipment	2,011
Other real estate owned	1,525
Other intangible assets	486
Bank-owned life insurance	2,352
Other assets	8,228

Total assets acquired	456,153
Liabilities
Deposits	361,370
Federal Home Loan Bank advances	9,773
Junior subordinated debentures	1,339
Accrued expenses and other liabilities	4,958
Total liabilities assumed	377,440

Net assets acquired	$78,713
Consideration paid
Common stock (4,199,791 shares issued at $16.25 per share)	68,247
Cash paid	36,753
Total consideration paid	105,000

Goodwill	$26,287

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(Table dollars in thousands, except share and per share data)

Note 3—Acquisition of a Business (Continued)

        The following table presents the acquired non-impaired loans as of the acquisition date:

Fair value	$312,166
Gross contractual amounts receivable	450,292
Estimate of contractual cash flows not expected to be collected(1)	19,661
Estimate of contractual cash flows expected to be collected	430,631

(1)
Includes interest payments not expected to be collected due to loan prepayments as well as principal and interest payments not expected to be collected due to customer default.

        The discount on the acquired non-impaired loans is being accreted into income over the life of the loans on an effective yield basis.

        The following table provides the unaudited pro forma information for the results of operations for the years ended December 31, 2016 and 2015, as if the acquisition had occurred on January 1, 2015. The pro forma results combine the historical results of Ridgestone into the Company's Consolidated Statements of Operations, including the impact of certain acquisition accounting adjustments, which includes loan discount accretion, intangible assets amortization, deposit premium accretion and borrowing discount amortization. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results that would have been obtained had the acquisition actually occurred on January 1, 2015. No assumptions have been applied to the pro forma results of operations regarding possible revenue enhancements, provision for credit losses, expense efficiencies or asset dispositions. The acquisition-related expenses that have been recognized are included in net income in the following table.

	Years ended December 31,
	2016	2015
Total revenues (net interest income and non-interest income)	$171,059	$151,054
Net income (loss)	$82,252	$(1,437)
Earnings per share—basic	$3.54	$(0.07)
Earnings per share—diluted	$3.50	$(0.07)

        The operating results of the Company include the operating results produced by the acquired assets and assumed liabilities of Ridgestone for period from October 15, 2016 through December 31, 2016. Revenues and earnings of the acquired company since the acquisition date have not been disclosed as it is not practicable as Ridgestone was merged into the Company and separate financial information is not readily available.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 4—Securities

        The following tables summarize the amortized cost and fair values of securities available-for-sale and securities held-to-maturity at December 31, 2016 and 2015 and the corresponding amounts of gross unrealized gains and losses:

	2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
U.S. Treasury Notes	$14,995	$4	$(79)	$14,920
U.S. Government agencies	60,180	—	(1,323)	58,857
Obligations of states, municipalities, and political subdivisions	16,271	60	(272)	16,059
Residential mortgage-backed securities
Agency	376,800	—	(8,640)	368,160
Non-agency	20,107	—	(174)	19,933
Commercial mortgage-backed securities
Agency	78,954	—	(1,551)	77,403
Non-agency	32,061	—	(1,009)	31,052
Corporate securities	17,065	350	(86)	17,329
Other securities	4,161	742	(56)	4,847
Total	$620,594	$1,156	$(13,190)	$608,560

Held-to-maturity
Obligations of states, municipalities, and political subdivisions	$24,878	$105	$(229)	$24,754
Residential mortgage-backed securities
Agency	67,692	35	(283)	67,444
Non-agency	46,276	50	(442)	45,884

Total	$138,846	$190	$(954)	$138,082

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(Table dollars in thousands, except share and per share data)

Note 4—Securities (Continued)

	2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
U.S. Treasury Notes	$30,580	$—	$(235)	$30,345
U.S. Government agencies	84,368	9	(764)	83,613
Obligations of states, municipalities, and political subdivisions	20,687	151	(86)	20,752
Residential mortgage-backed securities
Agency	593,391	184	(5,241)	588,334
Non-agency	—	—	—	—
Commercial mortgage-backed securities
Agency	31,514	—	(323)	31,191
Non-agency	—	—	—	—
Corporate securities	7,801	—	(105)	7,696
Other securities	5,098	733	(30)	5,801
Total	$773,439	$1,077	$(6,784)	$767,732
Held-to-maturity
Obligations of states, municipalities, and political subdivisions	$25,081	$310	$(142)	$25,249
Residential mortgage-backed securities
Agency	86,379	8	(701)	85,686
Non-agency	—	—	—	—
Total	$111,460	$318	$(843)	$110,935

        The Company did not classify securities as trading during 2016 and 2015.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 4—Securities (Continued)

        Gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2016 and 2015 are summarized as follows:

	2016
		Less than 12 Months		12 Months or Longer		Total
	# of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale
U.S. Treasury Notes	3	$9,918	$(79)	$—	$—	$9,918	$(79)
U.S. Government agencies	10	58,857	(1,323)	—	—	58,857	(1,323)
Obligations of states, municipalities and political subdivisions	14	7,799	(259)	115	(13)	7,914	(272)
Residential mortgage-backed securities
Agency	41	364,713	(8,483)	3,447	(157)	368,160	(8,640)
Non-agency	2	19,933	(174)	—	—	19,933	(174)
Commercial mortgage-backed securities
Agency	8	70,762	(1,488)	6,641	(63)	77,403	(1,551)
Non-agency	5	31,052	(1,009)	—	—	31,052	(1,009)
Corporate securities	4	5,097	(78)	2,522	(8)	7,619	(86)
Other securities	1	—	—	1,994	(56)	1,994	(56)
Total	88	$568,131	$(12,893)	$14,719	$(297)	$582,850	$(13,190)

Held-to-maturity
Obligations of states, municipalities, and political subdivisions	22	$16,235	$(229)	$—	$—	$16,235	$(229)
Residential mortgage-backed securities
Agency	15	52,156	(283)	—	—	52,156	(283)
Non-agency	5	29,245	(442)	—	—	29,245	(442)
Total	42	$97,636	$(954)	$—	$—	$97,636	$(954)

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 4—Securities (Continued)

	2015
		Less than 12 Months		12 Months or Longer		Total
	# of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale
U.S. Treasury Notes	9	$30,345	$(235)	$—	$—	$30,345	$(235)
U.S. Government agencies	15	72,576	(764)	—	—	72,576	(764)
Obligations of states, municipalities and political subdivisions	12	7,553	(86)	25	—	7,578	(86)
Residential mortgage-backed securities
Agency	77	555,282	(5,241)	—	—	555,282	(5,241)
Non-agency	0	—	—	—	—	—	—
Commercial mortgage-backed securities
Agency	3	23,038	(236)	8,153	(87)	31,191	(323)
Non-agency	0	—	—	—	—	—	—
Corporate securities	3	7,696	(105)	—	—	7,696	(105)
Other securities	1	1,964	(30)	—	—	1,964	(30)

Total	120	$698,454	$(6,697)	$8,178	$(87)	$706,632	$(6,784)

Held-to-maturity
Obligations of states, municipalities, and political subdivisions	16	$12,342	$(142)	$—	$—	$12,342	$(142)
Residential mortgage-backed securities
Agency	17	81,899	(701)	—	—	81,899	(701)
Non-agency	0	—	—	—	—	—	—

Total	33	$94,241	$(843)	$—	$—	$94,241	$(843)

        Certain securities have fair values less than amortized cost and, therefore, contain unrealized losses. At December 31, 2016, the Company evaluated the securities which had an unrealized loss for OTTI and determined all declines in value to be temporary. There were 130 investment securities with unrealized losses at December 31, 2016, of which only two had a continuous unrealized loss position for 12 consecutive months or longer that is greater than 5% of amortized cost. The Company anticipates full recovery of amortized cost with respect to these securities by maturity, or sooner in the event of a more favorable market interest rate environment. The Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell them before recovery of their amortized cost basis, which may be at maturity.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 4—Securities (Continued)

        The proceeds from all sales of securities were available-for-sale and the associated gains and losses for the years ended December 31, 2016 and 2015 are listed below:

	2016	2015
Proceeds	$534,418	$511,028
Gross gains	3,358	3,124
Gross losses	131	60

        The amount of net gains reclassified from accumulated other comprehensive loss into earnings for the years ended December 31, 2016 and 2015 were $3.2 million and $3.1 million, respectively.

        Securities pledged at December 31, 2016 and 2015 had carrying amounts of $178.6 million and $144.5 million, respectively. At December 31, 2016 and 2015, of those pledged, the carrying amounts of securities pledged as collateral for public fund deposits were $93.2 million and $128.4 million, respectively; for FHLB advances of $58.7 million and $0, respectively; and for customer repurchase agreements of $19.9 million and $16.0 million, respectively. Other securities were pledged for derivative positions, letters of credit and for purposes required or permitted by law. At December 31, 2016, and 2015, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders' equity.

        At December 31, 2016, the amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

	Amortized Cost	Fair Value
Available-for-sale
Due in one year or less	$200	$200
Due from one to five years	60,670	60,436
Due from five to ten years	41,515	40,568
Due after ten years	7,195	7,032
Mortgage-backed securities	507,922	496,548
Other securities with no defined maturity	3,092	3,776

Total	$620,594	$608,560

Held-to-maturity
Due from one to five years	$530	$523
Due from five to ten years	11,938	11,801
Due after ten years	12,410	12,430
Mortgage-backed securities	113,968	113,328

Total	$138,846	$138,082

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 5—Loan and Lease Receivables

        Outstanding loan and lease receivables as of December 31, 2016 and 2015 were categorized as follows:

	2016	2015
Commercial real estate	$796,950	$534,249
Residential real estate	610,699	484,085
Construction, land development, and other land	141,122	40,360
Commercial and industrial	439,476	165,709
Installment and other	2,917	1,899
Lease financing receivables	155,999	117,514
Total loans and leases	2,147,163	1,343,816
Net unamortized deferred fees and costs	(2,119)	(418)
Initial direct costs	2,967	2,039
Allowance for loan and lease losses	(10,923)	(7,632)

Net loans and leases	$2,137,088	$1,337,805

Lease financing receivables
Net minimum lease payments	$168,345	$126,159
Unguaranteed residual values	1,787	2,099
Unearned income	(14,133)	(10,744)
Total lease financing receivables	155,999	117,514
Initial direct costs	2,967	2,039

Lease financial receivables before allowance for lease losses	$158,966	$119,553

        At December 31, 2016 and 2015, total loans and leases included U.S. Government guaranteed loans of $332.9 million and $2.6 million, respectively. At December 31, 2016 and 2015, installment and other loans included overdraft deposits of $1.0 million and $1.1 million, respectively, which were reclassified as loans. At December 31, 2016 and 2015, loans and loans held for sale pledged as security for borrowings were $507.2 million and $545.3 million, respectively. Total loans and leases consist of originated loans and leases, acquired impaired loans and acquired non-impaired loans and leases.

        The minimum annual lease payments for lease financing receivables as of December 31, 2016 are summarized as follows:

Minimum lease Payments
2017	$58,780
2018	46,929
2019	33,109
2020	20,583
2021	8,031
Thereafter	913
Total	$168,345

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 5—Loan and Lease Receivables (Continued)

        Originated loans and leases represent originations following a business combination. Acquired impaired loans are loans acquired from a business combination with evidence of credit quality deterioration and are accounted for under ASC 310-30. Acquired non-impaired loans and leases represent loans and leases acquired from a business combination without evidence of credit quality deterioration and are accounted for under ASC 310-20. Leases and revolving loans do not qualify to be accounted for as acquired impaired loans and are accounted for under ASC 310-20. The following tables summarize the balances for each respective loan and lease category as of December 31, 2016 and 2015:

	2016
	Originated	Acquired Impaired	Acquired Non-Impaired	Total
Commercial real estate	$338,752	$207,303	$250,289	$796,344
Residential real estate	394,168	175,717	40,853	610,738
Construction, land development, and other land	119,357	6,979	14,430	140,766
Commercial and industrial	309,097	13,464	115,677	438,238
Installment and other	2,021	574	364	2,959
Lease financing receivables	118,493	—	40,473	158,966

Total loans and leases	$1,281,888	$404,037	$462,086	$2,148,011

	2015
	Originated	Acquired Impaired	Acquired Non-Impaired	Total
Commercial real estate	$201,586	$243,964	$88,146	$533,696
Residential real estate	215,388	223,738	45,208	484,334
Construction, land development, and other land	29,225	8,634	2,373	40,232
Commercial and industrial	146,858	9,570	9,268	165,696
Installment and other	544	1,005	377	1,926
Lease financing receivables	69,416	—	50,137	119,553

Total loans and leases	$663,017	$486,911	$195,509	$1,345,437

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 5—Loan and Lease Receivables (Continued)

        Acquired impaired loans—As part of the Ridgestone acquisition, the Bank acquired impaired loans that are accounted for under ASC 310-30 in the amount of $39.7 million. Refer to Note 3—Acquisition of a Business for additional information regarding the transaction. There were no other acquired impaired loans purchased during 2016 or 2015. The following table presents a reconciliation of the undiscounted contractual cash flows, non-accretable difference, accretable yield, and fair value of acquired impaired loans as of the acquisition date of October 14, 2016:

Undiscounted contractual cash flows	$66,488
Undiscounted cash flows not expected to be collected (non-accretable difference)	(19,918)
Undiscounted cash flows expected to be collected	46,570
Accretable yield at acquisition	(6,916)

Estimated fair value of impaired loans acquired at acquisition	$39,654

        The outstanding balance and carrying amount of all acquired impaired loans are summarized below. The balances do not include an allowance for loan and lease losses of $1.6 million and $3.3 million, respectively, at December 31, 2016 and 2015.

	2016		2015
	Outstanding Balance	Carrying Value	Outstanding Balance	Carrying Value
Commercial real estate	$278,893	$207,303	$305,979	$243,964
Residential real estate	236,384	175,717	287,760	223,738
Construction, land development, and other land	15,292	6,979	20,362	8,634
Commercial and industrial	23,164	13,464	10,803	9,570
Installment and other	1,976	574	2,467	1,005

Total loans	$555,709	$404,037	$627,371	$486,911

        The following table summarizes the changes in accretable yield for acquired impaired loans for the years ended December 31, 2016 and 2015:

	2016	2015
Beginning balance	$43,915	$68,238
Additions	6,916	—
Accretion to interest income	(26,208)	(35,547)
Reclassification from nonaccretable difference	12,245	11,224

Ending balance	$36,868	$43,915

        Acquired non-impaired loans and leases—The Company acquired non-impaired loans as part of the Ridgestone acquisition in the amount of $312.2 million. Refer to Note 3—Acquisition of a Business for additional information regarding the transaction.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 5—Loan and Lease Receivables (Continued)

        The unpaid principal balance and carrying value for acquired non-impaired loans and leases at December 31, 2016 and 2015 were as follows:

	2016		2015
	Unpaid Principal Balance	Carrying Value	Unpaid Principal Balance	Carrying Value
Commercial real estate	$259,055	$250,289	$87,708	$88,146
Residential real estate	41,282	40,853	45,471	45,208
Construction, land development, and other land	14,619	14,430	2,432	2,373
Commercial and industrial	125,806	115,677	9,369	9,268
Installment and other	402	364	390	377
Lease financing receivables	40,205	40,473	49,420	50,137

Total acquired non-impaired loans and leases	$481,369	$462,086	$194,790	$195,509

Note 6—Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments

        Loans and leases considered for inclusion in the allowance for loan and lease losses include acquired non-impaired loans and leases, those acquired impaired loans with credit deterioration after acquisition or recapitalization, and originated loans and leases. Although all acquired loans and leases are included in the following table, only those with credit deterioration subsequent to acquisition date are actually included in the allowance for loan and lease losses.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 6—Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments (Continued)

        The following tables summarize the balance and activity within the allowance for loan and lease losses, the components of the allowance for loan and lease losses in terms of loans and leases individually and collectively evaluated for impairment, and corresponding loan and lease balances by type as of and for the years ended December 31, 2016 and 2015:

	2016
	Commercial Real Estate	Residential Real Estate	Construction, Land Development, and Other Land	Commercial and Industrial	Installment and Other	Lease Financing Receivables	Total
Allowance for loan and lease losses
Beginning balance	$2,280	$2,981	$232	$1,403	$357	$379	$7,632
Provisions	4,032	135	605	2,869	(11)	2,722	10,352
Charge-offs	(4,367)	(633)	(95)	(76)	(12)	(2,634)	(7,817)
Recoveries	—	—	—	—	—	756	756

Ending balance	$1,945	$2,483	$742	$4,196	$334	$1,223	$10,923

Ending balance:
Individually evaluated for impairment	$—	$293	$—	$396	$328	$—	$1,017
Collectively evaluated for impairment	1,456	1,743	742	3,126	5	1,223	8,295
Loans acquired with deteriorated credit quality	489	447	—	674	1	—	1,611

Total allowance for loan and lease losses	$1,945	$2,483	$742	$4,196	$334	$1,223	$10,923

Loans and leases ending balance:
Individually evaluated for impairment	$8,916	$1,300	$—	$1,382	$328	$—	$11,926
Collectively evaluated for impairment	580,125	433,721	133,787	423,392	2,057	158,966	1,732,048
Loans acquired with deteriorated credit quality	207,303	175,717	6,979	13,464	574	—	404,037

Total loans and leases evaluated for allowance for loan and leases losses	$796,344	$610,738	$140,766	$438,238	$2,959	$158,966	$2,148,011

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 6—Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments (Continued)

	2015
	Commercial Real Estate	Residential Real Estate	Construction, Land Development, and Other Land	Commercial and Industrial	Installment and Other	Lease Financing Receivables	Total
Allowance for loan and lease losses
Beginning balance	$1,112	$1,936	$834	$648	$121	$143	$4,794
Provisions	2,464	1,873	(585)	782	237	2,195	6,966
Charge-offs	(1,296)	(828)	(17)	(30)	(1)	(2,187)	(4,359)
Recoveries	—	—	—	3	—	228	231
Ending balance	$2,280	$2,981	$232	$1,403	$357	$379	$7,632
Ending balance:
Individually evaluated for impairment	$1,076	$615	$137	$171	$327	$—	$2,326
Collectively evaluated for impairment	470	476	95	596	—	379	2,016
Loans acquired with deteriorated credit quality	734	1,890	—	636	30	—	3,290

Total allowance for loan and lease losses	$2,280	$2,981	$232	$1,403	$357	$379	$7,632

Loans and leases ending balance:
Individually evaluated for impairment	$4,160	$4,042	$208	$171	$327	$—	$8,908
Collectively evaluated for impairment	285,571	256,555	31,390	155,955	594	119,553	849,618
Loans acquired with deteriorated credit quality	243,964	223,738	8,634	9,570	1,005	—	486,911

Total loans and leases evaluated for allowance for loan and lease losses	$533,695	$484,335	$40,232	$165,696	$1,926	$119,553	$1,345,437

        For acquired impaired loans, there was a net reversal of $1.7 million of the allowance for loan and lease losses during the year ended December 31, 2016. The Company increased the allowance for loan and leases losses by $1.4 million for the year ended December 31, 2015.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 6—Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments (Continued)

        The following tables summarize the recorded investment, unpaid principal balance, related allowance, average recorded investment, and interest income recognized for loans and leases considered impaired as of December 31, 2016 and 2015, which excludes acquired impaired loans:

	2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Commercial real estate	$8,916	$9,502	$—	$8,975	$305
Residential real estate	804	1,999	—	827	45
Commercial and Industrial	521	524	—	516	(2)
With an allowance recorded
Residential real estate	496	528	293	519	1
Commercial and industrial	861	869	396	914	—
Installment and Other	328	361	328	328	16
Total impaired loans	$11,926	$13,783	$1,017	$12,079	$365

	2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Commercial real estate	$1,362	$1,922	$—	$1,394	$64
Residential real estate	2,821	4,222	—	2,865	63
With an allowance recorded
Commercial real estate	2,798	2,797	1,076	2,826	46
Residential real estate	1,221	1,216	615	1,250	15
Construction, land development, and other land	208	1,201	137	208	—
Commercial and industrial	171	171	171	185	1
Installment and other	327	335	327	327	23
Total impaired loans	$8,908	$11,864	$2,326	$9,055	$212

        For purposes of these tables, the unpaid principal balance represents the outstanding contractual balance. Impaired loans include loans that are individually evaluated for impairment as well as troubled debt restructurings for all loan categories. The sum of non-accrual loans and loans past due 90 days still on accrual will differ from the total impaired loan amount.

        The Bank's credit risk rating methodology assigns risk ratings from 1 to 10, where a higher rating represents higher risk. The risk rating categories are described by the following groupings:

        Pass—Ratings 1-4 define the risk levels of borrowers and guarantors that offer a minimal to an acceptable level of risk.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 6—Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments (Continued)

        Watch—A watch asset (rating of 5) has credit exposure that presents higher than average risk and warrants greater than routine attention by Bank personnel due to conditions affecting the borrower, the borrower's industry or the economic environment.

        Special Mention—A special mention asset (rating of 6) has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank's credit position at some future date.

        Substandard Accrual—A substandard accrual asset (rating of 7) has well-defined weakness or weaknesses in cash flow and collateral coverage resulting in a distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. This classification may be used in limited cases, where despite credit severity, the borrower is current on payments and there is an agreed plan for credit remediation.

        Substandard Non-Accrual—A substandard asset (rating of 8) has well-defined weakness or weaknesses in cash flow and collateral coverage resulting in the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

        Doubtful—A doubtful asset (rating of 9) has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

        Loss—A loss asset (rating of 10) is considered uncollectible and of such little value that its continuance as a realizable asset is not warranted.

        The following tables summarize the risk rating categories of the loans and leases considered for inclusion in the allowance for loan and lease losses calculation, excluding acquired impaired loans, as of December 31, 2016 and 2015:

	2016
	Commercial Real Estate	Residential Real Estate	Construction, Land Development, and Other Land	Commercial and Industrial	Installment and Other	Lease Financing Receivables	Total
Pass	$536,499	$419,880	$129,732	$369,136	$2,052	$157,296	$1,614,595
Watch	38,707	10,885	2,897	52,872	4	324	105,689
Special Mention	5,377	3,116	1,158	1,258	1	512	11,422
Substandard	8,458	1,140	—	1,508	328	739	12,173
Doubtful	—	—	—	—	—	95	95
Loss	—	—	—	—	—	—	—

Total	$589,041	$435,021	$133,787	$424,774	$2,385	$158,966	$1,743,974

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 6—Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments (Continued)

	2015
	Commercial Real Estate	Residential Real Estate	Construction, Land Development, and Other Land	Commercial and Industrial	Installment and Other	Lease Financing Receivables	Total
Pass	$259,656	$236,255	$30,801	$148,577	$592	$118,486	$794,367
Watch	16,073	18,923	589	2,181	—	375	38,141
Special Mention	10,833	1,997	—	5,075	2	254	18,161
Substandard	3,170	3,411	208	293	327	331	7,740
Doubtful	—	10	—	—	—	107	117
Loss	—	—	—	—	—	—	—

Total	$289,732	$260,596	$31,598	$156,126	$921	$119,553	$858,526

        The following tables summarize contractual past due and current loan information for acquired non-impaired and originated loans by category as of December 31, 2016 and 2015:

	2016
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days and Accruing	Non- accrual	Total Past Due	Current	Total
Commercial real estate	$2,944	$648	$—	$3,935	$7,527	$581,514	$589,041
Residential real estate	243	—	—	1,118	1,361	433,660	435,021
Construction, land development, and other land	1,363	—	—	—	1,363	132,424	133,787
Commercial and industrial	6,066	374	—	958	7,398	417,376	424,774
Installment and other	—	—	—	328	328	2,057	2,385
Lease Financing Receivables	2,070	390	—	445	2,905	156,061	158,966
Total	$12,686	$1,412	$—	$6,784	$20,882	$1,723,092	$1,743,974

	2015
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days and Accruing	Non- accrual	Total Past Due	Current	Total
Commercial real estate	$—	$—	$—	$3,179	$3,179	$286,553	$289,732
Residential real estate	74	95	—	2,999	3,168	257,428	260,596
Construction, land development, and other land	—	—	—	208	208	31,390	31,598
Commercial and industrial	—	—	—	251	251	155,875	156,126
Installment and other	—	1	—	327	328	593	921
Lease Financing Receivables	1,596	414	—	438	2,448	117,105	119,553
Total	$1,670	$510	$—	$7,402	$9,582	$848,944	$858,526

        At December 31, 2016 and 2015, the Company had a recorded investment in troubled debt restructurings of $1.2 million and $2.7 million, respectively. The restructurings were granted due to borrower financial difficulty and provide for a modification of loan repayment terms. The Company has not allocated any specific allowance for these loans at December 31, 2016 and 2015. In addition, there were no commitments outstanding on troubled debt restructurings.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 6—Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments (Continued)

        Loans modified as troubled debt restructurings that occurred during the years ended December 31, 2016 and 2015 did not result in any charge-offs or permanent reductions of the recorded investments in the loans. Troubled debt restructurings that subsequently defaulted within twelve months of the restructure date during the years ended December 31, 2016 and 2015 had a recorded investment of $477,000 and $750,000, respectively.

        At December 31, 2016 and 2015, the reserve for unfunded commitments was $760,000 and $268,000, respectively. During the years ended December 31, 2016 and 2015, the provisions for unfunded commitments were $493,000 and $94,000, respectively. There were no charge-offs or recoveries related to the reserve for unfunded commitments during both periods.

Note 7—Servicing Assets

        As part of the Ridgestone acquisition, the Company acquired loan servicing assets. Refer to Note 3—Acquisition of a Business for additional information regarding the transaction. The Company did not hold any servicing assets as of December 31, 2015.

        Loans serviced for others are not included in the Consolidated Statements of Financial Condition. The unpaid principal balances of these loans serviced for others were as follows of December 31, 2016:

2016
Loan portfolios serviced for:
SBA	$911,803
USDA	106,125

Total	$1,017,928

        Activity for servicing assets and the related changes in fair value are as follows:

2016
Beginning balance	$—
Acquired servicing assets at fair value	20,295
Additions, net	539
Changes in fair value	257

Ending balance	$21,091

        Loan servicing income totaled $1.9 million for the year ended December 31, 2016.

        The fair value of servicing rights is highly sensitive to changes in underlying assumptions. Changes in prepayment speed assumptions have the most significant impact on the fair value of servicing rights.

        Generally, as interest rates rise on variable rate loans, loan prepayments increase due to an increase in refinance activity, which may result in a decrease in the fair value of servicing assets. Measurement of fair value is limited to the condition existing and the assumptions used as of a particular point in time, and those assumptions may change over time. Refer to Note 17—Fair Value Measurement for further details.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 8—Other Real Estate Owned

        The following table presents the change in other real estate owned ("OREO") for the years ended December 31, 2016 and 2015.

	2016	2015
Beginning balance	$26,715	$56,181
Acquisition of OREO through business combination	1,525	—
Net additions to other real estate owned	6,672	13,793
Dispositions of OREO	(17,389)	(33,994)
Valuation adjustments	(953)	(9,265)

Ending balance	$16,570	$26,715

Note 9—Premises and Equipment

        Classifications of premises and equipment as of December 31, 2016 and 2015 were as follows:

	2016	2015
Premises	$53,495	$62,560
Furniture, fixtures and equipment	7,214	4,231
Leasehold improvements	1,093	1,585
Total cost	61,802	68,376
Less accumulated depreciation and amortization	(9,780)	(8,786)
Net book value of premises, furniture, fixtures, equipment, leasehold improvements	52,022	59,590
Construction in progress	3,869	2,272
Land	46,183	53,312

Premises and equipment, net	$102,074	$115,174

        During 2015, the Company approved the closure of sixteen retail branches based on a detailed assessment of the branch network and analysis of branch and market data. During 2016, twelve additional retail branches were also approved to be closed. Branches owned by the Company and actively marketed for sale were transferred to assets held for sale based on their carrying value or fair value, less estimated costs to sell. Assets are considered held for sale when management has approved the sale of the assets following a branch closure or other events. During 2016 and 2015, land and premises of $16.0 million and $2.3 million were transferred to assets held for sale, respectively. An assessment of the recoverability of other long-lived assets associated with all branches resulted in impairment losses of $408,000 and $687,000 during the years ended December 31, 2016 and 2015, respectively, which are reflected in non-interest expense.

        Depreciation and amortization expense for the years ended December 31, 2016 and 2015 was $5.1 million and $5.8 million, respectively. Refer to Note 17—Commitments and Contingent Liabilities for additional discussion related to operating lease commitments.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 10—Goodwill, Core Deposit Intangible and Other Intangible Assets

        The Company's annual goodwill test was performed as of November 30, 2016. The Company determined that no impairment existed as of that date. Refer to Note 1—Business and Summary of Significant Accounting Policies for discussion of goodwill.

        The following table summarizes the changes in the Company's goodwill and core deposit intangible assets for the years ended December 31, 2016 and 2015:

	2016		2015
	Goodwill	Core Deposit Intangible	Goodwill	Core Deposit Intangible
Beginning balance	$25,688	$22,275	$25,613	$25,245
Additions	26,287	486	75	—
Amortization or accretion	—	(2,985)	—	(2,970)

Ending balance	$51,975	$19,776	$25,688	$22,275

Accumulated amortization or accretion	N/A	$10,410	N/A	$7,425
Weighted average remaining amortization or accretion period	N/A	6.6 Years	N/A	7.5 Years

        The Company has other intangible assets of $50,000 and $51,000 as of December 31, 2016 and 2015, respectively, related to trademark-related transactions. The increases in goodwill and core deposit intangible for the year ended December 31, 2016 resulted from the Ridgestone acquisition. The increase in goodwill during the year ended December 31, 2015 resulted in a measurement period adjustment related to finalizing the fair values of certain assets acquired and certain liabilities assumed in a business combination that occurred during 2014.

        The following table presents the estimated amortization expense for core deposit intangible and other intangible assets recognized at December 31, 2016:

Estimated Amortization
2017	$3,072
2018	3,061
2019	3,050
2020	3,024
2021	3,017
Thereafter	4,602
Total	$19,826

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 11—Income Taxes

        The following were the components of provision for income taxes for the years ended December 31, 2016 and 2015:

	2016	2015
Current tax expense
Federal	$—	$250
State and local	—	57
Total current tax expense	—	307
Deferred tax expense
Federal	478	4,929
State and local	136	656
Total deferred tax expense	614	5,585
Total deferred tax benefit before reversal of valuation allowance	614	5,585
Deferred tax valuation allowance	(61,859)	(5,585)

Provision (benefit) for income taxes	$(61,245)	$307

        The following is a reconciliation between the statutory U.S. federal income tax rate of 35% and the effective tax rate:

	2016	2015
Calculated tax benefit at statutory rate	35.0%	35.0%
Increase (decrease) in income taxes resulting from:
Reversal of valuation allowance, net of change in estimated Section 382 impact	(1,167.6)	73.4
State and local income taxes	6.1	5.0
Tax exempt income	(5.3)	24.2
Non-deductible expenses	14.8	(137.6)
Total benefit for income taxes	–1117.0%	0.0%

        The income tax benefit for the year ended December 31, 2016 was primarily attributable to the reversal of the Company's previously established valuation allowance of $61.4 million. Management concluded that no valuation allowance was necessary on the Company's net deferred tax assets as a result of the Ridgestone acquisition. This determination was based on Ridgestone's actual pre-tax income over the prior three years, and pro-forma combined earnings for the Company and Ridgestone over the prior three years, as well as management's expectations for sustainable profitability in the future. Management monitors deferred tax assets on a quarterly basis for changes affecting realizability. The valuation allowance could be adjusted in future periods.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 11—Income Taxes (Continued)

        The following were the significant components of the deferred tax assets and liabilities as of December 31, 2016 and 2015:

	2016	2015
Deferred tax assets:
Net operating losses and tax credits	$61,906	$60,657
Interest on non-accrual loans	2,882	3,632
Allowance for loan losses and loan basis	22,017	10,918
Deposit	316	45
AMT credit carryforward	1,073	1,073
Other real estate owned	214	2,073
Net unrealized holding losses on securities available-for-sale	4,818	2,750
Other	3,241	1,230

Total deferred tax assets	96,467	82,378

Deferred tax liabilities:
Premises and equipment	(6,907)	(7,614)
Core deposit intangibles	(7,858)	(8,660)
Servicing assets	(7,899)	—
Trust preferred securities	(3,809)	(4,119)
Unrealized holding gain on cash flow hedges	(1,491)	—
Other	(743)	(608)
Total deferred tax liabilities	(28,707)	(21,001)
Less valuation allowance on net deferred tax asset	—	(61,377)

Net deferred tax assets after valuation allowance	$67,760	$—

        Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of net operating loss and credit carryforwards may be limited in the event a cumulative change in ownership of more than 50 percent occurs within a three-year period. The Company has determined that such an ownership change occurred as of June 28, 2013 as a result of the recapitalization. This ownership change resulted in estimated limitations on the utilization of tax attributes, including net operating loss carryforwards and tax credits. Pursuant to Sections 382 and 383, a portion of the limited net operating loss carryforwards and credits become available to use each year. The Company estimates that approximately $756,000 of the restricted Federal and Illinois net operating losses will become available each year.

        After the impact of Section 382, $116.4 million of Federal and $420.8 million of Illinois net operating loss carryforwards are available to offset future taxable income. The Federal and Illinois net operating losses will begin to expire in 2026 and 2020, respectively, if not utilized in an earlier period. Federal alternative minimum tax credits of $1.1 million are available to offset future federal income tax. These credits have no expiration. The Company and the Bank file consolidated income tax returns.

        The Company and the Bank are no longer subject to United States federal income tax examinations for years before 2013 and state income tax examinations for years before 2012.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 12—Federal Home Loan Bank Advances

        The following table summarizes the FHLB advances, including acquisition accounting adjustments of $228,000 as of December 31, 2016 and no acquisition accounting adjustments as of December 31, 2015, along with weighted average costs and scheduled maturities:

	2016	2015
Federal Home Loan advances	$313,715	$38,000
Weighted average cost	0.73%	0.16%

Scheduled Maturities
2017	$304,000
2018	9,715

Total	$313,715

        At December 31, 2016, fixed-rate advances totaled $133.7 million with interest rates ranging from 0.70% to 3.22% and maturities ranging from January 2017 to February 2018. Total floating rate advances totaled $180.0 million with interest rates of 0.57% and 0.72% and maturities of February 2017 and March 2017. The Company's advances from the FHLB are collateralized by residential real estate loans and securities. The Bank's required investment in FHLB stock is $1 for every $20 in advances. Refer to Note 4—Securities for additional discussion. At December 31, 2016 and 2015, the Bank had additional borrowing capacity from the FHLB of $647.9 million and $849.8 million, respectively, subject to the availability of proper collateral. The Bank's maximum borrowing capacity is limited to 35% of total assets.

        FHLB advances assumed from the Ridgestone acquisition of $1.5 million are putable quarterly and are required to be repaid upon the request of the FHLB.

        The Company hedges interest rates on borrowed funds using interest rate swaps through which the Company receives variable amounts and pays fixed amounts. Refer to Note 22—Derivative Instruments and Hedging Activities for additional information.

Note 13—Other Borrowings

        The following is a summary of the Company's other borrowings as of December 31, 2016 and 2015:

	2016	2015
Securities sold under agreements to repurchase	$17,249	$12,659
Revolving line of credit	20,650	—
Total	$37,899	$12,659

        Securities sold under agreements to repurchase represent a demand deposit product offered to customers that sweep balances in excess of the FDIC insurance limit into overnight repurchase agreements. The Company pledges securities as collateral for the repurchase agreements. Refer to Note 4—Securities for additional discussion.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 13—Other Borrowings (Continued)

        On October 13, 2016, in connection with the Ridgestone acquisition, the Company entered into a $30.0 million revolving credit agreement with The PrivateBank and Trust Company with a $300,000 commitment fee payable at such time. Refer to Note 3—Acquisition of a Business for additional information. The revolving line of credit has a maturity date of October 12, 2017 and bears an interest rate equal to the Prime rate. At December 31, 2016, the interest rate was 3.75%. As of December 31, 2016, the Company was in compliance with all financial covenants set forth in the revolving line of credit agreement.

        The following table presents short-term credit lines available for use, for which the Company did not have an outstanding balance as of December 31, 2016 and 2015:

	2016	2015
Federal Reserve Bank of Chicago discount window line	$110,600	$170,900
Available federal funds line	20,000	20,000

Note 14—Time Deposits

        Time deposits in denominations of $100,000 or more at December 31, 2016 and 2015 were $383.7 million and $237.0 million, respectively. Time deposits in denominations of $250,000 or more at December 31, 2016 and 2015 were $117.4 million and $57.6 million, respectively.

        At December 31, 2016, the scheduled maturities of time deposits were as follows:

Scheduled Maturities
2017	$693,702
2018	56,084
2019	11,937
2020	8,515
2021	6,278
Total	$776,516

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 15—Junior Subordinated Debentures

        At December 31, 2016 and 2015, the Company's junior subordinated debentures by issuance were as follows:

Name of Trust	Aggregate Principal Amount 2016	Aggregate Principal Amount 2015	Stated Maturity	Contractual Rate at December 31, 2016	Interest Rate Spread
Metropolitan Statutory Trust 1	$35,000	$35,000	March 17, 2034	3.78%	Three-month LIBOR + 2.79%
RidgeStone Capital Trust I	1,500	—	June 30, 2033	5.09%	Five-year LIBOR + 3.50%
Total liability, at par	36,500	35,000
Discount	(9,574)	(10,289)
Total liability, at fair value	$26,926	$24,711

        In 2004, the Company's predecessor, Metropolitan Bank Group, Inc., issued $35.0 million floating rate junior subordinated debentures to Metropolitan Statutory Trust 1, which was formed for the issuance of trust preferred securities. The debentures bear interest at three-month London Interbank Offered Rate ("LIBOR") plus 2.79% (3.78% and 3.32% at December 31, 2016 and 2015, respectively). Interest is payable quarterly. The Company has the right to redeem the debentures, in whole or in part, on any interest payment date on or after March 2009. In August 2010, the Company notified the trustee of Metropolitan Statutory Trust 1 that it would be deferring its regularly scheduled quarterly interest payments. Pursuant to the terms of the indenture governing the subordinated debentures, the Company had the right to defer interest payments for up to 20 quarters, or through the June 17, 2015 payment date. On September 17, 2015, the Company made a payment of $6.4 million, which included $6.2 million of accrued deferred interest payments and continues to make quarterly payments pursuant to the terms. Accrued interest payable was $50,000 and $49,000 as of December 31, 2016 and 2015, respectively.

        As part of the Ridgestone acquisition, the Company assumed the obligations to RidgeStone Capital Trust I of $1.5 million in principal amount, which was formed for the issuance of trust preferred securities. Refer to Note 3—Acquisition of a Business for additional information. Beginning on June 30, 2008, the interest rate reset to the five-year LIBOR plus 3.50% (5.09% at December 31, 2016), which is in effect until September 30, 2018 and updated every five years. Interest is paid on a quarterly basis. Ridgestone deferred interest payments on the subordinated debentures from 2009 through 2014. The Company has the right to redeem the debentures, in whole or in part, on any interest payment date on or after June 30, 2008. There was no accrued interest payable as of December 31, 2016.

        The Trusts are not consolidated with the Company. Accordingly, the Company reports the subordinated debentures held by the Trusts as liabilities. The Company owns all of the common securities of each trust. The junior subordinated debentures qualify, and are treated as, Tier 1 regulatory capital of the Company subject to regulatory limitations. The trust preferred securities issued by each trust rank equally with the common securities in right of payment, except that if an event of default under the indenture governing the notes has occurred and is continuing, the preferred securities will rank senior to the common securities in right of payment.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 16—Employee Benefit Plans

        The Bank's defined contribution 401(k) savings plan (the "Plan") covers substantially all employees that have completed certain service requirements. The Board of Directors determines the amount of any discretionary profit sharing contribution made to the plan. There were no profit sharing contributions to the Plan for the years ended December 31, 2016 and 2015. The net assets of the plan are not included in the Consolidated Statements of Financial Condition.

        As of February 1, 2016, a 401(k) employer match contribution was adopted by the Bank, pursuant to which the Bank will make a contribution equal to 50% of the first 4% contributed by employees. Total expense for the employer contributions made to the Plan was $655,000 during the year ended December 31, 2016. Effective January 1, 2017, the employer match was increased to equal 100% of the first 3% and 50% for the next 2% contributed by employees.

Note 17—Commitments and Contingent Liabilities

        Legal contingencies—In the ordinary course of business, the Company and Bank have various outstanding commitments and contingent liabilities that are not recognized in the accompanying consolidated financial statements. In addition, the Company may be a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is currently not expected to have a material adverse effect on the Consolidated Statements of Financial Condition or Consolidated Statements of Operations for years ended December 31, 2016 and 2015.

        Operating lease commitments—The Company has entered into various operating lease agreements primarily for facilities and land on which banking facilities are located. Certain lease agreements have renewal options at the end of the original lease term and certain lease agreements have escalation clauses in the rent payments.

        The minimum annual rental commitments for operating leases subsequent to December 31, 2016, exclusive of taxes and other charges, are summarized as follows:

Minimum Rental Commitments
2017	$2,766
2018	2,105
2019	1,875
2020	1,480
2021	1,212
Thereafter	2,791
Total	$12,229

        The Company's rental expenses for the years ended December 31, 2016 and 2015 were $3.8 million and $3.6 million, respectively. During the years ended December 31, 2016 and 2015, the Company received $737,000 and $744,000, respectively, in sublease income which is included in the consolidated statements of operations as a reduction of occupancy expense. The total amount of minimum rentals to be received in the future on these subleases is approximately $1.8 million, and the leases have contractual lives extending through 2025. In addition to the above required lease payments, the

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 17—Commitments and Contingent Liabilities (Continued)

Company has contractual obligations related primarily to information technology contracts and other maintenance contracts. The amounts are not material.

        Commitments to extend credit—The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition. The contractual or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

        The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for funded instruments. The Bank does not anticipate any material losses as a result of the commitments and standby letters of credit.

        The following table summarizes the contract or notional amount of outstanding loan and lease commitments at December 31, 2016 and 2015:

	2016		2015
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit	$37,731	$332,928	$31,579	$169,298
Standby letters of credit	1,060	4,135	1,147	1,497

Total	$38,791	$337,063	$32,726	$170,795

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral is primarily obtained in the form of commercial and residential real estate (including income producing commercial properties).

        Standby letters of credit are conditional commitments issued by the Bank to guarantee to a third-party the performance of a customer. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

        Commitments to make loans are generally made for periods of 90 days or less. The fixed rate loan commitments have interest rates ranging from 2.0% to 19.5% and maturities up to 2025. Variable rate loan commitments have interest rates ranging from 2.4% to 14.9% and maturities up to 2046.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 18—Fair Value Measurement

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In addition, the Company has the ability to obtain fair values for markets that are not accessible. These types of inputs create the following fair value hierarchy:

          Level 1—Quoted prices in active markets for identical assets or liabilities.

          Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

          Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available. The Company's own data used to develop unobservable inputs may be adjusted for market considerations when reasonably available.

        A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to assets and liabilities.

        The Company used the following methods and significant assumptions to estimate fair value for certain assets measured and carried at fair value on a recurring basis:

        Securities available-for-sale—The Company obtains fair value measurements from an independent pricing service. Management reviews the procedures used by the third party, including significant inputs used in the fair value calculations. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things. When market quotes are not readily accessible or available, alternative approaches are utilized, such as matrix or model pricing.

        The Company's methodology for pricing non-rated bonds focuses on three distinct inputs: equivalent rating, yield and other pricing terms. To determine the rating for a given non-rated municipal bond, the Company references a publicly issued bond by the same issuer if available as well as other additional key metrics to support the credit worthiness. Typically, pricing for these types of bonds would require a higher yield than a similar rated bond from the same issuer. A reduction in price is applied to the rating obtained from the comparable bond, as the Company believes if liquidated, a non-rated bond would be valued less than a similar bond with a verifiable rating. The reduction applied by the Company is one notch lower (i.e. a "AA" rating for a comparable bond would be reduced to "AA–" for the Company's valuation). In 2016, all of the ratings derived by the Company were "BBB" or better with and without comparable bond proxies. The fair value measurement of municipal bonds is sensitive to the rating input, as a higher rating typically results in an increased valuation. The remaining pricing inputs used in the bond valuation are observable. Based on the rating determined, the Company obtains a corresponding current market yield curve available to market

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 18—Fair Value Measurement (Continued)

participants. Other terms including coupon, maturity date, redemption price, number of coupon payments per year, and accrual method are obtained from the individual bond term sheets.

        Servicing assets—Fair value is based on a loan-by-loan basis taking into consideration the original term to maturity, the current age of the loan and the remaining term to maturity. The valuation methodology utilized for the servicing assets begins with generating future cash flows for each servicing asset, based on their unique characteristics and market-based assumptions for prepayment speeds. The present value of the future cash flows are then calculated utilizing market-based discount rate assumptions. Servicing assets were acquired through a business combination during 2016. Refer to Note 7—Servicing Assets.

        Derivative instruments—Interest rate swaps are valued by a third party, using models that primarily use market observable inputs, such as yield curves, and are validated by comparison with valuations provided by the respective counterparties. Derivative financial instruments are included in other assets and other liabilities in the Consolidated Statements of Financial Condition.

        The following tables summarize the Company's financial assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2016 and 2015:

	2016
		Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3
Financial assets
Securities available-for-sale
U.S. Treasury Notes	$14,920	$14,920	$—	$—
U.S. Government agencies	58,857	—	58,857	—
Obligations of states, municipalities, and political subdivisions	16,059	—	15,509	550
Mortgage-backed securities; residential
Agency	368,160	—	368,160	—
Non-Agency	19,933	—	19,933	—
Mortgage-backed securities; commercial
Agency	77,403	—	77,403	—
Non-Agency	31,052	—	31,052	—
Corporate securities	17,329	—	17,329	—
Other securities	4,847	1,938	2,379	530
Servicing assets(1)	21,091	—	—	21,091
Derivative assets	4,317	—	4,317	—
Financial liabilities
Derivative liabilities	559	—	559	—

(1)
See Note 7 for a rollforward of recurring Level 3 fair values for servicing assets.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 18—Fair Value Measurement (Continued)

	2015
		Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3
Financial assets
Securities available-for-sale
U.S. Treasury Notes	$30,345	$30,345	$—	$—
U.S. Government agencies	83,613	—	83,613	—
Obligations of states, municipalities, and political subdivisions	20,752	—	20,752	—
Mortgage-backed securities; residential
Agency	588,334	—	588,334	—
Non-Agency	—	—	—	—
Mortgage-backed securities; commercial
Agency	31,191	—	31,191	—
Non-Agency	—	—	—	—
Corporate securities	7,696	—	7,696	—
Other securities	5,801	1,964	3,837	—
Servicing assets	—	—	—	—
Derivative assets	—	—	—	—
Financial liabilities
Derivative liabilities	—	—	—	—

        During 2016, the Company acquired the servicing assets and single-issuer trust preferred securities included in other securities categorized as Level 3 of the fair value hierarchy through a business combination. Refer to Note 7—Servicing Assets for the rollforward of recurring Level 3 fair values. During the year ended December 31, 2016, the Company recognized $1,000 of accretion income for the single-issuer trust preferred securities.

        In addition, during 2016, the Company purchased privately-issued municipal securities that are categorized as Level 3. These municipal securities are bonds issued for one municipal government entity primarily located in the Chicago metropolitan and are privately placed, non-rated bonds without CUSIP numbers.

        There were no financial instruments classified as Level 3 as of December 31, 2015. The Company did not have any transfers between Level 1 and Level 2 of the fair value hierarchy during the years ended December 31, 2016 and 2015. The Company's policy for determining transfers between levels occurs at the end of the reporting period when circumstances in the underlying valuation criteria change and result in transfer between levels.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 18—Fair Value Measurement (Continued)

        The following table presents additional information about the unobservable inputs used in the fair value measurements on recurring basis that were categorized within Level 3 of the fair value hierarchy as of December 31, 2016:

Financial Instruments	Valuation Technique	Unobservable Inputs	Range of Inputs	Weighted Average Range	Impact to Valuation from an Increased or Higher Input Value
Obligations of states, municipalities, and political obligations	Discounted cash flow	Probability of default	2.0% - 2.4%	2.2%	Decrease
Single issuer trust preferred	Discounted cash flow	Probability of default	7.5% - 12.0%	8.8%	Decrease
Servicing assets	Discounted cash flow	Prepayment speeds	5.6% - 9.2%	7.2%	Decrease
		Discount rate	7.6% - 18.6%	12.7%	Decrease
		Expected weighted average loan life	0.5 - 8.2 years	6.1 years	Increase

        The Company used the following methods and significant assumptions to estimate fair value for certain assets measured and carried at fair value on a non-recurring basis:

        Loans held for sale—Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value based on contract price. Loans transferred to loans held for sale are carried at the lower of cost or fair value, less estimated costs to sell.

        Impaired loans (excluding acquired impaired loans)—Impaired loans, other than those existing on the date of a business acquisition, are primarily carried at the fair value of the underlying collateral, less estimated costs to sell, if the loan is collateral dependent. Valuations of impaired loans that are collateral dependent are supported by third party appraisals, which are obtained not less than once every twelve months in accordance with the Bank's credit policy. Impaired loans that are not collateral dependent are not material.

        Assets held for sale—Assets held for sale consist of former branch locations, vacant land, and a house previously purchased for expansion. Assets are considered held for sale when management has approved to sell the assets following a branch closure or other events. The properties are being actively marketed and transferred to assets held for sale based on the lower of carrying value or its fair value, less estimated costs to sell.

        Other real estate owned—Certain assets held within other real estate owned represent real estate or other collateral that has been adjusted to its estimated fair value, less cost to sell, as a result of transferring from the loan portfolio at the time of foreclosure or repossession and based on management's periodic impairment evaluation. From time to time, non-recurring fair value adjustments to other real estate owned are recorded to reflect partial write-downs based on an observable market price or current appraised value of property.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 18—Fair Value Measurement (Continued)

        Adjustments to fair value based on such non-recurring transactions generally result from the application of lower-of-cost-or-market accounting or write-downs of individual assets due to impairment. The following tables summarize the Company's assets that were measured at fair value on a non-recurring basis, excluding acquired impaired loans, as of December 31, 2016 and 2015:

	2016
		Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3
Non-recurring
Impaired loans (excluding acquired impaired loans)
Commercial real estate	$8,916	$—	$—	$8,916
Residential real estate	1,007	—	—	1,007
Construction, land development, and other land	—	—	—	—
Commercial and industrial	986	—	—	986
Installment and Other	—	—	—	—
Assets held for sale	14,748	—	—	14,748
Other real estate owned	16,570	—	—	16,570

	2015
		Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3
Non-recurring
Impaired loans (excluding acquired impaired loans)
Commercial real estate	$3,084	$—	$—	$3,084
Residential real estate	3,427	—	—	3,427
Construction, land development, and other land	71	—	—	71
Commercial and industrial	—	—	—	—
Installment and Other	—	—	—	—
Assets held for sale	2,259	—	—	2,259
Other real estate owned	26,715	—	—	26,715

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 18—Fair Value Measurement (Continued)

        The following table provides a description of the valuation technique, unobservable inputs and qualitative information about the Company's assets and liabilities classified as Level 3 and measured at fair value on a non-recurring basis as of December 31, 2016 and 2015:

Financial Instruments	Valuation Technique	Unobservable Inputs	Range of Inputs	Impact to Valuation from an Increased or Higher Input Value
Impaired loans (excluding acquired impaired loans)	Appraisals	Appraisal adjustments, sales costs and other discount adjustments for market conditions	6% - 10%	Decrease
Assets held for sale	List price, contract price	Sales costs and other discount adjustments for market conditions	7%	Decrease
Other real estate owned	Appraisals	Appraisal adjustments, sales costs and other discount adjustments for market conditions	7% - 20%	Decrease

        The following methods and assumptions were used by the Company in estimating fair values of other assets and liabilities for disclosure purposes:

        Cash and cash equivalents—For these short-term instruments, the carrying amount is a reasonable estimate of fair value. The fair value for time certificates with other banks is based on the market values for comparable investments.

        Securities held-to-maturity—The Company obtains fair value measurements from an independent pricing service. Management reviews the procedures used by the third party, including significant inputs used in the fair value calculations. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things. When market quotes are not readily accessible or available, alternative approaches are utilized, such as matrix or model pricing.

        Restricted stock—The fair value has been determined to approximate cost.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 18—Fair Value Measurement (Continued)

        Loans held for sale—The fair value of loans held for sale are based on quoted market prices, where available, and determined by discounted estimated cash flows using interest rates approximating the Company's current origination rates for similar loans adjusted to reflect the inherent credit risk.

        Loan and lease receivables, net—For certain variable rate loans that reprice frequently and with no significant changes in credit risk, fair value is estimated at carrying value. The fair value of other types of loans is estimated by discounting future cash flows, using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

        Deposit liabilities—The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows, using rates currently offered for deposits of similar remaining maturities.

        Federal Home Loan Bank advances—The fair value of FHLB advances is estimated by discounting the agreements based on maturities using rates currently offered for FHLB advances of similar remaining maturities adjusted for prepayment penalties that would be incurred if the borrowings were paid off on the measurement date.

        Securities sold under agreements to repurchase—The carrying amount approximates fair value due to maturities of less than ninety days.

        Junior subordinated debentures—The fair value of junior subordinated debentures, in the form of trust preferred securities, is determined using rates currently available to the Company for debt with similar terms and remaining maturities.

        Accrued interest receivable and payable—The carrying amount approximates fair value.

        Commitments to extend credit and commercial and standby letters of credit—The fair values of these off-balance sheet commitments to extend credit and commercial and standby letters of credit are not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 18—Fair Value Measurement (Continued)

        The estimated fair values of financial instruments and levels within the fair value hierarchy are as follows:

		2016		2015
	Fair Value Hierarchy Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and due from banks	1	$17,735	$17,735	$21,312	$21,312
Interest bearing deposits with other banks	2	28,798	28,798	23,572	23,572
Securities held-to-maturity	2	138,846	138,082	111,460	110,935
Other restricted stock	2	14,993	14,993	7,608	7,608
Loans held for sale	3	23,976	26,487	268	268
Loans and lease receivables, net	3	2,137,088	2,068,157	1,337,805	1,333,675
Accrued interest receivable	3	6,866	6,866	5,319	5,319
Financial liabilities
Non-interest bearing deposits	2	724,457	724,457	626,396	626,396
Interest bearing deposits	2	1,765,937	1,723,941	1,554,228	1,552,990
Accrued interest payable	2	2,427	2,427	1,072	1,072
Revolving line of credit	2	20,650	20,650	—	—
Federal Home Loan Bank advances	2	313,715	313,646	38,000	38,000
Securities sold under repurchase agreement	2	17,249	17,249	12,659	12,659
Junior subordinated debentures	3	26,926	26,943	24,711	24,150

Note 19—Stock Option Plan

        The Company maintained a nonqualified, share-based, stock option plan adopted prior to recapitalization ("MBG Plan"). There were no options granted or exercised under this plan during the years ended December 31, 2016, and 2015. At the time of the Company's reincorporation into Delaware, the Board of Directors cancelled the MBG Plan and all outstanding options were cancelled.

        In October 2014, the Company adopted the Byline Bancorp, Inc. Equity Incentive Plan ("BYB Plan"). The maximum number of shares available for grants under this Plan is 2,476,122 shares. During 2016 and 2015, the Company granted 212,400 and 1,634,568, respectively. The types of stock options granted were Time Options and Performance Options. The exercise price of each option is equal to the fair value of the stock as of the date of grant. These option awards have vesting periods ranging from 1 to 5 years and have 10-year contractual terms. Stock volatility was computed as the average of the volatilities of peer group companies.

        Time Options are conditional based on completion of service. Performance Options have conditional vesting based on either performance targets or market performance. Certain Performance Options' performance goals will be satisfied (in whole or in part) if the Bank achieves various performance targets such as profitability, asset quality, and conditional based on market performance,

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 19—Stock Option Plan (Continued)

as outlined in the BYB Plan. Each of the performance goals identified are measured for achievement (or failure to achieve) independent of each other.

        The fair values of the stock options were determined using the Black-Scholes-Merton model for Time Options and a Monte Carlo simulation model for Performance Options. The fair values of options under the BYB Plan were determined using the following assumptions as of the grant dates:

	Time Options
	2016	2015
Risk-free interest rate	1.34% - 1.40%	1.68% - 1.85%
Expected term (years)	5.2 - 5.6	5.7 - 6.3
Expected stock price volatility	20.39%	16.18% - 16.55%
Expected dividend yield	0.00%	0.00%
Weighted average grant date fair value	$3.55	$2.25

	Performance Options
	2016	2015
Risk-free interest rate	Implied forward rates	Implied forward rates
Expected term (years)	Variable	Variable
Expected stock price volatility	20.34% - 20.39%	16.18% - 16.55%
Expected dividend yield	0.00%	0.00%
Weighted average grant date fair value	$3.75	$1.65

        The following table discloses the activity in shares subject to options and the weighted average exercise prices, in actual dollars, for the year ended December 31, 2016:

	BYB Plan
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Beginning balance	1,634,568	$11.35	9.5
Granted	212,400	16.25
Expired	—	—
Exercised	(19,498)	11.18
Forfeited	(29,247)	11.18
Ending balance outstanding at December 31	1,798,223	$11.95	9.8
Exercisable at December 31	628,814	$11.55

        During 2016, proceeds from the exercise of stock options were $218,000 and related tax benefit recognized was $40,000. There were no stock options exercised during 2015. The total fair value of stock options vested during the years ended December 31, 2016 and 2015 amounted to $13.0 million and $5.1 million, respectively.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 19—Stock Option Plan (Continued)

        The Company recognizes share-based compensation based on the estimated fair value of the option at the grant date. Forfeitures are estimated based upon industry standards. Share-based compensation expense is included in non-interest expense in the Consolidated Statements of Operations. The following table summarizes share-based compensation expense for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Total share-based compensation	$899	$1,045
Income tax benefit	360	—
Unrecognized compensation expense	1,752	1,983
Weighted-average amortization period remaining	1.8 years	3.8 years

Note 20—Related Party Transactions

        Loans to related parties—Loans that may be made to the Bank's executive officers, as defined in 12 CFR 215 (Regulation O), directors, principal stockholders and their affiliates would be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and would not involve more than normal risk of collectability. As of December 31, 2016 and 2015, there were no loans made to the related parties described above.

        Deposits from related parties—Deposits from related parties were not material as of December 31, 2016 and 2015.

        Other—At December 31, 2016, a short-term receivable of $100,000 was outstanding from a related party for a subscription for the Series B preferred stock subscription and was repaid in January 2017. Refer to Note 25—Stockholders' Equity for additional information regarding the transaction. As of December 31, 2015, there were no receivables outstanding from related parties.

Note 21—Regulatory Capital Requirements

        The Company and the Bank are subject to various regulatory capital requirements administered by their respective banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

        Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Common Equity Tier 1 capital ("CET1"), Tier 1 capital and total capital to risk-weighted assets and of Tier 1 capital to average consolidated assets, as defined in the regulations.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 21—Regulatory Capital Requirements (Continued)

        As of December 31, 2016, the most recent notification from the FDIC categorized the Bank as well-capitalized under the framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The required regulatory capital ratios are set forth in the following tables along with the minimum capital amounts required for the Company and the Bank and well capitalized with respect to the Bank. The Company's and the Bank's actual capital amounts and ratios as of December 31, 2016 and 2015 are also presented.

	2016
	Actual		Minimum Capital Required		Required to be Considered Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets:
Company	$316,314	13.28%	$190,527	8.00%	$238,159	N/A
Bank	325,465	13.61%	191,267	8.00%	239,084	10.00%
Tier 1 capital to risk weighted assets:
Company	$304,324	12.78%	$142,895	6.00%	$190,527	N/A
Bank	313,474	13.11%	143,450	6.00%	191,267	8.00%
Common Equity Tier 1 (CET1) to risk weighted assets:
Company	$266,760	11.20%	$107,171	4.50%	$154,803	N/A
Bank	313,474	13.11%	107,588	4.50%	155,404	6.50%
Tier 1 capital to average assets:
Company	$304,324	10.07%	$120,850	4.00%	$151,062	N/A
Bank	313,474	10.35%	121,169	4.00%	151,461	5.00%

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 21—Regulatory Capital Requirements (Continued)

	2015
	Actual		Minimum Capital Required		Required to be Considered Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets:
Company	$202,578	12.51%	$129,534	8.00%	$161,917	N/A
Bank	192,253	11.87%	129,537	8.00%	161,921	10.00%
Tier 1 capital to risk weighted assets:
Company	$194,364	12.00%	$97,150	6.00%	$129,534	N/A
Bank	184,039	11.37%	97,153	6.00%	129,537	8.00%
Common Equity Tier 1 (CET1) to risk weighted assets:
Company	$144,361	8.92%	$72,863	4.50%	$105,246	N/A
Bank	184,039	11.37%	72,864	4.50%	105,249	6.50%
Tier 1 capital to average assets:
Company	$194,364	7.85%	$99,076	4.00%	$123,845	N/A
Bank	184,039	7.43%	99,077	4.00%	123,846	5.00%

        The Company and the Bank must maintain a capital conservation buffer consisting of additional CET1 capital greater than 2.5% of risk-weighted assets above the required minimum risk-based capital levels in order to avoid limitations on paying dividends, repurchasing shares, and paying discretionary bonuses. The capital conservation buffer requirement began to be phased in on January 1, 2016 when a buffer greater than 0.625% of risk-weighted assets was required. This amount increases each year until the buffer requirement is fully implemented on January 1, 2019. The conservation buffers for the Company and the Bank exceed the fully phased in minimum as of December 31, 2016.

        Provisions of state and federal banking regulations may limit, by statute, the amount of dividends that may be paid to the Company by the Bank without prior approval of the Bank's regulatory agencies. The Company is economically dependent on the cash dividends received from the Bank. These dividends represent the primary cash flow from operating activities used to service obligations. There were no cash dividends received by the Company from the Bank for the year ended December 31, 2016. Cash dividends of $700,000 to pay the junior subordinated debentures were received by the Company from the Bank for the year ended December 31, 2015.

Note 22—Derivative Instruments and Hedging Activities

        During 2016, the Company entered into interest rate swaps that are used to manage differences in the amount, timing, and duration of the Company's known or expected cash receipts and its known or expected cash payments principally related to certain variable rate borrowings. The Company also entered into interest rate swaps with certain qualified borrowers to facilitate the borrowers' risk management strategies and concurrently entered into mirror-image derivatives with a third party counterparty. There were no interest rate swap agreements entered into during 2015.

        The Company recognizes derivative financial instruments at fair value regardless of the purpose or intent for holding the instrument. The Company records derivative assets and derivative liabilities on

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 22—Derivative Instruments and Hedging Activities (Continued)

the Consolidated Statements of Financial Condition within accrued interest receivable and other assets and accrued interest payable and other liabilities, respectively. The following table presents the fair value of the Company's derivative financial instruments and classification on the Consolidated Statements of Financial Condition as of December 31, 2016:

			Derivative Liabilities
	Derivative Assets
				Fair Value
	Classification	Fair Value	Classification
Derivatives designated as hedging instruments
Interest rate swaps designated as cash flow hedges	Other assets	$3,719	Other liabilities	$—
Total derivatives designated as hedging instruments		$3,719		$—
Derivatives not designated as hedging instruments
Other interest rate swaps	Other assets	$598	Other liabilities	$559
Total derivatives not designated as hedging instruments		$598		$559

        Interest rate swaps designated as cash flow hedges—Cash flow hedges of interest payments associated with certain FHLB advances had notional amounts totaling $100.0 million as of December 31, 2016. The aggregate fair value of the swaps is recorded in other assets (liabilities) with changes in fair value recorded in other comprehensive income (loss), net of taxes, to the extent effective. The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings when the hedged FHLB advances affect earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in fair value of the derivative hedging instrument with the changes in fair value of the designated hedged transactions. The Company expects the hedges to remain highly effective during the remaining terms of the swaps and did not recognize any hedge ineffectiveness in current earnings during the year ended December 31, 2016.

        The following table reflects the cash flow hedges as of December 31, 2016:

Effective Date	Maturity Date	Notional Amount	Fair Value as of December 31, 2016
September 20, 2016	September 20, 2021	$25,000	$853
September 20, 2016	September 20, 2021	25,000	895
December 20, 2016	December 20, 2021	25,000	1,111
December 20, 2016	December 20, 2021	25,000	860

		$100,000	$3,719

        Interest expense recorded on these swap transactions totaled $40,000 during 2016 and is reported as a component of interest expense on FHLB advances. At December 31, 2016, the Company estimates $40,000 of the unrealized gain to be reclassified as a reduction of interest expense during the next twelve months.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 22—Derivative Instruments and Hedging Activities (Continued)

        The following table reflects the net gains (losses) recorded in accumulated other comprehensive income (loss) and the Consolidated Statements of Operations relating to the cash flow derivative instruments for the year ended December 31, 2016:

	Amount of Gain Recognized in OCI (Effective Portion)	Amount of Loss Reclassified from OCI to Income as an Increase to Interest Expense	Amount of Gain (Loss) Recognized in Other Non-Interest Income (Ineffective Portion)
Interest rate swaps	$3,724	$(40)	$—

        Other interest rate swaps—During 2016, the Company entered into nine interest rate swap agreements with borrowers and simultaneously entered into an offsetting interest rate derivative transactions with counterparties. The total combined notional amount was $51.2 million with maturities ranged from April 2023 to October 2026. The fair values of the interest rate swap agreements are reflected in other assets and other liabilities with corresponding gains or losses reflected in non-interest income. During the year ended December 31, 2016, transaction fees related to these derivative instruments were $679,000.

        The following table reflects other interest rate swaps as of December 31, 2016:

Notional amounts	$51,213
Derivative assets fair value	598
Derivative liabilities fair value	559
Weighted average pay rates	4.08%
Weighted average receive rates	2.91%
Weighted average maturity	7.9 years

        Credit risk—Derivative instruments are inherently subject to market risk and credit risk. Market risk is associated with changes in interest rates and credit risk relates to the Company's risk of loss when the counterparty to a derivative contract fails to perform according to the terms of the agreement. Market and credit risks are managed and monitored as part of the Company's overall asset-liability management process. The credit risk related to derivatives entered into with certain qualified borrowers is managed through the Company's loan underwriting process. The Company's loan underwriting process also approves the Bank's swap counterparty used to mirror the borrowers' swap. The Company has a bilateral agreement with each swap counterparty that provides that fluctuations in derivative values are to be fully collateralized with either cash or securities. The credit valuation adjustment ("CVA") is a fair value adjustment to the derivative to account for this risk. During the year ended December 31, 2016, the CVA resulted in an increase to non-interest income of $39,000.

        The Company has agreements with its derivative counterparties that contain a cross-default provision under which if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations. The Company also has agreements with certain derivative counterparties that contain a provision where if the Company fails to maintain its status as a well or adequately capitalized institution, then the counterparty could terminate the derivative positions

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 22—Derivative Instruments and Hedging Activities (Continued)

and the Company would be required to settle its obligations under the agreements. As of December 31, 2016, derivatives with counterparties resulted in a net asset position.

        The Company records interest rate derivatives subject to master netting agreements at their gross value and does not offset derivative asset and liabilities on the Consolidated Statements of Financial Condition. The table below summarizes the Company's interest rate derivatives and offsetting positions as of December 31, 2016:

	Derivative Assets Fair Value	Derivative Liabilities Fair Value
Gross amounts recognized	$4,317	$559
Less: Amounts offset in the Consolidated Statements of Financial Condition	—	—
Net amount presented in the Consolidated Statements of Financial Condition	$4,317	$559
Gross amounts not offset in the Consolidated Statements of Financial Condition
Offsetting derivative positions	—	—
Collateral posted	(4,317)	—
Net credit exposure	$—	$559

        As of December 31, 2016, the counterparties posted collateral of $4.8 million, which resulted in excess collateral with the Company. For purposes of this disclosure, the amount of posted collateral by the counterparties is limited to the amount offsetting the derivative asset.

        In February 2017 and March 2017, the Company executed four additional cash flow hedges totaling $100.0 million in notional value with maturity dates in March 2022.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 23—Parent Company Only Condensed Financial Statements

        The following represents the condensed financial statements of Byline Bancorp, Inc., the Parent Company, on a stand-alone basis as of December 31, 2016 and 2015:

Statements of Financial Condition
Parent Company Only
(dollars in thousands)

	2016	2015
Assets
Cash and due from subsidiary bank	$9,965	$97
Investment in banking subsidiary	419,801	212,949
Other assets	2,755	—
Total assets	$432,521	$213,046
Liabilities and stockholders' equity
Revolving line of credit	$20,650	$—
Junior subordinated debentures	26,926	24,711
Accrued expenses and other liabilities	2,287	61
Stockholders' equity	382,658	188,274
Total liabilities and stockholders' equity	$432,521	$213,046

Statements of Operations
Parent Company Only
(dollars in thousands)

	Years ended December 31,
	2016	2015
Other noninterest income	$57	$—
Interest expense	2,460	2,295
Other noninterest expense	381	312
Loss before provision for income taxes and equity in undistributed income (loss) of subsidiary	(2,784)	(2,607)
Provision for income taxes	204	8
Loss before equity in undistributed income (loss) of subsidiary	(2,988)	(2,615)
Equity in undistributed income (loss) of subsidiary	69,717	(12,359)
Net income (loss)	$66,729	$(14,974)

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 23—Parent Company Only Condensed Financial Statements (Continued)

Statements of Cash Flows
Parent Company Only
(dollars in thousands)

	Years ended December 31,
	2016	2015
Cash flows from operating activities
Net income (loss)	$66,729	$(14,974)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Equity in undistributed (income) loss of subsidiary	(69,717)	12,359
Stock-based compensation expense	899	1,045
Exercise of share-based awards	40	—
Accretion of junior subordinated debentures discount	876	944
Changes in other assets and other liabilities	16	(5,546)
Net cash used in operating activities	(1,157)	(6,172)
Cash flows from investing activities
Investments in and advances to subsidiary	(32,019)	—
Net cash paid in acquisition of business	(36,586)	—
Net cash used in investing activities	(68,605)	—
Cash flows from financing activities
Proceeds from revolving line of credit	30,000	—
Repayments of revolving line of credit	(9,350)	—
Proceeds from issuance of common stock, net	49,592	—
Proceeds from issuance of preferred stock	9,388	—
Net cash provided by financing activities	79,630	—
Net change in cash and cash equivalents	9,868	(6,172)
Cash and cash equivalents, beginning of period	97	6,269
Cash and cash equivalents, end of period	$9,965	$97

Note 24—Earnings per Share

        A reconciliation of the numerators and denominators for earnings per common share computations for the years ended December 31, 2016 and 2015 is presented below. Options to purchase 1,634,568 shares of common stock under the BYB Plan were outstanding as of December 31, 2015, but were not included in the computation of diluted earnings per share due to a loss for the period and, therefore, were anti-dilutive.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 24—Earnings per Share (Continued)

        The following represent the calculation of basic and diluted earnings per share:

	Years ended December 31,
	2016	2015
Net income (loss)	$66,729	$(14,974)
Less: Dividends on preferred shares	—	—
Net income (loss) available to common stockholders	$66,729	$(14,974)
Weighted-average common stock outstanding:
Weighted-average common stock outstanding (basic)	20,141,630	17,332,775
Incremental shares(1)(2)	289,153	—
Weighted-average common stock outstanding (dilutive)	20,430,783	17,332,775
Basic earnings per common share	$3.31	$(0.86)
Diluted earnings per common share	$3.27	$(0.86)

(1)
This amount represents outstanding stock options for which the exercise price is less than the average market price of the Company's common stock.

(2)
During 2015, due to a loss for the period, zero incremental shares are included because the effect would be anti-dilutive.

Note 25—Stockholders' Equity

        A summary of the Company's common and preferred stock at December 31, 2016 and 2015 is as follows:

	2016	2015
Series A non-cumulative perpetual preferred stock
Par value	$0.01	$0.01
Shares authorized	15,003	15,003
Shares issued	15,003	15,003
Shares outstanding	15,003	15,003
Series B 7.5% fixed to floating non-cumulative perpetual preferred stock
Par value	$0.01	N/A
Shares authorized	50,000	N/A
Shares issued	9,388	N/A
Subscription receivable	1,050	N/A
Shares outstanding	9,388	N/A
Common stock, voting
Par value	$—	$—
Shares authorized	150,000,000	150,000,000
Shares issued	24,616,706	17,332,775
Shares outstanding	24,616,706	17,332,775

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data)

Note 25—Stockholders' Equity (Continued)

        In connection with the recapitalization, the Company authorized and issued voting common stock and Series A non-voting, non-cumulative perpetual preferred stock with liquidation preference. The Series A preferred stock is redeemable at the Company's option on or after July 1, 2018. Under the terms of the Series A preferred stock certificate of designation, the Company would have to declare and pay a dividend or make a distribution prior to paying a dividend on its common stock, redeeming the Series A, or upon liquidation, in accordance with the terms of the preferred stock, which may reduce the earnings available to common stock holders upon declaration.

        During 2016, the Company authorized and issued Series B 7.50% fixed-to-floating non-voting, non-cumulative perpetual preferred stock with liquidation preference of $1,000 per share, plus the amount of unpaid dividends, if any, which is redeemable at the Company's option on or after March 31, 2022. Holders of either Series A or Series B preferred stock shall not have any rights to convert such stock into shares of any other class of capital stock of the Company.

        On January 30, 2017, the Company issued an additional 1,050 shares of Series B preferred stock, which is reflected as a subscription receivable as of December 31, 2016. On February 7, 2017, the Company declared a full dividend on the Series B preferred stock for the dividend period ending March 31, 2017 and payable on March 31, 2017 to holders of record as of March 16, 2017.

Note 26—Subsequent Events

        On May 19, 2017, the Company issued a press release announcing its intention to pursue an initial public offering of common stock (the "IPO") in 2017. In anticipation of the IPO, the Board of Directors considered the potential benefits afforded by Delaware law to public companies, including greater predictability and enhanced ability to attract and retain qualified independent directors, and determined that it is in the best interests of the Company and its stockholders to reincorporate in Delaware prior to the IPO.

        On June 14, 2017, stockholders of record as of May 22, 2017 voted to approve an Agreement and Plan of Merger between Byline Bancorp, Inc., an Illinois corporation ("Byline Illinois"), and Byline Bancorp, Inc., a wholly owned Delaware subsidiary of the Company, including the amended and restated certificate of incorporation and by-laws of the Company. Each share of Byline Illinois common stock issued and outstanding immediately prior to the effective time of the Merger was converted automatically into the right to receive one fifth (0.20) of a share of common stock of the Company. Fractional shares are to be paid in cash based on the initial public offering price of Byline Bancorp, Inc.'s common stock.

BYLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)
(dollars in thousands)	September 30, 2017	December 31, 2016
Assets
Cash and due from banks	$16,193	$17,735
Interest bearing deposits with other banks	46,043	28,798

Cash and cash equivalents	62,236	46,533
Securities available-for-sale, at fair value	584,684	608,560
Securities held-to-maturity, at amortized cost (fair value September 30, 2017—$122,266, December 31, 2016—$138,082)	121,453	138,846
Restricted stock, at cost	10,628	14,993
Loans held for sale	2,087	23,976
Loans and leases:
Loans and leases	2,216,499	2,148,011
Allowance for loan and lease losses	(15,980)	(10,923)

Net loans and leases	2,200,519	2,137,088
Servicing assets, at fair value	21,669	21,091
Accrued interest receivable	7,183	6,866
Premises and equipment, net	96,334	102,074
Assets held for sale	12,938	14,748
Other real estate owned, net	13,859	16,570
Goodwill	51,975	51,975
Other intangible assets, net	17,522	19,826
Bank-owned life insurance	5,680	6,557
Deferred tax assets, net	60,350	67,760
Due from counterparty	21,084	—
Other assets	15,241	18,367

Total assets	$3,305,442	$3,295,830

Liabilities and stockholders' equity
Liabilities
Non-interest bearing demand deposits	$753,662	$724,457
Interest bearing deposits:
NOW, savings accounts, and money market accounts	1,040,774	989,421
Time deposits	726,493	776,516

Total deposits	2,520,929	2,490,394
Accrued interest payable	1,184	2,427
Line of credit	—	20,650
Federal Home Loan Bank advances	234,559	313,715
Securities sold under agreements to repurchase	30,807	17,249
Junior subordinated debentures issued to capital trusts, net	27,482	26,926
Accrued expenses and other liabilities	30,948	41,811

Total liabilities	2,845,909	2,913,172
Stockholders' equity
Preferred stock	10,438	25,441
Common stock, voting $0.01 par value at September 30, 2017 and no par value at December 31, 2016; 150,000,000 shares authorized at September 30, 2017 and December 31, 2016; 29,305,400 shares issued and outstanding at September 30, 2017 and 24,616,706 issued and outstanding at December 31, 2016	292	—
Additional paid-in capital	391,040	313,552
Retained earnings	62,311	50,933
Accumulated other comprehensive loss, net of tax	(4,548)	(7,268)

Total stockholders' equity	459,533	382,658

Total liabilities and stockholders' equity	$3,305,442	$3,295,830

See accompanying Notes to Unaudited Interim Condensed Consolidated Financial Statements.

BYLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands, except share and per share data)	2017	2016	2017	2016
Interest and dividend income
Interest and fees on loans and leases	$30,933	$19,081	$88,510	$56,334
Interest on taxable securities	3,720	3,312	11,213	10,492
Interest on tax-exempt securities	174	152	458	509
Other interest and dividend income	217	112	666	254

Total interest and dividend income	35,044	22,657	100,847	67,589
Interest expense
Deposits	2,112	1,063	5,518	3,281
Federal Home Loan Bank advances	850	200	2,282	371
Subordinated debentures and other borrowings	670	529	2,286	1,571

Total interest expense	3,632	1,792	10,086	5,223

Net interest income	31,412	20,865	90,761	62,366
Provision for loan and lease losses	3,900	1,683	9,306	5,348

Net interest income after provision for loan and lease losses	27,512	19,182	81,455	57,018
Non-interest income
Fees and service charges on deposits	1,418	1,465	3,985	4,227
Servicing fees	959	—	2,954	—
ATM and interchange fees	1,495	1,470	4,342	4,392
Net gains on sales of securities available-for-sale	—	802	8	3,231
Net gains (losses) on sales of loans	7,499	(60)	24,026	(39)
Fees on mortgage loan sales, net	—	46	2	101
Other non-interest income	547	1,053	2,102	3,350

Total non-interest income	11,918	4,776	37,419	15,262
Non-interest expense
Salaries and employee benefits	16,323	11,266	50,151	34,206
Occupancy expense, net	3,301	3,358	10,525	10,511
Equipment expense	630	516	1,809	1,519
Loan and lease related expenses	891	443	2,569	1,090
Legal, audit and other professional fees	1,608	1,065	4,369	3,785
Data processing	2,399	1,990	7,255	5,760
Net loss recognized on other real estate owned and other related expenses	565	292	136	1,386
Regulatory assessments	326	502	894	1,930
Other intangible assets amortization expense	769	747	2,307	2,242
Advertising and promotions	196	156	803	454
Telecommunications	351	370	1,165	1,284
Other non-interest expense	3,706	1,679	7,182	5,521

Total non-interest expense	31,065	22,384	89,165	69,688

Income before provision for income taxes	8,365	1,574	29,709	2,592
Provision (benefit) for income taxes	(1,390)	9	7,248	(222)

Net income	9,755	1,565	22,461	2,814
Dividends on preferred shares	195	—	11,081	—

Income available to common stockholders	$9,560	$1,565	$11,380	$2,814

Earnings per common share
Basic	$0.33	$0.08	$0.43	$0.15
Diluted	$0.32	$0.08	$0.43	$0.15
Weighted average common shares outstanding for basic earnings per common share	29,246,900	19,497,811	26,194,025	18,838,354
Diluted weighted average common shares outstanding for diluted earnings per common share	29,752,331	19,763,434	26,697,841	19,103,977

See accompanying Notes to Unaudited Interim Condensed Consolidated Financial Statements.

BYLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) AND
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2017	2016	2017	2016
Net income	$9,755	$1,565	$22,461	$2,814
Securities available-for-sale
Unrealized holding gains (losses) arising during the period	1,473	(953)	4,920	12,465
Reclassification adjustments for net gains included in net income	—	(802)	(8)	(3,231)
Tax effect	303	—	(1,587)	—

Net of tax	1,776	(1,755)	3,325	9,234
Cash flow hedges
Unrealized holding gains (losses) arising during the period	17	398	(1,408)	207
Reclassification adjustments for losses included in net income	159	4	426	4
Tax effect	(88)	—	377	—

Net of tax	88	402	(605)	211

Total other comprehensive income (loss)	1,864	(1,353)	2,720	9,445

Comprehensive income	$11,619	$212	$25,181	$12,259

	Gains (Losses) on Cash Flow Hedges	Unrealized Gains (Losses) on Available- for-Sale Securities	Total Accumulated Other Comprehensive Income (Loss)
Balance, January 1, 2016	$—	$(5,707)	$(5,707)
Other comprehensive gain, net of tax	211	9,234	9,445

Balance, September 30, 2016	$211	$3,527	$3,738

Balance, January 1, 2017	$2,233	$(9,501)	$(7,268)
Other comprehensive gain (loss), net of tax	(605)	3,325	2,720

Balance, September 30, 2017	$1,628	$(6,176)	$(4,548)

See accompanying Notes to Unaudited Interim Condensed Consolidated Financial Statements.

BYLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Nine Months Ended September 30, 2017 and 2016

(Unaudited)

	Preferred Stock		Common Stock			Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)
					Additional Paid-In Capital			Total Stockholders' Equity
(dollars in thousands, except share data)	Shares	Amount	Shares	Amount
Balance, January 1, 2016	15,003	$15,003	177,332,775	$—	$194,774	$(15,796)	$(5,707)	$188,274
Net income	—	—	—	—	—	2,814	—	2,814
Other comprehensive income, net of tax	—	—	—	—	—	—	9,445	9,445
Issuance of common stock, net of issuance cost	—	—	3,078,075	—	50,018	—	—	50,018
Share-based compensation expense	—	—	—	—	553	—	—	553

Balance, September 30, 2016	15,003	$15,003	20,410,850	$—	$245,345	$(12,982)	$3,738	$251,104

Balance, January 1, 2017	25,441	$25,441	24,616,706	$—	$313,552	$50,933	$(7,268)	$382,658
Net income	—	—	—	—	—	22,461	—	22,461
Other comprehensive income, net of tax	—	—	—	—	—	—	2,720	2,720
Issuance of common stock in connection with merger	—	—	—	246	(246)	—	—	—
Repurchase of preferred stock	(15,003)	(15,003)	—	—	—	—	—	(15,003)
Issuance of common stock, net of issuance cost	—	—	4,630,194	46	76,783	—	—	76,829
Issuance of common stock in connection with restricted stock awards	—	—	58,900	—	—	—	—	—
Forfeiture of restricted stock awards	—	—	(400)	—	—	—	—	—
Cash dividends declared on preferred stock	—	—	—	—	—	(11,081)	—	(11,081)
Cash paid in lieu of fractional shares	—	—	—	—	—	(2)	—	(2)
Share-based compensation expense	—	—	—	—	951	—	—	951

Balance, September 30, 2017	10,438	$10,438	29,305,400	$292	$391,040	$62,311	$(4,548)	$459,533

See accompanying Notes to Unaudited Interim Condensed Consolidated Financial Statements.

BYLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 2017 and 2016

(Unaudited)

	Nine Months Ended September 30,
(dollars in thousands)	2017	2016
Cash flows from operating activities
Net income	$22,461	$2,814
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan and lease losses	9,306	5,348
Impairment loss on assets held for sale	951	408
Depreciation and amortization of premises and equipment	3,919	3,814
Net amortization of securities	3,544	5,673
Net gains on sales of securities available-for-sale	(8)	(3,231)
Net gains on sales of assets held for sale	(167)	(967)
Net (gains) losses on sales of loans	(24,026)	39
Originations of mortgage loans held for sale	—	(4,045)
Proceeds from mortgage loans sold	151	4,512
Originations of government guaranteed loans	(202,176)	—
Proceeds from government guaranteed loans sold	228,852	—
Accretion of premiums and discounts on acquired loans, net	(24,746)	(24,479)
Net change in servicing assets	(578)	—
Net valuation adjustments on other real estate owned	367	904
Net gains on sales of other real estate owned	(1,538)	(1,134)
Amortization of intangible assets	2,307	2,242
Amortization of time deposit premium	(759)	(66)
Amortization of Federal Home Loan Bank advances premium	(156)	—
Accretion of junior subordinated debentures discount	556	660
Share-based compensation expense	951	553
Deferred tax provision	6,196	—
Increase in cash surrender value of bank owned life insurance	(209)	(184)
Gain on death benefit of bank owned life insurance	(313)	—
Changes in assets and liabilities:
Accrued interest receivable	(345)	(659)
Other assets	530	(436)
Accrued interest payable	(1,243)	(588)
Accrued expenses and other liabilities	(11,382)	(3,497)

Net cash provided by (used in) operating activities	12,445	(12,319)
Cash flows from investing activities
Purchases of securities available-for-sale	(34,814)	(526,084)
Proceeds from maturities and calls of securities available-for-sale	7,672	84,272
Proceeds from paydowns of securities available-for-sale	53,171	81,522
Proceeds from sales of securities available-for-sale	8	507,362
Purchases of securities held-to-maturity	—	(59,436)
Proceeds from maturities and calls of securities held-to-maturity	655	—
Proceeds from paydowns of securities held-to-maturity	15,597	21,881
Purchases of Federal Home Loan Bank stock	(9,855)	(4,642)
Federal Home Loan Bank stock repurchases	14,220	1,000
Proceeds from other loans sold	9,984	—
Net change in loans and leases	(63,502)	(357,862)
Purchases of premises and equipment	(2,253)	(4,515)
Proceeds from sales of premises and equipment	—	88
Proceeds from sales of assets held for sale	4,398	2,126
Proceeds from sales of other real estate owned	9,583	13,945
Proceeds from bank owned life insurance death benefit	1,399	—

Net cash provided by (used in) investing activities	6,263	(240,343)

See accompanying Notes to Unaudited Interim Condensed Consolidated Financial Statements

BYLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Nine Months Ended September 30, 2017 and 2016

(Unaudited)

	Nine Months Ended September 30,
(dollars in thousands)	2017	2016
Cash flows from financing activities
Net increase in deposits	$31,294	$62,285
Proceeds from Federal Home Loan Bank advances	1,993,000	4,967,000
Repayments of Federal Home Loan Bank advances	(2,072,000)	(4,822,000)
Repayments of line of credit	(20,650)	—
Net increase in securities sold under agreements to repurchase	13,558	1,435
Dividends paid on preferred stock	(11,081)	—
Cash paid in lieu of fractional shares	(2)	—
Proceeds from issuance of common stock	76,829	50,018
Proceeds from issuance of preferred stock	1,050	—
Repurchase of preferred stock	(15,003)	—

Net cash provided by (used in) financing activities	(3,005)	258,738

Net increase in cash and cash equivalents	15,703	6,076
Cash and cash equivalents, beginning of period	46,533	44,884

Cash and cash equivalents, end of period	$62,236	$50,960

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$11,689	$5,217

Cash payments (refunds) during the period for taxes	$2,121	$(250)

Supplemental disclosures of non-cash investing and financing activities:
Change in fair value of available-for-sale securities, net of tax	$3,325	$9,234

Change in fair value of cash flow hedges, net of tax	$(605)	$211

Delayed payments of mortgage-backed securities	$389	$447

Transfers of loans to loans held for sale	$10,061	$1,477

Transfers of loans to other real estate owned	$5,701	$3,721

Internally financed sale of other real estate owned	$—	$1,447

Transfers of land and premises to assets held for sale	$3,372	$10,486

Transfers of premises and equipment to other assets	$702	$—

Due from counterparty	$21,084	$—

See accompanying Notes to Unaudited Interim Condensed Consolidated Financial Statements

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 1—Basis of Presentation

        These unaudited interim condensed consolidated financial statements include the accounts of Byline Bancorp, Inc., a Delaware corporation (the "Company," "we," "us," "our"), a bank holding company whose principal activity is the ownership and management of its Illinois state chartered subsidiary bank, Byline Bank (the "Bank"), based in Chicago, Illinois.

        These unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X as promulgated by the Securities and Exchange Commission ("SEC"). In preparing these financial statements, the Company has evaluated events and transactions subsequent to September 30, 2017 for potential recognition or disclosure. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position and results of operations for the periods presented have been included. Certain information in footnote disclosures normally included in financial statements prepared in accordance with GAAP has been condensed or omitted pursuant to the rules and regulations of the SEC and the accounting standards for interim financial statements. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Consolidated Financial Statements for the years ended December 31, 2016 and 2015.

        In accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 855, "Subsequent Events," the Company's management has evaluated subsequent events for potential recognition or disclosure through the date of the issuance of these consolidated financial statements. No subsequent events were identified that would have required a change to the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

        Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications did not result in any changes to previously reported net income or stockholders' equity.

Note 2—Recently Issued Accounting Pronouncements

        The following reflect recent accounting pronouncements that have been adopted or are pending adoption by the Company. As the Company qualifies as an emerging growth company and has elected the extended transition period for complying with new or revised accounting pronouncements, it is not subject to new or revised accounting standards applicable to public companies during the extended transition period. The accounting pronouncements pending adoption below reflect effective dates for the Company as an emerging growth company with the extended transition period.

        Revenue from Contracts with Customers    In May 2014, FASB issued Accounting Standards Update ("ASU") No. 2014-09, deferred by ASU No. 2015-14 and clarifying standards, Revenue from Contracts with Customers, which creates Topic 606 and supersedes Topic 605, Revenue Recognition. The core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In general, the new guidance requires companies to use more judgment and make more estimates than under current guidance, including identifying

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 2—Recently Issued Accounting Pronouncements (Continued)

performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. Under the terms of ASU No. 2015-14 the standard is effective for interim and annual periods beginning after December 15, 2017. Early application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. For financial reporting purposes, the standard allows for either full retrospective adoption, meaning the standard is applied to all of the periods presented, or modified retrospective adoption, meaning the standard is applied only to the most current period presented in the financial statements with the cumulative effect of initially applying the standard recognized at the date of initial application. The Company is currently evaluating the provisions of ASU No. 2014-09 to determine the potential impact the standard will have on the Company's Consolidated Financial Statements. As a financial institution, the Company's largest component of revenue, interest income, is excluded from the scope of this ASU. The Company is currently evaluating which, if any, of its sources of non-interest income will be impacted by this ASU. Assuming the Company remains an emerging growth company, the Company expects to adopt this new guidance on January 1, 2019, with a cumulative effect adjustment to opening retained earnings, if such adjustment is deemed to be significant. In April 2016, FASB issued ASU No. 2016-10, Identifying Performance Obligations and Licensing. The amendments in this ASU do not change the core principle of the guidance in Topic 606. Rather, the amendments in this ASU clarify the following two aspects of Topic 606: (1) identifying performance obligations and (2) licensing implementation guidance, while retaining the related principles for those areas. The amendments in this ASU affect the guidance in ASU 2014-09, discussed above, which is not yet effective. The effective date and transition requirements for the amendments in this ASU are the same as the effective date and transition requirements in Topic 606, Revenues from Contracts with Customers. The Company is evaluating the provisions of this ASU in conjunction with ASU No. 2014-09 to determine the potential impact Topic 606 and its amendments will have on the Company's Consolidated Financial Statements.

        In May 2016, FASB issued ASU No. 2016-12, Narrow-Scope Improvements and Practical Expedients, amending ASC Topic 606, Revenue from Contracts with Customers. The amendments in this ASU do not change the core principle of the guidance in Topic 606. Rather, the amendments in this ASU affect only several narrow aspects of Topic 606. The amendments in this ASU affect the guidance in ASU 2014-09, discussed above, which is not yet effective. The effective date and transition requirements for the amendments in this ASU are the same as the effective date and transition requirements in Topic 606. The Company is evaluating the provisions of this ASU in conjunction with ASU No. 2014-09 to determine the potential impact Topic 606 and its amendments will have on the Company's Consolidated Financial Statements.

        Recognition and Measurement of Financial Assets and Financial Liabilities    In January 2016, FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU require equity securities to be measured at fair value with changes in the fair value recognized through net income. The amendments allow equity investments that do not have readily determinable fair values to be remeasured at fair value under certain circumstances and require enhanced disclosures about those investments. The amendments simplify the impairment assessment of equity investments without readily determinable fair values. The amendments also eliminate the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 2—Recently Issued Accounting Pronouncements (Continued)

The amendments in this ASU require separate presentation in other comprehensive income of the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. This amendment excludes from net income gains or losses that the entity may not realize because those financial liabilities are not usually transferred or settled at their fair values before maturity. The amendments in this ASU require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or in the accompanying notes to the financial statements. The amendments in this ASU are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the provisions of ASU No. 2016-01 to determine the potential impact the new standard will have on the Company's Consolidated Financial Statements. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods beginning January 1, 2019 and is not expected to have a significant impact on the Company's Consolidated Financial Statements.

        Leases (Topic 842)    In February 2016, FASB issued ASU No. 2016-02, Leases. The amendments in this ASU require lessees to recognize the following for all leases (with the exception of short-term) at the commencement date; a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. The amendments in this ASU leave lessor accounting largely unchanged, although certain targeted improvements were made to align lessor accounting with the lessee accounting model. This ASU simplifies the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is evaluating the new guidance and its impact on the Company's Consolidated Statements of Operations and Consolidated Statements of Financial Condition. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2020. The Company expects an increase in assets and liabilities as a result of recognizing additional lease contracts where the Company is lessee.

        Derivatives and Hedging (Topic 815)    In March 2016, FASB issued ASU No. 2016-05, Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships. The amendments in this ASU clarify that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under Topic 815 (Derivatives and Hedging) does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met. The amendments in this ASU are effective for financial statements issued for fiscal years

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 2—Recently Issued Accounting Pronouncements (Continued)

beginning after December 15, 2016, and interim periods within those fiscal years. An entity has an option to apply the amendments in this ASU on either a prospective basis or a modified retrospective basis. Early adoption is permitted, including adoption in an interim period. This ASU became effective for the Company on January 1, 2017 and did not have a material impact on the Company's Consolidated Financial Statements.

        In March 2016, FASB issued ASU No. 2016-06, Contingent Put and Call Options in Debt Instruments. The amendments in this ASU clarify the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. To determine how to account for debt instruments with embedded features, including contingent put and call options, an entity is required to assess whether the embedded derivatives must be bifurcated from the host contract and accounted for separately. Part of this assessment consists of evaluating whether the embedded derivative features are clearly and closely related to the debt host. Under existing guidance, for contingently exercisable options to be considered clearly and closely related to a debt host, they must be indexed only to interest rates or credit risk. ASU 2016-06 addresses inconsistent interpretations of whether an event that triggers an entity's ability to exercise the embedded contingent option must be indexed to interest rates or credit risk for that option to qualify as clearly and closely related. Diversity in practice has developed because the existing four-step decision sequence in ASC 815 focuses only on whether the payoff was indexed to something other than an interest rate or credit risk. As a result, entities have been uncertain whether they should (1) determine whether the embedded features are clearly and closely related to the debt host solely on the basis of the four-step decision sequence or (2) first apply the four-step decision sequence and then also evaluate whether the event triggering the exercisability of the contingent put or call option is indexed only to an interest rate or credit risk. This ASU clarifies that in assessing whether an embedded contingent put or call option is clearly and closely related to the debt host, an entity is required to perform only the four-step decision sequence in ASC 815 as amended by this ASU. The entity does not have to separately assess whether the event that triggers its ability to exercise the contingent option is itself indexed only to interest rates or credit risk. The amendments in this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. This ASU became effective for the Company on January 1, 2017 and did not have a material impact on the Company's Consolidated Financial Statements.

        In August 2017, FASB issued ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities. The amendments in this ASU better align an entity's risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The new authoritative guidance will be effective for reporting periods after January 1, 2019 with early adoption permitted. The Company is evaluating the new guidance and its impact on the Company's Consolidated Statements of Operations and Consolidated Statements of Financial Condition.

        Compensation—Stock Compensation (Topic 718)    In March 2016, FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. FASB issued this ASU as part of its Simplification Initiative. The areas for simplification in this ASU involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Amendments

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(Table dollars in thousands, except share and per share data) (Unaudited)

Note 2—Recently Issued Accounting Pronouncements (Continued)

in this ASU relate to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. Amendments related to the presentation of employee taxes paid on the statement of cash flows when an employer withholds shares to meet the minimum statutory withholding requirement should be applied retrospectively. Amendments in this ASU require recognition of excess tax benefits and tax deficiencies in the income statement and the practical expedient for estimating expected term should be applied prospectively.

        An entity may elect to apply the amendments in this ASU related to the presentation of excess tax benefits on the statement of cash flows using either a prospective transition method or a retrospective transition method. The amendments in this ASU are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. This ASU became effective for the Company on January 1, 2017 and did not have a material impact on the Company's Consolidated Financial Statements.

        In May 2017, the FASB issued ASU 2017-09, Scope of Modification Accounting. The new standard provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This pronouncement is effective for annual reporting periods beginning after December 15, 2017 but early adoption is permitted. The Company is currently evaluating the impact of adopting this guidance.

        Financial Instruments—Credit Losses (Topic 326)    In June 2016, FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments. Current GAAP requires an "incurred loss" methodology for recognizing credit losses that delays recognition until it is probable a loss has been incurred. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendments in this ASU replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The amendments in this ASU require a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. The measurement of expected credit losses will be based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The amendments in this ASU broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. The amendments in this ASU will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2021. The Company is still evaluating the effects this ASU will have on the Company's Consolidated Financial Statements. While the Company has not

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 2—Recently Issued Accounting Pronouncements (Continued)

quantified the impact of this ASU, it does expect changing from the current incurred loss model to an expected loss model will result in an earlier recognition of losses.

        Statement of Cash Flows (Topic 230)    In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. There is diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230 and other Topics. This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. Those eight issues are (1) debt prepayment or debt extinguishment costs, (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, (6) distributions received from equity method investees, (7) beneficial interests in securitization transactions, and (8) separately identifiable cash flows and application of the predominance principle. Current GAAP either is unclear or does not include specific guidance on these eight cash flow classification issues. These amendments provide guidance for each of the eight issues, thereby reducing current and potential future diversity in practice. The amendments in this ASU are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2019. The Company is currently evaluating the provisions of ASU No. 2016-15 to determine the potential impact the new standard will have on the Company's Consolidated Financial Statements.

        In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (230), Restricted Cash. The ASU will require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. The amendment is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption of the update is permitted. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2019. The Company does not expect this ASU to have a material impact on the Company's Consolidated Financial Statements.

        Income Taxes (Topic 740)    In October 2016, the FASB issued ASU No. 2016-16, Income Taxes, Intra-Entity Transfers of Assets Other Than Inventory. The ASU was issued to improve the accounting for income tax consequences of intra-entity transfers of assets other than inventory. Current GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party; this update clarifies that an entity should recognize the income tax consequences of an intra-entity transfer of assets other than inventory when the transfer occurs. The amendment is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption of the update is permitted. Assuming the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 2—Recently Issued Accounting Pronouncements (Continued)

Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2019. The Company does not expect this ASU to have a material impact on the Company's Consolidated Financial Statements.

        Consolidation (Topic 810)    In October 2016, the FASB issued ASU No. 2016-17, Consolidation, Interests Held through Related Parties That Are under Common Control. The ASU was issued to amend the consolidation guidance on how a reporting entity that is the single decision maker of a variable interest entity ("VIE") should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. The primary beneficiary of a VIE is the reporting entity that has a controlling financial interest in a VIE and, therefore, consolidates the VIE. A reporting entity has an indirect interest in a VIE if it has a direct interest in a related party that, in turn, has a direct interest in the VIE. The amendment is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption of the update is permitted. The Company adopted this new authoritative guidance on January 1, 2017 and it did not have an impact on the Company's Consolidated Financial Statements.

        Business Combinations (Topic 805)    In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business. The guidance clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. This guidance is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2019. The Company does not expect a material impact of this ASU on the Company's Consolidated Financial Statements.

        Intangibles—Goodwill and Other (Topic 350)    In January 2017, FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment. The amendments in this ASU are intended to reduce the cost and complexity of the goodwill impairment test by eliminating step two from the impairment test. The amendments modify the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. Under the amendments in this ASU, an entity will perform its annual, or interim, goodwill impairment test by comparing the fair value of the reporting unit with its carrying amount. An impairment charge should be recognized for the amount which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The amendments in this ASU are effective for the Company's annual or any interim goodwill impairment test in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is early adopting these amendments in 2017 and does not expect a material impact on the Company's Consolidated Financial Statements.

        Other Income (Subtopic 610-20)    In February 2017, the FASB issued ASU No. 2017-05, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets. This ASU will clarify the scope of Subtopic 610-20 and add guidance for partial sales of nonfinancial assets. The amendments should be applied either on retrospectively to each period presented or with a modified retrospective approach. The amendment is effective for annual periods beginning after December 15, 2018, and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 2—Recently Issued Accounting Pronouncements (Continued)

interim periods within annual periods beginning after December 15, 2019. The Company is currently evaluating the provisions of ASU No. 2017-05 to determine the potential impact the new standard will have on the Company's Consolidated Financial Statements.

        Nonrefundable Fees and Other Costs (Subtopic 310-20)    In March 2017, FASB issued ASU No. 2017-08, Receivables—Nonrefundable Fees and Other Costs. The amendments in the ASU shorten the amortization period for certain callable debt securities held at a premium at the earliest call date. Under current GAAP, the Company amortizes the premium as an adjustment of yield over the contractual life of the instrument. As a result, upon exercise of a call on a callable debt security held at a premium, the unamortized premium is charged to earnings. The ASU shortens the amortization period for certain callable debt securities held at a premium and requires the premium to be amortized to the earliest call date. However, the amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The amendments are effective for annual periods beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted. The Company is required to apply the amendments on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Assuming the Company remains an emerging growth company, the new authoritative guidance will be effective for reporting periods after January 1, 2020. The Company is currently evaluating the provisions of ASU No. 2017-08 to determine the potential impact the new standard will have on the Company's Consolidated Financial Statements.

Note 3—Acquisition of a Business

        On October 14, 2016, the Company acquired stock of Ridgestone Financial Services, Inc. ("Ridgestone") and its subsidiaries under the terms of a definitive merger agreement ("Agreement") dated June 9, 2016. Ridgestone operated two wholly-owned subsidiaries, Ridgestone Bank and RidgeStone Capital Trust I, and specialized in government guaranteed lending as a participant in the SBA and USDA lending programs. Ridgestone provided financial services through its two full-service banking offices in Brookfield, Wisconsin and Schaumburg, Illinois. In addition, Ridgestone had loan production offices located in Wisconsin (Green Bay and Wausau), Indiana (Indianapolis) and California (Newport Beach).

        Under the terms of the Agreement, each Ridgestone common share was converted into the right to receive, at the election of the stockholder (subject to proration as outlined in the Agreement), either cash or Company common stock, or the combination of both. Total consideration included aggregate cash in the amount of $36.8 million and the issuance of 4,199,791 shares of the Company's common stock valued at $16.25 per common share. The transaction resulted in goodwill of $26.3 million, which is nondeductible for tax purposes, as this acquisition was a nontaxable transaction. Goodwill represents the premium paid over the fair value of the net tangible and intangible assets acquired and reflects related synergies expected from the combined operations. Acquisition advisory expenses related to the Ridgestone acquisition of $1.1 million are reflected in non-interest expense on the Consolidated Statements of Operations for the nine months ended September 30, 2016. Stock issuance costs were not material. There were no contingent assets or liabilities arising from the acquisition.

        The acquisition of Ridgestone was accounted for using the acquisition method of accounting in accordance with ASC Topic 805. Assets acquired, liabilities assumed and consideration exchanged were

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 3—Acquisition of a Business (Continued)

recorded at their respective acquisition date fair values. Determining the fair value of assets and liabilities involves significant judgment regarding methods and assumptions used to calculate estimated fair values. Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available. Fair values are preliminary estimates due to deferred tax assets and deferred tax liabilities.

        The following table presents a summary of the estimates of fair values of assets acquired and liabilities assumed as of the acquisition date:

Assets
Cash and cash equivalents	$25,480
Securities available-for-sale	27,662
Restricted stock	931
Loans held for sale	15,363
Loans	351,820
Servicing assets	20,295
Premises and equipment	2,011
Other real estate owned	1,525
Other intangible assets	486
Bank-owned life insurance	2,352
Other assets	8,228

Total assets acquired	456,153

Liabilities
Deposits	361,370
Federal Home Loan Bank advances	9,773
Junior subordinated debentures	1,339
Accrued expenses and other liabilities	4,958

Total liabilities assumed	377,440

Net assets acquired	$78,713

Consideration paid
Common stock (4,199,791 shares issued at $16.25 per share)	68,247
Cash paid	36,753

Total consideration paid	105,000

Goodwill	$26,287

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 3—Acquisition of a Business (Continued)

        The following table presents the acquired non-impaired loans as of the acquisition date:

Fair value	$312,166
Gross contractual amounts receivable	450,292
Estimate of contractual cash flows not expected to be collected(1)	19,661
Estimate of contractual cash flows expected to be collected	430,631

(1)
Includes interest payments not expected to be collected due to loan prepayments as well as principal and interest payments not expected to be collected due to customer default.

        The discount on the acquired non-impaired loans is being accreted into income over the life of the loans on an effective yield basis.

        The following table provides the pro forma information for the results of operations for the three and nine months ended September 30, 2016, as if the acquisition had occurred on January 1, 2016. The pro forma results combine the historical results of Ridgestone into the Company's Consolidated Statements of Operations, including the impact of certain acquisition accounting adjustments, which includes loan discount accretion, intangible assets amortization, deposit premium accretion and borrowing net discount amortization. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results that would have been obtained had the acquisition actually occurred on January 1, 2016. No assumptions have been applied to the pro forma results of operations regarding possible revenue enhancements, provision for credit losses, expense efficiencies or asset dispositions. The acquisition-related expenses that have been recognized are included in net income in the following table.

	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Total revenues (net interest income and non-interest income)	$44,595	$130,536
Net income (loss)	$6,816	$17,603
Earnings per share—basic	$0.29	$0.76
Earnings per share—diluted	$0.28	$0.76

        The operating results of the Company include the operating results produced by the acquired assets and assumed liabilities of Ridgestone for period from January 1, 2017 through September 30, 2017. Revenues and earnings of the acquired company since the acquisition date have not been disclosed as it is not practicable as Ridgestone was merged into the Company and separate financial information is not readily available.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 4—Securities

        The following tables summarize the amortized cost and fair values of securities available-for-sale and securities held-to-maturity as of the dates shown and the corresponding amounts of gross unrealized gains and losses:

September 30, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
U.S. Treasury Notes	$14,998	$—	$(73)	$14,925
U.S. Government agencies	54,231	—	(1,012)	53,219
Obligations of states, municipalities, and political subdivisions	32,619	129	(213)	32,535
Residential mortgage-backed securities
Agency	329,782	7	(5,749)	324,040
Non-agency	25,429	87	(46)	25,470
Commercial mortgage-backed securities
Agency	72,190	44	(1,477)	70,757
Non-agency	31,838	—	(581)	31,257
Corporate securities	27,093	493	(62)	27,524
Other securities	3,626	1,387	(56)	4,957

Total	$591,806	$2,147	$(9,269)	$584,684

September 30, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity
Obligations of states, municipalities, and political subdivisions	$24,078	$317	$(36)	$24,359
Residential mortgage-backed securities
Agency	56,453	275	(82)	56,646
Non-agency	40,922	364	(25)	41,261

Total	$121,453	$956	$(143)	$122,266

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 4—Securities (Continued)

December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
U.S. Treasury Notes	$14,995	$4	$(79)	$14,920
U.S. Government agencies	60,180	—	(1,323)	58,857
Obligations of states, municipalities, and political subdivisions	16,271	60	(272)	16,059
Residential mortgage-backed securities
Agency	376,800	—	(8,640)	368,160
Non-agency	20,107	—	(174)	19,933
Commercial mortgage-backed securities
Agency	78,954	—	(1,551)	77,403
Non-agency	32,061	—	(1,009)	31,052
Corporate securities	17,065	350	(86)	17,329
Other securities	4,161	742	(56)	4,847

Total	$620,594	$1,156	$(13,190)	$608,560

December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity
Obligations of states, municipalities, and political subdivisions	$24,878	$105	$(229)	$24,754
Residential mortgage-backed securities
Agency	67,692	35	(283)	67,444
Non-agency	46,276	50	(442)	45,884

Total	$138,846	$190	$(954)	$138,082

        The Company did not classify securities as trading during 2016 or during the nine months ended September 30, 2017.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 4—Securities (Continued)

        Gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of September 30, 2017 and December 31, 2016 are summarized as follows:

		Less than 12 Months		12 Months or Longer		Total
September 30, 2017	# of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale
U.S. Treasury Notes	5	$14,925	$(73)	$—	$—	$14,925	$(73)
U.S. Government agencies	9	28,418	(438)	24,801	(574)	53,219	(1,012)
Obligations of states, municipalities and political subdivisions	23	14,431	(122)	2,082	(91)	16,513	(213)
Residential mortgage-backed securities
Agency	40	222,548	(3,356)	93,293	(2,393)	315,841	(5,749)
Non-agency	1	4,789	(46)	—	—	4,789	(46)
Commercial mortgage-backed securities
Agency	7	39,378	(1,108)	19,740	(369)	59,118	(1,477)
Non-agency	5	31,257	(581)	—	—	31,257	(581)
Corporate securities	3	4,959	(62)	—	—	4,959	(62)
Other securities	1	—	—	1,938	(56)	1,938	(56)

Total	94	$360,705	$(5,786)	$141,854	$(3,483)	$502,559	$(9,269)

		Less than 12 Months		12 Months or Longer		Total
September 30, 2017	# of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Held-to-maturity
Obligations of states, municipalities, and political subdivisions	7	$4,855	$(36)	$—	$—	$4,855	$(36)
Residential mortgage-backed securities	1
Agency	9	20,287	(82)	—	—	20,287	(82)
Non-agency	3	4,568	(25)	—	—	4,568	(25)

Total	19	$29,710	$(143)	$—	$—	$29,710	$(143)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 4—Securities (Continued)

		Less than 12 Months		12 Months or Longer		Total
December 31, 2016	# of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale
U.S. Treasury Notes	3	$9,918	$(79)	$—	$—	$9,918	$(79)
U.S. Government agencies	10	58,857	(1,323)	—	—	58,857	(1,323)
Obligations of states, municipalities and political subdivisions	14	7,799	(259)	115	(13)	7,914	(272)
Residential mortgage-backed securities
Agency	41	364,713	(8,483)	3,447	(157)	368,160	(8,640)
Non-agency	2	19,933	(174)	—	—	19,933	(174)
Commercial mortgage-backed securities
Agency	8	70,762	(1,488)	6,641	(63)	77,403	(1,551)
Non-agency	5	31,052	(1,009)	—	—	31,052	(1,009)
Corporate securities	4	5,097	(78)	2,522	(8)	7,619	(86)
Other securities	1	—	—	1,994	(56)	1,994	(56)

Total	88	$568,131	$(12,893)	$14,719	$(297)	$582,850	$(13,190)

		Less than 12 Months		12 Months or Longer		Total
December 31, 2016	# of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Held-to-maturity
Obligations of states, municipalities, and political subdivisions	22	$16,235	$(229)	$—	$—	$16,235	$(229)
Residential mortgage-backed securities
Agency	15	52,156	(283)	—	—	52,156	(283)
Non-agency	5	29,245	(442)	—	—	29,245	(442)

Total	42	$97,636	$(954)	$—	$—	$97,636	$(954)

        Certain securities have fair values less than amortized cost and, therefore, contain unrealized losses. At September 30, 2017, the Company evaluated the securities which had an unrealized loss for other than temporary impairment and determined all declines in value to be temporary. There were 113 investment securities with unrealized losses at September 30, 2017, of which only one had a continuous unrealized loss position for 12 consecutive months or longer that is greater than 5% of amortized cost. The Company anticipates full recovery of amortized cost with respect to these securities by maturity, or sooner, in the event of a more favorable market interest rate environment. The Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell them before recovery of their amortized cost basis, which may be at maturity.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 4—Securities (Continued)

        The proceeds from all sales of securities were available-for-sale, and the associated gains and losses for the three and nine months ended September 30, 2017 and 2016 are listed below:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Proceeds	$—	$107,949	$8	$507,362
Gross gains	—	912	8	3,341
Gross losses	—	(110)	—	(110)

        The amount of net gains reclassified from accumulated other comprehensive income (loss) into earnings for the nine months ended September 30, 2017 and 2016 were $8,000 and $3.2 million, respectively. There were no gains or losses reclassified from accumulated other comprehensive income (loss) into earnings for the three months ended September 30, 2017 and $802,000 for the three months ended September 30, 2016.

        Securities pledged at September 30, 2017 and December 31, 2016 had carrying amounts of $226.0 million and $178.6 million, respectively. At September 30, 2017 and December 31, 2016, of those pledged, the carrying amounts of securities pledged as collateral for public fund deposits were $189.9 million and $93.2 million, respectively and for customer repurchase agreements of $35.9 million and $19.9 million, respectively. There were no securities pledged for advances from the Federal Home Loan Bank at September 30, 2017. At December 31, 2016 the carrying amount of securities pledged for advances from the Federal Home Loan Bank were $58.7 million. Other securities were pledged for derivative positions, letters of credit and for purposes required or permitted by law. At September 30, 2017 and December 31, 2016, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders' equity.

        At September 30, 2017, the amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 4—Securities (Continued)

right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

	Amortized Cost	Fair Value
Available-for-sale
Due in one year or less	$5,289	$5,287
Due from one to five years	70,097	69,824
Due from five to ten years	42,448	42,006
Due after ten years	11,807	11,625
Mortgage-backed securities	459,239	451,524
Other securities with no defined maturity	2,926	4,418

Total	$591,806	$584,684

Held-to-maturity
Due from one to five years	$524	$528
Due from five to ten years	13,735	13,835
Due after ten years	9,819	9,996
Mortgage-backed securities	97,375	97,907

Total	$121,453	$122,266

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 5—Loan and Lease Receivables

        Outstanding loan and lease receivables as of the dates shown were categorized as follows:

	September 30, 2017	December 31, 2016
Commercial real estate	$862,523	$796,950
Residential real estate	582,569	610,699
Construction, land development, and other land	94,639	141,122
Commercial and industrial	503,093	439,476
Installment and other	3,208	2,917
Lease financing receivables	168,924	155,999

Total loans and leases	2,214,956	2,147,163
Net unamortized deferred fees and costs	(1,874)	(2,119)
Initial direct costs	3,417	2,967
Allowance for loan and lease losses	(15,980)	(10,923)

Net loans and leases	$2,200,519	$2,137,088

Lease financing receivables
Net minimum lease payments	$183,035	$168,345
Unguaranteed residual values	1,580	1,787
Unearned income	(15,691)	(14,133)

Total lease financing receivables	168,924	155,999
Initial direct costs	3,417	2,967

Lease financial receivables before allowance for lease losses	$172,341	$158,966

        At September 30, 2017 and December 31, 2016, total loans and leases included the guaranteed amount of U.S. Government guaranteed loans of $51.9 million and $34.8 million, respectively. At September 30, 2017 and December 31, 2016, installment and other loans included overdraft deposits of $483,000 and $1.0 million, respectively, which were reclassified as loans. At September 30, 2017 and December 31, 2016, loans and loans held for sale pledged as security for borrowings were $530.3 million and $507.2 million, respectively. Total loans and leases consist of originated loans and leases, acquired impaired loans and acquired non-impaired loans and leases.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 5—Loan and Lease Receivables (Continued)

        The minimum annual lease payments for lease financing receivables as of September 30, 2017 are summarized as follows:

Minimum Lease Payments
2017	$15,345
2018	62,718
2019	48,463
2020	32,863
2021	17,699
Thereafter	5,947

Total	$183,035

        Originated loans and leases represent originations following a business combination. Acquired impaired loans are loans acquired from a business combination with evidence of credit quality deterioration and are accounted for under ASC Topic 310-30. Acquired non-impaired loans and leases represent loans and leases acquired from a business combination without evidence of credit quality deterioration and are accounted for under ASC Topic 310-20. Leases and revolving loans do not qualify to be accounted for as acquired impaired loans and are accounted for under ASC Topic 310-20. The following tables summarize the balances for each respective loan and lease category as of September 30, 2017 and December 31, 2016:

	Originated	Acquired Impaired	Acquired Non-Impaired	Total
September 30, 2017
Commercial real estate	$463,020	$173,106	$225,759	$861,885
Residential real estate	398,062	152,149	32,451	582,662
Construction, land development, and other land	85,666	5,424	3,214	94,304
Commercial and industrial	390,331	11,433	100,291	502,055
Installment and other	2,726	488	38	3,252
Lease financing receivables	134,193	—	38,148	172,341

Total loans and leases	$1,473,998	$342,600	$399,901	$2,216,499

December 31, 2016
Commercial real estate	$338,752	$207,303	$250,289	$796,344
Residential real estate	394,168	175,717	40,853	610,738
Construction, land development, and other land	119,357	6,979	14,430	140,766
Commercial and industrial	309,097	13,464	115,677	438,238
Installment and other	2,021	574	364	2,959
Lease financing receivables	118,493	—	40,473	158,966

Total loans and leases	$1,281,888	$404,037	$462,086	$2,148,011

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 5—Loan and Lease Receivables (Continued)

        The outstanding balance and carrying amount of all acquired impaired loans are summarized below. The balances do not include an allowance for loan and lease losses of $3.8 million and $1.6 million, at September 30, 2017 and December 31, 2016, respectively.

	September 30, 2017		December 31, 2016
	Outstanding Balance	Carrying Value	Outstanding Balance	Carrying Value
Commercial real estate	$245,182	$173,106	$278,893	$207,303
Residential real estate	215,135	152,149	236,384	175,717
Construction, land development, and other land	13,511	5,424	15,292	6,979
Commercial and industrial	20,255	11,433	23,164	13,464
Installment and other	1,842	488	1,976	574

Total acquired impaired loans	$495,925	$342,600	$555,709	$404,037

        The following table summarizes the changes in accretable yield for acquired impaired loans for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Beginning balance	$37,619	$35,663	$36,868	$43,915
Accretion to interest income	(8,165)	(5,859)	(24,768)	(20,071)
Reclassification from nonaccretable difference	6,901	1,777	24,255	7,737

Ending balance	$36,355	$31,581	$36,355	$31,581

        Acquired non-impaired loans and leases—The unpaid principal balance and carrying value for acquired non-impaired loans and leases at September 30, 2017 and December 31, 2016 were as follows:

	September 30, 2017		December 31, 2016
	Unpaid Principal Balance	Carrying Value	Unpaid Principal Balance	Carrying Value
Commercial real estate	$232,016	$225,759	$259,055	$250,289
Residential real estate	32,984	32,451	41,282	40,853
Construction, land development, and other land	3,277	3,214	14,619	14,430
Commercial and industrial	111,167	100,291	125,806	115,677
Installment and other	352	38	402	364
Lease financing receivables	39,053	38,148	40,205	40,473
Total acquired non-impaired loans and leases	$418,849	$399,901	$481,369	$462,086

Note 6—Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments

        Loans and leases considered for inclusion in the allowance for loan and lease losses include acquired non-impaired loans and leases, those acquired impaired loans with credit deterioration after acquisition, and originated loans and leases. Although all acquired loans and leases are included in the following table, only those with credit deterioration subsequent to acquisition date are actually included in the allowance for loan and lease losses.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 6—Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments (Continued)

        The following tables summarize the balance and activity within the allowance for loan and lease losses, the components of the allowance for loan and lease losses in terms of loans and leases individually and collectively evaluated for impairment, and corresponding loan and lease balances by type for the three and nine months ended September 30, 2017 and 2016 are as follows:

	Commercial Real Estate	Residential Real Estate	Construction, Land Development, and Other Land	Commercial and Industrial	Installment and Other	Lease Financing Receivables	Total
September 30, 2017
Allowance for loan and lease losses Three months ended
Beginning balance	$3,668	$1,835	$327	$5,689	$344	$2,106	$13,969
Provisions	1,577	52	(111)	1,440	13	929	3,900
Charge-offs	(186)	(161)	—	(763)	(327)	(862)	(2,299)
Recoveries	—	—	—	—	—	410	410

Ending balance	$5,059	$1,726	$216	$6,366	$30	$2,583	$15,980

Nine months ended
Beginning balance	$1,945	$2,483	$742	$4,196	$334	$1,223	$10,923
Provisions	3,591	(400)	(526)	3,932	23	2,686	9,306
Charge-offs	(477)	(357)	—	(1,762)	(327)	(2,399)	(5,322)
Recoveries	—	—	—	—	—	1,073	1,073

Ending balance	$5,059	$1,726	$216	$6,366	$30	$2,583	$15,980

Ending balance:
Individually evaluated for impairment	$1,186	$176	$—	$1,585	$2	$—	$2,949
Collectively evaluated for impairment	1,844	1,237	155	3,389	10	2,583	9,218
Loans acquired with deteriorated credit quality	2,029	313	61	1,392	18	—	3,813

Total allowance for loan and lease losses	$5,059	$1,726	$216	$6,366	$30	$2,583	$15,980

Loans and leases ending balance:
Individually evaluated for impairment	$14,928	$1,948	$565	$6,075	$2	$—	$23,518
Collectively evaluated for impairment	673,851	428,565	88,315	484,547	2,762	172,341	1,850,381
Loans acquired with deteriorated credit quality	173,106	152,149	5,424	11,433	488	—	342,600

Total loans and leases	$861,885	$582,662	$94,304	$502,055	$3,252	$172,341	$2,216,499

September 30, 2016
Allowance for loan and lease losses Three Months Ended
Beginning balance	$2,119	$1,303	$489	$1,472	$367	$740	$6,490
Provisions	27	41	66	624	(3)	928	1,683
Charge-offs	(1,078)	25	(95)	(2)	(9)	(671)	(1,830)
Recoveries	—	—	—	—	—	158	158

Ending balance	$1,068	$1,369	$460	$2,094	$355	$1,155	$6,501

Nine months ended
Beginning balance	$2,280	$2,981	$232	$1,403	$357	$379	$7,632
Provisions	3,050	(980)	323	768	8	2,179	5,348
Charge-offs	(4,262)	(632)	(95)	(77)	(10)	(1,934)	(7,010)
Recoveries	—	—	—	—	—	531	531

Ending balance	$1,068	$1,369	$460	$2,094	$355	$1,155	$6,501

Ending balance:
Individually evaluated for impairment	$—	$339	$—	$192	$328	$—	$859
Collectively evaluated for impairment	669	534	413	1,264	1	1,155	4,036
Loans acquired with deteriorated credit quality	399	496	47	638	26	—	1,606

Total allowance for loan and lease losses	$1,068	$1,369	$460	$2,094	$355	$1,155	$6,501

Loans and leases ending balance:
Individually evaluated for impairment	$6,374	$2,553	$—	$192	$328	$—	$9,447
Collectively evaluated for impairment	377,090	438,446	104,369	244,566	1,055	154,557	1,320,083
Loans acquired with deteriorated credit quality	187,359	185,979	7,539	6,512	590	—	387,979

Total loans and leases	$570,823	$626,978	$111,908	$251,270	$1,973	$154,557	$1,717,509

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 6—Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments (Continued)

        The Company increased the allowance for loan and lease losses by $2.0 million and $5.1 million for the three and nine months ended September 30, 2017, respectively. The Company increased the allowance for loan and lease losses by $11,000 for the three months ended September 30, 2016 and decreased the allowance for loan and lease losses by $1.1 million for the nine months ended September 30, 2016. For acquired impaired loans, the Company increased the allowance for loan and lease losses by $559,000 and $2.2 million for the three and nine months ended September 30, 2017, respectively. The Company increased the allowance for loan and lease losses for acquired impaired loans by $8,000 for the three months ended September 30, 2016 and decreased the allowance for loan and lease losses for acquired impaired loans by $1.7 million for the nine months ended September 30, 2016.

        The following tables summarize the recorded investment, unpaid principal balance, and related allowance for loans and leases considered impaired as of September 30, 2017 and December 31, 2016, which excludes acquired impaired loans:

	Recorded Investment	Unpaid Principal Balance	Related Allowance
September 30, 2017
With no related allowance recorded
Commercial real estate	$9,541	$10,149	$—
Residential real estate	1,581	2,589	—
Construction, land development and other land	565	565	—
Commercial and industrial	3,465	3,652	—
With an allowance recorded
Commercial real estate	5,387	5,521	1,186
Residential real estate	367	387	176
Commercial and industrial	2,610	2,934	1,585
Installment and other	2	310	2

Total impaired loans	$23,518	$26,107	$2,949

December 31, 2016
With no related allowance recorded
Commercial real estate	$8,916	$9,502	$—
Residential real estate	804	1,999	—
Commercial and Industrial	521	524	—
With an allowance recorded
Residential real estate	496	528	293
Commercial and industrial	861	869	396
Installment and other	328	361	328

Total impaired loans	$11,926	$13,783	$1,017

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 6—Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments (Continued)

        The following tables summarize the average recorded investment and interest income recognized for loans and leases considered impaired, which excludes acquired impaired loans, for the periods ended as follows:

	Average Recorded Investment	Interest Income Recognized
September 30, 2017
With no related allowance recorded
Commercial real estate	$10,605	$419
Residential real estate	1,698	33
Construction, land development and other land	269	2
Commercial and Industrial	2,391	253
With an allowance recorded
Commercial real estate	1,043	287
Residential real estate	444	4
Construction, land development and other land	19	—
Commercial and industrial	1,673	500
Installment and other	213	11

Total impaired loans	$18,355	$1,509

September 30, 2016
With no related allowance recorded
Commercial real estate	$4,129	$128
Residential real estate	2,479	65
Construction, land development and other land	96	—
Commercial and industrial	12	—
With an allowance recorded
Commercial real estate	2,099	—
Residential real estate	727	7
Construction, land development and other land	156	—
Commercial and industrial	171	2
Installment and other	328	11

Total impaired loans	$8,337	$192

        For purposes of these tables, the unpaid principal balance represents the outstanding contractual balance. Impaired loans include loans that are individually evaluated for impairment as well as troubled debt restructurings for all loan categories. The sum of non-accrual loans and loans past due 90 days still on accrual will differ from the total impaired loan amount.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 6—Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments (Continued)

        The following tables summarize the risk rating categories of the loans and leases considered for inclusion in the allowance for loan and lease losses calculation, excluding acquired impaired loans, as of September 30, 2017 and December 31, 2016:

	Commercial Real Estate	Residential Real Estate	Construction, Land Development, and Other Land	Commercial and Industrial	Installment and Other	Lease Financing Receivables	Total
September 30, 2017
Pass	$617,061	$421,109	$73,781	$400,838	$2,761	$170,410	$1,685,960
Watch	44,273	4,871	11,947	71,752	3	214	133,060
Special Mention	11,958	2,513	2,587	10,104	—	894	28,056
Substandard	15,487	2,020	565	7,928	—	639	26,639
Doubtful	—	—	—	—	—	184	184
Loss	—	—	—	—	—	—	—

Total	$688,779	$430,513	$88,880	$490,622	$2,764	$172,341	$1,873,899

December 31, 2016
Pass	$536,499	$419,880	$129,732	$369,136	$2,052	$157,296	$1,614,595
Watch	38,707	10,885	2,897	52,872	4	324	105,689
Special Mention	5,377	3,116	1,158	1,258	1	512	11,422
Substandard	8,458	1,140	—	1,508	328	739	12,173
Doubtful	—	—	—	—	—	95	95
Loss	—	—	—	—	—	—	—

Total	$589,041	$435,021	$133,787	$424,774	$2,385	$158,966	$1,743,974

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 6—Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments (Continued)

        The following tables summarize contractual delinquency information for acquired non-impaired and originated loans and leases by category at September 30, 2017 and December 31, 2016:

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days and Accruing	Non- accrual	Total Past Due	Current	Total
September 30, 2017
Commercial real estate	$350	$596	$—	$8,672	$9,618	$679,161	$688,779
Residential real estate	—	220	—	1,852	2,072	428,441	430,513
Construction, land development, and other land	—	—	—	565	565	88,315	88,880
Commercial and industrial	2,245	416	—	3,537	6,198	484,424	490,622
Installment and other	2	—	—	—	2	2,762	2,764
Lease financing receivables	995	328	—	495	1,818	170,523	172,341

Total	$3,592	$1,560	$—	$15,121	$20,273	$1,853,626	$1,873,899

December 31, 2016
Commercial real estate	$2,944	$648	$—	$3,935	$7,527	$581,514	$589,041
Residential real estate	243	—	—	1,118	1,361	433,660	435,021
Construction, land development, and other land	1,363	—	—	—	1,363	132,424	133,787
Commercial and industrial	6,066	374	—	958	7,398	417,376	424,774
Installment and other	—	—	—	328	328	2,057	2,385
Lease financing receivables	2,070	390	—	445	2,905	156,061	158,966

Total	$12,686	$1,412	$—	$6,784	$20,882	$1,723,092	$1,743,974

        At September 30, 2017 and December 31, 2016, the Company had a recorded investment in troubled debt restructurings of $2.3 million and $1.2 million, respectively. The restructurings were granted due to borrower financial difficulty and provide for a modification of loan repayment terms. The Company has not allocated any specific allowance for these loans at September 30, 2017 and December 31, 2016. In addition, there were no commitments outstanding on troubled debt restructurings.

        Loans modified as troubled debt restructurings that occurred during the three and nine months ended September 30, 2017 and year ended December 31, 2016 did not result in any charge-offs or permanent reductions of the recorded investments in the loans. There were $867,000 and $2.1 million of loans modified as troubled debt restructurings during the three and nine months ended September 30, 2017. Troubled debt restructurings that subsequently defaulted within twelve months of the restructure date during the year ended December 31, 2016 had a recorded investment of $477,000. No troubled debt restructurings subsequently defaulted within twelve months of the restructure date during the three and nine months ended September 30, 2017.

        At September 30, 2017 and December 31, 2016, the reserve for unfunded commitments was $1.0 million and $760,000, respectively. During the nine months ended September 30, 2017 and 2016, the provisions for unfunded commitments were $272,000 and $56,000, respectively. There were no charge-offs or recoveries related to the reserve for unfunded commitments during the periods.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 7—Servicing Assets

        As part of the Ridgestone acquisition, the Company acquired loan servicing assets. The Company did not hold any servicing assets until the acquisition on October 14, 2016.

        Loans serviced for others are not included in the Consolidated Statements of Financial Condition. The unpaid principal balances of these loans serviced for others were as follows as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Loan portfolios serviced for:
SBA guaranteed loans	$1,001,845	$911,803
USDA guaranteed loans	87,589	106,125
Total	$1,089,434	$1,017,928

        Activity for servicing assets and the related changes in fair value for the nine months ended September 30, 2017 is as follows:

Nine Months Ended September 30, 2017
Beginning balance	$21,091
Additions, net	4,675
Changes in fair value	(4,097)

Ending balance	$21,669

        Loan servicing income totaled $1.0 million and $3.0 million for the three and nine months ended September 30, 2017, respectively.

        The fair value of servicing rights is highly sensitive to changes in underlying assumptions. Changes in prepayment speed assumptions have the most significant impact on the fair value of servicing rights.

        Generally, as interest rates rise on variable rate loans, loan prepayments increase due to an increase in refinance activity, which may result in a decrease in the fair value of servicing assets. Measurement of fair value is limited to the condition existing and the assumptions used as of a particular point in time, and those assumptions may change over time. Refer to Note 16—Fair Value Measurement for further details.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 8—Other Real Estate Owned

        The following table presents the change in other real estate owned ("OREO") for the nine months ended September 30, 2017 and 2016.

	Nine Months Ended September 30,
	2017	2016
Beginning balance	$16,570	$26,715
Net additions to OREO	5,701	3,721
Proceeds from the sales of OREO	(9,583)	(15,392)
Net gains on sales of OREO	1,538	1,134
Valuation adjustments	(367)	(904)

Ending balance	$13,859	$15,274

        The recorded investment in residential mortgage loans secured by residential real estate properties (including purchased credit-impaired loans) for which foreclosure proceedings are in process totaled $2.0 million and $2.7 million at September 30, 2017 and December 31, 2016, respectively.

Note 9—Goodwill, Core Deposit Intangible and Other Intangible Assets

        The following table summarizes the changes in the Company's goodwill and core deposit intangible assets for the nine months ended September 30, 2017 and 2016:

	Nine Months Ended September 30,
	2017		2016
	Goodwill	Core Deposit Intangible	Goodwill	Core Deposit Intangible
Beginning balance	$51,975	$19,776	$25,688	$22,275
Amortization or accretion	—	(2,293)	—	(2,228)

Ending balance	$51,975	$17,483	$25,688	$20,047

Accumulated amortization or accretion	N/A	$12,703	N/A	$9,653
Weighted average remaining amortization or accretion period	N/A	5.8 Years	N/A	6.8 Years

        The Company had other intangible assets of $39,000 and $50,000 as of September 30, 2017 and December 31, 2016, respectively, related to trademark-related transactions.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 9—Goodwill, Core Deposit Intangible and Other Intangible Assets (Continued)

        The following table presents the estimated amortization expense for core deposit intangible and other intangible assets recognized at September 30, 2017:

Estimated Amortization
2017	$767
2018	3,060
2019	3,050
2020	3,027
2021	3,017
Thereafter	4,601
Total	$17,522

Note 10—Income Taxes

        The Company uses an estimated annual effective tax rate method in computing its interim tax provision. This effective tax rate is based on forecasted annual pre-tax income, permanent tax differences and statutory tax rates.

        The effective tax rates for the nine months ended September 30, 2017 and 2016 were 24.4% and (8.6)%, respectively. The Company began to recognize income tax expense in the quarter ended December 31, 2016 after the reversal of $61.9 million of the Company's previously established valuation allowance on its net deferred tax assets.

        Deferred tax assets decreased $7.4 million from $67.8 million at December 31, 2016 to $60.4 million at September 30, 2017. This decrease was primarily due to a reduction in the Company's net operation loss carryforwards being applied to the current year tax liability.

        As part of a budget package passed by the Legislature of the State of Illinois, the corporate income tax rate increased from 5.25% to 7.00% effective July 1, 2017. As a result of the increase in the corporate income tax rate, we recorded a state income tax benefit of $4.6 million due to increased value of our deferred tax asset related to our Illinois net loss deduction.

Note 11—Deposits

        The composition of deposits was as follows as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Non-interest bearing demand deposits	$753,662	$724,457
Interest bearing checking accounts	187,232	173,929
Money market demand accounts	418,006	369,074
Other savings	435,536	446,418
Time deposits (below $100,000)	377,929	392,854
Time deposits ($100,000 and above)	348,564	383,662

Total deposits	$2,520,929	$2,490,394

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 11—Deposits (Continued)

        Time deposits of $100,000 or more included $30.8 million of brokered deposits at December 31, 2016 and none at September 30, 2017. Time deposits in denominations of $250,000 or more at September 30, 2017 and December 31, 2016 were $83.4 million and $117.4 million, respectively.

Note 12—Federal Home Loan Bank Advances

        The following table summarizes the FHLB advances as of September 30, 2017 and December 31, 2016, which include acquisition accounting adjustments of $72,000 and $228,000, respectively, along with weighted average costs and scheduled maturities:

	September 30, 2017	December 31, 2016
Federal Home Loan Bank advances	$234,559	$313,715
Weighted average cost	1.32%	0.73%

Scheduled Maturities
2017	$225,000
2018	9,559

Total	$234,559

        At September 30, 2017, advances had fixed terms with interest rates ranging from 1.24% to 3.22% and maturities ranging from December 2017 to February 2018. The Bank's advances from the FHLB are collateralized by residential real estate loans and securities. At September 30, 2017 and December 31, 2016, the Bank had additional borrowing capacity from the FHLB of $913.0 million and $647.9 million, respectively, subject to the availability of proper collateral. The Bank's maximum borrowing capacity is limited to 35% of total assets.

        FHLB advances assumed from the Ridgestone acquisition of $1.5 million are putable quarterly and are required to be repaid upon the request of the FHLB.

        The Company hedges interest rates on borrowed funds using interest rate swaps through which the Company receives variable amounts and pays fixed amounts. Refer to Note 17—Derivative Instruments and Hedge Activities for additional information.

Note 13—Other Borrowings

        The following is a summary of the Company's other borrowings as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Securities sold under agreements to repurchase	$30,807	$17,249
Line of credit	—	20,650
Total	$30,807	$37,899

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 13—Other Borrowings (Continued)

        Securities sold under agreements to repurchase represent a demand deposit product offered to customers that sweep balances in excess of the FDIC insurance limit into overnight repurchase agreements. The Company pledges securities as collateral for the repurchase agreements. Refer to Note 4—Securities for additional discussion.

        On October 13, 2016, in connection with the Ridgestone acquisition, the Company entered into a $30.0 million credit agreement with The PrivateBank and Trust and Company, now known as CIBC Bank USA ("CIBC"), with a $300,000 commitment fee payable at such time. The line of credit matured on October 12, 2017 and carried an interest rate equal to the Prime Rate. At September 30, 2017 and December 31, 2016, the interest rate was 4.25% and 3.75%, respectively. As of September 30, 2017 and December 31, 2016, the Company was in compliance with all financial covenants set forth in the line of credit agreement. In April 2017, the revolving line of credit was amended to a non-revolving line of credit as long as the outstanding balance exceeds $5.0 million. When the outstanding balance reaches $5.0 million, the line of credit will be converted to a revolving line of credit with credit availability up to $5.0 million until maturity. In July 2017, the Company repaid the outstanding balance, in full, under this line of credit of $16.2 million with proceeds from its initial public offering. On October 12, 2017, the Company amended the credit agreement, which extended the maturity date to October 11, 2018. The amended revolving line of credit bears interest at either the LIBOR Rate plus 250 basis points or the Prime Rate minus 25 basis points, based on the Company's election, which is required to be communicated to CIBC at least three business days prior to the commencement of an interest period. If the Company fails to provide timely notification, the interest rate will be Prime Rate minus 25 basis points.

        The following table presents short-term credit lines available for use, for which the Company did not have an outstanding balance as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Federal Reserve Bank of Chicago discount window line	$135,278	$110,600
Available federal funds lines	40,000	20,000

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 14—Junior Subordinated Debentures

        At September 30, 2017 and December 31, 2016, the Company's junior subordinated debentures by issuance were as follows:

Name of Trust	Aggregate Principal Amount September 30, 2017	Aggregate Principal Amount December 31, 2016	Stated Maturity	Contractual Rate at September 30, 2017	Interest Rate Spread
Metropolitan Statutory Trust 1	$35,000	$35,000	March 17, 2034	4.11%	Three-month LIBOR + 2.79%
RidgeStone Capital Trust I	1,500	1,500	June 30, 2033	5.09%	Five-year LIBOR + 3.50%
Total liability, at par	36,500	36,500
Discount	(9,018)	(9,574)
Total liability, at carrying value	$27,482	$26,926

        In 2004, the Company's predecessor, Metropolitan Bank Group, Inc., issued $35.0 million floating rate junior subordinated debentures to Metropolitan Statutory Trust 1, which was formed for the issuance of trust preferred securities. The debentures bear interest at three-month London Interbank Offered Rate ("LIBOR") plus 2.79% (4.11% and 3.78% at September 30, 2017 and December 31, 2016, respectively). Interest is payable quarterly. The Company has the right to redeem the debentures, in whole or in part, on any interest payment date on or after March 2009. Accrued interest payable was $54,000 and $50,000 as of September 30, 2017 and December 31, 2016, respectively.

        As part of the Ridgestone acquisition, the Company assumed the obligations to RidgeStone Capital Trust I of $1.5 million in principal amount, which was formed for the issuance of trust preferred securities. Refer to Note 3—Acquisition of a Business for additional information. Beginning on June 30, 2008, the interest rate reset to the five-year LIBOR plus 3.50% (5.09% at September 30, 2017 and December 31, 2016), which is in effect until September 30, 2018 and updated every five years. Interest is paid on a quarterly basis. The Company has the right to redeem the debentures, in whole or in part, on any interest payment date on or after June 30, 2008. There was no accrued interest payable as of September 30, 2017 or December 31, 2016.

        The Trusts are not consolidated with the Company. Accordingly, the Company reports the subordinated debentures held by the Trusts as liabilities. The Company owns all of the common securities of each trust. The junior subordinated debentures qualify, and are treated as, Tier 1 regulatory capital of the Company subject to regulatory limitations. The trust preferred securities issued by each trust rank equally with the common securities in right of payment, except that if an event of default under the indenture governing the notes has occurred and is continuing, the preferred securities will rank senior to the common securities in right of payment.

Note 15—Commitments and Contingent Liabilities

        Legal contingencies—In the ordinary course of business, the Company and Bank have various outstanding commitments and contingent liabilities that are not recognized in the accompanying consolidated financial statements. In addition, the Company may be a defendant in certain claims and

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 15—Commitments and Contingent Liabilities (Continued)

legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is currently not expected to have a material adverse effect on the Company's Consolidated Statements of Financial Condition.

        Operating lease commitments—The Company has entered into various operating lease agreements primarily for facilities and land on which banking facilities are located. Certain lease agreements have renewal options at the end of the original lease term and certain lease agreements have escalation clauses in the rent payments.

        The minimum annual rental commitments for operating leases subsequent to September 30, 2017, exclusive of taxes and other charges, are summarized as follows:

Minimum Rental Commitments
2017	$754
2018	2,849
2019	2,506
2020	2,006
2021	1,759
Thereafter	3,025

Total	$12,899

        The Company's rental expenses for the nine months ended September 30, 2017 and 2016 were $3.4 million and $2.7 million, respectively. Rental expenses for the three months ended September 30, 2017 and 2016 were $1.1 million and $950,000, respectively. For the nine months ended September 30, 2017 and 2016, the Company received $526,000 and $551,000, respectively, in sublease income which is included in the Consolidated Statements of Operations as a reduction of occupancy expense. Sublease income for the three months ended September 30, 2017 and 2016 was $166,000 and $187,000, respectively. In addition to the above required lease payments, the Company has contractual obligations related primarily to information technology contracts and other maintenance contracts. The amounts are not material.

        Commitments to extend credit—The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition. The contractual or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

        The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for funded instruments. The Bank does not anticipate any material losses as a result of the commitments and standby letters of credit.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 15—Commitments and Contingent Liabilities (Continued)

        The following table summarizes the contract or notional amount of outstanding loan and lease commitments at September 30, 2017 and December 31, 2016:

	September 30, 2017		December 31, 2016
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit	$46,427	$425,115	$37,731	$332,928
Standby letters of credit	1,050	3,655	1,060	4,135

Total	$47,477	$428,770	$38,791	$337,063

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral is primarily obtained in the form of commercial and residential real estate (including income producing commercial properties).

        Standby letters of credit are conditional commitments issued by the Bank to guarantee to a third-party the performance of a customer. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

        Commitments to make loans are generally made for periods of 90 days or less. The fixed rate loan commitments have interest rates ranging from 3.23% to 19.50% and maturities up to 2020. Variable rate loan commitments have interest rates ranging from 2.45% to 8.25% and maturities up to 2040.

Note 16—Fair Value Measurement

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In addition, the Company has the ability to obtain fair values for markets that are not accessible.

        These types of inputs create the following fair value hierarchy:

          Level 1—Quoted prices in active markets for identical assets or liabilities.

          Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

          Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the asset or liability. Unobservable inputs are used to measure fair

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 16—Fair Value Measurement (Continued)

  value to the extent that observable inputs are not available. The Company's own data used to develop unobservable inputs may be adjusted for market considerations when reasonably available.

        A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to assets and liabilities.

        The Company used the following methods and significant assumptions to estimate fair value for certain assets measured and carried at fair value on a recurring basis:

        Securities available-for-sale—The Company obtains fair value measurements from an independent pricing service. Management reviews the procedures used by the third party, including significant inputs used in the fair value calculations. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things. When market quotes are not readily accessible or available, alternative approaches are utilized, such as matrix or model pricing.

        The Company's methodology for pricing non-rated bonds focuses on three distinct inputs: equivalent rating, yield and other pricing terms. To determine the rating for a given non-rated municipal bond, the Company references a publicly issued bond by the same issuer if available as well as other additional key metrics to support the credit worthiness. Typically, pricing for these types of bonds would require a higher yield than a similar rated bond from the same issuer. A reduction in price is applied to the rating obtained from the comparable bond, as the Company believes if liquidated, a non-rated bond would be valued less than a similar bond with a verifiable rating. The reduction applied by the Company is one notch lower (i.e. a "AA" rating for a comparable bond would be reduced to "AA–" for the Company's valuation). In 2017 and 2016, all of the ratings derived by the Company were "BBB" or better with and without comparable bond proxies. The fair value measurement of municipal bonds is sensitive to the rating input, as a higher rating typically results in an increased valuation. The remaining pricing inputs used in the bond valuation are observable. Based on the rating determined, the Company obtains a corresponding current market yield curve available to market participants. Other terms including coupon, maturity date, redemption price, number of coupon payments per year, and accrual method are obtained from the individual bond term sheets.

        Servicing assets—Fair value is based on a loan-by-loan basis taking into consideration the original term to maturity, the current age of the loan and the remaining term to maturity. The valuation methodology utilized for the servicing assets begins with generating future cash flows for each servicing asset, based on their unique characteristics and market-based assumptions for prepayment speeds. The present value of the future cash flows are then calculated utilizing market-based discount rate assumptions.

        Derivative instruments—Interest rate swaps are valued by a third party, using models that primarily use market observable inputs, such as yield curves, and are validated by comparison with valuations provided by the respective counterparties. Derivative financial instruments are included in other assets and other liabilities in the Consolidated Statements of Financial Condition.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 16—Fair Value Measurement (Continued)

        The following tables summarize the Company's financial assets and liabilities that were measured at fair value on a recurring basis at September 30, 2017 and December 31, 2016:

	Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3
September 30, 2017
Financial assets
Securities available-for-sale
U.S. Treasury Notes	$14,925	$14,925	$—	$—
U.S. Government agencies	53,219	—	53,219	—
Obligations of states, municipalities, and political subdivisions	32,535	—	31,985	550
Mortgage-backed securities; residential
Agency	324,040	—	324,040	—
Non-Agency	25,470	—	25,470	—
Mortgage-backed securities; commercial
Agency	70,757	—	70,757	—
Non-Agency	31,257	—	31,257	—
Corporate securities	27,524	—	27,524	—
Other securities	4,957	1,938	2,480	539
Servicing assets	21,669	—	—	21,669
Derivative assets	3,913	—	3,913	—
Financial liabilities
Derivative liabilities	1,190	—	1,190	—
December 31, 2016
Financial assets
Securities available-for-sale
U.S. Treasury Notes	$14,920	$14,920	$—	$—
U.S. Government agencies	58,857	—	58,857	—
Obligations of states, municipalities, and political subdivisions	16,059	—	15,509	550
Mortgage-backed securities; residential
Agency	368,160	—	368,160	—
Non-Agency	19,933	—	19,933	—
Mortgage-backed securities; commercial
Agency	77,403	—	77,403	—
Non-Agency	31,052	—	31,052	—
Corporate securities	17,329	—	17,329	—
Other securities	4,847	1,938	2,379	530
Servicing assets	21,091	—	—	21,091
Derivative assets	4,317	—	4,317	—
Financial liabilities
Derivative liabilities	559	—	559	—

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 16—Fair Value Measurement (Continued)

        During 2016, the Company acquired the servicing assets and single-issuer trust preferred securities included in other securities categorized as Level 3 of the fair value hierarchy through a business combination.

        In addition, during 2016, the Company purchased privately-issued municipal securities that are categorized as Level 3. These municipal securities are bonds issued for one municipal government entity located in the Chicago metropolitan area and are privately placed, non-rated bonds without Committee on Uniform Security Identification Procedures numbers.

        The Company did not have any transfers between Level 1 and Level 2 of the fair value hierarchy during the nine months ended September 30, 2017 and 2016. The Company's policy for determining transfers between levels occurs at the end of the reporting period when circumstances in the underlying valuation criteria change and result in transfer between levels.

        The following table presents additional information about financial assets measured at fair value on recurring basis for which the Company used significant unobservable inputs (Level 3):

	Nine Months Ended September 30,
	2017	2016	2017	2016
	Investment Securities		Servicing Assets
Balance, beginning of period	$1,080	$—	$21,091	$—
Additions, net	—	—	4,675	—
Amortization	3	—	—	—
Change in unrealized loss	6	—	—	—
Change in fair value	—	—	(4,097)	—
Balance, end of period	$1,089	$—	$21,669	$—

        The following table presents additional information about the unobservable inputs used in the fair value measurements on recurring basis that were categorized within Level 3 of the fair value hierarchy as of September 30, 2017:

Financial Instruments	Valuation Technique	Unobservable Inputs	Range of Inputs	Weighted Average Range	Impact to Valuation from an Increased or Higher Input Value
Obligations of states, municipalities, and political obligations	Discounted cash flow	Probability of default	2.0% - 2.4%	2.2%	Decrease
Single issuer trust preferred	Discounted cash flow	Probability of default	7.5% - 9.9%	8.9%	Decrease
Servicing assets	Discounted cash flow	Prepayment speeds	1.7% - 9.0%	7.6%	Decrease
		Discount rate	9.1% - 16.2%	12.8%	Decrease
		Expected weighted average loan life	0.4 - 11.5 years	6.1 years	Increase

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 16—Fair Value Measurement (Continued)

        The Company used the following methods and significant assumptions to estimate fair value for certain assets measured and carried at fair value on a non-recurring basis:

        Impaired loans (excluding acquired impaired loans)—Impaired loans, other than those existing on the date of a business acquisition, are primarily carried at the fair value of the underlying collateral, less estimated costs to sell, if the loan is collateral dependent. Valuations of impaired loans that are collateral dependent are supported by third party appraisals in accordance with the Bank's credit policy. Impaired loans that are not collateral dependent are not material.

        Assets held for sale—Assets held for sale consist of former branch locations, vacant land, and a house previously purchased for expansion. Assets are considered held for sale when management has approved to sell the assets following a branch closure or other events. The properties are being actively marketed and transferred to assets held for sale based on the lower of carrying value or its fair value, less estimated costs to sell.

        Other real estate owned—Certain assets held within other real estate owned represent real estate or other collateral that has been adjusted to its estimated fair value, less cost to sell, as a result of transferring from the loan portfolio at the time of foreclosure or repossession and based on management's periodic impairment evaluation. From time to time, non-recurring fair value adjustments to other real estate owned are recorded to reflect partial write-downs based on an observable market price or current appraised value of property.

        Adjustments to fair value based on such non-recurring transactions generally result from the application of lower-of-cost-or-market accounting or write-downs of individual assets due to impairment. The following tables summarize the Company's assets that were measured at fair value on

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 16—Fair Value Measurement (Continued)

a non-recurring basis, excluding acquired impaired loans, as of September 30, 2017 and December 31, 2016:

		Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3
September 30, 2017
Non-recurring
Impaired loans (excluding acquired impaired loans)
Commercial real estate	$13,742	$—	$—	$13,742
Residential real estate	1,772	—	—	1,772
Construction, land development, and other land	565	—	—	565
Commercial and industrial	4,490	—	—	4,490
Installment and other	—	—	—	—
Assets held for sale	12,938	—	—	12,938
Other real estate owned	13,859	—	—	13,859
December 31, 2016
Non-recurring
Impaired loans (excluding acquired impaired loans)
Commercial real estate	$8,916	$—	$—	$8,916
Residential real estate	1,007	—	—	1,007
Construction, land development, and other land	—	—	—	—
Commercial and industrial	986	—	—	986
Installment and other	—	—	—	—
Assets held for sale	14,748	—	—	14,748
Other real estate owned	16,570	—	—	16,570

        The following table provides a description of the valuation technique, unobservable inputs and qualitative information about the Company's assets and liabilities classified as Level 3 and measured at fair value on a non-recurring basis as of September 30, 2017:

Financial Instruments	Valuation Technique	Unobservable Inputs	Range of Inputs	Impact to Valuation from an Increased or Higher Input Value
Impaired loans (excluding acquired impaired loans)	Appraisals	Appraisal adjustments, sales costs and other discount adjustments for market conditions	6% - 10%	Decrease
Assets held for sale	List price, contract price	Sales costs and other discount adjustments for market conditions	7%	Decrease
Other real estate owned	Appraisals	Appraisal adjustments, sales costs and other discount adjustments for market conditions	7% - 20%	Decrease

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 16—Fair Value Measurement (Continued)

        The following methods and assumptions were used by the Company in estimating fair values of other assets and liabilities for disclosure purposes:

        Cash and cash equivalents—For these short-term instruments, the carrying amount is a reasonable estimate of fair value. The fair value for time certificates with other banks is based on the market values for comparable investments.

        Securities held-to-maturity—The Company obtains fair value measurements from an independent pricing service. Management reviews the procedures used by the third party, including significant inputs used in the fair value calculations. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things. When market quotes are not readily accessible or available, alternative approaches are utilized, such as matrix or model pricing.

        Restricted stock—The fair value has been determined to approximate cost.

        Loans held for sale—The fair value of loans held for sale are based on quoted market prices, where available, and determined by discounted estimated cash flows using interest rates approximating the Company's current origination rates for similar loans adjusted to reflect the inherent credit risk.

        Loan and lease receivables, net—For certain variable rate loans that reprice frequently and with no significant changes in credit risk, fair value is estimated at carrying value. The fair value of other types of loans is estimated by discounting future cash flows, using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

        Deposit liabilities—The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows, using rates currently offered for deposits of similar remaining maturities.

        Federal Home Loan Bank advances—The fair value of FHLB advances is estimated by discounting the agreements based on maturities using rates currently offered for FHLB advances of similar remaining maturities adjusted for prepayment penalties that would be incurred if the borrowings were paid off on the measurement date.

        Securities sold under agreements to repurchase—The carrying amount approximates fair value due to maturities of less than ninety days.

        Junior subordinated debentures—The fair value of junior subordinated debentures, in the form of trust preferred securities, is determined using rates currently available to the Company for debt with similar terms and remaining maturities.

        Accrued interest receivable and payable—The carrying amount approximates fair value.

        Commitments to extend credit and commercial and standby letters of credit—The fair values of these off-balance sheet commitments to extend credit and commercial and standby letters of credit are not

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 16—Fair Value Measurement (Continued)

considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

        The estimated fair values of financial instruments and levels within the fair value hierarchy are as follows:

	Fair Value Hierarchy Level		September 30, 2017
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	December 31, 2016
Financial assets
Cash and due from banks	1	$16,193	$16,193	$17,735	$17,735
Interest bearing deposits with other banks	2	46,043	46,043	28,798	28,798
Securities held-to-maturity	2	121,453	122,266	138,846	138,082
Other restricted stock	2	10,628	10,628	14,993	14,993
Loans held for sale	3	2,087	2,335	23,976	26,487
Loans and lease receivables, net	3	2,200,519	2,118,769	2,137,088	2,068,157
Accrued interest receivable	3	7,183	7,183	6,866	6,866
Financial liabilities
Non-interest bearing deposits	2	753,662	753,662	724,457	724,457
Interest bearing deposits	2	1,767,267	1,721,537	1,765,937	1,723,941
Accrued interest payable	2	1,184	1,184	2,427	2,427
Line of credit	2	—	—	20,650	20,650
Federal Home Loan Bank advances	2	234,559	234,543	313,715	313,646
Securities sold under repurchase agreement	2	30,807	30,807	17,249	17,249
Junior subordinated debentures	3	27,482	26,779	26,926	26,943

Note 17—Derivative Instruments and Hedge Activities

        The Company recognizes derivative financial instruments at fair value regardless of the purpose or intent for holding the instrument. The Company records derivative assets and derivative liabilities on the Consolidated Statements of Financial Condition within accrued interest receivable and other assets and accrued interest payable and other liabilities, respectively. The following tables present the fair

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 17—Derivative Instruments and Hedge Activities (Continued)

value of the Company's derivative financial instruments and classification on the Consolidated Statements of Financial Condition as of September 30, 2017 and December 31, 2016:

	September 30, 2017			December 31, 2016
		Fair Value			Fair Value
	Notional Amount	Other Assets	Other Liabilities	Notional Amount	Other Assets	Other Liabilities
Derivatives designated as hedging instruments
Interest rate swaps designated as cash flow hedges	$250,000	$3,265	$545	$100,000	$3,719	$—
Derivatives not designated as hedging instruments
Other interest rate swaps	81,712	648	645	51,213	598	559
Total derivatives	$331,712	$3,913	$1,190	$151,213	$4,317	$559

        Interest rate swaps designated as cash flow hedges—Cash flow hedges of interest payments associated with certain FHLB advances had notional amounts totaling $250.0 million as of September 30, 2017. The aggregate fair value of the swaps is recorded in other assets or other liabilities with changes in fair value recorded in other comprehensive income (loss), net of taxes, to the extent effective. The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings when the hedged FHLB advances affect earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in fair value of the derivative hedging instrument with the changes in fair value of the designated hedged transactions. The Company expects the hedges to remain highly effective during the remaining terms of the swaps and did not recognize any hedge ineffectiveness in current earnings during the three or nine months ended September 30, 2017 and 2016.

        Interest expense recorded on these swap transactions totaled $159,000 and $426,000 during the three and nine months ended September 30, 2017, respectively, and is reported as a component of interest expense on FHLB advances. Interest expense recorded on swap transactions totaled $4,000 during the three and nine months ended September 30, 2016. At September 30, 2017, the Company estimates $249,000 of the unrealized gain to be reclassified as an increase to interest expense during the next twelve months.

        The following table reflects the net gains (losses) recorded in accumulated other comprehensive income (loss) and the Consolidated Statements of Operations relating to the cash flow derivative instruments for the nine months ended September 30, 2017.

	Amount of Gain Recognized in OCI (Effective Portion)	Amount of Loss Reclassified from OCI to Income as an Increase to Interest Expense	Amount of Gain (Loss) Recognized in Other Non-Interest Income (Ineffective Portion)
Interest rate swaps	$(1,408)	$(426)	$—

        Other interest rate swaps—The total combined notional amount was $81.7 million with maturities ranged from January 2020 to August 2027. The fair values of the interest rate swap agreements are reflected in other assets and other liabilities with corresponding gains or losses reflected in non-interest income. During the three and nine months ended September 30, 2017, transaction fees related to these derivative instruments were $40,000 and $219,000, respectively. During the three and nine months ended September 30, 2016, transaction fees were $191,000 and $580,000, respectively.

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 17—Derivative Instruments and Hedge Activities (Continued)

        The following table reflects other interest rate swaps as of September 30, 2017:

Notional amounts	$81,712
Derivative assets fair value	648
Derivative liabilities fair value	645
Weighted average pay rates	4.26%
Weighted average receive rates	3.68%
Weighted average maturity	6.1 years

        Credit risk—Derivative instruments are inherently subject to market risk and credit risk. Market risk is associated with changes in interest rates and credit risk relates to the Company's risk of loss when the counterparty to a derivative contract fails to perform according to the terms of the agreement. Market and credit risks are managed and monitored as part of the Company's overall asset-liability management process. The credit risk related to derivatives entered into with certain qualified borrowers is managed through the Company's loan underwriting process. The Company's loan underwriting process also approves the Bank's swap counterparty used to mirror the borrowers' swap. The Company has a bilateral agreement with each swap counterparty that provides that fluctuations in derivative values are to be fully collateralized with either cash or securities. The credit valuation adjustment ("CVA") is a fair value adjustment to the derivative to account for this risk. During the three and nine months ended September 30, 2017, the CVA resulted in a decrease to non-interest income of $6,000 and $36,000, respectively. During the three and nine months ended September 30, 2016, the CVA resulted in a decrease to non-interest income of $14,000 and $51,000, respectively.

        The Company has agreements with its derivative counterparties that contain a cross-default provision under which if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations. The Company also has agreements with certain derivative counterparties that contain a provision where if the Company fails to maintain its status as a well or adequately capitalized institution, then the counterparty could terminate the derivative positions and the Company would be required to settle its obligations resulted in a net asset position.

        The Company records interest rate derivatives subject to master netting agreements at their gross value and does not offset derivative asset and liabilities on the Consolidated Statements of Financial Condition. The table below summarizes the Company's interest rate derivatives and offsetting positions as of September 30, 2017:

	Derivative Assets Fair Value	Derivative Liabilities Fair Value
Gross amounts recognized	$3,913	$1,190
Less: Amounts offset in the Consolidated Statements of Financial Condition	—	—
Net amount presented in the Consolidated Statements of Financial Condition	$3,913	$1,190
Gross amounts not offset in the Consolidated Statements of Financial Condition
Offsetting derivative positions	(677)	(677)
Collateral posted	(2,949)	(502)
Net credit exposure	$287	$11

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 18—Share-Based Compensation

        In June 2017, the Company adopted the 2017 Omnibus Incentive Compensation Plan (the "Omnibus Plan") in connection with our initial public offering ("IPO"). The Omnibus Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights and other equity-based, equity-related or cash-based awards. A total of 1,550,000 shares of our common stock have been reserved and are available for issuance under the Omnibus Plan.

        On July 6, 2017, in conjunction with the completion of the IPO, the Company granted 58,900 restricted shares of the Company's voting common stock, par value of $0.01 per share, to certain key employees, pursuant to the Omnibus Plan. The restricted shares will cliff vest on the third anniversary of the grant date, subject to continued employment. Subsequent to the grant date, 400 restricted shares were forfeited. As of September 30, 2017, there were 1,491,500 shares available for future grants under the Omnibus Plan.

        The following table discloses the changes in restricted shares for the nine months ended September 30, 2017:

	Omnibus Plan
	Number of Shares	Weighted Average Grant Date Fair Value
Beginning balance	—	$—
Granted	58,900	$20.18
Vested	—	$—
Forfeited	(400)	$20.18

Ending balance outstanding at September 30, 2017	58,500	$20.18

        No restricted shares vested during the nine months ended September 30, 2017.

        The Company recognizes share-based compensation based on the estimated fair value of the restricted stock at the grant date. Share-based compensation expense is included in non-interest expense in the Consolidated Statements of Operations. No restricted shares were outstanding in 2016.

        The following table summarizes restricted stock compensation expense for the nine months ended September 30, 2017:

Nine Months Ended September 30, 2017
Total share-based compensation—restricted stock	$94
Income tax benefit	38
Unrecognized compensation expense	1,087
Weighted-average amortization period remaining	2.8 years

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 18—Share-Based Compensation (Continued)

        In October 2017, the Company granted 7,500 restricted shares of the Company's voting common stock, par value $0.01 per share, under the Omnibus Plan. These restricted shares will vest ratably over four years on each anniversary of the grant date, subject to continued employment.

        The Company maintained a nonqualified, share-based, stock option plan adopted prior to recapitalization ("MBG Plan"). There were no options granted or exercised under this plan during the year ended December 31, 2016 or for the nine months ended September 30, 2017. At the time of the Company's reincorporation in Delaware, in June 2017, the Board of Directors cancelled the MBG Plan and all outstanding options were cancelled.

        In October 2014, the Company adopted the Byline Bancorp, Inc. Equity Incentive Plan ("BYB Plan"). The maximum number of shares available for grants under this Plan was 2,476,122 shares. During 2016 and 2015, the Company granted options to purchase 212,400 and 1,634,568 shares, respectively, under this plan. The Company did not grant any stock options during the nine months ended September 30, 2017. In June 2017, the Board of Directors terminated the BYB Plan and no future grants can be made under this plan. Options to purchase a total of 1,798,220 shares remain outstanding under the BYB Plan.

        The types of stock options granted under the BYB Plan were Time Options and Performance Options. The exercise price of each option is equal to the fair value of the stock as of the date of grant. These option awards have vesting periods ranging from 1 to 5 years and have 10-year contractual terms. Stock volatility was computed as the average of the volatilities of peer group companies.

        The vesting of Time Options is conditional based on completion of service. Performance Options have conditional vesting based on either performance targets or market performance. Certain Performance Options' performance goals will be satisfied (in whole or in part) if the Bank achieves various performance targets such as profitability, asset quality, and conditional based on market performance, as outlined in the BYB Plan. Each of the performance goals identified are measured for achievement (or failure to achieve) independent of each other. In October 2017, the Board of Directors determined that the Performance Option goals were satisfied, in whole, and these Performance Options converted to Time Options. As a result of the previous completion of service, 414,894 performance options vested on October 3, 2017.

        The fair values of the stock options were determined using the Black-Scholes-Merton model for Time Options and a Monte Carlo simulation model for Performance Options. The fair values of options under the BYB Plan were determined using the following assumptions as of the grant dates:

	Time Options Grants
	2016	2015
Risk-free interest rate	1.34% - 1.40%	1.68% - 1.85%
Expected term (years)	5.2 - 5.6	5.7 - 6.3
Expected stock price volatility	20.39%	16.18% - 16.55%
Expected dividend yield	0.00%	0.00%
Weighted average grant date fair value	$3.55	$2.25

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 18—Share-Based Compensation (Continued)

	Performance Options Grants
	2016	2015
Risk-free interest rate	Implied forward rates	Implied forward rates
Expected term (years)	Variable	Variable
Expected stock price volatility	20.34% - 20.39%	16.18% - 16.55%
Expected dividend yield	0.00%	0.00%
Weighted average grant date fair value	$3.75	$1.65

        The following table discloses the activity in shares subject to options and the weighted average exercise prices, in actual dollars, for the nine months ended September 30, 2017:

	BYB Plan
	Number of Shares	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Remaining Contractual Term (in Years)
Beginning balance	1,798,220	$11.95	$15,788	9.8
Granted	—
Expired	—
Exercised	—
Forfeited	—
Ending balance outstanding at September 30, 2017	1,798,220	$11.95	$16,545	7.9
Exercisable at September 30, 2017	835,263	$11.31	$8,310	7.7

        There were no stock options exercised during the nine months ended September 30, 2017. The total fair value of stock options vested during the nine months ended September 30, 2017 was $477,000.

        The Company recognizes share-based compensation based on the estimated fair value of the option at the grant date. Forfeitures are estimated based upon industry standards. Share-based compensation expense is included in non-interest expense in the Consolidated Statements of Operations. The following table summarizes stock option compensation expense for the nine months ended September 30, 2017 and 2016:

	Nine Months Ended September 30,
	2017	2016
Total share-based compensation—stock options	$857	$553
Income tax benefit	348	—
Unrecognized compensation expense	1,074	1,431
Weighted-average amortization period remaining	1.2 years	2.0 years

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 19—Earnings per Share

        A reconciliation of the numerators and denominators for earnings per common share computations is presented below. Incremental shares represent outstanding stock options for which the exercise price is less than the average market price of the Company's common stock during the periods presented. Options to purchase 1,798,223 shares of common stock were outstanding as of September 30, 2017 and 2016. There were 58,500 restricted stock awards outstanding at September 30, 2017. There were no restricted stock awards outstanding at September 30, 2016.

        The following represent the calculation of basic and diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$9,755	$1,565	$22,461	$2,814
Less: Dividends on preferred shares	195	—	11,081	—

Net income available to common stockholders	$9,560	$1,565	$11,380	$2,814

Weighted-average common stock outstanding:
Weighted-average common stock outstanding (basic)	29,246,900	19,497,811	26,194,025	18,838,354
Incremental shares	505,431	265,623	503,816	265,623

Weighted-average common stock outstanding (dilutive)	29,752,331	19,763,434	26,697,841	19,103,977

Basic earnings per common share	$0.33	$0.08	$0.43	$0.15
Diluted earnings per common share	$0.32	$0.08	$0.43	$0.15

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 20—Stockholders' Equity

        A summary of the Company's preferred and common stock at September 30, 2017 and December 31, 2016 is as follows:

	September 30, 2017	December 31, 2016
Series A non-cumulative perpetual preferred stock
Par value	$0.01	$0.01
Shares authorized	15,003	15,003
Shares issued	—	15,003
Shares outstanding	—	15,003
Series B 7.5% fixed non-cumulative perpetual preferred stock
Par value	$0.01	$0.01
Shares authorized	50,000	50,000
Shares issued	10,438	9,388
Subscription receivable	—	1,050
Shares outstanding	10,438	9,388
Common stock, voting
Par value	$0.01	$—
Shares authorized	150,000,000	150,000,000
Shares issued	29,305,400	24,616,706
Shares outstanding	29,305,400	24,616,706

        During 2016, the Company authorized and issued Series B 7.50% fixed-to-floating non-voting, noncumulative perpetual preferred stock with a liquidation preference of $1,000 per share, plus the amount of unpaid dividends, if any, which is redeemable at the Company's option on or after March 31, 2022. Holders of either Series A or Series B preferred stock do not have any rights to convert such stock into shares of any other class of capital stock of the Company.

        On January 30, 2017, the Company issued an additional 1,050 shares of Series B preferred stock, which is reflected as a subscription receivable as of December 31, 2016. For the nine months ended September 30, 2017, the Company declared and paid dividends on the Series B preferred stock of $580,000.

        On May 31, 2017, the Company filed a registration statement on Form S-1with the SEC in connection with its initial public offering (the "Registration Statement"), which was subsequently amended on June 19, 2017. The Registration Statement was declared effective by the SEC on June 29, 2017. In connection with the IPO, the Company issued 4,630,194 shares of common stock, par value $0.01 per share, which included 855,000 shares sold pursuant to the underwriters' exercise of their option to purchase additional shares. The securities were sold at a price to the public of $19.00 per share and began trading on the New York Stock Exchange on June 30, 2017. On July 6, 2017, the closing date of the IPO, the Company received net proceeds of $82.7 million.

        On June 14, 2017, the Company's stockholders approved the reincorporation of the Company to a Delaware corporation. Under the terms of the merger agreement, the Company reincorporated from Illinois to Delaware by merging with and into Byline Bancorp, Inc. Delaware ("Byline Delaware"), with

BYLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Table dollars in thousands, except share and per share data) (Unaudited)

Note 20—Stockholders' Equity (Continued)

Byline Delaware surviving (such transaction, the "Merger"). Each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger, was converted automatically into the right to receive one fifth (0.20) of a share of common stock of Byline Delaware. There were no fractional shares issued in connection with the Merger. The reincorporation and share conversion are retrospectively reflected in the consolidated financial statements.

        On June 16, 2017, after obtaining the necessary approval from the Federal Reserve, the Board of Directors of Byline Delaware unanimously approved the repurchase of all of the Company's outstanding Series A preferred stock at a purchase price per share representing a liquidation value of $1,000 per share, equal to the cash value of (i) 89.469 shares of the Company's common stock, multiplied by (ii) the initial public offering price of the common stock of $19.00 per share. On July 14, 2017, the Company completed the repurchase of all of the Series A Preferred Stock for $25.5 million. The $10.5 million excess of the purchase price over the carrying value of the Series A was recorded as a dividend.

INDEPENDENT AUDITOR'S REPORT

Ridgestone Financial Services, Inc.
Acquired by Byline Bancorp, Inc.

Report on the Financial Statements

        We have audited the accompanying consolidated financial statements of Ridgestone Financial Services, Inc., which comprise the consolidated balance sheets as of October 14, 2016 and December 31, 2015, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the period from January 1, 2016 to October 14, 2016 and for the year ended December 31, 2015, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ridgestone Financial Services, Inc. as of October 14, 2016 and December 31, 2015, and the results of its operations and its cash flows for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
March 27, 2017

RIDGESTONE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

As of October 14, 2016 and December 31, 2015

(In thousands of dollars, except per share data)

	October 14, 2016	December 31, 2015
ASSETS
Cash and due from banks	$24,914	$12,465
Federal funds sold	566	634

Cash and cash equivalents	25,480	13,099
Securities available-for-sale	27,214	27,390
Loans held for sale ($8,915 and $2,067 at fair value)	14,716	41,464
Loans carried at fair value and held in portfolio	3,338	4,022
Loans carried at amortized cost and held in portfolio, net of allowance of $8,816 and $8,996	343,966	306,299
Other real estate owned, net	1,710	1,515
Premises and equipment, net	2,526	2,500
Federal Home Loan Bank stock, at cost	854	724
Company-owned life insurance	2,352	2,317
Servicing assets, at fair value	21,499	19,107
Accrued interest receivable and other assets	3,748	4,386

Total assets	$447,403	$422,823

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest bearing	$40,254	$34,133
Interest bearing	318,459	309,438

Total deposits	358,713	343,571
Federal Home Loan Bank advances	9,487	9,487
Borrowings	—	775
Subordinated debentures	1,550	1,550
Accrued interest payable and other liabilities	13,204	13,592

Total liabilities	382,954	368,975
Shareholders' equity
Preferred stock, no par value; 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 10,000,000 shares authorized; 3,393,665 and 3,369,041 shares issued and outstanding	—	—
Additional paid-in capital	31,538	30,826
Accumulated earnings	32,745	23,124
Accumulated other comprehensive income (loss)	166	(102)

Total shareholders' equity	64,449	53,848

Total liabilities and shareholders' equity	$447,403	$422,823

See accompanying notes to the consolidated financial statements.

RIDGESTONE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

	October 14, 2016	December 31, 2015
Interest income
Loans, including fees	$21,645	$23,333
Securities available-for-sale	347	537
Federal funds sold and other	78	55

	22,070	23,925
Interest expense
Deposits	2,521	2,638
Federal Home Loan Bank advances	248	309
Note payable and subordinated debentures	72	112

	2,841	3,059

Net interest income	19,229	20,866
Provision for loan losses	3,632	3,340

Net interest income after provision for loan losses	15,597	17,526
Non-interest income
Net gains on loan sales	29,259	25,923
Loan servicing	2,982	3,337
Service charges and fees	2,024	2,486
Earnings on company-owned life insurance	64	77
Gains on sale of securities available-for-sale	—	99
Gain (loss) on sales of other real estate owned	(34)	201
Other	284	385

	34,579	32,508
Non-interest expense
Salaries and employee benefits	19,220	18,721
Occupancy and equipment	845	1,134
Professional fees	2,727	5,561
Data processing	650	341
Federal deposit insurance	155	234
Other real estate owned	399	320
Collection fees	366	76
Other	4,654	4,230

	29,016	30,617

Income before income taxes	21,160	19,417
Income tax expense	9,008	8,032

Net income	$12,152	$11,385

Earnings per share:
Basic	$3.60	$3.38
Diluted	3.60	3.37

See accompanying notes to the consolidated financial statements.

RIDGESTONE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

	October 14, 2016	December 31, 2015
Net income	$12,152	$11,385
Other comprehensive income:
Unrealized gains on securities:
Unrealized gains on securities, during the period	446	236
Reclassification adjustment for gains included in net income	—	(99)
Tax effect	(178)	(54)

Other comprehensive income	268	83

Comprehensive income	$12,420	$11,468

See accompanying notes to the consolidated financial statements.

RIDGESTONE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

	Common Stock	Additional Paid-In Capital	Accumulated Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance at January 1, 2015	$—	$30,662	$15,950	$(185)	$46,427
Net income	—	—	11,385	—	11,385
Other comprehensive income	—	—	—	83	83
Common stock dividends ($1.25 per share)	—	—	(4,211)	—	(4,211)
Stock awards earned—13,276 shares	—	164	—	—	164

Balance at December 31, 2015	—	30,826	23,124	(102)	53,848
Net income	—	—	12,152	—	12,152
Other comprehensive income	—	—	—	268	268
Common stock dividends ($0.75 per share)	—	—	(2,531)	—	(2,531)
Stock awards earned—24,624 shares	—	712	—	—	712

Balance at October 14, 2016	$—	$31,538	$32,745	$166	$64,449

See accompanying notes to the consolidated financial statements.

RIDGESTONE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

	October 14, 2016	December 31, 2015
Cash flows from operating activities
Net income	$12,152	$11,385
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	3,632	3,340
Gains on sale of securities	—	(99)
Depreciation	224	311
Net amortization of securities	4	14
Earnings on company-owned life insurance, net of expenses	(35)	(43)
Stock awards earned	712	164
Net gains on loan sales	(29,259)	(25,923)
Loans originated for sale	(231,188)	(256,543)
Proceeds from sales of loans held for sale	281,194	255,150
Change in fair value of servicing assets	3,609	4,008
Change in fair value for loans carried at fair value	(161)	(255)
Loss (gain) on sale of other real estate owned	34	(201)
Other real estate owned impairment	46	132
Loss on sale of premises and equipment	—	5
Net change in:
Accrued interest receivable and other assets	460	(250)
Accrued expenses and other liabilities	454	3,729

Net cash from operating activities	41,878	(5,076)
Cash flows from investing activities
Sales of available-for-sale securities	—	5,930
Purchases of available-for-sale securities	—	(3,989)
Proceeds from principal pay downs, calls, and maturities of available-for-sale securities	618	817
Loan originations and payments, net	(41,826)	(24,040)
Purchases of premises and equipment	(250)	(91)
Purchase of FHLB stock	(130)	—
Proceeds from sales of other real estate owned	1,097	3,622

Net cash from investing activities	(40,491)	(17,751)
Cash flows from financing activities
Net change in deposits	15,142	16,218
Repayments on Federal Home Loan Bank advances	—	(5,000)
Federal Home Loan Bank advances	—	5,000
Common stock dividends	(3,373)	(3,369)
Proceeds from/ (payments on) line of credit	(775)	775
Repayments of note payable	—	(900)

Net cash from financing activities	10,994	12,724

Net change in cash and cash equivalents	12,381	(10,103)
Beginning cash and cash equivalents	13,099	23,202

Ending cash and cash equivalents	$25,480	$13,099

Supplemental cash flow information:
Interest paid	$2,616	$2,651
Income tax payments, net	7,762	5,320
Supplemental non-cash flow information:
Transfers from loans to other real estate owned	$1,372	$494
Dividends declared but not paid	—	842

See accompanying notes to the consolidated financial statements.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations and Principles of Consolidation:    The consolidated financial statements include Ridgestone Financial Services,  Inc. ("the Holding Company") and its wholly owned subsidiary, Ridgestone Bank ("the Bank"), collectively referred to herein as "the Company." Intercompany transactions and balances are eliminated in consolidation.

        The Company provides financial services through its offices located in Wisconsin (Brookfield, Green Bay, and Wausau), Illinois (Schaumburg), and Indiana (Indianapolis). The Company also has a loan production office located in Southern California (Newport Beach). Its primary deposit products are checking, savings, and time deposit accounts, and its primary lending products are offered through programs of the Small Business Administration ("SBA") and U.S. Department of Agriculture ("USDA"). Substantially all loans are secured by specific items of collateral including business assets, and commercial real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. However, the customers' ability to repay their loans is dependent on the cash flow of the business entity and general economic conditions.

        On June 9, 2016, the Company entered into a merger agreement with Byline Bancorp, Inc. ("Byline") pursuant to which Ridgestone Financial Services, Inc. would merge into Byline Bancorp, Inc., an Illinois Corporation, and Ridgestone Bank would merge into Byline Bank, an Illinois chartered bank and wholly-owned subsidiary of Byline. The total consideration for the merger was $105 million, with 35% paid in cash and 65% paid in Byline stock. The merger was completed at the close of business on October 14, 2016. The operations of the Company beginning October 15, 2016 are included in the financial reporting of Byline Bancorp, Inc.

        Subsequent Events:    The Company has evaluated subsequent events for recognition and disclosure through March 27, 2017, which is the date the financial statements were available to be issued.

        Use of Estimates:    To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

        Cash Flow:    Cash and cash equivalents include cash, deposits with other financial institutions, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, federal funds purchased and sold, and Company-owned life insurance.

        Securities:    Securities are classified as available-for-sale because they may be sold before maturity, and are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

        Interest income includes amortization and accretion of purchase premiums and discounts. Premiums and discounts on securities are amortized and accreted on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) other-than-temporary impairment related to credit loss, which must be recognized in the statement of income and 2) other-than-temporary impairment related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. The assessment of whether an other-than temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

        Loans Held for Sale:    The Company is a participant in the SBA and the USDA lending programs and originates SBA and USDA loans.

        SBA and USDA loans that management has the intent and ability to sell are designated as held for sale. Loans held for sale are either accounted for at amortized cost or fair value. The Company determines whether to account for SBA and USDA loans at fair value or amortized cost at origination. The SBA and USDA loans accounted for at fair value remain at fair value after the determination. The loans accounted for at amortized cost are carried at the lower of cost or fair value, determined on a loan by loan basis. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

        Gains or losses on held for sale loans are recognized upon completion of the sale and based on the difference between the net sales proceeds, carrying value of sold loan, and fair value of retained loan (if any). The difference between the initial carrying balance of the retained loan and fair value is recorded as a discount to the retained loan, establishing a new carrying balance. The recorded discount is accreted to earnings on a level yield basis. SBA and USDA loans are sold with servicing retained.

        Loans at Fair Value:    The Company elected the fair value option on certain SBA and USDA loans that are held for sale. The election is being made to allow for immediate gain recognition of the anticipated held for sale loan amount. This election also results in the Company's retained portion of the SBA and USDA loans to be recorded at fair value and to remain at fair value. The Company has elected fair value of certain loans to allow for immediate gain recognition in cases where a sale cannot be completed prior to the end of a specific reporting period or where the economics of a sale might be maximized by delaying the sale.

        Loans:    Loans that the Company has the intent and ability to hold are stated at the principal amount outstanding, net of deferred loan fees and the allowance for loan losses. Interest on loans is

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accrued and credited to income over the terms of the respective loans based upon principal balances outstanding.

        Loans originated and held for sale in the secondary market are carried at the lower of cost, net of loan fees collected, or estimated fair value in the aggregate. These loans are sold without recourse. Gains and losses from the sale of loans are determined based upon the net proceeds and the carrying value of the loans sold. Net unrealized losses are recognized in a valuation allowance by charges to income.

        Loan fees related to non-SBA and non-USDA loans, net of direct loan origination costs, are deferred and amortized over the term of the loan as a yield adjustment without anticipating prepayments. Where serious doubt exists as to the collectability of a loan, the accrual of interest is discontinued. Past due status is based on the contractual terms of the loan. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company's policy, typically after 90 days of non-payment.

        Interest income for all classes of loans is discontinued at the time a loan is 90 days past due unless the loan is both well secured and in the process of collection. All interest accrued but not received on loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Allowance for Loan Losses:    The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.

        A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        Construction, commercial, and commercial real estate loans are individually evaluated for impairment. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

        Cash payments on impaired loans representing interest income are reported as such. Other cash payments are recorded as reductions in carrying value.

        A general component of the allowance for loan losses covers non-impaired loans and is based on actual historical loss experience, by portfolio category, adjusted for current factors. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio category. These economic factors include consideration of the following: levels of and trends in delinquencies; trends in growth; national and local economic trends and conditions; trends in collateral values; and effects of changes in credit concentrations.

        The following portfolio categories have been identified: land, construction, commercial real estate, commercial and industrial, SBA and USDA, religious type organization, and consumer and other.

        Management considers the following when assessing the risk in the loan portfolio: Commercial and industrial are dependent on the strength of the industries of the related borrowers and the success of their businesses. Commercial loans are advanced for equipment purchases or to provide working capital or meet other financing needs of the business. These loans may be secured by accounts receivable, inventory, equipment or other business assets. Financial information is obtained from the borrower to evaluate the debt service coverage and ability to repay the loans.

        Commercial real estate, land, and construction loans are dependent on the industries tied to these loans as well as the local commercial real estate market. The loans are secured by the real estate, and appraisals are obtained to support the loan amount. An evaluation of the project's cash flows is performed to evaluate the borrower's ability to repay the loan at the time of origination and periodically updated during the life of the loan.

        Consumer, SBA and USDA, and religious type organization loans are dependent on local economies. Consumer loans are generally secured by consumer assets, but may be unsecured. At the time of origination, the Company evaluates the borrower's repayment ability through a review of debt to income ratios and credit scores.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Servicing Assets:    Servicing assets are recognized separately when they are acquired through sales of loans. When loans are sold, servicing assets are recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

        Sales of SBA and USDA loans are executed on a servicing retained basis. The standard SBA loan sale agreement is structured to provide the Company with a servicing spread paid from a portion of the interest cash flow of the loan. SBA regulations require the Company to retain a portion of the cash flow from the interest payments received for a sold loan. The USDA loan sale agreements are not standardized with respect to servicing.

        The Company has elected the fair value measurement method and measures servicing rights at fair value at each reporting date. The changes in fair value of servicing assets are reported in earnings in the period in which the changes occur, and are included with loan servicing on the statement of operations. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds, default rates, and losses.

        Servicing fee income which is reported on the income statement as loan servicing is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal. Late fees and ancillary fees related to loan servicing are not material.

        Transfers of Financial Assets:    Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

        Other Real Estate Owned:    Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or similar legal agreement. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed and permanent improvements that increase the value of other real estate owned are capitalized.

        Premises and Equipment:    Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Useful lives are estimated to be 7 to 39 years for building and improvements and 3 to 7 years for furniture, fixtures, and equipment

        Federal Home Loan Bank ("FHLB") Stock:    The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

factors, and may invest additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.

        Company-Owned Life Insurance:    The Company owns and is the beneficiary of life insurance policies on former executives. Company-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

        Long-Term Assets:    Premises and equipment are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

        Loan Commitments and Related Financial Instruments:    Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

        Income Taxes:    Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

        A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

        The Company recognizes interest and/or penalties related to income tax matters in other expense. No interest and/or penalties related to tax matters were incurred during the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015. The Company is no longer subject to examination by Federal taxing authorities for years before 2013. The Company is no longer subject to examination by Wisconsin taxing authorities for years before 2012. The Company is subject to examination from other state taxing authorities from 2010-2016.

        Fair Value of Financial Instruments:    Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

        Dividend Restrictions:    Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Holding Company or by the Holding Company to its shareholders.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Comprehensive Income:    Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale which are also recognized as separate component of equity.

        Loss Contingencies:    Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

        In August 2011, the Bank was named as a defendant in two lawsuits in actions by a company which filed for bankruptcy after its two principal officers were discovered to have stolen funds from its customers. The Bank was the depository bank of an omnibus account, which held subscribers' Health Savings Account funds. In this litigation, the bankruptcy trustee sought to recover approximately $15.6 million from the Bank. On July 15, 2015, an order was entered by the bankruptcy court approving a settlement by the Bank of all outstanding claims made against it in connection with the matter. The cases were settled for $4.75 million, of which $750,000 was paid by the Bank's insurer. The net settlement expense of $4.0 million is included in professional fees for the year ended December 31, 2015.

        Earnings Per Share:    Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share show the dilutive effect, if any, of additional common shares issuable from stock awards.

        Operating Segments:    While management monitors revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

        Reclassifications:    Some items in the prior year financial statements were reclassified to conform to the current presentation.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 2—SECURITIES AVAILABLE FOR SALE

        The following table summarizes the amortized cost and fair value of the available-for-sale securities portfolio as of October 14, 2016 and December 31, 2015 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
October 14, 2016
Collateralized mortgage obligations—residential	$2,327	$30	$—	$2,357
Mortgage-backed—residential	480	43	—	523
U.S. government-sponsored entities	23,431	320	—	23,751
Single issuer trust preferred	700	—	(117)	583

	$26,938	$393	$(117)	$27,214

December 31, 2015
Collateralized mortgage obligations—residential	$2,875	$—	$(59)	$2,816
Mortgage-backed—residential	572	49	—	621
U.S. government-sponsored entities	23,413	60	(103)	23,370
Single issuer trust preferred	700	—	(117)	583

	$27,560	$109	$(279)	$27,390

        Collateral mortgage obligations and mortgage-backed securities are issued by government sponsored entities.

        At October 14, 2016 and December 31, 2015, there were no holdings of securities of any one issuer other than U.S. government sponsored entities in any amount greater than 10% of shareholders' equity.

        The following table summarizes securities with unrealized losses at October 14, 2016 and December 31, 2015, aggregated by major security type and length of time in a continuous unrealized loss position:

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
October 14, 2016
Single issuer trust preferred	$—	$—	$583	$(117)	$583	$(117)

Total available-for-sale	$—	$—	$583	$(117)	$583	$(117)

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 2—SECURITIES AVAILABLE FOR SALE (Continued)

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2015
Collateralized mortgage obligations	$2,816	$(59)	$—	$—	$2,816	$(59)
U.S. government-sponsored entities	18,869	(103)	—	—	18,869	(103)
Single issuer trust preferred	—	—	583	(117)	583	(117)

Total available-for-sale	$21,685	$(162)	$583	$(117)	$22,268	$(279)

        The Company owns two single issuer trust preferred securities with total unrealized losses of $117 at October 14, 2016 and December 31, 2015. These securities were issued by two Wisconsin-based bank holding companies. Although the repayment capacity is the obligation of the issuers, the issuers rely substantially on dividends of subsidiary banks. Interest payments on the securities were temporarily deferred for one issuer, but during 2015 this issuer became current on interest payments. The issuers remained current on interest payments through October 14, 2016.

        The issuers have the ability to defer interest payments for five years and if not cured within five years, including all accrued but unpaid interest during the deferral period, the issuers will be in default. The Company has evaluated the issuers' most recent financial statements available including the financial statements of the subsidiary banks and, based on those financial statements and the issuers curing the deferred interest, management believes no credit loss is expected on these securities.

        Unrealized losses on government sponsored entities have not been recognized into income because the issuer bonds are of high credit quality.

        For all securities with unrealized losses, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the securities approach maturity.

        The proceeds from sales of securities and the associated gains and losses are listed below:

	Period Ended	Year Ended
	October 14, 2016	December 31, 2015
Proceeds	$—	$5,930
Gross gains	—	99
Gross losses	—	—

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 2—SECURITIES AVAILABLE FOR SALE (Continued)

        The fair value of debt securities by contractual maturity at October 14, 2016 were as follows. Securities not due at a single maturity date, collateralized mortgage obligations and mortgage-backed securities, are shown separately.

	Amortized Cost	Fair Value
Due less than one year	$2,500	$2,509
Due after one year through five years	20,931	21,242
Due after five years through ten years	—	—
Due after ten years	700	583
Collateralized mortgage obligation and mortgage-backed	2,807	2,880

	$26,938	$27,214

        Securities pledged as collateral for Federal Home Loan Bank advances and other borrowing arrangements at October 14, 2016 and December 31, 2015 had a carrying amount of $26,631 and $15,867.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3—LOANS

        The Company has elected to account for certain loans at fair value. The following presents loan balances for loans accounted for at fair value and for loans accounted for at amortized cost, at October 14, 2016 ("2016") and December 31, 2015 ("2015").

	Fair Value		Amortized Cost		Total
	2016	2015	2016	2015	2016	2015
Land
Raw land for development	$—	$—	$1,158	1,172	$1,158	$1,172
Lots and developed land	—	—	213	350	213	350
Construction	—	—	2,763	1,874	2,763	1,874
Commercial real estate
Owner occupied	—	—	6,647	6,943	6,647	6,943
Non-owner occupied	—	—	9,648	12,449	9,648	12,449
Commercial and industrial	—	—	13,352	13,738	13,352	13,738
SBA and USDA	3,338	4,022	299,350	256,219	302,688	260,241
Religious type organizations	—	—	16,697	18,820	16,697	18,820
Consumer and other	—	—	2,670	3,459	2,670	3,459

Subtotal	3,338	4,022	352,498	315,024	355,836	319,046
Net deferred loan cost	—	—	284	271	284	271
Allowance for loan losses	—	—	(8,816)	(8,996)	(8,816)	(8,996)

Total loans held in portfolio	3,338	4,022	343,966	306,299	347,304	310,321
Loans held for sale	8,915	2,067	5,801	39,397	14,716	41,464

Total Loans	$12,253	$6,089	$349,767	$345,696	$362,020	$351,785

        For loans carried at fair value, the fair value and contractual principal of those loans are as follows:

	October 14, 2016		December 31, 2015
	Fair Value	Contractual Principal	Fair Value	Contractual Principal
SBA and USDA	$3,338	$3,552	$4,022	$4,397
Loans held for sale	8,915	8,006	2,067	1,893

Total loans	$12,253	$11,558	$6,089	$6,290

        The Company originates SBA and USDA loans and a portion of such qualifying loans are guaranteed. These loans are secured by specific items of collateral and include guarantees generally ranging from 75% to 90% of outstanding principal loan balance. From time to time, the Company will sell the guaranteed portion of a loan and will retain the unguaranteed loan balance in its loan portfolio.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3—LOANS (Continued)

        The contractual principal and discounts on unguaranteed SBA and USDA loans, which are included in the total loans were as follows:

	October 14, 2016	December 31, 2015
Commercial	$122,871	$106,832
Commercial real estate	207,426	176,540

Total contractual principal	330,297	283,372
Discount on unguaranteed loans	(27,609)	(23,131)

Net carrying value	$302,688	$260,241

        Activity in the allowance for loan losses was as follows:

	Period Ended October 14, 2016	Year Ended December 31, 2015
Beginning balance	$8,996	$7,363
Provision for loan losses	3,632	3,340
Loans charged off	(4,279)	(2,877)
Recoveries	467	1,170

Ending balance	$8,816	$8,996

        The following table presents the activity in the allowance for loan losses by portfolio category for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015:

Period Ended October 14, 2016	Beginning Balance	Provision (Credits) for Loan Losses	Loans Charged- Off	Recoveries	Ending Balance
Land
Lots and developed land	$—	$—	$—	$—	$—
Construction	21	22	—	—	43
Commercial real estate
Owner occupied	161	288	—	—	449
Non-owner occupied	1,679	(578)	—	172	1,273
Commercial and industrial	77	249	(252)	19	93
SBA and USDA	6,732	2,635	(3,279)	276	6,364
Religious type organizations	265	1,013	(748)	—	530
Consumer and other	61	3	—	—	64

	$8,996	$3,632	$(4,279)	$467	$8,816

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3—LOANS (Continued)

Year Ended December 31, 2015	Beginning Balance	Provision (Credits) for Loan Losses	Loans Charged- Off	Recoveries	Ending Balance
Land
Lots and developed land	$20	$(20)	$—	$—	$—
Construction	145	(124)	—	—	21
Commercial real estate
Owner occupied	345	(184)	—	—	161
Non-owner occupied	1,266	1,024	(668)	57	1,679
Commercial and industrial	544	(478)	—	11	77
SBA and USDA	4,465	3,183	(1,959)	1,043	6,732
Religious type organizations	570	(364)	—	59	265
Consumer and other	8	303	(250)	—	61

	$7,363	$3,340	$(2,877)	$1,170	$8,996

        The following table presents the balance in the allowance for loan losses and the recorded investment (recorded investment includes unpaid principal balance only) in loans carried at amortized cost by portfolio category based on impairment method as of October 14, 2016:

	Allowance for Loan Losses			Loan Balances
	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
October 14, 2016
Land
Raw land for development	$—	$—	$—	$—	$1,158	$1,158
Lots and development land	—	—	—	—	213	213
Construction	—	43	43	—	2,763	2,763
Commercial real estate
Owner occupied	333	116	449	565	6,082	6,647
Non-owner occupied	945	328	1,273	6,014	3,634	9,648
Commercial and industrial	—	93	93	—	13,352	13,352
SBA and USDA	1,896	4,468	6,364	8,928	290,422	299,350
Religious type organizations	237	293	530	7,973	8,724	16,697
Consumer and other	—	64	64	—	2,670	2,670

Total	$3,411	$5,405	$8,816	$23,480	$329,018	$352,498

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3—LOANS (Continued)

        The following table presents the balance in the allowance for loan losses and the recorded investment (recorded investment includes unpaid principal balance only) in loans carried at amortized cost by portfolio category based on impairment method as of December 31, 2015:

	Allowance for Loan Losses			Loan Balances
	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
December 31, 2015
Land
Raw land for development	$—	$—	$—	$1,172	$—	$1,172
Lots and development land	—	—	—	—	350	350
Construction	—	21	21	—	1,874	1,874
Commercial real estate
Owner occupied	—	161	161	—	6,943	6,943
Non-owner occupied	967	712	1,679	5,144	7,305	12,449
Commercial and industrial	—	77	77	—	13,738	13,738
SBA and USDA	2,021	4,711	6,732	13,757	242,462	256,219
Religious type organizations	6	259	265	7,596	11,224	18,820
Consumer and other	—	61	61	585	2,874	3,459

Total	$2,994	$6,002	$8,996	$28,254	$286,770	$315,024

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3—LOANS (Continued)

        The following table presents information related to impaired loans by class of loans as of and for the period from January 1, 2016 to October 14, 2016:

	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment
October 14, 2016
With no related allowance recorded:
Land
Raw land for development	$—	$—	$—
Lots and development land	—	—	—
Construction	—	—	—
Commercial real estate
Owner occupied	—	—	—
Non-owner occupied	1,217	—	767
Commercial and industrial	—	—	—
SBA and USDA	3,364	—	3,333
Religious type organizations	2,484	—	3,252
Consumer and other	—	—	—

	7,065	—	7,352
With an allowance recorded:
Land
Raw land for development	—	—	—
Lots and development land	—	—	—
Construction	—	—	—
Commercial real estate
Owner occupied	565	333	282
Non-owner occupied	4,797	945	4,812
Commercial and industrial	—	—	—
SBA and USDA	5,564	1,896	8,010
Religious type organizations	5,489	237	4,533
Consumer and other	—	—	—

	16,415	3,411	17,637

Total	$23,480	$3,411	$24,989

        Recorded investment approximates the unpaid principal balance.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3—LOANS (Continued)

        The following table presents information related to impaired loans by class of loans as of and for the year ended December 31, 2015:

	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment
December 31, 2015
With no related allowance recorded:
Land
Raw land for development	$1,172	$—	$586
Lots and development land	—	—	173
Construction	—	—	—
Commercial real estate
Owner occupied	—	—	269
Non-owner occupied	317	—	1,797
Commercial and industrial	—	—	—
SBA and USDA	3,301	—	2,228
Religious type organizations	4,020	—	4,804
Consumer and other	585	—	—

	9,395	—	9,857
With an allowance recorded:
Land
Raw land for development	—	—	—
Lots and development land	—	—	—
Construction	—	—	—
Commercial real estate
Owner occupied	—	—	—
Non-owner occupied	4,827	967	3,962
Commercial and industrial	—	—	—
SBA and USDA	10,456	2,021	5,619
Religious type organizations	3,576	6	1,788
Consumer and other	—	—	—

	18,859	2,994	11,369

Total	$28,254	$2,994	$21,226

        Recorded investment approximates the unpaid principal balance.

        For loans carried at fair value, changes in fair value of $161 and $255 were recorded as net gains on loan sales within the consolidated statement of income for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015, respectively. The changes in fair value recognized in income were attributable to changes in interest rates and not to changes in credit quality of the loans carried at fair value. At October 14, 2016 and December 31, 2015, $114 and $94 of loans are carried at fair value and are past due greater than ninety days, on non-accrual status, or considered to be impaired.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3—LOANS (Continued)

        The following is a schedule of activity for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015 for loans carried at fair value:

	Period Ended October 14, 2016		Year Ended December 31, 2015
	Portfolio	Held for Sale	Portfolio	Held for Sale
Beginning balance	$4,022	$2,067	$6,434	$4,333
Originations	—	8,915	—	2,067
Sales	—	(1,894)	—	(4,319)
Repayments	(845)	(173)	(2,667)	(14)
Changes in fair value	161	—	255	—

Ending balance	$3,338	$8,915	$4,022	$2,067

        Information on individually impaired, non-performing, and trouble debt restructured loans were as follows:

	October 14, 2016	December 31, 2015
Period end loans with no allocated allowance for loan losses	$7,065	$9,395
Period end loans with allocated allowance for loan losses	16,415	18,859

Total	$23,480	$28,254

Amount of the allowance for loan losses allocated	$3,411	$2,994
Average of individually impaired loans during period	27,447	21,226
Non-accrual loans	$6,456	$4,957
Loans past due more than ninety days and still accruing	—	—

Total non-performing loans	$6,456	$4,957

Troubled debt restructurings—accrual status	$14,217	$15,031
Troubled debt restructurings—non-accrual status	3,405	1,374

Total troubled debt restructurings	$17,622	$16,405

Allowance allocated to troubled debt restructurings	$240	$1,476
        Interest income recognized during impairment was not material for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015. The Company has not committed additional funds to customers whose loans are classified as troubled debt restructuring.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3—LOANS (Continued)

        The following table presents the aging of the recorded investment in past due loans as of October 14, 2016 by class of loans:

October 14, 2016	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Non-accrual Loans	Loans Not Past Due	Total
Land
Raw land for development	$—	$—	$—	$—	$—	$1,158	$1,158
Lots and development land	—	—	—	—	—	213	213
Construction	—	—	—	—	—	2,763	2,763
Commercial real estate
Owner occupied	—	565	—	565	—	6,082	6,647
Non-owner occupied	2,812	279	—	3,091	50	6,507	9,648
Commercial and industrial	374	175	—	549	439	12,364	13,352
SBA and USDA	5,331	224	—	5,555	5,427	291,706	302,688
Religious type organizations	2,603	—	—	2,603	540	13,554	16,697
Consumer and other	—	—	—	—	—	2,670	2,670

Total	$11,120	$1,243	$—	$12,363	$6,456	$337,017	$355,836

        The following table presents the aging of the recorded investment in past due loans as of December 31, 2015 by class of loans:

December 31, 2015	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Non-accrual Loans	Loans Not Past Due	Total
Land
Raw land for development	$—	$—	$—	$—	$—	$1,172	$1,172
Lots and development land	—	—	—	—	—	350	350
Construction	—	—	—	—	—	1,874	1,874
Commercial real estate
Owner occupied	—	—	—	—	195	6,748	6,943
Non-owner occupied	—	—	—	—	37	12,412	12,449
Commercial and industrial	—	—	—	—	—	13,738	13,738
SBA and USDA	384	388	—	772	4,140	255,329	260,241
Religious type organizations	—	856	—	856	—	17,964	18,820
Consumer and other	—	—	—	—	585	2,874	3,459

Total	$384	$1,244	$—	$1,628	$4,957	$312,461	$319,046

        At October 14, 2016 and December 31, 2015, the Company had $1,001 and $1,017 of non-accrual loans that are less than thirty days past due.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3—LOANS (Continued)

Troubled Debt Restructurings

        Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. As of October 14, 2016 and December 31, 2015, the Company had $17,622 and $16,405 in loans classified as troubled debt restructurings. The Company has allocated $240 and $1,476 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of October 14, 2016 and December 31, 2015. The Company has not committed to lend any additional amounts as of October 14, 2016 and December 31, 2015 to customers with outstanding loans that are classified as troubled debt restructurings.

        During the period from January 1, to October 14, 2016 and the year ending December 31, 2015, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; a deferral of principal and interest.

        Modifications involving a reduction of the stated interest rate of the loan were for periods ranging from three months to five years. Modifications involving an extension of the maturity date were for periods ranging from three months to five years. Payment deferrals were for period ranging from three to seven months.

        The following table presents loans by class modified as troubled debt restructurings that occurred during the period from January 1, 2016 to October 14, 2016:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
SBA and USDA	13	$2,979	$2,979
Religious type organizations	4	1,011	1,011

	17	$3,990	$3,990

        The troubled debt restructurings described above resulted in $281 of additions to the allowance for loan losses and $125 of charge offs during the period from January 1, 2016 to October 14, 2016.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3—LOANS (Continued)

        The following table presents loans by class modified as troubled debt restructurings that occurred during the year ending December 31, 2015:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Lots and development land	1	$1,664	$1,664
Commercial real estate
Owner occupied	1	177	177
Non-owner occupied	3	2,200	2,200
SBA and USDA	6	1,826	1,826
Religious type organizations	2	2,291	2,291

	13	$8,158	$8,158

        The troubled debt restructurings described above resulted in $679 of additions to the allowance for loan losses and no charge offs during the year ending December 31, 2015.

        The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the period from January 1, 2016 to October 14, 2016:

Troubled Debt Restructurings That Subsequently Defaulted:	Number of Loans	Recorded Investment
Religious type organizations	2	$476
SBA and USDA	3	736

	5	$1,212

        The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ending December 31, 2015:

Troubled Debt Restructurings That Subsequently Defaulted:	Number of Loans	Recorded Investment
Commercial real estate
Non-owner occupied	1	$933
SBA and USDA	3	838

	4	$1,771

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3—LOANS (Continued)

Credit Quality Indicators:

        The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes non-homogeneous loans, such as construction, commercial and commercial real estate loans. This analysis is performed annually on a loan-by-loan basis. The risk category of homogeneous loans is evaluated when a loan becomes delinquent. The Company uses the following definitions for classified risk rating:

    Substandard.    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

    Doubtful.    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. As of October 14, 2016 and December 31, 2015, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Classified	Total
October 14, 2016
Construction	$2,763	$—	$2,763
Commercial real estate	12,228	4,067	16,295
Commercial	323,789	10,319	334,108

Total	$338,780	$14,386	$353,166

	Pass	Classified	Total
December 31, 2015
Construction	$1,874	$—	$1,329
Commercial real estate	17,837	1,555	19,392
Commercial	279,809	14,152	293,961

Total	$299,880	$15,707	$315,587

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 4—OTHER REAL ESTATE OWNED

        Changes in the other real estate owned are as follows:

	2016	2015
Balance, beginning of year	$1,515	$4,574
Transfer of loans	1,372	494
Impairment recognized	(46)	(132)
Net proceeds from sales	(1,097)	(3,622)
Net (loss) gain on sales	(34)	201

Balance, ending	$1,710	$1,515

        Expenses, excluding write-downs and net loss on sales relating to other real estate owned, for the period from January 1, 2016 to October 14, 2016 and for the year ended December 31, 2015 were $399 and $320, respectively.

NOTE 5—PREMISES AND EQUIPMENT

  Year-end premises and equipment were as follows:

	2016	2015
Land	$418	$418
Buildings and improvements	2,087	2,005
Furniture, fixtures, and equipment	2,332	2,164

	4,837	4,587
Accumulated depreciation	(2,311)	(2,087)

Premises and equipment, net	$2,526	$2,500

        The Company leases certain branch properties under operating leases. Rent expense was $273 and $399 for the period from January 1, 2016 to October 14, 2016 and during the year ended December 31, 2015, respectively. Rent commitments at October 14, 2016, before considering renewal options that generally are present, were as follows:

2017	$350
2018	317
2019	98
2020	—
2021	—

Total	$765

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 6—SERVICING ASSETS

        Loans serviced for others are not included in the accompanying consolidated balance sheet. The principal balances of these loans were as follows:

	October 14, 2016	December 31, 2015
Loan portfolios serviced for:
SBA	$873,150	$700,231
USDA	87,878	107,724

	$961,028	$807,955

        Activity for servicing assets and the related changes in fair value are as follows:

	Period Ended October 14, 2016	Year Ended December 31, 2015
Servicing assets:
Beginning of year fair value	$19,107	$17,587
Additions	6,001	5,528
Changes in fair value	(3,609)	(4,008)

End of year fair value	$21,499	$19,107

        Components of loan servicing income are as follows:

	Period Ended October 14, 2016	Year Ended December 31, 2015
Servicing fee income	$6,591	$7,345
Changes in fair value	(3,609)	(4,008)

	$2,982	$3,337

        The fair value of servicing rights at October 14, 2016 was determined using discount rates ranging from 7.59% to 18.64%, prepayment speeds ranging from 5.55% to 9.19%, depending on the stratification of the specific right, and a weighted average default rate of 1.20%. The fair value of servicing rights at December 31, 2015 was determined using discount rates ranging from 9.21% to 17.83%, prepayment speeds ranging from 5.57% to 11.59%, depending on the stratification of the specific right, and a weighted average default rate of 1.20%.

NOTE 7—DEPOSITS

        Time deposits of $250 or more were $28,446 and $26,877 at October 14, 2016 and December 31, 2015.

        Brokered deposits were $42,129 and $40,538 at October 14, 2016 and December 31, 2015.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 7—DEPOSITS (Continued)

        Scheduled maturities of all time deposits for the next five years were as follows:

Period ended December 31,	Non-Brokered	Brokered	Total
2016	$29,932	$11,302	$41,234
2017	197,697	30,827	228,524
2018	1,547	—	1,547
2019	352	—	352
2020	160	—	160
Thereafter	327	—	327

	$230,015	$42,129	$272,144

NOTE 8—FEDERAL HOME LOAN BANK ADVANCES

        At year end, advances from the Federal Home Loan Bank were as follows:

Maturity Date	Fixed Rate	2016	2015
January 16, 2018 (Putable quarterly)	3.15%	$1,500	$1,500
February 5, 2018	3.22%	7,987	7,987

		$9,487	$9,487

        Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. At October 14, 2016 and December 31, 2015, the advances were collateralized by pledged securities totaling $24,607 and $10,353 and qualifying loans of $3,292 and $5,278. Based on this collateral and the Company's holdings of FHLB stock, the Company was eligible to borrow an additional $15,120 at October 14, 2016. Putable advances are required to be repaid upon the request of the FHLB.

NOTE 9—BORROWINGS

        Note Payable:    On January 18, 2015 the Company executed a promissory note with a correspondent bank with an interest rate equal to the 30 day LIBOR Rate plus 3.00% and required monthly principal payments of $18,750 plus interest, with final payment of the remaining balance on the note due on January 19, 2017. During 2015, the Company repaid the note payable in full.

        Line of Credit:    On June 15, 2015, The Company executed a new loan agreement with a correspondent bank for a line of credit of $3,000,000 at the Prime Rate, as set forth in the Wall Street Journal (3.75% at October 14, 2016) with an initial maturity date of June 15, 2016. The maturity date of the line of credit was extended to June 15, 2017. A portion of the line was used to pay off the note descried above. Payments of interest only are required quarterly. The loan is secured by all of the stock of the Bank and contains covenants related to the Bank's capital and non-performing assets. At October 14, 2016, management believes that the Company was in compliance with the debt covenants. At October 14, 2016 and December 31, 2015, the Company had $0 and $775 outstanding on the line of credit.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 10—SUBORDINATED DEBENTURES

        In 2003, the Company's predecessor formed RidgeStone Capital Trust I ("the Trust"). The Trust was formed as a statutory business trust formed under the laws of the state of Delaware and is wholly owned by the Company. The Trust issued floating rate capital trust preferred securities with an aggregate liquidation amount of $1,500 ($1 per preferred security) to third-party institutional investors. The Company then issued junior subordinated debentures aggregating $1,550 to the Trust in exchange for ownership of all of the common securities of the Trust and the proceeds from the preferred securities sold by the Trust. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the preferred securities pay interest and dividends on a quarterly basis. Beginning on June 30, 2008, the rate reset to LIBOR plus 3.50% and resets every five years thereafter. At October 14, 2016 and December 31, 2015 the rate was 5.09%.

        The Company's investment in the common stock of the Trust is $50 and is included in other assets. Consistent with generally accepted accounting principles, the Trust is not consolidated with the Company. Accordingly, the Company reports the subordinated debentures held by the Trust as a liability.

        The subordinated debentures will mature on June 30, 2033, at which time the preferred securities must be redeemed. The subordinated debentures and preferred securities can be redeemed contemporaneously, in whole or in part. The Company has the right, at any time, as long as there are no continuing events of default, to defer payments of interest on the debentures for consecutive periods not exceeding five years; but not beyond the stated maturity of the debentures. The subordinated debentures qualify as regulatory capital, subject to regulatory limitation.

NOTE 11—INCOME TAXES

        Income tax expense was as follows:

	Period Ended October 14, 2016	Year Ended December 31, 2015
Current expense	$7,853	$7,832
Deferred expense	1,155	200

Total	$9,008	$8,032

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 11—INCOME TAXES (Continued)

        Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:

	Period Ended October 14, 2016	Year Ended December 31, 2015
Income tax at federal statutory rate of 35%	$7,406	$6,779
Effect of:
Earnings on Company-owned life insurance	(12)	(15)
State taxes	1,054	1,149
Non-deductible transaction expenses	336	18
Other, net	224	101

Total	$9,008	$8,032

Effective tax rate	42.57%	41.37%

        Year-end deferred tax assets and liabilities were as follows:

	October 14, 2016	December 31, 2015
Deferred tax assets:
Allowance for loan losses	$587	$—
Accrued expenses	301	1,251
Other real estate owned	25	22
State net operating loss carryforward	83	86
Net unrealized loss on available for sale securities	—	68
Other, net	8	4

	1,004	1,431
Deferred tax liabilities:
Allowance for loan losses	—	(300)
Premises and equipment	(230)	(215)
Prepaids	(29)	(55)
FHLB stock dividends	(2)	(2)
Servicing rights	(8,331)	(7,224)
Net unrealized gain on available for sale securities	(110)	—

	(8,702)	(7,796)

Net deferred tax liability	$(7,698)	$(6,365)

        Unused Wisconsin net operating losses of $1,564 and $1,668 as of October 14, 2016 and December 31, 2015, respectively, begin to expire in 2031. The Company files a U.S. federal income tax return and state income tax returns in various states. Income tax returns filed by the Company are no

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 11—INCOME TAXES (Continued)

longer subject to examination by federal for tax years prior to 2013 and state income tax authorities for tax years prior to 2012.

NOTE 12—RELATED-PARTY TRANSACTIONS

        Certain directors, officers, and shareholders of the Company (including their affiliates, families, and companies in which they are principal owners) are considered to be related parties of the Company. From time to time, these related parties may enter into loan and deposit relationships. At October 14, 2016 and December 31, 2015, no related parties had outstanding loan balances. Deposits from these related parties totaled $150 and $361 as of October 14, 2016 and December 31, 2015.

NOTE 13—INCENTIVE PLAN AND EMPLOYMENT AGREEMENTS

        The Company has a Long Term Incentive Plan (the "Plan") for certain officers and employees. The Plan provides a cash incentive based on the achievement of specific performance goals and stock awards. Benefits vest over a three to five year period, and the cash awards are paid when vested. A Plan provision requires the benefits to fully vest upon a change in control, and accordingly, the unvested cash and stock benefits fully vested by October 14, 2016.

        The Plan permits the issuance of incentive stock options, stock appreciation rights, and restricted stock awards. The Plan provides a means to attract, retain, and reward individuals who can and do contribute to such success and to further align their interests with those of the Company's shareholders. Each employee or director of, or service provider to, the Company or any related company of the Company is available to be a participant in the Plan. The Plan provides that the maximum number of shares of stock that may be delivered to participants shall be equal to 207,000. No incentive stock options or stock appreciation rights have been awarded. Awards consist of performance-based stock incentives based on the performance of the Company and the award represents the right of the participant to receive a payment in the future subject to the terms of the agreement. A summary of changes in the Company's nonvested shares for the year follows:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2016	19,617	$13.66
Granted	—	—
Vested	19,617	13.66
Forfeited	—	—

Nonvested at October 14, 2016	—	$—

        During the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015, 5,210 and 13,276 shares, respectively, were also issued to certain executives based on performance. The shares were vested on award date.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 13—INCENTIVE PLAN AND EMPLOYMENT AGREEMENTS (Continued)

        During 2016, the 19,617 nonvested shares were fully vested due to the plan's change in control provisions triggered by the merger transaction. At October 14, 2016, there was no unrecognized compensation cost related to nonvested shares under the plan.

        Certain executives entered into change in control agreements with the Company during June 2014, which provide benefits upon termination due to a change in control. No amounts have been accrued or expensed under these employment agreements since the merger transaction did not cause termination.

        A key executive has an employment agreement which provides benefits, including: compensation, performance bonus, severance, other benefits, and a change in control provision. The change in control benefits were triggered by the merger transaction, and accordingly, benefits were accrued and paid during the period ended October 14, 2016.

        The Company recognized expenses, reported in salaries and employee benefits on the consolidated statements of income, totaling $2,847 and $1,334 under the incentive plan, including the stock incentive vesting, and employment agreements during the period from January 1, 2016 to October 14, 2016, and the year ended December 31, 2015, respectively.

NOTE 14—EARNINGS PER COMMON SHARE

        The table below calculates the earnings per share for the period from January 1, 2016 to October 14, 2016, and for the year ended December 31, 2015:

	Period Ended October 14, 2016	Year Ended December 31, 2015
Basic:
Net income	$12,152	$11,385
Weighted average common shares outstanding	3,374,318	3,369,041

Basic earnings per share	$3.60	$3.38

Diluted:
Net income	$12,152	$11,385
Weighted-average common shares outstanding for basic	3,374,318	3,369,041
Add dilutive effects of assumed exercise of stock awards	—	9,808

Weighted-average common shares outstanding for diluted	3,374,318	3,378,849

Diluted earnings per share	$3.60	$3.37

        At October 14, 2016 and December 31, 2015, there were no anti-dilutive stock awards.

NOTE 15—REGULATORY MATTERS

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Since the Company has consolidated assets of less than $1 billion and meets the criteria of the Federal Reserve's Small Bank Holding Company Policy Statement, regulatory

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 15—REGULATORY MATTERS (Continued)

minimum capital tests are applied primarily at the subsidiary bank level. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

        The final rules implementing Basel Committee on Banking Supervision's capital guideline for U.S. Banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in at 0.625% per year beginning in 2016 until fully phased in at 2.5% in 2019. The required capitalization buffer at October 14, 2016 was $2,476. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of October 14, 2016 and December 31, 2015, the Bank meets all capital adequacy requirements to which it is subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of October 14, 2016 and the year ended December 31, 2015, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

        Actual and required capital amounts and ratios at October 14, 2016 and December 31, 2015 are presented below:

	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2016
Total Capital (to risk weighted assets)	$65,752	16.62%	$31,640	8.0%	$39,550	10.0%
Tier 1 Capital (to risk weighted assets)	60,731	15.36	23,730	6.0	31,640	8.0
Common Tier 1 (CET 1)	60,731	15.36	17,798	4.5	25,708	6.5
Tier 1 Capital (to average assets)	60,731	13.60	17,860	4.0	22,325	5.0

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 15—REGULATORY MATTERS (Continued)

	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2015
Total Capital (to risk weighted assets)	$57,464	14.59%	$31,518	8.0%	$39,398	10.0%
Tier 1 Capital (to risk weighted assets)	52,477	13.32	23,631	6.0	31,508	8.0
Common Tier 1 (CET 1)	52,477	13.32	17,723	4.5	25,601	6.5
Tier 1 Capital (to average assets)	52,477	12.35	16,995	4.0	21,244	5.0

NOTE 16—LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

        The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include standby letters of credit and commitments to fund loans. The Company's exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments. Commitments may expire without being used. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment and other performance measures as may be required by the Company. Commitments to fund loans include SBA and USDA loans, which based on market conditions, the Company may choose to sell. These financial instruments are summarized as follows:

	October 14, 2016		December 31, 2015
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Financial instruments whose contract amounts represent credit risk
Standby letters of credit	$—	$1,111	$—	$1,047
Commitments to fund loans	—	201,602	—	229,595

        Commitments to fund loans are generally made for periods of 180 days or less.

NOTE 17—FAIR VALUE

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value:

    Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 17—FAIR VALUE (Continued)

    Level 2—Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

    Level 3—Significant unobservable inputs that reflect a company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        The Company used the following methods and significant assumptions to estimate the fair value.

        Securities:    The fair value of securities available-for-sale are calculated based on market prices of similar securities or by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2). For securities where market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). Level 3 securities include single issuer trust preferred securities that are not traded in a market. The fair value measurement of a Level 3 security is based on a discounted cash flow model that incorporates the probability of default assumption to measure the fair value of the security. The Company evaluates the issuers' most recent financial statements available including the financial statements of the subsidiary banks and incorporates the interest deferrals into the calculation.

        Impaired Loans:    The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower's financial statements, or aging reports, adjusted or discounted based on management's historical knowledge, changes in market conditions from the time of the valuation, and management's expertise and knowledge of the client and client's business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

        Other Real Estate Owned:    Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a periodic basis for additional impairment and adjusted accordingly.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 17—FAIR VALUE (Continued)

        Appraisals for both collateral-dependent impaired loans and other real estate owned are generally performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. Upon sale of collateral, the Company compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value for the remaining assets carried at fair value.

        Servicing Rights:    Fair value is based on market prices for comparable servicing contracts valued on a loan-by-loan basis taking into consideration the original term to maturity, the current age of the loan and the remaining term to maturity. The valuation methodology utilized for the servicing rights begins with generating future cash flows for each servicing asset, based on their unique characteristics and market-based assumptions for prepayment speeds. The present value of the future cash flows are then calculated utilizing market-based discount rate assumptions. Fair value at October 14, 2016 and year end 2015 was determined using the following weighted average assumptions:

	2016	2015
Discount rate	12.7%	12.1%
Prepayment speed	7.2%	7.4%
Expected weighted average loan life	6.1 years	6.3 years

        Loans:    As described in earlier Notes, the Company accounts for certain loans at fair value. Fair value is calculated quarterly based on market prices for comparable loans valued on a loan-by-loan basis taking into consideration the original term to maturity, the current age of the loan, the remaining term to maturity, and credit quality indicators. The valuation methodology utilized begins with generating future cash flows for each loan based on their unique characteristics and market-based assumptions. The present value of the future cash flows are then calculated utilizing market-based discount rate assumptions. The fair value of loans held for sale is estimated based upon quotes from third party investors resulting in a Level 2 classification.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 17—FAIR VALUE (Continued)

        Assets measured at fair value on a recurring basis at October 14, 2016 and December 31, 2015 are summarized below:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
October 14, 2016
Collateralized mortgage obligations—residential	$2,357	$—	$2,357	$—
Mortgage-backed—residential	523	—	523	—
U.S. government sponsored entities	23,751	—	23,751	—
Single issuer trust preferred	583	—	—	583
Loans	3,338	—	3,338	—
Loans held for sale	8,915	—	8,915	—
Servicing assets	21,499	—	21,499	—

	$60,966	$—	$60,383	$583

December 31, 2015
Collateralized mortgage obligations—residential	$2,816	$—	$2,816	$—
Mortgage-backed—residential	621	—	621	—
U.S. government sponsored entities	23,370	—	23,370	—
Single issuer trust preferred	583	—	—	583
Loans	4,022	—	4,022	—
Loans held for sale	2,067	—	2,067	—
Servicing assets	19,107	—	19,107	—

	$52,586	$—	$52,003	$583

        The following table presents quantitative information about recurring Level 3 fair value measurements at October 14, 2016 and December 31, 2015:

	Fair Value	Valuation Techniques	Unobservable Input	Range
October 14, 2016
Single issuer trust preferred	$583	Discounted cash flow	Probability of default	8% - 11%
December 31, 2015
Single issuer trust preferred	$583	Discounted cash flow	Probability of default	8% - 11%

        The change in the fair value of securities with a fair value measured using Level 3 inputs during the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015 was $0 and $0.

        The Company has elected the fair value option for certain loans. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company's policy on loans held for

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 17—FAIR VALUE (Continued)

investment. None of these loans are 90 days or more past due and all are accruing interest as of October 14, 2016 and December 31, 2015. Interest income recognized during the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015 was $226 and $258. For those loans carried at fair value, changes in fair value of $161 and $255 were recognized during the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015.

        Servicing assets, which are carried at fair value, included changes in fair value of $(3,609) and $(4,008) during the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015.

        There were no transfers between Level 1, Level 2, and Level 3 during the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015.

        Assets measured at fair value on a non-recurring basis at October 14, 2016 and December 31, 2015 are summarized below:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
October 14, 2016
Impaired loans
Commercial real estate	$4,084	$—	$—	$4,084
SBA and USDA	3,668	—	—	3,668

	$7,752	$—	$—	$7,752

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015
Impaired loans
Commercial real estate	$3,860	$—	$—	$3,860
SBA and USDA	8,435	—	—	8,435
Real estate owned
Commercial real estate	1,394	—	—	1,394
Construction	121	—	—	121

	$13,810	$—	$—	$13,810

        At October 14, 2016 and December 31, 2015, there were no liabilities measured at fair value.

        At October 14, 2016, impaired loans carried at fair value had a carrying amount of $10,926 with valuation allowances of $3,174. At December 31, 2015, impaired loans carried at fair value had a carrying amount of $15,283 with valuation allowances of $2,988. Additional provisions recognized on

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 17—FAIR VALUE (Continued)

impaired loans for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015 were $1,736 and $2,021.

        At October 14, 2016 and December 31, 2015, there was no valuation allowance recorded for other real estate owned.

        The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at October 14, 2016:

	Fair Value	Valuation Technigue(s)	Unobservable lnput(s)	Range
Impaired loans-commercial real estate	$4,084	Sales comparison approach	Adjustment for differences between the comparable sales	(14)% - 84%
Impaired loans-SBA and USDA	$3,668	Sales comparison approach	Adjustment for differences between the comparable sales	(6)% - 29%

        The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2015:

	Fair Value	Valuation Technigue(s)	Unobservable lnput(s)	Range
Impaired loans-commercial real estate	$3,860	Sales comparison approach	Adjustment for differences between the comparable sales	0% - 26%
Impaired loans-SBA and USDA	$8,435	Sales comparison approach	Adjustment for differences between the comparable sales	1% - 37%
Real estate owned-commercial real estate	$1,394	Sales comparison approach	Adjustment for differences between the comparable sales	11% - 57%
Real estate owned-construction	$121	Sales comparison approach	Adjustment for differences between the comparable sales	0% - 78%

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 17—FAIR VALUE (Continued)

        Carrying amounts and estimated fair values of financial instruments, not previously presented, at October 14, 2016 and December 31, 2015 are presented in the following table.

	2016		2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$25,480	$25,480	$13,099	$13,099
Loans, net (less impaired at fair value)	332,212	327,976	292,489	282,659
Federal Home Loan Bank stock	854	N/A	724	N/A
Accrued interest receivable	1,321	1,321	2,286	2,286
Financial liabilities
Deposits	$358,713	$359,243	$343,571	$344,021
Federal Home Loan Bank advances	9,487	9,781	9,487	9,858
Borrowings	—	—	775	775
Subordinated debentures	1,550	1,475	1,550	1,442
Accrued interest payable	1,399	1,399	1,174	1,174

        The methods and assumptions, not previously presented, used to estimate fair values are as follows:

        Cash and Cash Equivalents—The carrying amounts of cash and short-term instruments approximate fair values.

        Loans—Fair values of loans are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

        FHLB Stock—It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.

        Deposits—The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

        Federal Home Loan Bank advances, borrowings, and subordinated debentures—The carrying amounts of short-term borrowings, generally maturing within ninety days, approximate their fair values. The fair values of the Company's long-term borrowings are estimated using discounted cash flow analyses based

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 17—FAIR VALUE (Continued)

on the current borrowing rates for similar types of borrowing arrangements. The fair values of the Company's subordinated debentures are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangement.

        Accrued Interest Receivable/Payable—The carrying amounts of accrued interest approximate fair value.

        Off-Balance-Sheet Instruments—Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of commitments is not material.

NOTE 18—PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

        The following are the condensed balance sheets and statements of income and cash flows for Ridgestone Financial Services, Inc. as of October 14, 2016 and December 31, 2015 and for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015:

Condensed Balance Sheets

	October 14, 2016	December 31, 2015
Assets
Cash and cash equivalents	$167	$361
Investment in bank subsidiary	65,028	54,899
Other	807	1,756

	$66,002	$57,016

Liabilities and Stockholders' Equity
Liabilities	$1,553	$3,168
Stockholders' equity	64,449	53,848

	$66,002	$57,016

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 18—PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

Condensed Statements of Income

	Period ended October 14, 2016	Year ended December 31, 2015
Income:
Dividend from bank subsidiary	$3,135	$4,625
Interest income	2	2

	3,137	4,627
Expenses:
Interest expense	72	112
Other operating expenses	62	57

	134	169

Income before income tax benefit and equity in undistributed earnings	3,003	4,458
Income tax benefit	—	(17)

Income before equity in undistributed net income of bank subsidiary	3,003	4,475
Equity in undistributed net income from bank subsidiary	9,149	6,910

Net income	$12,152	$11,385

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 18—PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

Condensed Statements of Cash Flows

	Period ended October 14, 2016	Year ended December 31, 2015
Operating activities:
Net income	$12,152	$11,385
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed net income of bank subsidiary	(9,149)	(6,910)
Stock awards earned	712	164
Change in other assets and liabilities	(536)	(105)

Net cash from operating activities	3,179	4,534
Financing activities:
Repayment of note payable	—	(900)
Dividends paid on common stock	(3,373)	(3,369)

Net cash from financing activities	(3,373)	(4,269)

Net change in cash and cash equivalents	(194)	265
Cash and cash equivalents at beginning of year	361	96

Cash and cash equivalents at end of year	$167	$361

INDEPENDENT AUDITOR'S REPORT

Board of Directors
First Evanston Bancorp, Inc.
Evanston, Illinois

Report on the Financial Statements

        We have audited the accompanying consolidated financial statements of First Evanston Bancorp, Inc., which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Evanston Bancorp, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
January 31, 2017

FIRST EVANSTON BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

(dollars in thousands)

	2016	2015
Assets
Cash and due from banks	$83,863	$83,814
Securities available for sale	140,813	158,075
Other investments	3,304	2,826
Loans, net of allowance for loan losses	820,135	728,629
Premises and equipment, net	9,724	9,411
Accrued interest and other assets	9,415	8,406

	$1,067,254	$991,161

Liabilities and Stockholders' Equity
Liabilities
Deposits
Demand-non-interest bearing	$373,059	$328,703
Demand-interest bearing	27,105	25,967
NOW and money market accounts	313,029	304,873
Savings	54,034	47,510
Time deposits	196,509	189,630

	963,736	896,683
Subordinated debentures	10,000	10,000
Accrued interest and other liabilities	3,192	1,675

	976,928	908,358
Stockholders' equity
Common stock—no par value: 2,000,000 shares authorized; 1,758,845 and 1,697,605 shares issued in 2016 and 2015	421	414
Paid-in surplus	35,121	31,625
Retained earnings	59,394	53,117
Treasury stock, at cost—74,521 shares in 2016 and 40,940 shares in 2015	(4,088)	(2,176)
Accumulated other comprehensive income (loss)	(522)	(177)

	90,326	82,803

	$1,067,254	$991,161

See accompanying notes to consolidated financial statements.

FIRST EVANSTON BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2016 and 2015

(dollars in thousands, except per share data)

	2016	2015
Interest income
Loans, including fees	$31,588	$29,168
Taxable securities	1,378	1,437
Tax-exempt securities	477	563
Interest bearing deposits	634	152

	34,077	31,320
Interest expense
Deposits	2,803	2,234
Subordinated debentures	250	265
FHLB advances and other	5	11

	3,058	2,510

Net interest income	31,019	28,810
Provision for loan losses	900	800

Net interest income after provision for loan losses	30,119	28,010
Other income
Deposit service charges and fees	1,922	1,849
Loan brokerage and other fees	194	214
Trust department income	2,104	1,944
Rental income	152	158
Other income	870	836

	5,242	5,001
Other expense
Salaries and benefits	16,624	15,325
Occupancy expense	1,629	1,673
Furniture and equipment expense	717	692
Marketing expense	951	929
Data processing	2,199	2,005
FDIC insurance expense	600	595
Legal and professional fees	425	296
Other expenses	2,152	1,913

	25,297	23,428

Income before income taxes	10,064	9,583
Provision for income taxes	3,787	3,551

Net income	$6,277	$6,032

Basic income per share	$3.81	$3.75

Diluted income per share	$3.75	$3.70

See accompanying notes to consolidated financial statements.

FIRST EVANSTON BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2016 and 2015

(dollar amounts in thousands)

	2016	2015
Net income	$6,277	$6,032
Other comprehensive income (loss):
Unrealized gains/losses on securities:
Unrealized holding gain/(loss) arising during the period	(563)	303
Reclassification adjustment for (gains) losses included in net income	(29)	—
Tax effect	247	(118)

Net of tax	(345)	185
Unrealized gain/loss on cash flow hedge:
Unrealized holding gain/(loss)	—	68
Reclassification adjustment for (gains) losses included in net income	—	—
Tax effect	—	(25)

Net of tax	—	43

Total other comprehensive income (loss)	(345)	228

Comprehensive income	$5,932	$6,260

See accompanying notes to consolidated financial statements.

FIRST EVANSTON BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years ended December 31, 2016 and 2015

(dollars in thousands)

	Common Shares Outstanding	Common Stock	Paid-In Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (loss)	Total Stockholders' Equity
Balance at January 1, 2015	1,611,397	$403	$28,666	$47,085	$(959)	$(405)	$74,790
Net income	—	—	—	6,032	—	—	6,032
Total other comprehensive income	—	—	—	—	—	228	228
Stock option expense	—	—	350	—	—	—	350
Exercise of stock options	17,840	5	733	—	—	—	738
Issuance of restricted performance shares (net of forfeitures)	49,650	12	(12)	—	—	—	—
Expense from earned restricted performance shares	—	—	1,753	—	—	—	1,753
Tax benefit related to stock options and restricted performance shares	—	—	135	—	—	—	135
Purchase of treasury stock	(22,222)	(6)	—	—	(1,217)	—	(1,223)

Balance at December 31, 2015	1,656,665	414	31,625	53,117	(2,176)	(177)	82,803
Net income	—	—	—	6,277	—	—	6,277
Total other comprehensive loss	—	—	—	—	—	(345)	(345)
Stock option expense	—	—	403	—	—	—	403
Exercise of stock options	20,990	5	941	—	—	—	946
Issuance of restricted performance shares (net of forfeitures)	40,250	10	(10)	—	—	—	—
Expense from earned restricted performance shares	—	—	2,062	—	—	—	2,062
Tax benefit related to stock options and restricted performance shares	—	—	100	—	—	—	100
Purchase of treasury stock	(33,581)	(8)	—	—	(1,912)	—	(1,920)

Balance at December 31, 2016	1,684,324	$421	$35,121	$59,394	$(4,088)	$(522)	$90,326

See accompanying notes to consolidated financial statements.

FIRST EVANSTON BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2016 and 2015

(dollars in thousands)

	2016	2015
Cash flows from operating activities
Net income	$6,277	$6,032
Adjustments to reconcile net income to net cash from operating activities
Depreciation	760	783
Net securities and other amortization	551	667
Gain on sale of securities available for sale	(29)	—
Provision for loan losses	900	800
Stock compensation expense	2,465	2,103
Change in accrued interest and other assets	(1,009)	137
Change in accrued interest and other liabilities	1,735	371

Net cash from operating activities	11,650	10,893
Cash flows from investing activities
Purchases of securities available for sale	(54,678)	(51,983)
Purchase of other investments	(515)	(12)
Redemption of other investments	37	16
Proceeds from calls and maturities of securities available for sale	70,554	61,481
Proceeds from sale of securities available for sale	301	—
Net change in loans	(92,406)	(35,378)
Premises and equipment expenditures	(1,073)	(170)

Net cash used in investing activities	(77,780)	(26,046)
Cash flows from financing activities
Net change in deposits	67,053	71,728
Purchase of treasury stock	(1,920)	(1,223)
Proceeds from issuance of common stock from exercise of options, including tax benefit	1,046	873

Net cash from financing activities	66,179	71,378

Net change in cash and cash equivalents	49	56,225
Cash and cash equivalents at beginning of year	83,814	27,589

Cash and cash equivalents at end of year	$83,863	$83,814

Supplemental disclosures of cash flow information:
Interest paid	$2,770	$2,258
Taxes paid	4,200	3,495

See accompanying notes to consolidated financial statements.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies

        Principles of Consolidation and Nature of Operations:    The consolidated financial statements include the accounts of First Evanston Bancorp, Inc. and its wholly owned subsidiary, First Bank & Trust ("the Bank") (together referred to as "the Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

        The Company provides banking and trust services through its offices in the Chicago suburbs. The Company's primary source of funding is deposit products including checking, savings, and certificates of deposits. The Company also has funding capacity through the Federal Home Loan Bank, Federal Reserve Bank, and federal funds lines available with other financial institutions. The Company's primary lending products are commercial business and commercial real estate loans. Substantially all loans are secured by various forms of collateral, including business assets, consumer property, real estate, and other items, although borrower cash flow is the primary source of repayment. The Company's exposure to credit risk is significantly affected by changes in the economy in the greater Chicago area. While the loan portfolio is substantially commercial based, the Bank is not dependent on any single borrower.

        Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, reported amounts of income and expenses, and disclosures concerning reported amounts of contingent assets and liabilities at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

        Cash Flow Reporting:    Cash and cash equivalents are defined as cash on hand, non-interest-bearing amounts due from banks, and federal funds transactions. Net cash flows are reported for customer loan and deposit transactions.

        Securities:    Securities are classified as available for sale since management may decide to sell those securities before maturity. Securities available for sale are carried at fair value. Unrealized gains and losses on securities available for sale are included as a separate component of stockholders' equity, net of income taxes. Premium amortization is deducted from and discount accretion is added to interest income from securities using the interest method. Realized gains and losses on the sale of securities available for sale are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

        Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components, other-than-temporary impairment related to credit

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

loss, which must be recognized in the income statement, and other-than-temporary impairment related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

        Other Investments:    The Bank is a member of the Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") systems. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB and FRB stock are restricted securities, carried at cost and are periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income. At year-end 2016 and 2015, the Company had the following balances included in other investments:

	2016	2015
FHLB stock	$1,428	$1,428
FRB stock	774	758
Other investments accounted for under the equity method	1,102	640

        Loans:    Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

        Nonaccrual Loans.    Generally, commercial and loans secured by real estate are designated as nonaccrual when either principal or interest payments are 90 days or more past due based on contractual terms unless the loan is well secured and in the process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed against income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Future interest income may be recorded on a cash basis after recovery of principal is reasonably assured. Nonaccrual loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Impaired Loans.    A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all contractual principal and interest due according to the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the value of the underlying collateral if collateral dependent. The Company evaluates the collectability of both principal and interest when assessing the need for loss accrual.

        Troubled Debt Restructurings.    In cases where a borrower experiences financial difficulties and the Company makes certain concessionary modifications to contractual terms, the loan is classified as a troubled debt restructured loan and classified as impaired. Loans restructured at a rate equal to or

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

greater than that of a new loan with comparable risk at the time the contract is modified may be excluded from restructured loans in the calendar years subsequent to the restructuring if they are in compliance with modified terms. Generally, a nonaccrual loan that is a troubled debt restructuring remains on nonaccrual until such time that repayment of the remaining principal and interest is not in doubt, and the borrower has a period of satisfactory repayment performance.

        Allowance for Loan Losses:    The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience; the nature and volume of the portfolio; information about specific borrower situations; and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.

        If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

        The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent two years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; effects of any changes in risk selection, underwriting standards and lending policies; experience and ability of lending management; national and local economic trends and conditions; trends in collateral values and effects of changes in credit concentrations.

        The Company considers loan performance and collateral values in assessing risk for each segment in the loan portfolio, as follows:

  •
  Commercial business loans are dependent on the strength of the industries of the related borrowers and the success of their businesses. Commercial business loans are advanced for equipment purchases or to provide working capital or meet other financing needs of the business. These loans may be secured by accounts receivable, inventory, equipment or other

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

    business assets. Financial information is obtained from the borrower to evaluate the debt service coverage and ability to repay the loans.

  •
  Commercial real estate loans are dependent on the industries tied to these loans as well as the local commercial real estate market, including available commercial real estate inventories, market demand and time to sell. The loans are secured by the real estate, and appraisals are obtained to support the loan amount. An evaluation of the entities cash flows is performed to evaluate the borrower's ability to repay the loan.

  •
  Residential real estate and home equity loans are affected by the local residential real estate market, the local economy, and movement in interest rates. The Company evaluates the borrower's repayment ability through a review of credit reports and debt to income ratios. Appraisals are obtained to support the loan amount.

  •
  Installment and other loans are consumer loans dependent on the local economy. Consumer loans are generally secured by consumer assets, but may be unsecured. The Company evaluates the borrower's repayment ability through a review of credit reports and an evaluation of debt to income ratios.

        Premises and Equipment:    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the lease term or the estimated useful lives of the assets.

        Other Real Estate Owned:    Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. At December 31, 2016 and 2015 there was no other real estate owned.

        At December 31, 2016 and 2015, the recorded investment of residential mortgage loans secured by residential real estate properties in process of foreclosure totaled $484,000 and $365,000 respectively.

        Long-Term Assets:    Premises and equipment and other long-term assets are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

        Loan Commitments and Related Financial Instruments:    Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

        Stock-Based Compensation:    Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the fair value of the Company's common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

        Income Taxes:    Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position will be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

        The Company is subject to U.S. federal income tax as well as income tax of the state of Illinois. The Company is no longer subject to examination by taxing authorities for years before 2013. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense. No expense has been accrued for year-end 2016 and 2015 for interest and penalties.

        Income Per Share:    Basic income per share is net income divided by the weighted average number of common shares outstanding during the year. As more fully discussed in a separate note, unvested restricted shares have nonforfeitable rights to dividends and as such have been included in basic weighted average common shares outstanding. Diluted earnings per share include the dilutive effect of additional potential common shares issuable upon exercise of outstanding stock options.

        Dividend Restriction:    Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to stockholders.

        Comprehensive Income:    Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and unrealized gains and losses on cash flow hedges, which are also recognized as separate components of equity.

        Operating Segments:    While the chief operating decision maker monitors the revenue streams of the various products and services, operations are managed and the financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered to be aggregated in one reportable operating segment.

        Fair Value of Financial Instruments:    Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

        Derivatives:    The Company previously entered into a derivative contract which terminated March 15, 2015. The transaction was classified as a cash flow hedge. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. Changes in the fair value of derivatives that are not highly effective in hedging the changes in expected cash flows of the hedged item are recognized immediately in current earnings.

        The Company formally documents the relationship between derivative and the hedged item, as well as the risk-management objective and the strategy for undertaking the hedge transaction at the inception of the hedging relationship. This documentation includes linking cash flow hedges to specific liabilities on the balance sheet. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivative instrument that is used is highly effective in offsetting changes in cash flows of the hedged item. The Company will discontinue hedge accounting when it determines that the derivative is no longer effective in offsetting changes in cash flows of the hedged item, the derivative is settled or terminated, or treatment of the derivative as a hedge is no longer appropriate or intended.

        The Company has also entered into mirror interest rate swap arrangements, whereby separate assets and liabilities are recognized at fair value in the consolidated balance sheet. Initial changes in the fair value of both components of the mirror interest rate swap are recorded in other noninterest income. The Company's interest rate swaps have not been designated as hedging instruments.

        Subsequent Events:    The Company has evaluated subsequent events for recognition, measurement, and disclosures through January 31, 2017, which is the date the financial statements were available to be issued.

        Reclassifications:    Some items in the prior year financial statements were reclassified to conform to the current presentation.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 2—Securities Available for Sale

        The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2016
U.S. Treasury	$31,841	$109	$(30)	$31,920
U.S. government-sponsored entities	75,188	3	(580)	74,611
States and political subdivisions	34,636	11	(365)	34,282

	$141,665	$123	$(975)	$140,813

2015
U.S. Treasury	$32,768	$116	$(35)	$32,849
U.S. government-sponsored entities	87,288	37	(484)	86,841
States and political subdivisions	38,308	104	(27)	38,385

	$158,364	$257	$(546)	$158,075

        The fair value of securities available for sale at year-end 2016 by contractual maturity was as follows:

	Amortized Cost	Fair Value
Due in one year or less	$36,542	$36,535
Due from one to five years	104,619	103,768
Due from five years through ten years	504	510
Due more than ten years	—	—

	$141,665	$140,813

        Securities with a carrying value of $111,718,000 and $139,719,000 at year-end 2016 and 2015 were pledged to secure public deposits and for other purposes.

        At year-end 2016 and 2015, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders' equity.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 2—Securities Available for Sale (Continued)

        Securities with unrealized losses at year-end 2016 and 2015 aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2016
U.S. Treasury	$5,987	$(30)	$—	$—	$5,987	$(30)
U.S. government-sponsored entities	62,619	(574)	1,994	(6)	64,613	(580)
State and political subdivisions	23,947	(361)	908	(4)	24,855	(365)

Total temporarily impaired	$92,553	$(965)	$2,902	$(10)	$95,455	$(975)

2015
U.S. Treasury	$9,962	$(35)	$—	$—	$9,962	$(35)
U.S. government-sponsored entities	59,888	(418)	7,932	(66)	67,820	(484)
State and political subdivisions	7,384	(17)	1,976	(10)	9,360	(27)

Total temporarily impaired	$77,234	$(470)	$9,908	$(76)	$87,142	$(546)

        The unrealized losses at year-end 2016 and 2015 have not been recognized into income because the issuers' bonds are of high credit quality, management does not intend to sell and it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to the current and projected rate environment and lower market liquidity.

        U.S. government-sponsored entities primarily include bonds issued by the Federal Farm Credit Bank, Federal Home Loan Bank, Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. State and political subdivisions include taxable and tax-exempt bonds issued by various municipalities.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 3—Loans

        Year-end loans were as follows:

	2016	2015
Commercial business	$329,180	$298,818
Commercial real estate	348,102	291,571
Residential real estate	72,687	61,972
Home equity—first mortgages	44,967	38,956
Home equity—second mortgages	26,040	28,789
Installment and other	10,395	19,582

Total gross loans	$831,371	$739,688
Deferred loan fees	(565)	(468)
Allowance for loan losses	(10,671)	(10,591)

	$820,135	$728,629

        The Company has sold portions of certain loans to other unrelated entities; however, the sales do not qualify for sale accounting treatment. Therefore, the Company has recorded the entire loan balance on the consolidated balance sheet and has recorded the sold portion as borrowings included in other liabilities on the consolidated balance sheet in a total amount of $1,482,000 as of December 31, 2016.

        Loans to related parties including commitments were $3,927,000 and $5,283,000 at year-end 2016 and 2015.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 3—Loans (Continued)

        Activity in the allowance for loan losses by portfolio segment was as follows for the years ended 2016 and 2015:

	Commercial Business	Commercial Real Estate	Residential Real Estate	Home Equity—First Mortgages	Home Equity—Second Mortgages	Installment and Other	Total
2016
Allowance for loan losses:
Beginning balance	$5,035	$4,230	$430	$337	$392	$167	$10,591
Provision for loan losses	797	532	(183)	(88)	(289)	131	900
Loans charged-off	(625)	(129)	—	(13)	(17)	(205)	(989)
Recoveries	44	8	—	2	73	42	169

Total ending allowance balance	$5,251	$4,641	$247	$238	$159	$135	$10,671

2015
Allowance for loan losses:
Beginning balance	$4,538	$3,960	$726	$568	$292	$344	$10,428
Provision for loan losses	679	399	(122)	(411)	345	(90)	800
Loans charged-off	(200)	(244)	(177)	(14)	(245)	(118)	(998)
Recoveries	18	115	3	194	—	31	361

Total ending allowance balance	$5,035	$4,230	$430	$337	$392	$167	$10,591

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 3—Loans (Continued)

        The balance in the allowance for loan losses and the recorded investment in loans based on impairment method were as follows as of year-end 2016 and 2015:

	Loan Balances			Allowance for Loan Losses
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total Recorded Investment	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
2016
Commercial business	$3,099	$326,081	$329,180	$972	$4,279	$5,251
Commercial real estate	1,647	346,455	348,102	57	4,584	4,641
Residential real estate	66	72,621	72,687	—	247	247
Home equity—first mortgages	194	44,773	44,967	42	196	238
Home equity—second mortgages	290	25,750	26,040	3	156	159
Installment and other	156	10,239	10,395	56	79	135

Total	$5,452	$825,919	$831,371	$1,130	$9,541	$10,671

2015
Commercial business	$4,058	$294,760	$298,818	$1,095	$3,940	$5,035
Commercial real estate	1,372	290,199	291,571	—	4,230	4,230
Residential real estate	—	61,972	61,972	—	430	430
Home equity—first mortgages	477	38,479	38,956	75	262	337
Home equity—second mortgages	303	28,486	28,789	160	232	392
Installment and other	147	19,435	19,582	40	127	167

Total	$6,357	$733,331	$739,688	$1,370	$9,221	$10,591

        The loan balances above do not include accrued interest receivable or deferred loan fees.

Troubled Debt Restructurings:

        As of December 31, 2016, the Company has a recorded investment in troubled debt restructurings of $3,876,000. The Company has allocated $905,000 of specific reserves for those loans at year-end 2016, and has committed to lend no additional amounts.

        As of December 31, 2015, the Company had a recorded investment in troubled debt restructurings of $4,552,000. The Company had allocated $825,000 of specific reserves for those loans at year-end 2015, and has committed to lend no additional amounts.

        During 2016, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of 3 loans included one or a combination of the following: a reduction of the stated interest rate of the loan; or an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 3—Loans (Continued)

        Loans modified as troubled debt restructurings, by class of loan, occurring during 2016 were as follows:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructuring:
Commercial business	3	$808	$593

        The troubled debt restructurings described above increased the allowance for loan losses by $80,000 during 2016 and resulted in charge-offs of $215,000 during 2016.

        During 2015, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of 3 loans included one or a combination of the following: a reduction of the stated interest rate of the loan; or an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk.

        Loans modified as troubled debt restructurings, by class of loan, occurring during 2015 were as follows:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructuring:
Commercial business	3	$348	$348

        The troubled debt restructurings described above did not increase the allowance for loan losses during 2015 and resulted in no charge-offs during 2015.

        No loans modified as troubled debt restructurings experienced payment default during 2016 or 2015 within 12 months of the modification.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 3—Loans (Continued)

        Loans individually evaluated for impairment were as follows as of year-end 2016 and 2015:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Recorded	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
2016
With no related allowance recorded:
Commercial business	$277	$259	$—	$442	$—	$—
Commercial real estate	1,844	1,249	—	1,375	9	—
Residential real estate	76	66	—	54	1	—
Home equity—first mortgages	—	—	—	—	—	—
Home equity—second mortgages	—	—	—	64	—	—
Installment and other	—	—	—	—	—	—
With an allowance recorded:
Commercial business	4,449	2,840	972	3,307	3	—
Commercial real estate	516	398	57	316	4	—
Residential real estate	—	—	—	—	—	—
Home equity—first mortgages	205	194	42	246	—	—
Home equity—second mortgages	295	290	3	152	10	—
Installment and other	265	156	56	174	3	—

Total	$7,927	$5,452	$1,130	$6,130	$30	$—

2015
With no related allowance recorded:
Commercial business	$686	$686	$—	$830	$33	$—
Commercial real estate	1,574	1,372	—	1,433	—	—
Residential real estate	—	—	—	—	—	—
Home equity—first mortgages	—	—	—	—	—	—
Home equity—second mortgages	127	121	—	123	—	—
Installment and other	—	—	—	—	—	—
With an allowance recorded:
Commercial business	3,572	3,372	1,095	3,368	42	—
Commercial real estate	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—
Home equity—first mortgages	477	477	75	218	—	—
Home equity—second mortgages	421	182	160	241	—	—
Installment and other	196	147	40	208	—	—

Total	$7,053	$6,357	$1,370	$6,421	$75	$—

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 3—Loans (Continued)

        The aging of the recorded investment in past due loans as of year-end 2016 and 2015 were as follows:

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days Past Due Still On Accrual	Nonaccrual	Loans Not Past Due	Total
2016
Commercial	$2	$—	$—	$3,099	$326,079	$329,180
Commercial Real Estate	—	—	—	1,647	346,455	348,102
Residential Real Estate	—	125	—	66	72,496	72,687
Home Equity—First Liens	145	—	—	194	44,628	44,967
Home Equity—Second Liens	230	167	—	290	25,353	26,040
Installment and Other	167	40	1	156	10,031	10,395

Total	$544	$332	$1	$5,452	$825,042	$831,371

2015
Commercial	$4	$—	$—	$3,616	$295,198	$298,818
Commercial Real Estate	—	—	—	1,128	290,443	291,571
Residential Real Estate	69	—	374	—	61,529	61,972
Home Equity—First Liens	—	—	—	477	38,479	38,956
Home Equity—Second Liens	54	—	—	303	28,432	28,789
Installment and Other	442	38	—	147	18,955	19,582

Total	$569	$38	$374	$5,671	$733,036	$739,688

Credit Quality Indicators:

        The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis includes non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed generally on a monthly basis but no less than quarterly. The risk category of homogeneous loans is evaluated when a loan becomes delinquent.

        Special Mention.    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

        Substandard.    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 3—Loans (Continued)

        Doubtful.    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. As of year-end 2016 and 2015, and based on the most recent analysis performed, the risk category of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Total
2016
Commercial business	$318,367	$7,225	$885	$2,703	$329,180
Commercial real estate	340,455	6,000	734	913	348,102
Residential real estate	72,093	200	394	—	72,687
Home equity—first mortgages	44,773	—	—	194	44,967
Home equity—second mortgages	25,598	275	167	—	26,040
Installment and other	10,238	—	140	17	10,395

Total	$811,524	$13,700	$2,320	$3,827	$831,371

2015
Commercial business	$286,105	$8,561	$3,736	$416	$298,818
Commercial real estate	288,671	1,528	766	606	291,571
Residential real estate	61,906	—	45	21	61,972
Home equity—first mortgages	38,479	—	477	—	38,956
Home equity—second mortgages	28,486	—	182	121	28,789
Installment and other	19,435	—	143	4	19,582

Total	$723,082	$10,089	$5,349	$1,168	$739,688

Note 4—Premises and Equipment

        Year-end premises and equipment were as follows:

	2016	2015
Land	$3,365	$3,365
Building and improvements	5,354	5,354
Leasehold improvements	5,591	5,017
Furniture and equipment	5,002	4,681

Total cost	19,312	18,417
Accumulated depreciation	(9,588)	(9,006)

	$9,724	$9,411

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 4—Premises and Equipment (Continued)

        The Bank's noncancelable operating leases include the following terms at year-end 2016:

Facility	Term	Next Maturity	Renewal Options
Central Street	5 years	2017	One 5-year
Emerson Street	10 years	2018	One 5-year
Skokie	5 years	2022	Two 5-year
Itasca	8 years	2020	Three 5-year
Naperville	5 years	2022	Two 5-year
Main Street-741	1 year	2017	None
Main Street & Chicago Ave	10 years	2026	Three 5-year
Libertyville	5 years	2022	Two 5-year

        The Skokie lease includes a purchase option after the amended lease term, which runs until July 31, 2022 and after option periods which end July 31, 2022 and July 31, 2027.

        Total rent expense for facilities and equipment was $617,000 and $597,000 in 2016 and 2015.

        Minimum rental commitments under these leases, excluding remaining renewal periods, are as follows:

2017	$560
2018	567
2019	584
2020	563
2021	512
Thereafter	663

$3,449

        At year-end 2016, the Company, as a lessor, had noncancelable operating leases outstanding for portions of the main building which will expire in 2017. Total rental income for leases outstanding was $152,000 and $158,000 in 2016 and 2015. Future minimum rental receipts from these leases are as follows:

2017	$146
Thereafter	—

$146

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 5—Deposits

        Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at year-end 2016 and 2015 were $86,562,000 and $79,376,000.

        At year-end 2016, stated maturities of time deposits were as follows:

2017	$122,135
2018	32,580
2019	12,462
2020	8,274
2021	21,026
Thereafter	32

$196,509

        Deposits held by the Bank from related parties were $6,472,000 and $9,534,000 at year-end 2016 and 2015.

Note 6—Borrowings

        In 2016, the Company entered into a $5,000,000 revolving line of credit with another institution. The line of credit has a maturity date of March 29, 2017, and a LIBOR or a prime rate option. If the line of credit is drawn on, the Company may elect to pay at a rate of LIBOR plus 2% using LIBOR in effect at date of election, or the variable rate option which is the lender's prime rate. The line of credit is secured by the Bank's stock. There was no outstanding balance at year-end 2016. The Company was in compliance with all related loan covenants as of December 31, 2016. A similar line of credit existed in 2015 and had no outstanding balance at December 31, 2015.

        The Company has an available line of credit with the Federal Home Loan Bank (FHLB) with no outstanding advances at year-end 2016 and 2015. Based on collateral of $289,531,000 and $94,387,000 which consists of commercial real estate loans, residential real estate loans, home equity loans, and small business loans under a blanket lien agreement, the Company is able to borrow up to a total of $186,976,000 and $65,409,000 at year-end 2016 and 2015. At December 31, 2016, the remaining available FHLB credit after $58,788,000 in letters of credit issued was $128,188,000. The letters of credit are issued for commercial customers and municipal deposit customers.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 7—Subordinated Debentures

        In 2004, the Company formed First Evanston Bancorp Trust I ("the Trust"). The Trust is a statutory business trust formed under the laws of the state of Delaware and is wholly owned by the Company. In 2004, the Trust issued floating rate capital trust preferred securities with an aggregate liquidation amount of $10,000,000 ($1,000 per capital security) to a third-party investor. The Company then issued fixed-rate junior subordinated debentures aggregating $10,000,000 to the Trust. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the preferred securities pay interest and dividends, respectively, on a quarterly basis. The rate was 5.85% fixed for five years then became variable in March 2010 at three-month LIBOR plus 1.78%, which was 2.74% at year-end 2016. The subordinated debentures will mature in 2035, at which time the preferred securities must be redeemed. The subordinated debentures and preferred securities can be redeemed at par contemporaneously, in whole or in part. The Company's financial statements do not reflect the accounts of the Trust. The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years.

        The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations.

Note 8—401(k) Plan

        A 401(k) salary reduction plan allows participants to make tax-deferred contributions to the plan within specific ranges, which are matched at two-thirds of the first 6% of an employee's contribution. The Company made contributions of $332,516 and $309,701 during 2016 and 2015.

Note 9—Income Taxes

        The provision for income taxes consists of:

	2016	2015
Current	$3,681	$3,771
Deferred	106	(220)

	$3,787	$3,551

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 9—Income Taxes (Continued)

        Year-end net deferred taxes include the following amounts of deferred tax assets and liabilities:

	2016	2015
Deferred tax assets:
Allowance for loan losses	$4,258	$4,390
Non-qualifying stock plans	745	713
Unrealized loss on securities available for sale	296	138

Total deferred tax assets	$5,299	$5,241
Deferred tax liabilities:
Depreciation	(139)	(244)
FHLB stock dividends	(123)	(124)
Other, net	(184)	(311)

Total deferred tax liabilities	(446)	(679)
	$4,853	$4,562

        The table below reconciles the total income tax provision with the amounts computed at the current statutory income tax rate of 34%:

	2016	2015
Tax provision at federal statutory rate	$3,422	$3,258
Increase (decrease) from:
State income tax expense	471	453
Other, net	(106)	(160)

	$3,787	$3,551

        No valuation allowance has been recorded on deferred tax assets as management believes it is more likely than not that such assets will be realized.

Note 10—Stock-Based Compensation

        The Company has a stock incentive plan ("the Plan") that permits the issuance of stock options and restricted performance shares in order to attract and retain talented executives to manage the Company and the Bank. The Plan also provides for option grants to members of the Board of Directors of the Company and the Bank. At year-end 2016, 1,240,000 shares of common stock have been authorized for issuance, of which 104,618 shares remain available for future grant as either stock options or restricted performance shares.

        Stock Options:    Options may be granted in the form of incentive stock options, non-qualified stock options, or a combination of both. The exercise price equals the fair value of a share of common stock as determined by the Compensation Committee on the grant date. Option exercise is subject to certain conditions, and options expire no later than ten years after the grant date. The option's vesting

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 10—Stock-Based Compensation (Continued)

period is determined by the Compensation Committee with each grant and has generally been from six months to five years.

        The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the following table. Expected volatilities are based on historical volatilities of the Company's common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

        The fair value of options granted was determined using the following weighted-average assumptions as of grant date.

	2016	2015
Risk-free interest rate	2.57%	2.28%
Expected term	10 years	10 years
Expected stock price volatility	9.83%	9.71%
Dividend yield	0%	0%

        A summary of the activity in the stock option plan for 2016 follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, beginning of year	251,720	$51.13
Granted	32,800	60.00
Exercised	(20,990)	45.08
Expired	(300)	45.00

Outstanding, end of year	263,230	$52.73	6.25	$1,915

Vested or expected to vest	263,230	$52.73	6.25	$1,915

Exercisable at end of year	158,670	$50.71	4.63	$1,473

        Information related to the stock option plan follows:

	2016	2015
Intrinsic value of options exercised	$309	$244
Cash received from options exercised	946	738
Tax benefit realized from options exercised	(15)	82
Weighted average fair value of options granted	15.41	13.17

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 10—Stock-Based Compensation (Continued)

        Total compensation cost from stock options that has been charged against income was $403,000 for 2016 and $350,000 for 2015. The total income tax benefit was $158,000 and $137,000 for 2016 and 2015.

        As of year-end 2016, there was $1,448,000 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 2.41 years.

        Restricted Performance Shares:    Restricted performance shares carry voting and dividend rights; however, sale of the shares is restricted prior to vesting, which is five years and subject to continued employment. Compensation expense is recognized over the vesting period of the shares based on the market value of the shares at issue date. Compensation expense related to the vesting of restricted performance shares totaled $2,062,000 and $1,753,000 for 2016 and 2015.

        A summary of changes in the Company's nonvested restricted performance shares for 2016 follows:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at beginning of year	126,520	$53.27
Granted	40,350	59.44
Vested	(38,620)	52.34
Forfeited	(100)	55.00

Nonvested at end of year	128,150	$55.49

        As of year-end 2016, there was $7,042,000 of total unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 2.31 years. The total fair value of shares vested during 2016 and 2015 was $2,317,200 and $1,953,000. The tax benefit realized from restricted stock performance shares vested during 2016 and 2015 was $906,000 and $764,000.

Note 11—Commitments, Contingent Liabilities, and Concentrations of Credit Risk

        At year-end 2016 and 2015, reserves of $43,792,000 and $36,868,000 were required as cash on hand or on deposit with the Federal Reserve Bank.

        Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are those used for loans, including obtaining collateral at exercise of the commitment.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 11—Commitments, Contingent Liabilities, and Concentrations of Credit Risk (Continued)

        The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end:

	December 31, 2016		December 31, 2015
	Fixed rate	Variable rate	Fixed rate	Variable rate
Unused lines of credit	$5,499	$328,086	$5,951	$265,682
Standby letters of credit	50	$22,154	150	$21,143

        Financial instruments that potentially subject the Company to concentrations of credit risk include non-interest-bearing deposits in and federal funds sold to other financial institutions.

        The Company has executed change in control agreements with certain officers of the Company. Upon a change of control as defined in the agreements, the certain officers will be entitled to benefits as specified in the agreements.

Note 12—Regulatory Capital Matters

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer for 2016 is 0.625%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2016, the Company and Bank meet all capital adequacy requirements to which they are subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2016 and 2015, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 12—Regulatory Capital Matters (Continued)

        Actual and required capital amounts (in thousands) and ratios are presented below at year-end.

	Actual		Minimum Required for Capital Adequacy Purposes Plus Capital Conservation Buffer of .625%		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2016
Total capital to risk-weighted assets
Consolidated	$111,519	12.36%	$77,792	8.625%	N/A	N/A
Bank	99,629	11.13	77,220	8.625	$89,531	10.00%
Tier 1 (Core) capital to risk-weighted assets
Consolidated	100,848	11.18	59,753	6.625	N/A	N/A
Bank	88,958	9.94	59,314	6.625	71,624	8.00
Common Tier 1 (CET1)
Consolidated	90,848	10.07	46,224	5.125	N/A	N/A
Bank	88,958	9.94	45,884	5.125	58,195	6.50
Tier 1 (Core) capital to average assets
Consolidated	100,848	8.60	46,931	4.00	N/A	N/A
Bank	88,958	7.63	46,665	4.00	58,331	5.00
2015
Total capital to risk-weighted assets
Consolidated	$103,079	12.66%	$65,137	8.00%	N/A	N/A
Bank	92,311	11.43	64,595	8.00	$80,743	10.00%
Tier 1 (Core) capital to risk-weighted assets
Consolidated	92,980	11.42	48,853	6.00	N/A	N/A
Bank	82,212	10.18	48,446	6.00	64,595	8.00
Common Tier 1 (CET1)
Consolidated	82,980	10.19	36,640	4.50	N/A	N/A
Bank	82,212	10.18	36,334	4.50	52,483	6.50
Tier 1 (Core) capital to average assets
Consolidated	92,980	9.29	40,055	4.00	N/A	N/A
Bank	82,212	8.27	39,783	4.00	49,729	5.00

        The primary source of funds to allow the Company to pay dividends to its stockholders is from dividends received from its bank subsidiary. Under provisions of the Illinois Banking Act, dividends may not be declared by a bank except out of retained net profits. In addition, all dividends paid by the Bank are restricted by the capital adequacy guidelines of the FDIC. The Bank's retained earnings available for dividends approximated $17,608,000 at year-end 2016.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 13—Derivatives

        During 2012, 2013 and 2016, the Company, entered into loan and interest rate swap transactions with customers whereby the Company receives interest at a fixed rate and pays interest at a variable rate indexed to LIBOR. Simultaneous with the execution of the swap agreement with its customers the Company entered into an interest rate swap agreement, indexed to LIBOR, with a correspondent bank whereby the Bank pays interest at a fixed rate and receives interest at a variable rate. The notional amounts of the customer derivative instrument and the offsetting counterparty derivative instrument was $7,097,000 and $4,888,000 at year-end 2016 and 2015, respectively. These derivative contracts do not qualify for hedge accounting. These instruments are interest rate swaps.

        At year-end 2016 and 2015, the information pertaining to outstanding interest rate swap agreements whereby the Bank makes payments at a variable rate determined by a specified index (1 month LIBOR) in exchange for receiving payments at a fixed rate is as follows:

	2016	2015
Included in other assets	$20	$12
Included in other liabilities	$20	$12
Included in other income	$—	$—

Note 14—Earnings Per Share

        The following table presents a reconciliation of the components used to compute basic and diluted income per share for the years ended:

	2016	2015
Basic income per share
Basic weighted average common shares outstanding	1,648,609	1,607,457

Net income	$6,277	$6,032
Basic income per share	3.81	3.75
Diluted income per share
Basic weighted average common shares outstanding	1,648,609	1,607,457
Dilutive effect of stock options	23,851	21,417

Diluted weighted average common shares outstanding	1,672,460	1,628,874

Net income	$6,277	$6,032
Diluted income per share	3.75	3.70

        There were 110,690 and 108,970 potential common shares that were antidilutive for the years ended 2016 and 2015, respectively.

        The Company periodically repurchases its shares as they become available. The Company repurchased 33,581 shares in 2016 and 22,222 shares in 2015 under these repurchase authorizations.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 15—Fair Values

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

          Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

          Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

          Level 3: Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        Securities Available for Sale:    The fair value of securities are determined by quoted market prices, if available (Level 1 inputs). For securities where quoted prices are not available, fair values are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2 inputs).

        Impaired Loans:    At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive specific allocations of the allowance for loan losses. For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower's financial statements, or aging reports, adjusted or discounted based on management's historical knowledge, changes in market conditions from the time of the valuation, and management's expertise and knowledge of the client and client's business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

        Derivative:    The fair value of the interest rate swap is based on valuation model using observable market data as of the measurement date (Level 2).

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 15—Fair Values (Continued)

        Assets and (Liabilities) Measured on a Recurring Basis:    Assets and (liabilities) measured at fair value at year end on a recurring basis are summarized below:

	Level 1		Level 2
	2016	2015	2016	2015
Securities:
U.S. Treasury	$31,920	$32,849	$—	$—
U.S. Government-sponsored entities	—	—	74,611	86,841
States and political subdivisions	—	—	34,282	38,385
Derivatives:
Interest rate swap	$—	$—	$(20)	$(12)
Mirror interest rate swap	—	—	20	12

        There were no transfers between Level 1 and Level 2 during 2016 or 2015.

        Assets Measured on a Non-Recurring Basis:    Assets measured at fair value at year end on a non-recurring basis are summarized below:

	Level 3
	2016	2015
Impaired loans:
Commercial business	$1,868	$2,277
Commercial real estate	341	—
Home equity—first mortgages	152	402
Home equity—second mortgages	287	22
Installment and other	100	107

        For impaired loans carried at fair value, the following represents impaired loan balances and valuation allowances on those impaired loans at year-end and the provision recorded on the loans during the years then ended:

	2016	2015
Impaired loans with allowance for loan losses allocated	$3,878	$4,178
Valuation allowance on impaired loans	(1,130)	(1,370)

Net carrying balance of impaired loans	$2,748	$2,808

Additional provision recognized during the year	$116	$460

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 15—Fair Values (Continued)

        Quantitative information about level 3 fair value measurements for financial instruments measured at fair value non-recurring basis at year-end 2016 was as follows:

	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:		Sales comparison approach	Adjustment for differences between comparable sales
Commercial business	$1,868			10% - 40% (25%)
Commercial real estate	341			0 - 25% (11%)
Home equity—first mortgages	152			0 - 25% (11%)
Home equity—second mortgages	287			0 - 25% (11%)
Installment and other	100			0 - 20% (7%)

        Quantitative information about level 3 fair value measurements for financial instruments measured at fair value non-recurring basis at year-end 2015 was as follows:

	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:		Sales comparison approach	Adjustment for differences between comparable sales
Commercial business	$2,277			10% - 40% (25%)
Residential real estate	402			0 - 25% (11%)
Home equity—second mortgages	22			0 - 25% (11%)
Installment and other	107			0 - 20% (7%)

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 15—Fair Values (Continued)

        Fair Value of Financial Instruments:    At year-end 2016 and 2015, the carrying amount and estimated fair value of the financial instruments not previously presented are as follows:

	Fair Value Measurements at December, 2016
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and due from banks	$83,863	$83,863	$—	$—	$83,863
Other investments	3,304	N/A	N/A	N/A	N/A
Loans, net (less impaired loans at fair value)	817,387	—	—	817,861	817,861
Accrued interest receivable	2,570	—	—	2,570	2,570
Financial liabilities
Deposits	$963,736	$—	$964,059	$—	$964,059
Subordinated debentures	10,000	—	8,200	—	8,200
Accrued interest payable	656	—	656	—	656

	Fair Value Measurements at December, 2015
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and due from banks	$83,814	$83,814	$—	$—	$83,814
Other investments	2,826	N/A	N/A	N/A	N/A
Loans, net (less impaired loans at fair value)	725,821	—	—	726,515	726,515
Accrued interest receivable	2,235	—	—	2,235	2,235
Financial liabilities
Deposits	$896,683	$—	$898,007	$—	$898,007
Subordinated debentures	10,000	—	8,200	—	8,200
Accrued interest payable	358	—	358	—	358

        The following assumptions were used. The estimated fair values for cash and cash equivalents; accrued interest receivable; demand, NOW, money market, and savings deposits; variable rate loans; and accrued interest payable are considered to approximate their carrying values. The estimated fair value for loans is based on estimates of the rate the Company would charge for similar loans applied for the time period until estimated payment and considering recent third party loan portfolio sales. The fair value estimate of loans does not represent an exit price. The estimated fair value of certificates of deposit is based on estimates of the rate the Company pays on such deposits, applied for the time period until maturity. Fair value of subordinated debentures is based on current rates for similar financing arrangements and with consideration to change in interest rate structure from a fixed rate to a variable rate in March 2010. It was not practicable to determine the fair value of FHLB or FRB stock due to restrictions placed on its transferability. Loan commitments are not included in the table above as their estimated fair value is immaterial.

        Other assets and liabilities of the Company that are not defined as financial instruments, such as property and equipment, are not included in the above disclosures.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 16—Parent Company Condensed Financial Statements

        The following are the condensed balance sheets and statements of income and cash flow for First Evanston Bancorp, Inc. as of and for the year ended December 31, 2016 and 2015.

CONDENSED BALANCE SHEETS

December 31, 2016 and 2015

(dollars in thousands)

	2016	2015
Assets
Cash and due from banks	$5,704	$4,506
Investment in Bank Subsidiary	88,436	82,035
Premises and equipment, net	6,607	6,781
Other assets	22	—

Total Assets	$100,769	$93,322

Liabilities and Stockholders' Equity
Subordinated debentures	$10,000	$10,000
Accrued interest and other liabilities	443	519

Total Liabilities	10,443	10,519
Stockholders' equity	90,326	82,803

Total Liabilities and stockholders' equity	$100,769	$93,322

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 16—Parent Company Condensed Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME

Years ended December 31, 2016 and 2015

(dollars in thousands)

	2016	2015
Income
Rental income	$916	$916
Expenses
Interest expense	250	265
Other	610	644

	860	909

Income before income tax and undistributed subsidiary income	56	7
Income tax expense	22	3

Income before undistributed subsidiary income	34	4
Equity in earnings of bank subsidiary	6,243	6,028

Net income	$6,277	$6,032

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 16—Parent Company Condensed Financial Statements (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31, 2016 and 2015

(dollars in thousands)

	2016	2015
Cash flows from operating activities
Net income	$6,277	$6,032
Adjustments to reconcile net income to net cash from operating activities
Depreciation	174	175
Equity in earnings of bank subsidiary	(6,243)	(6,028)
Change in accrued interest and other assets	(22)	(163)

Change in accrued interest and other liabilities	(77)	176

Net cash from operating activities	109	192
Cash flows from investing activities
Payments for investments in bank subsidiary	(503)	(443)

Net cash used in investing activities	(503)	(443)
Cash flows from financing activities
Proceed from issuance of common stock from exercise of options, including tax benefit	$3,512	$2,975
Purchase of treasury stock	(1,920)	(1,222)

Net cash from financing activities	1,592	1,753
Net change in cash and cash equivalents	1,198	1,502
Cash and cash equivalents at beginning of year	4,506	3,004

Cash and cash equivalents at end of year	$5,704	$4,506

FIRST EVANSTON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

(Table dollars in thousands, except per share data)

Note 17—Unaudited Quarterly Results of Operations

	2016 Quarters Ended
	March 31	June 30	September 30	December 31
Interest income	$8,189	$8,259	$8,691	$8,938
Interest expense	685	730	802	841

Net interest income	7,504	7,529	7,889	8,097
Provision for loan losses	225	225	225	225

Net interest income after provision for loan losses	7,279	7,304	7,664	7,872
Non-interest income	1,254	1,338	1,266	1,384
Non-interest expense	5,968	6,047	6,242	7,040

Income before income taxes	2,565	2,595	2,688	2,216
Income tax expense	962	972	1,011	842

Net income	$1,603	$1,623	$1,677	$1,374

Earnings per share:
Basic	$0.97	$0.99	$1.01	$0.84
Diluted	$0.96	$0.97	$1.01	$0.81

	2015 Quarters Ended
	March 31	June 30	September 30	December 31
Interest income	$7,675	$7,855	$7,854	$7,936
Interest expense	598	632	636	644

Net interest income	7,077	7,223	7,218	7,292
Provision for loan losses	300	200	150	150

Net interest income after provision for loan losses	6,777	7,023	7,068	7,142
Non-interest income	1,217	1,225	1,265	1,294
Non-interest expense	5,760	5,753	5,701	6,214

Income before income taxes	2,234	2,495	2,632	2,222
Income tax expense	840	859	997	855

Net income	$1,394	$1,636	$1,635	$1,367

Earnings per share:
Basic	$0.87	$1.02	$1.02	$0.84
Diluted	$0.86	$1.00	$1.01	$0.83

FIRST EVANSTON BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(UNAUDITED)

September 30, 2017

(Dollars in thousands)

September 30, 2017
ASSETS
Cash and due from banks	$76,181
Securities available for sale	144,217
Other investments	3,699
Loans, net of allowance for loan losses	882,867
Premises and equipment, net	9,515
Accrued interest and other assets	9,361

$1,125,840

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits
Demand and non-interest bearing	$361,344
Demand interest bearing	27,792
NOW and money market accounts	302,208
Savings	52,122
Time deposits	250,192

993,658
FHLB advances	20,000
Subordinated debentures	10,000
Accrued interest and other liabilities	4,268

1,027,926
Stockholders' equity
Common stock—no par value: 2,000,000 shares authorized; 1,759,145 shares issued at September 30, 2017	418
Paid-in surplus	37,120
Retained earnings	65,310
Treasury stock, at cost—85,875 shares at September 30, 2017	(4,766)
Accumulated other comprehensive income (loss)	(168)

97,914

$1,125,840

See accompanying notes to consolidated financial statements.

FIRST EVANSTON BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended September 30		Nine months ended September 30
	2017	2016	2017	2016
Interest income
Loans, including fees	$9,685	$8,059	$27,711	$23,344
Taxable securities	418	314	1,188	1,051
Tax-exempt securities	121	123	350	355
Interest bearing deposits	279	195	673	389

	10,503	8,691	29,922	25,139
Interest expense
Deposits	1,053	734	2,639	2,029
Subordinated debentures	78	63	221	183
FHLB advances and other	61	5	97	5

	1,192	802	2,957	2,217

Net interest income	9,311	7,889	26,965	22,922
Provision for loan losses	150	225	750	675

Net interest income after provision for loan losses	9,161	7,664	26,215	22,247
Other income
Deposit service charges and fees	474	463	1,441	1,430
Loan brokerage and other fees	57	27	138	124
Trust department income	630	529	1,804	1,545
Rental income	40	34	121	113
Other income	218	213	678	646

	1,419	1,266	4,182	3,858
Other expense
Salaries and benefits	4,442	4,025	13,242	11,794
Occupancy expense	451	382	1,383	1,202
Furniture and equipment expense	163	186	515	525
Marketing expense	266	229	736	712
Data processing	586	555	1,777	1,676
FDIC insurance expense	190	150	535	450
Legal and professional fees	108	119	566	261
Other expenses	929	596	2,007	1,637

	7,135	6,242	20,761	18,257

Income before income taxes	3,445	2,688	9,636	7,848
Provision for income taxes	1,366	1,011	3,720	2,945

Net income	$2,079	$1,677	$5,916	$4,903

Earnings per share:
Basic	$1.24	$1.02	$3.53	$2.97

Diluted	$1.22	$1.01	$3.47	$2.94

See accompanying notes to consolidated financial statements.

FIRST EVANSTON BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(Dollar amounts in thousands)

	Three months ended September 30		Nine months ended September 30
	2017	2016	2017	2016
Net income	$2,079	$1,677	$5,916	$4,903
Other comprehensive income:
Unrealized gains/losses on securities:
Unrealized holding gain/(loss) arising during the period	(36)	(69)	578	839
Reclassification adjustment for (gains) losses included in net income
Tax effect	14	27	(224)	(325)

Total other comprehensive income (loss)	(22)	(42)	354	514

Comprehensive income	$2,057	$1,635	$6,270	$5,417

See accompanying notes to consolidated financial statements.

FIRST EVANSTON BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	Nine months ended September 30,
	2017	2016
Cash flows from operating activities
Net Income	$5,916	$4,903
Adjustments to reconcile net income to net cash from operating activities
Depreciation	549	568
Net securities and other amortization	323	306
Gain on sale of securities available for sale	—	(29)
Provision for loan losses	750	675
Stock compensation expense	1,983	1,600
Change in accrued interest and other assets	54	144
Change in accrued interest and other liabilities	(473)	184

Net cash from operating activities	9,102	8,351
Cash flows from investing activities
Purchases of securities available for sale	(39,044)	(33,391)
Purchase of other investments	(1,014)	(515)
Redemption of other investments	619	31
Proceeds from calls and maturities of securities available for sale	35,895	55,551
Proceeds from sale of securities available for sale	—	301
Net change in loans	(62,157)	(53,080)
Premises and equipment expenditures	(340)	(229)

Net cash used in investing activities	(66,041)	(31,332)
Cash flows from financing activities
Net change in deposits	29,922	235,307
Borrowings on FHLB advances	20,000	—
Purchase of treasury stock	(681)	(931)
Proceeds from issuance of common stock from exercise of options, including tax benefit	16	284

Net cash from financing activities	49,257	234,660

Net change in cash and cash equivalents	(7,682)	211,679
Cash and cash equivalents at beginning of period	83,863	83,814

Cash and cash equivalents at end of period	$76,181	$295,493

Supplemental disclosures of cash flow information:
Interest paid	$2,979	$1,994
Taxes paid	2,765	3,000

See accompanying notes to consolidated financial statements.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation and Nature of Operations:    The unaudited condensed financial statements include the accounts of First Evanston Bancorp, Inc. and its wholly owned subsidiary, First Bank & Trust ("the Bank") (together referred to as "the Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

        These interim financial statements do not include all the information and footnotes required by generally accepted accounting principles for the complete financial statements and should be read in conjunction with the Company's most recent annual financial statements. The condensed consolidated financial statements have not been audited by an independent auditor, but in the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of financial statements, have been reflected herein. The results for the nine months ended September 30, 2017 are not necessarily indicative of the results expected for the year ending December 31, 2017 or for any other future time period.

        The Company provides banking and trust services through its offices in the Chicago suburbs. The Company's primary source of funding is deposit products including checking, savings, and certificates of deposits. The Company also has funding capacity through the Federal Home Loan Bank, Federal Reserve Bank, and federal funds lines available with other financial institutions. The Company's primary lending products are commercial business and commercial real estate loans. Substantially all loans are secured by various forms of collateral, including business assets, consumer property, real estate, and other items, although borrower cash flow is the primary source of repayment. The Company's exposure to credit risk is significantly affected by changes in the economy in the greater Chicago area. While the loan portfolio is substantially commercial based, the Bank is not dependent on any single borrower.

        Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, reported amounts of income and expenses, and disclosures concerning reported amounts of contingent assets and liabilities at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

        Subsequent Events:    The Company has evaluated subsequent events for recognition, measurement, and disclosures through January 23, 2018, which is the date the financial statements were available to be issued.

        Reclassifications:    Some items were reclassified to conform to the current presentation.

Accounting Pronouncement Adopted:

        In March 2016, the FASB issued an update, ASU No. 2016-09, Stock Compensation: Improvements to Employee Share-Based Payment Accounting. The guidance in this update affects any entity that issues share-based payment awards including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flow. The amendments

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption was permitted. The Company adopted ASU 2016-09 in 2017. The impact of adoption for the nine month period ended September 30, 2017 was not material. During the fourth quarter of 2017, the Company expects to record an income tax benefit of approximately $2.95 million as a result of the adoption. This amount would have been recorded in paid-in surplus under previous guidance.

Impact of Recent Accounting Pronouncements:

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The main provisions of the update require the identification of performance obligations within a contract and require the recognition of revenue based on a stand-alone allocation of contract revenue to each performance obligation. Performance obligations may be satisfied and revenue recognized over a period of time if: 1) the customer simultaneously receives and consumes the benefits provided by the entity's performance as the entity performs, or 2) the entity's performance creates or enhances an asset that the customer controls as the asset is created or enhanced, or 3) the entity's performance does not create an asset with an alternative use to the entity, and the entity has an enforceable right to payment for performance completed to date. For public entities the amendments of the update are effective for annual reporting periods beginning after December 15, 2017 including interim periods within that reporting period. The Company's revenue is primarily comprised of net interest income on financial asset and liabilities, which are excluded from the scope of ASU 2014-09. Management has concluded that the adoption of ASU 2014-09 will not have a material impact on the Company's financial position, results of operations or cash flows. The most significant impact of ASU 2014-09 will be additional disclosures required for non-interest income.

        In January 2016, the FASB issued ASU 2016-01, Financial Instruments (Topic 825): Recognition and Measurement of Financial Assets and Liabilities. The main provisions of the update are to eliminate the available for sale classification of accounting for equity securities and to adjust the fair value disclosures for financial instruments carried at amortized costs such that the disclosed fair values represent an exit price as opposed to an entry price. The provisions of this update will require that equity securities be carried at fair market value on the balance sheet and any periodic changes in value will be adjustments to the income statement. A practical expedient is provided for equity securities without a readily determinable fair value, such that these securities can be carried at cost less any impairment. The provisions of this update become effective for interim and annual periods beginning after December 15, 2017. Upon the effective date of the update, changes in the value of the Company's common stock investments will be adjustments to the income statement. Additionally, the disclosure of fair value of the loan portfolio will be presented using an exit price method instead of the current discounted cash flow. Management has concluded that the remaining requirements of this update are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In February 2016, the FASB issued an update (ASU No. 2016-02, Leases) creating FASB Topic 842, Leases. The guidance is intended to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and requiring more disclosures related to leasing transactions. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted. Management has concluded that based on the Company's current operating leases, the adoption of ASU 2016-02 will not have a material impact on the Company's consolidated financial statement and related disclosures.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), commonly referred to as "CECL." The provisions of the update eliminate the probable initial recognition threshold under current GAAP which requires reserves to be based on an incurred loss methodology. Under CECL, reserves required for financial assets measured at amortized cost will reflect an organization's estimate of all expected credit losses over the expected term of the financial asset and thereby require the use of reasonable and supportable forecasts to estimate future credit losses. Because CECL encompasses all financial assets carried at amortized cost, the requirement that reserves be established based on an organization's reasonable and supportable estimate of expected credit losses extends to held to maturity debt securities. Under the provisions of the update, credit losses recognized on available for sale debt securities will be presented as an allowance as opposed to a write-down. In addition, CECL will modify the accounting for purchased loans, with credit deterioration since origination, so that reserves are established at the date of acquisition for purchased loans. Under current GAAP a purchased loan's contractual balance is adjusted to fair value through a credit discount and no reserve is recorded on the purchased loan upon acquisition. Since under CECL reserves will be established for purchased loans at the time of acquisition, the accounting for purchased loans is made more comparable to the accounting for originated loans. Finally, increased disclosure requirements under CECL oblige organizations to present the currently required credit quality disclosures disaggregated by the year of origination or vintage. FASB expects that the evaluation of underwriting standards and credit quality trends by financial statement users will be enhanced with the additional vintage disclosures. For public entities, the amendments of the update are effective beginning January 1, 2020. Management has initiated an implementation committee to assist in assessing data and system needs for the new standard. Management anticipates the effect will be an increase to the allowance for loan losses upon adoption. However, the size of the overall increase is uncertain at this time.

        In March 2017, the FASB issued ASU 2017-08, Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The amendments in this Update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The provisions of this update become effective for interim and annual periods beginning after December 15, 2018. Management has concluded that based on the Company's current portfolio of investment securities that the adoption of these amendments will result

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

in shorter amortization period for investment security premiums; however, the impact will not be material to interest income on investment securities.

NOTE 2—SECURITIES AVAILABLE FOR SALE

        The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2017
U.S. Treasury	$27,895	$53	$(19)	$27,929
U.S. government-sponsored entities	83,113	4	(415)	82,702
States and political subdivisions	33,484	141	(39)	33,586

	$144,492	$198	$(473)	$144,217

        The fair value of securities available for sale at September 30, 2017 by contractual maturity was as follows:

	Amortized Cost	Fair Value
Due in one year or less	$32,952	$32,933
Due from one to five years	109,706	109,432
Due from five years through ten years	1,834	1,852

	$144,492	$144,217

        Securities with a carrying value of $109,901,000 at September 30, 2017 were pledged to secure public deposits and for other purposes.

        At September 30, 2017 there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders' equity.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 2—SECURITIES AVAILABLE FOR SALE (Continued)

        Securities with unrealized losses at September 30, 2017 aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
September 30, 2017
U.S. Treasury	$5,990	$(19)	$—	$—	$5,990	$(19)
U.S. government-sponsored
entities	51,869	(224)	21,809	(191)	73,678	(415)
States and political subdivisions	4,015	(11)	5,356	(28)	9,371	(39)

Total temporarily impaired	$61,874	$(254)	$27,165	$(219)	$89,039	$(473)

        The unrealized losses at September 30, 2017 have not been recognized into income because the issuers' bonds are of high credit quality, management does not intend to sell and it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to the current and projected rate environment and lower market liquidity.

        U.S. government-sponsored entities primarily include bonds issued by the Federal Farm Credit Bank, Federal Home Loan Bank, Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. States and political subdivisions include taxable and tax-exempt bonds issued by various municipalities.

NOTE 3—LOANS

        Loans were as follows:

September 30 2017
Commercial business	$364,408
Commercial real estate	381,880
Residential real estate	65,402
Home equity—first mortgages	47,295
Home equity—second mortgages	25,638
Installment and other	9,534

894,157
Deferred loan fees	(668)
Allowance for loan losses	(10,622)

$882,867

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 3—LOANS (Continued)

        The Company has sold portions of certain loans to other unrelated entities; however, the sales do not qualify for sale accounting treatment. Therefore, the Company has recorded the entire loan balance on the consolidated balance sheet and has recorded the sold portion as borrowings included in other liabilities on the consolidated balance sheet in a total amount of $1,325,000 as of September 30, 2017.

        Loans to related parties including commitments were $2,386,000 at September 30, 2017. Activity in the allowance for loan losses by portfolio segment was as follows for the three and nine month periods ended September 30, 2017 and 2016:

	Three and nine months ended September 30, 2017
	Commercial	Commercial Real Estate	Residential Real Estate	Home Equity First Liens	Home Equity Second Liens	Installment and Other	Total
Allowance for Loan Losses:
Balance at July 1, 2017	$5,128	$4,622	$246	$160	$334	$132	$10,622
Charge-offs	(165)	(5)	—	—	—	(6)	(176)
Recoveries	5	—	—	—	—	21	26
Provision for loan losses	(85)	136	(44)	150	(25)	18	150

Balance at September 30, 2017	$4,883	$4,753	$202	$310	$309	$165	$10,622

Balance at January 1, 2017	$5,251	$4,641	$247	$238	$159	$135	$10,671
Charge-offs	(429)	(150)	—	(78)	(164)	(121)	(942)
Recoveries	54	—	—	—	—	89	143
Provision for loan losses	7	262	(45)	150	314	62	750

Balance at September 30, 2017	$4,883	$4,753	$202	$310	$309	$165	$10,622

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 3—LOANS (Continued)

	Three and nine months ended September 30, 2016
	Commercial	Commercial Real Estate	Residential Real Estate	Home Equity First Liens	Home Equity Second Liens	Installment and Other	Total
Allowance for Loan Losses:
Balance at July 1, 2016	$5,605	$4,414	$300	$264	$160	$150	$10,893
Charge-offs	(73)	(4)	—	(9)	—	(75)	(161)
Recoveries	43	2	—	—	74	15	134
Provision for loan losses	12	229	20	4	(100)	60	225

Balance at September 30, 2016	$5,587	$4,641	$320	$259	$134	$150	$11,091

Balance at January 1, 2016	$5,035	$4,230	$430	$337	$392	$167	$10,591
Charge-offs	(115)	(18)	—	(12)	(7)	(177)	(329)
Recoveries	44	3	—	1	74	32	154
Provision for loan losses	623	426	(110)	(67)	(325)	128	675

Balance at September 30, 2016	$5,587	$4,641	$320	$259	$134	$150	$11,091

        The balance in the allowance for loan losses and the recorded investment in loans based on the impairment method were as follows as of September 30, 2017:

	Loan Balances			Allowance for Loan Losses
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total Recorded Investment	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
2017
Commercial business	$706	$363,702	$364,408	$190	$4,693	$4,883
Commercial real estate	386	381,494	381,880	32	4,721	4,753
Residential real estate	—	65,402	65,402	—	202	202
Home equity—first liens	294	47,001	47,295	61	249	310
Home equity—second liens	521	25,117	25,638	109	200	309
Installment and other	178	9,356	9,534	45	120	165

Total	$2,085	$892,072	$894,157	$437	$10,185	$10,622

        The loan balances above do not include accrued interest receivable or deferred loan fees.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 3—LOANS (Continued)

Troubled Debt Restructurings:

        As of September 30, 2017, the Company has a recorded investment in troubled debt restructurings of $625,000. The Company has allocated $140,000 of specific reserves for those loans at September 30, 2017, and has committed to lend no additional amounts.

        During 2017, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of 1 loan included one or a combination of the following: a reduction of the stated interest rate of the loan; or an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk.

        Loans modified as troubled debt restructurings, by class of loan, occurring during 2017 were as follows:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructuring:
Commercial business	1	$35	$35

        The troubled debt restructuring described above did not increase the allowance for loan losses during 2017 and resulted in no charge-offs during 2017.

        During 2016, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of 3 loans included one or a combination of the following: a reduction of the stated interest rate of the loan; or an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk.

        Loans modified as troubled debt restructurings, by class of loan, occurring during 2016 were as follows:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructuring:
Commercial business	3	$808	$593

        The troubled debt restructurings described above increased the allowance for loan losses by $80,000 during 2016 and resulted in charge-offs of $215,000 during 2016.

        No loans modified as troubled debt restructurings experienced payment default during 2017 or 2016 within 12 months of the modification.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 3—LOANS (Continued)

        Loans individually evaluated for impairment by class of loans as of September 30, 2017:

	Unpaid Principal Balance	Recorded Investment	Allowance For Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
2017
With no related allowance recorded:
Commercial business	$275	$247	$—	$262	$—	$—
Commercial real estate	306	195	—	538	—	—
Residential real estate	—	—	—	—	—	—
Home equity—first liens	—	—	—	—	—	—
Home equity—second liens	—	—	—		—	—
Installment and other	67	66	—	51	1	—
With an allowance recorded:
Commercial business	752	459	190	1,767	—	—
Commercial real estate	207	191	32	195	—	—
Residential real estate	—	—	—	—	—	—
Home equity—first liens	294	294	61	46	6	—
Home equity—second liens	527	521	109	550	—	—
Installment and other	156	112	45	121	2	—

Total	$2,584	$2,085	$437	$3,530	$9	$—

        The following table presents the aging of the recorded investment in past due loans as of September 30, 2017 by class of loans:

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days Past Due Still On Accrual	Nonaccrual	Loans Not Past Due	Total
2017
Commercial business	$53	$—	$—	$706	$363,649	$364,408
Commercial real estate	—	—	213	386	381,281	381,880
Residential real estate	—		—	—	65,402	65,402
Home equity—first liens	—	—	—	294	47,001	47,295
Home equity—second liens	—	42	—	521	25,075	25,638
Installment and other	114	7	1	178	9,234	9,534

Total	$167	$49	$214	$2,085	$891,642	$894,157

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 3—LOANS (Continued)

Credit Quality Indicators:

        The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis includes non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed generally on a monthly basis but no less than quarterly. The risk category of homogeneous loans is evaluated when a loan becomes delinquent.

    Special Mention.    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

    Substandard.    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

    Doubtful.    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

        As of September 30, 2017, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Total
2017
Commercial business	$349,649	$12,585	$1,796	$378	$364,408
Commercial real estate	366,918	14,576	191	195	381,880
Residential real estate	64,747	65	590	—	65,402
Home equity—first liens	46,826	175	294	—	47,295
Home equity—second liens	25,365	42	231	—	25,638
Installment and other	9,423	—	87	24	9,534

Total	$862,928	$27,443	$3,189	$597	$894,157

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 4—STOCK-BASED COMPENSATION

        The Company has a stock incentive plan ("the Plan") that permits the issuance of stock options and restricted performance shares in order to attract and retain talented executives to manage the Company and the Bank. The Plan also provides for option grants to members of the Board of Directors of the Company and the Bank. At September 30, 2017, 1,240,000 shares of common stock have been authorized for issuance, of which 104,618 shares remain available for future grant as either stock options or restricted performance shares.

        Stock Options:    Options may be granted in the form of incentive stock options, non-qualified stock options, or a combination of both. The exercise price equals the fair value of a share of common stock as determined by the Compensation Committee on the grant date. Option exercise is subject to certain conditions, and options expire no later than ten years after the grant date. The option's vesting period is determined by the Compensation Committee with each grant and has generally been from six months to five years.

        The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the following table. Expected volatilities are based on historical volatilities of the Company's common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

        The fair value of options granted was determined using the following weighted-average assumptions as of grant date.

	September 30, 2017	2016
Risk-free interest rate	—	2.57%
Expected term	—	10 years
Expected stock price volatility	—	9.83%
Dividend yield	—	0%

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 4—STOCK-BASED COMPENSATION (Continued)

        A summary of the activity in the stock option plan for 2017 follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, beginning of year	263,230	$52.73
Granted	—	—
Exercised	300	52.00
Expired	—	—

Outstanding, September 30, 2017	262,930	$52.73	5.50	$1,912

Vested or expected to vest	262,930	$52.73	5.50	$1,912

Exercisable at September 30, 2017	158,370	$50.71	3.88	$1,471

        Information related to the stock option plan follows:

	September 30, 2017	2016
Intrinsic value of options exercised	$2	$309
Cash received from options exercised	16	946
Tax benefit realized from options exercised	—	(15)
Weighted average fair value of options granted	—	15.41

        Total compensation cost from stock options that has been charged against income was $109,000 and $101,000 for the three months ended September 30, 2017 and 2016.

        Total compensation cost from stock options that has been charged against income was $328,000 and $302,000 for the nine months ended September 30, 2017 and 2016.

        As of September 30, 2017, there was $1,120,000 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 2.08 years.

        Restricted Performance Shares:    Restricted performance shares carry voting and dividend rights; however, sale of the shares is restricted prior to vesting, which is five years and subject to continued employment. Compensation expense is recognized over the vesting period of the shares based on the market value of the shares at issue date.

        Compensation expense related to the vesting of restricted performance shares totaled $552,000 and $521,000 for the three months ended September 30, 2017 and 2016.

        Compensation expense related to the vesting of restricted performance shares totaled $1,666,000 and $1,545,000 for the nine months ended September 30, 2017 and 2016.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 4—STOCK-BASED COMPENSATION (Continued)

        A summary of changes in the Company's nonvested restricted performance shares through September 30, 2017 follows:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at beginning of year	128,150	$55.49
Granted	—	—
Vested	500	50.00
Forfeited	—	—

Nonvested at September 30, 2017	127,650	$55.51

        As of September 30, 2017, there was $5,386,000 of total unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 2.09 years. The total fair value of shares vested as of September 30, 2017 was $25,000. The tax benefit realized from restricted stock performance shares vested was $0 and $11,000 for the three and nine month periods ending September 30, 2017.

NOTE 5—REGULATORY CAPITAL MATTERS

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer for 2017 is 1.25%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of September 30, 2017, the Company and Bank meet all capital adequacy requirements to which they are subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At September 30, 2017, the most recent regulatory notification categorized the Bank as well capitalized under the regulatory

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 5—REGULATORY CAPITAL MATTERS (Continued)

framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

        Actual and required capital amounts (in thousands) and ratios are presented below at year-end.

	Actual		Minimum Required for Capital Adequacy Purposes Plus Capital Conservation Buffer of 1.25%		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2017
Total capital to risk-weighted assets
Consolidated	$118,850	12.18%	$90,248	9.25%	N/A	N/A
Bank	105,847	10.92%	89,645	9.25%	$96,913	10.00%
Tier 1 (Core) capital to risk-weighted assets
Consolidated	108,228	11.09%	70,735	7.25%	N/A	N/A
Bank	95,225	9.83%	70,262	7.25%	77,531	8.00%
Common Tier 1 (CET1)
Consolidated	98,228	10.07%	56,100	5.75%	N/A	N/A
Bank	95,225	9.83%	55,725	5.75%	62,994	6.50%
Tier 1 (Core) capital to average assets
Consolidated	108,228	9.44%	45,881	4.00%	N/A	N/A
Bank	95,225	8.35%	45,620	4.00%	57,025	5.00%

        The primary source of funds to allow the Company to pay dividends to its stockholders is from dividends received from its bank subsidiary. Under provisions of the Illinois Banking Act, dividends may not be declared by a bank except out of retained net profits. In addition, all dividends paid by the Bank are restricted by the capital adequacy guidelines of the FDIC. The Bank's retained earnings available for dividends approximated $18,211,000 at September 30, 2017.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 6—EARNINGS PER SHARE

        The following table presents a reconciliation of the components used to compute basic and diluted income per share for the years ended:

	Three Months ended September 30		Nine Months ended September 30
	2017	2016	2017	2016
Basic income per share
Basic weighted average common shares outstanding	1,673,622	1,648,609	1,676,071	1,648,532

Net income	$2,079	$1,677	$5,916	$4,903
Basic income per share	1.24	1.02	3.53	2.97
Diluted income per share
Weighted average common shares outstanding	1,673,622	1,646,080	1,676,071	1,648,532
Dilutive effect of stock options	40,380	24,279	27,239	22,053

Diluted weighted average common shares outstanding	1,673,622	1,646,080	1,676,071	1,648,532

Net income	$2,079	$1,677	$5,916	$4,903
Diluted income per share	1.22	1.01	3.47	2.94

        There were 59,990 and 77,890 potential common shares that were antidilutive for the three months ended September 30, 2017 and 2016.

        There were 74,990 and 77,890 potential common shares that were antidilutive for the nine months ended September 30, 2017 and 2016.

        The Company periodically repurchases its shares as they become available. The Company repurchased 11,364 shares through September 30, 2017.

NOTE 7—FAIR VALUES

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

  Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

  Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  Level 3: Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 7—FAIR VALUES (Continued)

        Securities Available for Sale:    The fair value of securities are determined by quoted market prices, if available (Level 1 inputs). For securities where quoted prices are not available, fair values are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2 inputs).

        Impaired Loans:    At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive specific allocations of the allowance for loan losses. For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower's financial statements, or aging reports, adjusted or discounted based on management's historical knowledge, changes in market conditions from the time of the valuation, and management's expertise and knowledge of the client and client's business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

        Derivative:    The fair value of the interest rate swap is based on valuation model using observable market data as of the measurement date (Level 2).

        Assets and (Liabilities) Measured on a Recurring Basis:    Assets and (liabilities) measured at fair value at September 30, 2017 on a recurring basis are summarized below:

	Level 1		Level 2
Securities:
U.S. Treasury		$27,929	$—
U.S. government-sponsored entities			82,702
States and political subdivisions		—	33,586
Derivatives:
Interest rate swap	$		$3
Mirror interest rate swap		—	(3)

        There were no transfers between Level 1 and Level 2 during the nine months ended September 30, 2017.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 7—FAIR VALUES (Continued)

        Assets Measured on a Non-Recurring Basis:    Assets measured at fair value at September 30, 2017 on a non-recurring basis are summarized below:

Level 3
Impaired loans:
Commercial business	$269
Commercial real estate	159
Home equity—first mortgages	233
Home equity—second mortgages	412
Installment and other	67

        For impaired loans carried at fair value, the following represents impaired loan balances and valuation allowances on those impaired loans at year-end and the provision recorded on the loans during the years then ended:

September 30, 2017
Impaired loans with allowance for loan losses allocated	$1,577
Valuation allowance on impaired loans	(437)

Net carrying balance of impaired loans	$1,140

Additional provision recognized during the period	$—

        Quantitative information about level 3 fair value measurements for financial instruments measured at fair value non-recurring basis at September 30, 2017 was as follows:

	Fair value	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:		Sales comparison approach	Adjustment for differences between comparable sales
Commercial business	$269			10% - 40% (25%)
Commercial real estate	159			0 - 25% (11%)
Home equity—first mortgages	233			0 - 25% (11%)
Home equity—second mortgages	412			0 - 25% (11%)
Installment and other	67			0 - 20% (7%)

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 7—FAIR VALUES (Continued)

        Fair Value of Financial Instruments:    At September 30, 2017, the carrying amount and estimated fair value of the financial instruments not previously presented are as follows:

		Fair Value Measurements at September 30, 2017
	Carrying Amount
		Level 1	Level 2	Level 3	Total
Financial assets:
Cash and due from banks	$76,181	$76,181	—	—	$76,181
Other investments	3,699	N/A	N/A	N/A	N/A
Loans, net (less impaired loans at fair value)	881,727	—	—	883,338	883,338
Accrued interest receivable	3,084	—	—	3,084	3,084
Financial liabilities:
Deposits	$993,658	—	$992,206	—	$992,206
FHLB Advance	20,000	—	20,000	—	20,000
Subordinated debentures	10,000	—	8,200	—	8,200
Accrued interest payable	644	—	644	—	644

        The following assumptions were used. The estimated fair values for cash and cash equivalents; accrued interest receivable; demand, NOW, money market, and savings deposits; variable rate loans; and accrued interest payable are considered to approximate their carrying values. The estimated fair value for loans is based on estimates of the rate the Company would charge for similar loans applied for the time period until estimated payment and considering recent third party loan portfolio sales. The fair value estimate of loans does not represent an exit price. The estimated fair value of certificates of deposit is based on estimates of the rate the Company pays on such deposits, applied for the time period until maturity. Fair value of subordinated debentures is based on current rates for similar financing arrangements. It was not practicable to determine the fair value of FHLB or FRB stock due to restrictions placed on its transferability. Loan commitments are not included in the table above as their estimated fair value is immaterial.

        Other assets and liabilities of the Company that are not defined as financial instruments, such as property and equipment, are not included in the above disclosures.

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 8—Parent Company Condensed Financial Statements

        The following are the condensed balance sheet and statements of income and cash flows for First Evanston Bancorp, Inc. as of September 30, 2017 and for the nine month period ended September 30, 2017 and 2016.

Condensed Balance Sheet

September 30, 2017
ASSETS
Cash and due from bank	$6,772
Investment in bank subsidiary	95,058
Premises and equipment, net	6,517

Total Assets	$108,347

LIABILITIES AND STOCKHOLDERS' EQUITY
Subordinated debentures	10,000
Accrued interest and other liabilities	433

Total Liabilities	10,433
Stockholders' equity	97,914

Total liabilities and stockholders' equity	$108,347

Condensed Statements of Income

	Nine months ended September 30, 2017	Nine months ended September 30, 2016
Income:
Rental Income	$687	$685
Expenses:
Interest expense	221	183
Other expenses	496	468

	717	651
Income before income tax and undistributed subsidiary income:	(30)	34
Income tax expense (benefit)	(6)	14

Income before undistributed subsidiary income	(24)	20
Equity in earnings of bank subsidiary	5,940	4,883

Net income	$5,916	$4,903

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 8—Parent Company Condensed Financial Statements (Continued)

Condensed Statements of Cash Flows

	Nine Months ended September 30, 2017	Nine Months ended September 30, 2016
Cash flows from operating activities
Net Income	$5,916	$4,903
Adjustments to reconcile net income to net cash from operating activities
Depreciation	130	131
Equity in earnings of bank subsidiary	(5,940)	(4,883)
Change in accrued interest and other assets	22	(38)
Change in accrued interest and other liabilities	(10)	(104)

Net cash from operating activities	118	9
Cash flows from investing activities
Payments for investments in subsidiary	(327)	(302)
Premises and equipment expenditures	(41)	—

Net cash used in investing activities	(368)	(302)
Cash flows from financing activities
Proceeds from issuance of common stock	1,999	1,884
Purchase of treasury stock	(681)	(931)

Net cash from financing activities	1,318	953

Net change in cash and cash equivalents	1,068	660
Cash and cash equivalents at beginning of period	5,704	4,506

Cash and cash equivalents at end of period	$6,772	$5,166

NOTE 9—Subsequent Events

        On November 27, the Company executed a definitive agreement with Byline Bancorp, Inc. ("Byline"). Byline will pay an aggregate of $27 million in cash and issue 3.994 shares of Byline common stock for each share of the Company's common stock issued and outstanding immediately prior to the effective time of the merger. The transaction is expected to close in the first half of 2018, subject to regulatory approvals, the approval of the Company's and Byline's shareholders and the satisfaction of customary closing conditions.

        Under the merger agreement, the Company has agreed to certain operating limitations on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, the Company is required to conduct business in the ordinary and usual course

FIRST EVANSTON BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2017

(UNAUDITED)

(Table dollars in thousands, except per share data)

NOTE 9—Subsequent Events (Continued)

of business consistent with past practices. In certain instances, the Company may be required to obtain Byline's prior written consent as specified in the merger agreement.

        Under certain circumstances, the Company may be required to pay Byline a fee with respect to termination of the merger agreement in the amount of $6.35 million, plus all reasonable out-of-pocket expenses incurred by Byline up to $1.5 million. The Company may be required to reimburse Byline for its reasonable out-of-pocket expenses up to $1.5 million in the event that Byline terminates the merger agreement because the Company breaches its obligation to meet the minimum tangible common equity threshold as defined and specified in the merger agreement.

        The Company is responsible for the payment of legal, professional and investment banking fees incurred on its behalf related to the merger.

        In December 2017, the Tax Cuts and Jobs Act of 2017 was signed into law. This new tax law reduced the statutory federal corporate tax rate from 35% to 21%. The impact on the Company's net deferred tax assets resulted in a tax write down of approximately $1.5 million through income tax expense.

Annex A

        AGREEMENT AND PLAN OF MERGER

by and among

BYLINE BANCORP, INC.,

WILDCAT ACQUISITION CORPORATION

and

FIRST EVANSTON BANCORP, INC.

Dated as of November 27, 2017

A-i

A-ii

        AGREEMENT AND PLAN OF MERGER, dated as of November 27, 2017 (this "Agreement"), by and among Byline Bancorp, Inc., a Delaware corporation ("Parent"), Wildcat Acquisition Corporation, an Illinois corporation ("Merger Sub") and First Evanston Bancorp, Inc., an Illinois corporation (the "Company").

Recitals

        A.    The Proposed Transaction.     Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which Merger Sub, a newly formed, direct, wholly owned Subsidiary of Parent, will merge with and into the Company (the "Merger"). The Company will be the surviving corporation in the Merger (the "Surviving Corporation"). It is the intention of Parent that, (a) immediately following the Merger, the Company will merge with and into Parent, with Parent being the surviving corporation (the "Parent Merger") and (b) immediately following the Parent Merger, First Bank & Trust, an Illinois state chartered bank and wholly owned Subsidiary of the Company ("Company Bank Sub"), will merge with and into Byline Bank, an Illinois state chartered bank and a wholly owned Subsidiary of Parent ("Parent Bank Sub"), with Parent Bank Sub being the surviving bank (the "Bank Merger"). The Parent Merger and the Bank Merger sometimes are collectively referred to herein as the "Subsequent Mergers".

        B.    Board Determinations.     The respective boards of directors of the Company and Parent have each determined that the Merger and the other transactions contemplated hereby are in the best interests of their respective stockholders, and, therefore, have approved this Agreement, the Merger and the other transactions contemplated hereby.

        C.    Intended Tax Treatment.     The parties intend the Merger and the Parent Merger to be treated for federal income tax purposes as a single integrated transaction that will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (the "Intended Tax Treatment"). The parties intend that this Agreement be and hereby is adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

        D.    Company Voting Agreements.     As an inducement to and condition of Parent's willingness to enter into this Agreement, certain directors, officers and shareholders of the Company are concurrently entering into voting agreements, the form of which has been Previously Disclosed (the "Company Voting Agreements"), pursuant to which, among other things, such persons agree to vote all of their shares of Company Common Stock in favor of approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Company, Parent and Merger Sub agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

        1.1    Definitions.     This Agreement uses the following definitions:

        "Acquisition Proposal" means (1) a tender or exchange offer to acquire more than twenty-five percent (25%) of the voting power in the Company or any of its Significant Subsidiaries, (2) a proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or (3) any other proposal or offer to acquire in any manner more than twenty-five percent (25%) of the voting power in, or more than twenty-five percent (25%) of the business, assets or deposits of, the Company or any of its Significant Subsidiaries determined on a consolidated basis, in each case other than the transactions contemplated hereby.

        "Acquisition Transaction" means, with respect to a person, (1) a merger, consolidation or other business combination transaction involving that person or any of its Significant Subsidiaries (other than mergers, consolidations or other business combination transactions involving solely that person and/or one or more of its wholly owned Subsidiaries), (2) a purchase, lease or other acquisition of more than twenty-five percent (25%) of the business, assets or deposits of that person or any of its Significant Subsidiaries determined on a consolidated basis or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than twenty-five percent (25%) of the voting power of that person or any of its Significant Subsidiaries or more than twenty-five percent (25%) of the outstanding securities of any class or series of any securities of that person or any of its Significant Subsidiaries, in each case as determined on a consolidated basis, in each case other than the transactions contemplated or permitted hereby.

        "Affiliate" means, with respect to a person, those other persons that, directly or indirectly, control, are controlled by or are under common control with such person. For the purposes of the definition of Affiliate, "control" (including, with correlative meanings, the terms "controlled by" or "under common control with"), as applied to any person, means the possession, directly or indirectly, of (1) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such person; (2) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such person; or (3) the ability to exercise a controlling influence over the management or policies of such person.

        "Bank Merger Act" means the Bank Merger Act of 1960.

        "Benefit Arrangement" means, with respect to the Company (a "Company Benefit Arrangement") or Parent (a "Parent Benefit Arrangement"), each of the following under which any of its current or former employees or directors has any present or future right to benefits or compensation and (1) that is sponsored or maintained by it or its Subsidiaries, or (2) under which it or its Subsidiaries has or would reasonably expect to have any liability or obligation: each "employee benefit plan" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each stock purchase, stock option, restricted stock, performance share, stock appreciation right, equity, severance, retirement, employment, consulting, change-in-control, fringe benefit, bonus, incentive, retention, deferred compensation, paid time off benefits and other employee compensation or benefit plan, agreement, program, policy or other arrangement, other than, in each case, (x) for the payment of wages or base compensation in the ordinary course of business or that is maintained, administered or mandated by a Governmental Authority or (y) any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

        "BHC Act" means the Bank Holding Company Act of 1956, as amended.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act.

        "Company Board" means the board of directors of the Company.

        "Company Common Stock" means the common stock, no par value, of the Company.

        "Company ERISA Affiliate" means each corporation or other person or entity engaged in a trade or business that is treated as a single employer with the Company or its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

        "Company Stock Plan" means the First Evanston Bancorp, Inc. Stock Incentive Plan, as amended and ratified, and which includes without limitation, an amendment, dated March 19, 1996, that authorizes grants of stock options to non-employee directors of the Company.

        "Company Tangible Common Equity" means the Company's consolidated total tangible common shareholders' equity calculated as set forth on Disclosure Schedule 1.1 and otherwise in accordance with GAAP on a basis consistent with the Company Financial Statements.

        "Confidentiality Agreement" means the Confidentiality and Nondisclosure Agreement between Parent and the Company, dated October 3, 2017.

        "Constituent Documents" means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

        "Contract" means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment (other than a Benefit Arrangement) to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing.

        "Conversion" means the conversion of processing, reporting, payment and other operating systems as determined by Parent so that the Company Bank Sub and Parent Bank Sub utilize the same such systems or otherwise compatible systems.

        "Dissenting Common Shares" means shares of Company Common Stock that are held or beneficially owned by a person who has properly exercised and perfected appraisal, dissenters or similar rights under Sections 11.65 and 11.70 of the IBCA.

        "Environmental Laws" means all applicable Laws regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials, protection of the environment or protection of human health and safety (regarding Hazardous Materials).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Common Shares" means shares of Company Common Stock beneficially owned by Parent (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Company's treasury.

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authority" means any court, administrative or executive agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

        "Hazardous Materials" means any hazardous or toxic substances, materials, wastes, pollutants, contaminants or harmful substances, including petroleum compounds, asbestos, mold and lead, regulated under or which may give rise to liability under any Environmental Law.

        "IBCA" means the Business Corporation Act of the State of Illinois.

        "Intellectual Property" means all (1) trademarks, service marks, brand names, d/b/a's, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (2) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (3) Trade Secrets; (4) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (5) all other intellectual property or proprietary rights.

        "IRS" means the Internal Revenue Service.

        "IT Assets" means the Company's and its Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

        "Knowledge" means, with respect to: (1) the Company, those facts, events, circumstances and other matters that the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer or the Chief Loan Officer actually knows, or would reasonably be expected to know after reasonable inquiry, and (2) Parent, those facts, events, circumstances and other matters that the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer or Chief Loan Officer of Parent actually knows, or would reasonably be expected to know after reasonable inquiry.

        "Law" means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority, as well as any common law.

        "Lease" means any lease, sublease, license, concession or other Contract pursuant to which the Company or any Subsidiary thereof holds any Leased Real Property.

        "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary thereof.

        "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, encumbrance, option, right to acquire or adverse interest (other than any nonexclusive licenses granted in the ordinary course of business consistent with past practice).

        "Material Adverse Effect" means, with respect to the Company or Parent, any fact, circumstance, change, event or effect that, either individually or in the aggregate with any other fact, circumstance, change, event or effect: (1) is or would reasonably be expected to have a material adverse effect on the capital, financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clauses (A), (B), (C), (D) or (E), only to the extent that the effect of a change on it is not materially different than on comparable banking organizations organized and operated in the United States or any state therein (in which case only the incremental materially disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect)) the impact of (A) changes in banking and other Laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting requirements applicable to banking services organizations generally, (C) changes in the credit markets or prevailing interest rates or other general economic conditions generally affecting banking organizations operating in the United States or any state therein, (D) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism), (E) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (F) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby, or (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees; or (2) would materially impair the ability of the party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

        "Merger Consideration" means an amount equal to the result of the (i) Per Common Share Consideration multiplied by (ii) the number of issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

        "Merger Sub Stock" means the common stock, no par value, of Merger Sub.

        "Minimum Company Tangible Common Equity" means the amounts set forth on Disclosure Schedule 1.1.

        "Mortgage Loans" means Loans secured by real property or interests in real property that are or were owned, originated (or in the process of origination), made, entered into, serviced or subserviced by the Company or its Subsidiaries.

        "NYSE" means The New York Stock Exchange.

        "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, including the property, assets and rights that comprise OREO, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary thereof.

        "Parent Common Stock" means the common stock, par value $0.01 per share, of Parent.

        "Parent ERISA Affiliate" means each corporation or other person or entity engaged in a trade or business that is treated as a single employer with the Parent or its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

        "Parent Expenses" means the reasonable and documented out-of-pocket expenses, in an amount not to exceed $1,500,000, incurred by Parent in conjunction with the negotiation and execution of the Transactions.

        "Parent Preferred Stock" means the preferred stock, par value $0.01 per share, of Parent.

        "Parent Stock" means, collectively, the Parent Common Stock and the Parent Preferred Stock.

        "Parent Stock Options" means all outstanding and unexercised employee and director options to purchase Parent Common Stock.

        "Parent Stock Plans" means the Parent Equity Incentive Plan and Parent 2017 Omnibus Incentive Compensation Plan.

        "Permitted Liens" shall mean: (1) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property which are not due and payable as of the Closing Date, or which are being contested in good faith, and in each case which have been reserved for in accordance with GAAP; (2) mechanics liens and similar Liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which would not, individually or in the aggregate, have a material effect on the business or which are being contested by appropriate proceedings and which do not result from the violation or breach of, or default under, any applicable Law or Contract; (3) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business thereon or any violation of which would not have a material and adverse effect on the value of the properties or assets subject thereto or otherwise materially impair current business operations at such Real Property; (4) easements, covenants, conditions and restrictions of record and other similar matters of record affecting title to such Real Property which do not materially impair the value or use or occupancy of such Real Property or otherwise materially impair the operation of the current business conducted thereon, and (5) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

        "Previously Disclosed" means information set forth, disclosed or made available by a party in the applicable paragraph of its Disclosure Schedule and, with respect to Parent, information disclosed in the Parent SEC Filings (other than risk factors or contingencies disclosed under the heading "Risk Factors" or in any "forward looking statements" disclaimer or similar disclosures).

        "Registered" means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

        "Representatives" means, with respect to any person, such person's directors, officers, employees, legal, accounting or financial advisors or any representatives of such legal or financial advisors.

        "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, warrants, puts, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of, such first person.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Significant Subsidiary" and "Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

        "Superior Proposal" means a bona fide written Acquisition Proposal received other than in connection with a breach of Section 6.7 which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all relevant legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of "Superior Proposal", the references to "more than twenty-five percent (25%)" in the definition of Acquisition Proposal shall be deemed to be references to "fifty percent (50%) or more".

        "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges, together with any interest, additions to tax and any penalties or fines imposed by any taxing authority.

        "Tax Returns" means any return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax, and including any amendment thereof.

        "Trade Secrets" means confidential information, trade secrets and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

        1.2    Additional Definitions.     Each of the following terms has the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
Adjusted Option	Section 3.2(a)
Agreement	Preamble
Articles of Merger	Section 2.2
Bank Merger	Recitals
Bank Merger Surviving Bank	Section 2.6
Burdensome Condition	Section 6.3(c)
Cash Consideration	Section 3.1(a)(1)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 6.12(b)(1)
Company Articles	Section 2.5
Company Bank Sub	Recitals
Company FA	Section 5.2(i)
Company Financial Statements	Section 5.2(j)(1)
Company Indemnified Parties	Section 6.11(b)
Company Meeting	Section 6.2(a)
Company Restricted Stock Award	Section 3.1(a)(1)
Company Shareholder Matters	Section 5.2(e)
Company Stock Option	Section 3.2(a)
Company Voting Agreements	Recitals
Conversion Project Manager	Section 6.13
Covered Employees	Section 6.12(b)
Determination Date	Section 8.1(h)
Disclosure Schedule	Section 5.1
Effective Time	Section 2.2
Environmental Condition	Section 6.15(a)
Environmental Survey	Section 6.15(a)
Equity Award Exchange Ratio	Section 3.2(a)
Exchange Agent	Section 3.3(a)
Exchange Fund	Section 3.3(a)
Exchange Ratio	Section 3.1
FDICIA Reporting Requirements	Section 5.2(j)(2)
Fee	Section 8.3(a)
Fee Triggering Event	Section 8.3(a)
Final Parent Market Price	Section 8.1(h)
Final Index Price	Section 8.1(h)
Index	Section 8.1(h)
Index Ratio	Section 8.1(h)
Initial Index Price	Section 8.1(h)
Initial Parent Market Price	Section 8.1(h)
Intended Tax Treatment	Recitals
Interest Rate Instruments	Section 5.2(aa)
Joint Proxy Statement	Section 6.5(a)
Loans	Section 5.2(z)(1)
Material Contracts	Section 5.2(v)(1)

Term	Section
Merger	Recitals
Merger Sub	Preamble
New Certificates	Section 3.3(a)
Old Certificates	Section 3.3(a)
OREO	Section 6.14(a)
Outside Date	Section 8.1(e)
Parent	Preamble
Parent 401(k) Plan	Section 6.12(b)(3)
Parent Audited Financial Statements	Section 5.3(i)(1)
Parent Bank Sub	Recitals
Parent Closing Price	Section 3.2(a)
Parent Common Stock Issuance	Section 5.3(e)
Parent Determination Stock Price	Section 8.1(g)
Parent Meeting	Section 6.2(b)
Parent Merger	Recitals
Parent Merger Surviving Company	Section 2.6
Parent SEC Filings	Section 5.3(i)(1)
Pension Plan	Section 5.3(r), Section 5.2(t)(2)
Per Common Share Consideration	Section 3.1(a)(1)
Phase II Survey	Section 6.15(b)
Real Property	Section 5.2(u)(2)
Registration Statement	Section 6.5(a)
Required Third Party Consents	Section 6.3(a)
Requisite Regulatory Approvals	Section 6.3(a)
Scheduled Intellectual Property	Section 5.2(p)(1)
Subsequent Mergers	Recitals
Supplemental Disclosure Schedule	Section 6.1(c)
Survey	Section 6.14(a)
Surviving Corporation	Recitals
Tail Coverage Period	Section 6.11(a)(2)
Tail Policy	Section 6.11(a)(1)
Takeover Laws	Section 5.2(h)
Title Commitment	Section 6.14(a)
Title Company	Section 6.14(a)
Title Notice	Section 6.14(b)
Title Review Period	Section 6.14(b)
Trust or Agency Accounts	Section 5.2(y)(1)
Trust or Agency Agreements	Section 5.2(y)(1)
Trust or Agency Records	Section 5.2(y)(6)
Vedder	Section 7.3(c)

        1.3    Interpretation.

          (a)   In this Agreement, except as context may otherwise require, references:

            (1)   to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement and all capitalized terms used in the Annexes and Schedules to this Agreement, unless otherwise provided therein, shall have the meanings given to such terms in this Agreement;

            (2)   to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

            (3)   to the "transactions contemplated hereby" includes the transactions provided for in this Agreement and the Company Voting Agreements, including the Merger and the Subsequent Mergers;

            (4)   to any agreement (including this Agreement), contract, lease or Law are to the agreement, contract, lease or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement, lease or contract, to the extent permitted by the terms thereof); and to any section of any Law include any successor to the section;

            (5)   to any statute or law include any rules and regulations promulgated under the statute or law;

            (6)   to any Governmental Authority includes any successor to that Governmental Authority;

            (7)   to any gender include the other gender; and

            (8)   to the Company or any Subsidiary of the Company shall include any and all predecessors in interest thereof.

          (b)   The words "hereby", "herein", "hereof", "hereunder" and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

          (c)   The words "include", "includes" or "including" are to be deemed followed by the words "without limitation."

          (d)   The word "party" is to be deemed to refer to the Company, Parent or Merger Sub.

          (e)   The word "person" is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization and any other entity.

          (f)    The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

          (g)   This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

          (h)   No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law), rule or regulation.

          (i)    The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

          (j)    The terms "Dollars" and "$" mean U.S. Dollars.

          (k)   If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a Saturday, Sunday or legal holiday or a date on which banks in the State of Illinois are authorized by applicable Law to close, the time period for giving such notice or taking such action shall be extended through the next business day following the original expiration date of such time period.

          (l)    The words "business day" are to be deemed to refer to any day other than Saturday, Sunday and any day on which banking institutions located in the State of Illinois are authorized or required by applicable Law or other governmental action to be closed.

          (m)  In computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including" and the words "to", "until" and "ending on" (and the like) mean "to and including."

ARTICLE 2

THE MERGER

        2.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company at the Effective Time. At the Effective Time, the separate existence of Merger Sub will terminate. The Company will be the Surviving Corporation and will continue its existence under the laws of the State of Illinois. As a result of the Merger, the Company shall become a wholly owned subsidiary of Parent.

        2.2    Closing.     The closing of the Merger (the "Closing") will take place in the main office of Parent located at 180 N. LaSalle Street, Chicago, Illinois, at a time and on a business day designated by Parent and as consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) that is five (5) business days (or, if fewer than five (5) business days remain prior to the Outside Date, such fewer number of days) after the satisfaction or waiver of the latest to occur of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "Closing Date"), unless another date, time or place is mutually agreed to in writing by Parent and the Company. The parties hereto shall cause articles of merger with respect to the Merger ("Articles of Merger") to be drafted and executed prior to the Closing Date and filed on the Closing Date with the Secretary of State of the State of Illinois, all in accordance with the applicable provisions of the IBCA. The time on the Closing Date at which the Merger becomes effective is referred to herein as the "Effective Time".

        2.3    Effects of the Merger; Liabilities of the Company.     The Merger will have the effects prescribed by applicable Law, including the IBCA.

        2.4    Name of Surviving Corporation; Directors and Officers.     The name of the Surviving Corporation as of the Effective Time will be the name of the Company. The directors and officers of the Surviving Corporation as of the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

        2.5    Articles of Incorporation and By-Laws of the Surviving Corporation.     The Articles of Incorporation of the Company, as amended (the "Company Articles"), and the Amended and Restated Bylaws of the Company, in each case, as in effect immediately before the Effective Time, will be the articles of incorporation and by-laws, respectively, of the Surviving Corporation as of the Effective Time, until thereafter amended as provided therein or by applicable Law.

        2.6    The Subsequent Mergers.     Prior to the Effective Time, the Company and Parent will cooperate and use their commercially reasonable efforts to effect the Subsequent Mergers and the Conversion immediately following the Effective Time. Such cooperation shall include (a) the approval and entry into a merger agreement for the Parent Merger substantially in the form attached as Annex 1 hereto, (b) the approval and entry into a merger agreement for the Bank Merger substantially in the form attached as Annex 2 hereto and (c) the filing of all applications for all regulatory approvals and certificates required to give effect thereto. At the respective effective times of the Parent Merger and the Bank Merger, the separate existence of the Company and the Company Bank Sub, respectively, will terminate. Parent will be the surviving corporation in the Parent Merger (the "Parent Merger Surviving Company") and will continue its existence under the laws of the State of Delaware, and Parent Bank Sub will be the surviving bank in the Bank Merger (the "Bank Merger Surviving Bank") and will continue its existence under the laws of the State of Illinois. The Amended and Restated Certificate of Incorporation of Parent in effect immediately prior to the Parent Merger will be the certificate of incorporation of the Parent Merger Surviving Company, and the Charter of Parent Bank Sub in effect immediately prior to the Bank Merger will be the charter of the Bank Merger Surviving Bank. The Amended and Restated By-Laws of Parent in effect immediately prior to the Parent Merger will be the by-laws of the Parent Merger Surviving Company, and the By-Laws of Parent Bank Sub in effect immediately prior to the Bank Merger will be the by-laws of the Bank Merger Surviving Bank. The officers and directors of Parent Merger Surviving Company and Bank Merger Surviving Bank will be the officers and directors, respectively, of Parent and Bank immediately prior to consummation of the Parent Merger and Bank Merger; provided, however, Mr. Robert Yohanan will be added to the board of directors of each of (1) Parent as of immediately following the Effective Time and Parent Merger Surviving Company as of immediately following to the effective time of the Parent Merger, and (2) Bank as of immediately following the Effective Time and Bank Merger Surviving Bank as of immediately following to the effective time of the Bank Merger, provided, further, that if Mr. Robert Yohanan is unable or unwilling to serve in any such capacity at such times, one current member of the Company Board, as mutually agreed to by Parent and Company, will be added to the such boards of directors at such times in lieu of Mr. Robert Yohanan. In the Subsequent Mergers, the shares of the entity not surviving the merger shall be cancelled and the shares of the entity surviving the merger shall remain outstanding and not be affected thereby.

ARTICLE 3

EFFECT ON STOCK

        3.1    Effect on Stock.     At the Effective Time, as a result of the Merger and without any action by any holder of Company Stock:

          (a)   Company Common Stock.

            (1)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Common Shares and Dissenting Common Shares, including each share issued pursuant to an award, made prior to the date hereof, in respect of shares of Company Common Stock that are subject to vesting, repurchase or other lapse restriction granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time (a "Company Restricted Stock Award") will be converted into and constitute the right to receive the following "Per Common Share Consideration": (i) 3.994 fully paid and non-assessable shares of Parent Common Stock (the "Exchange Ratio"); and (ii) a cash payment in the amount equal to the quotient obtained by dividing (A) $27,000,000 by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Cash Consideration").

            (2)   Shares of Company Common Stock outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration shall be payable for any Excluded Common Shares. Holders of shares of Company Common Stock will cease to be, and will have no rights as, shareholders of the Company, and certificates that represented shares of Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time and (B) the consideration payable in respect of such Company Common Stock pursuant to this Article 3. After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and shares of Company Common Stock presented to the Surviving Corporation will be canceled and exchanged in accordance with this Article 3.

          (b)    Merger Sub Stock.    Each share of Merger Sub Stock outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

        3.2    Company Stock Options.

          (a)   At the Effective Time, each option granted by Company to purchase shares of Company Common Stock under the Company Stock Plan that is outstanding as of immediately prior to the Effective Time (a "Company Stock Option") shall, without any further action on the part of Parent, the Company, or the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted automatically into an option (each, an "Adjusted Option") to purchase the number of shares of Parent Common Stock equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time, by (ii) the sum of (A) the Exchange Ratio and (B) the quotient obtained by dividing the Cash Consideration by the volume weighted average price of one shares of Parent Common Stock as reported on the NYSE for the five business days ending on the business day immediately prior to the Closing Date (the "Parent Closing Price") (such sum in clause (ii) being referred to as the "Equity Award Exchange Ratio"), rounded down to the nearest whole number of shares of Parent Common Stock. Each Adjusted Option shall have an exercise price per share of Parent Common Stock equal to (x) the per share exercise price of such Company Stock Option immediately prior to the Effective Time, divided by (y) the Equity Award Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall be fully vested and exercisable as of the Effective Time. Except as otherwise provided in this Section 3.2, each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Stock Option under the applicable Company Stock Plan and the agreements evidencing grants thereunder. The parties intend that the assumption of the Company Stock Options shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 3.2 shall be construed consistent with this intent.

          (b)   At or prior to the Effective Time, Company, the Board of Directors of Company or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to effectuate the provisions of this Section 3.2. On or prior to the Effective Time, the Company shall amend the Company Stock Plan and, if necessary, use commercially reasonable efforts to amend each outstanding stock option agreement entered into by the Company pursuant to the Company Stock Plan, (i) to eliminate any right of the holder of Company Stock Options to seek to have their Company Stock Options redeemed, repurchased or cashed out by the Company pursuant to Section 8(a)(ii) of the Company Stock Plan, (ii) to provide Covered Employees (as defined below) who hold Company Stock Options and whose employment is terminated a thirty (30) day period following such termination to exercise any then-outstanding, vested Company Stock Options (unless a longer post-termination period applies pursuant to the terms of the Company Stock Plan or applicable award agreement) and (iii) to provide the current directors of Company who hold Company Stock Options and whose service as a director will terminate as of the Effective Time the right to exercise any then-outstanding, vested Company Stock Options until the tenth (10th) anniversary of the date of grant of such Company Stock Option.

          (c)   Parent shall (i) take such actions as are reasonably necessary to reserve for issuance a number of authorized but unissued shares of Parent Common Stock for delivery upon exercise of the Adjusted Options and (ii) file with the SEC, no later than the Closing Date, a post-effective amendment to Form S-4 or a registration statement on Form S-8 (or other applicable form) relating to the shares of Parent Common Stock issuable with respect to Adjusted Options, which registration statement(s) shall remain effective for so long as the Adjusted Options are outstanding.

        3.3    Exchange Agent.

          (a)   At or before the Effective Time, Parent will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Company (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Company Common Stock (collectively, the "Old Certificates"), (1) evidence of shares in book entry form (such book entry shares, "New Certificates"), representing the shares of Parent Common Stock issuable to holders of Old Certificates under this Article 3 and (2) an amount equal to the aggregate cash payable to holders of Company Common Stock pursuant to Sections 3.1 and 3.4 (the "Exchange Fund").

          (b)   As promptly as reasonably practicable following the Effective Time, but in no event later than ten (10) business days thereafter, Parent shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration payable pursuant to this Article 3. No interest will accrue or be paid with respect to any New Certificate or cash to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form of transfer, and that the person requesting the exchange (1) pay any transfer or other similar Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (2) establish to the reasonable satisfaction of Parent (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable.

          (c)   No dividends or other distributions with respect to Parent Common Stock having a record date after the Effective Time will be paid to any holder of Company Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable Law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Parent Common Stock represented thereby. To the extent permitted by applicable Law, holders of Company Common Stock who receive Parent Common Stock in the Merger shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders of Company Common Stock have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Agreement.

          (d)   Parent shall be entitled to rely upon the Company's stock transfer books and the Company's register to establish the identity of those persons entitled to receive consideration pursuant to this Article 3, which books and register shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Parent shall be entitled to deposit the full consideration represented thereby in escrow with an independent third party providing for the payment to the owner of such consideration upon resolution of such ownership and thereafter be relieved from any and all liability and obligation with respect to any claims thereto. Notwithstanding anything herein to the contrary, no party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered in good faith to a public official in accordance with applicable abandoned property, escheat or similar Laws.

          (e)   Parent, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect to whom such deduction and withholding was made. If any holder of an Old Certificate requests payment of any cash such person is entitled to pursuant to this Article 3 by means of a wire transfer in his, her or its duly executed and completed letter of transmittal, the Exchange Agent may make payment of such cash such holder is entitled to hereunder by wire transfer in accordance with such request and the cost of any such wire transfer shall be charged to the account of and deducted from the proceeds paid to such holder hereunder.

          (f)    At any time following the first anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Old Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all cash funds made available to it), and thereafter holders of Old Certificates shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) with respect to any payment that may be payable upon due surrender of the Old Certificates held by them. Notwithstanding the foregoing, neither Parent nor the Exchange Agent shall be liable to any holder of an Old Certificate for any payment delivered in good faith in respect of such Old Certificate to a public official in accordance with any applicable abandoned property, escheat or other similar law.

        3.4    Fractional Shares.     Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Instead, Parent will pay, as promptly as reasonably practicable following the Effective Time, but in no event later than fifteen (15) business days thereafter, to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest and rounded to the nearest cent) determined by multiplying such fraction of a share of Parent Common Stock by the Parent Closing Price.

        3.5    Lost, Stolen or Destroyed Certificates.     In the event any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed certificate been surrendered.

        3.6    Anti-Dilution Adjustments.     If Parent changes (or the board of directors of Parent sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or other transaction, the Per Common Share Consideration will be adjusted appropriately and proportionately to give holders of capital stock of Company the same economic effect as contemplated by this Agreement prior to such event.

        3.7    Dissenters' Rights.     Notwithstanding anything to the contrary in this Agreement, to the extent that holders of Company Common Stock are entitled to dissenters' rights under Section 11.65 of the IBCA, Dissenting Common Shares that are outstanding as of the Effective Time will not be converted into the right to receive the consideration payable in respect of Company Common Stock pursuant to Section 3.1 hereof unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under the IBCA. The holder of any Dissenting Common Share shall be treated in accordance with Section 11.70 of the IBCA and, as applicable, shall be entitled only to such rights as may be granted to such holder pursuant to Section 11.70 of the IBCA with respect thereto. Parent shall be given a reasonable opportunity to review and comment on all notices or other communications to be sent to holders of Dissenting Common Shares, and the Company shall consider in good faith any comments of Parent and revise such notices or communications as may be appropriate. The Company will give Parent (a) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock, any withdrawal of demand for payment and any other similar instruments received by the Company and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices at Parent's cost and expense. The Company will not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), settle any such demands or notices or make or offer to make any payment in respect of any such demands or notices. Parent will pay any consideration as may be determined to be due with respect to Dissenting Common Shares pursuant to and subject to the requirements of applicable Law.

        3.8    Tangible Common Equity Calculation

          (a)   Not later than ten (10) days before the expected Closing Date, the Company shall deliver to Parent an estimated and unaudited consolidated balance sheet of the Company, as of the expected Closing Date (the "Company Estimated Closing Balance Sheet"), which shall (1) be prepared in good faith based on all available information at such time pursuant to GAAP and this Agreement and Disclosure Schedule 1.1, and (2) include a calculation of Company Tangible Common Equity as of the expected Closing Date.

          (b)   After delivery of the Company Estimated Closing Balance Sheet, the Parties shall work together in good faith, which in the case of the Company shall include providing Parent with such documentation and information in its possession or control as Parent shall reasonably request, to agree by the expected Closing Date on an updated estimated consolidated balance sheet of the Company as of the expected Closing Date (the "Final Closing Balance Sheet"), which shall (1) be prepared in good faith based on all available information at such time pursuant to GAAP and this Agreement and Disclosure Schedule 1.1, (2) include a calculation of Company Tangible Common Equity as of the expected Closing Date, and (3) confirm that the Company Bank Sub's reserve for loan losses, determined in accordance with GAAP and as described in the Company Financial Statements, shall be not less than 1.12% of the Company Bank Sub's net Loans (gross Loans less unearned discounts). The Final Closing Balance Sheet, and the calculation of the Company Tangible Common Equity contained therein, as mutually agreed to by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed), shall become final and binding.

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE MERGER

        4.1    Forbearances of the Company.     The Company agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as Previously Disclosed, as required by Law or as otherwise directed in writing by any Governmental Authority, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice and in accordance with the policies and procedures of the Company and its Subsidiaries in effect as of the date thereof or fail to use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, vendors, Governmental Authorities, employees, business associates and shareholders.

          (b)    Operations.    Enter into any new line of business or materially change its lending, credit, investment, underwriting, risk, asset liability management or other banking, operating or other policies, procedures or practices from those in effect as of the date hereof, except as required by applicable Law, or close, sell, consolidate or relocate (or make application for, or give notice of the same) or materially alter any of its branches, loan production offices or other significant offices or operations facilities of it or its Subsidiaries.

          (c)    Products.    Materially alter any of its policies or practices with respect to the rates, fees, interest, charges, levels or types of services or products available to customers of the Company or its Subsidiaries from those in effect as of the date hereof or offer any promotional pricing with respect to any product or service available to customers of the Company or its Subsidiaries; provided, however, the Company and its Subsidiaries may offer promotional pricing with respect to products and services available to customers of the Company or its Subsidiaries in the ordinary course of business consistent with past practices and on commercially reasonable terms.

          (d)    Brokered Deposits.    Book any "brokered deposits", as such term is defined in 12 CFR 337.6.

          (e)    Securities Portfolio.    Purchase any securities other than short-term securities issued by the United States Department of the Treasury or any United States governmental agency.

          (f)    Capital Expenditures.    Make any capital expenditures in excess of $50,000 individually or $150,000 in the aggregate.

          (g)    Material Contracts.    Enter into, terminate, amend, modify, extend or renew any Material Contract.

          (h)    Loans and Interest Rate Instruments.    Except in the ordinary course of business consistent with past practice, (a) make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any Loan involving a total credit relationship of more than $10,000,000 with any single borrower and its affiliates or related parties, or (b) other than in compliance with the credit policies and procedures made available to Parent, enter into, renew or amend any Interest Rate Instrument.

          (i)    Capital Stock.    Except for the issuance of Company Common Stock pursuant to the Company Stock Options outstanding as of the date hereof, issue, sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights with respect to its stock.

          (j)    Equity Grants.    Grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted stock or other equity-based awards or interests, or grant any person any Rights to acquire any shares of its capital stock.

          (k)    Dividends, Distributions, Repurchases.    Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (except for regular distributions on outstanding trust preferred securities or cash dividends to the Company by its Subsidiaries to fund the Company's operations) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of its stock; provided, however, the Company shall be permitted to (i) declare and pay its quarterly dividends as Previously Disclosed and (ii) withhold shares of Company Common Stock in respect of applicable exercise price or Taxes or other withholding requirements upon the exercise, settlement or vesting of a Company Stock Option or Company Restricted Stock Award as Previously Disclosed.

          (l)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its loans, securities, assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice.

          (m)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in the ordinary course of business consistent with past practice) all or any portion of the loans, securities (other than as permitted by Section 4.1(e)), real property (other than as permitted by Section 4.1(v) below), equity, business, deposits or properties of any other person or make a contribution of capital to any other person, other than a wholly owned Subsidiary of the Company.

          (n)    Constituent Documents.    Amend any of its Constituent Documents (or similar governing documents).

          (o)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.

          (p)    Tax Matters.    Unless required by applicable Law, make, change or revoke any material Tax election, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, or take any action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice.

          (q)    Claims.    Settle any action, suit, claim or proceeding against it, except for (1) an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of $50,000 individually, or $100,000 in the aggregate, or (2) that would not impose any continuing liability or material restriction on the business of it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries.

          (r)    Compensation; Employment Agreements.    (1) Except as contemplated by the terms of this Agreement, enter into, terminate, amend, modify, extend or renew any employment, consulting, severance, restrictive covenant, change in control, retention, stay bonus or similar contract or agreement, (2) except as required by applicable Law or as contemplated by the terms of this Agreement, grant any salary or wage increase or increase any employee benefit, including incentive, retention or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action) with any director, officer, employee or consultant, or increase the compensation of any director of the Company or any of its Subsidiaries, except in each case (A) to pay (and accrue) annual bonuses in the ordinary course of business consistent with past practices up to the aggregate amount set forth on Disclosure Schedule 4.1 or (B) to grant annual salary, wage or fee increases in the ordinary course of business consistent with past practices in an amount up to a maximum of three percent (3%) of each individual employee's or consultant's then current base compensation; (3) hire any employee or engage any consultant with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $100,000; or (4) terminate the employment of any executive officer other than for cause.

          (s)    Benefit Arrangements.    Except as required by applicable Law or as contemplated by the terms of this Agreement, (1) enter into, terminate, establish or adopt any Company Benefit Arrangement or any arrangement that would have been a Company Benefit Arrangement had it been entered into prior to this Agreement, amend or modify any Company Benefit Arrangement (other than amendments or modifications to Company Benefit Arrangements that are health and welfare plans in the ordinary course of business consistent with past practice that do not materially increase the benefits provided or cost to the Company or its Subsidiaries of maintaining such Company Benefit Arrangement (with prior notice to Parent)), or make new grants, awards or increase any benefits under any Company Benefit Arrangement, or (2) except as Previously Disclosed, take any action to accelerate the vesting (or lapsing of restrictions), payment, exercisability or funding of or in any other way secure the payment of compensation or benefits under any Company Benefit Arrangement, including stock options, restricted stock, performance shares, stock appreciation rights, equity-based awards or interests or other compensation or benefits payable thereunder, or (3) add any new participants to any Benefit Arrangement (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (B) in the ordinary course of business consistent with past practices under the existing terms of such Benefit Arrangement, or (C) as required by applicable Law or by this Agreement. Nothing within this Section 4.1(s) shall prevent the Company or its Subsidiaries from renewing, amending or otherwise modifying existing health and welfare benefits in the ordinary course of business consistent with past practices, provided that any such renewal, amendment or other modification does not include any material benefit enhancement.

          (t)    Communication.    Make any written communications to the officers or employees of the Company or any of its Subsidiaries, or any oral communications presented to a significant portion of the directors, officers or employees of the Company or any of its Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Parent with a copy or written description of the intended communication, providing Parent with a reasonable period of time to review and comment on the communication, and cooperating with Parent in providing any such mutually agreeable communication.

          (u)    Business Premises.    (1) Engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises unless required by applicable Law, in an emergency situation or reasonably necessary to ensure satisfaction of Section 4.1(u)(2) or (2) fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof.

          (v)    OREO.    Acquire or otherwise become the owner of any real property, including OREO, by way of foreclosure or in satisfaction of a debt previously contracted without first (1) obtaining an appropriate Phase I environmental site assessment and (2) consulting Parent (which consultation shall not require Parent's consent or approval).

          (w)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits taken by Company Bank Sub), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of the Company).

          (x)    Merger, Reorganization, Dissolution.    Merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries.

          (y)    Adverse Actions.    Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or could reasonably be expected to, prevent or impede the Merger and the Parent Merger, taken together, from being treated as a single integrated transaction that qualifies for the Intended Tax Treatment or (2) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate the Company or any of its Significant Subsidiaries with any other person where the Company or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law.

          (z)    Commitments.    Enter into any contract, arrangement or understanding with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.2    Forbearances of Parent.     Parent agrees that from the date hereof until the effective time of the Parent Merger, except as expressly permitted by this Agreement, as Previously Disclosed, as required by Law or as otherwise directed in writing by any Governmental Authority, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:

          (a)    Amendment of Charter.    Amend the Amended and Restated Certificate of Incorporation of Parent in a manner that would materially and adversely affect the holders of capital stock of Company (upon their acquisition of Parent Common Stock) relative to other holders of Parent Common Stock;

          (b)    Capital Stock.    Adjust, split, combine or reclassify any capital stock of Parent;

          (c)    Liquidation.    Completely liquidate or dissolve Parent or Parent Bank Sub.

          (d)    Adverse Actions.    Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or could reasonably be expected to, prevent or impede the Merger and the Parent Merger, taken together, from being treated as a single integrated transaction that qualifies for the Intended Tax Treatment or (2) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate Parent or any of its Significant Subsidiaries with any other person where Parent or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

          (e)    Commitments.    Enter into any contract, arrangement or understanding with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

        5.1    Disclosure Schedules.     Before entering into this Agreement, the Company delivered to Parent a schedule and Parent delivered to the Company a schedule (respectively, each schedule a "Disclosure Schedule"), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article 4 or Article 6 or one or more representations or warranties contained in this Article 5. The disclosure of an item in any section or subsection of the Disclosure Schedule shall be deemed to modify the section or subsection of this Agreement to which it corresponds in number and any other section or subsection to which the relevance of such disclosure is reasonably apparent. The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

        5.2    Representations and Warranties of the Company.     Except as Previously Disclosed, the Company hereby represents and warrants to Parent as follows:

          (a)    Organization, Standing and Authority.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Parent a complete and correct copy of the Company's Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.

          (b)    Company Securities.

            (1)   The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock and no shares of preferred stock. As of the date hereof, 1,673,270 shares of Company Common Stock are outstanding, which amount includes 127,500 shares of Company Common Stock that are subject to Company Restricted Stock Awards granted under the Company Stock Plan. As of the date hereof, 262,930 shares of Company Common Stock are subject to Company Stock Options and the exercise price per share of each Company Stock Option has been Previously Disclosed. As of the date hereof, the Company holds 89,675 shares of Company Common Stock as treasury shares. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Company Common Stock issuable pursuant to the Company Stock Plans have been duly authorized and, upon issuance, will be validly issued and outstanding, fully paid and nonassessable and will not be subject to preemptive rights (and will not be issued in violation of any preemptive rights). All of the rights, terms, and preferences of, and any antitakeover provision applicable to, the Company Common Stock are set forth in the Constituent Documents of the Company or the applicable provisions of the IBCA. The Company does not have any Rights issued or outstanding, except for the Company Common Stock, the Company Restricted Stock Awards, the Company Stock Options, junior subordinated debentures and trust preferred securities. The Company does not have any shares of Company Common Stock reserved for issuance, or any commitment to authorize, issue, transfer or sell any Company Common Stock or any Rights, except Company Common Stock reserved for issuance upon conversion of the Company Stock Options issued and outstanding on the date hereof. Except as Previously Disclosed, other than the Company Stock Options and Company Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any Subsidiaries of the Company) are outstanding. The Company has no commitment or agreement that obligates the Company to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock.

            (2)   Section 5.2(b)(2) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of (A) the name of each holder of Company Common Stock and the number of shares thereof held by each such person, (B) the name of each holder of Company Restricted Stock Awards and the number of Company Common Stock held by each such person and (C) with respect to each Company Stock Option, the recipient, the date of grant, the number of shares of Company Common Stock and the exercise price.

            (3)   Except as Previously Disclosed, there are no voting trusts, proxies, shareholder agreements or other agreements or understandings to which the Company is a party with respect to the voting of shares of Company Stock, other than the Company Voting Agreements.

            (4)   The Company has Previously Disclosed a list of all bonds, debentures, notes or other debt obligations that the Company or any of its Subsidiaries has issued and outstanding as of the date hereof. The Company has no outstanding bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

          (c)    Subsidiaries and Equity Holdings.

            (1)   The Company has Previously Disclosed a list of its Subsidiaries, and except for the trust preferred securities issued by a Subsidiary of the Company, the Company owns, directly or indirectly, all the outstanding equity securities of its Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. No equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company or one of its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no agreements, contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound to issue, sell or otherwise transfer any equity securities of any of the Company's Subsidiaries (other than to the Company or one of its wholly owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound that relate to the Company's or any of its Subsidiaries' rights to vote or dispose of any equity securities of any of the Company's Subsidiaries. Each of the Company's Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the Federal Deposit Insurance Act.

            (2)   Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the applicable Law of the jurisdiction of such Subsidiary's organization, and is duly qualified to do business and is in good standing as a foreign corporation (or other business entity, as applicable) in each jurisdiction where the ownership or leasing of such Subsidiary's assets or property or the conduct of such Subsidiary's business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Parent a complete and correct copy of the Constituent Documents, each as amended to the date hereof, for each of the Company's Subsidiaries, and such Constituent Documents are in full force and effect.

            (3)   The Company has previously made available to Parent a list of all equity securities that it or its Subsidiaries own, control or hold for its own account as of the date hereof.

          (d)    Power.    The Company and each of its Subsidiaries has the corporate power and authority to own and operate their respective assets and properties and to conduct their respective businesses as such businesses are now being conducted. The Company and each of its Subsidiaries has the corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e)    Authority.    The Company has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of the Company's Subsidiaries to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate action necessary for it to execute and deliver such document or agreement. Subject only to receipt of the affirmative vote of (i) the holders of at least sixty-six and two thirds percent (66.67%) of the outstanding shares of Company Common Stock approving this Agreement and the transactions contemplated hereby (the "Company Shareholder Matters"), and (ii) the Company, as holder of all outstanding shares of common stock issued by the Company Bank Sub, this Agreement, the Merger, the Subsequent Mergers and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of the Company and each of its Subsidiaries. This Agreement is the Company's valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Company Board, acting unanimously at a meeting where all members were present and voting on the actions approved has adopted resolutions approving and recommending to the Company's shareholders approval of the Agreement and the transactions contemplated hereby and any other matters required to be approved or adopted in order to effect the Merger, the Subsequent Mergers and the other transactions contemplated hereby. The board of directors of the Company Bank Sub, acting unanimously at a meeting where all members were present and voting on the actions approved, has unanimously adopted resolutions approving the Bank Merger, the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

          (f)    Consents and Approvals.    No notices, applications or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, approvals, waivers, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Authority in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Subsequent Mergers except as Previously Disclosed and except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank), applications and notices with the Federal Deposit Insurance Corporation (the "FDIC"), and applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) receipt of the approvals described in Section 5.2(e) and the other approvals Previously Disclosed, (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities law, (5) the filing of the Articles of Merger with respect to the Merger, the certificate of merger and articles of merger with respect to the Parent Merger and articles of merger with respect to the Bank Merger, and (6) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

          (g)    No Defaults.    Subject to making the filings and receiving the consents and approvals referred to in Section 5.2(f), and the expiration of the related waiting periods, and except as Previously Disclosed, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) the Company's Constituent Documents or those of its Subsidiaries, (2) any material contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries is bound or affected, or to which the Company or any of its Subsidiaries or the Company's or any of its Subsidiaries' respective businesses, operations, assets or properties is subject or receives benefits (any consents or approvals so required under this clause (2), a "Required Third Party Consent") or (3) any applicable Law.

          (h)    Takeover Laws and Provisions.    The Company Board has approved this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby (including the Merger and the Subsequent Mergers) as required to render inapplicable to this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby any applicable provisions of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" Laws or other applicable antitakeover Laws and regulations of any state, including Sections 7.85 or 11.75 of the IBCA (collectively, "Takeover Laws"), and as a result this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby (including the Merger and the Subsequent Mergers) are exempt from, and are not subject to, any Takeover Laws.

          (i)    Financial Advisors.    None of the Company, its Subsidiaries or any of the Company's or any of its Subsidiaries' directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder's fees or other similar compensation payable in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Company has retained Piper Jaffray Companies ("Company FA"), as its financial advisor, and complete and correct copies of its arrangements with Company FA have been made available to Parent. As of the date hereof, the Company has received a written opinion of Company FA, issued to the Company, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to holders of Company Common Stock.

          (j)    Financial Reports and Regulatory Filings.

            (1)   The Company has Previously Disclosed complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Crowe Horwath LLP, its independent auditor) for the years ended December 31, 2015 and 2016, and (B) its consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in shareholders' equity as of and for the nine (9) month period ended September 30, 2017 and it will provide Parent reasonably promptly after it becomes available with similar customary audited year end and unaudited interim financial statements (including any related notes and schedules thereto) for each of the quarterly and annual periods ended thereafter (including without limitation, audited financial statements for the fiscal year ended December 31, 2017) and any partial quarter period prior to the Closing (all of the foregoing audited and unaudited financial statements referred to collectively as the "Company Financial Statements"). Each of the statements of financial position (or equivalent statements) included in the Company Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the Company's financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income, comprehensive income and changes in shareholders' equity and cash flows included in the Company Financial Statements (including any related notes and schedules thereto) fairly presents or will fairly present in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and, with respect to the Company Financial Statements for the quarter ended and as of September 30, 2017 and any quarter ending after the date hereof, subject to normal year-end audit adjustments and the absence of notes to such Company Financial Statements.

            (2)   Beginning with the Company's 2017 fiscal year, the Company is subject to the annual audit and reporting requirements required by Section 36 of the Federal Deposit Insurance Act, as amended, and the corresponding regulations contained in 12 C.F.R. Part 363 (the "FDICIA Reporting Requirements"), and the Company is in the process of ensuring compliance therewith. To the Company's Knowledge, there are no facts or circumstances which exist which would reasonably be expected to cause the Company to not be in compliance in all material respects with the FDICIA Reporting Requirements for the Company's 2017 fiscal year.

            (3)   Since January 1, 2015, the Company and each of its Subsidiaries have filed all reports, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

          (k)    Absence of Certain Changes; Conduct of Business.    To the extent required by GAAP, all liabilities and material obligations of the Company and its Subsidiaries have been reflected, disclosed or reserved against in the Company Financial Statements (or footnotes thereto), dated as of December 31, 2016, and since such date through the date of this Agreement, other than in the ordinary course of business consistent with past practice or otherwise in connection with the negotiation, execution and performance of this Agreement, including the preparation for and consummation of the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement, (1) the Company and its Subsidiaries have not incurred any material obligation or liability required to be disclosed by GAAP, whether or not accrued, contingent or otherwise, (2) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, (3) except as Previously Disclosed, neither the Company nor any of its Subsidiaries has taken any of the actions referenced in clauses (i), (l), (m), (n) or (x) of Section 4.1. Since December 31, 2016, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect on the Company.

          (l)    Litigation.    As of the date hereof, except as Previously Disclosed, there is no action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries, nor is there any notice of violation, judgment, order, decree, injunction, supervisory agreement or ruling of any Governmental Authority or arbitration outstanding (or in the process of being issued) against the Company or any of its Subsidiaries restraining or limiting in any material respect the Company or any of its Subsidiaries from taking any action of any kind in connection with their respective businesses.

          (m)    Compliance with Laws.    Except as Previously Disclosed, the Company and each of its Subsidiaries:

            (1)   conducts and has since January 1, 2015 conducted its business in all material respects in compliance with all Laws applicable thereto or to the employees conducting such businesses, including all Laws applicable to agreements with, and disclosures and communications to, consumers;

            (2)   as of the date hereof has a rating of "Satisfactory" or better under the Community Reinvestment Act of 1977;

            (3)   has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened; and

            (4)   has received, since January 1, 2015, no written notification from a Governmental Authority (A) asserting that it is not in compliance with any of the applicable Laws that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any material permit, license, authorization, charter, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify its activities.

          (n)    Regulatory Matters.    As of the date hereof, neither the Company nor any of its Subsidiaries is subject to, or has been advised that the Company or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of the Company or any of its Subsidiaries.

          (o)    Books and Records, Internal Controls and Policies and Procedures.

            (1)   The Company's books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material misstatements, omissions, inaccuracies or discrepancies of any kind contained or reflected therein.

            (2)   The Company's stock transfer books and the Company's register of Company Stock Options and Company Restricted Stock Awards, true and complete copies of which have been provided to Parent, are maintained in accordance with applicable Law and accurately reflect the holders of Company Common Stock, Company Stock Options and Company Restricted Stock Awards, respectively, as of the date hereof.

            (3)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Except as Previously Disclosed, the Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

            (4)   The Company and its Subsidiaries utilize, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries since January 1, 2015 have been in compliance with such policies, practices and procedures in all material respects.

          (p)    Intellectual Property.

            (1)   The Company has Previously Disclosed all Registered Intellectual Property owned by it or any of its Subsidiaries (collectively, the "Scheduled Intellectual Property"). The Company or its relevant Subsidiary exclusively owns all Scheduled Intellectual Property and all other material Intellectual Property owned, or purported to be owned, by it, free and clear of all Liens. The Scheduled Intellectual Property is subsisting and valid and enforceable, and is not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Company's use thereof or its rights thereto. The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the Company's or any of its Subsidiaries' business as presently conducted and the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate, and have not in the past three (3) years infringed, misappropriated or otherwise violated, the Intellectual Property rights of any third party. To the Company's Knowledge, no person is infringing, misappropriating or otherwise violating any Scheduled Intellectual Property right or other Intellectual Property right owned by the Company or any of its Subsidiaries. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which the Company or any of its Subsidiaries is permitted to use any Intellectual Property licensed from third parties and will not create any rights by third parties to use any Intellectual Property owned by Parent, the Company or any of their respective Subsidiaries or trigger a loss of any material rights by Parent, the Company or any of their respective Subsidiaries in, to or under any such Intellectual Property.

            (2)   The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company's Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All material Intellectual Property developed under contract by, for or on behalf of the Company or any of its Subsidiaries has been assigned to the Company or such Subsidiary, other than any Intellectual Property which the Company or one of its Subsidiaries engaged a non-employee third-party to develop that the Company or such Subsidiary does not own but is licensed to use or, with respect to Intellectual Property no longer used in the Company's or any of its Subsidiaries' business as presently conducted, was licensed to use.

            (3)   The IT Assets operate and perform in all material respects as required by the Company and its Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years. To the Company's Knowledge, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (A) enable or assist any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets. To the Company's Knowledge, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other Contracts. The Company and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. The Company and its Subsidiaries take reasonable measures adequate to comply with all applicable Law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

          (q)    Taxes.

            (1)   (A) All material Tax Returns that are required to be filed (taking into account any permitted extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly and timely filed with the appropriate taxing authority and all such Tax Returns are true, complete and accurate in all material respects, (B) all Taxes required to be paid by the Company and its Subsidiaries (whether or not shown on such Tax Returns) have been paid in full, (C) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of the Tax Returns of the Company and its Subsidiaries have been paid in full or otherwise finally resolved, (D) except as Previously Disclosed, no issues have been raised in writing by any taxing authority in connection with any audit or examination of any such Tax Return that are currently pending, (E) except as Previously Disclosed, to the Company's knowledge, there are no pending, or threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or its Subsidiaries, (F) all Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been properly withheld and paid over on a timely basis to the proper taxing authorities, to the extent due and payable, (G) the Company and its Subsidiaries have complied with all information reporting (and related withholding) requirements and (H) except as Previously Disclosed, no extensions or waivers of statutes of limitation applicable to any Tax have been given by or requested with respect to any of the Company or any of its Subsidiaries that remain in effect, except, in the case of the foregoing clauses (F) and (G), as would not reasonably be expected to result in material liability to the Company.

            (2)   The Company has made provision in accordance with GAAP, in the Company Financial Statements, and if not required by GAAP, on its books and records, for all Taxes that accrued on or before the end of the most recent period covered by the Company Financial Statements.

            (3)   No Liens for Taxes exist with respect to any of the Company's assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and, in each case, that are reserved for in accordance with GAAP.

            (4)   Except as Previously Disclosed, neither the Company nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any material adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period (or portion thereof) beginning on or after the Effective Time, or (ii) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any material item of income in or exclude any material item of deduction from any Tax period (or portion thereof) beginning on or after the Effective Time.

            (5)   Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement (other than any such an agreement exclusively between or among the Company and its Subsidiaries or entered into in the ordinary course of business the principal focus of which is not Taxes and which have been Previously Disclosed). Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any person (other than with respect to itself or any of its Subsidiaries) as a transferee or successor or by contract.

            (6)   To the Company's Knowledge, no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

            (7)   Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, during the two (2) year period prior to the date of this Agreement, in a transaction in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

            (8)   Neither the Company nor any of its Subsidiaries has participated in any reportable or listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

            (9)   Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any reason to believe that any conditions exist that could prevent or impede the Merger and the Parent Merger from qualifying for the Intended Tax Treatment.

            (10) Except for the junior subordinated debentures held by a Subsidiary of the Company and as Previously Disclosed, no Subsidiary of the Company owns any shares of capital stock of the Company or any Rights with respect to the capital stock of the Company.

            (11) None of Company or any of its Subsidiaries have been at any time a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

            (12) Each of Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (r)    Environmental Matters.    As of the date hereof and, except as disclosed in any Phase I, Phase II or other environmental reports prepared pursuant to Section 6.15, as of the Closing Date:

            (1)   The operations and Real Property of the Company and each of its Subsidiaries are and have been since January 1, 2015 in compliance with applicable Environmental Laws;

            (2)   The Company and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses and permits required under Environmental Laws required in connection with the occupancy of the Real Property and the operation of their respective businesses as presently conducted;

            (3)   There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to the Company's Knowledge, threatened, against the Company or any of its Subsidiaries or any Real Property owned by the Company or any such Subsidiary in any court, agency or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to the Company's Knowledge, there is no reasonable basis for any such proceeding, claim, action, notice of violation or investigation;

            (4)   There are no agreements, orders, judgments, decrees or settlements involving the Company, any of its Subsidiaries, or with respect to any Real Property owned by the Company or any such Subsidiary by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligations under or relating to any Environmental Law;

            (5)   There are and have been no releases from underground or above ground storage tanks or any other releases of Hazardous Materials or other conditions of contamination present at or released from any Owned Real Property as of the date hereof or, or to the Company's Knowledge, formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries or at any off-site location, for which the Company or any of its Subsidiaries has or could reasonably expect to incur material liability under or relating to Environmental Laws;

            (6)   To the Company's Knowledge, there are no past, present or reasonably anticipated future remediation, investigations, clean-ups, exposure of persons to Hazardous Materials or environmental conditions that could reasonably be expected to give rise to material obligations or material liabilities of the Company or any of its Subsidiaries under any Environmental Law; and

            (7)   The Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and memoranda received since January 1, 2015 relating to the Company or its Subsidiaries or any of their current or former properties or activities.

          (s)    Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, contract or other agreement with a labor union or labor organization, and neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with a labor union or labor organization. There is no pending or, to the Company's Knowledge, threatened, nor has there been since January 1, 2015, any labor strike, walk-out, work stoppage, slow-down lockout or similar material labor dispute involving the Company or any of its Subsidiaries. Since January 1, 2015, there has been no activity involving the Company or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (t)    Benefit Arrangements.

            (1)   The Company has Previously Disclosed a complete and correct list of all Company Benefit Arrangements, including Company Benefit Arrangements that are employment, retention, change-in-control or severance plans or agreements. The Company has made available to Parent complete and correct copies of all Company Benefit Arrangements including Company Benefit Arrangements that are employment, retention, change-in-control or severance plans or agreements, and the current plan document and all amendments thereto and (if applicable) (a) any related trust instruments, insurance contracts and loan agreements forming a part of any Company Benefit Arrangements, (b) a written description of such Company Benefit Arrangement if not set forth in a written document, (c) the most recently prepared actuarial report, (d) any material correspondence to or from any Governmental Authority in the last two (2) years (other than routine filings in the ordinary course) with respect to such Company Benefit Arrangement, and (e) with respect to any "employee benefit plans" within the meaning of Section 3(3) of ERISA, the most recent summary plan descriptions and all summaries of material modifications thereto, the most recent IRS determination or opinion letter, and the two most recent annual reports on Form 5500 or 990 series and all schedules and financial statements attached thereto.

            (2)   All of the Company Benefit Arrangements are in material compliance with, and have been operated and administered in all material respects in accordance with, their respective terms and ERISA, the Code and other applicable Law. Each of the Company Benefit Arrangements subject to ERISA that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to the Company's Knowledge, there are no circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company's Knowledge, threatened, litigation relating to the Company Benefit Arrangements that is or would be material. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any of Company Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502(c) or (i) of ERISA in an amount that would be material.

            (3)   No liability under Subtitle C or D of Title IV of ERISA or Section 412 or 413 of the Code has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, "multiemployer plan", within the meaning of Section 3(37) of ERISA, or "multiple employer plan", within the meaning of Section 413(c) of the Code currently or formerly maintained or contributed to by any of them, or the single-employer plan, multiemployer plan or multiple employer plan of any Company ERISA Affiliate. Neither the Company nor any of its Subsidiaries has, currently or at any time within the last six (6) years, sponsored, maintained, contributed or been required to contribute to any "single employer plan", "multiemployer plan", or "multiple employer plan", each as defined in this paragraph.

            (4)   All contributions required to be made under the terms of any of the Company Benefit Arrangements have been timely made and all obligations in respect of each of the Company Benefit Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in the Company Financial Statements to the extent required by GAAP in all material respects.

            (5)   Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligations for post-employment or post-retirement health, medical or life insurance benefits under any Company Benefit Arrangement or collective bargaining agreement, except as required by COBRA. Except as Previously Disclosed, the Company or its Subsidiaries have reserved the right to amend or terminate any such Company Benefit Arrangement at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

            (6)   Except as Previously Disclosed, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Arrangements that would materially increase the expense of maintaining such Company Benefit Arrangements above the level of the expense incurred therefor for the most recent fiscal year. Except as provided under the existing terms of the Company Benefit Arrangements Previously Disclosed, and as Previously Disclosed, neither the Company's execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, nor shareholder approval of the transactions contemplated hereby, either alone or in combination with another event, would reasonably be expected to (A) limit or restrict the Company's right or, following the consummation of the transactions contemplated hereby, Parent's right to administer, merge or amend in any respect or terminate any of the Company Benefit Arrangements, (B) entitle any of the Company's employees or any employees of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (C) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit

    Arrangements, except in the event such Company Benefit Arrangement is terminated in accordance with Section 6.12.

            (7)   Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Benefit Arrangement or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

            (8)   Without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time), except as Previously Disclosed, no amounts paid or payable (whether in cash, property, or in the form of benefits) by the Company or any of its Subsidiaries will be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code.

            (9)   Except as would not reasonably be expected to be material to the Company, each Company Benefit Arrangement that provides for nonqualified deferred compensation subject to Section 409A of the Code has been and is, in all material respects, documented and operated in compliance with Section 409A of the Code and all Company Stock Options were granted with an exercise price per share no lower than fair market value (as defined in the applicable Company Stock Plan) of one share of Company Common Stock on the date of the corporate action effectuating the grant.

          (u)    Property.

            (1)   Except as would not reasonably be expected to be material to the Company, the Company has good, and, in the case of Owned Real Property, insurable, title to or, in the case of securities and investments, a "security entitlement" (as defined in the Uniform Commercial Code) in, or in the case of Leased Real Property, a valid and enforceable leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by the Company or any of its Subsidiaries, free and clear of all Liens except for Permitted Liens. With regard to Owned Real Property, except as Previously Disclosed, the Company or Subsidiary is not leasing or otherwise granting to any person the right to use or occupy such Owned Real Property or any portion thereof. With regard to Leased Real Property, the Company, each Subsidiary of the Company and, to the Company's Knowledge, each of the other parties thereto, is not in material breach of such Lease.

            (2)   The Company has (i) Previously Disclosed a complete and accurate list of all Owned Real Property (including OREO) and Leased Real Property (together, the "Real Property") as of the date hereof, and (ii) made available to Parent complete and accurate copies of all material Lease documents including leases, amendments, addendums, exhibits, letter agreements and similar documents relating to the Leased Real Property as of the date hereof. Neither the Company nor any of its Subsidiaries owns any residential Real Property as of the date hereof other than Previously Disclosed OREO.

          (v)    Material Contracts.

            (1)   The Company has listed on Schedule 5.2(v)(1) of the Company's Disclosure Schedule and made available to Parent complete and correct copies of the following Contracts ("Material Contracts") to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries may be bound, or to which the Company or any of its

    Subsidiaries or the Company's or any of its Subsidiaries' respective assets or properties may be subject as of the date hereof:

              (A)  any lease of real or material personal property;

              (B)  any partnership, limited liability company, joint venture or other similar agreement or arrangement;

              (C)  any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any material ongoing obligations entered into on or after January 1, 2015;

              (D)  any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of $50,000 or more, or (ii) aggregate payments of $200,000 or more;

              (E)  any Contract that creates future payment obligations in excess of $50,000 in the aggregate and that by its terms does not terminate or is not terminable without penalty or other payment upon notice of sixty (60) days or less, or any Contract that creates or would create a Lien;

              (F)  any Contract providing for a power of attorney on behalf of the Company or any of its Subsidiaries outside of the ordinary course of business;

              (G)  any Contract, other than this Agreement or as contemplated hereby, providing for exclusive dealing or limiting in any material respect the freedom of the Company, its Subsidiaries or any of the current or former employees of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any area, or that would so limit their freedom;

              (H)  any Contract, other than this Agreement, as to which there are material ongoing obligations the primary purpose of which is to disclose confidential information or require that the Company or any of its Subsidiaries guarantee, indemnify or hold harmless any person;

              (I)   any Contract, other than this Agreement, with (i) any Affiliate of the Company, or (ii) any "associate" or member of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clause (i) of this paragraph;

              (J)   any Contract with a Governmental Authority; and

              (K)  any other Contract not entered into in the ordinary course of business.

            (2)   Each Material Contract is a valid and legally binding agreement of the Company or a Subsidiary of the Company, as applicable, and, to the Company's Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with the terms of such Contract (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles) and is in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries, and, to the Company's Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.

            (3)   To the extent required by GAAP, all liabilities and obligations under the Material Contracts have been fully accrued for in the books and records of the Company.

          (w)    Material Interests of Certain Persons.    Except as Previously Disclosed, no officer or director of the Company or any of its Subsidiaries, or "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Material Contract of the Company or any of its Subsidiaries.

          (x)    Insurance Coverage.    The Company and each of its Subsidiaries maintain commercially reasonable insurance coverage for normal risks incident to the respective businesses of the Company and each of its Subsidiaries and the respective properties and assets of the Company and each of its Subsidiaries. The Company has made available a complete and correct list of each Contract representing such coverage as of the date hereof.

          (y)    Trust Business.

            (1)   Since January 1, 2015, the Company and each of its Subsidiaries has, in all material respects, properly administered all instruments, indentures, declarations, contracts, agreements, wills, resolutions or other documents, and the accounts related thereto, under which the Company or any of its Subsidiaries acts or has acted as an executor, administrator, trustee, fiduciary, representative, agent (including a custodian, paying agent or escrow agent), conservator, guardian or in a similar capacity (collectively, "Trust or Agency Agreements" and "Trust or Agency Accounts"), in accordance with the terms thereof and all applicable Law. Since January 1, 2015, neither the Company nor any of its Subsidiaries has (A) been subject to any claim for material damages, surcharged, disqualified or removed from any capacity held under any Trust or Agency Agreement or (B) been subject to any claim or received written notice questioning the validity or enforceability of any Trust or Agency Agreement. The Company and each of its Subsidiaries is eligible and qualified to act under each Trust or Agency Agreement to which it is a party and is not prohibited by applicable Law from performing its respective duties and obligations under any Trust or Agency Agreement.

            (2)   Neither the Company nor any of its Subsidiaries has taken any action, nor failed to take any action, which would, or with the giving of notice or the passage of time or both could, (A) constitute a material default, breach or violation, including a violation or breach of any fiduciary duty, under any Trust or Agency Agreement, or (B) cause the Company or any of its Subsidiaries to be subject to a claim for material damages, or to be surcharged, disqualified or removed from any capacity held under any Trust or Agency Agreement.

            (3)   Each Trust or Agency Agreement, and any amendment or modification thereto, was duly executed and delivered (or accepted) by, and constitutes a legal, valid agreement and binding appointment of, applicability to or obligation of, the Company or one of its Subsidiaries, and, to the Company's Knowledge, each other party or beneficiary thereto (as applicable), in accordance with the term of those instruments.

            (4)   To the Company's Knowledge, there has been no event of material default or material violation of any duty by any other party with respect to any Trust or Agency Accounts, including any agent or third party vendor employed by the Company or its Subsidiaries to perform or provide services for any one or more Trust or Agency Account.

            (5)   To the Company's Knowledge, no event has occurred (including the execution and delivery of this Agreement and the consummation of the transactions contemplated herein) which would, or with the giving of notice or the passage of time or both could, constitute a material default or material violation of any duty by the Company or its subsidiaries or any other party to any Trust or Agency Agreement.

            (6)   Except as would not reasonably be expected to be material to the Company, all records kept by the Company and its Subsidiaries relating to or in connection with Trust or Agency Agreements ("Trust or Agency Records") have been maintained in all material respects in accordance with the Company's and its Subsidiaries' customary practice, all applicable Law and the applicable Trust or Agency Agreement. The Trust or Agency Records reflect all dispositions and acquisitions of assets and receipt and disbursement of funds, and the Company or any Subsidiary of the Company, as the case may be, maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (A) such transactions are executed in accordance with management's general or specific authorizations, and (B) such transactions are recorded in all material respects in conformity with any applicable accounting principles and in such a manner as to permit preparation of financial statements in accordance with any applicable accounting principles, including applicable trust principal and income rules, and fiduciary standards and any other criteria applicable to such statements and to maintain accountability for assets.

            (7)   Except as would not reasonably be expected to be material to the Company, all assets held by the Company or any of its Subsidiaries pursuant to a Trust or Agency Agreement are in the possession or control of the Company or one of the Subsidiaries. The Company and its Subsidiaries regularly perform an audit comparing the assets required to be held by the Company or one of its Subsidiaries pursuant to the Trust or Agency Agreements against the assets actually held by the Company and its Subsidiaries pursuant to the Trust or Agency Agreements, and no such audit has indicated any material discrepancies.

          (z)    Loans.

            (1)   Each loan, revolving credit facility, letter of credit, lease or other extension of credit or commitment to extend credit, including any loan participation or syndication (collectively, "Loans"), made or entered into by the Company or any of its Subsidiaries is evidenced by written promissory notes, loan agreements or other evidences of indebtedness (and have not been subsequently modified by any oral commitments, extensions or waivers), which, together with all security agreements, mortgages, guarantees and other related documents, are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company's Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), are in full force and effect and are in material compliance with all applicable Law. Each Loan was originated and has been serviced in (A) the ordinary course of business and consistent with past practices, (B) accordance with the Company's and its Subsidiaries' policies and procedures, copies of which have been made available to Parent, and (C) compliance in all material respects with all applicable Law. Each Loan, to the extent secured, is secured by a valid, enforceable and perfected Lien on the secured property described in the applicable security agreement. Neither the Company nor any of its Subsidiaries, and, to the Company's Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Loan. The Company has Previously Disclosed a complete and correct list of all Loans that have been classified by it or any Governmental Authority as "Special Mention", "Substandard", "Loss", "Classified", "Criticized", "Watch", "Past Due", "Doubtful" or words of similar import as of August 31, 2017, and all Loans have been properly classified and risk rated by the Company and its Subsidiaries.

            (2)   The provisions for loan losses contained in the Company Financial Statements were established in accordance with past practices and experiences of the Company and its Subsidiaries and in accordance with the requirements of GAAP and are adequate thereunder.

            (3)   The Company has made available to Parent true and correct copies of the Loan files related to each individual Loan, note, borrowing arrangement and other commitment for credit relationships with a customer commitment greater than or equal to $50,000, in the case of consumer customers (as defined in the Company's loan files), and greater than or equal to $200,000, in the case of all other customers, between the Company or any of its Subsidiaries, on the one hand, and a single third party obligor, on the other hand, as of August 31, 2017, a list of which has been made available to Parent.

            (4)   Except as Previously Disclosed, none of the Contracts pursuant to which the Company or any of its Subsidiaries has sold any Loans or pools of, or participations in, Loans contains any obligation to repurchase or reacquire part or all of such Loans, any collateral related thereto or such pools or participations, and all Loans or pools of, or participations in, Loans sold by the Company or any of its Subsidiaries have been sold without recourse.

          (aa)    Interest Rate Risk Management Instruments.    All interest rate swaps, caps, floors and other option agreements and other interest rate risk management arrangements (collectively, "Interest Rate Instruments"), whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in in material compliance with all applicable Law. All Interest Rate Instruments are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company's Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles) and are in full force and effect. Neither the Company nor any of its Subsidiaries, and, to the Company's Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. The Company has made available to Buyer a complete and correct list of all Interest Rate Instruments as of the date hereof.

          (bb)    Sufficiency of Assets.    The Company and each of its Subsidiaries own good and marketable title to, or have the valid right to use under a lease or license of, all the material assets and rights used in the operation of the Company's and each of its Subsidiaries', as applicable, businesses as currently conducted. Such assets and rights constitute all of the material assets, tangible and intangible, of any nature whatsoever, used in the operation of such businesses as currently conducted.

          (cc)    Mortgage Banking Activities.    To the Company's Knowledge, all Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Law in all material respects. To the Company's Knowledge, no Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or, to the Company's Knowledge, any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by Contract or otherwise. The Company has Previously Disclosed a complete list of each repurchase claim that the Company or any of its Subsidiaries has been subject to over the past two (2) years in respect of any Mortgage Loan, the circumstances as to each such matter, and the resolution or status of each such matter.

          (dd)    Reorganization.    The Company has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger and the Parent Merger, taken together, from being treated as a single integrated transaction that qualifies for the Intended Tax Treatment.

          (ee)    No Other Representations or Warranties.

            (1)   Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

            (2)   The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in this Agreement.

        5.3    Representations and Warranties of Parent.     Except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:

          (a)    Organization, Standing and Authority.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Parent is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent. Parent has made available to the Company a complete and correct copy of the Company's Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect

          (b)    Parent Stock.    As of the date hereof, the authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 25,000,000 shares of Parent Preferred Stock. As of the date hereof, (i) 29,312,600 shares of Parent Common Stock, (ii) no shares of Series A Parent Preferred Stock, and (iii) 10,438 shares of Series B Parent Preferred Stock were outstanding. As of the date hereof, 1,798,220 shares of Parent Common Stock are subject to Parent Stock Options granted under the Parent Stock Plans. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement and Parent Stock Options, issued as of the date hereof, and the Parent Stock Plans, as of the date hereof, Parent does not have any Rights issued or outstanding, any shares of Parent Stock reserved for issuance, or any commitment or agreement that obligates Parent to authorize, issue, transfer, purchase, redeem, sell or otherwise acquire any Parent Stock or any Rights. The shares of Parent Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights). Except as Previously Disclosed, there are no voting trusts, proxies, shareholder agreements or other agreements or understandings to which Parent is a party with respect to the voting of shares of Parent Common Stock.

          (c)    Significant Subsidiaries.

            (1)   The Company has Previously Disclosed a list of its Subsidiaries, and Parent owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. No equity securities of any of Parent's Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no contracts, commitments, arrangements or understandings by which Parent or any of its Significant Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of Parent's Significant Subsidiaries (other than to Parent or one of its wholly owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which Parent or any of its Significant Subsidiaries is or may become bound that relate to Parent's or any of its Significant Subsidiaries' rights to vote or dispose of any equity securities of any of Parent's Significant Subsidiaries. Each of Parent Bank Sub is an "insured bank" as defined in the Federal Deposit Insurance Act.

            (2)   Each of Parent's Significant Subsidiaries and Merger Sub has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of such Significant Subsidiary's business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.

          (d)    Power.    Parent and each of its Subsidiaries (including Merger Sub) has the corporate power and authority to own and operate their respective assets and properties and to conduct their respective business as such businesses are now being conducted. Parent and each of its Subsidiaries (including Merger Sub) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e)    Authority.    Parent has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of Parent's Subsidiaries (including Merger Sub) to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or agreement. Subject only to (1) the approval of the issuance of Parent Common Stock in the Merger (the "Parent Common Stock Issuance") by holders of a majority of the total votes cast by holders of Parent Common Stock on the Parent Common Stock Issuance at the Parent Meeting and (2) the receipt of the affirmative vote of Parent, as holder of all outstanding shares of common stock issued by Parent Bank Sub, this Agreement, the Merger, the Subsequent Mergers and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Parent and each of its Subsidiaries. This Agreement is Parent's valid and legally binding obligation, enforceable in accordance with its terms. The Parent's board of directors, acting unanimously at a meeting where all members were present and voting on the actions approved has adopted resolutions approving and recommending to the Parent stockholders approval of the Parent Common Stock Issuance and any other matters required to be approved or adopted in order to effect the Merger, the Subsequent Mergers and the other transactions contemplated hereby. The board of directors of the Parent Bank Sub, acting unanimously at a meeting where all members were present and voting on the actions approved, has unanimously adopted resolutions approving the Bank Merger, the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

          (f)    Consents and Approvals.    No notices, applications or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any consents, approvals, waivers, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by Parent or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by Parent of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank), applications and notices with the FDIC, and applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) receipt of the stockholder approval described in Section 5.3(e), (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities Law, (5) the filing of the Articles of Merger with respect to the Merger, the certificate of merger and articles of merger with respect to the Parent Merger and the articles of merger with respect to the Bank Merger, and (6) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

          (g)    No Defaults.    Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(f), and the expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with in any material respect, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) Parent's Constituent Documents or those of its Subsidiaries, (2) any material contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of Parent or any of its Subsidiaries, or by which Parent or any of its Subsidiaries is bound or affected, or to which Parent or any of its Subsidiaries or Parent's or any of its Subsidiaries' respective businesses, operations, assets or properties is subject or receives benefits or (3) any Law.

          (h)    Financial Advisors.    None of Parent, its Subsidiaries or any of Parent's or any of its Subsidiaries' directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Parent has retained Keefe, Bruyette & Woods, Inc. as its financial advisor.

          (i)    Financial Reports and Regulatory Filings.

            (1)   Parent has Previously Disclosed complete and correct copies of its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Moss Adams LLP, its independent auditor) for the years ended December 31, 2015 and 2016 (the foregoing audited financial statements referred to collectively as the "Parent Audited Financial Statements"). Each of the statements of financial position (or equivalent statements) included in the Parent Audited Financial Statements (including any related notes and schedules) fairly presents in all material respects Parent's financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income, comprehensive income (loss) and changes in stockholders' equity and cash flows included in the Parent Audited Financial Statements

    (including any related notes and schedules thereto) fairly presents in all material respects, the financial condition, results of operations, changes in stockholders' equity, comprehensive income (loss) and cash flows, as the case may be, of Parent and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and all other reports, registration statements, or information statements filed by it subsequent to May 31, 2017 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC or as thereafter amended, in each case prior to the date hereof (collectively, the "Parent SEC Filings"), as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial condition contained in or incorporated by reference into any of the Parent SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects Parent's financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of operation, comprehensive income (loss) and changes in stockholders' equity and cash flows in the Parent SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

            (2)   Parent (A) has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof and to Parent's Knowledge, to Parent's auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Parent's ability to record, process, summarize and report financial data and has identified for Parent's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls.

            (3)   Since January 1, 2015, Parent and each of its Subsidiaries have filed all reports, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable provisions of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

          (j)    Absence of Certain Changes.    Since December 31, 2016, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect on Parent. As of the date hereof, to the extent required by GAAP, all material liabilities and material obligations of Parent and its Subsidiaries have been reflected, disclosed or reserved against in the Parent Audited Financial Statements or Parent SEC Filings, and since December 31, 2016 through the date hereof, (1) other than in the ordinary and usual course of business consistent with past practice, Parent and its Subsidiaries have not incurred any material obligation or liability, whether or not accrued, contingent or otherwise required to be reflected on a balance sheet (or notes thereto) prepared in accordance with GAAP and (2) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice.

          (k)    Litigation.    As of the date hereof, there is no material action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to Parent's Knowledge, threatened against or affecting Parent or any of its Subsidiaries (and Parent is not aware of any basis for any such action, suit, claim, hearing, dispute, investigation or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against Parent or any of its Subsidiaries (or in the process of being issued) restraining or limiting in any material respect Parent or any of its Subsidiaries from taking any action of any kind in connection with their respective businesses (or in the process of being issued), except as Previously Disclosed.

          (l)    Compliance with Laws.    Parent and each of its Subsidiaries:

            (1)   Conducts and since January 1, 2015 has conducted its business in all material respects in compliance with all Law applicable thereto or to the employees conducting such businesses;

            (2)   currently has a rating of "Satisfactory" or better under the Community Reinvestment Act of 1977;

            (3)   has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such material permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened;

            (4)   has received, since January 1, 2015, no written notification from a Governmental Authority (A) asserting that it is not in material compliance with any of the Laws that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any material permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole; and

            (5)   is in substantial compliance with all applicable NYSE listing and corporate governance standards.

          (m)    Regulatory Matters.    As of the date hereof, neither Parent nor any of its Subsidiaries is subject to, or has been advised that Parent or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Parent or any of its Subsidiaries.

          (n)    Available Funds.    Parent has or will have available to it funds necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby.

          (o)    Ownership of Company Common Stock.    Except for shares of Company Common Stock that Parent or any of its Subsidiaries may hold as an executor, administrator, trustee, agent, guardian, fiduciary or in a similar capacity for another person, neither Parent nor any of its Subsidiaries is the record owner or "beneficial owner", as such term is used in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC thereunder, of any shares of Company Common Stock as of immediately prior to the execution and delivery of this Agreement.

          (p)    Ownership and Operation of Merger Sub.    As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business other than (x) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (y) in relation to this Agreement, the Merger and the other transactions contemplated hereby.

          (q)    Environmental Matters.    Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent:

            (1)   The operations, assets and properties of Parent and each of its Subsidiaries are and have at all times since January 1, 2015 been in compliance with applicable Environmental Laws;

            (2)   Parent and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses and permits required under Environmental Laws required in connection with the occupancy of their assets and properties and the operation of their respective businesses as presently conducted;

            (3)   There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to Parent's Knowledge, threatened, against Parent any of its Subsidiaries or any asset or property owned by Parent or any such Subsidiary in any court, agency or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to Parent's Knowledge there is no reasonable basis for any such pending or threatened proceeding, claim, action, notice of violation or investigation; and

            (4)   There are no agreements, orders, judgments, decrees or settlements involving Parent or any of its Subsidiaries, or with respect to any asset or property owned by Parent or any such Subsidiary by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligations under or relating to any Environmental Law.

          (r)    ERISA.    All of the Parent Benefit Arrangements are in material compliance with and have been operated and administered in all material respects in accordance with their respective terms and ERISA, the Code and other applicable laws. Each of the Parent Benefit Arrangements subject to ERISA that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to Parent's Knowledge, there are no circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. None of the Parent, any of its Subsidiaries or any Parent ERISA Affiliate has incurred or would be reasonably likely to incur any liability or obligation under Title IV of ERISA (other than the timely payment of premiums to the Pension Benefit Guaranty Corporation in the ordinary course of business) or a lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

  Neither Parent nor any of its Subsidiaries has, currently or at any time within the last six (6) years, sponsored, maintained, contributed or been required to contribute to any "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, "multiemployer plan", within the meaning of Section 3(37) of ERISA, or "multiple employer plan", within the meaning of Section 413(c) of the Code.

          (s)    Reorganization.    Parent has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger and the Parent Merger, taken together, from being treated as a single integrated transaction that qualifies for the Intended Tax Treatment.

          (t)    No Other Representations or Warranties.

            (1)   Except for the representations and warranties made by Parent in this Agreement, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

            (2)   Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in this Agreement.

ARTICLE 6

COVENANTS

        6.1    Commercially Reasonable Efforts.

          (a)   Subject to the terms and conditions of this Agreement and prior to the Effective Time, the Company and Parent will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Law, so as to permit consummation of the Merger and the Subsequent Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate with, and furnish information to, the other party to that end.

          (b)   The Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7.

          (c)   Without limiting Section 6.1(b), from time to time on or prior to the Closing Date, the Company or Parent may, after it becomes aware, supplement any of its representations and warranties with respect to any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein by delivering a supplemental Disclosure Schedule ("Supplemental Disclosure Schedule"). The information contained in any such Supplemental Disclosure Schedule shall not be deemed to have modified any of the representations and warranties of the Company or Parent contained in this Agreement or be considered Previously Disclosed unless it is expressly accepted as such in writing by the other party.

        6.2    Stockholder Approvals.

          (a)   As promptly as practicable following the date upon which the Registration Statement, filed pursuant to Section 6.5, shall have become effective (but in any event within forty-five (45) days thereof), the Company Board will submit to its shareholders the Company Shareholder Matters and any other matters required to be approved or adopted by such shareholders in order to carry out the intentions of this Agreement and the transactions contemplated hereby. In furtherance of that obligation, the Company will take, in accordance with applicable Law and its Constituent Documents, all action necessary, proper, desirable or advisable to convene a meeting of its shareholders (including any adjournment or postponement, the "Company Meeting") as promptly as practicable (but in any event within forty-five (45) days of the Registration Statement becoming effective, or such other date as mutually agreed to by the parties) to consider and vote upon approval of the Company Shareholder Matters and any such other matters. The Company and the Company Board, as applicable, will each use its reasonable best efforts to obtain from each class of the Company's shareholders the required vote to approve the Company Shareholder Matters and any such other matters, including soliciting proxies through the Joint Proxy Statement in accordance with applicable Law and recommending that the Company's shareholders vote in favor of the Company Shareholder Matters (and including such recommendation in the Joint Proxy Statement). The Company shall provide Parent with a reasonable opportunity to review and comment upon all proxy materials prior to the distribution of such proxy materials to shareholders of the Company, and the Company shall consider in good faith any comments of Parent and revise such proxy materials as may be appropriate. Notwithstanding the foregoing, if the Company Board, after consultation with outside advisors including its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that continuing to recommend this Agreement and the Company Shareholder Matters would violate its fiduciary duties under applicable Law, then, in submitting to its shareholders the Company Shareholder Matters, the Company Board may withhold or withdraw or modify in a manner adverse to Parent its recommendation that Company's shareholders approve this Agreement or submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto; provided that the Company Board may not take any actions under this sentence until after giving Parent at least five (5) business days (or, if fewer than five (5) business days remain prior to the date of the Company Meeting, such fewer number of days) to respond to such Acquisition Proposal or other event or circumstances giving rise to the determination by the Company Board to take such action (and, in the event such action is taken in response to an Acquisition Proposal, after giving Parent notice of the third party in the Acquisition Proposal and the material terms and conditions of the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed in writing by Parent. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2 and will require a new notice period as referred to in this Section 6.2. Nothing in this Agreement shall be interpreted to excuse (1) the Company or the Company Board from complying with its obligation to submit this Agreement and the other Company Shareholder Matters to its shareholders at the Company Meeting or (2) any party to a Company Voting Agreement from complying with its obligations thereunder. Neither the Company nor the Company Board shall submit any Acquisition Proposal other than the Merger to the vote of its shareholders unless this Agreement shall have first been terminated in accordance with its terms.

          (b)   As promptly as practicable following the date upon which the Registration Statement, filed pursuant to Section 6.5, shall have become effective (but in any event within forty-five (45) days thereof), the Board of Directors of Parent will submit to its stockholders the Parent Common

  Stock Issuance and any other matters required to be approved or adopted by such stockholders in order to carry out the intentions of this Agreement and the transactions contemplated hereby. In furtherance of that obligation, Parent will take, in accordance with applicable Law and its Constituent Documents, all action necessary, proper, desirable or advisable to convene a meeting of its stockholders (including any adjournment or postponement, the "Parent Meeting") as promptly as practicable (but in any event within forty-five (45) days of the Registration Statement becoming effective) to consider and vote upon approval of the Parent Common Stock Issuance. Parent and the Board of Directors of Parent, as applicable, will use its reasonable best efforts to obtain from Parent's stockholders a vote approving the Parent Common Stock Issuance, including soliciting proxies through the Joint Proxy Statement in accordance with applicable Law and recommending that Parent's stockholders vote in favor of the Parent Common Stock Issuance (and including such recommendation in the Joint Proxy Statement). Parent shall provide the Company with a reasonable opportunity to review and comment upon all proxy materials prior to the distribution of such proxy materials to stockholders of Parent.

          (c)   Parent and the Company shall cooperate to schedule and convene the Parent Meeting and the Company Meeting on the same date. Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement to the stockholders of each party.

        6.3    Regulatory Applications; Third-Party Consents.

          (a)   Prior to the Effective Time, the Company and Parent and their respective Subsidiaries will cooperate and use reasonable best efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities necessary in order to consummate the Merger and the other transactions contemplated hereby, including the Subsequent Mergers, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a material and adverse effect on Parent or the Surviving Corporation, (the "Requisite Regulatory Approvals"), and to make and obtain all other Required Third Party Consents; notwithstanding the foregoing, Parent and the Company will use reasonable best efforts to prepare and file, or cause their respective Subsidiaries to prepare and file, any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals within sixty (60) days of the date of this Agreement. Each of the Company and Parent will have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable Law relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals and the Required Third-Party Consents, other than any information which is otherwise confidential. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby, and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b)   The Company and Parent will, upon request (but subject to applicable confidentiality requirements), furnish the other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper, desirable or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Affiliates with or to any third party or Governmental Authority in connection with the transactions contemplated hereby and to respond to any comment letters received in connection therewith.

          (c)   Notwithstanding the foregoing or anything else in this Agreement, nothing shall require Parent or the Company to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, agree to, take any action or commit to take any action in connection with, or agree to any condition on, or request with respect to, any Requisite Regulatory Approval that would (i) materially and adversely affect the business, operations or financial condition of Parent (measured on a scale relative to the Company and its Subsidiaries, taken as a whole), (ii) require Parent or any of its Subsidiaries to make any material and adverse covenants or commitments, or complete any divestitures, whether prior to or subsequent to the Closing, (iii) result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole or (iv) or restrict in any material and adverse respect or impose a material burden on Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (for purposes of clause (iv), materiality shall be measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a "Burdensome Condition").

        6.4    Exchange Listing.    Parent will use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

        6.5    SEC Filings.

          (a)   Parent will prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company and Parent constituting a part thereof (the "Joint Proxy Statement") and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement and to use their reasonable best efforts to cause the filing of the Registration Statement with the SEC within sixty (60) days following the date of this Agreement. Parent will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness (including by filing any necessary amendments or supplements) of such Registration Statement until the Effective Time. Parent also agrees to use all reasonable best efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transactions contemplated hereby. The Company agrees to promptly furnish to Parent all information concerning the Company, its Affiliates, officers, directors and shareholders as may be reasonably requested in connection with the foregoing, in a form appropriate (or from which such information can be derived in a commercially reasonable manner) for usage in such document or any such other use.

          (b)   The Company and Parent each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. The Company and Parent each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

          (c)   Parent shall promptly provide the Company with all comment letters from the SEC or its Staff pertaining to the Registration Statement or the Joint Proxy Statement relating to the Company. The Company will, upon request, promptly furnish Parent with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary, proper, desirable or advisable in order for Parent to respond promptly to any comments received from the SEC. Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.6    Press Releases.    Each party will consult with the other before issuing any press release, employee communication or other shareholder communication with respect to the Merger or this Agreement and will not issue any such press release or make any such communication without the prior written consent of such other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior written consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such communication as are required by applicable Law or securities exchange rules. The Company and Parent will cooperate to develop all public communications of the Company and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

        6.7    Acquisition Proposals.    The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries' Representatives, agents, advisors and affiliates not to, solicit or knowingly encourage in any way inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal and the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions if the Company Board concludes in good faith, after consultation with its outside legal counsel, that failure to take such actions would be result in a violation of its fiduciary duties under applicable Law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality provisions set forth in the Confidentiality Agreement (without regard to any modification thereof pursuant hereto or lapse of time). The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce the confidentiality provisions of any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will promptly advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent apprised of any related developments on a prompt basis.

        6.8    Takeover Laws and Provisions.    Neither the Company nor Parent will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take or cause to be taken all commercially reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated hereby from, or if necessary challenge the applicability of, any applicable Takeover Law, as now or hereafter in effect.

        6.9    Access; Information.

          (a)   Each of Parent and the Company agree that upon reasonable notice and subject to applicable Law relating to the exchange of information, such Party will (and will cause its Subsidiaries to) afford the other Party, and its Representatives, such reasonable access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information in its possession or control as the other Party may reasonably request under the circumstances, including for purposes of facilitating the integration of the Company and its Subsidiaries with Parent and its Subsidiaries, and including as may be necessary or advisable to effect the Conversion pursuant to Section 6.13. In addition, the Company will furnish reasonably promptly to Parent (1) to the extent consistent with applicable Law, a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking or securities Laws, and (2) all other information in its possession or control concerning the business, properties and personnel of it and its Subsidiaries as Parent may reasonably request. The Company shall also provide Parent with copies of regular annual, quarterly and monthly financial reports that the Company or Company Bank Sub prepare in the ordinary course of business, beginning with the first full week after the date hereof until the Effective Time reasonably promptly after they become available. The Company and Parent each agree to promptly notify the other of any action, suit, claim, hearing, dispute, subpoena, investigation or proceeding commenced, or to the Knowledge of the Company or Parent, as applicable, threatened against the Company or Parent or any of their respective Subsidiaries that are related to the transactions contemplated by this Agreement. Nothing in this Agreement will require Parent or the Company to afford access or disclose information that would violate applicable Law, jeopardize attorney-client privilege, or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies. Each of the Company and Parent shall use commercially reasonable efforts to minimize any interference with the regular business operations of the Company and its Subsidiaries during any such access.

          (b)   No investigation by the Company or Parent of, or Knowledge that the Company or Parent may have with respect to, the business and affairs of the other Party, pursuant to this Section 6.9 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of such Party in this Agreement, or the conditions to such Party's obligation to consummate the transactions contemplated hereby.

          (c)   The Company shall give reasonable notice to Parent of all meetings of the Company Board and any of its committees, and the board of directors of the Company Bank Sub and any of its committees, and the agenda for or business to be discussed at such meetings. To the extent permissible under applicable Law, the Company shall promptly transmit to Parent copies of all notices, minutes, consents and other materials that the Company or the Company Bank Sub provides to their respective directors; provided that the Company shall not be required to disclose any information or documents related to, and may redact any information or document to the extent it relates to, the transactions contemplated by this Agreement, or any Acquisition Proposal, or any other matter involving attorney-client privileged matters.

          (d)   The Company shall cause the Company Bank Sub, prior to the Closing Date, (i) to write off all Loans of the Company Bank Sub that are required to be written off by the Company Bank Sub's regulators or that, in conformity with past practices and policies of the Company Bank Sub and GAAP, should be written off as Loan losses and (ii) to write down potential Loan losses in conformity with past practices and policies of the Company Bank Sub and GAAP. No such write-off or write-down shall result in a breach of any warranty or representation made herein or otherwise have any effect on the determination by the Parties that the conditions to the Merger set forth in Article 7 have been satisfied, fulfilled or waived or have any effect on the calculation of Company Tangible Common Equity. Nothing in this Section 6.9(d) shall require the Company to make any additional provision to the Company Bank Sub's reserve for loan losses so long as such reserve is adequate and in compliance with GAAP and all regulatory requirements.

          (e)   Notwithstanding Section 6.9(d), to the extent reasonably requested by Parent, the Company agrees that it shall, and shall cause the Company Bank Sub, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to the Company Bank Sub's allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge off any Loan; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments which would affect the financial reporting of Parent, on a consolidated basis after the Effective Time; provided, however, that neither the Company nor the Company Bank Sub shall be obligated to take any such requested action until immediately prior to the Closing and at such time as the Company shall have received reasonable assurances in writing that all conditions precedent to Parent's obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied and, in any case, may be conditioned upon the subsequent occurrence of the Closing, and no such adjustment which the Company or the Company Bank Sub would not have been required to make but for the request by Parent pursuant to the terms of this Section 6.9(e) shall result in a breach of any warranty or representation made herein or otherwise have any effect on the determination by the Parties that the conditions to the Merger set forth in Article 7 have been satisfied, fulfilled or waived or have any impact on the calculation of Company Tangible Common Equity.

          (f)    Each of Parent and the Company will hold any information it may obtain from the other in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.

        6.10    Supplemental Indentures.    At or before the Effective Time, Parent and the Company will execute and deliver, or cause to be executed and delivered, by or on behalf of Parent and the Company, one or more supplemental indentures and other instruments, and take or cause to be taken all such other action, required for the due assumption of the Company's outstanding debt, Trust Preferred Securities, guarantees, securities, and (to the extent Previously Disclosed by the Company) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

        6.11    Indemnification.

          (a)   The Parties acknowledge and agree that prior to the Effective Time the Company shall purchase, and Parent shall maintain for the duration of the Tail Coverage Period, a tail policy of directors' and officers' liability coverage that provides directors' and officers' liability insurance with respect to actions and omissions occurring on or prior to the Effective Time, subject to the following conditions:

            (1)   On or prior to the Closing Date, the Company shall purchase, at its own expense, for the benefit of the Company and the Surviving Corporation and their respective Subsidiaries (including their respective successors) and persons who were officers or directors of the Company and its Subsidiaries prior to the Closing Date, a prepaid tail policy or policies from the Company's current directors' and officers' liability insurer providing coverages no less favorable to the insured persons than the level and scope of directors' and officers' liability as set forth in the Company's and its Subsidiaries current directors' and officers' liability insurance policies in effect as of the Closing (together, such tail policy or policies are referred to as the "Tail Policy").

            (2)   The term of the Tail Policy shall be for a period of six (6) years or, if such term of coverage is not available, such other maximum period of coverage available at a cost not exceeding the Maximum Amount (as defined below) (the "Tail Coverage Period").

            (3)   In the event such insurer declines to provide the Tail Policy prior to the Closing Date, the Company shall use its commercially reasonable efforts to identify and obtain similar coverage from another insurance carrier of substantially similar size and reputation to that of such former insurer, if such coverage is reasonably obtainable from the marketplace. If after such reasonable efforts another such insurance carrier is unable or unwilling to provide such similar coverage, the Company shall obtain the best coverage available, as determined in the reasonable judgment of the Company, for a cost up to but not exceeding the Maximum Amount (as defined below).

            (4)   In no event shall the Company expend, in order to provide or maintain the insurance coverages pursuant to this Section 6.11(a), any annual amount, in aggregate, in excess of the amount set forth on Disclosure Schedule 6.11(a) (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for a total cost equal to the Maximum Amount.

            (5)   Prior to the Effective Time, the Company shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or, to the Knowledge of the Company, threatened claims, actions, suits, proceedings or investigations asserted or claimed against any officer or director of the Company or the Company Bank Sub, or circumstances to the Knowledge of the Company reasonably likely to give rise thereto to the extent known by the Company or the Company Bank Sub, in accordance with the terms and conditions of the applicable policies. The Company's and the Company Bank Sub's directors and officers shall use reasonable efforts to cooperate with the Company (if prior to the Closing Date) or Parent (if after the Effective Time) in obtaining the above-described insurance coverages.

          (b)   From and after the Effective Time, Parent agrees to indemnify and hold harmless each present and former director or officer of the Company and its Subsidiaries and any other Person entitled to indemnification pursuant to the Constituent Documents of the Company and its Subsidiaries (in each case, in such capacities) (collectively, the "Company Indemnified Parties"), and any person who becomes a Company Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or the Company Bank Sub and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the same extent as such persons are indemnified as of the date of this Agreement by the Company or its Subsidiaries pursuant to their respective Constituent Documents in effect on the date of this Agreement; and Parent shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by the Company or its Subsidiaries pursuant to their respective Constituent Documents in effect on the date of this Agreement; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

          (c)   Nothing set forth in this Section 6.11 is intended to or shall limit or otherwise affect the representations, warranties, covenants and other agreements of the Company set forth in this Agreement.

          (d)   The provisions of this Section 6.11 are intended for the benefit of, and will be enforceable, by each of the Company Indemnified Parties, his or her heirs and his or her representatives. In the event that, after the Effective Time, Parent (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, then, and in each case, Parent shall cause proper provision to be made so that such successors and assigns shall expressly assume the obligations set forth in this Section 6.11.

        6.12    Benefits Arrangements.

          (a)    Compensation and Benefits.    Following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each individual who is an employee of the Company and its Subsidiaries immediately prior to the Effective Time ("Covered Employees"), base compensation, bonus opportunities and employee benefits that are consistent with the compensation, bonus opportunities and employee benefits that Parent offers to its similarly situated employees. From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor all of the Company Benefit Arrangements, it being understood that the transactions contemplated by this Agreement constitute a "change in control" (or equivalent term) for purposes of such Company Benefit Arrangements.

          (b)    Termination of Company 401(k) Plan.

            (1)   If requested in writing by Parent at least ten (10) business days prior to the Effective Time, the Company shall adopt resolutions of its board of directors to terminate the Company's 401(k) Savings Plan (the "Company 401(k) Plan") effective immediately prior to, and conditioned upon the occurrence of, the Effective Time and to fully vest all participants in such Company 401(k) Plan. Before adopting such resolutions, the Company shall provide a draft of such resolutions to Parent for an opportunity to comment thereon, which Parent shall not unreasonably delay.

            (2)   Prior to the termination of the Company 401(k) Plan, the Company or its Subsidiaries shall make contributions to the Company 401(k) Plan with respect to the plan year commencing January 1, 2017 (and if applicable any subsequent plan year commencing prior to the Effective Time) and ending on the date of the Company 401(k) Plan termination in accordance with the terms of the Company 401(k) Plan.

            (3)   As of the later of the Effective Time and the date on which the Company 401(k) Plan is terminated, Parent shall offer participation in Parent's tax-qualified defined contribution plan ("Parent 401(k) Plan") to each person who was an active participant in the Company 401(k) Plan as of the date of its termination. Parent shall cause the Parent 401(k) Plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code) of eligible amounts (including outstanding loans) distributed to employees from the Company 401(k) Plan.

          (c)    Severance Benefits.    Following the Effective Time and for eighteen months thereafter, Parent or its Subsidiaries shall cause the Covered Employees who are employed as of the Effective Time to be covered by the Company's Previously Disclosed Severance Pay Benefit Policy, based on such Covered Employee's compensation and benefits as of immediately prior to the date of termination (or, if greater, based on such Covered Employee's compensation and benefits with the Company immediately prior to the Effective Time). In connection with the foregoing, such terminated Covered Employees shall receive service credit for years of continuous service with the Company or its Subsidiaries and Parent and its Subsidiaries for purposes of determining the amount of any severance pay under such plan, program or policy. Notwithstanding the foregoing, no Covered Employee eligible to receive severance benefits under an employment agreement, change in control agreement, retention agreement or similar agreement shall be entitled to participate in the severance plan, program or policy described in this Section 6.12(c).

          (d)    Service Credit.    For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the Parent Benefit Arrangements, each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Arrangement in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time; provided that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Parent or Parent Bank Sub. In addition, and without limiting the generality of the foregoing, (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Arrangements to the extent coverage under such Parent Benefit Arrangements is replacing a comparable Company Benefit Arrangement in which such Covered Employee participated immediately before the Effective Time, and (ii) with respect to welfare benefit plans of Parent or Parent Bank Sub in which Covered Employees are eligible to participate, Parent agrees to cause each such welfare benefit plan to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. In no event shall such recognition of service operate to duplicate any benefits of a Covered Employee with respect to the same period of service. For purposes of each Parent Benefit Arrangement providing medical, dental, pharmaceutical and/or vision benefits, Parent shall cause any eligible expenses incurred by Covered Employees and their covered dependents during the portion of the plan year of the comparable Company Benefit Arrangement ending on the date such employee's participation in the corresponding Parent plan begins to be taken into account under such Parent Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his covered dependents for the applicable plan year of the Parent plan.

          (e)    Retention Programs.    Following the date hereof, Parent may, in its sole discretion, establish a cash-based award program to promote the retention between the date hereof and the Effective Time of Covered Employees, with such terms and conditions, including the Covered Employees who will participate in the programs, as determined by Parent.

          (f)    No Third Party Rights.    This Section 6.12 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.12. To the extent permitted by applicable legal requirements, prior to the Effective Time, the Company Board or the appropriate committee thereof, as applicable, shall adopt such amendments to the Company Benefit Arrangements as may be mutually agreed between the Company and Parent; provided, however, that any such amendment shall not be effective until immediately prior to the Effective Time and shall be contingent upon the occurrence of the Effective Time. In no event shall the terms of this Agreement be deemed to (1) alter or limit the ability of Parent or its Subsidiaries to amend, modify, change or terminate any Benefit Arrangement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, (2) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or of its Subsidiaries, or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider, (3) permit any payment to be made to an employee or service provider of the Company or its Subsidiaries that requires prior approval or non-objection from a Governmental Authority without obtaining such prior approval or non-objection or (4) alter or limit the ability of Parent or its Subsidiaries to exercise discretion with respect to eligibility, participation, amounts awarded or payable, or benefits provided, under the terms or provisions of any Benefit Arrangement of Parent or its Subsidiaries.

        6.13    Conversion, Data Processing and Related Matters.    Prior to the Effective Time, the parties agree to cooperate and to employ their commercially reasonable efforts to plan, execute and complete, at Parent's sole cost, the Conversion in an orderly and efficient manner following the Closing; provided, that in no event shall the Conversion become effective prior to the Effective Time. Commencing as of the date of this Agreement, the Company and Parent shall each appoint qualified staff members to act as project managers for the Conversion (each, a "Conversion Project Manager"). Such Conversion Project Managers shall act as the principal contacts between the parties on matters relating to the Conversion, and shall coordinate the assignment of personnel as required and generally facilitate the planning, execution and completion of the Conversion. In addition to any conversion of the data and systems files as part of the Conversion, the parties shall reasonably cooperate in exchanging and providing the information requested and performing such tasks as may be necessary to complete the Conversion, including the collection and input of relevant data, development of new operating procedures and design of forms, in each case, as mutually agreed by the parties. Subject to applicable Law, the Company shall, commencing as of the date of this Agreement, provide Parent and Parent Bank Sub with reasonable access to the Company Bank Sub's offices, systems and facilities and all relevant information and personnel at such times and places as Parent Bank Sub shall reasonably request (with minimal disruption to the Company's and Company Bank Sub's employees, customers and operations) as shall be reasonably necessary to effect the Conversion following the Closing. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and Company shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.14    Title Surveys.

          (a)   The Company shall order, at Company's sole cost and expense, within ten (10) business days after the date of this Agreement, with respect to all Owned Real Property (including any real property designated as "other real estate owned" by the Company Bank Sub ("OREO")) owned by the Company or any Subsidiary thereof as of the date hereof, (1) an ALTA survey made in accordance with the 2017 minimum standard detail requirements for ALTA/NSPS surveys, or other survey made in accordance with comparable requirements (each a "Survey"), certified to Parent, Parent Bank Sub and Chicago Title Insurance Company or another title insurance company of similar capabilities and repute (the "Title Company"), (2) a commitment for issuance of an ALTA 2006 Owner's Policy of Title Insurance or a similar insurance policy (each a "Title Commitment") dated subsequent to the date of this Agreement but prior to the Closing Date issued by the Title Company in an amount equal to the greater of the value of such real property as shown on the Company's or its Subsidiaries' books and records or the fair market value of such real property and (3) copies of all documents referenced in the Title Commitment exceptions. The Company shall use commercially reasonable efforts to cause (x) the delivery to Parent of a Survey and (y) the Title Company to deliver to Parent a Title Commitment and copies of all documents referenced in the Title Commitment exceptions for each real property owned by the Company or any of its Subsidiaries (other than OREO) as soon as reasonably practicable following the date of this Agreement.

          (b)   For each real property owned by the Company or any of its Subsidiaries, Parent will have a period of ten (10) business days from Parent's receipt of the last of the Survey, the Title Commitment and all documents referenced in the Title Commitment exceptions with respect to such real property ("Title Review Period") in which to review such documents and provide the Company with written notice ("Title Notice") of any condition disclosed in such Survey or Title Commitment that is not reasonably approved by Parent; provided, however, Parent shall be deemed to approve any condition that is a Permitted Lien.

          (c)   If a Title Notice is timely given by Parent, the Company shall use its commercially reasonable efforts to promptly (but in any event within twenty-five (25) days of the date of the Title Notice) cure or remove, to Parent's reasonable satisfaction, each condition set forth on the Title Notice.

          (d)   The Company shall cause the Title Company to deliver title insurance policies to match the Title Commitments on or prior to the Closing Date as requested by Parent.

          (e)   Notwithstanding anything in this Section 6.14 to the contrary, the Company shall keep Parent reasonably apprised of all activities and actions contemplated by this Section 6.14, and the Company and Parent shall cooperate fully with one another with respect to the matters required by this Section 6.14.

        6.15    Environmental Surveys.

          (a)    Environmental Surveys.    The Company has provided to Parent copies of the most recent environmental assessments and reports (if any) that the Company or the Company Bank Sub have obtained in connection with each Owned Real Property (including the Leased Real Property). Within thirty (30) days following the date of this Agreement, Parent may complete, at Parent's sole expense and with minimal interference with the regular business operations conducted at the applicable Real Property, a Phase I environmental assessment or an update of the existing Phase I environmental assessment (the "Environmental Survey") of the Owned Real Property. In the event the Environmental Survey indicates or tends to indicate the presence or the suspected presence of an Environmental Condition (in the sole discretion of Parent), Parent will give the Company written notice of the presence or the suspected presence of the Environmental Condition within ten (10) Business Days of receipt of the Environmental Survey (together with all information it possesses relating to the Environmental Condition). For purposes of this Agreement, an "Environmental Condition" shall mean (i) an aboveground storage tank, underground storage tank, subsurface structure or container, and its associated piping, which is present at the Owned Real Property and which violates an Environmental Law; (ii) a Hazardous Material found in building materials at the Owned Real Property or present in soil and/or groundwater at the Owned Real Property which violates an Environmental Law; (iii) a discharge, emission or release of a Hazardous Material related to the Owned Real Property which violates an Environmental Law; (iv) an event or condition that likely has occurred or exists with respect to the Owned Real Property which constitutes a violation of an Environmental Law; or (v) an event or condition related to the Owned Real Property which requires cleanup, remedy, abatement or restoration of contaminated surface water, groundwater, soil or natural resource under an Environmental Law.

          (b)    Phase II Survey.    Within thirty (30) days of receipt of the notice of the presence or suspected presence of an Environmental Condition, Parent may complete, at its sole expense and with minimal interference with the regular business operations conducted at the applicable Real Property, a physical examination and investigation of the Environmental Condition indicated in the Environmental Survey (the "Phase II Survey"). The subject, scope, manner and method of the Phase II Survey will be subject to the Company's prior review and reasonable approval, which approval shall not be unreasonably delayed, conditioned or withheld. At all times the Company shall have access to all field data, analytical data and analytical results obtained or generated in connection with the Phase II Survey. Upon Parent's receipt of a final written report of the Phase II Survey, at the Company's request, Parent shall promptly deliver to the Company copies of the Phase II Survey report, all written reports, analytical data, correspondence, notices or other written materials relating thereto.

        6.16    Stockholder Litigation.     Each of Parent and the Company shall promptly notify each other in writing of any action, claim, proceeding, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any litigation against the Company and or its directors or Affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        6.17    Additional Agreements.     In case at any time after the Effective Time any further action that is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Parent or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Parent Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such reasonably necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

        6.18    Section 16 Matters.     Prior to the Effective Time, Parent shall take all such steps as may be required to cause any dispositions or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 7

CONDITIONS TO THE MERGER

        7.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by each party before the Effective Time of each of the following conditions:

          (a)    Stockholder Approvals.    (1) The Company Shareholder Matters shall have been duly approved by the requisite votes of the holders of the Company Common Stock, and (2) the Parent Common Stock Issuance shall have been duly approved by the requisite vote of the holders of the Parent Common Stock.

          (b)    Regulatory Approvals.    All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a Burdensome Condition on Parent.

          (c)    Exchange Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger or the Subsequent Mergers. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger or the Subsequent Mergers.

        7.2    Conditions to the Obligation of the Company.     The Company's obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:

          (a)    Representations and Warranties of Parent.    The representation and warranty of Parent contained in the first sentence of Section 5.3(j) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and each of the representations and warranties of Parent contained in Section 5.3(a), Section 5.3(b) and Section 5.3(e) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All of the other representations and warranties of Parent contained in Section 5.3 (read for purposes of this sentence without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure(s) of such representations and warranties to be so true and correct, individually or in the aggregate (and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties), has had or would reasonably be expected to result in a Material Adverse Effect on Parent. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent affirming the accuracy of the foregoing.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate, dated the Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

          (c)    Tax Opinion of the Company's Counsel.    The Company shall have received an opinion of the law firm set forth on Schedule 7.2(c) (or such other law firm acceptable to the Company and Parent (with such approval not to be unreasonably withheld)), dated the Closing Date, in form and in substance reasonably acceptable to the Company and based on facts, representations and assumptions described in such opinion, to the effect that the Merger and the Parent Merger, taken together, will be treated as a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such law firm will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company, reasonably satisfactory in form and substance to such law firm.

        7.3    Conditions to the Obligation of Parent and Merger Sub.     The obligation of Parent and Merger Sub to consummate the Merger is also subject to the fulfillment, or written waiver by Parent before the Effective Time of each of the following conditions:

          (a)    Representations and Warranties of the Company.    The representation and warranty of the Company contained in the last sentence of Section 5.2(k) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and each of the representations and warranties of the Company contained in Section 5.2(a), Section 5.2(b), Section 5.2(e), Section 5.2(i), Section 5.2(q)(1)(F) and (G), Section 5.2(r) and Section 5.2(t)(8) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All of the other representations and warranties of the Company contained in Section 5.2 (read for purposes of this sentence without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct, unless the failure(s) of such representations and warranties to be so true and correct, individually or in the aggregate (and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties), has had or would reasonably be expected to result in a Material Adverse Effect on the Company. Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company affirming the accuracy of the foregoing.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (c)    Tax Opinion of Parent's Counsel.    Parent shall have received an opinion of Vedder Price P.C. ("Vedder") (or such other law firm acceptable to the Company and Parent (with such approval not to be unreasonably withheld)), dated the Closing Date, reasonably acceptable to Parent, and based on facts, representations and assumptions described in such opinion, to the effect that the Merger and the Parent Merger, taken together, will be treated as a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Vedder will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company, reasonably satisfactory in form and substance to Vedder.

          (d)    Dissenting Common Shares.    The number of Dissenting Common Shares shall not exceed ten percent (10%) of the outstanding shares of Company Common Stock, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (e)    Third-Party Consents.    The Company shall have obtained all the Required Third-Party Consents set forth on Schedule 7.3(e), and such consents and approvals shall be in full force and effect and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (f)    Company Tangible Common Equity.    The Company Tangible Common Equity as set forth on the Final Closing Balance Sheet as determined pursuant to Section 3.8(b) shall be greater than or equal to the Minimum Company Tangible Common Equity set forth in Schedule 1.1 for the month end date last preceding the Closing Date.

          (g)    Company Bank Sub Stock Certificate.    The Company shall have delivered to Parent the certificate or certificates representing the shares of common stock of Company Bank Sub held by the Company.

ARTICLE 8

TERMINATION

        8.1    Termination.     This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned, at any time before the Effective Time, by the Company or Parent, whether prior to or after approval of the Company Shareholder Matters by the requisite votes of the holders of the Company Common Stock and/or the approval of the Parent Common Stock Issuance by the requisite vote of the holders of Parent Common Stock, as follows:

          (a)    Mutual Agreement.    With the mutual written agreement of the other party.

          (b)    Breach.    If there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein or (2) a breach by the other party of any covenant or agreement contained herein; provided that such breach has not been cured within the earlier of the Outside Date and thirty (30) days following written notice thereof and that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7.

          (c)    Denial of Stockholder Approval.    (1) If the Company Meeting shall have concluded and the Company Shareholder Matters are not approved by the requisite votes of the holders of the Company Common Stock and (2) in the case of the Company only, it will have the right to terminate this Agreement if Parent Meeting shall have concluded and the Parent Common Stock Issuance is not approved by the requisite votes of the holders of Parent Common Stock.

          (d)    Denial or Withdrawal of Application for Regulatory Approval.    (1) If the approval of any Governmental Authority required for consummation of the Merger, the Subsequent Mergers or the other transactions contemplated hereby is denied by final, non-appealable action of such Governmental Authority or (2) any application, filing or notice necessary in connection with a Requisite Regulatory Approval has been withdrawn at the request of the applicable Governmental Authority and such Governmental Authority would not accept the re-filing of such application; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

          (e)    Outside Date.    If the Effective Time has not occurred by the close of business on the Outside Date, provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date. As used in this Agreement, the term "Outside Date" (the "Outside Date") shall mean August 31, 2018, provided that if the sole impediment to Closing is the receipt of the Requisite Regulatory Approvals, then the Outside Date shall be deemed to be November 30, 2018.

          (f)    Adverse Action.    In the case of Parent only, and prior to the approval of the Company Shareholder Matters by the requisite votes of the holders of the Company Common Stock only, it will have the right to terminate this Agreement if (1) the Company Board (A) submits this

  Agreement, the Merger and the other transactions contemplated hereby (including the other Company Shareholder Matters) to its shareholders without a recommendation for approval or with material and adverse conditions on such approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 5.2(e), (B) recommends to its shareholders an Acquisition Transaction other than the Merger, (C) breaches its obligations to convene a shareholder meeting to approve this Agreement in accordance with Section 6.2 prior to the Outside Date, or (D) enters into a definitive agreement with respect to an Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.7) or recommends to its shareholders an Acquisition Proposal other than the Merger, or (2) the Company materially breaches Section 6.7.

          (g)    Parent Stock Price Decline.    By the Company, if both of the following conditions are satisfied on the Determination Date, such termination to be effective as of the earlier of the fifth (5th) day following the Determination Date and immediately prior to the Closing: (i) the Final Parent Market Value is less than $15.85 and (ii) the number obtained by dividing the Final Parent Market Value by the Initial Parent Market Value shall be less than the number obtained by (A) dividing (x) the Final Index Price by (y) the Initial Index Price and (B) subtracting 0.20. If Parent or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(g).

        For purposes of this Agreement,

        "Determination Date" first date on which the condition set forth in Section 7.1(b) has been fulfilled.

        "Final Parent Market Value" means the volume-weighted average closing price of a share of Parent Common Stock on the NYSE for the twenty (20) consecutive trading days ending on (and including) the Determination Date, using volume and closing price information as reported by Bloomberg Financial Markets, or any successor thereto (or, if not reported therein, in another authoritative source mutually selected by Parent and the Company).

        "Final Index Price" means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.

        "Index" means the KBW Nasdaq Regional Banking Index or, if such index is not available, such substitute or similar index as substantially replicates such index.

        "Index Ratio" means the Final Index Price divided by the Initial Index Price.

        "Initial Index Price" means $107.16.

        "Initial Parent Market Value" means $19.82, adjusted as indicated in the last sentence of Section 8.1(g).

        8.2    Effect of Termination and Abandonment.

          (a)   Except as otherwise provided herein, a termination of this Agreement pursuant to the terms hereof shall be effective immediately upon delivery of written notice by the terminating party to the other parties hereto. If this Agreement is terminated and the Merger and the transactions contemplated hereby are abandoned, no party will have any liability or further obligation under this Agreement, except that this Section 8.2, Section 8.3 and Article 9, as well as any relevant definitions, will survive termination of this Agreement and remain in full force and effect and except that termination will not relieve a party from liability for any willful breach by it of this Agreement.

        8.3    Termination Fees.

          (a)   In the event that, after the date hereof, (1) Parent terminates this Agreement pursuant to Section 8.1(f) or (2) a bona fide Acquisition Proposal shall have been publicly announced or otherwise made known to the Company Board, prior to the event giving rise to termination of this Agreement and, solely with respect to this subclause (2), (A) this Agreement is terminated by either Parent or the Company pursuant to 8.1(c)(1), or by Parent pursuant to Section 8.1(b), or, in the event all conditions to the Closing pursuant to Section 7.1 and Section 7.2 other than the conditions set forth in Section 7.1(a)(1) and Section 7.2(c) have been fulfilled or waived or are capable of being fulfilled as of the Closing, by Parent pursuant to Section 8.1(e), and (C) prior to the twelve (12) month anniversary of such termination, the Company consummates, or enters into a definitive agreement to consummate, an Acquisition Transaction (the occurrence of any of clauses (1) or (2) shall be a "Fee Triggering Event"), then the Company will pay to Parent a cash termination fee (the "Fee") of $6,350,474, plus the Parent Expenses, provided that for purposes of this Section 8.3(a), all references to "more than twenty-five percent (25%)" in the definition of Acquisition Transaction shall be deemed to be references to "fifty percent (50%) or more". The Fee will be payable, without setoff, by wire transfer in immediately available funds not later than three (3) business days following the first occurrence of a Fee Triggering Event to an account specified by Parent for such purpose.

          (b)   If the Fee has not been received by Parent within three (3) business days following the first occurrence of a Fee Triggering Event interest shall accrue on the Fee commencing on the forty-fifth (45th) day following the first occurrence of a Fee Triggering Event, at an annual rate equal to the prime rate, as published in the Wall Street Journal on the date that the Fee was first required to be paid to Parent and the Company shall reimburse Parent for all reasonable and documented out-of-pocket expenses incurred by Parent in connection with enforcing the payment of the Fee. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement.

          (c)   The payment of the Fee by the Company on the terms set forth herein shall constitute liquidated damages and not a penalty, and shall be the sole remedy of Parent in the event of a termination of this Agreement. In no event shall the Company be required to pay the Fee more than once.

          (d)   In the event that Parent terminates this Agreement pursuant to Section 8.1(b) due to Company's failure to satisfy the condition set forth in Section 7.3(f), then Company shall reimburse to Parent the Parent Expenses. Such sum shall constitute liquidated damages and the receipt thereof shall be Parent's sole and exclusive remedy under this Agreement in the event that Parent terminates this Agreement as described in this Section 8.3(d).

ARTICLE 9

MISCELLANEOUS

        9.1    Survival.     The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article 2, Article 3, Section 6.11 and this Article 9).

        9.2    Expenses.     Except as otherwise provided herein, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Parent and

Company will each bear and pay one-half of the fees paid for filings with Governmental Authorities other than the SEC.

        9.3    Notices.     All notices, requests and other communications given or made under this Agreement must be in writing (which shall include facsimile communication and electronic mail) and will be deemed given when personally delivered, facsimile transmitted (with confirmation), sent by electronic mail, mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the persons and addresses set forth below or such other place as such party may specify by written notice to the other parties hereto.

If to the Company, to:
First Evanston Bancorp, Inc. 820 Church Street Evanston, IL 60201 Attention: Robert R. Yohanan Facsimile: 847-733-7499 E-mail: ryohanan@firstbt.com
If to Parent or Merger Sub, to:
Byline Bancorp, Inc. 180 N. LaSalle Street Chicago, IL 60601 Attention: Alberto J. Paracchini Facsimile: 773-244-7075 E-mail: aparacchini@bylinebank.com with a copy to:
Vedder Price P.C. 222 N. LaSalle Street Chicago, IL 60601 Attention: Daniel C. McKay, II Facsimile: 312-609-5005 E-mail: dmckay@vedderprice.com

        9.4    Waiver; Amendment.     Any term, provision or condition of this Agreement may be waived, amended or modified in writing at any time by the parties hereto; provided, however, after the approval of the Company Shareholder Matters by the requisite votes of the holders the Company Common Stock or after the approval of the Parent Common Stock Issuance by the requisite vote of the holders of Parent Common Stock, no waiver, amendment or modification of any term, provision or condition hereof shall be made which by law requires further approval of the shareholders of the Company or further approval of the stockholders of the Parent unless such further approval is obtained. In addition, Parent and the Company may without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any Requisite Regulatory Approvals or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement.

        9.5    Alternative Structure.     Without limiting Section 9.4, before the Effective Time, Parent, subject to prior written notice to the Board of Directors of the Company, may revise the structure of the Merger or otherwise revise the method of effecting the Merger and the transactions contemplated hereby, including without limitation the Parent Merger or Bank Merger, provided that (a) such revision does not alter or change the kind, amount or economic value of consideration to be delivered to shareholders of the Company or otherwise materially and adversely affect the rights of, and benefits received by the Company and its shareholders, (b) such revision does not adversely affect the federal income Tax consequences to the shareholders of the Company as compared to those resulting from the Intended Tax Treatment, (c) such revised structure or method is reasonably capable of consummation without delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause, and could not reasonably be expected to cause, any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in accordance with the terms hereof or thereof in order to reflect any such revised structure or method.

        9.6    Governing Law.     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

        9.7    Waiver of Jury Trial.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

        9.8    Entire Understanding; No Third Party Beneficiaries.     This Agreement, the other agreements and documents contemplated hereby and the Confidentiality Agreement represent the entire understanding of the parties hereto regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made. Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Company and Parent. For the avoidance of doubt, notwithstanding anything in the Confidentiality Agreement to the contrary, the parties hereto hereby agree that the execution and delivery of this Agreement does not result in the termination of the Confidentiality Agreement, which remains in full force and effect in accordance with the terms thereof.

        9.9    Counterparts.     This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

        9.10    Severability.     Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

        9.11    Subsidiary and Affiliate Action.     Wherever a party has an obligation under this Agreement to "cause" a Subsidiary or Affiliate of such party or any such Subsidiary's or Affiliate's officers, directors, management or employees to take, or refrain from taking, any action, or such action that may be necessary to accomplish the purposes of this Agreement, such obligation of such party shall be deemed to include an undertaking on the part of such party to cause such Subsidiary or Affiliate to take such necessary action. Wherever this Agreement provides that a Subsidiary or Affiliate of a party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such Subsidiary or Affiliate, or any such Subsidiary's or Affiliate's officers, directors, management or employees, to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, Parent and the Company, as the case may be, shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof to take, or refrain from taking, any action, and to cause such Subsidiary's officers, directors, management or employees, to take, or refrain from taking, any action otherwise contemplated herein. Any failure by an Affiliate of Parent or the Company to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by Parent or the Company, respectively.

        9.12    Other Remedies; Specific Performance.     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.13    Assignment.     No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

* * *

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FIRST EVANSTON BANCORP, INC.
By:	/s/ ROBERT R. YOHANAN
	Name:	Robert R. Yohanan
	Title:	Managing Director and Chief Executive Officer
BYLINE BANCORP, INC.
By:	/s/ ALBERTO J. PARACCHINI
	Name:	Alberto J. Paracchini
	Title:	President and Chief Executive Officer
WILDCAT ACQUISITION CORPORATION
By:	/s/ ALBERTO J. PARACCHINI
	Name:	Alberto J. Paracchini
	Title:	President and Chief Executive Officer

ANNEX 1

FORM OF PARENT MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER OF
FIRST EVANSTON BANCORP, INC.
WITH AND INTO
BYLINE BANCORP, INC.

        This Agreement and Plan of Merger (this "Agreement") dated as of November [        ], 2017, adopted and made by and between Byline Bancorp, Inc. ("Parent"), a Delaware corporation, and First Evanston, Inc. ("Company"), an Illinois corporation.

W I T N E S S E T H:

        WHEREAS, Wildcat Acquisition Corporation is an Illinois corporation ("Merger Sub"), all of the issued and outstanding shares of which are owned as of the date hereof directly by Parent;

        WHEREAS, Parent, the Company and Merger Sub have entered into an Agreement and Plan of Merger, dated as of November [        ], 2017 (the "Merger Agreement"), pursuant to which the Merger Sub will merge with and into the Company, with the Company being the surviving company as a wholly owned subsidiary of Parent (the "Merger");

        WHEREAS, the Merger Agreement contemplates that, immediately after the Merger, the Company will merge with and into Parent, with Parent being the surviving corporation (the "Parent Merger"); and

        WHEREAS, prior to the Merger, the respective Boards of Directors of the Company and Parent have determined that the transactions contemplated by the Merger Agreement, including the Parent Merger, are advisable and in the best interests of Company and Parent, respectively, and the Boards of Directors of the Company and Parent have authorized and approved the execution and delivery of this Agreement by their respective officers.

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE 1
MERGER

        Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), immediately following the Merger, the Company shall be merged with and into Parent pursuant to the provisions of, and with the effect provided in, the General Corporation Law of the State of Delaware (the "DGCL") and the Business Corporation Act of the State of Illinois (the "IBCA"). On the Effective Date, the separate existence of the Company shall cease, and Parent, as the surviving corporation (the "Surviving Corporation"), shall continue unaffected and unimpaired by the Parent Merger, and shall be liable for all the liabilities of the Company existing as of the Effective Date. Notwithstanding anything herein to the contrary, the Parent Merger shall not occur until the Merger occurs.

ARTICLE 2
CERTIFICATE OF INCORPORATION AND BY-LAWS

        The Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of Parent in effect immediately prior to the Effective Date shall be the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

Annex 1-1

 ARTICLE 3
BOARD OF DIRECTORS AND OFFICERS

        On the Effective Date, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of Parent immediately prior to the Effective Date, provided that Mr. Robert Yohanan, a current director of the Company, shall also become a director of Surviving Corporation immediately following the consummation of the Parent Merger, provided, further, that if Mr. Yohanan is unable or unwilling to serve in any such capacity at such times, one current member of the Company Board, as mutually agreed to by Parent and Company, will be added to the Board of Directors of the Surviving Corporation, and the officers of the Surviving Corporation shall consist of those persons serving as officers of Parent immediately prior to the Effective Date.

ARTICLE 4
CAPITAL

        The shares of capital stock of Parent issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding and unaffected by the Parent Merger.

        The shares of capital stock of the Company held by Parent immediately after the Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Parent Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

ARTICLE 5
EFFECTIVE DATE OF THE PARENT MERGER

        The Parent Merger shall be effective at the time and date set forth in the certificate of merger and articles of merger filed in connection with the Parent Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois in accordance with the provisions of, and with the effect provided in, the DGCL and the IBCA, respectively, such date and time to immediately follow the Merger (such date and time being herein referred to as the "Effective Date").

ARTICLE 6
FURTHER ASSURANCES

        If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of the Company, or otherwise carry out the provisions hereof, the proper officers and directors of the Company, as of immediately following the Merger and prior to the Parent Merger, and thereafter the officers of the Surviving Corporation acting on behalf of the Company shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof. Parent, in its capacity as the sole shareholder of the Company as of immediately following the Merger and immediately prior to the Parent Merger, shall adopt and approve this Agreement and the transactions contemplated hereby, including the Parent Merger.

ARTICLE 7
TERMINATION

        Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated.

Annex 1-2

 ARTICLE 8
AMENDMENTS

        Before the Merger, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.

ARTICLE 9
GOVERNING LAW

        This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

ARTICLE 10
COUNTERPARTS

        This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

* * *

Annex 1-3

(Signature Page to Parent Merger Agreement)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

BYLINE BANCORP, INC.
By:	Name: Title:
FIRST EVANSTON BANCORP, INC.
By:	Name: Title:

ANNEX 2

FORM OF BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER OF
FIRST BANK & TRUST
WITH AND INTO
BYLINE BANK

        This Agreement and Plan of Merger (this "Agreement") dated as of November [      ], 2017, adopted and made by and between First Bank & Trust ("Company Bank Sub"), an Illinois state-chartered bank having its main office at 820 Church Street, Evanston, Illinois, and Byline Bank ("Parent Bank Sub"), an Illinois state-chartered bank having its main office at 180 N. LaSalle Street, Chicago, Illinois.

W I T N E S S E T H:

        WHEREAS, Company Bank Sub is an Illinois state-chartered bank organized and existing under the laws of the State of Illinois, the authorized capital stock which consists of 152,000 shares of issued and outstanding common stock, $10.00 par value per share, and all the issued and outstanding shares of which are owned as of the date hereof directly by First Evanston Bancorp, Inc., an Illinois corporation (the "Company");

        WHEREAS, as of September 30, 2017, Company Bank Sub had capital stock outstanding of approximately $95,057,000, divided into 152,000 shares of issued and outstanding common stock, $10.00 par value per share, surplus of $24,989,000, undivided profits of approximately $68,716,000 and accumulated other comprehensive income of approximately $168,000;

        WHEREAS, Parent Bank Sub is an Illinois state-chartered bank organized and existing under the laws of the State of Illinois, the authorized capital stock which consists of 50,000 shares of common stock, $10.00 par value per share, and all the issued and outstanding shares of which are owned as of the date hereof by Byline Bancorp, Inc., a Delaware corporation ("Parent");

        WHEREAS, as of September 30, 2017, Parent Bank Sub had capital stock outstanding of approximately $445,222,000, divided into 50,000 shares of issued and outstanding common stock, $10.00 par value per share, surplus of $367,447,000, undivided profits of approximately $81,823,000 and accumulated other comprehensive income of approximately $(4,548,000);

        WHEREAS, the Company, Parent and Wildcat Acquisition Corporation, an Illinois corporation and a wholly-owned subsidiary of Parent ("Merger Sub") have entered into an Agreement and Plan of Merger dated as of an even date herewith (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving entity (the "Merger") and wholly owned subsidiary of Parent. Immediately after the Merger, the Company will be merged with and into Parent, with Parent as the surviving entity (the "Parent Merger");

        WHEREAS, the Merger Agreement contemplates that, immediately following the Parent Merger, Company Bank Sub will merge with and into Parent Bank Sub (the "Bank Merger"), with Parent Bank Sub as the surviving entity; and

        WHEREAS, prior to the Merger, the respective Boards of Directors of Company Bank Sub and Parent Bank Sub determined the transactions contemplated by this Agreement, including the Bank Merger, are advisable and in the best interests of the respective banks, and the Boards of Directors of Company Bank Sub and Parent Bank Sub have authorized and approved the execution and delivery of this Agreement by their respective officers.

Annex 2-1

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I
BANK MERGER

        Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), immediately following effectiveness of the Parent Merger, Company Bank Sub shall be merged with and into Parent Bank Sub pursuant to the provisions of, and with the effect provided in, 205 ILCS 5/24 (the "Banking Act") (said transaction being hereinafter referred to as the "Bank Merger"). On the Effective Date, the separate existence of Company Bank Sub shall cease, and Parent Bank Sub, as the surviving entity, shall continue unaffected and unimpaired by the Bank Merger, and shall be liable for all the liabilities of Company Bank Sub existing at the Effective Date (Parent Bank Sub being hereinafter sometimes referred to as the "Surviving Bank"). The business of the Surviving Bank shall be that of an Illinois state-chartered bank and shall be conducted at its main office and its legally established branches.

ARTICLE II
CHARTER AND BY-LAWS

        The Charter and By-Laws of Parent Bank Sub in effect immediately prior to the Effective Date shall be the Charter and By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law.

ARTICLE III
BOARD OF DIRECTORS

        On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of Parent Bank Sub immediately prior to the Effective Date; provided that Mr. Robert Yohanan, a current director of Company Bank Sub, shall also become a director of Parent Bank Sub immediately following the consummation of the Bank Merger, provided, further, that if Mr. Yohanan is unable or unwilling to serve in any such capacity at such times, one current member of the Company Board, as mutually agreed to by Parent and Company, will be added to the Board of Directors of Parent Bank Sub.

ARTICLE IV
CAPITAL

        The shares of capital stock of Parent Bank Sub issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

        The shares of capital stock of Company Bank Sub held by Parent immediately after the Parent Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Bank Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

        Upon completion of the Merger, the Surviving Bank will have 50,000 shares of issued and outstanding common stock, $10.00 par value per share, and the assets, liabilities, capital stock, surplus, undivided profits and accumulated other comprehensive income set forth on the pro forma financial statement, as of September 30, 2017, attached hereto as Exhibit A and made a part hereof.

Annex 2-2

 ARTICLE V
EFFECTIVE DATE OF THE BANK MERGER

        The Bank Merger shall be effective at the time and on the date specified in the certificate of merger issued by the Secretary of the Illinois Department of Financial and Professional Regulation (the "Secretary") with respect thereto, such date and time to immediately follow the Parent Merger or such later time as agreed to by the parties to this Agreement (such date and time being herein referred to as the "Effective Date"). Notwithstanding the foregoing, the consummation and effectiveness of the Merger and the Parent Merger shall be a condition precedent to the effectiveness of the Bank Merger.

ARTICLE VI
MAIN OFFICE

        The main office of the Surviving Bank shall be 180 North LaSalle Street, Chicago, Illinois 60601.

ARTICLE VII
APPROVALS AND FEES

        This Agreement is subject to approval by the Secretary. Regardless of whether approval by the Secretary is granted, Parent Bank Sub and Company Bank Sub agree to pay the Secretary's expenses of examination. This Agreement is also subject to approval by the sole shareholder of each of Parent Bank Sub and Company Bank Sub and in accordance with such requirement, this Agreement has been unanimously ratified and confirmed by the sole shareholder of each of Company Bank Sub as of the date hereof and Parent Bank Sub in accordance with 205 ILCS 5/23.

ARTICLE VIII
FURTHER ASSURANCES

        If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Company Bank Sub, or otherwise carry out the provisions hereof, the proper officers and directors of Company Bank Sub, as of immediately following the Parent Merger and prior to the Bank Merger, and thereafter the officers of the Surviving Bank acting on behalf of Company Bank Sub shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE IX
TERMINATION

        Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated in accordance with the provisions thereof prior to the effectiveness of the Merger.

ARTICLE X
DISSENTING SHAREHOLDERS

        Pursuant to the unanimous ratification and confirmation of this Agreement by the sole shareholder of each of Company Bank Sub and Parent Bank Sub, the rights of dissenting shareholders provided by the banking laws of the United States and the State of Illinois, including 205 ILCS 5/29, shall not apply.

Annex 2-3

 ARTICLE XI
AMENDMENTS

        Before the Merger, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.

ARTICLE XII
GOVERNING LAW

        This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.

ARTICLE XIII
COUNTERPARTS

        This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

* * *

Annex 2-4

(Signature Page to Bank Merger Agreement)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:	FIRST BANK & TRUST

Name:	Name:	Robert R. Yohanan
Title:	Title:	Managing Director and Chief Executive Officer
ATTEST:	BYLINE BANK

Name:	Name:	Alberto J. Paracchini
Title:	Title:	President and Chief Executive Officer

Annex B

FORM OF COMPANY VOTING AGREEMENT

        THIS COMPANY VOTING AGREEMENT (this "Agreement") is entered into as of November 27, 2017, by and among Byline Bancorp, Inc., a Delaware corporation ("Parent"), Wildcat Acquisition Corporation, an Illinois corporation ("Merger Sub"), and those shareholders of First Evanston Bancorp, Inc. (the "Company") whose names appear on the signature page of this Agreement (such shareholders collectively referred to in this Agreement as the "Principal Shareholders," and individually as a "Principal Shareholder").

RECITALS

        A.    As of the date hereof, each Principal Shareholder is the owner and has the right to vote the number of shares of the Company's common stock, no par value ("Company Common Stock"), as is set forth opposite such Principal Shareholder's name on the signature page attached hereto.

        B.    Concurrently herewith, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger to be dated as of November 27, 2017 (as it may be amended or modified from time to time, the "Merger Agreement"), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent.

        C.    As an inducement to Parent to enter into the Merger Agreement and incur the obligations therein, Parent has required that the Principal Shareholders enter into this Agreement.

        D.    Each Principal Shareholder believes it is in his, her or its best interest as well as the best interest of the Company for Parent, Merger Sub and the Company to consummate the Merger.

AGREEMENTS

        In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Parent and Merger Sub to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

        Section 1.    Representations and Warranties.     Each Principal Shareholder represents and warrants that as of the date hereof, he, she or it: (a) owns beneficially and of record the number of shares of Company Common Stock as is set forth opposite such Principal Shareholder's name on the signature page attached hereto, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests or any other encumbrances whatsoever, except for restrictions in favor of Parent and Merger Sub pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the "blue sky" laws of the various States of the United States; (b) has the power to vote or direct the vote with respect to such shares of Company Common Stock; (c) with respect to any Principal Shareholder that is not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (d) has all necessary power and authority to execute, deliver and perform under this Agreement, and such execution, delivery and performance will not violate, or require any filing (other than any disclosure required to be made to the SEC), consent, approval or notice under, any provision of law, or result in the breach of the organizational documents of such Principal Shareholder, if such Principal Shareholder is not a natural person, and any outstanding agreements or instruments to which such Principal Shareholder is a party or is subject, and further represents and warrants that (i) this Agreement has been duly executed and delivered by such Principal Shareholder, (ii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action, corporate or otherwise, on the part of the Principal Shareholder and (iii) this Agreement is the legal, valid and binding agreement of such Principal Shareholder, and is enforceable against such Principal Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity.

        Section 2.    Voting Agreement.     Each Principal Shareholder hereby agrees that at any meeting of the shareholders of the Company, and any adjournment or postponement thereof, and in any action by written consent of the shareholders of the Company, such Principal Shareholder shall appear at such meeting or otherwise cause all of the shares of Company Common Stock held by such Principal Shareholder to be counted as present thereat for purposes of calculating a quorum, and vote the shares of Company Common Stock held by such Principal Shareholder and/or with respect to which such Principal Shareholder is entitled to vote (a) in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement, including without limitation, the Merger, (b) against any action or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement or which is reasonably likely to result in any conditions to Parent's obligations under the Merger Agreement not being fulfilled, and (c) against any action or agreement which would impede or materially delay or interfere with the transactions contemplated by the Merger Agreement. Each Principal Shareholder agrees that the Company shall be authorized to include in any proxy or material transmitted to shareholders of the Company, a statement to the effect that the Principal Shareholder is a party to this Agreement and has committed to vote in favor of the transactions contemplated by the Merger Agreement.

        Section 3.    Additional Covenants.     Except as required by Law (as defined in the Merger Agreement) each Principal Shareholder agrees that he, she or it will:

          (a)   not, except to the extent contained in this Agreement or permitted under the Merger Agreement, directly or indirectly sell, transfer, tender, assign, hypothecate or otherwise dispose (including by operation of law) of, or create any security interest, lien, claim, pledge, option, right of first refusal, agreement or limitation on such Principal Shareholder's voting rights, or charge or other encumbrance of any nature whatsoever, grant any proxies, deposit any shares of Company Common Stock into a voting trust or enter into a voting agreement with respect to any shares of Company Common Stock other than (i)(A) any transfer made for estate planning purposes or to a charitable institution for philanthropic purposes or (B) any transfer to an Affiliate of such Principal Shareholder, but only if, in each case, prior to the effectiveness of such transfer, the transferee agrees in writing to be bound by the applicable terms hereof and notice of such transfer is provided to Parent, (ii) a transfer pursuant to any trust or will of such Principal Shareholder or the laws of intestate succession, (iii) a transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any equity awards, stock options, warrants or the conversion of any convertible securities;

          (b)   not solicit, initiate or knowingly encourage any inquiries or proposals for an Acquisition Proposal (as defined in the Merger Agreement);

          (c)   not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the transactions contemplated thereby; and

          (d)   execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his, her or its respective obligations under this Agreement.

        Section 4.    No Dissent.     Each Principal Shareholder hereby waives, and agrees that he, she or it will not exercise, any rights of dissent or appraisal provided under the Merger Agreement, any applicable laws (including the Business Corporation Act of the State of Illinois) or otherwise in connection with the approval of the Merger or any of the other transactions contemplated by the Merger Agreement.

        Section 5.    Termination.     Notwithstanding any other provision of this Agreement, Section 1, Section 2, Section 3, Section 4 and Section 8 of this Agreement shall automatically terminate and be of no further force and effect on the earlier of: (a) the Effective Time (as defined in the Merger Agreement) and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

        Section 6.    Amendment and Modification.     This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Parent, Merger Sub and all of the Principal Shareholders.

        Section 7.    Entire Agreement.     This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Principal Shareholders and Parent or Merger Sub concerning the voting, acquisition, disposition or control of any shares of Company Common Stock.

        Section 8.    Representations and Warranties of Parent.     Parent has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval or notice under, any provision of law or result in the breach of any outstanding agreements or instruments to which Parent is a party or is subject; and this Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding agreement of Parent, enforceable in accordance with its terms.

        Section 9.    Informed Action.     Each Principal Shareholder acknowledges that he, she or it has had an opportunity to be advised by counsel of his, her or its choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Shareholder further acknowledges that he, she or it has received a copy of the Merger Agreement and is familiar with its terms.

        Section 10.    Severability.     The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

        Section 11.    Notices.     All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a portable data file (pdf) of the document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11):

  If to Parent or Merger Sub, to:

    Byline Bancorp, Inc.
    180 N. LaSalle Street

    Chicago, IL 60601
    Attention: Alberto J. Paracchini
    Facsimile: 773-244-7075
    E-mail: aparacchini@bylinebank.com

  with copies, which shall not constitute notice, to:

    Vedder Price P.C.
    222 N. LaSalle Street
    Chicago, IL 60601
    Attention: Daniel C. McKay, II
    Facsimile: 312-609-5005
    E-mail: dmckay@vedderprice.com

        If to a Principal Shareholder, to the mailing address, e-mail address or facsimile number set forth for such Principal Shareholder on the signature page hereof with copies, which shall not constitute notice, to:

    First Evanston Bancorp, Inc.
    820 Church Street
    Evanston, IL 60201
    Attention: Robert R. Yohanan
    Facsimile: 847-733-7499
    E-mail: ryohanan@firstbt.com

        Section 12.    Counterparts; Facsimile/PDF Signatures.     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

        Section 13.    Governing Law; Venue; Waiver of Jury Trial.     All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to Contracts made and to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE,

TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

        Section 14.    Successors; Assignment.     This Agreement shall be binding upon and inure to the benefit of Merger Sub and Parent, and their respective directors and officers, successors and permitted assigns, and the Principal Shareholders and their respective directors and officers, successors and assigns, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Shareholder.

        Section 15.    Directors and Officers.     The parties hereto acknowledge that each Principal Shareholder is entering into this Agreement solely in his, her or its capacity as a shareholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Shareholder, in his or her capacity as a director and/or officer of the Company and/or Wildcat Bank & Trust, as applicable, to act or fail to act in accordance with his, her or its fiduciary duties in such director and/or officer capacity. Furthermore, no Principal Shareholder makes any agreement or understanding herein in his, her or its capacity as a director and/or officer of the Company and/or Wildcat Bank & Trust. For the avoidance of doubt, nothing in this Agreement shall restrict the Company and the Company Board from taking any action permitted by and in accordance with Section 6.2 or Section 6.7 of the Merger Agreement.

        Section 16.    Specific Enforcement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

BYLINE BANCORP, INC.
By:
Its:
WILDCAT ACQUISITION CORPORATION
By:
Its:

(Signature Page to Company Voting Agreement)

PRINCIPAL SHAREHOLDER	NUMBER & CLASS OF SHARES OWNED
Signature	Common
Printed Name
PRINCIPAL SHAREHOLDER	NUMBER & CLASS OF SHARES OWNED
Signature	Common
Printed Name
PRINCIPAL SHAREHOLDER	NUMBER & CLASS OF SHARES OWNED
Signature	Common
Printed Name

(Signature Page to Company Voting Agreement, continued)

Annex C

November 27, 2017

The Board of Directors
Byline Bancorp, Inc.
180 North La Salle Street
Chicago, IL 60601

Members of the Board:

        You have requested the opinion of Keefe, Bruyette & Woods, Inc. ("KBW" or "we") as investment bankers as to the fairness, from a financial point of view, to Byline Bancorp, Inc. ("Byline") of the Aggregate Merger Consideration (as defined below) in the proposed merger of Wildcat Acquisition Corporation, a wholly-owned subsidiary of Byline ("Merger Sub"), with and into First Evanston Bancorp, Inc. ("First Evanston"), with First Evanston as the surviving corporation (such transaction, the "Merger" and, taken together with the immediately subsequent merger of First Evanston with and into Byline (with Byline as the surviving corporation), the "Transaction"), pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into by and among Byline, Merger Sub and First Evanston. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), as a result of the Merger and without any action by any holder of common stock, no par value per share, of First Evanston ("First Evanston Common Stock"), each share of First Evanston Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Common Shares and Dissenting Common Shares (each as defined in the Agreement)) will be converted into and constitute the right to receive the following: (i) 3.994 shares of common stock, par value $0.01 per share, of Byline ("Byline Common Stock," and such number of shares, the "Stock Consideration"), and (ii) an amount in cash (the "Cash Consideration") equal to the quotient of (A) $27,000,000 divided by (B) the number of shares of First Evanston Common Stock issued and outstanding immediately prior to the Effective Time. The aggregate Stock Consideration and the aggregate Cash Consideration, taken together, are referred to herein as the "Aggregate Merger Consideration." The terms and conditions of the Transaction are more fully set forth in the Agreement.

        The Agreement further provides that, immediately following the Transaction, First Bank & Trust, a wholly-owned subsidiary of First Evanston, will merge with and into Byline Bank, a wholly-owned subsidiary of Byline ("Byline Bank"), with Byline Bank as the surviving entity, pursuant to a separate bank merger agreement (such transaction, the "Bank Merger").

        KBW has acted as financial advisor to Byline and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, and in the case of Byline further to an existing sales and trading relationships with a KBW broker-dealer affiliate, may from time to time purchase securities from, and sell securities to, Byline and First Evanston. As market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Byline for our and their own accounts and for the accounts of our and their respective customers and clients.

As you are aware, an affiliate of KBW currently maintains a long position of 221,124 shares of Byline Common Stock. We have acted exclusively for the board of directors of Byline (the "Board") in rendering this opinion and will receive a fee from Byline for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Transaction. In addition, Byline has agreed to indemnify us for certain liabilities arising out of our engagement.

        In addition to the present engagement, in the past two years KBW has provided investment banking and financial advisory services to Byline for which compensation was received. KBW acted as an underwriter in Byline's June 2017 initial public offering of Byline Common Stock. In addition, KBW acted as financial advisor to Byline in connection with its October 2016 acquisition of Ridgestone Financial Services, Inc. In the past two years, KBW has not provided investment banking and financial advisory services to First Evanston. We may in the future provide investment banking and financial advisory services to Byline or First Evanston and receive compensation for such services.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Byline and First Evanston and bearing upon the Transaction, including among other things, the following: (i) a draft of the Agreement dated November 24, 2017 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2016 of Byline; (iii) the unaudited quarterly financial statements for the fiscal quarter ended March 31, 2017 of Byline and the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2017 and September 30, 2017 of Byline; (iv) the audited financial statements for the three fiscal years ended December 31, 2016 of First Evanston; (v) the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of First Evanston; (vi) certain regulatory filings of Byline, First Evanston, and their respective subsidiaries, including the quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2016 and the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017; (vii) certain other interim reports and other communications of Byline and First Evanston to their respective stockholders; and (viii) other financial information concerning the respective businesses and operations of Byline and First Evanston that were furnished to us by Byline and First Evanston or that we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Byline and First Evanston; (ii) the assets and liabilities of Byline and First Evanston; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of Byline and certain financial information of First Evanston with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of First Evanston that were prepared by Byline management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) the publicly available consensus "street estimates" of Byline, as well as assumed Byline long-term growth rates that were provided to us by Byline management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Transaction on Byline (including without limitation the cost savings and related expenses expected to result or be derived from the Transaction) that were prepared by Byline management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held by the managements of Byline and First Evanston regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Byline as to the reasonableness and achievability of the financial and operating forecasts and projections of First Evanston, the publicly available consensus "street estimates" of Byline, the assumed Byline long-term growth rates and the estimates regarding certain pro forma financial effects of the Transaction on Byline (including, without limitation, the cost savings and related expenses expected to result or be derived from the Transaction), all as referred to above, as well as the assumptions set forth in and bases for all such information. We have assumed that all of the foregoing information was reasonably prepared and represents, or in the case of the publicly available consensus "street estimates" referred to above that such estimates are consistent with, the best currently available estimates and judgments of Byline management, and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. As you are aware, the financial and operating forecasts and projections of First Evanston that were prepared by Byline management and that we were directed by such management to use reflect differences from certain forecasts and projections that were prepared by First Evanston and provided to Byline. Accordingly, with the consent of Byline, in rendering our opinion, our reliance upon Byline management as to the reasonableness and achievability of such forecasts and projections includes reliance upon the judgments, estimates and assessments of Byline and Byline management with respect to such differences.

        It is understood that the portion of the foregoing financial information of Byline and First Evanston that was provided to us was not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with the publicly available consensus "street estimates" of Byline referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Byline and First Evanston and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Byline or First Evanston since the date of the last financial statements of each such entity that were made available to us and that we were directed to use. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Byline and First Evanston are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Byline or First Evanston, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Byline or First Evanston under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

        We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed) with no adjustments to the Stock Consideration or the Cash Consideration and with no additional payments in respect of First Evanston Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transaction (including the Bank Merger) and that all conditions to the completion of the Transaction and any related transaction (including the Bank Merger) will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transactions (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Byline, First Evanston or the the pro forma entity, or the contemplated benefits and effects of the Transaction, including without limitation the cost savings and related expenses expected to result or be derived from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Byline that Byline has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Byline, First Evanston, Merger Sub, the Transaction and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

        This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Aggregate Merger Consideration in the Merger to Byline. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Transaction (including the form of Aggregate Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Transaction or any such related transaction to Byline, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. For purposes of our analyses, we have not incorporated previously publicly-announced proposed changes to United States tax laws regarding corporate tax rates. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Byline to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by Byline or the Board, (iii) any business, operational or other plans with respect to First Evanston or the pro forma entity that may be currently contemplated by Byline or the Board or that may be implemented by Byline or the Board subsequent to the closing of the Transaction, (iv) the fairness of the amount or nature of any compensation to any of Byline's officers, directors or employees, or any class of such persons, relative to the Aggregate Merger Consideration, (v) the effect of the Transaction or any related transaction (including the Bank Merger) on, or the fairness of the consideration to be received by, holders of any class of securities of Byline, First Evanston or any other party to any transaction contemplated by the Agreement, (vi) any adjustment (as provided in the Agreement) to the Aggregate Merger Consideration (including the stock or cash components thereof) assumed for purposes of our opinion, (vii) whether Byline has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration at the closing of the Merger, (viii) the actual value of Byline Common Stock to be issued in connection with the Merger, (ix) the prices, trading range or volume at which Byline Common Stock will trade following the public announcement of the Transaction or following the consummation of the Transaction, (x) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to Byline, First Evanston, any of their respective stockholders, Merger Sub, or relating to or arising out of or as a consequence of the Transaction or any other related transaction (including the Bank Merger), including whether or not the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes.

        This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction or to any holder of Byline Common Stock or any stockholder of any other entity as to how to vote in connection with the Transaction or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders', affiliates' or other agreement with respect to the Transaction or exercise any dissenters' or appraisal rights that may be available to such stockholder.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration in the Merger is fair, from a financial point of view, to Byline.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Annex D

PIPER JAFFRAY & CO.

Board of Directors
First Evanston Bancorp, Inc.
820 Church Street
Evanston, IL 60201

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value, (the "Company Common Stock") of First Evanston Bancorp, Inc. (the "Company") of the Merger Consideration (as defined below) to be paid to such holders pursuant to an Agreement and Plan of Merger (the "Agreement") to be entered into among the Company, Byline Bancorp, Inc. (the "Acquiror") and Wildcat Acquisition Corporation ("Merger Sub"), a newly formed wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the "Merger") of the Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than Excluded Common Shares and Dissenting Common Shares (as defined in the Agreement), will be converted into the right to receive the Per Common Share Consideration defined as (i) 3.994 shares of common stock, par value $0.01 per share, of the Acquiror (the "Acquiror Shares") plus (ii) a cash payment in an amount equal to the quotient obtained by dividing (A) $27,000,000 by (B) the number of issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time (as defined in the Agreement). "Merger Consideration" means an amount equal to the result of the (i) Per Common Share Consideration multiplied by (ii) the number of issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time. The terms and conditions of the Merger are more fully set forth in the Agreement.

        In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated November 20, 2017; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Acquiror which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror that were publicly available, as well as those that were furnished to us by the Company and the Acquiror, respectively, including the analyses and forecasts of certain cost savings expected by management of the Acquiror to result from the Merger (the "Synergies"); (iv) conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Synergies; (v) reviewed the current and historical reported prices and trading activity of the Acquiror Shares; (vi) compared the financial performance of the Company and the Acquiror with that of certain other publicly-traded companies that we deemed relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant; and (viii) performed a discounted cash flow analysis for each of the Company and the Acquiror on a standalone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

        We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company and the Acquiror that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete, inaccurate or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company and the Acquiror as to the expected future results of operations and financial condition of the Company and the Acquiror, respectively, to which such financial forecasts, estimates and other forward-looking information (including the Synergies) relate. We express no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company and the Acquiror, and on the assumptions of the management of the Company and the Acquiror, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Acquiror and the Agreement.

        In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger and the Subsequent Mergers (as defined in the Agreement) will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger and the Subsequent Mergers will be obtained in a manner that will not adversely affect the Company, the Acquiror or the contemplated benefits of the Merger and the Subsequent Mergers.

        In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the Acquiror, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, the Acquiror or any other entity. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or the Acquiror since the date of the most recent financial data made available to us. We have not: (i) conducted a review of any individual credit files of the Company or the Acquiror, nor have we evaluated the adequacy of the loan or lease reserves of the Company or the Acquiror, (ii) conducted a review of any credit mark which may be taken in connection with the Merger, nor have we evaluated the adequacy of any contemplated credit mark to be so taken, or (iii) conducted a review of the collectability of any asset or the future performance of any loan of the Company or the Acquiror. We have assumed, with your consent, that the respective allowances for loan and lease losses for the Company and the Acquiror, and the credit mark are adequate to cover such losses and will be adequate for the Acquiror on a pro forma basis assuming completion of the Merger and the Subsequent Mergers. Accordingly, we express no opinion with respect to the foregoing. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Acquiror or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger and the Subsequent Mergers.

        This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Acquiror Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

        We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services.

        We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. River Branch Capital LLC ("River Branch"), which Piper Jaffray acquired in September 2015, has provided financial advisory services to Acquiror in the past. River Branch advised Metropolitan Bank Group, Inc. ("Metropolitan"), later renamed Byline Bancorp, Inc., on a recapitalization transaction completed in July 2013 in which the current Acquiror ownership group recapitalized and gained control of Metropolitan. Piper Jaffray acted as a sell-side financial advisor on the sale of Ridgestone Financial Services ("Ridgestone") to Acquiror in June 2016 Piper Jaffray also acted as a Co-Manager on Acquiror's initial public offering in June 2017 and was paid fees of $441,848.36 by Acquiror.

        Steven P. Kent, lead banker for Piper Jaffray on this transaction, owns 130,680 shares of common stock of Acquiror from (i) the acquisition of Ridgestone, where Mr. Kent was a founding shareholder in Ridgestone in 2006, and (ii) via private market purchases in late 2016 / early 2017. Mr. Kent also owns 1,000 shares of preferred stock in Acquiror from a December 2016 private offering. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

        Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of its Research Department and personnel. As a result, Piper Jaffray's research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Acquiror and the Merger and other participants in the Merger that differ from the views of Piper Jaffray's investment banking personnel.

        This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should act or vote or make any election with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

        This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed consideration to be received by Company common shareholders set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror's ability to fund the merger consideration, or any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the consideration to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

        Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger, is fair, from a financial point of view, to the holders of Company Common Stock as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

Annex E

Sections 11.65 and 11.70 of the Business Corporation Act of the State of Illinois

        (805 ILCS 5/11.65) (from Ch. 32, par. 11.65)

        Sec. 11.65. Right to dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

          (1)   consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

          (2)   consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

          (3)   an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              (i)  alters or abolishes a preferential right of such shares;

             (ii)  alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

            (iii)  in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

          (4)   any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

          (b)   A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

          (c)   A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

        (Source: P.A. 85-1269.)

        (805 ILCS 5/11.70) (from Ch. 32, par. 11.70)

        Sec. 11.70. Procedure to Dissent.

          (a)   If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

          (b)   If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

          (c)   Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

          (d)   A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

          (e)   If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

          (f)    If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

          (g)   The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

          (h)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

          (i)    The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

            (1)   Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

            (2)   Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

        If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

          (j)    As used in this Section:

            (1)   "Fair value", with respect to a dissenter's shares, means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

            (2)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (Source: P.A. 94-889, eff. 1-1-07.)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law, or DGCL, grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe such person's conduct was unlawful, except that with respect to an action or suit brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys' fees) in connection with the defense or settlement of such action or suit. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant's amended and restated bylaws provide for indemnification by the registrant of its directors, officers, employees and agents to the fullest extent permitted by the DGCL, subject to limited exceptions.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The registrant's amended and restated certificate of incorporation provides for such limitation of liability.

        The registrant maintains insurance policies under which coverage is provided (a) to its directors and officers, in their respective capacities as such, against loss arising from a claim made for any actual or alleged wrongful act, and (b) to itself with respect to payments which the registrant may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit Number		Description
2.1	†	Agreement and Plan of Merger by and among Byline Bancorp, Inc., Wildcat Acquisition Corporation and First Evanston Bancorp, Inc., dated as of November 27, 2017 (included as Annex A to the joint proxy statement/prospectus contained in this registration statement)
3.1
Amended and Restated Certificate of Incorporation of Byline Bancorp, Inc. (included as Exhibit 3.1 to Byline's Registration Statement on Form S-1/A (File No. 333-218362) filed with the SEC on June 19, 2017, and incorporated by reference herein)
3.2
Amended and Restated By-laws of Byline Bancorp, Inc. (include as Exhibit 3.2 to Byline's Registration Statement on Form S-1/A (File No. 333-218362) filed with the SEC on June 19, 2017 and incorporated by reference herein)

Exhibit Number		Description
3.3		Certificate of Designations of 7.50% Fixed-to-Floating Noncumulative Perpetual Preferred Stock, Series B (included as Exhibit 3.4 to Byline's Registration Statement on Form S-1/A (File No. 333-218362) filed with the SEC on June 19, 2017 and incorporated by reference herein)
4.1
Certain instruments defining the rights of holders of long-term debt securities of Byline Bancorp, Inc. and its subsidiaries are omitted pursuant to Section (b)(4)(iii)(A) of Item 601 of Regulation S-K. Byline Bancorp, Inc. hereby agrees to furnish copies of these instruments to the SEC upon request.
5.1		Opinion of Vedder Price P.C.
8.1	*	Tax Opinion of Vedder Price P.C.
8.2	*	Tax Opinion of Wachtell, Lipton, Rosen, & Katz
23.1		Consent of Moss Adams LLP
23.2		Consent of Crowe Horwath LLP
23.3		Consent of Crowe Horwath LLP
23.4		Consent of Vedder Price P.C. (included in Exhibit 5.1)
23.5	*	Consent of Vedder Price P.C. (included in Exhibit 8.1)
23.6	*	Consent of Wachtell, Lipton, Rosen, & Katz (included in Exhibit 8.2)
24.1		Powers of Attorney (included on signature pages to this registration statement)
99.1		Consent of Keefe, Bruyette & Woods, Inc.
99.2		Consent of Piper Jaffray & Co.
99.3	*	Form of proxy card of Byline Bancorp, Inc.
99.4	*	Form of proxy card of First Evanston Bancorp, Inc.
99.5		Consent of Robert R. Yohanan
101
The following financial statements of the Registrant formatted in XBRL (eXtensible Business Reporting Language): (A)(i) Consolidated Statements of Financial Condition as of December 31, 2016 and December 31, 2015; (ii) Consolidated Statements of Operations for the years ended December 31, 2016 and December 31, 2015 (iii) Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2016 and December 31, 2015; (iv) Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2016 and December 31, 2015; (v) Consolidated Statements of Cash Flows for the years ended December 31, 2016 and December 31, 2015 and (vi) Notes to Consolidated Financial Statements; and (B)(i) Consolidated Statements of Financial Condition as at September 30, 2017 (unaudited) and December 31, 2016; (ii) Consolidated Statements of Operations for the three and nine months ended September 30, 2017 and 2016 (unaudited); (iii) Consolidated Statements of Comprehensive Income (Loss) for the three and nine months ended September 30, 2017 and 2016 (unaudited); (iv) Consolidated Statement of Changes in Stockholders' Equity for the nine months ended September 30, 2017 and 2016 (unaudited); (v) Consolidated Statements of Cash Flows for the nine months ended September 30, 2017 and 2016 (unaudited); and (vi) Notes to Unaudited Condensed Consolidated Financial Statements.

†
Schedules and/or exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulations S-K. The registrant agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon request.

*
To be filed by amendment.

(b)
Financial Statement Schedules.

        All schedules are omitted because they are not applicable, not required or because the required information is included in the consolidated financial statements or notes thereto.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)(1)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Exchange Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 8th day of February, 2018.

By:	/s/ ALBERTO J. PARACCHINI Alberto J. Paracchini President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Roberto R. Herencia and Alberto J. Paracchini, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ ALBERTO J. PARACCHINI Alberto J. Paracchini	President and Chief Executive Officer (principal executive officer)	February 8, 2018
/s/ LINDSAY CORBY Lindsay Corby	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	February 8, 2018
/s/ ROBERTO R. HERENCIA Roberto R. Herencia	Director (Chairman)	February 8, 2018
/s/ L. GENE BEUBE L. Gene Beube	Director	February 8, 2018
/s/ PHILLIP R. CABRERA Phillip R. Cabrera	Director	February 8, 2018

Name	Title	Date

/s/ ANTONIO DEL VALLE PEROCHENA Antonio del Valle Perochena	Director	February 8, 2018
/s/ JAIME RUIZ SACRISTÁN Jaime Ruiz Sacristán	Director	February 8, 2018
/s/ STEVEN M. RULL Steven M. Rull	Director	February 8, 2018